As filed with the Securities and Exchange Commission on April 30, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRATON PERFORMANCE POLYMERS LIMITED

(To be renamed Kraton Performance Polymers plc prior to closing)

(Exact name of registrant as specified in its charter)

England and Wales	2821	98-1170893
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20-22 Bedford Row

London, England

WCIR 4JS

(281) 504-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen W. Duffy, Esq.

General Counsel

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, Texas 77032

(281) 504-4700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen A. Massad Paul F. Perea Adam G. Haubenreich Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 (713) 229-1234	Michael P. Rogan J.A. Glaccum Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 (202) 371-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares	33,500,000	Not applicable	$890,765,000	$114,730.53

(1)	Based on the maximum number of ordinary shares, par value $0.01 per share, designated as Ordinary Shares, of the Registrant (the “Registrant Ordinary Shares”) estimated to be issued in connection with the merger. This number is based on the sum of (a) 32,777,278, the aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Kraton Performance Polymers, Inc. (“Kraton”) outstanding as of April 28, 2014, PLUS (b) 722,722, the number of shares of Common Stock that may be issuable pursuant to the exercise of options and settlement of other stock-based awards outstanding as of April 28, 2014, and (ii) an exchange ratio of 1 Registrant Ordinary Share for each share of Kraton’s Common Stock.

(2)	Pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product of $26.59 (the average of the high and low prices of Kraton’s Common Stock on April 28, 2014) and 33,500,000 shares of Common Stock.

(3)	Calculated pursuant to Section 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001288.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Kraton Performance Polymers Limited may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 30, 2014

PROXY STATEMENT/PROSPECTUS

Dear Stockholders:

We are pleased to report that Kraton Performance Polymers, Inc. and LCY Chemical Corp. have entered into a combination agreement, as amended from time to time, providing for the combination of the styrenic block copolymer business of LCY with Kraton and a new parent company domiciled in the United Kingdom called Kraton Performance Polymers Limited (which will be re-registered as a U.K. public limited company prior to the completion of the transactions and renamed “Kraton Performance Polymers plc”) referred to as UK Holdco. Pursuant to the combination agreement, Kraton will become a wholly-owned subsidiary of UK Holdco through a merger involving a wholly-owned subsidiary of UK Holdco. In such merger, each share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share. In addition, LCY will contribute its styrenic block copolymer business and cash to UK Holdco and its subsidiaries in consideration for the issuance, to a subsidiary of LCY, of a certain amount of UK Holdco ordinary shares such that such LCY subsidiary will hold 50% of all the issued and outstanding UK Holdco ordinary shares following the completion of the transactions contemplated by the combination agreement. The cash portion of the contribution will be offset by a net debt adjustment applicable to Kraton as of the closing and is subject to further working capital and other adjustments. The issuance of shares to LCY’s subsidiary is not being registered under the registration statement of which this proxy statement/prospectus forms a part.

After the completion of the merger and issuance of shares contemplated by the combination agreement, the current stockholders of Kraton will hold 50% of the issued and outstanding UK Holdco ordinary shares and a subsidiary of LCY will hold the remaining 50%. Kraton stockholders who are U.S. holders for U.S. federal income tax purposes will recognize gain, but not loss, upon the receipt of ordinary shares of UK Holdco pursuant to the exchange of Kraton common stock. We expect that the UK Holdco ordinary shares will trade on the New York Stock Exchange under the symbol “KRA.”

Kraton will hold a special meeting of its stockholders on [                    ], 2014 at the time and place indicated in the enclosed notice of special meeting of Kraton stockholders to consider and vote on the approval and adoption of the combination agreement. Kraton is also seeking the approval of holders of Kraton common stock to approve (A) on a non-binding basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the transactions contemplated by the combination agreement and (B) the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve and adopt the combination agreement. The approval and adoption of the combination agreement requires the affirmative vote of at least a majority of the outstanding shares of Kraton common stock. Approval of the compensation and adjournment proposals requires the affirmative vote of at least a majority of Kraton common stock present (in person or by proxy) at the special meeting and voting on the proposal.

UK Holdco’s and Kraton’s obligations to complete the transactions are subject to the other conditions listed under “Summary of Combination Agreement—Conditions to the Closing.” This proxy statement/prospectus also provides information about Kraton, UK Holdco, LCY and LCY’s styrenic block copolymer business and about the proposed combination with LCY’s styrenic block copolymer business that holders of Kraton common stock should know when they vote.

The section entitled “Risk Factors” beginning on page 26 contains a description of some of the risks that you should consider in evaluating the proposed combination of Kraton with LCY’s styrenic block copolymer business and with respect to the transactions. We urge you to read this entire proxy statement/prospectus carefully.

Kraton’s board of directors has approved the combination agreement and the transactions contemplated thereby. Accordingly, Kraton’s board of directors unanimously recommends that holders of Kraton common stock vote “for” the approval and adoption of the combination agreement, “for” the approval of the advisory vote on certain compensation that will or may be paid by UK Holdco as part of the transactions and “for” the adjournment proposal.

On March 31, 2014, the stockholders of LCY approved the transactions contemplated by the combination agreement pursuant to a stockholder vote.

If you are a holder of Kraton common stock, whether or not you plan to attend Kraton’s special meeting, your vote is very important. Please sign and submit your proxy as soon as possible so that your securities can be voted at the special meeting in accordance with your instructions. Record holders of Kraton common stock can submit a proxy via the Internet, by telephone, or by mailing the enclosed proxy card (beneficial owners may submit voting instructions over the Internet, by telephone or by mailing the enclosed voting instructions). Instructions for using these services appear on the enclosed proxy card. On behalf of Kraton, we look forward to seeing Kraton stockholders at the special meeting and we thank you for your support.

Kraton’s board of directors enthusiastically supports the approval and adoption of the combination agreement and unanimously recommends that Kraton stockholders vote “FOR” the approval and adoption of the combination agreement as well as voting “FOR” the compensation and adjournment proposals.

Sincerely,

Kevin M. Fogarty

President and Chief Executive Officer

Neither the Securities and Exchange Commission, the U.K. Financial Conduct Authority nor any state securities commission has approved or disapproved of any of the transactions described in this proxy statement/prospectus or the UK Holdco ordinary shares to be issued in such transactions under this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus is not intended to be, and is not, a prospectus for the purposes of the Prospectus Rules made under the U.K. Financial Services and Markets Act 2000 (as set out in the U.K. Financial Conduct Authority’s Handbook).

The date of this proxy statement/prospectus is [                    ], 2014, and it is first being mailed or otherwise delivered to Kraton stockholders on or about [                    ], 2014.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Kraton from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Kraton at the following address and telephone number:

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

Attention: Investor Relations

Telephone: (281) 504-4700

If you would like to request documents, please do so by [                    ], 2014 in order to receive them before the Kraton special meeting of stockholders.

Investors may also consult Kraton’s website for more information concerning the transactions described in this proxy statement/prospectus. Kraton’s website is www.kraton.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

For more information, see “Where You Can Find More Information” on page [    ].

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2014. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Kraton stockholders nor the issuance by UK Holdco of UK Holdco ordinary shares in connection with the transactions described in this proxy statement/prospectus will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

To Our Stockholders:

We would cordially like to invite you to attend a special meeting of Kraton Performance Polymers, Inc. stockholders to be held at [            ], on [                    ], 2014, at [        ] [    ].m., central time.

On January 28, 2014, Kraton Performance Polymers, Inc. (“Kraton”) and LCY Chemical Corp. (“LCY”), along with certain of their respective subsidiaries, entered into a Combination Agreement, providing for the combination of Kraton and the styrenic block copolymer business of LCY (the “SBC Business”) under a new parent company domiciled in the United Kingdom, to be named “Kraton Performance Polymers plc” (“UK Holdco”). UK Holdco is currently a wholly-owned subsidiary of Kraton. Pursuant to the Combination Agreement and to accomplish the redomestication of Kraton to the United Kingdom, Kraton will merge with a wholly-owned subsidiary of UK Holdco. Before these transactions may be accomplished, the stockholders of Kraton must vote to approve and adopt the Combination Agreement which provides for the merger and the combination with the SBC Business. Kraton is providing you with this proxy statement/prospectus to ask for your vote in favor of these matters, as well as certain other proposals discussed in more detail in this proxy statement/prospectus.

The Combination Agreement provides that Kraton will become a wholly-owned subsidiary of UK Holdco through a merger with NY MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UK Holdco, which we refer to in this proxy statement/prospectus as MergerCo. In the merger, each outstanding share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share. The UK Holdco ordinary shares will trade on the New York Stock Exchange.

The Combination Agreement further provides that LCY will contribute the SBC Business and cash to UK Holdco and a subsidiary of LCY will receive newly-issued UK Holdco ordinary shares constituting, in aggregate, 50% of the issued and outstanding UK Holdco ordinary shares immediately following the closing of the transactions. The cash portion of the contribution will be offset by a net debt adjustment applicable to Kraton as of the closing and is subject to further working capital and other adjustments.

The stockholders of Kraton immediately prior to the closing of such transactions will own 50% of the issued and outstanding UK Holdco ordinary shares following such transactions.

Pursuant to the Combination Agreement, UK Holdco, LCY and the LCY subsidiary that will own the UK Holdco ordinary shares will enter into a shareholder agreement upon the closing of the transactions which will provide, among other things, that LCY, as a 50% shareholder, will have the right to designate 50% of the directors of UK Holdco. LCY will also be subject to certain restrictions on the transferability of UK Holdco ordinary shares owned by LCY and its affiliates, as well as standstill, voting and competition restrictions. The details of the shareholder agreement are discussed in more detail in this proxy statement/prospectus.

Stockholders of LCY, which is traded on the Taiwan Stock Exchange, approved the transactions contemplated by the Combination Agreement pursuant to a vote of LCY stockholders on March 31, 2014.

Based upon information available to Kraton, Kraton believes that the exchange of Kraton common stock for the UK Holdco ordinary shares will be taxable to U.S. stockholders for U.S. federal income tax purposes. Stockholders of Kraton that are resident in the U.S. should consider the tax effects of the transactions when casting their vote.

YOUR VOTE IS VERY IMPORTANT. All of these matters are discussed in more detail in the accompanying proxy statement/prospectus, which we urge you to carefully read and thoroughly consider. Whether or not you plan to attend the meeting in person, we encourage you to transmit your proxy via the Internet or complete the enclosed proxy card and return it in the enclosed postage paid envelope. If you hold your shares in “street name,” you should instruct your broker or other nominee how to vote in accordance with the voting instruction form you receive from your broker or other nominee. Submitting your proxy via the Internet or returning your proxy card does NOT deprive you of your right to attend Kraton’s special stockholder meeting and to vote your shares in person, but will assure that your vote is counted if you are unable to attend in person.

Kraton cannot complete any of the transactions described in the Combination Agreement unless you approve and adopt the Combination Agreement, which will provide for the redomestication of Kraton to the United Kingdom through the merger with UK Holdco’s subsidiary and the issuance of UK Holdco ordinary shares to a subsidiary of LCY. We fully support the proposed combination of Kraton and the styrenic block copolymer business of LCY. The board of directors of Kraton has determined that the transactions contemplated by the Combination Agreement, including the redomestication merger and the issuance of shares to LCY Holdco, are in the best interests of Kraton’s stockholders, approved the Combination Agreement and declared its advisability and recommends that Kraton stockholders vote “FOR” the approval and adoption of the Combination Agreement.

Sincerely,

Kevin M. Fogarty

President and Chief Executive Officer

HOUSTON, TEXAS

[                    ], 2014

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2014, at              .m., central time

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Kraton Performance Polymers, Inc. will be held on [                    ], 2014, at [             ] central time, at [            ] for the following purposes:

•

to approve and adopt the Combination Agreement, dated as of January 28, 2014, among Kraton Performance Polymers, Inc., a Delaware corporation (“Kraton”), Kraton Performance Polymers Limited (formerly KPP Shelfco Limited), a private limited company incorporated under English law (“UK Holdco”), NY MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UK Holdco (“MergerCo”), LCY Chemical Corp., a company limited by shares registered under the laws of the Republic of China (“LCY”), and LCY Synthetic Rubber Corp, a limited company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of LCY (“LCY Holdco”), as it may be amended from time to time, which provides for, among other things:

•

a merger transaction in which Kraton will become a wholly-owned subsidiary of UK Holdco, which will be re-registered prior to the merger as a public company incorporated under English law named “Kraton Performance Polymers plc,” and each outstanding share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share (the “Redomestication”); and

•

the issuance by UK Holdco of a sufficient number of its ordinary shares to LCY Holdco (the “Share Issuance”) in exchange for the contribution by LCY to UK Holdco of LCY’s styrenic block copolymer business and cash, so that LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares immediately following the Redomestication and Share Issuance (collectively, the “Combination,” which includes the Share Issuance, and together with the Redomestication, the “Transactions”);

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions;

•

to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Combination Agreement; and

•	to transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Our board of directors has fixed the close of business on [            ] as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Special Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

By Order of the Board of Directors,

STEPHEN W. DUFFY

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

[                    ], 2014

YOUR VOTE IS IMPORTANT! WE HOPE YOU WILL SUBMIT YOUR PROXY BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Blvd.

Suite 300

Houston, TX 77032

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

                    , 2014

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in this proxy statement/prospectus and is qualified in its entirety by the more detailed information included elsewhere in this proxy statement/prospectus. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus or incorporated by reference herein, including the copies of the Combination Agreement and the shareholder agreement, that are attached as annexes to this proxy statement/prospectus or as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, filed by UK Holdco with the Securities and Exchange Commission, or the SEC, before you cast your vote or complete your proxy card. Because UK Holdco is a company incorporated under English law, holders of its ordinary shares are technically referred to as “members.” For matters of convenience, however, such holders are referred to in this proxy statement/prospectus as “shareholders” of UK Holdco.

The Transactions

Parties to the Transactions

Kraton

Kraton is a leading global producer of styrenic block copolymers (“SBCs”) and other engineered polymers. Kraton markets its products under the Kraton®, CariflexTM, and NEXARTM brands. SBCs are highly-engineered synthetic elastomers, which Kraton invented and commercialized almost 50 years ago, that enhance the performance of numerous end use products by imparting greater flexibility, resilience, strength, durability, and processability. Kraton’s polymers are typically formulated or compounded with other products to achieve improved, customer-specific performance characteristics in a variety of applications. Kraton seeks to maximize the value of its product portfolio by emphasizing complex or specialized polymers and innovations that yield higher margins than more commoditized products.

Kraton’s common stock is publicly traded under the symbol “KRA” in the United States on the New York Stock Exchange, or NYSE.

LCY

LCY Chemical Corp. was established in 1965 and has been involved in the petrochemical industry for nearly 50 years. LCY operates businesses across various industries including chemicals, plastics, rubber, copper foil, storage and solar energy. LCY is a publicly traded company listed on the Taiwan Stock Exchange and is traded under the stock code “1704.”

LCY currently conducts the SBC Business directly in the Republic of China (“Taiwan”) and through LCY Elastomers LP, a Texas limited partnership, and Huizhou LCY Elastomers Corp., a wholly foreign-owned enterprise incorporated in the People’s Republic of China (“China”), in the United States and China, respectively. LCY Elastomers LP and Huizhou LCY Elastomers Corp. are wholly-owned subsidiaries of LCY. Pursuant to the Combination Agreement, LCY has agreed to restructure the SBC Business’s Taiwanese operations by transferring, prior to closing, those operations to Global Rubber Corp., a Taiwan entity and wholly-owned subsidiary of LCY (“LCY Taiwan Newco”). As of the closing, the SBC Subsidiaries will include LCY Elastomers LP, Huizhou LCY Elastomers Corp. and LCY Taiwan Newco.

UK Holdco

UK Holdco, currently a private limited company incorporated under English law and a wholly-owned subsidiary of Kraton, was formed on December 13, 2013 for purposes of the Transactions. Prior to the closing, UK Holdco will be re-registered as a public company under the U.K. Companies Act 2006 and will change its name to Kraton Performance Polymers plc. Immediately following the closing, Kraton will be a wholly-owned subsidiary of UK Holdco.

Upon the closing, it is expected that UK Holdco will be a publicly traded company with one class of shares registered with the SEC and listed on NYSE under the ticker symbol “KRA.” Immediately following the closing, a wholly-owned subsidiary of LCY will own 50% of the issued and outstanding UK Holdco ordinary shares and the remaining 50% of the issued and outstanding UK Holdco ordinary shares will be owned by the former stockholders of Kraton.

MergerCo

NY MergerCo, LLC is a Delaware limited liability company and wholly-owned subsidiary of UK Holdco. MergerCo was formed on January 13, 2014 for purposes of the Transactions. Upon the closing, MergerCo will merge with and into Kraton, with Kraton surviving the merger. At such time, Kraton will then be a wholly-owned subsidiary of UK Holdco and MergerCo will no longer exist.

LCY Holdco

LCY Synthetic Rubber Corp is a limited company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of LCY.

Summary Terms of the Transaction

On January 28, 2014, Kraton, UK Holdco, MergerCo, LCY and LCY Holdco entered into the Combination Agreement, which is the legal document that governs the terms of the Transactions. Under the terms of the Combination Agreement:

•

MergerCo will merge with and into Kraton with Kraton surviving the merger as a wholly-owned subsidiary of UK Holdco, which will be re-registered prior to the merger as a public company incorporated under English law named Kraton Performance Polymers plc, and each outstanding share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share. We refer to such transactions in this proxy statement/prospectus as the Redomestication.

•

UK Holdco will issue to LCY Holdco a sufficient number of UK Holdco ordinary shares, which we refer to in this proxy statement/prospectus as the Share Issuance, in exchange for LCY’s contribution of the SBC Business and cash, so that LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares immediately following the closing. LCY Holdco may also receive or pay, depending on certain debt and working capital adjustments described in the Combination Agreement, a net cash payment in partial consideration for such shares.

•

LCY’s contribution of the SBC Business, the operating assets of which are located in Taiwan, China and Texas, will be effected by transferring to certain subsidiaries of UK Holdco all of the equity interests in the wholly-owned subsidiaries of LCY that own, or as of the closing will own, the SBC Business. In this proxy statement/prospectus, we refer to such subsidiaries of LCY as the SBC Subsidiaries.

UK Holdco will be renamed “Kraton Performance Polymers plc” following the closing. Immediately following the closing, LCY, through its ownership of LCY Holdco, will own 50% of the issued and outstanding UK Holdco ordinary shares and the stockholders of Kraton immediately prior to the closing will own the remaining 50% of the issued and outstanding UK Holdco ordinary shares.

Structure of the Transactions

The following diagrams illustrate in simplified terms the current structure of Kraton and the SBC Business and the expected structure of the combined company following the consummation of the Transactions.

The Redomestication

Taiwan Restructuring

Post-Transactions - Combination and Share Issuance

The Redomestication

UK Holdco is currently a wholly-owned subsidiary of Kraton. Pursuant to the Combination Agreement, Kraton will merge with MergerCo, a wholly-owned subsidiary of UK Holdco, such that, following the merger, Kraton will be a wholly-owned subsidiary of UK Holdco. Kraton will survive the merger with MergerCo.

At the effective time of the merger:

•	each outstanding share of common stock of Kraton will be converted into the right to receive one UK Holdco ordinary share, resulting in Kraton’s redomestication to the United Kingdom; and

•	the certificate of incorporation of Kraton in effect immediately before the effective time of the merger will become the certificate of incorporation of the surviving corporation.

Immediately after the effective time of the merger:

•

UK Holdco will amend the certificate of incorporation of the surviving corporation in a form agreed between Kraton and LCY prior to closing, until subsequently amended in accordance with its terms or by applicable law; and

•	the bylaws of the surviving corporation shall be in a form agreed between Kraton and LCY prior to closing, until subsequently amended in accordance with its terms or by applicable law.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”).

Issuance of UK Holdco shares to Kraton Stockholders

As part of the Redomestication, MergerCo will merge with and into Kraton, with Kraton as the surviving entity of the merger. Kraton will then be a wholly-owned subsidiary of UK Holdco. As part of such merger, each issued and outstanding share of Kraton common stock will be cancelled and converted into the right to receive one validly issued UK Holdco ordinary share. As such, each share of Kraton common stock held by Kraton stockholders immediately prior to the closing will be exchanged for one UK Holdco ordinary share.

Transaction Consideration

Pursuant to the Combination Agreement and in exchange for the equity interests in the SBC Subsidiaries (which own the SBC Business), UK Holdco will issue to LCY Holdco that number of UK Holdco ordinary shares such that, immediately after closing, LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares. The consideration for the Transactions is composed of several parts and subject to various adjustments. As a general matter, the consideration for the Transactions is composed of the following components:

•

UK Holdco is obligated to issue to LCY Holdco the number of UK Holdco ordinary shares that would equal 43% of all outstanding shares of Kraton common stock as of the date of the Combination Agreement, on a fully-diluted basis, in exchange for the equity interests in the SBC Subsidiaries;

•

LCY is obligated to pay UK Holdco a cash price of $31 per share for such number of additional UK Holdco ordinary shares such that LCY Holdco will own, in the aggregate, 50% of the issued and outstanding UK Holdco ordinary shares;

•

UK Holdco is obligated to pay LCY a cash amount in respect of the net debt (as such term is defined in the Combination Agreement) of Kraton and its subsidiaries (excluding Kraton Formosa Polymers Corporation) as of the closing, pro rated based on the historical earnings of Kraton and the SBC Business (75.44%); and

•	The cash consideration to be paid at closing is subject to:

•	a net debt adjustment with respect to the SBC Business; and

•	adjustment in respect of non-cash working capital items for Kraton and the SBC Business (if such items are not within ranges provided for in the Combination Agreement).

Cash exchanged at closing, if any, will be a net amount; will be based on a pre-closing estimate in the case of Kraton’s net debt adjustment; and will presume that non-cash working capital is within target ranges for both parties. The Combination Agreement includes procedures for calculating final amounts and working capital adjustments, if any, within 90 days following closing, subject to customary review, objection and dispute resolution provisions. The issuance of shares to LCY’s subsidiary is not being registered under the registration statement of which this proxy statement/prospectus forms a part.

Reasons for the Transactions

The board of directors of Kraton believes that the Transactions are advisable and in the best interests of Kraton and its stockholders and that the consideration to be received by Kraton’s stockholders pursuant to the Transactions is fair to such stockholders. The Kraton board unanimously recommends that the Kraton stockholders approve and adopt the Combination Agreement, which includes the Share Issuance and the Redomestication. In reaching its recommendation, the Kraton board, in consultation with members of Kraton’s senior management and its legal and financial advisors, considered many factors.

In determining that the Transactions are advisable and in the best interests of Kraton and its stockholders and that the consideration to be received by Kraton’s stockholders pursuant to the Transactions is fair to such stockholders, the Kraton board considered the reasons and factors set forth in this proxy statement/prospectus as a whole and did not assign specific or relative weights to such reasons and factors. The board based its recommendation on the totality of the information presented. Individual directors may have attributed varying levels of importance to particular reasons and factors and such considerations may have differed significantly among the directors.

For a further discussion of the reasons for the Transactions, see “The Transactions—Reasons for the Transactions” beginning on page [    ].

Vote Required

Approval and adoption of the Combination Agreement, which provides for the Redomestication and Share Issuance, at the special meeting of Kraton stockholders requires the affirmative vote of holders of at least a majority of the shares of Kraton common stock outstanding on the record date that are entitled to vote on the proposal.

Approvals of the proposal related to certain compensation (which is advisory only and will not be binding on Kraton) and the adjournment proposal both require the affirmative vote of the holders of at least a majority of the shares of Kraton’s common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

Conditions to Completion of the Transactions

In addition to customary closing conditions, the following conditions must be satisfied or waived, where legally permissible, before the Transactions can be consummated: (A) clearances and approvals under the rules of antitrust and competition law authorities, including in the United States, Taiwan, China and Turkey; (B) approval by Kraton’s and LCY’s stockholders of the transactions; (C) the conclusion of a review by the Committee on Foreign Investment in the United States (“CFIUS”) with no resulting actions to block or prevent the consummation of the transactions or impose certain burdensome conditions on Kraton, UK Holdco or LCY; (D) the effectiveness of UK Holdco’s registration statement (of which this proxy statement/prospectus forms a part), and no stop order with respect to such registration statement shall be in effect; (E) the NYSE’s authorization to list the shares of UK Holdco on such exchange; (F) the amendment or waiver or other arrangements with respect to certain provisions of Kraton’s debt agreements; (G) completion of a series of transactions in which LCY’s styrenic block copolymer operations in Taiwan will be conveyed to a subsidiary of LCY prior to the contribution of such subsidiary to UK Holdco, together with related approvals of Taiwan regulatory authorities and (H) confirmation from the U.K. Panel on Takeovers and Mergers that the U.K. City Code on Takeovers and Mergers will not apply to UK Holdco at the time of the closing.

The stockholders of LCY approved the Transactions pursuant to a stockholder vote held on March 31, 2014. The U.K. Panel on Takeovers and Mergers has confirmed that the U.K. City Code on Takeovers and Mergers will not apply to UK Holdco at the time of the closing.

Regulatory Approvals Required for the Transactions

The Combination Agreement requires Kraton and LCY to use their respective reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable law to ensure that the conditions to the closing are satisfied and to consummate the Transactions as soon as reasonably practicable. Included within these requirements is that each party to the Combination Agreement prepare and file with the relevant governmental authorities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary to consummate the Transactions. The parties anticipate that antitrust filings will be made in the United States, Taiwan, China and Turkey. In addition, a filing with the United States government’s Committee on Foreign Investment in the United States will be required. As of the date hereof, Kraton and LCY have filed an anti-monopoly notification regarding the Transactions with the Anti-Monopoly Bureau of China’s Ministry of Commerce, a premerger notification regarding the Transactions with the Federal Trade Commission pursuant to the HSR Act and a premerger competition notification regarding the Transactions with the Turkish Competition Authority. The parties to the Combination Agreement also agreed to diligently and expeditiously prosecute, and cooperate with each other in the prosecution of, all such regulatory matters.

With respect to regulatory approvals related to antitrust matters, the parties to the Combination Agreement agreed to cooperate to make the necessary filings with the proper regulatory authorities, keep each other party informed as to the progress of such filings and permit the other parties to review and comment on any communications with such authorities. Neither Kraton nor LCY has any obligation to divest any assets or businesses, including the sale or disposal of, or holding separate and agreeing to sell or dispose of, assets, categories of assets or businesses of either LCY or Kraton or their respective subsidiaries or terminate any joint venture or similar arrangement, to secure approval of the Transactions from antitrust authorities.

The SBC Business’s Taiwanese operations are currently conducted directly by LCY. Pursuant to the Combination Agreement, LCY has agreed to restructure the SBC Business’s Taiwanese operations by transferring, prior to closing, those operations to LCY Taiwan Newco. To complete such restructuring, LCY will have to obtain various approvals from regulatory and governmental agencies in Taiwan. However, LCY is not required to take significant steps with respect to such restructuring until receipt of the Kraton and LCY stockholder approvals, and LCY is not required to complete such restructuring until all required regulatory approvals in connection therewith have been obtained and until all other conditions to the closing have been satisfied or are capable of being satisfied.

Termination Rights

Kraton and LCY may terminate the Combination Agreement (A) by mutual written consent; (B) if the closing has not occurred on or before February 2, 2015 (although either Kraton or LCY may elect to extend such end date one or more times to a date no later than August 3, 2015 if all conditions other than certain regulatory conditions have been satisfied or are capable of satisfaction); (C) if a court or other governmental authority has issued a final and nonappealable order prohibiting the Transactions; (D) if the required vote of Kraton’s stockholders is not obtained; (E) if the required vote of LCY’s stockholders is not obtained; (F) due to material breaches of representations, warranties or obligations; or (G) after 120 days of the date of the Combination Agreement, if the parties have not obtained confirmation from the U.K. Panel on Takeovers and Mergers that the U.K. City Code on Takeovers and Mergers will not apply to UK Holdco at the time of closing.

The stockholders of LCY approved the Transactions pursuant to a stockholder vote held on March 31, 2014. The UK Panel on Takeovers and Mergers has confirmed that the U.K. City Code on Takeovers and Mergers will not apply to UK Holdco at the time of the closing.

Kraton may terminate the Combination Agreement (A) prior to receipt of the required vote of Kraton’s stockholders, in order to enter into a definitive agreement for a superior transaction, subject to certain conditions, and (B) if a final, nonappealable judgment of a governmental body is effective and would impose certain burdensome conditions on Kraton or UK Holdco.

LCY may terminate the Combination Agreement (A) prior to receipt of the required vote of Kraton’s stockholders, if (i) Kraton’s board of directors adversely changes its recommendation to Kraton’s stockholders of the Transactions or (ii) Kraton willfully and materially breaches its no-solicitation obligations under the Combination Agreement, subject to specified cure and notice provisions, and (B) if a final, nonappealable judgment of a governmental body is effective and would impose certain burdensome conditions on LCY.

Termination Payments

In the event that the Combination Agreement is terminated under specified circumstances, including Kraton’s acceptance of a superior transaction proposal and an adverse change in its board of directors’ recommendation of the Transactions, Kraton would be obligated to pay a $25.0 million termination fee to LCY. If the Combination Agreement is terminated because a party fails to obtain its required stockholder approval, that party is obligated to reimburse the other party’s expenses up to a cap of $10.0 million.

Rights of Dissenting Stockholders

Holders of shares of Kraton common stock will not be entitled to appraisal rights in connection with the Redomestication under Section 262 of the DGCL.

Accounting Treatment

The Transactions will be accounted for as the acquisition of the SBC Business by UK Holdco (as the successor to Kraton). Accordingly, UK Holdco will apply the acquisition method of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”). Under the acquisition method of accounting, the assets and liabilities of the SBC Business are, as of completion of the merger, recorded at their respective fair values and added to those of UK Holdco. Any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill. The reported financial condition and results of operations of UK Holdco issued after completion of the Transactions will include the balances and the results of the SBC Business following the date of the closing of the Transactions, but will not be restated retroactively to reflect the historical financial position or results of operations of the SBC Business. Following the closing, the results of operations of the combined company will reflect the UK Holdco acquisition accounting adjustments.

Material U.S. Federal Income Tax Consequences of the Redomestication

Kraton should not incur U.S. federal income tax in respect of the Redomestication. Therefore, the discussion herein of the material U.S. federal income tax consequences of the Redomestication is limited to U.S. federal income tax consequences of the Redomestication to Kraton stockholders.

For U.S. federal income tax purposes, the conversion of each issued and outstanding share of Kraton common stock into the right to receive one UK Holdco ordinary share upon the consummation of the Redomestication generally will be treated as an exchange of such share for one UK Holdco ordinary share. Therefore, the discussion of the material U.S. federal income tax consequences of the Redomestication contained herein refers to an “exchange” rather than a “conversion” in describing the U.S. federal income tax consequences of the Redomestication.

U.S. Holders

The exchange of shares of Kraton common stock for UK Holdco ordinary shares will result in the recognition of gain, but not loss, by a U.S. holder (as defined in “The Transactions—Material U.S. Income Tax Consequences— Scope of Discussion”). A U.S. holder will recognize gain equal to the excess, if any, of (A) the fair market value of the UK Holdco ordinary shares received in the Redomestication over (B) such holder’s adjusted tax basis in its Kraton common stock exchanged therefor. Generally, such gain will be capital gain, and will be long-term capital gain if the Kraton common stock was held for more than one year at the time of the exchange.

Non-U.S. Holders

Subject to certain exceptions, which are described below in “The Transactions—U.S. Federal Income Tax Consequences of the Redomestication to Holders—Material Tax Consequences to Non-U.S. Holders,” a non-U.S. holder (as defined in “The Transactions—Material U.S. Income Tax Consequences—Scope of Discussion”) generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of Kraton common stock for UK Holdco ordinary shares pursuant to the Redomestication.

Material U.K. Tax Consequences of the Redomestication

The implementation of the Redomestication is not expected to result in any of Kraton, LCY or UK Holdco incurring a material tax cost.

Following the Redomestication, UK Holdco will be the parent company of the combined group and will be subject to UK corporation tax. The board of directors of UK Holdco has been advised that the position of UK Holdco as parent of the combined group should not have a material adverse impact on the effective rate of tax of the combined group.

Existing U.K. Holders of Kraton Common Stock

It is expected that the receipt of UK Holdco ordinary shares by UK Holders of Kraton common stock may be eligible for rollover treatment for U.K. capital gains tax purposes so that no disposal will be treated as taking place and the relevant holding of UK Holdco ordinary shares will be treated as if it were the same asset acquired at the same time as the corresponding holding of Kraton common stock. If rollover relief is not available, UK Holders of Kraton common stock may have a disposal for the purpose of U.K. capital gains taxation.

Holders of UK Holdco Ordinary Shares after the Redomestication

Following the Redomestication, shareholders will hold shares in a U.K. tax resident company. The U.K. does not impose withholding tax on dividends paid by a U.K. resident company and does not normally impose taxation on disposals of shares by persons who are not resident in the U.K. (other than certain persons who, having previously been resident in the U.K., are considered to be temporarily non-resident). However dividends received and disposals made by U.K. residents are within the ambit of U.K. taxation. Further information on the U.K. taxation of dividends and on disposals of shares is given below under the heading “The Transactions—Material U.K. Tax Considerations.”

U.K. stamp duty (or stamp duty reserve tax) is in principle payable on transfers or agreements to transfer shares in a U.K. incorporated company. However, it is anticipated that no such duty should be payable upon the transfer of the UK Holdco ordinary shares within The Depositary Trust Company.

The U.K. tax consequences summarized above are for general information purposes only. Each Kraton stockholder should consult his or her tax advisor as to the particular U.K. tax consequences that may apply to such stockholder.

Interests of Kraton’s Directors and Executive Officers in the Transactions

Kraton’s directors and executive officers have certain interests in the Transactions that may be different from, or in addition to, the interests of the Kraton stockholders generally. These interests include the continued service of certain of the directors of the Kraton board of directors on the board of UK Holdco, the continued service of the Kraton executives with UK Holdco and the indemnification of former Kraton board members by UK Holdco. If the employment of the executive officers of Kraton is terminated within a certain period of time following the consummation of the Transactions, they will be entitled to receive certain benefits in connection with the Transactions (severance benefits and accelerated vesting of equity compensation awards).

As of the record date, Kevin M. Fogarty, the chief executive officer of Kraton, is credited with and vested in 27,809 shares of Kraton common stock pursuant to certain Kraton deferred compensation arrangements, which shares were valued, as of the record date, at $[    ], assuming a value of $[    ] per share (the closing per-share market price of Kraton common stock on that date). Those shares are distributable to him upon the earlier of a change in control of Kraton (which would include consummation of the Transactions) or his termination of employment. Accordingly, these shares will be issued to him upon the consummation of the Transactions (or his earlier termination of employment). Neither the vesting nor settlement of any other equity compensation awards held by Mr. Fogarty or any other executive officer will be accelerated solely by reason of the consummation of the Transactions.

The Kraton board of directors was aware of these interests in considering and making its recommendation to Kraton stockholders with respect to the transactions included in this proxy statement/prospectus.

Shareholder Agreement

Concurrently with and as a condition to the closing, UK Holdco, LCY and LCY Holdco will enter into a shareholder agreement. The shareholder agreement will govern the ownership interest of LCY and its affiliates in UK Holdco after closing. The shareholder agreement will set forth certain rights and limitations relating to LCY’s ownership of UK Holdco ordinary shares, including provisions relating to, among other things, UK Holdco board representation, standstill restrictions on certain actions by LCY and certain of its affiliates (including the acquisition by LCY and certain of its affiliates of additional UK Holdco ordinary shares), UK Holdco board approval requirements on certain significant actions by UK Holdco, preemptive rights for LCY and certain of its affiliates to purchase additional UK Holdco ordinary shares, restrictions on the direct or indirect transfer of the UK Holdco shares to be owned by LCY, arrangements regarding the voting of the UK Holdco shares held by LCY and certain of its affiliates, restrictions on competition with UK Holdco on the part of LCY and certain of its affiliates and registration rights for the UK Holdco shares to be held by LCY.

Voting Agreements

Kraton entered into voting agreements with eight stockholders of LCY who collectively own 36.55% of LCY’s shares, under which such stockholders agreed to vote their LCY shares in favor of the proposed Transactions at LCY’s stockholder meeting. On March 31, 2014, LCY’s stockholders approved the Transactions.

Opinion of Lazard Frères & Co.

On January 27, 2014, Kraton’s financial advisor, Lazard Frères & Co. LLC, which we refer to in this proxy statement/prospectus as Lazard, rendered its written opinion, consistent with its oral opinion rendered on the same date, to Kraton’s board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio of one UK Holdco ordinary share to be exchanged in respect of each share of outstanding Kraton common stock held by Kraton stockholders, other than the “excluded holders,” provided for in the Transactions (after giving effect to the Combination) was fair, from a financial point of view, to such holders. For purposes of this discussion, “excluded holders” means Kraton (as the holder of treasury shares or otherwise) or any of the subsidiaries of Kraton.

The full text of Lazard’s written opinion, dated January 27, 2014, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The foregoing summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion, this section and the summary of Lazard’s opinion below carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of Kraton’s board of directors (in its capacity as such), and Lazard’s opinion was rendered to Kraton’s board of directors in connection with its evaluation of the Transactions and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of Kraton common stock (other than the excluded holders) of the exchange ratio provided for in the Transactions (after giving effect to the Combination). Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any matter relating thereto.

For a further discussion of Lazard’s opinion, see “The Transactions—Opinion of Lazard Frères & Co. LLC” beginning on page [ ].

The Special Meeting

Date, Time and Place

The special meeting of stockholders will be held on [                    ], 2014, at [        ] [    ].m., central time, at [            ]. Kraton stockholders may attend the meeting and vote their shares in person, or may appoint a proxy by completing, signing, dating and returning the enclosed proxy card. Kraton stockholders may also follow the instructions on the proxy card or voting instruction form to appoint a proxy by telephone or via the Internet.

Purpose of the Meeting; Recommendation of the Board

At the special meeting, we will ask our stockholders to vote on proposals to approve and adopt the Combination Agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve and adopt the Combination Agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, certain compensation arrangements for Kraton’s named executive officers in connection with the merger.

Kraton’s board of directors unanimously recommends that the stockholders vote:

•	“FOR” the approval and adoption of the Combination Agreement;

•	“FOR” the advisory vote on certain compensation that will or may be paid by UK Holdco as part of the Transactions; and

•	“FOR” the adjournment proposal.

Record Date; Shares Entitled to Vote; Quorum

All stockholders of record as of the close of business on [                    ], 2014, the record date for the special meeting, are entitled to vote at the special meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were [            ] shares of our common stock outstanding.

We need a quorum of stockholders in order to transact business at the meeting. The presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. If you have properly submitted a proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, but not broker non-votes, as present for the purpose of establishing a quorum.

Vote Required; Abstentions and Broker Non-Votes

Provided that a quorum is present, the approval and adoption of the Combination Agreement requires the affirmative vote of a majority of the shares of Kraton common stock that are outstanding as of the record date and entitled to vote (whether or not present) at such meeting. Abstentions, broker non-votes and shares not in attendance will have the same effect as a vote against the proposal to approve and adopt the Combination Agreement.

Provided that a quorum is present, Proposal 2 and Proposal 3 both require the affirmative vote of a majority of the shares represented at the meeting and voting on such proposals, and abstentions, broker non-votes and shares not in attendance will have no effect on the outcome of the vote.

Voting of Shares

You may submit your proxy in one of the following ways:

•	by telephone using the toll-free number provided on your proxy card;

•	online at www.edocumentview.com/KRA; or

•	by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

If you hold shares through a brokerage firm, bank or other custodian, you may submit your voting instructions by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available to you.

You may receive more than one proxy card, depending on how you hold your Kraton shares. You should submit each proxy card provided to you using one of the methods described above.

Revocability of Proxies

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at the mailing address provided in this proxy statement/prospectus;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	submitting a proxy at a later time, but prior to [ ], central time, on [ ], 2014, by telephone or the Internet; or

•	attending the special meeting and casting your vote in person.

If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Other Information

Stock Exchange Listings

It is a condition to the closing that the shares of UK Holdco, including the shares to be issued pursuant to the Share Issuance to LCY Holdco, are authorized for listing on the NYSE as set forth in the Combination Agreement. Upon the closing, it is expected that UK Holdco will be a publicly traded company with one class of shares registered with the SEC and listed on NYSE under the symbol “KRA.”

Rights of Stockholders Following the Transactions

Your rights as a Kraton stockholder are governed by Delaware law and Kraton’s certificate of incorporation and bylaws. At the effective time of the Redomestication, your shares of Kraton common stock will be canceled and converted into the right to receive UK Holdco ordinary shares. Because UK Holdco will be, at the effective time of the Redomestication, a public company incorporated under English law, the rights of the shareholders of UK Holdco will be governed by applicable English law, including the U.K. Companies Act 2006, and by the articles of association of UK Holdco.

This proxy statement/prospectus includes a summary comparison of the material differences between the rights of Kraton stockholders under Delaware law and Kraton’s certificate of incorporation and bylaws and the rights Kraton stockholders will have as shareholders of UK Holdco under English law and the proposed articles of association of UK Holdco. The discussion in this proxy statement/prospectus does not include a description of rights or obligations under the U.S. federal securities laws, relevant NYSE listing requirements or standards or Kraton’s or UK Holdco’s governance or other policies. Such rights, obligations or provisions generally apply equally to the Kraton common stock and the UK Holdco ordinary shares. In addition, assuming that U.S. residents hold 50% or less of the outstanding UK Holdco ordinary shares, UK Holdco will qualify for status as a foreign private issuer under U.S. federal securities laws. UK Holdco will make an annual determination as to its foreign private issuer status at the end of its second fiscal quarter. If UK Holdco qualifies as a foreign private issuer, UK Holdco would be exempt from certain requirements of the U.S. federal securities laws that are applicable to U.S. public companies, including but not limited to:

•	the rules requiring the filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC;

•	the SEC’s rules regulating proxy solicitations;

•	the provisions of Regulation FD;

•	the filing of reports of beneficial ownership under section 16 of the Exchange Act (although beneficial ownership reports may be required under section 13 of the Exchange Act); and

•	“short-swing” trading liability imposed on insiders who purchase and sell securities within a six-month period.

In addition, immediately following the completion of the Transactions, the UK Holdco ordinary shares will be held through the facilities of The Depository Trust Company and, as a result, your rights will also be governed by the rules and procedures of The Depository Trust Company and the relationship between you and the bank, broker or other financial institution who holds UK Holdco ordinary shares on your behalf.

Certain of the principal attributes of Kraton common stock and UK Holdco ordinary shares are similar. However, there are differences between the rights of stockholders of Kraton under Delaware law and the rights of shareholders of UK Holdco following the Transactions under English law. In addition, there are differences between Kraton’s certificate of incorporation and bylaws and the proposed articles of association of UK Holdco.

Market Price Information

Our common stock is listed on the NYSE under the symbol “KRA.” The closing price of our common stock on the NYSE on January 27, 2014, the last unaffected trading day prior to our public announcement that we had entered into the Combination Agreement, was $21.39 per share. On January 28, 2014, the closing price of our common stock on the NYSE was $24.73 per share. On [     ], 2014, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price of our common stock on the NYSE was $[         ] per share.

The market price of Kraton common stock will fluctuate prior to the consummation of the Transactions. You should obtain current market quotations for the shares of Kraton common stock.

Summary Selected Historical Consolidated Financial Data of Kraton

The following table sets forth summary selected historical consolidated financial data of Kraton, which should be read in conjunction with the consolidated financial statements of Kraton and the notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as part of Kraton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The financial data for the five years ended December 31, 2013 has been derived from the audited consolidated financial statements of Kraton. The historical and financial operating information may not be indicative of our future performance.

	Years ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Consolidated statements of operations data:
Operating revenue:
Sales revenue	$1,292,121	$1,423,122	$1,437,479	$1,228,425	$920,362
Other revenue (1)	0	0	0	0	47,642

Total operating revenue	1,292,121	1,423,122	1,437,479	1,228,425	968,004
Cost of goods sold	1,066,289	1,191,680	1,121,293	927,932	792,472

Gross profit	225,832	231,442	316,186	300,493	175,532

Operating expenses:
Research and development	32,014	31,011	27,996	23,628	21,212
Selling, general and administrative	105,558	98,555	101,606	92,305	79,504
Depreciation and amortization	63,182	64,554	62,735	49,220	66,751
Impairment of long-lived assets	0	5,434	0	0	0

Total operating expenses	200,754	199,554	192,337	165,153	167,467

Gain (loss) on extinguishment of debt	0	0	(2,985)	0	23,831
Earnings of unconsolidated joint venture (2)	530	530	529	487	403
Interest expense, net	30,470	29,303	29,884	23,969	33,956

Income (loss) before income taxes	(4,862)	3,115	91,509	111,858	(1,657)
Income tax expense (benefit)	(3,887)	19,306	584	15,133	(1,367)

Consolidated net income (loss)	(975)	$(16,191)	$90,925	$96,725	$(290)
Net loss attributable to noncontrolling interest	(357)	0	0	0	0

Net income (loss) attributable to Kraton	$(618)	$(16,191)	$90,925	$96,725	$(290)

Earnings (loss) per common share:
Basic	$(0.02)	$(0.50)	$2.85	$3.13	$(0.01)
Diluted	$(0.02)	$(0.50)	$2.81	$3.07	$(0.01)
Weighted average common shares outstanding:
Basic	32,096	31,939	31,786	30,825	19,808
Diluted	32,096	31,939	32,209	31,379	19,808

(1)	Other revenue includes the sale of by-products generated in the production of IR and SIS at Pernis, where we ceased production on December 31, 2009.
(2)	Represents our 50% joint venture interest in Kraton JSR Elastomers K.K., which is accounted for using the equity method of accounting.

	As of December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	$175,872	$223,166	$88,579	$92,750	$69,291
Total assets	$1,194,797	$1,229,189	$1,153,756	$1,080,723	$974,499
Total debt	$350,989	$448,017	$392,500	$382,675	$384,979

	2013	2012	2011	2010	2009
Other data:
Ratio of earnings to fixed charges	0.80:1.00	1.02:1.00	3.54:1.00	5.07:1.00	0.95:1.00

Our earnings were insufficient to cover our fixed charges by approximately $8.7 million and $1.6 million for the years ended December 31, 2013 and 2009, respectively.

Summary Selected Historical Financial Data of the SBC Business

The following table sets forth summary selected historical financial data of the SBC Business, which should be read in conjunction with the combined financial statements of the SBC Business and the notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the SBC Business” included as part of this proxy statement/prospectus. The financial data for the years ended December 31, 2013 and 2012 are derived from the SBC Business’s audited combined financial statements and notes thereto for the years then ended, which are included elsewhere in this proxy statement/prospectus. The audited combined financial statements of the SBC Business for the years ended December 31, 2013 and 2012 have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. The selected historical financial data may not be indicative of the future performance of the SBC Business.

Because the SBC Business’s audited combined financial statements and notes thereto for the years ended December 31, 2013 and 2012, are the SBC Business’s first audited combined financial statements prepared in accordance with IFRS as issued by the IASB, pursuant to the transitional relief granted by the SEC in respect of the first-time adoption of IFRS, we have provided only financial statements and historical financial data of the SBC Business for the years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013		2012
Combined statements of income data: (Thousands NT$)
SALES	NT	$18,152,666	NT	$18,299,786
COST OF GOODS SOLD	NT	$16,254,010	NT	$15,129,770

GROSS PROFIT	NT	$1,898,656	NT	$3,170,016

OPERATING EXPENSES
Selling and marketing expenses	NT	$782,670	NT	$712,150
General and administrative expenses	NT	$235,519	NT	$255,700
Research and development expenses	NT	$33,983	NT	$32,460

Total operating expenses	NT	$1,052,172	NT	$1,000,310

OTHER OPERATING EXPENSES	NT	$(3,309)	NT	$(4,612)

PROFIT FROM OPERATIONS	NT	$843,175	NT	$2,165,094

NON-OPERATING INCOME AND EXPENSES
Other income	NT	$78,264	NT	$77,993
Other gains and losses	NT	$174,020	NT	$82,659
Finance costs	NT	$(53,344)	NT	$(81,597)

Total non-operating income and expenses	NT	$198,940	NT	$79,055

PROFIT BEFORE INCOME TAX	NT	$1,042,115	NT	$2,244,149
INCOME TAX EXPENSE	NT	$223,283	NT	$347,384

NET PROFIT	NT	$818,832	NT	$1,896,765

	As of December 31,
	2013		2012
Combined statements of financial position data: (Thousands NT$)
CASH AND CASH EQUIVALENTS	NT	$308,593	NT	$323,781
TOTAL ASSETS	NT	$11,685,105	NT	$11,375,451
TOTAL LIABILITIES	NT	$4,164,247	NT	$4,701,560
NET ASSETS	NT	$7,520,858	NT	$6,673,891

Summary Unaudited Pro Forma Combined Financial Data of UK Holdco

We have included in this proxy statement/prospectus the below summary unaudited pro forma combined financial data of UK Holdco after giving effect to the Transactions, based upon the assumptions and adjustments described in “Unaudited Pro Forma Financial Data of the Combined Company.”

The summary unaudited pro forma combined balance sheet data of UK Holdco set forth below gives effect to the Transactions as if they occurred on December 31, 2013. The summary unaudited pro forma combined statement of operations data of UK Holdco gives effect to the Transactions as if they occurred on January 1, 2013. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the financial information of the SBC Business has been translated into U.S. Dollars and is presented in accordance with GAAP.

The summary unaudited pro forma results do not purport to be indicative of the financial position and results of operation that UK Holdco will obtain in the future, or that UK Holdco would have obtained if the Transactions were consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that Kraton believes are reasonable.

This summary unaudited pro forma combined financial data has been derived from, and should be read in conjunction with, the December 31, 2013 consolidated financial statements of Kraton, which is incorporated by reference herein, and the SBC Business, which is included in this proxy statement/prospectus in “Selected Historical Financial Data of the SBC Business.”

Pro Forma
(in thousands, except per share information)
Summary Combined Balance Sheet Data as of December 31, 2013
Cash and cash equivalents	$155,647
Total assets	$2,201,232
Total debt	$358,721
Total equity	$1,398,194

Summary Combined Statement of Operations Data for the year-ended December 31, 2013
Sales revenue	$1,903,553
Net income attributable to controlling interests	$15,391
Earnings per common share:
Basic	$0.24
Diluted	$0.23
Weighted average common shares outstanding:
Basic	64,870
Diluted	65,187

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the approvals requested from Kraton stockholders with respect to the Transactions. These questions and answers only highlight some of the information contained in this proxy statement/prospectus and may not contain all the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus, to understand fully the proposed Transactions and the voting procedures for the special meeting. See “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus in connection with the proposed business combination of Kraton Performance Polymers, Inc. (“Kraton”), with the styrenic block copolymer business (the “SBC Business”) of LCY Chemical Corp. (“LCY”) pursuant to a Combination Agreement entered into by Kraton, LCY and certain of their subsidiaries as of January 28, 2014 (as amended, the “Combination Agreement”). The Combination Agreement provides:

•

for the merger of Kraton with a wholly-owned subsidiary of Kraton Performance Polymers Limited, which will be re-registered prior to the merger as a public company incorporated under English law named “Kraton Performance Polymers plc” (“UK Holdco”), and each outstanding share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share, such that Kraton will become a wholly-owned subsidiary of UK Holdco (the “Redomestication”); and

•

for the issuance by UK Holdco of a sufficient number of its ordinary shares (the “Share Issuance”) to LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of LCY (“LCY Holdco”), in exchange for the contribution by LCY to UK Holdco of the SBC Business and cash (the “Combination,” which includes the Share Issuance) so that LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares following the Redomestication and Combination;

The Redomestication and Combination are jointly referred to in this proxy statement/prospectus as the Transactions. In order to complete the Transactions, the stockholders of Kraton must approve and adopt the Combination Agreement. Kraton is holding a special meeting of its stockholders in order to obtain the required approvals, and you are receiving this proxy statement/prospectus in connection with that special meeting.

For a summary of certain provisions of the Combination Agreement, see the section entitled “Summary of Combination Agreement.” In addition, a copy of the Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Combination Agreement in their entirety.

Q:	Who is making this solicitation of proxies?

A:	This solicitation is made by Kraton Performance Polymers, Inc. on behalf of its board of directors. This proxy statement/prospectus is first being mailed on or about [ ], 2014 to stockholders of Kraton Performance Polymers, Inc., which is sometimes referred to in this proxy statement as “Kraton,” “we,” “us,” “our” or the “company.” As used in this proxy statement/prospectus and as the context requires, references to “Kraton” include our direct and indirect subsidiaries, including our direct, wholly-owned subsidiary Kraton Polymers LLC, through which substantially all of our business and operations are conducted.

We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and we may pay for ordinary course handling charges for such forwarding service. Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson Inc., 480 Washington Blvd., 26th floor, Jersey City, New Jersey 07310, to provide services in connection with our special meeting, including the solicitation of proxies, at an anticipated cost of $11,500, plus reimbursement for out-of-pocket expenses.

Q:	Where will the special meeting of stockholders take place?

A:	The special meeting of stockholders will be held on [ ], 2014, at [ ] [ ].m., central time, at [ ]. Kraton stockholders may attend the meeting and vote their shares in person, or may appoint a proxy by completing, signing, dating and returning the enclosed proxy card. Kraton stockholders may also follow the instructions on the proxy card or voting instruction form to appoint a proxy by telephone or via the Internet.

Q:	Who may vote at the Kraton special meeting?

A:	All stockholders of record as of the close of business on [ ], 2014, the record date for the Kraton special meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. As of the close of business on the record date, there were [ ] shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	Because many stockholders cannot attend the meeting, it is necessary that a large number of stockholders be represented by proxy. You may submit your proxy in one of the following ways:

•	by telephone using the toll-free number provided on your proxy card;

•	online at www.edocumentview.com/KRA; or

•	by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

If you hold shares through a brokerage firm, bank or other custodian, you may submit your voting instructions by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available to you.

You may receive more than one proxy card, depending on how you hold your Kraton shares. You should submit each proxy card provided to you using one of the methods described above.

Q:	What am I being asked to vote on?

A:	Kraton stockholders are being asked to vote to:

•

approve and adopt the Combination Agreement, which provides for the Transactions, which requires the affirmative vote of holders of at least a majority of the outstanding shares of Kraton common stock, par value $0.01 per share, which we refer to in this proxy statement/prospectus as Kraton common stock, that are entitled to vote on the proposal at the Kraton special meeting;

•

approve, on an advisory, non-binding basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions, which requires the affirmative vote of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal; and

•

approve the adjournment proposal, if necessary, which requires the affirmative vote of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

All of these items are discussed in more detail in this proxy statement/prospectus.

Q:	What is the recommendation of the Kraton board of directors?

A:	Kraton’s board of directors unanimously recommends that the stockholders vote:

•	“FOR” the approval and adoption of the Combination Agreement;

•	“FOR” the advisory vote on certain compensation that will or may be paid by UK Holdco as part of the Transactions; and

•	“FOR” the adjournment proposal.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares “FOR” the approval and adoption of the Combination Agreement (Proposal No. 1), “FOR” the advisory vote on certain compensation (Proposal No. 2), and “FOR” the adjournment proposal (Proposal No. 3).

We are not aware of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the proxy holders will vote the proxies according to their judgment.

Q:	What are the consequences of abstaining from voting at the Kraton special meeting?

A:	Because the vote required to approve and adopt the Combination Agreement is based on a majority of the aggregate voting power of the shares of Kraton common stock that are outstanding as of the record date and entitled to vote on the approval and adoption of the Combination Agreement (whether or not present) at such meeting, abstentions, broker non-votes and shares not in attendance will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Combination Agreement.

Because the votes required to approve the advisory vote and the adjournment proposal are based on a majority of the shares of Kraton common stock present and voting on the proposals at the Kraton special meeting, abstentions, broker non-votes and shares not in attendance will have no effect on the outcome of any vote on the advisory vote or the adjournment proposal.

Q:	What happens if I submit a proxy and later change my mind?

A:	If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	submitting a proxy at a later time, but prior to [ ] [ ], central time, on [ ], 2014, by telephone or the Internet; or

•	attending the special meeting and casting your vote in person.

If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Q:	Who are the proxies for the meeting?

A:

The named proxies for the special meeting, Kevin M. Fogarty and Stephen E. Tremblay (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote “FOR” the approval and adoption of the Combination Agreement (Proposal No. 1), “FOR” the advisory vote on certain compensation (Proposal No. 2) and “FOR” the adjournment proposal (Proposal No. 3) as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the special meeting in their judgment.

Q:	What constitutes a quorum?

A:	We need a quorum of stockholders in order to transact business at the meeting. The presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. If you have properly submitted a proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, but not broker non-votes, as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. If a quorum is not present, the holders of shares of common stock present in person or by proxy at the special meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	Under the rules of the NYSE, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. As this special meeting does not have any “routine” matters presented before it, your broker will not have discretion to vote on any of the proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you submit your proxy or voting instruction card so that your vote can be counted.

Q: What vote is required for the passage of each of the proposals up for consideration at the meeting?

A:	Provided that a quorum is present, the approval and adoption of the Combination Agreement requires the affirmative vote of a majority of the shares of Kraton common stock that are outstanding as of the record date and entitled to vote (whether or not present) at such meeting. Abstentions, broker non-votes and shares not in attendance will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Combination Agreement.

Provided that a quorum is present, Proposal 2 and Proposal 3 both require the affirmative vote of a majority of the shares represented at the meeting and voting on such proposals, and abstentions, broker non-votes and shares not in attendance will have no effect on the outcome of the vote.

Q:	Who will count the votes?

A:	Representatives of Computershare Investor Services will tabulate the votes.

Q:	What shares are reflected on my proxy card?

A:	The shares listed on your proxy card represent, as of the record date, all the shares of Kraton common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.

Q:	What will Kraton stockholders receive in the Redomestication? (see page [ ])

A:	In the merger of Kraton with NY MergerCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UK Holdco (“MergerCo”), each share of Kraton common stock will be converted into the right to receive one ordinary share, nominal (i.e., par) value $0.01 per share, of UK Holdco, which we refer to in this proxy statement/prospectus as a UK Holdco ordinary share. The stockholders of Kraton immediately prior to the Redomestication will own 50% of the UK Holdco ordinary shares following the consummation of the Redomestication and Combination.

Q:	What will LCY receive in the Combination ? (see page [ ])

A:	Pursuant to the Combination Agreement, LCY Holdco will receive newly issued UK Holdco ordinary shares in consideration for the SBC Business and cash such that LCY Holdco will own, in aggregate, 50% of the issued and outstanding UK Holdco ordinary shares immediately following the completion of the Transactions.

Q:	What will Kraton be obligated to pay or potentially receive pursuant to the Transactions?

A:	Depending upon several factors, including the amounts of the parties’ debt, cash and working capital at the time of closing, Kraton could be obligated to pay a net cash amount to LCY or could potentially receive a net cash payment from LCY. Please see “The Transactions—Transaction Consideration” for an example of what amounts Kraton may be obligated to pay or might receive pursuant to the Transactions and see “Summary of Combination Agreement—Combination Consideration; Share Issuance” for a description of how such amounts are calculated.

Q:	Does the LCY board of directors support the Transactions?

A:	Yes. The LCY board of directors, by unanimous vote, determined that the Transactions are in the best interests of the stockholders of LCY and have recommended to their stockholders that they approve the Transactions pursuant to the rules and requirements of the Taiwan Stock Exchange and the Republic of China’s (“Taiwan”) securities exchange commission.

Stockholders of LCY representing approximately 36.55% of the outstanding and issued shares of LCY executed voting agreements in which they agreed to vote “for” the Transactions in LCY’s special meeting of stockholders to approve the Combination Agreement.

On March 31, 2014, at LCY’s special meeting of stockholders, the Transactions were approved.

Q:	Are there risks involved in undertaking the Transactions?

A:	Yes. In evaluating the Transactions contemplated by the Combination Agreement, you should carefully consider the risk factors discussed in this proxy statement/prospectus under the heading “Risk Factors” beginning on page [ ], as well as the other risk factors and information about Kraton contained in, or included in the documents incorporated by reference in, this proxy statement/prospectus.

Q:	What will happen if Kraton stockholders do not approve, on an advisory non-binding basis, the compensation that may be paid or become payable to Kraton’s named executive officers in connection with the Combination?

A:	The vote on the Kraton Combination-related compensation proposal is a vote separate and apart from the vote to approve and adopt the Combination Agreement. Kraton stockholders may vote for the approval and adoption of the Combination Agreement and against the Kraton Combination-related compensation proposal, and vice versa. Because the vote on the Kraton Combination-related compensation proposal is advisory only, it will not be binding on Kraton. If the Combination Agreement is approved and adopted by the stockholders and the Transactions are completed, the named executive officers will become entitled to the Kraton Combination-related compensation regardless of the outcome of the advisory vote.

Q:	What happens if I sell my shares of Kraton common stock before the applicable special meeting?

A:	The record date for the Kraton special meeting is earlier than the date of the Kraton special meeting and the date that the Transactions are expected to be completed. If you transfer your shares after the applicable record date, but before the Kraton special meeting, then, unless your transferee requests a proxy, you will retain your right to vote at the Kraton special meeting, but will have transferred any right to receive the consideration applicable to such shares if the Transactions are completed. In order to receive the consideration applicable to your shares as set out in the Combination Agreement, you must hold your shares through completion of the Transactions.

Q:	What happens if I sell my shares of Kraton common stock after the applicable special meeting, but before the completion of the Transactions?

A:	If you transfer your shares after the Kraton special meeting, but before the completion of the Transactions, you will have transferred any right to receive the consideration applicable to your shares of Kraton common stock if the Transactions are completed. In order to receive the consideration for your shares as set out in the Combination Agreement, you must hold your shares of Kraton common stock through completion of the Transactions.

Q:	What happens to Kraton equity-based compensation awards at the effective time of the Transactions? (see page [ ])

A:	Upon consummation of the Redomestication, each equity-based award in respect of shares of Kraton common stock will be converted into a substantially similar award of the same type and in respect of the same number of UK Holdco ordinary shares. The closing of the Transactions will constitute a change in control under our equity award agreements, such that if (but only if) the holder experiences a termination of employment within a certain period of time following the consummation of the Transactions (a “double trigger requirement”), the vesting of the award will accelerate.

Pursuant to the Combination Agreement, Kraton agreed to amend its equity award forms for grants made after the date of the Combination Agreement to prevent a “second” change in control from occurring with respect to LCY after the closing date of the Transactions in the event the aggregate share holdings of LCY and its respective affiliates exceed 50% of the total fair market value or total voting power of our common stock solely due to a decrease in the total number of our shares that are outstanding.

Q:	If I am a Kraton stockholder and my shares are represented by physical stock certificates, should I send in my stock certificates now?

A:	No. After the Transactions are consummated, you will receive a transmittal form with instructions for the surrender of your Kraton stock certificates. Please do not send in your stock certificates with your proxy card.

Q:	Is the Redomestication expected to be taxable to Kraton stockholders?

A:	The exchange of shares of Kraton common stock for UK Holdco ordinary shares will result in the recognition of gain, but not loss, by a U.S. holder (as defined in “The Transactions—Material U.S. Income Tax Consequences—Scope of Discussion”). A U.S. holder will recognize gain equal to the excess, if any, of (A) the fair market value of the UK Holdco ordinary shares received in the Redomestication over (B) such holder’s adjusted tax basis in its Kraton common stock exchanged therefor. Generally, such gain will be capital gain, and will be long-term capital gain if the Kraton common stock was held for more than one year at the time of the exchange.

Subject to certain exceptions, which are described below in “The Transactions—U.S. Federal Income Tax Consequences of the Redomestication to Holders—Material Tax Consequences to Non-U.S. Holders—The Redomestication,” a non-U.S. holder (as defined in “The Transactions—Material U.S. Income Tax Consequences—Scope of Discussion”) generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of Kraton common stock for UK Holdco ordinary shares pursuant to the Redomestication.

Q: When do you expect the Transactions to be completed?

A:	Kraton and LCY are attempting to complete the Transactions as quickly as possible. However, before consummation of the Transactions, Kraton and LCY must obtain the approval of various regulatory agencies, satisfy the conditions to closing contained in the Combination Agreement and obtain the approvals of Kraton’s and LCY’s stockholders. Kraton currently expects that the Transactions will be consummated during the fourth quarter of 2014, however, it is possible that factors outside of the control of Kraton or LCY could cause the completion of the Transactions to occur at a later time or not at all.

For a description of certain factors that could delay, inhibit or prevent the consummation of the Transactions, please refer to “Risk Factors” on page [    ].

Q:	After the Transactions, where will I be able to trade my shares of UK Holdco?

A:	It is a condition to the closing that the UK Holdco ordinary shares, to be issued pursuant to the Transactions, be approved for listing on the NYSE. At the closing, Kraton expects that the UK Holdco ordinary shares will only be traded on the NYSE under the ticker symbol “KRA.” It is not expected that UK Holdco ordinary shares will be traded on any other stock exchange, including the London Stock Exchange.

Q:	Do I have appraisal rights with respect to my shares of Kraton common stock?

A:	No. Kraton stockholders do not have appraisal rights under Delaware law in connection with the Transactions.

Q:	Where can I find more information about Kraton and LCY?

A:	You can find more information about Kraton and LCY under the section entitled “Where You Can Find More Information” on page [ ] as well as the information contained in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Who can help to answer any additional questions I might have?

A:	If you have any questions about the Transactions, the instructions contained in this proxy statement/prospectus, voting procedures or the Kraton special meeting or if you need additional copies of this proxy statement/prospectus or the relevant proxy card, you should contact:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, New Jersey 07310

Toll-Free: (866) 628-6023

Q:	What do Kraton stockholders need to do now?

A:	Kraton stockholders should carefully read and consider all of the information presented in this proxy statement/prospectus and all the information and documents incorporated by reference into this proxy statement/prospectus. After doing so, Kraton stockholders should complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or via the Internet as soon as possible so that your shares of Kraton common stock will be represented at the Kraton special meeting. If you hold your shares in “street name,” you should instruct your broker or other nominee how to vote in accordance with the voting instruction form you receive from your broker or other nominee. If you sign and send in your proxy card and do not indicate how you want to vote, Kraton will count your proxy as a vote “FOR” each of the proposals to be voted on at the Kraton special meeting.

Q:	What is Kraton’s contact information for purposes of the proxy solicitation?

A:	You can contact us by mail sent to the attention of The Corporate Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.edocumentview.com/KRA.

RISK FACTORS

In considering whether to vote in favor of the proposals in connection with the Transactions, you should consider carefully the following risks or investment considerations, in addition to the other information in, as well as the information incorporated by reference into, this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements.” As set forth below, we have identified the material factors you should consider before making a decision on whether to vote in favor of the proposals, and we have identified the material risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding how to vote. In addition, you should also review carefully the risk factors discussed in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as they discuss risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. Certain of the Risk Factors contained in such Annual Report on Form 10-K have been modified below, as some of the risks faced by the combined company following the Transactions may differ from those faced by Kraton prior to the Transactions. We urge you to carefully read the below risk factors as well as read those contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports filed pursuant to the Exchange Act.

Risk Factors Relating to the Transactions

We and LCY may be unable to obtain the regulatory clearances and other approvals required to complete the Combination or, in order to do so, we and LCY may be required to comply with material restrictions or satisfy material conditions.

The Combination is subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and by the antitrust and competition law authorities in Taiwan, the People’s Republic of China (“China”) and the Republic of Turkey (“Turkey”). Conditions to closing the Combination include the clearance and approval under the rules of the antitrust and competition law authorities and that there is no judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action of a governmental body in effect that prohibits the Combination contemplated by the Combination Agreement. We and LCY can provide no assurance that all required regulatory clearances will be obtained or that the conditions associated with such clearances will be acceptable to either party. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Combination, before or after it is completed. We may not prevail and may incur significant costs in defending or settling any action under the antitrust and competition laws.

In addition to antitrust and competition law clearances, the Transactions are subject to completion of a series of transactions in which LCY’s styrenic block copolymer (“SBC”) operations in Taiwan will be conveyed to a subsidiary of LCY prior to the contribution of the equity interests of such subsidiary to UK Holdco. Such transactions are subject to the approval of Taiwan regulatory authorities. Closing of the Transactions is also subject to Kraton obtaining consents from debtholders or making alternative financing arrangements with respect to its senior notes and credit agreement. We and LCY can provide no assurance that any such regulatory approvals or arrangements will be obtained, or that the conditions associated with such regulatory or other clearances or approvals will be acceptable to either party.

We and the SBC Business are subject to business uncertainties and contractual restrictions while the proposed Combination is pending, which could adversely affect each party’s business and operations.

In connection with the pending Combination, it is possible that some customers, suppliers and other persons with whom we or the SBC Business have business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with us or the SBC Business as a result of the Combination, which could negatively affect our and the SBC Business’s respective revenues and earnings, as well as the market price of our common stock, regardless of whether the Combination is completed.

Under the terms of the Combination Agreement, we and the SBC Business are subject to certain restrictions on the conduct of our respective businesses prior to the closing, which may adversely affect our ability to execute certain of our respective business strategies. These restrictions, the waiver of which is subject to the consent of Kraton or LCY, as applicable (and not to be unreasonably withheld), could prevent each party from taking certain actions that may be beneficial to its business, such as making acquisitions, pursuing certain business opportunities or entering into certain financing instruments. Such limitations could negatively affect our and the SBC Business’s businesses and operations prior to the closing. For a description of the restrictive covenants, please see “Summary of Combination Agreement—Conduct of the Business Prior to Closing.”

Furthermore, the process of planning to integrate two businesses and organizations for the post-Combination period can divert management attention and resources and could ultimately have an adverse effect on each party.

We will incur substantial transaction-related costs in connection with the Combination.

We expect to incur a number of transaction-related costs associated with completing the Combination, combining and integrating the operations of the SBC Business with our current company and achieving the desired synergies. These fees and costs will be substantial. These transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, proxy solicitation costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of our and the SBC Business. Kraton estimates that the total costs associated with achieving these synergies in the next three years will be approximately $70 million.

Following the closing, LCY will own 50% of the issued and outstanding UK Holdco ordinary shares and Kraton’s current stockholders will exert less influence over the board of directors and management.

Following the closing, LCY will have the right to appoint 50% of the directors of UK Holdco and 50% of the members of each of the committees of the board, except for the conflicts committee of the board of directors of UK Holdco, which we refer to in this proxy statement/prospectus as the conflicts committee. Moreover, supermajority provisions to be contained in the shareholder agreement will assure that at least one board member designated by LCY must approve of certain actions before UK Holdco is permitted to take such action. While Dan F. Smith, the current chairman of the board of directors of Kraton, will continue in his role as chairman of the board of directors of UK Holdco, LCY has the right, after two years, to select UK Holdco’s future chairman of the board of directors for the following two years (after which time the chairman will be selected by the full UK Holdco board). As a result, Kraton’s current stockholders will exert less influence over the management and policies of UK Holdco than they currently enjoy with respect to Kraton.

The Combination Agreement contains provisions that limit the ability of Kraton to pursue alternative transactions to the Combination, could discourage potential alternative transactions and/or third-parties from making alternative transaction proposals and could require, in certain circumstances, that Kraton pay a termination fee of $25 million.

Pursuant to the terms of the Combination Agreement, Kraton may be required to pay a termination fee of $25 million if the Transactions contemplated by the Combination Agreement are not consummated because of the occurrence of certain events, including the Kraton board of directors changing its recommendation with respect to the proposals set forth in this proxy statement/prospectus. Such a fee could be payable even if no other alternative transaction is consummated.

Kraton is prohibited from entering into an acquisition agreement with a third party, soliciting an alternative proposal from any third party involving 20% or more of Kraton’s common stock, assets or earning power, and participating in any discussions or negotiations regarding any proposal that is or could reasonably be expected to lead to an alternative acquisition proposal or furnishing any nonpublic information in connection therewith, unless Kraton receives an unsolicited, written alternative acquisition proposal before the receipt of the approval of the stockholders of Kraton at the special meeting. Kraton’s board of directors must determine that any such unsolicited, written alternative acquisition proposal constitutes or could reasonably be expected to lead to a “superior proposal” before it can participate in negotiations with the third-party making the proposal. The “superior proposal” must involve at least 50% of Kraton’s voting common stock, assets or earning power and Kraton’s board must determine that the alternative transaction would be more favorable to Kraton’s stockholders than the Transactions, considering the financial, regulatory and legal aspects of such alternative proposal as well as the timing and likelihood of consummation of such alternative proposal.

While Kraton’s board of directors is permitted to change its recommendation to stockholders prior to the special meeting under certain circumstances, namely if Kraton is in receipt of a “superior proposal” or an “intervening event” (as such terms are defined in the Combination Agreement) has occurred that was not known or reasonably foreseeable to Kraton’s board at the time of the execution of the Combination Agreement, Kraton’s board would have to determine, in good faith, that the failure to change its recommendation to stockholders would reasonably likely be inconsistent with its fiduciary duties to stockholders. Before changing its recommendation to stockholders, Kraton’s board of directors must negotiate with LCY regarding potential amendments to the Transactions.

The presence of the above contractual restrictions and the termination fee could discourage third parties from making alternative acquisition proposals, even if such third party was prepared to pay consideration with a higher per share cash or market value than the proposed market value of the shares in the Transactions. As a result, third-parties may make acquisition proposals, if at all, at a lower price than they would be willing to make in the absence of such restrictions on the ability of the Kraton board of directors to consider and/or negotiate with respect to such proposals. Kraton may not be able to enter into an agreement with respect to a more favorable alternative transaction without incurring significant liability to LCY.

Failure to complete the Combination, or significant delays in completing the Combination, could negatively affect the trading price of our common stock and our future business and financial results.

If the Combination is not completed, or if there are significant delays in completing the Combination, the trading price of our common stock and our future business and financial results could be negatively affected, and we will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of our common stock due to the fact that current prices may reflect a market assumption that the Combination will be completed;

•	having to pay certain significant costs relating to the Combination; and

•	the attention of our management will have been diverted to the Combination rather than to our current operations and pursuit of other opportunities that could have been beneficial to the company.

Kraton may have difficulty attracting, motivating and retaining executives and other employees in light of the Combination.

Kraton could experience difficulty in attracting, motivating and retaining executives and other employees due to the uncertainty of the closing of the Combination. In addition, certain key employees of the SBC Business may not wish to become employees of UK Holdco. Until completion of the Transactions, employee retention could be a challenge for Kraton and LCY as employees may have uncertainty about the Combination and their future roles with UK Holdco. If employees of Kraton or the SBC Business depart prior to the closing due to uncertainty or the difficulty of integrating the two businesses, UK Holdco’s ability to realize the anticipated benefits of the Transactions could be reduced or delayed.

As a result of increased shareholder approval requirements, UK Holdco may have less flexibility as an English public company than Kraton currently enjoys as a Delaware corporation with respect to certain aspects of capital management.

Under Delaware law, the directors of Kraton may issue, without further stockholder approval, any shares of capital stock authorized in its certificate of incorporation that are not already issued or reserved. However, English law provides that a board of directors may allot and issue shares, or grant rights to subscribe for or convert securities into shares, only with the prior authorization either of shareholders or a provision in the company’s articles of association (other than in certain limited circumstances), such authorization being for issuances up to a number of shares having a specific aggregate nominal amount (i.e., par value) and for a maximum period of five years, each as specified in the relevant shareholder resolution or the articles of association. To remain effective, this authorization would need to be renewed by shareholders prior to its expiration (i.e., at least every five years). The articles of association of UK Holdco will authorize the allotment and issuance of shares, and the grant of rights to subscribe for or to convert any security into shares, by UK Holdco up to an aggregate nominal amount (i.e., par value) that Kraton and LCY shall agree prior to the adoption of such articles of association by UK Holdco. Such authorization shall continue for a period of five years from the adoption of the articles of association of UK Holdco (unless previously renewed, varied or revoked by UK Holdco in a general meeting) and renewal of such authorization for additional five-year terms will be sought at least once every five years, and possibly more frequently. See “Description of Shares of UK Holdco—Preemptive Rights and New Issues of Shares” for more information.

English law also generally provides shareholders with preemptive rights when new shares are issued, or rights to subscribe for or convert securities into shares are granted, that are to be paid for wholly in cash. However, it is possible for the articles of association, or shareholders by special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding shares that, being entitled to vote, approve the resolution) to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, to remain effective, this exclusion would need to be renewed by special resolution prior to its expiration (i.e., at least every five years). The articles of association of UK Holdco will exclude preemptive rights in respect of the allotment and issuance and grant of rights authorization described above, and renewal of such exclusion for additional five-year terms will be sought at least once every five years, and possibly more frequently. However, pursuant to the shareholder agreement (and subject to certain restrictions and limitations), LCY and certain of its affiliates will have preemptive rights on issuances of UK Holdco ordinary shares that enable LCY to maintain its ownership percentage of UK Holdco. LCY’s preemptive rights could adversely and negatively impact UK Holdco’s ability to access capital markets quickly and efficiently. See “Description of Shares of UK Holdco—Preemptive Rights and New Issues of Shares” for more information.

English law prohibits UK Holdco from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognized investment exchange,” which does not include the NYSE, which is the only exchange on which shares of UK Holdco will be traded. In order to purchase its own shares, UK Holdco must therefore obtain shareholder approval for “off-market” purchases. This requires that UK Holdco shareholders pass a resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a maximum period of up to five years. Prior to closing, a resolution will be passed by Kraton, as the current sole shareholder of UK Holdco, to approve certain contracts pursuant to which UK Holdco will be able to make “off-market” purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five years), and renewal of such authorization may be sought at least once every five years, and possibly more frequently. However, UK Holdco shares may only be repurchased out of distributable reserves or, subject to certain exceptions, out of the proceeds of a new issuance of shares made for that purpose. See “Description of Shares of UK Holdco—Alteration of Share Capital/Repurchase of Shares” for more information.

There can be no assurance that, notwithstanding LCY’s significant future stake in UK Holdco as a result of the Combination, circumstances will not arise that would cause the renewals of the foregoing shareholder approvals not to be obtained, which would deprive UK Holdco’s shareholders of substantial capital management benefits.

English law will require that UK Holdco meet certain additional financial requirements before it can declare dividends or repurchase shares following the Transactions.

Under English law, UK Holdco will be able to declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) only out of distributable reserves. Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital duly made. Immediately following the Transactions, UK Holdco will not have distributable reserves.

If UK Holdco and its non-U.S. subsidiaries become subject to U.S. federal income tax, its financial position, operating results and cash flows would be adversely affected.

UK Holdco and its non-U.S. subsidiaries will conduct their operations in a manner intended to minimize the risk that UK Holdco or its non-U.S. subsidiaries engage in the conduct of a U.S. trade or business. The U.S. subsidiaries of UK Holdco will continue to be subject to U.S. federal income tax on their worldwide income, and its non-U.S. subsidiaries will continue to be subject to U.S. federal income tax on their U.S. operations. If, however, UK Holdco or any of its non-U.S. subsidiaries is determined to be engaged in a trade or business in the United States, UK Holdco or such non-U.S. subsidiary would be required to pay U.S. federal income tax on income that is subject to the taxing jurisdiction of the United States. If this occurs, the financial position, operating results and cash flows of the UK Holdco may be adversely affected.

Changes in effective income tax rates or adverse outcomes resulting from examination of Kraton’s tax returns could adversely affect its financial results.

Changes in the valuation of Kraton’s deferred tax assets and liabilities or changes in tax treaties, regulations, accounting principles or interpretations thereof in one or more countries in which it operates could result in a change to the effective income tax rate on worldwide earnings and such change could be significant to Kraton’s financial results. UK Holdco’s future effective income tax rates could also be adversely affected by significant changes in earnings in countries where it has varying statutory rates. In addition, Kraton is subject to examinations of its income tax returns by the Internal Revenue Service, or IRS, and other tax authorities. Kraton regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of the provision for income taxes. There can be no assurance that such examinations will not have an adverse effect on the financial position, operating results or cash flows of the combined company.

Kraton’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes could be subject to limitations as a result of the Transactions.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, which we refer to as NOLs, to offset future taxable income for U.S. federal income tax purposes. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during a specified testing period (generally, three years). The Transactions could cause Kraton to experience an ownership change during the relevant testing period. Upon an ownership change, Section 382 of the Code imposes an annual limitation on the amount of NOLs that may be used to offset future taxable income for U.S. federal income tax purposes. The amount of the annual limitation generally would equal the aggregate value of the Kraton common stock that is outstanding immediately prior to the ownership change multiplied by the adjusted federal tax-exempt rate, set by the IRS. Limitations imposed on the ability to use NOLs to offset future taxable income could cause U.S. federal income taxes to be paid by Kraton earlier than they otherwise would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case, reducing or eliminating the benefit of such NOLs. Similar rules and limitations may apply for state income tax purposes.

The expected benefits of the Redomestication may not be realized.

UK Holdco may not realize the benefits that we expect to realize from the redomestication of Kraton from Delaware to the United Kingdom. The Redomestication may also expose UK Holdco to certain risks that could have an adverse effect on UK Holdco or its results of operations. For example, changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in the United States, the United Kingdom or elsewhere, could adversely affect UK Holdco and its shareholders and such changes could cause a material change in UK Holdco’s worldwide effective corporate tax rate and cash flows. Additionally, limitations under U.S. federal income tax law could affect Kraton’s ability to utilize NOLs and other tax attributes against income and gains from certain affiliated transactions with UK Holdco or its non-U.S. subsidiaries. As a result, UK Holdco’s actual effective tax rate may be materially different from our expectation. Further, if the Redomestication is completed, the rights of UK Holdco’s shareholders as shareholders of an English company will differ from the rights they have currently as stockholders of a U.S. company.

The enforcement of civil liabilities against UK Holdco may be more difficult.

Because UK Holdco will be a public company incorporated under English law after the Transactions, investors could experience more difficulty enforcing judgments obtained against UK Holdco in U.S. courts than would currently be the case for U.S. judgments obtained against Kraton. It may also be more difficult (or impossible) to bring some types of claims against UK Holdco in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. The articles of association of UK Holdco will provide for the exclusive jurisdiction of the English courts for shareholder lawsuits against UK Holdco or its directors.

The Redomestication will result in additional ongoing costs to UK Holdco.

The completion of the Redomestication will result in an increase in some of UK Holdco’s ongoing expenses as compared with Kraton and require it to incur some new expenses. UK Holdco may incur new expenses, including professional fees and U.K. stamp duty or U.K. stamp duty reserve tax in respect of share repurchases and, potentially, in connection with settlement of equity-based awards under our stock or share incentive plans to comply with U.K. corporate and tax laws.

Shareholders of UK Holdco will have rights different from the rights of holders of shares of Kraton common stock.

Upon completion of the Transactions, the rights of former Kraton stockholders who become UK Holdco shareholders will be governed by the articles of association of UK Holdco and English law rather than the certificate of incorporation and bylaws of Kraton and Delaware law. Some of the rights associated with Kraton common stock are different from the rights associated with UK Holdco ordinary shares. See “Comparison of Rights of Stockholders” beginning on page [    ] for a discussion of the different rights associated with UK Holdco ordinary shares.

Transfers of shares of UK Holdco may be subject to U.K. stamp duty and/or U.K. stamp duty reserve tax, which would increase the cost of dealing in UK Holdco shares as compared to Kraton common stock.

U.K. stamp duty and/or U.K. stamp duty reserve tax are taxes that are imposed on certain transfers on sale of, or agreements to transfer, chargeable securities (which include shares in companies incorporated under English law). The standard rate of duty is 0.5% of the consideration for the transfer. Certain transfers of shares into depositary receipt or clearance systems are charged at a higher rate of 1.5%.

We anticipate that The Depository Trust Company would be treated as a clearance service for these purposes, and UK Holdco intends to seek clearance from the U.K. H.M. Revenue & Customs, which we refer to in this proxy statement/prospectus as HMRC, to this effect (although no guarantee can be given on the outcome of this application). You are strongly encouraged to hold your UK Holdco shares in book-entry form through the facilities of The Depository Trust Company. An agreement to transfer an interest in UK Holdco shares through a clearance service or depositary receipt system should not give rise to a liability to U.K. stamp duty reserve tax under current U.K. tax law and HMRC practice. In addition, no U.K. stamp duty should, in practice, need to be paid in respect of a paperless transfer of an interest in UK Holdco shares through The Depository Trust Company.

However, a transfer of title in UK Holdco shares or an agreement to transfer such shares held outside The Depository Trust Company system (or other clearance service or depositary receipt system) will generally incur a charge to U.K. stamp duty and/or U.K. stamp duty reserve tax at a rate of 0.5% of any consideration received. Further, a transfer of title in UK Holdco shares or an agreement to transfer such shares from within The Depository Trust Company system out of The Depository Trust Company system will generally also incur a charge to U.K. stamp duty and/or U.K. stamp duty reserve tax at a rate of 0.5% of any consideration received. Any such duty must be paid (and the relevant transfer document stamped by HMRC) before the transfer can be registered in the books of UK Holdco. Holders of UK Holdco shares should note in particular that a redeposit of UK Holdco shares into The Depository Trust Company system (or other clearance service or depositary receipt system), including by means of an initial transfer into a depositary receipt system, will generally attract U.K. stamp duty and/or U.K. stamp duty reserve tax at the higher rate of 1.5%.

Following the Redomestication, arrangements are expected to be put in place by UK Holdco to require that UK Holdco shares held in certificated form cannot be transferred into The Depository Trust Company system until the transferor of the shares has first delivered the UK Holdco shares to a depositary specified by UK Holdco so that any U.K. stamp duty and/or U.K. stamp duty reserve tax that may be due in connection with the delivery to the depositary may be collected. It is expected that any such shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in the books of UK Holdco, it is expected that the transferor will also be required to put the funds in the depositary to settle the resultant liability to U.K. stamp duty and/or U.K. stamp duty reserve tax, which will generally be charged at a rate of 1.5% of the value of the UK Holdco shares.

Following the Redomestication, U.K. stamp duty and/or U.K. stamp duty reserve tax will be incurred in respect of share repurchases and may arise in connection with settlement of equity-based awards under our stock or share incentive plans. This could increase the costs to continue such plans as currently designed and utilized.

In the HMRC guidance published on April 27, 2012 in response to the decisions in certain recent cases, HMRC has indicated that it will no longer seek to apply 1.5% U.K. stamp duty or U.K. stamp duty reserve tax when new shares of companies incorporated in the U.K. are first issued to a clearance service (or its nominee) or depositary receipt issuer (or its nominee or agent) anywhere in the world or are transferred to such an entity as an integral part of an issue of share capital. We anticipate that The Depository Trust Company would be treated as a clearance service for these purposes, and UK Holdco intends to seek clearance from HMRC to this effect (although no guarantee can be given on the outcome of this application). Accordingly, we do not currently expect that U.K. stamp duty and/or U.K. stamp duty reserve tax would be imposed under current U.K. tax law and HMRC practice on a future issuance of shares by UK Holdco. However, it is possible that the U.K. government may change the law in relation to U.K. stamp duty and/or U.K. stamp duty reserve tax in response to the cases referenced above, and that this will have a material effect on the cost of share issuances by UK Holdco and potentially on the cost of dealing in UK Holdco shares.

If UK Holdco shares are not eligible for deposit and clearing within the facilities of The Depository Trust Company, then transactions in our securities may be disrupted.

The facilities of The Depository Trust Company are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in The Depository Trust Company system, which include many large banks and brokerage firms. We expect that, upon the consummation of the Redomestication, the UK Holdco shares will be eligible for deposit and clearing within The Depository Trust Company system. However, while we are aware of a number of U.K. companies whose ordinary shares trade in the U.S. in the form of American Depository Receipts, there are very few U.K. companies whose ordinary shares are directly traded on a U.S. securities exchange and are cleared through The Depository Trust Company system. We believe that historically this has been, in part, a result of concern on the part of The Depository Trust Company regarding its potential liability for U.K. stamp duty and/or U.K. stamp duty reserve tax in connection with transactions in ordinary shares of U.K. companies. In connection with the closing of the Redomestication, we expect to enter into arrangements with The Depository Trust Company whereby we will agree to indemnify The Depository Trust Company for any U.K. stamp duty and/or U.K. stamp duty reserve tax that may be assessed upon it as a result of its service as a depositary and clearing agency for UK Holdco shares. In addition, UK Holdco is in the process of seeking a clearance from HMRC that no U.K. stamp duty or U.K. stamp duty reserve tax will be applied in respect of the implementation of the Redomestication. Although no guarantee can be given on the outcome of this application, we expect these actions, among others, will result in The Depository Trust Company agreeing to accept UK Holdco shares for deposit and clearing within its facilities upon consummation of the Redomestication.

The Depository Trust Company is under no obligation to accept UK Holdco shares for deposit and clearing within its facilities upon the closing and, even if The Depository Trust Company does accept UK Holdco shares, it will generally have discretion to cease to act as a depositary and clearing agency for UK Holdco shares at a later date. If The Depository Trust Company determined prior to the consummation of the Redomestication that UK Holdco shares are not eligible for clearance within The Depository Trust Company system, then we would not expect to complete the Transactions contemplated by this proxy statement/prospectus in their current form, as one of the conditions to the parties’ obligations to close the Transactions would not be satisfied. However, if The Depository Trust Company determined at any time after the consummation of the Redomestication that UK Holdco shares were not eligible for continued deposit and clearance within its facilities, then we believe UK Holdco shares would not be eligible for continued listing on a U.S. securities exchange and trading in shares of UK Holdco would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of UK Holdco shares and the U.K. stamp duty and/or U.K. stamp duty reserve tax treatment of trading.

Negative publicity resulting from the Transactions could adversely affect UK Holdco’s business and the market price of the shares of UK Holdco.

Foreign reincorporations, redomiciliations and/or redomestications of United States companies that have been undertaken by other companies have generated significant press coverage, much of which has been negative. Negative publicity generated by the proposed Transactions could cause UK Holdco’s employees to perceive uncertainty regarding future opportunities available to them. In addition, negative publicity could cause some of UK Holdco’s customers and/or suppliers to be more reluctant to do business with UK Holdco. Either of these events could have an adverse impact on UK Holdco’s business. Negative publicity could also cause some of UK Holdco’s shareholders to sell shares of UK Holdco or decrease the demand for new investors to purchase shares of UK Holdco, which could have an adverse impact on the market price of the shares of UK Holdco.

Risk Factors Relating to the C ombined Company

Kraton’s business and the SBC Business are both subject to significant risks. The risks affecting Kraton’s business are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated herein by reference. We expect that these risks will continue to apply to the combined company following the Transactions, however some of those risks are included below with details and information about additional risks faced by the combined company. The future business and operations of UK Holdco may be affected by the following risks.

Failure to successfully combine the businesses in the expected time frame may adversely affect the future results of UK Holdco, and, consequently, the value of its shares.

The success of the proposed Combination will depend substantially on UK Holdco’s ability to realize the anticipated benefits and synergies from combining Kraton’s business with the SBC Business. To realize these anticipated benefits, the businesses must be successfully integrated and combined, and UK Holdco will incur substantial costs to do so. We currently estimate the total cost to achieve expected annual synergies of $65.0 million (expected to be fully realized by 2017) to be approximately $70 million over the three-year period following closing and in addition, expect to incur transaction-related costs associated with completing the Combination and integrating the businesses. The combined organization may not be able to achieve its objectives or expected synergies, in which case the anticipated benefits of the Combination may not be realized fully or at all. In addition, costs to achieve anticipated synergies and benefits may exceed our estimates, and the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Combination. These unrealized benefits and difficulties could result in declines in the market value of our common stock.

After the closing, UK Holdco will have significantly more sales, assets and employees than Kraton did prior to the Transaction, and management of UK Holdco will be required to devote a substantial amount of time and effort to the integration of Kraton and the SBC Business to realize the expected synergies on the anticipated timeframe. Management will face a number of difficulties in that integration process. Such difficulties include:

•	integrating the SBC Business while carrying on the ongoing operations of Kraton’s historical business;

•	adapting to the new corporate governance requirements of UK Holdco and differences between being a U.S. versus a U.K. domiciled company;

•	integrating the LCY designees into the UK Holdco board of directors;

•	adjusting to a new corporate domicile in the United Kingdom;

•	managing a significantly larger company than prior to the closing;

•	integrating two separate business cultures;

•	attracting and retaining the necessary personnel;

•	creating uniform standards, controls, procedures, policies and information systems and controlling costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll, human resources and regulatory compliance systems.

There can be no assurance that UK Holdco’s management will be able to successfully integrate the SBC Business and Kraton’s business given the difficulties it faces or that such integration will be cost-effective. Moreover, the process of integrating the SBC Business and Kraton’s business may cause interruptions in UK Holdco’s business as the integration process may be prioritized over certain other activities. The risks associated with the integration may be exacerbated if UK Holdco is not able to devote a sufficient number of employees with the necessary expertise to integrate the SBC Business. Even if UK Holdco is able to successfully integrate the SBC Business and Kraton’s historical business, such integration may not fully realize the expected synergies or realize these benefits within the expected timeframe. If UK Holdco fails to successfully integrate the SBC Business and/or fails to realize the expected synergies, UK Holdco’s results of operations or financial condition may be adversely affected.

The SBC Business has been subject to different standards governing internal controls.

LCY is based in Taiwan and, as a company listed on the Taiwan Stock Exchange, is subject to a regulatory regime in terms of internal controls over financial reporting that may differ from the regulatory regime applicable to Kraton and UK Holdco. Effective internal controls are necessary to provide reliable financial reports and operate successfully. UK Holdco may experience difficulties in integrating and harmonizing the internal controls of Kraton and the SBC Business, and may need to implement additional financial and management controls, reporting systems and procedures. UK Holdco may incur substantial costs in its efforts to integrate internal controls and related processes of Kraton and the SBC Business. Any failure to integrate, develop or maintain effective internal controls could harm UK Holdco’s operating results, cause it to fail to meet its reporting obligations or subject it to regulatory scrutiny, any of which could have an adverse effect on its business and the trading price of its stock.

Following the closing, UK Holdco will have a 50% shareholder with certain corporate governance and other rights which could impact the management and direction of the combined company as well as the value of UK Holdco’s ordinary shares.

LCY and its subsidiary that will own the UK Holdco ordinary shares upon closing will have certain rights and privileges as a 50% owner of the issued and outstanding UK Holdco shares pursuant to the shareholder agreement to be executed upon the closing and certain provisions contained in UK Holdco’s articles of association. Certain of these provisions could limit or negatively affect the operations of UK Holdco. For a summary of the shareholder agreement and the articles of association of UK Holdco, please see “Summary of Shareholder Agreement” and “Comparison of Rights of Stockholders” beginning on pages [    ] and [    ], respectively. Under certain of these provisions, UK Holdco may not take certain, specified actions without the consent of LCY or its designees on UK Holdco’s board of directors. LCY’s rights will include, among other things:

•	the right to designate 50% of the directors of UK Holdco following the closing;

•	a supermajority requirement for the approval of certain corporate actions (requiring the approval of at least one director designated by LCY that is also affiliated with LCY);

•

the right, following the closing, to appoint 50% of the members of all of the committees of the board of directors (except for the conflicts committee), including the nominating and corporate governance committee of the board of directors of UK Holdco, which is responsible for the nomination of future directors of the UK Holdco board (including the review and approval of nominees designated by LCY); and

•	the right to appoint the chairman of the board of directors for a two-year period following the tenure of Dan F. Smith as chairman of UK Holdco.

LCY will also have certain other rights contained in the shareholder agreement that could impact the value of the UK Holdco ordinary shares. While LCY and its affiliates will be subject to certain standstill and transfer restrictions preventing them from acquiring UK Holdco ordinary shares or from making certain dispositions, such restrictions will only be effective for nine years following the closing. Following such time, there will not be any contractual restrictions on LCY regarding disposal or acquisition of UK Holdco ordinary shares. The impact of any future acquisition or sale of UK Holdco ordinary shares by LCY and its affiliates cannot be quantified at this time and it could have a negative impact on the value of UK Holdco’s ordinary shares.

LCY will also have the right, from three years after the closing, to transfer all of its shares in UK Holdco in a block sale to a third-party. While UK Holdco will have the right to repurchase that block, UK Holdco’s exercise of its repurchase option may not be feasible at such time. The sale of such a large percentage of UK Holdco’s ordinary shares at such time may not be desirable from UK Holdco’s perspective and such sale could negatively affect the value of UK Holdco’s ordinary shares.

LCY also has contractual preemptive rights and registration rights which could negatively impact UK Holdco’s ability to effectively utilize capital markets and raise capital. LCY’s registration rights could also be costly to the company and divert management’s attention upon the exercise of such rights. For a discussion of such rights, please see “Summary of Shareholder Agreement—Preemptive Rights” and “Summary of Shareholder Agreement—Registration Rights” beginning on pages [    ] and [    ], respectively.

The failure of raw materials suppliers to perform their obligations under long-term supply agreements, or the inability to replace or renew these agreements when they expire, could increase UK Holdco’s cost for these materials, interrupt production or otherwise adversely affect its results of operations.

UK Holdco’s manufacturing processes will use three primary raw materials: butadiene, styrene and isoprene. UK Holdco’s results of operations will be directly affected by the costs of these raw materials, which comprise a significant portion of total costs of goods sold and, accordingly, the selling prices for its products. In the past the costs of these monomers have varied significantly, with the price of butadiene having been particularly volatile on an absolute basis as well as in relation to other industry markers used in pricing long-term supply arrangements. Following the closing, UK Holdco will have long-term supply agreements with LyondellBasell and CNOOC and Shell Petrochemicals Company (“CSPC”), and others to supply its raw material needs in Europe and Asia. As these contracts expire, UK Holdco may be unable to renew these contracts or obtain new long-term supply agreements on terms favorable to UK Holdco, if at all, which may significantly affect its operations.

In addition, most of UK Holdco’s long-term contracts will contain provisions that allow suppliers to limit, or allocate, the amount of raw materials shipped to UK Holdco below the contracted amount in certain circumstances. These contracts are subject to risks of interruption, termination (both pursuant to the terms of the contract and in breach of contract), renegotiation and failure to perform. If UK Holdco is required to obtain alternate sources for raw materials because a supplier is unwilling or unable to perform under raw material supply agreements or if a supplier terminates its agreements with UK Holdco, UK Holdco may not be able to obtain these raw materials from alternative suppliers in sufficient quantities or in a timely manner, and UK Holdco may not be able to enter into long-term supply agreements on terms as favorable to it, if at all. A lack of availability of raw materials could have a material adverse effect on UK Holdco’s results of operations.

If the availability of butadiene is limited, UK Holdco may be unable to produce some of its products in quantities or on economic terms sought by its customers, which could have an adverse effect on sales of products requiring butadiene.

The North American market is structurally short of butadiene and has relied on imports to balance demand. With the trend toward lighter ethylene cracker feedslates in the United States, there has been a reduction in the supply of crude C4. Historically, the European market has been better balanced and provided exports to North America and Asia. Following the closing, it is expected that UK Holdco’s butadiene requirements in the United States will be satisfied by several suppliers and its butadiene requirements in Europe will be satisfied primarily by LyondellBasell. In addition, it is expected that UK Holdco’s butadiene requirements in Asia will be satisfied primarily by CSPC. In general, the quantity of butadiene available in any one region is dependent on the cracking feedslates of olefins plants, ethylene demand, inter-regional demand for butadiene and demand for other oil derivatives. Suppliers may not be able to meet UK Holdco’s butadiene requirements, and UK Holdco may not be able to obtain substitute supplies of butadiene from alternative suppliers in a timely manner or on favorable terms. A lack of availability of butadiene in the quantities that UK Holdco will require to produce products containing butadiene could have a material adverse effect on its results of operations.

If the availability of styrene is limited, UK Holdco may be unable to produce some of its products in quantities or on economic terms sought by its customers, which could have an adverse effect on facility utilization and its sales of products requiring styrene.

UK Holdco will satisfy its styrene requirements in the United States and Europe pursuant to purchase agreements with terms of one to two years, subject to renewal conditions. Following the closing of the Transaction, UK Holdco expects to fulfill its styrene requirements in Asia through similar purchase agreements. UK Holdco will have more than one supplier in each of these regions and also generally have alternatives for either modifying the contract, supply portfolio or obtaining spot supply. As contracts expire, UK Holdco will not be able to give assurances that it will obtain new long-term supply agreements or that the terms of any such agreements will be on terms favorable to it, and consequently its future acquisition costs for styrene may therefore increase.

UK Holdco’s end use markets are highly competitive, and UK Holdco may lose market share to other producers of styrenic block copolymers or to producers of other products that can be substituted for its products.

UK Holdco’s industry is highly competitive, and it will face significant competition from large international producers, smaller regional competitors and government owned enterprises. Following the closing of the Transactions, UK Holdco will be exposed to increased competition in less-differentiated SBC markets due to the nature and focus of the SBC Business. UK Holdco’s competitors may improve their competitive position in UK Holdco’s core end use markets by successfully introducing new products, improving their manufacturing processes or expanding their capacity or manufacturing facilities. Further, some of UK Holdco’s competitors benefit from advantageous cost positions that could make it increasingly difficult for UK Holdco to compete in markets for less-differentiated applications. In addition, government owned enterprises could be advantaged in certain markets. If UK Holdco is unable to keep pace with its competitors’ product and manufacturing process innovations or cost position, UK Holdco’s financial condition and results of operations could be materially adversely affected.

In addition, competition between styrenic block copolymers and other products within the end use markets in which UK Holdco will compete is intense. Increased competition from existing or newly developed SBC or non-SBC products may reduce demand for UK Holdco’s products in the future and UK Holdco’s customers may decide on alternate sources to meet their requirements. If UK Holdco is unable to successfully compete with other producers of styrenic block copolymers or if other products can be successfully substituted for its products, UK Holdco’s sales may decline.

Failure to comply with anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, could result in fines, criminal penalties, negative commercial consequences and an adverse effect on UK Holdco’s business.

UK Holdco’s ability to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act 2010 is dependent upon the success of its compliance programs, including its ability to manage its distributors, agents and business partners and supervise, train and retain competent employees. UK Holdco’s compliance programs will mandate compliance with these and other anti-corruption laws. However, UK Holdco will operate in many parts of the world that experience corruption. Moreover, due to the historical practices of the SBC Business, UK Holdco may rely more heavily on distributors and agents for the sale of its products than Kraton’s historical practices. UK Holdco’s failure to effectively monitor the activities of such distributors and agents and ensure their compliance with foreign, federal, state, local and provincial laws, especially related to anti-corruption, could expose UK Holdco to material liability. If UK Holdco is found to be liable for violations of anti-corruption laws either due to its own acts or omissions or due to the acts or omissions of others (including joint venture partners, distributors, agents or other third-party representatives), UK Holdco could suffer from commercial, civil and criminal penalties or other sanctions, which could have a material adverse effect on its business, financial condition and results of operations.

As a global business, UK Holdco will be exposed to local business risks in different countries, which could have a material adverse effect on its financial condition or results of operations.

UK Holdco will have significant operations in foreign countries, including manufacturing facilities, research and development facilities, sales personnel and customer support operations. Currently, Kraton and the SBC Business operate, or others operate on their behalf, facilities in Brazil, China, Germany, France, Japan and Taiwan, in addition to operations in the United States.

UK Holdco’s foreign operations will be subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

•	new and different legal and regulatory requirements in local jurisdictions;

•	export duties or import quotas;

•	domestic and foreign customs and tariffs or other trade barriers;

•	potential staffing difficulties and labor disputes;

•	risk of non-compliance with the FCPA, the U.K. Bribery Act 2010 or similar anti-bribery legislation in other countries by agents or other third-party representatives;

•	managing and obtaining support and distribution for local operations;

•	increased costs of transportation or shipping;

•	credit risk and financial conditions of local customers and distributors;

•	potential difficulties in protecting intellectual property;

•	risk of nationalization of private enterprises by foreign governments;

•	potential imposition of restrictions on investments;

•	potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

•	foreign currency exchange restrictions and fluctuations;

•	local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries; and

•	civil unrest, including labor unrest, in response to local political conditions.

UK Holdco may not be successful in developing and implementing policies and strategies to address the foregoing risks in a timely and effective manner at each location where it will do business. Consequently, the occurrence of one or more of the foregoing risks could have a material adverse effect on UK Holdco’s international operations or upon its financial condition and results of operations.

Domestic or international natural disasters or terrorist attacks may disrupt UK Holdco’s operations, decrease the demand for its products or otherwise have an adverse impact on its business.

Chemical related assets, and companies with significant assets in the United States, may be at greater risk of future terrorist attacks than other possible targets in the U.S. and throughout the world. Moreover, extraordinary events such as natural disasters may negatively affect local economies, including those of UK Holdco’s customers or suppliers. Following the closing, the combined company will have significant coastal manufacturing facilities in Taiwan, coastal China and Baytown (the Gulf Coast of the United States). Such facilities are at risk of being damaged or destroyed in natural disasters, including typhoons, hurricanes and other weather-related incidents. The occurrence of such events cannot be predicted, although they can be expected to continue to adversely impact the economy in general and our specific markets. The resulting damage from such an event could include loss of life, property damage or site closure. Any, or a combination, of these factors could adversely impact UK Holdco’s results of operations, financial position and cash flows.

Fluctuations in currency exchange rates may significantly impact UK Holdco’s results of operations and may significantly affect the comparability of its results between financial periods.

UK Holdco’s operations will be conducted by subsidiaries in many countries. The results of the operations and the financial position of these subsidiaries will be reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in UK Holdco’s consolidated financial statements. The main currencies to which UK Holdco will be exposed, besides the U.S. dollar, are the Euro, Japanese Yen, Brazilian Real, New Taiwan Dollar and Chinese Renminbi. The exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. A depreciation of these currencies against the U.S. dollar will decrease the U.S. dollar equivalent of the amounts derived from these operations reported in UK Holdco’s consolidated financial statements and an appreciation of these currencies will result in a corresponding increase in such amounts. Because many of UK Holdco’s raw material costs are determined with respect to the U.S. dollar rather than these currencies, depreciation of these currencies may have an adverse effect on UK Holdco’s profit margins or its reported results of operations. Conversely, to the extent that UK Holdco is required to pay for goods or services in foreign currencies, the appreciation of such currencies against the U.S. dollar will tend to negatively impact UK Holdco’s results of operations. In addition, currency fluctuations may affect the comparability of UK Holdco’s results of operations between financial periods.

UK Holdco will incur currency transaction risk whenever it enters into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. From time to time, it is expected that UK Holdco will use hedging strategies to reduce its exposure to currency fluctuations. Given the volatility of exchange rates, there can be no assurance that UK Holdco will be able to effectively manage its currency transaction risks, that its hedging activities will be effective or that any volatility in currency exchange rates will not have a material adverse effect on UK Holdco’s financial condition or results of operations.

There can be no assurance that the SBC Business will obtain governmental certificates conveying real property use rights to portions of the underlying land and the manufacturing facility in China.

The SBC Business constructed an SBC manufacturing facility on a land parcel in the Petrochemical Zone of Huizhou Daya Bay Economic and Technological Development Zone and occupies two adjacent land parcels. The SBC Business holds a certificate entitling it to use of the land parcel and other real property rights underlying the facility, and LCY has agreed in the Combination Agreement to use its reasonable best efforts to obtain use certificates with respect to the other two parcels and the manufacturing facility from applicable Chinese authorities. There can be no assurance that LCY will obtain these certificates. Until they are obtained, governmental authorities in China could elect to impede or prevent the use of the adjacent parcels and the manufacturing facility, which would have a material adverse effect on the operations of the SBC Business in China and, accordingly, UK Holdco’s results of operations and stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make written or oral forward-looking statements in our annual reports on Form 10-K, our periodic reports on Forms 10-Q and 8-K, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue,” or “potential,” and the negative of these terms or other comparable or similar terminology or expressions. In addition, forward-looking statements are also often characterized by discussions of strategy, plans or intentions; anticipated benefits of or performance of our products; beliefs regarding opportunities for new, high-margin applications and other innovations; adequacy of cash flows to fund our working capital requirements; our investment in the joint venture with Formosa Petrochemical Corporation (“FPCC”); our expectations regarding indebtedness to be incurred by our joint venture with FPCC; the proposed combination with the SBC Business (as discussed in more detail in this proxy statement/prospectus), including the Transactions, the expectation that the Transactions will close in the fourth quarter of 2014, expected synergies and other benefits therefrom (including tax, financial and strategic benefits) and costs associated therewith, the expected tax consequences to holders of Kraton common stock and UK Holdco ordinary shares and the expected accounting treatment for the Transactions; debt payments, interest payments, capital expenditures, benefit plan contributions, and income tax obligations; our anticipated 2014 capital expenditures, compliance with the MACT rule, health, safety and environmental and infrastructure and maintenance projects, projects to optimize the production capabilities of our manufacturing assets and to support our innovation platform; our ability to meet conditions required to ensure full access to our senior secured credit facilities; expectations regarding our counterparties’ ability to perform, including with respect to trade receivables; estimates regarding the tax expense of repatriating certain cash and short-term investments related to foreign operations; expectations regarding high-margin applications; our ability to realize certain deferred tax assets and our beliefs with respect to tax positions; expectations regarding our full year effective tax rate; expectations regarding governmental fiscal policies and financial reforms in China and elsewhere; expectations regarding currency exchange rates; our plans and expectations regarding our planned Asia expansion project; estimates related to the useful lives of certain assets for tax purposes; expectations regarding our pension contributions for fiscal year 2014; the matters described under the caption “The Transactions—Financial Forecasts” in this proxy statement/prospectus; estimates or expectations related to monomer costs, ending inventory levels and related estimated charges; the outcome and financial impact of legal proceedings; expectations regarding the spread between “first-in, first-out” (“FIFO”) and estimated current replacement cost (“ECRC”) in future periods; and projections regarding environmental costs and capital expenditures and related operational savings.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors that could cause the actual results, performance or our, or the SBC Business’s, achievements, or industry results, to differ materially from historical results, any future results or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our, or the SBC Business’s, actual results to differ materially from the forward-looking statements contained in this proxy statement/prospectus and the documents incorporated by reference herein. Important factors that could cause our, or the SBC Business’s, actual results to differ materially from those expressed as forward-looking statements are set forth in this proxy statement/prospectus, including but not limited to those under the heading “Risk Factors.” There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

Forward-looking statements are based on current or previously-made plans, estimates and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update them publicly in light of new information or future events.

THE SPECIAL MEETING

Kraton is furnishing this proxy statement/prospectus to Kraton stockholders as of the record date in connection with the solicitation of proxies from holders of Kraton common stock by the Kraton board of directors for use at the Kraton special meeting or at any adjournment or postponement of such meeting, for the purposes set forth in the accompanying notice of the special meeting.

Date, Time and Place

The special meeting will be held at [            ], central time, on [                    ], 2014 at [            ], unless adjourned or postponed.

Purpose of the Meeting; Recommendation of the Board

The purpose of the special meeting is for the stockholders of Kraton common stock to consider and vote upon a proposal to approve and adopt the Combination Agreement, a proposal to approve, on an advisory basis, certain compensation of Kraton executives and a proposal to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Combination Agreement. No other business will be presented at the special meeting.

Proposal 1—Approval and Adoption of the Combination Agreement

As discussed in this proxy statement/prospectus, stockholders of Kraton are being asked to consider and vote on a proposal to approve and adopt the Combination Agreement, which provides for the Redomestication, Share Issuance and Combination. Kraton stockholders must approve and adopt the Combination Agreement for the Transactions to be consummated.

Kraton is asking Kraton stockholders to authorize the holder of any proxy solicited by the Kraton board of directors to vote to approve and adopt the Combination Agreement, which provides for the Redomestication, Share Issuance and Combination.

For the proposal to approve and adopt the Combination Agreement, you may vote “FOR” or “AGAINST” or “ABSTAIN.” An abstention will have the same effect as voting “AGAINST” the approval and adoption of the Combination Agreement (and the Transactions provided for in the Combination Agreement).

Board Recommendation

The Kraton board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Combination Agreement (and the Transactions provided for in the Combination Agreement).

Proposal 2—Advisory Vote to Approve Certain Compensation

Kraton stockholders are also being asked to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions. For more information related to the compensation that will or may be paid, please see “Proposal 2–Advisory Vote to Approve Certain Compensation” in this proxy statement/prospectus.

For the proposal to approve on a non-binding, advisory basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions, you may vote “FOR” or “AGAINST” or “ABSTAIN.” An abstention will not have any effect with respect to the matters set forth in this proposal.

Board Recommendation

The Kraton board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding, advisory basis, certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions.

Proposal 3—Adjournment of the Special Meeting

The special meeting may be adjourned to another time and place, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Combination Agreement.

Accordingly, we are asking Kraton stockholders to authorize the holder of any proxy solicited by the Kraton board of directors to vote in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the Combination Agreement at the time of the special meeting.

For the adjournment proposal, you may vote “FOR” or “AGAINST” or “ABSTAIN.” An abstention will not have any effect with respect to the adjournment proposal.

Board Recommendation

The Kraton board of directors unanimously recommends that you vote “FOR” the adjournment proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the Combination Agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Kraton common stock at [        ] .m. [            ] on [                    ], 2014, the record date, are entitled to notice of and are entitled to vote at the special meeting of Kraton stockholders. On the record date, [            ] shares of Kraton common stock were issued and outstanding and held by approximately [            ] holders of record.

If your shares of Kraton common stock are held in your name, you have the right to vote in person at the meeting. If your shares of Kraton common are held in an account with a broker, banker or other nominee, you are considered the beneficial owner of such shares held in “street name.” As a beneficial owner, you may also attend the meeting. You may not, however, vote such shares held in “street name” unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the meeting.

A quorum is present at the special meeting if the holders of a majority of the voting power of the Kraton common stock outstanding on the record date and entitled to vote at the special meeting is present, in person or by proxy. Abstentions, but not broker non-votes (described below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Shares Owned by Directors and Executive Officers

As of the record date, directors and executive officers of Kraton beneficially owned and were entitled to vote [            ] shares of Kraton common stock, which represented less than [    ]% of the aggregate voting power of the outstanding shares of Kraton common stock entitled to vote at the special meeting as of such date. Each of the directors and officers has advised Kraton that, as of the date of this proxy statement/prospectus, he or she currently expects to vote his or her shares, or cause his or her shares to be voted, in favor of the proposals contained in this proxy statement/prospectus, including the proposal related to the approval and adoption of the Combination Agreement.

Vote Required; Abstentions and Broker Non-Votes

Approval and adoption of the Combination Agreement, which provides for the Redomestication and Share Issuance, at the special meeting of Kraton stockholders requires the affirmative vote of holders of at least a majority of the shares of Kraton common stock outstanding on the record date that are entitled to vote on the proposal.

The proposal related to certain compensation is advisory only and it will not be binding on Kraton. However, the approval of the proposal requires the affirmative vote of the holders of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

Approval of the adjournment proposal at the special meeting of Kraton stockholders requires the affirmative vote of the holders of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting, will not be voted. Therefore, with respect to the proposal to approve and adopt the Combination Agreement, an abstention will have the same effect as a vote cast “AGAINST” such proposal, but will have no effect on any other proposal.

Shares represented by “broker non-votes” will not be counted for purposes of determining whether there is a quorum at the meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but receives instructions or has discretionary voting power on other proposals. Nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore will not vote on non-routine matters. The approval and adoption of the Combination Agreement is regarded as a non-routine matter and your broker, bank or other nominee may not vote on these matters without instructions from you. A broker non-vote with respect to the approval and adoption of the Combination agreement will have the same effect as a vote “AGAINST” such approval and adoption, but will not have any effect on the outcome of any vote on Proposal 2 or Proposal 3, the advisory and adjournment proposals, respectively. If you hold your shares in the name of a broker, bank or other nominee, you should follow their instructions for your shares to be voted or when granting or revoking a proxy.

In connection with the proposals to be voted upon at the special meeting, the directors and executive officers of Kraton have indicated that they will be voting shares owned by them “FOR” each of the proposals. Please see “—Shares Owned by Directors and Executive Officers.”

Voting of Shares

Kraton stockholders may cause their shares to be voted using any of the following methods:

By telephone or via the Internet

You can submit a proxy by calling the toll-free telephone number on your proxy card. Please have your proxy card readily available when you call. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded.

You can submit a proxy via the Internet by following the instructions on the enclosed proxy card. Please have your proxy card readily available when you go online. As with telephone proxy submission, you can confirm that your instructions have been properly recorded.

Telephone and Internet proxy submission facilities for Kraton stockholders of record will be available 24 hours a day beginning on [                    ], 2014 and closing at 11:59 p.m., central time, on [                    ], 2014. The availability of telephone and Internet proxies or voting instructions for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, Kraton recommends that you follow the instructions in the materials you receive.

If you submit a proxy by telephone or via the Internet, you do not need to return your proxy card.

By mail

If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a Kraton stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy “FOR” the approval and adoption of the Combination Agreement (Proposal No. 1), “FOR” the advisory vote on certain compensation (Proposal No. 2), and “FOR” the adjournment proposal (Proposal No. 3).

In person at the Kraton special meeting

All Kraton stockholders as of the record date may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. Please note that if you are a beneficial owner of shares of Kraton common stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

By granting a proxy or submitting voting instructions

You may cause your shares to be voted by granting a proxy to someone else or, for shares held in “street name,” by submitting voting instructions to your bank, broker or other holder of record.

Voting of Proxies

All shares of Kraton common stock that are represented by proxies properly submitted via the telephone or Internet at or prior to [            ], on [                    ], 2014, and all shares of Kraton common stock that are represented by properly executed proxies received prior to or at the special meeting, and, in each case, that are not properly revoked, will be voted in accordance with the instructions provided. If no specific instructions are provided with respect to the proposals to be acted upon at the special meeting, the shares of Kraton common stock that are represented by a properly submitted or executed proxy will be voted as follows:

•	“FOR” Proposal 1, the approval and adoption of the Combination Agreement, which provides for the Redomestication and Combination, including the Share Issuance;

•

“FOR” Proposal 2, the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid by UK Holdco to its named executive officers based upon or otherwise related to the Transactions; and

•	“FOR” Proposal 3, the approval of the adjournment proposal.

The foregoing proposals are the only items to be voted upon at the special meeting.

Revocability of Proxies

You may revoke your paper proxy at any time prior to its use by delivering a signed notice of revocation or a later dated signed proxy or by attending the meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a properly executed proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Kraton Performance Polymers, Inc., Attention: Secretary, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, at or before the start of the special meeting, [                    ], 2014. Any revocation of proxies submitted via the Internet or by telephone may be revoked by submitting a new proxy via the Internet or by telephone, not later than [            ] on [                    ], 2014, or by voting in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, you should contact them to change your voting instructions.

Solicitation Costs

Kraton has retained Georgeson Inc. to assist us with the solicitation of proxies at an anticipated fee of $11,500, plus reimbursement for out-of-pocket expenses.

Solicitation of Proxies

Kraton is soliciting proxies for the special meeting from Kraton stockholders. Kraton will bear the entire cost of soliciting proxies from Kraton stockholders, including costs related to the production and distribution of this proxy statement/prospectus. In addition to the mailing of this proxy statement/prospectus, Kraton’s directors, officers and employees may solicit proxies by mail, email, telephone or by personal interviews. These individuals will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward any soliciting materials to the beneficial owners of Kraton common stock held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the notice or the proxy statements, as the case may be. This means that only one copy each of the notice, or the proxy statement, as the case may be, may have been sent to multiple stockholders in your household. Kraton will promptly deliver a separate copy of these documents to you if you call or write to Kraton at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, Attention: Investor Relations, phone 281-504-4700. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Other Matters

The Kraton board of directors is not aware of any other matter to be considered at this special meeting of Kraton stockholders. If any other matter properly comes before the special meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

THE TRANSACTIONS

The following includes a brief summary of the material provisions of the Combination Agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Combination Agreement in its entirety for a more complete description of the Transactions. In the event of any discrepancy between the terms of the Combination Agreement and the following summary, the Combination Agreement will control.

Summary

On January 28, 2014, Kraton, UK Holdco, MergerCo, LCY and LCY Holdco entered into the Combination Agreement, which is the legal document that governs the terms of the Transactions. Under the terms of the Combination Agreement:

•

MergerCo will merge with and into Kraton with Kraton surviving the merger as a wholly-owned subsidiary of UK Holdco, which will be re-registered prior to the merger as a public company incorporated under English law named Kraton Performance Polymers plc, and each outstanding share of Kraton common stock will be converted into the right to receive one UK Holdco ordinary share. We refer to such transactions in this proxy statement/prospectus as the Redomestication.

•

UK Holdco will issue to LCY Holdco a sufficient number of UK Holdco ordinary shares, which we refer to in this proxy statement/prospectus as the Share Issuance, in exchange for LCY’s contribution of the SBC Business and cash, so that LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares immediately following the closing. LCY Holdco may also receive or pay, depending on certain debt and working capital adjustments described in the Combination Agreement, a net cash payment in partial consideration for such shares.

•

LCY’s contribution of the SBC Business, the operating assets of which are located in Taiwan, China and Texas, will be effected by transferring to certain subsidiaries of UK Holdco all of the equity interests in the wholly-owned subsidiaries of LCY that own, or as of the closing will own, the SBC Business. In this proxy statement/prospectus, we refer to such subsidiaries of LCY as the SBC Subsidiaries.

Parties to the Transaction

Kraton

Kraton is a leading global producer of SBCs and other engineered polymers. Kraton markets its products under the Kraton®, CariflexTM, and NEXARTM brands. SBCs are highly-engineered synthetic elastomers, which Kraton invented and commercialized almost 50 years ago, that enhance the performance of numerous end use products by imparting greater flexibility, resilience, strength, durability, and processability. Kraton’s polymers are typically formulated or compounded with other products to achieve improved, customer-specific performance characteristics in a variety of applications. Kraton seeks to maximize the value of its product portfolio by emphasizing complex or specialized polymers and innovations that yield higher margins than more commoditized products.

Kraton common stock is publicly traded under the symbol “KRA” in the United States on the NYSE.

Kraton conducts its business through Kraton Polymers LLC and its consolidated subsidiaries. Prior to Kraton’s initial public offering, Kraton Polymers LLC’s parent company was Polymer Holdings LLC, a Delaware limited liability company. On December 16, 2009, Polymer Holdings LLC was converted from a Delaware limited liability company to a Delaware corporation and renamed Kraton Performance Polymers, Inc., which remains Kraton Polymers LLC’s parent company.

LCY

LCY Chemical Corp. was established in 1965 and has been involved in the petrochemical industry for nearly 50 years. LCY’s business is organized into and operated under several divisions, including polypropylene, methanol and solvents, thermoplastic elastomers, electronic-grade chemicals, performance plastics and energy. LCY is headquartered in Taipei, Taiwan, and is listed on the Taiwan Stock Exchange and traded under the stock code “1704.” LCY’s English website is http://www.lcygroup.com/en/index.asp. The information on LCY’s website is not incorporated by reference into this document.

LCY currently conducts the SBC Business directly in Taiwan and through LCY Elastomers LP, a Texas limited partnership, and Huizhou LCY Elastomers Corp., a wholly foreign-owned enterprise incorporated in China, in the United States and China, respectively. LCY Elastomers LP and Huizhou LCY Elastomers Corp. are wholly-owned subsidiaries of LCY. Pursuant to the Combination Agreement, LCY has agreed to restructure the SBC Business’s Taiwanese operations by transferring, prior to closing, those operations to Global Rubber Corp., a Taiwan entity and wholly-owned subsidiary of LCY (“LCY Taiwan Newco.”). As of the closing, the SBC Subsidiaries will include LCY Elastomers LP, Huizhou LCY Elastomers Corp. and LCY Taiwan Newco. See “—Regulatory Approvals Required for the Transaction” and “Summary of Combination Agreement—Restructuring Matters—Taiwan Restructuring.”

The SBC Business includes three operations, one located in Kaohsiung, Taiwan, one located in Huizhou, China and one located in Baytown, Texas, United States.

UK Holdco

UK Holdco, currently a private limited company incorporated under English law, was formed on December 13, 2013, for the purpose of the Transactions. Prior to the closing, UK Holdco will be re-registered as a public company under the U.K. Companies Act 2006 and change its name to Kraton Performance Polymers plc. Immediately following the closing, Kraton will be a wholly-owned subsidiary of UK Holdco.

Upon the closing, it is expected that UK Holdco will be a publicly traded company with one class of shares registered with the SEC and listed on NYSE under the ticker symbol “KRA.” Immediately following the closing, LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares and the remaining 50% of the issued and outstanding UK Holdco ordinary shares will be owned by the former stockholders of Kraton.

To date, UK Holdco has not conducted any activities other than those in connection with its formation in connection with the Transactions. UK Holdco’s principal executive offices are located at: 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, and the telephone number at that address is 281-504-4700.

MergerCo

NY MergerCo, LLC is a Delaware limited liability company and wholly-owned subsidiary of UK Holdco. MergerCo was formed on January 13, 2014 for the purposes of the Transactions. Upon the closing, MergerCo will merge with and into Kraton, with Kraton surviving the merger. At such time, Kraton will become a wholly-owned subsidiary of UK Holdco and MergerCo will no longer exist.

To date, MergerCo has not conducted any activities other than those in connection with its formation and the Transactions. MergerCo’s principal executive offices are located at: 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, and the telephone number at that address is 281-504-4700.

LCY Holdco

LCY Synthetic Rubber Corp is a limited company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of LCY.

Effect of the Transactions

Following the closing, Kraton stockholders will hold UK Holdco ordinary shares. As discussed in more detail below in “—Issuance of UK Holdco Shares to Kraton Stockholders,” each Kraton stockholder of record on the date of the closing will be entitled to receive one UK Holdco ordinary share for each share of Kraton common stock held by them. UK Holdco ordinary shares have certain rights and privileges that may differ from those of Kraton common stock. For a more detailed discussion of the rights of holders of UK Holdco ordinary shares, see “Comparison of Rights of Stockholders.”

Pursuant to the Share Issuance, LCY Holdco will be issued that amount of UK Holdco ordinary shares such that, following the closing, LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares. In consideration for the Share Issuance, LCY will transfer cash, subject to certain adjustments provided for in the Combination Agreement, and all of the equity interests in the SBC Subsidiaries, which constitute the SBC Business, to UK Holdco and its subsidiaries, such that UK Holdco will own all of the assets of the SBC Business. Please see “—Transaction Consideration” for a discussion of the payments to be made by both UK Holdco and LCY pursuant to the Combination Agreement.

Structure of the Transactions

Upon completion of the Redomestication, Kraton will be a wholly-owned subsidiary of UK Holdco and MergerCo will no longer exist. Upon completion of the Transactions, LCY Holdco will own 50% of the UK Holdco ordinary shares and Kraton’s stockholders of record immediately prior to the closing will own the remaining 50% of the UK Holdco ordinary shares.

UK Holdco will own 100% of Kraton which will hold Kraton’s assets and the assets of the SBC Business that are located in the United States (which are currently held by a United States subsidiary of LCY). UK Holdco will also own 100% of the assets of the SBC Business that are located in Taiwan and China through certain subsidiaries that are non-U.S. entities. The following diagrams illustrate in simplified terms the current structure of Kraton and the expected structure of UK Holdco following the closing.

The following diagrams illustrate in simplified terms the current structure of Kraton and the SBC Business and the expected structure of the combined company following the consummation of the Transactions.

The Redomestication

Taiwan Restructuring

Post-Transactions - Combination and Share Issuance

Background of the Transactions

As part of Kraton’s ongoing strategic planning, its board of directors and management have regularly evaluated the company’s business and operations, competitive position, long-term strategic goals and available alternatives with the goal of enhancing stockholder value. For several years, Kraton’s strategic objectives have focused on increasing its scale and global footprint, with particular emphasis in Asia, and seeking to drive growth through product innovation.

In line with these objectives, in July 2011, Kraton entered into a framework agreement with Formosa Petrochemical Corporation providing for the principal terms of a 50/50 joint venture to construct and operate a 30 kiloton HSBC plant to be located on Formosa’s industrial site in Mailiao, Taiwan. Following interruptions caused by delays in permitting for the project, the parties entered into definitive joint venture agreements in February 2013 providing for the construction and operation of the Taiwan plant, and the joint venture has proceeded with work on the new plant.

In addition to the Formosa transaction, Kraton’s management regularly evaluated potential acquisition opportunities and discussed these opportunities with the board of directors. Since 2010, Kraton’s management or representatives approached four candidates (other than LCY) regarding company acquisitions or other significant acquisition transactions, as well as several other companies regarding smaller divisional asset acquisitions. Kraton entered into confidentiality agreements with most of these potential counterparties and conducted varying levels of due diligence with each of them and submitted a definitive bid (which was not the winning bid) in an auction process with respect to one of them. Lazard Frères & Co. LLC, or Lazard, provided advice to Kraton’s management and board of directors with respect to general market trends and opportunities in mergers and acquisitions from time to time and assisted Kraton with several of these endeavors, and other investment banking firms also assisted with some of these endeavors. Kraton considered issuing stock as a substantial portion of the acquisition consideration for some of these transactions.

Kraton pursued the acquisition of three of the four company candidates described above between September 2012 and June 2013.

In October 2012, an investment bank approached Kraton regarding a potential acquisition of Company A. Over the next several months, Kraton had several discussions and exchanged information with Company A, with assistance from a financial advisor.

Also in October 2012, Kraton’s management identified Company B as a potentially attractive target and initiated conversations with Company B regarding a potential acquisition by Kraton of Company B.

At a meeting of the board of directors on December 6, 2012, Kraton’s management reviewed with the board several potential strategic alternatives for Kraton, consisting of specializing as a “pure play” SBC producer, going private, selling the company or growing the company’s scale and diversity through acquisitions. Management reviewed for the board its recent activities regarding potential acquisitions, including the fact that several of the companies that had been approached recently responded that they were not interested in pursuing a transaction or that the potential transaction presented valuation challenges. Management also discussed with the board the importance of securing raw materials supply and the potential for growth in Asia. Management recommended that the preferred alternative, for overall value creation, was to continue with its current plan to grow the company through acquisitions. Management also discussed with the board preliminary discussions that had occurred with Company B.

In December 2012, Kevin M. Fogarty, Kraton’s President and Chief Executive Officer, contacted Charles Yang, a business consultant who had advised Kraton in connection with the Formosa transaction and was familiar with Bowei Lee, Chairman of LCY, and requested that Mr. Yang arrange an introductory meeting between Kraton and LCY to discuss potential growth opportunities.

In early January 2013, an investment bank approached Kraton regarding a potential acquisition of Company C. Around the same time, Kraton and Company C independently initiated discussions regarding a potential acquisition by Kraton, beginning with a meeting between Mr. Fogarty and Company C’s chief executive officer. Over the next several months, Kraton had several discussions and exchanged information with Company C, with assistance from a financial advisor.

In mid-January 2013, Mr. Fogarty, Stephen E. Tremblay, Kraton’s Vice President and Chief Financial Officer and Damian T. Burke, Kraton’s Vice President, Corporate Development, met with the chief executive officer and the general counsel of Company B and discussed a potential acquisition by Kraton of Company B. Following this meeting and conversations between Mr. Fogarty and Company B’s chief executive officer, Kraton provided a non-binding indication of interest proposing an acquisition of Company B for cash within a specified price range.

On January 29, 2013, Messrs. Burke and Yang met with Mr. Lee and Dr. T. Thomas Shih, Chief Technology Officer of LCY, in Taipei, Taiwan, to become acquainted and to determine if there was a mutual interest in exploring transaction opportunities. Mr. Lee provided a general overview of LCY’s business, including its SBC business. Mr. Burke provided a general overview of Kraton and its goals.

On February 14, 2013, Kraton’s board of directors held a meeting at which management and Lazard updated the board regarding recent discussions with Company B.

On or about February 19, 2013, Company B’s chief executive officer notified Mr. Fogarty that Company B was not willing to engage in further dialogue for a transaction in the price range suggested by Kraton.

On April 2, 2013, Messrs. Burke and Yang met with Mr. Lee and Dr. Shih in Taipei to discuss preliminarily the possibility of a transaction and the parties’ initial expectations. Mr. Burke expressed that Kraton’s primary interest would be to acquire or combine with LCY’s SBC business, and Mr. Lee responded that LCY likewise would be interested in a transaction involving only its SBC business, as it wished to retain and continue to operate its non-SBC businesses. Mr. Lee also discussed his desire that LCY maintain a continued interest in its SBC business in a combination, as opposed to an outright sale of the business for cash. The parties also discussed Dan F. Smith, Chairman of the Board of Directors of Kraton, and Mr. Fogarty remaining as chairman and chief executive officer of the combined company, respectively.

On April 30, 2013, Kraton and LCY entered into a confidentiality agreement, which included standstill provisions applicable to both parties.

In early May 2013, Kraton engaged a management consulting firm to assess strategic and commercial aspects of potential acquisitions by Kraton of Company A, Company B and Company C, in particular in light of the fact that these three companies were not SBC-focused. Kraton did not engage this firm to assess LCY’s SBC business given Kraton’s familiarity with that line of business.

On May 1, 2013, Kraton’s board of directors held a meeting in which management provided an update regarding developments in discussions and efforts with respect to a combination with LCY or Company A and potential acquisitions of Company B and Company C. The board determined that management should continue to explore the relative merits of these potential transactions and provide updates to the board when appropriate and in advance of any commitment or other definitive step with respect to a potential transaction.

On May 3, 2013, Messrs. Smith, Fogarty, Burke and Yang met with Mr. Lee, Dr. Shih and Angela Lu, Chief Investment Officer of LCY, in San Francisco, California to continue discussions about a possible combination of LCY’s SBC business with Kraton. In general terms, they discussed each company’s strategic focus and potential cost synergies resulting from a combination, as well as historical performance and future outlook. The parties also discussed preliminary structural considerations for a transaction, including possibly exchanging Kraton stock for

LCY’s SBC business and using a historical EBITDA metric for determining the relative valuation of the two businesses. Mr. Lee stated that LCY would view the potential transaction as a combination of two businesses and not as an acquisition by Kraton and that he would expect LCY to have representation on the combined company’s board of directors in respect of a significant stock position. In addition, the parties discussed ground rules for further discussions in light of antitrust and competitive considerations and next steps for further discussions.

On or about May 6, 2013, Messrs. Fogarty, Tremblay and Burke met with Company C’s chief executive officer, chief financial officer and vice president of business development to discuss potential synergies and transaction structures for an acquisition by Kraton. Kraton’s representatives and financial advisors had subsequent conversations with representatives of Company C regarding these matters in the weeks following the meeting.

In late May 2013, Kraton’s management consultant completed its strategic assessment of the three non-SBC-focused companies it had been engaged to evaluate. Of the three companies, the consultant identified Company C as the most attractive alternative from a strategic standpoint, based on the underlying business, potential upside, synergy potential and additional potential benefits to Kraton. However, after obtaining further information from Company C, management concluded that the potential synergies from an acquisition of Company C were below its initial expectations. Additionally, management’s financial analysis of a potential transaction with Company C, conducted with the assistance of a financial advisor, indicated that Kraton would need to incur significant additional leverage in order to acquire Company C within the expected valuation range for Company C.

On May 30, 2013, Messrs. Burke and Yang met with Mr. Lee, Ms. Lu and Dr. Shih in Taipei. The parties discussed summary historical financial information regarding LCY’s SBC business that had previously been provided by LCY to Kraton and further discussed various potential structural alternatives for a combination, including exchanging Kraton common stock, preferred stock and cash for LCY’s SBC business, as well as the possibility of a joint venture. Ms. Lu informed Messrs. Burke and Yang that LCY wished to receive as much consideration as possible in the form of equity and not cash.

In the first week of June 2013, Mr. Fogarty called the chief executive officer of Company C and discussed Kraton’s assessment of a potential acquisition of Company C in light of the review conducted by Kraton and its advisors. After discussing the financing and valuation challenges that Kraton had identified, Mr. Fogarty and Company C’s chief executive officer mutually agreed to cease further discussions.

On June 6, 2013, the Kraton board of directors met and was provided with an update from management and Lazard regarding recent developments with respect to LCY, Company A, Company B and Company C. Management reviewed with the board the assessment of Company A, Company B and Company C performed in conjunction with Kraton’s management consultant and informed the board that discussions with Company C had recently terminated. Management informed the board that Company B had recently reported lower than anticipated financial results and that, in light of those results, the assessment of the management consultant and Company B’s response to Kraton’s indication of interest, it did not recommend further pursuit of a transaction with Company B. With respect to Company A, management indicated that synergies from a potential transaction were expected to be limited, but that Kraton’s management and financial advisors would continue to work on assessing financial aspects of acquiring Company A. With respect to LCY, management summarized recent meetings and reported that, based on synergy potential, growth potential, exposure to growing Asian markets and financial performance, management recommended that Kraton prioritize a transaction with LCY over a transaction with Company A, subject to the outcome of a meeting with Company A planned for June 12, 2013. Management and members of the board discussed several alternatives for supplementing a potential issuance of common stock to LCY in a combination, including cash, preferred stock and a joint venture with Kraton’s un-hydrogenated SBC (“USBC”) business. Members of the board and management expressed their view that the preferred stock and joint venture alternatives presented complexities that made them less attractive than issuing common stock and paying cash. The board supported management’s proposed approach to focus on a combination with LCY’s SBC business (subject to the outcome of the upcoming meeting with Company A) and instructed management to continue to apprise the board on developments with respect to a potential transaction.

On June 12, 2013, Messrs. Fogarty, Burke and Tremblay met with management members of Company A and its major shareholder. The parties provided business and financial overviews of their respective companies and discussed potential transaction structures. In the weeks following the meeting, Kraton and Company A had further discussions regarding synergy potential for an acquisition by Kraton. During this time period, Kraton’s management and financial advisors analyzed various potential acquisition structures and identified challenges to financing an acquisition of Company A within expected valuation ranges. Kraton’s management communicated these challenges to Company A through a financial advisor, following which Company A and Kraton agreed to suspend discussions regarding a potential transaction.

On June 13, 2013, Messrs. Burke and Tremblay, representatives of Lazard, Kraton’s financial advisor for the transaction, and Baker Botts L.L.P., or Baker Botts, Kraton’s lead external counsel, Ms. Lu, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, LCY’s lead external counsel for the transaction, and Dr. Peter Ying, a consultant to LCY, met in Lazard’s offices in New York, New York. The parties discussed using 2012 EBITDA as the metric for valuing LCY’s SBC business relatively to Kraton’s business. LCY’s representatives stated that they estimated that the 2012 EBITDA of LCY’s SBC business would represent approximately 40% of the pro forma combined company’s 2012 EBITDA, and the parties discussed structuring the consideration to be paid by Kraton in respect thereof in the form of common stock and/or preferred stock, and possibly including cash. The parties discussed their initial conceptual views of governance terms, including board representation for LCY and standstill restrictions, as well as key anticipated regulatory approvals. They also discussed anticipated next steps for negotiating a transaction and agreed that Kraton and its advisors would prepare an initial draft of a term sheet for the proposed transaction.

On June 23, 2013, Kraton transmitted to LCY and its representatives a non-binding indication of interest letter, including summary terms for a business combination, prepared by Kraton with the assistance of Baker Botts. In the term sheet, Kraton proposed that it issue a 40% equity interest in Kraton, consisting of common stock representing a 25% interest and convertible preferred stock representing a 15% interest, to LCY in exchange for LCY’s SBC business. The proposal assumed 2012 EBITDA for LCY’s SBC business of $100 million. The term sheet proposed that LCY would be entitled to designate two persons to be added to Kraton’s board and included summary terms for standstill and transfer restrictions that would apply to LCY as long as it owned at least 10% of Kraton’s stock. A summary presentation addressing the views of Kraton’s management with respect to transaction philosophy and operational matters accompanied the indicative letter.

On June 25 and June 26, 2013, Messrs. Fogarty, Burke and Yang met with Mr. Lee, Ms. Lu and other members of LCY management in Taipei. They discussed operational aspects of a potential business combination and LCY’s preliminary thoughts regarding Kraton’s proposed indicative terms. LCY’s management stated that LCY believed its percentage board representation in the combined company should be equivalent to its percentage equity ownership, that certain board matters should require the consent of one or more of LCY’s designees and that LCY was not interested in receiving preferred stock and wished to minimize receipt of cash as consideration. The parties discussed the fact that LCY’s SBC business was expected to remain substantially debt-free, whereas Kraton’s business is encumbered by debt, and LCY suggested that the transaction consideration should be adjusted for such debt. Messrs. Fogarty and Burke described Kraton’s approach to calculating EBITDA based on estimated current replacement cost, or ECRC, and other adjustments, and their expectation that the relative adjusted EBITDA computation for the transaction should be made on an ECRC basis for both parties for comparability. LCY’s management stated that it would need to evaluate and study the ECRC basis for calculation.

Over the next two weeks, members of Kraton’s management worked with Baker Botts and Lazard to develop a revised proposal in light of their discussions with LCY. On July 11, 2013, Kraton’s board of directors held a meeting in which they received an update on the status of discussions with LCY and reviewed revised proposed terms for a combination, as well as information regarding valuation, timing and operational matters associated with a potential transaction. Baker Botts discussed with the board members their fiduciary duties in considering the potential transaction. The board instructed management to continue to negotiate with LCY.

On July 12, 2013, Kraton transmitted a revised term sheet to LCY and its representatives. The revised proposal eliminated the preferred stock component of the consideration and provided for issuance of 40% of the common stock of the combined company to LCY. The proposed terms included a right for LCY to designate 3 persons to be added to Kraton’s board upon closing of the transaction and a mechanism by which LCY would designate 40% of the board by the spring of 2017. No more than two LCY designees would be officers, directors or affiliates of LCY. The terms also contemplated that certain major board actions would require approval by a supermajority of the board, including at least one LCY board designee.

On July 18, 2013, LCY provided written comments to the term sheet. LCY’s comments included a proposal that the standstill restrictions would lapse three years after closing and listed a number of events that would release LCY from the standstill at a time earlier than three years from closing. The comments also included a “true-up” adjustment to the transaction consideration for Kraton’s net debt and preemptive rights for LCY’s benefit and expanded the list of items that would require board supermajority approval. The response eliminated the requirement that no more than two LCY designees would be officers, directors or affiliates of LCY so long as a majority of Kraton’s board of directors were independent. The response also proposed that the parties agree to negotiate exclusively with each other once the term sheet was finalized.

On July 25, 2013, Messrs. Burke and Tremblay met with Ms. Lu and Dr. CS Chou, Vice President and LCY SBC business unit head, along with each party’s financial and legal advisors, in New York to discuss the term sheet proposals. Kraton’s representatives expressed the importance to Kraton of a standstill restriction with a term substantially longer than three years. LCY’s representatives responded that the ability to acquire ownership above 40% within a few years of closing was critically important to LCY.

On August 6 and 7, 2013, Messrs. Burke and Yang met with Ms. Lu in Taipei, along with representatives from Lazard and Dr. Ying, to resume discussions. Kraton’s representatives reiterated their position regarding a term substantially longer than three years for LCY’s standstill. LCY’s representatives stated that LCY would be open to a longer-term standstill restriction that would preclude it from acquiring more than 50% ownership of the combined company, if the transaction terms would allow LCY to obtain up to 50% ownership in the near term following closing.

Over the next several weeks, Kraton, LCY and their representatives continued discussions and negotiations with respect to the term sheet and exchanged several drafts of the term sheet. The parties discussed potential approaches for LCY to acquire additional equity in the combined company in excess of the percentage interest it was expected to receive in exchange for contributing its SBC business, up to 50% (the additional shares being sometimes referred to for convenience in this “Background of the Transactions” section as incremental shares), subject to a long-term standstill restriction that would preclude an ownership level above 50%. These discussions included the possibility of issuing warrants, allowing LCY to acquire the incremental shares on the open market and issuance of the incremental shares by Kraton for cash. In a revised draft of the proposed term sheet, Kraton proposed that the term of the standstill be 13 years from closing and that certain exceptions proposed by LCY be deleted; LCY later proposed that the term be nine years. Board composition, supermajority requirements and net debt true up matters were also discussed. During these discussions, Messrs. Fogarty and Burke met in New York City with Mr. Lee, Ms. Lu, representatives from Lazard and Dr. Ying on August 14 and 15, 2013. During one of these meetings, Mr. Lee expressed interest in acquiring 50% of the equity of the combined company simultaneously with the closing of the proposed combination and indicated that LCY would be willing to pay $28 per share in cash for the incremental shares, which approximated the 52-week high trading price for Kraton’s shares at the time. Mr. Lee also indicated that he would expect that LCY designees would comprise 50% of the board of directors of the combined company upon the closing of such a transaction. Mr. Fogarty stated that his management and advisors would need to give further consideration to Mr. Lee’s proposal, including whether the incremental shares should be issued by Kraton or acquired on the open market from existing stockholders. Mr. Fogarty stated that, if the incremental shares were issued by Kraton, the price for those shares should be $31 per share, a premium of approximately 10% to Kraton’s 52-week high.

Kraton, LCY and their representatives exchanged drafts and continued negotiations on the term sheet over the next several days. On August 18, 2013, Messrs. Fogarty and Lee spoke by telephone. Mr. Lee informed Mr. Fogarty that LCY was not willing to pursue a transaction in which LCY would acquire incremental shares in the open market and, accordingly, that such shares should be issued by Kraton at closing of the combination for a fixed cash price. Mr. Fogarty responded that the changes to the term sheet that had been proposed and discussed in the preceding weeks would need to be reviewed and considered by Kraton’s board, but that he and Kraton’s management also preferred that incremental shares be purchased directly from Kraton rather than in the open market, since a purchase from Kraton would result in additional cash for the combined company.

On August 22, 2013, Kraton’s board of directors held a meeting. Kraton’s management updated the board on the status of negotiations with LCY since the last board meeting, and management and Kraton’s advisors reviewed with the board the most recent proposed principal terms for the combination, including issuance of 50% of Kraton common stock to LCY at closing of the combination in exchange for (i) LCY’s SBC business, valued based on its 2012 adjusted EBITDA at ECRC relative to the 2012 adjusted EBITDA at ECRC of Kraton and (ii) a cash payment of $31 per share for the incremental shares, subject to a net debt adjustment for Kraton. The proposed terms also included, and the board considered and discussed, standstill restrictions applicable to LCY for a term of nine years; LCY’s right to designate 50% of the board at closing of the transaction; the decisions that would be subject to board supermajority approval, which would require approval of at least one LCY designee who is an affiliate of LCY and one director who is not an LCY designee; transfer and voting restrictions applicable to LCY; and preemptive rights allowing LCY to maintain its percentage ownership. In addition, the board discussed the possibility of declaring a special dividend of cash received from LCY for the incremental shares in an aggregate amount approximately equal to the aggregate amount paid for such shares above the current market price for Kraton shares.

The board also considered LCY’s proposal that the parties agree to negotiate exclusively with each other until definitive agreements were prepared and executed. In light of the fact that the proposed terms provided for LCY to acquire 50% of the combined company’s stock and to have the right to designate 50% of the directors, and recognizing the influence that LCY’s rights would give it with respect to the company, the board discussed whether it should seek a buyer for the entire company as an alternative to the transaction with LCY. During this discussion, members of the board observed that, in light of Kraton’s stock price and strategic plan, in their opinion it was not a good time to seek to sell the entire company, and that the proposed transaction would allow stockholders to retain equity upside and to possibly receive a control premium in the future. Given these factors, the initial sense of the board was not to actively seek proposals from others to acquire Kraton prior to or after signing definitive documents with LCY. However, the board deferred making a decision on the matter until it could receive advice from Lazard regarding potentially interested parties and how such parties might value the company. Lazard was asked to prepare an analysis and present it to the board at a subsequent meeting. Management discussed its views on expected and potential synergies from the transaction and the expected benefits therefrom for Kraton and its stockholders. Lazard reviewed for the board initial financial analyses for the proposed combination, and Baker Botts discussed the directors’ duties under Delaware law in the context of the proposed transaction. Following these discussions and presentations, the board authorized management to pursue finalization of the term sheet and directed management to seek to include a provision allowing for a special dividend to existing Kraton stockholders of cash received with respect to the incremental shares in an aggregate amount that would approximate the aggregate excess amount paid for the shares above the current market price for Kraton shares. The board determined that Kraton should not agree to an exclusive negotiations covenant prior to entering into definitive agreements, and further that the definitive agreements should provide the ability for Kraton to consider and accept unsolicited alternative proposals.

Following the meeting, Mr. Fogarty spoke with Mr. Lee by telephone. Mr. Fogarty informed Mr. Lee that the Kraton board had authorized management to finalize the term sheet and to continue to pursue a transaction with LCY. Mr. Fogarty told Mr. Lee that Kraton would not agree to an exclusive negotiations covenant prior to entering into definitive agreements and that the definitive agreements would need to allow Kraton to consider and accept unsolicited alternative proposals. Mr. Fogarty also informed Mr. Lee that Kraton’s board wished to allow for a special dividend to existing Kraton stockholders for a portion of the cash received for incremental shares. Mr. Lee responded that he would need to consider such a feature with his team and advisors.

During the next week, with substantially all of the other provisions of the term sheet in agreed form, Kraton and LCY continued to negotiate the term sheet provisions relating to the incremental shares, the net debt adjustment and the proposed special dividend. In these discussions, Ms. Lu informed Mr. Burke that LCY viewed the $31 per share price for the incremental shares as being premised on the associated cash remaining in the combined company and resisted the special dividend proposed by Kraton, which would decrease the value of the company from LCY’s perspective. Ms. Lu also proposed that, if Kraton would not agree to negotiate exclusively with LCY until definitive agreements were signed, the parties should agree to reimburse the other’s expenses if either party terminated negotiations to pursue an alternative transaction. Mr. Burke indicated that Kraton would consider LCY’s positions on these matters.

On August 29, 2013, Kraton submitted legal due diligence requests to LCY.

On September 4 and 5, 2013, Ms. Lu, Dr. Chou and Messrs. Burke, Tremblay and Yang met in Houston, Texas to continue to discuss economic provisions of the term sheet, including Kraton’s proposal for a special dividend and various approaches for effectuating it, and to plan for conducting due diligence. On September 5, 2013, Messrs. Fogarty and Lee spoke by telephone regarding the proposed special dividend.

On September 11, 2013, the board of directors of Kraton held a meeting. Management updated the board regarding recent negotiations on the term sheet and informed the board that LCY was not willing to pay $31 per share for the incremental shares if there was to be a special dividend of excess cash above the market price for the incremental shares. Lazard outlined alternative approaches based on positions taken by LCY in recent conversations, including reducing the incremental share price to $28 per share and financing the special dividend with debt that would be taken into account in the net debt true up; Kraton forgoing the special dividend and retaining the cash paid for the incremental shares; Kraton forgoing the special dividend and using a portion of the incremental share cash to fund stock repurchases; and LCY conducting a tender offer for incremental shares from existing stockholders at a fixed price. The board determined that forgoing the special dividend and retaining the incremental share cash was the best available alternative, in light of the positive effect of that alternative on the company’s liquidity and leverage.

At this meeting, Lazard also made a presentation regarding strategic and financial parties that it believed might be interested in acquiring or combining with Kraton. Lazard advised that the field of potentially interested parties in the specialty chemicals space was relatively narrow; that due to either current circumstances or the lack of significant potential synergies, Lazard would not expect an attractive proposal to be advanced by the potential strategic buyers it identified; and that due to market conditions and the valuation approaches commonly taken by financial buyers, Lazard would not expect an attractive proposal to be advanced by potential financial buyers. Particularly in light of this assessment, it was the continued sense of the board that it was not an opportune time to seek a buyer to acquire the entire company, and that the ability to consider and accept unsolicited acquisition proposals after definitive documents had been executed would provide the company with sufficient flexibility in the event an attractive alternative nevertheless were to emerge. Further, it was the sense of the board that the company’s resources would be more appropriately devoted to working to close the transaction with LCY than diverted with a “go shop” process to solicit alternative proposals after signing a definitive agreement with LCY. The board’s conclusions were based on the attractiveness of the combination with LCY from a strategic and financial standpoint; the ability of the stockholders to retain equity upside in the LCY combination and to possibly receive a control premium in a future transaction; the board’s view, based in large part on Lazard’s presentation, that it was unlikely that the company would receive a proposal to acquire the entire company for cash that would be more attractive than the LCY combination; and the board’s view that it was not a good time to sell the entire company.

Later that day, Mr. Fogarty called Mr. Lee and informed him that the board wished to pursue the alternative by which LCY would pay $31 per share for the incremental shares without a special dividend.

On September 12, 2013, as previously scheduled at the December 2012 board meeting, Kraton’s board and management held a meeting to discuss and review an assessment of Kraton’s business, opportunities and strategic direction that had been developed by management with the assistance of management consultants over the prior few months. Among other matters, Kraton’s board members and management discussed the key benefits of improving Kraton’s cost position in its USBC business, particularly in Asia, to augment Kraton’s innovation strategy and overall prospects. Further, a consensus was reached that the proposed transaction with LCY addressed Kraton’s key strategic objectives and provided a path to their realization that would be more cost efficient and achievable (taking into account anticipated timing and operational and execution risks) than other available approaches.

On or about September 16, 2013, the parties finalized the term sheet. On the same day, management members of Kraton met with management members of LCY in Taipei to discuss due diligence matters and approach. The final term sheet provided, among other things, that: (i) LCY would acquire from Kraton at closing a number of shares equal to 50% of the total number of shares that would be outstanding immediately after the closing; (ii) the incremental shares would be purchased by LCY for cash at $31 per share, subject to a valuation adjustment and “true-up” for Kraton’s net debt, adjusted based on proportionate earnings contributions of the two businesses; (iii) LCY would be subject to standstill provisions for nine years from the closing date, including a prohibition on acquiring additional shares (other than to make purchases to maintain its ownership percentage to account for any dilution by Kraton), subject to specified exceptions; (iv) LCY would agree not to transfer any of its Kraton shares, except for transfers in registered public offerings and other limited transfers, in each case, after the third anniversary of the closing; (v) Kraton would grant LCY preemptive rights to maintain its percentage ownership; (vi) LCY would be entitled to designate at closing 50% of the directors, with no more than 60% of LCY’s designees to be affiliated with LCY and with the number of LCY’s designees to be adjusted proportionately if its stock ownership percentage increased or decreased; (vii) specified major board decisions would require approval by a majority of the entire board, including at least one LCY designee who is affiliated with LCY and at least one director not designated by LCY, with such requirement to terminate on the earlier of the ninth anniversary of the closing or when LCY’s stock ownership falls below 25% of the outstanding shares; (viii) LCY’s designees would be appointed to appropriate board committees proportionately with its overall board representation, provided they are qualified under the same standards applied to other board members; (ix) LCY would be subject to requirements on voting its shares, including a requirement to vote in elections of directors as recommended by the board, except in the event of a proxy contest commenced by a third party not affiliated with LCY; (x) LCY would receive customary registration rights and information rights; and (xi) the term sheet provisions described in the preceding clauses would generally remain in effect as long as LCY owns 10% or more of the outstanding Kraton shares, except as otherwise provided above.

On September 22, 2013, LCY submitted due diligence requests to Kraton.

On or about September 19, 2013, KPMG LLP, or KPMG, which had been engaged by Kraton to provide tax advice and perform financial due diligence with respect to LCY’s SBC business, discussed with Mr. Tremblay the possibility of redomesticating the combined company to a jurisdiction outside the United States in connection with the proposed combination.

On or about September 23, 2013, Skadden and Baker Botts discussed the possibility of redomesticating the combined company to a jurisdiction outside the United States in connection with the proposed transaction.

On September 26, 2013, Baker Botts transmitted an initial draft of the shareholder agreement to LCY and its advisors, and on September 28, 2013, Baker Botts transmitted an initial draft of the combination agreement to LCY and its advisors. Over the next several months and until execution of definitive documents, the parties exchanged numerous drafts of and comments on the combination agreement, shareholder agreement and related transaction documents.

In the last week of September 2013 and first week of October 2013, Kraton and LCY began uploading information to a secure, shared datasite in response to each other’s due diligence requests. Over the next several months, the parties and their advisors reviewed the information provided, held due diligence meetings and conference calls and exchanged supplemental informational requests. During a due diligence planning session early in October 2013, Mr. Burke and Ms. Lu agreed that neither party would conduct an onsite inspection of the other’s facilities due to the risk that such a visit could result in a premature leak of the potential transaction that could be damaging to the potential transaction and the parties’ businesses.

On October 10, 2013, Mr. Lee and Ms. Lu met in Houston with several of Kraton’s directors, Mr. Smith, Francis S. Kalman, Anna C. Catalano, Steven J. Demetriou, Karen A. Twitchell and John J. Gallagher, III, to become acquainted and discuss their respective future visions for a combination of LCY’s SBC business and Kraton, governance philosophy, cultural differences and approach for managing an effective integration. Mr. Lee provided an overview of LCY and its SBC business for the directors.

On October 11, 2013, Mr. Burke, Ms. Lu, Mr. Yang, Kraton’s internal counsel, Baker Botts and Skadden met in Houston to discuss and negotiate the combination and shareholder agreements. In light of LCY’s need to obtain approval from its shareholders to effectuate the combination and the substantial portion of LCY shares owned by a small number of significant holders, including Mr. Lee and certain related parties, Kraton’s representatives told LCY that Kraton believed there should be deal features that would maximize the likelihood of obtaining such approval.

On October 14, 2013, the parties signed a letter agreement providing that each party would reimburse the other’s expenses if it terminated negotiations to pursue an alternative transaction.

On October 17, 2013, the audit committee of Kraton’s board of directors held a meeting to consider the desirability of redomesticating Kraton to a non-U.S. jurisdiction in connection with the proposed combination with LCY. Kraton’s management, KPMG and Baker Botts made presentations for the committee members and the advantages and disadvantages of redomesticating in several jurisdictions were compared and discussed.

On October 24 and 25, 2013, Mr. Burke, Ms. Lu, Mr. Yang, Kraton’s internal counsel, Baker Botts, Skadden and Dr. Ying met in Houston to continue discussions and negotiations regarding the combination and shareholder agreements. During these meetings, Kraton’s representatives raised the possibility of obtaining voting agreements from holders of a majority or significant percentage of LCY’s outstanding shares in order to maximize the likelihood of obtaining approval of the transaction by LCY’s shareholders or providing for a substantial breakup fee payable to Kraton if LCY’s shareholders did not approve the transaction. In discussions following these meetings, Ms. Lu informed Mr. Burke that LCY would agree to obtain voting agreements but would not agree to a breakup fee or reimbursement for a failed shareholder vote that exceeded the fee or reimbursement payable by Kraton in the event its stockholders did not approve the transaction.

On October 28, 2013, Kraton’s board of directors held a meeting. Management provided an update on the status of negotiations and due diligence. Management and Baker Botts discussed with the board developments regarding Kraton’s request for voting agreements from significant LCY shareholders or a substantial breakup fee if the vote were not obtained. Management informed the board of LCY’s position that any breakup fee or reimbursement for a failed shareholder vote on its side should not exceed that payable by Kraton for a failed vote on its side, and Baker Botts discussed with the board Delaware law principles applicable to fees and reimbursements in such events. Management also discussed financial data received recently from LCY, which showed that the financial performance of the SBC business in 2013 was substantially below its 2012 performance, principally due to, in Kraton’s management’s estimation, lower butadiene pricing in Asia in the 2013 period. Management reported that Kraton’s quality of earnings review of LCY’s SBC business was underway in Taiwan. It was the sense of the board that management should continue to work on a solution that minimized deal uncertainty created by LCY’s shareholder vote and continue its legal and financial due diligence efforts, in the latter case in particular with respect to the drivers of LCY’s recent performance.

During this meeting, representatives of Lazard reviewed with the board financial analyses of the transaction under two scenarios. The first scenario used the preliminary estimated 2012 adjusted EBITDA at ECRC for LCY’s SBC business of $110 million, which would have resulted in LCY receiving approximately 43.4% of the combined company for the SBC business, with the remaining 6.6% of the shares being incremental shares to be acquired for cash, subject to the net debt adjustment. The second scenario used estimated 2013 trailing twelve month adjusted EBITDA at ECRC at September 30, 2013 for LCY’s SBC business of approximately $88 million, which would have resulted in LCY receiving approximately 39.0% of the combined company for the SBC business, with the remaining 11.0% of the shares being incremental shares to be acquired for cash, subject to the net debt adjustment.

The board also received a presentation regarding redomestication of Kraton in connection with the combination, during which management discussed the nature of such a transaction, the potential benefits, applicable legal restrictions, the opportunity to redomesticate presented by the LCY transaction, and the fact that such a transaction would be a taxable event for Kraton’s existing stockholders. Management noted that after an evaluation of potential jurisdictions, its recommended jurisdiction for redomestication was the United Kingdom due to favorable withholding taxes and treaty benefits and favorable governance and administrative considerations. Management also noted that the United Kingdom was LCY’s preferred jurisdiction for the combined company. Management and Baker Botts also discussed with the directors differences between U.K. and Delaware corporate law. Following the presentation and discussion, it was the sense of the board that the combination with LCY should include a redomestication of the combined company in the United Kingdom (referred to hereinafter in this section as “UK Holdco”), such feature to be formally approved by the board as part of its consideration of approval of the combination.

Following the board meeting on October 28, 2013, Messrs. Fogarty and Lee spoke by telephone. Mr. Fogarty inquired about LCY’s 2013 financial performance, and they discussed voting agreements and timing of the transaction.

On November 1, 2013, Mr. Burke spoke with Ms. Lu by telephone and suggested that, given the recent performance of LCY’s SBC business, using 2013 trailing twelve month adjusted EBITDA at ECRC for the relative valuation calculation may be more appropriate than using fiscal year 2012 adjusted EBITDA at ECRC. Ms. Lu responded that 2013 results had not been representative of the growth potential of LCY’s SBC business relative to Kraton’s, referring to the relative cash flow profiles of the two businesses, and said that LCY would not agree to a trailing twelve month calculation.

On November 2, 2013, Mr. Yang met with Mr. Lee, Ms. Lu, another member of LCY’s management and Dr. Ying in Taipei. They discussed the status of due diligence and Kraton’s desire for voting agreements from LCY shareholders holding a significant portion of LCY stock.

From November 6, 2013 to November 20, 2013, Mr. Burke, Kraton’s internal counsel, members of Kraton’s internal accounting staff, representatives from Lazard and KPMG met in Taipei with LCY representatives. Kraton’s representatives conducted further legal and financial due diligence and interviews during these meetings.

During this time, Baker Botts prepared an initial draft form of voting agreement for LCY’s shareholders, the terms of which were discussed and negotiated by Mr. Burke and Ms. Lu in several meetings. The parties exchanged several drafts of and comments on the form voting agreement.

On or about November 13, 2013, Mr. Lee proposed to Mr. Fogarty that LCY have the right to appoint the two most senior executive positions in UK Holdco under the chairman of the board and chief executive officer, namely a newly-created chief operating officer position and the position of chief financial officer. Mr. Fogarty responded that he envisioned certain of LCY’s management members in key operational roles, but that he did not believe UK Holdco should have a chief operating officer, and that Kraton’s existing chief financial officer would be the best qualified person within the two existing management groups to serve as chief financial officer of UK Holdco.

On or about November 18, 2013, Ms. Lu informed Mr. Burke that LCY expected that it would be able to obtain voting agreements from LCY shareholders holding 36.55% of LCY’s outstanding shares.

Several of the discussions while Kraton’s representatives were in Taipei focused on determining the 2012 adjusted EBITDA for LCY’s SBC business on an ECRC basis for comparability with Kraton’s adjusted EBITDA calculations and for use in the relative valuation methodology provided by the term sheet and draft combination agreement. After conducting financial due diligence, Kraton’s representatives were of the view that the 2012 adjusted EBITDA at ECRC for LCY’s SBC business was approximately $97 million to $102 million, which would have entitled LCY to approximately 39.9% to 41.5%, respectively, of the common stock of UK Holdco in respect of the contributed SBC business, with the remaining shares up to 50% being incremental shares to be acquired for cash (and further subject to the net debt adjustment). LCY’s representatives did not agree with Kraton’s assessment and were of the view that the 2012 adjusted EBITDA at ECRC for LCY’s SBC business was approximately $108 million, which would have entitled LCY to approximately 43% of the common stock of UK Holdco in respect of the contributed SBC business, with the remaining incremental shares acquired for cash (and further subject to the net debt adjustment).

On November 22, 2013, Messrs. Fogarty and Lee and Ms. Lu met in Taipei. Mr. Fogarty stated Kraton’s view that the 2012 adjusted EBITDA at ECRC for LCY’s SBC business was approximately $102 million, which would entitle LCY to approximately 41.5% of UK Holdco in respect of the contributed SBC business, with the remaining 8.5% being incremental shares to be acquired for cash. Mr. Fogarty said that, based on this estimate and assuming Kraton’s then-current net debt level, Kraton would expect a net cash payment from LCY of approximately $60 million upon closing the transaction. Mr. Fogarty explained Kraton’s bases for downward adjustments from LCY’s $108 million adjusted EBITDA at ECRC estimate. Mr. Lee stated that LCY did not agree with the downward adjustments and that LCY would not proceed with the transaction unless it would obtain 43% of UK Holdco’s common stock in exchange for its SBC business (with the remaining incremental shares acquired for cash), which would have resulted in no net cash payment to Kraton upon closing of the transaction assuming Kraton’s then-current net debt level. Mr. Lee stated that LCY believed these metrics were appropriate in light of its expectation that its SBC business had higher expected growth prospects than Kraton, including from LCY’s new Chinese production line that began operation in late 2013, and the relative cash flow profiles of the two businesses. Mr. Lee noted that, in LCY’s estimation, if the relative valuation calculation were to be based on 2012 adjusted EBITDA on a non-ECRC (i.e., FIFO) basis, LCY would be entitled to approximately 45% of UK Holdco’s stock in respect of contributing its SBC business.

Later that day, Messrs. Fogarty, Burke, Tremblay and other members of Kraton management discussed Mr. Fogarty’s meeting with Mr. Lee. They decided that Mr. Fogarty would update Kraton’s board members prior to the upcoming December 5, 2013 board meeting; that management and Kraton’s advisors should continue to work with LCY and its advisors on the other terms of the transaction documents; and that Mr. Lee’s position and the other terms and provisions of the transaction documents would be reviewed with the board at the next meeting. On November 25, 2013, Mr. Fogarty updated Kraton’s directors on his recent meeting with Mr. Lee.

On November 25, 26 and 27, 2013, Mr. Burke, Ms. Lu, Kraton’s internal counsel, Baker Botts, Skadden and Dr. Ying met in Houston to continue discussions and negotiations regarding the draft combination, shareholder and voting agreements.

On December 5, 2013, the audit committee of Kraton’s board of directors met and received a presentation from Kraton’s management and external accounting advisors regarding financial due diligence with respect to LCY’s SBC Business. Later that day, Kraton’s board of directors met. Mr. Fogarty and Kraton’s management provided an update to the board on progress on the transaction and due diligence with LCY since the previous board meeting. Management also discussed with the board the financial due diligence that had been conducted in Taipei and that was ongoing, including management’s estimates of LCY’s 2012 adjusted EBITDA at ECRC and the resulting difference in valuation from the position articulated by Mr. Lee on November 22, 2013. Management described, and the board members discussed, several factors LCY had articulated as influencing its view, including LCY’s belief that it had, relative to Kraton, better exposure to faster-growing markets; lower risk growth initiatives; more timely access to new capacity; a more favorable cost structure; and fewer capital expenditure requirements and legacy liabilities due to a newer asset base. Lazard provided to the board a financial analysis of the transaction based on

LCY’s proposed valuation, which was also discussed. In light of LCY’s prospects and these other factors, it was the sense of the board that the valuation proposed by LCY, though different from what Kraton had previously expected, remained attractive and should deliver significant value to Kraton’s stockholders. The board directed management to continue its due diligence to further analyze the valuation proposed by LCY.

On December 10, 2013, LCY provided Kraton estimated 2013 financial results and projected 2014 sales volumes and financial results for LCY’s SBC Business.

On December 11, 2013, the board of directors of Kraton met and received an update from management regarding the LCY transaction, including a review of recent negotiations and an assessment of anticipated benefits, synergies and potential risks associated with the transaction.

Throughout the remainder of December 2013 and until the combination agreement was executed in January 2014, the parties and their advisors continued to exchange drafts of the combination agreement, shareholder agreement and voting agreements, to negotiate these agreements in meetings and over the telephone and to conduct mutual due diligence. On December 20 and 21, 2013, Messrs. Fogarty, Burke and Yang met with Mr. Lee, Ms. Lu and Dr. Ying in Taipei as part of these discussions and due diligence efforts. Mr. Burke, Ms. Lu, Kraton’s internal counsel, Baker Botts, Skadden and Dr. Ying met on numerous occasions in Houston the last week of December 2013 and the first two weeks of January 2014. During this timeframe the parties also negotiated summary terms for various services and ancillary agreements to be entered into upon closing of the combination.

On or about December 30, 2013, an issue arose between the parties over whether the restrictions on transfer of LCY’s shares in UK Holdco in the shareholder agreement would apply to indirect transfers. LCY’s view was that it should have the flexibility to transfer the stock of a subsidiary that held LCY’s interest in UK Holdco; Kraton’s view was that the restrictions on transfer should apply to both direct and indirect transfers. Additionally, LCY proposed that the restrictions on direct transfers of its shares in UK Holdco and the provisions regarding composition of the board of directors should expire when the standstill expires, rather than remaining in place for so long as LCY owns 10% or more of the stock of UK Holdco. Kraton and its representatives resisted these changes, and the parties and their representatives had numerous meetings and telephone conferences and exchanged various proposals over the next several days. On January 7, 2014, Kraton’s management held a telephone conference with Kraton’s board members to provide an update on the status of discussions and informed the board members of the issues that had arisen with the transfer restrictions.

In the first week of January 2014, Kraton provided LCY projected sales volumes and financial results for 2014 through 2017.

On or about January 7, 2014, LCY’s representatives proposed a mechanism by which LCY could make indirect transfers of its combined company shares after a three year period if it first gave UK Holdco the opportunity to purchase the shares or to initiate a process to sell the entire combined company. After discussion with Lazard and Baker Botts, Kraton’s management expressed openness to this proposal if the shareholder agreement included a provision that a transferee of LCY’s indirect interest would be subject to the restrictions in the shareholder agreement and would not obtain the benefit of the indirect transfer exception. After exchanging drafts and discussions in various meetings and phone calls, the parties reached agreement on these provisions.

On January 13, 2014, Kraton’s board of directors held a meeting. Mr. Fogarty reviewed in detail the strategic rationale for the transaction. Baker Botts reviewed for the directors their fiduciary duties and matters of Delaware law applicable to the proposed transaction and discussed and reviewed the material terms of the combination agreement and shareholder agreement, including Kraton’s ability to negotiate and enter into a superior alternative transaction should it receive an unsolicited superior proposal; the recent changes to the transfer restrictions that had been negotiated with LCY; the fact that LCY shareholders owning 36.55% of LCY’s outstanding stock had agreed to provide agreements to vote in favor of the combination; and the principal features of the redomestication. Baker Botts also reviewed and discussed with the board material interests of directors and executive officers in the transaction (see “—Interests of Kraton’s Directors and Executive Officers in the Transactions” for further discussion). Management reviewed with the board the legal and financial due diligence that had been performed. In support of its financial fairness opinion to be subsequently delivered, Lazard reviewed and discussed its financial analysis of the combination pursuant to which Kraton stockholders would exchange on a 1-for-1 basis (“exchange ratio”) their existing Kraton shares for UK Holdco shares in connection with UK Holdco issuing to LCY 50% of the stock of UK Holdco in exchange for LCY contributing its SBC business and $31 per share for incremental shares to UK Holdco, subject to adjustment for Kraton’s net debt and other adjustments. Lazard supplementally provided an updated version of its September 11, 2013 presentation regarding potentially interested buyers and confirmed that its views had not changed since the prior presentation. Lazard also supplementally provided a summary of transactions in which significant stockholders in public companies had sold their interests in a single block and the discounts to market price paid for such blocks. Lazard advised the board that, based on the precedent transactions in the presentation and the restrictions in the shareholder agreement, it would not expect that LCY could obtain a premium for its interest in a sale pursuant to recently negotiated exceptions to the transfer restrictions in the shareholder agreement. After discussion of these matters, the board authorized management to proceed with finalizing the transaction documents.

Later that afternoon, Messrs. Fogarty and Burke traveled to Taipei, and on January 15, 2014, Mr. Fogarty met with Mr. Lee. Mr. Lee reiterated the proposal he had made in November 2013 for LCY to have the right to designate persons to fill a newly created chief operating officer position and the position of chief financial officer of UK Holdco. Mr. Fogarty reiterated that he envisioned certain of LCY’s management members in key operational roles, but that he did not believe UK Holdco should have a chief operating officer, and that Kraton’s existing chief financial officer would be the best qualified person within the two existing management groups to serve as chief financial officer of UK Holdco. Mr. Fogarty suggested exploring the possibility of Mr. Lee and Mr. Smith serving as chairman of the board on a rotating basis, or Mr. Lee serving as vice chairman.

On the evening of January 15, 2014, the Kraton board of directors met by telephone. Management and Baker Botts provided an update on changes made to the transaction documents since the previous meeting, and management discussed with the board the changes to the organizational structure advanced by LCY and Mr. Fogarty’s response. Lazard opined orally that the exchange ratio (after giving effect to the “LCY Transactions,” as defined in its subsequent written opinion) was, based upon and subject to the assumptions, procedures, factors, qualifications and limitations to be described in its written opinion, fair to the Kraton stockholders from a financial point of view. The board authorized execution of the transaction agreements if the organizational matters could be resolved in a manner substantially consistent with Mr. Fogarty’s response to Mr. Lee on January 15. Messrs. Goldstein and Kalman, who were unable to participate in the meeting, were briefed on the status of discussions with LCY by Kraton’s management and advisors prior to the meeting.

Later on the evening of January 15, 2014, Messrs. Fogarty, Burke and Lee and Ms. Lu spoke about the organizational matters, during which Mr. Fogarty informed Mr. Lee about the position of Kraton’s board with respect to such matters, including the board’s openness to an arrangement by which Messrs. Smith and Lee would serve as chairman on a rotating basis or an arrangement by which Mr. Lee would serve as vice chairman. Messrs. Fogarty and Lee did not reach mutual agreement. On or about January 16, 2014, Messrs. Fogarty and Burke returned to Houston.

On January 22, 2014, Dr. Ying called a representative of Lazard and proposed, on behalf of LCY, that LCY employees or designees would hold two executive management positions reporting directly to the CEO (other than those of chief operating officer and chief financial officer) and that Messrs. Fogarty and Lee would form and constitute a transition committee to evaluate and oversee integration planning between signing and closing of the combination. Also on January 22, 2014, Ms. Lu and Mr. Burke held several calls and mutually developed a rotating chairman arrangement by which Mr. Smith would serve as chairman of the UK Holdco board for up to two years after the closing; the LCY designees on the board would be entitled to select the chairman for the following two years; and thereafter the chairman would be appointed by the board. Over the next several days, the parties negotiated modifications to the shareholder agreement and combination agreement to this effect, including through conversations between Messrs. Fogarty and Lee. On January 25, 2014, Messrs. Fogarty and Burke traveled to Taipei.

On January 27, 2014, the Kraton board of directors met by telephone. Mr. Fogarty described the developments that had taken place since the last board meeting and the changes to the combination agreement and shareholder agreement that had been negotiated to address the organizational matters raised by LCY. With reference to its updated financial analysis provided in advance to the board members, Lazard opined orally (subsequently confirmed in a written opinion dated January 27, 2014) that the exchange ratio (after giving effect to the “LCY Transactions,” as defined in its written opinion) was, based upon and subject to the assumptions, procedures, factors, qualifications and limitations to be described in its written opinion, fair to the Kraton stockholders from a financial point of view. The board, by the unanimous vote of the directors present at the meeting, determined that the terms and provisions of the combination agreement and other transaction documents were advisable and in the best interest of Kraton and its stockholders; determined that the consideration to be received by Kraton’s stockholders in the combination was fair; approved and adopted the combination agreement, the other transaction documents and the transactions contemplated thereby; authorized Kraton to enter into such agreements and consummate the transactions contemplated thereby; recommended that the stockholders of Kraton approve the issuance of 50% of UK Holdco’s common stock to LCY and adopt the combination agreement; and directed that proposals for the share issuance to LCY and the adoption of the combination agreement be submitted to Kraton’s stockholders for approval at a meeting of stockholders. Ms. Twitchell, who was unable to attend the meeting, advised Messrs. Smith and Fogarty shortly before the meeting that she concurred with the approval of the transaction and related matters described in the materials provided to the board in advance of the meeting.

Early the morning of January 28, 2014, Kraton and LCY executed the combination agreement and Kraton executed voting agreements previously signed by LCY shareholders owning 36.55% of LCY’s outstanding stock. On January 28, 2014, prior to the opening of trading on the NYSE, Kraton and LCY issued press releases announcing the Combination.

Reasons for the Transactions

The board of directors of Kraton believes that the Transactions are advisable and in the best interests of Kraton and its stockholders and that the consideration to be received by Kraton’s stockholders pursuant to the Transactions is fair to such stockholders. The Kraton board unanimously recommends that the Kraton stockholders approve and adopt the Combination Agreement, which provides for the Combination, the Share Issuance and the Redomestication. In reaching its recommendation, the Kraton board, in consultation with members of Kraton’s senior management and its legal and financial advisors, considered many factors, including the following factors (not necessarily in order of relative importance) that it believed generally supported its determination:

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That the Combination will increase Kraton’s scale, improve its manufacturing cost position and enable a more diversified product portfolio offering that will benefit customers’ growth and innovation requirements world-wide.

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The board’s belief that the combined company should benefit from the balance of Kraton’s broad product portfolio and innovation platform with LCY’s cost-effective and innovative SBC operations and strategic sourcing of raw materials in Asia.

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The alignment of the Combination with Kraton’s strategic objectives of repositioning its manufacturing assets and furthering penetration into the critical and growing market in China and broader Asia, and the board’s belief that the Combination provides the most desirable reasonably available path to realizing those objectives in light of the time, cost and regulatory and other impediments to Kraton of organically replicating a similar size business with the geographic footprint of the SBC Business.

•	Management’s expectation that the Combination should provide estimated annual cost synergies of $65 million by 2017.

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The board’s belief that the combined company’s enhanced capital structure, financial flexibility and cash flow profile, including return on invested capital, will serve as a stronger platform for continued investment in growth.

•	That the combined company, upon the closing, is expected to have significantly lower financial leverage than Kraton on a standalone basis.

•

Management’s expectation that the combined company should have improved access to debt financing and cost of capital advantages due to its larger size and its lower leverage upon closing, as compared to Kraton on a standalone basis.

•	Management’s expectation that the Combination will be accretive to the combined company’s operating earnings as compared to Kraton on a stand-alone basis.

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Lazard’s financial presentation to the board and its oral opinion, which was subsequently confirmed in writing by delivery of a written opinion, that, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, as of January 27, 2014, the 1-for-1 exchange ratio was fair from a financial point of view to the holders of Kraton common stock, as more fully described in “—Opinion of Lazard Frères & Co.” beginning on page [    ].

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The historical market prices of Kraton’s stock, and the total value of consideration to be paid to LCY (based on Kraton’s stock price prior to execution of the Combination Agreement) as a multiple of historical and projected adjusted EBITDA for LCY’s SBC Business.

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The board’s view, in consultation with management and taking into account advice and information provided by Lazard, with respect to other potentially interested parties and whether any of them would be likely to propose an alternative transaction that is more favorable to the stockholders than the Transactions.

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The board’s belief, after evaluation and pursuit of several potential acquisition opportunities, that the Transactions are more favorable to the stockholders than other reasonably available alternatives, including remaining as a standalone company and the possibility of seeking a cash buyer for all outstanding shares; and, in connection with the possibility of a cash sale, the board’s belief that this is not a good time to sell the entire company and that it is in the stockholders’ best interests, as provided by the terms of the Transactions, to retain equity upside in the combined company.

•	The requirement that the Transactions receive stockholder approval and the attendant public disclosure.

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The board’s ability, prior to receiving Kraton stockholder approval, to negotiate with third parties that may make unsolicited proposals for an alternative transaction if the proposals could reasonably be expected to lead to a superior proposal.

•

Subject to payment of a termination fee, Kraton’s right to terminate the Combination Agreement in favor of a superior proposal and the board’s right to change its recommendation to stockholders upon receipt of a superior proposal or the occurrence of an intervening event.

•	Provisions in the shareholder agreement that provide, generally for nine years from the closing:

•

that half of the combined company board will be nominated by the Nominating and Corporate Governance Committee, of which half the members will not be LCY Designees and will initially be current directors of Kraton;

•	that LCY’s ability to acquire more shares of the combined company and increase its ownership level above 50% is limited by standstill provisions;

•

for transfer restrictions that will limit LCY’s ability to sell shares of the combined company to a third party and entitle the company to reacquire those shares under specified conditions, with the intent that LCY should not be able to realize a control premium upon the sale of its shares without other stockholders sharing in such a premium; and that the exception to those provisions that permits LCY to sell all (but not less than all) of its shares after three years requires that the purchaser become subject to the restrictions that the shareholder agreement imposes upon LCY;

•	for the establishment of a conflicts committee of the board composed solely of non-employee public designees to address any changes to the shareholder agreement or other transactions with LCY; and

•	that certain board decisions must be approved by a majority of the directors in office, including at least one non-employee public designee.

•	Provisions of the UK Companies Act that require that:

•

a future transaction in which LCY acquires all remaining shares of the combined company (a) by scheme of arrangement must be approved by a majority in number representing at least 75% in value of shares held by shareholders voting on the transaction (other than LCY) or (b) by way of a takeover offer must be accepted in respect of 90% by value of the shares to which the offer relates; and

•

a future transaction in which a third party acquires all shares of the combined company (a) by scheme of arrangement must be approved by a majority in number representing at least 75% in value of the shares held by shareholders voting on the transaction or (b) by way of a takeover offer must be accepted in respect of 90% by value of the shares to which the offer relates; as a result, LCY cannot approve a scheme of arrangement or accept a takeover offer to effect any such third-party transaction during the term of the standstill without (i) the approval of at least half the shares owned by persons other than LCY who vote on the transaction (assuming attendance of all shareholders) or (ii) the acceptance by at least 80% of the shares owned by persons other than LCY, as applicable.

•

The board’s belief that the governance features in the transaction, including the transfer restrictions, the standstill and the provisions described above that require a supermajority vote to approve certain business combination transactions, provide Kraton’s stockholders with the potential to realize a control premium in the future if the combined company is acquired by LCY or a third party while those features are in effect.

•

That the shareholder agreement includes a provision that limits LCY and certain of its affiliates from competing with the combined company in the SBC business and other businesses in which the combined company will be engaged as of the closing.

•	The enhanced flexibility and financial benefits associated with the Redomestication that are made possible by the Transactions with LCY, including:

•

Management’s expectation that the Redomestication will help to optimize Kraton’s fiscal planning and capital allocation and provide Kraton with increased financial flexibility to properly invest in the combined company’s growth.

•

Management’s expectation that, as a result of the UK’s tax rules regarding repatriation of earnings, the Transactions, including the Redomestication, will provide Kraton with greater global access to expected increases in future cash flows.

•	Management’s expectation that the Transactions, including the Redomestication, will enable UK Holdco to access some of Kraton’s excess capital that is currently held in various foreign jurisdictions.

•

That upon consummation of the Transactions, the combined company will have a larger global footprint, and that the Transactions, including the Redomestication, will enable the combined company to take full advantage of such footprint by increasing cash flows through an optimized global tax rate over the long term in light of the anticipated locations of future earnings of the combined company.

•

That stockholders of LCY owning 36.55% of LCY’s outstanding shares agreed to vote in favor of the transaction pursuant to voting agreements, increasing meaningfully the likelihood that the closing condition in the Combination Agreement requiring LCY shareholder approval would be satisfied. The stockholders of LCY approved the Transactions pursuant to a stockholder vote held on March 31, 2014.

•	The provision in the Combination Agreement requiring LCY to reimburse Kraton’s expenses (up to a cap of $10 million) in the event the stockholders of LCY do not approve the Transactions.

•

The likelihood that the Transactions will be completed, including the board’s expectation, based upon the advice of management after consultation with legal counsel, that CFIUS, antitrust and competition law and other regulatory clearances and approvals will be obtained.

The Kraton board also considered a variety of risks and other potentially negative factors, including:

•

The risks faced by the combined company and inherent in producing SBCs, as described under “Risk Factors—Risk Factors Relating to the Combined Company” and Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013.

•	The potential for disagreement and deadlock within the board of the combined company, which will contain an even number of directors, half of whom will be designated by LCY.

•

The requirement in the shareholder agreement that certain board decisions will require the approval of a majority of the directors in office including both an LCY designee that is an LCY insider and a non-employee public designee.

•	The expiration of the standstill provisions, transfer restrictions and board composition requirements in the shareholder agreement after nine years.

•

LCY’s right to appoint half the members of the Nominating and Corporate Governance Committee of the board of directors of the combined company, which will nominate the public designees to be elected by the stockholders at each annual general meeting of stockholders.

•

The preemptive rights granted to LCY, which permit LCY to maintain its percentage ownership in the combined company but do not provide similar rights to other shareholders, and the potential that such preemptive rights could limit the combined company’s ability to access capital markets to raise equity capital quickly and efficiently or to use capital stock as currency to make acquisitions.

•

The substantial number and nature of the conditions to the closing, including antitrust and CFIUS regulatory approvals, as well as other approvals related to LCY’s restructuring of its assets in Taiwan, and the risk that one or more of these approvals may be delayed or may not be obtained and thus the risk that the Transactions may not be consummated.

•	That the time required to satisfy all closing conditions and consummate the Transactions may extend into 2015.

•	That the receipt of shares of UK Holdco by U.S. holders of Kraton shares will result in the recognition of gain, but not loss, by such holders under U.S. federal income tax laws.

•	The absence of an effort, prior to execution of the Combination Agreement, to solicit interest from other parties that might be interested in proposing an alternative sale transaction.

•

The absence of a “go-shop” provision in the Combination Agreement that would permit Kraton to solicit such interest after the execution of the agreement, and the fact that the break-up fee provided for in the Combination Agreement could discourage unsolicited proposals or make an alternative transaction less attractive to potentially interested third parties.

•	That Kraton may have to pay a break-up fee or expense reimbursement to LCY if the Transactions do not close, even if no alternative proposal is consummated.

•

That LCY’s obligation to pay Kraton specified termination fees in the Combination Agreement is limited to the circumstance in which LCY’s shareholders do not approve the Transactions and consists of a capped reimbursement of Kraton’s deal expenses.

•

That announcement and pendency of the Transactions, or failure to complete the Transactions, may cause harm to relationships with employees, suppliers, vendors and customers and may divert management’s and employees’ attention from day-to-day operations for a significant period of time.

•	The restrictions on the operation of Kraton’s business between signing and closing, and the potential negative consequences thereof even if the Transactions are consummated.

•

The substantial costs, anticipated to be approximately $70 million in the aggregate over three years, to achieve the projected synergies that are expected to be realized pursuant to the Transactions, and the risk that cost savings and synergies and other benefits expected to be obtained from the Transactions might not be obtained or may be delayed.

•	Other risk factors as described under “Risk Factors.”

In determining that the Transactions are advisable and in the best interests of Kraton and its stockholders and that the consideration to be received by Kraton’s stockholders pursuant to the Transactions is fair to such stockholders, the Kraton board considered the reasons and factors set forth above as a whole and did not assign specific or relative weights to such reasons and factors. The board based its recommendation on the totality of the information presented. Individual directors may have attributed varying levels of importance to particular reasons and factors and such considerations may have differed significantly among the directors. The reasons and factors listed above are not meant to be a complete and exhaustive list and directors may have considered reasons and factors not discussed above. As you review the recommendations of the Kraton board, you should understand that certain directors and executive officers have interests in the Transactions that may be different from, or are in addition to, the interests of Kraton stockholders. The Kraton board was aware of such interests and considered them when approving the Transactions. Please read “—Interests of Kraton’s Directors and Executive Officers in the Transactions.”

Opinion of Lazard Frères & Co.

Kraton retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the Transactions. On January 27, 2014, Lazard rendered its written opinion, consistent with its oral opinion rendered on the same date, to our board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio of one UK Holdco ordinary share to be exchanged in respect of each share of outstanding Kraton common stock held by Kraton stockholders, other than the “excluded holders,” provided for in the Transactions (after giving effect to the Combination) was fair, from a financial point of view, to such holders. For purposes of this section, “excluded holders” means Kraton (as the holder of treasury shares or otherwise) or any of the subsidiaries of Kraton.

The full text of Lazard’s written opinion, dated January 27, 2014, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of our board of directors (in its capacity as such), and Lazard’s opinion was rendered to our board of directors in connection with its evaluation of the Transactions and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of Kraton common stock (other than the excluded holders) of the exchange ratio provided for in the Transactions (after giving effect to the LCY Transactions). Lazard’s opinion was not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transactions or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of Kraton common stock or UK Holdco ordinary shares may trade at any time subsequent to the announcement of the Transactions. In addition, Lazard’s opinion did not address the relative merits of the Transactions as compared to any other transaction or business strategy in which Kraton might engage or the merits of the underlying decision by Kraton to engage in the Transactions.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the drafts dated January 27, 2014, of the combination agreement and the shareholder agreement;

•	Reviewed certain publicly available historical business and financial information relating to Kraton and certain historical business and financial information relating to the SBC Business;

•

Reviewed various financial forecasts and other data provided to Lazard by Kraton relating to the business of Kraton and financial forecasts and other data provided to Lazard by Kraton relating to the SBC Business;

•

Held discussions with members of the senior management of Kraton with respect to the businesses and prospects of Kraton and the businesses and prospects of the SBC Business, and with the senior manager of the SBC Business with respect to the business and prospects of the LCY Business, and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Kraton to be realized from the Transactions;

•

Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Kraton and the SBC Business, respectively;

•

Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Kraton and the SBC Business, respectively;

•	Reviewed historical stock prices and trading volumes of Kraton common stock;

•	Reviewed the potential pro forma financial impact of the Transactions on UK Holdco based on the financial forecasts referred to above relating to Kraton and the SBC Business; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Kraton, the SBC Business or UK Holdco or concerning the solvency or fair value of Kraton, the SBC Business or UK Holdco, and Lazard was not furnished with any such valuation or appraisal. Lazard did not receive financial forecasts from LCY with respect to the SBC Business. Accordingly, Kraton directed Lazard to utilize financial forecasts prepared by management of Kraton with respect to the future financial performance of the SBC Business. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of Kraton to be realized in the Transactions, Lazard assumed, with the consent of Kraton, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Kraton and the SBC Business, respectively, and as to such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of Kraton, that the Transactions would be consummated on the terms described in the combination agreement and the shareholder agreement, without any waiver or modification of any material terms or conditions. Representatives of Kraton advised Lazard, and Lazard assumed, that the combination agreement and the shareholder agreement, when executed, would conform to the drafts reviewed by Lazard, dated January 27, 2014, in all material respects. Lazard further assumed, with the consent of Kraton, that specified post-closing cash consideration adjustments will not be material in any respect to Lazard’s analyses or opinion. Lazard also assumed, with the consent of Kraton, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Transactions would not have an adverse effect that is material on Kraton, the SBC Business, UK Holdco or the Transactions. Lazard did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Kraton had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in the opinion) of the Transactions, including, without limitation, the form or structure of the Transactions or any agreements or arrangements entered into in connection with, or contemplated by, the Transactions. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, relative to the exchange ratio or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below. The summary of the analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained below without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any particular analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Kraton. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to Kraton or its business, the SBC Business or the Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 24, 2014, and is not necessarily indicative of current market conditions.

Summary of Lazard Financial Analyses

Selected Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly-traded chemicals companies whose operations Lazard believed, based on its experience with companies in the chemicals industry, to be similar to Kraton’s and the Business’ operations for purposes of this analysis. Lazard then compared such information to the corresponding information for Kraton and the SBC Business, as well as for UK Holdco on a pro forma combined basis.

The selected group of companies used in this analysis, which we refer to in this proxy statement/prospectus as the comparable chemicals companies, was as follows:

•	Eastman Chemical Company

•	Huntsman Corporation

•	PolyOne Corporation

•	Taminco Corporation

•	A. Schulman, Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the comparable chemicals companies operate businesses that have similar characteristics as the business of Kraton and the Business. However, no selected company is identical to Kraton or the Business. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transactions and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Kraton or the Business and the comparable chemicals companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the comparable chemicals companies, including, among other things, the ratio of each company’s (a) enterprise value, which we refer to as EV, calculated as the market capitalization of each company, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (b) calendar year 2013 and 2014 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. All of these calculations were performed, and based on publicly available financial data and closing prices, as of January 24, 2014.

The EBITDA estimates for each of the comparable chemicals companies used by Lazard in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The following table summarizes the results of this review:

Comparable Chemicals Companies Multiples

	Kraton Comparable Companies Multiples Range	Mean	Median
EV to 2013E EBITDA	7.3x - 11.1x	8.8x	8.6x
EV to 2014E EBITDA	6.0x - 9.2x	7.8x	7.8x

Kraton. Based on an analysis of the relevant metrics for each of the comparable chemicals companies, Lazard selected a reference range of 6.5x-7.5x for EV to estimated 2014 EBITDA, and applied this range to the estimated 2014 adjusted EBITDA at ECRC of Kraton of $150 million, as reflected in the financial forecasts for Kraton prepared by the management of Kraton, which are referred to in this discussion as the Kraton management case and are described in “The Transactions—Financial Forecasts,” beginning on page [    ]. From this analysis, Lazard estimated an implied price per share range for shares of Kraton common stock of $22 to $27, as compared to the 20 trading day volume weighted average price, or VWAP, as of January 24, 2014 per share of Kraton common stock of $22.42.

SBC Business. Based on an analysis of the relevant metrics for each of the comparable chemicals companies, Lazard selected a reference range of 6.5x-7.5x for EV to estimated 2014 EBITDA, and applied this range to the estimated 2014 adjusted EBITDA at ECRC of the SBC Business of $105 million, as reflected in the financial forecasts for the SBC Business prepared by the management of Kraton, which are referred to in this discussion as the Kraton SBC Business management case and are described in “The Transactions—Financial Forecasts,” beginning on page [    ]. From this analysis, Lazard estimated an implied value for the SBC Business of $683 million to $788 million, assuming that the SBC Business has no cash or debt.

Pro Forma UK Holdco. Based on an analysis of the relevant metrics for each of the comparable chemicals companies and of UK Holdco, Lazard selected a reference range of 7.0x-8.0x for EV to estimated 2014 EBITDA, and applied this range to the estimated pro forma 2014 adjusted EBITDA at ECRC of UK Holdco of $320 million (which includes run-rate synergies of $65 million), as reflected in the pro forma financial forecasts for UK Holdco prepared by the management of Kraton, which are referred to in this discussion as the Kraton pro forma management case and are described in “The Transactions—Financial Forecasts,” beginning on page [    ]. From this analysis, which capitalized the future costs of synergies as debt, Lazard estimated an implied price per share range for one UK Holdco ordinary share of $29 to $34, and compared this to the implied value range of one share of Kraton common stock calculated in the comparable companies analysis above under “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis—Kraton” of $22 to $27. Based on this comparison, Lazard determined that the range of ratios of the implied value of one UK Holdco ordinary share to the implied value of one share of Kraton common stock was 1.29x – 1.26x, as compared to the exchange ratio of 1:1.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of Kraton and the SBC Business, as well as for UK Holdco on a pro forma combined basis, in each case as of December 31, 2013. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company. “Future cash flows” refers to projected unlevered free cash flows of a company (i.e., EBIT (earnings before interest and taxes), less taxes, capital expenditures, and change in working capital, plus depreciation and amortization), subject to certain additional adjustments described below. Lazard calculated the discounted cash flow value as the sum of the net present value of each of:

•	the estimated future cash flows that Kraton, the SBC Business, and UK Holdco respectively, is expected to generate for each of years 2014 through 2018; and

•	the estimated value of Kraton, the SBC Business and UK Holdco, respectively, at the end of 2018, or the terminal value.

For the discounted cash flow analysis of Kraton and UK Holdco, Lazard did not include the cash flows of Kraton Formosa Polymers Corporation (the “Formosa JV”) in computing the net present value of the estimated cash flows for each of years 2014 through 2018. Instead, Lazard calculated the present value of the anticipated dividends from the Formosa JV for that period as set forth in the Kraton management case and the Kraton pro forma management case, respectively. In addition, Lazard was advised by Kraton management that it expects to receive certain operating cash tax benefits as a result of NOLs. As a result, Lazard calculated the net present value of the cash flows associated with the usage of these NOLs and added them to the implied equity value per share of Kraton common stock and UK Holdco ordinary share as derived from the discounted cash flow analysis summarized below.

Kraton. The following table sets forth the estimated unlevered free cash flow (excluding the Formosa JV and usage of the NOLs) as set forth in the Kraton management case for Kraton for each of years 2014 through 2018:

Fiscal Year Ending December 31,
2014E	2015E	2016E	2017E	2018E
(in millions)
$60	$64	$93	$98	$129

For its discounted cash flow calculations of Kraton, Lazard applied discount rates ranging from 10.00% to 12.00% to the estimated future cash flows in the table above and to the estimated cash flows resulting from the use of the NOLs. The discount rates applicable to Kraton were based, among other things, on Lazard’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” In addition, Lazard used Kraton’s estimated cost of equity of 14.1% to discount the anticipated Formosa JV dividends to calculate the present value of these dividends. The terminal value of Kraton was calculated applying various terminal value EBITDA multiples ranging from 6.5x to 7.5x. The terminal value EBITDA multiples were selected by Lazard by reference to EV to EBITDA trading multiples calculated for selected comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” Lazard applied such ranges of terminal value EBITDA multiples to Kraton’s estimated 2018 EBITDA, as set forth in the Kraton management case, to determine a terminal value for Kraton.

From this analysis, Lazard estimated an implied price per share range for shares of Kraton common stock of $29 to $36, as compared to the 20 trading day VWAP as of January 24, 2014 per share of Kraton common stock of $22.42.

SBC Business. The following table sets forth the estimated unlevered free cash flow as set forth in the Kraton SBC Business management case for the SBC Business for each of years 2014 through 2018:

Fiscal Year Ending December 31,
2014E	2015E	2016E	2017E	2018E
(in millions)
$51	$66	$98	$126	$128

For its discounted cash flow calculations of the SBC Business, Lazard applied discount rates ranging from 10.00% to 12.00% to the estimated future cash flows in the table above. The discount rates applicable to the Business were based, among other things, on Lazard’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable chemicals companies discussed above in the “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” The terminal value of the SBC Business was calculated applying various terminal value EBITDA multiples ranging from 6.5x to 7.5x. The terminal value EBITDA multiples were selected by Lazard by reference to EV to EBITDA trading multiples calculated for selected comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” Lazard applied such range of terminal value EBITDA multiples to the SBC Business’ estimated 2018 EBITDA, as set forth in the Kraton SBC Business management case, to determine a terminal value for the SBC Business, assuming that the SBC Business has no cash or debt.

From this analysis, Lazard estimated an implied value for the SBC Business of $987 million to $1,175 million.

Pro Forma UK Holdco. The following table sets forth the estimated pro forma unlevered free cash flow (excluding the Formosa JV and usage of NOLs), including synergies and associated costs as realized, as set forth in the Kraton pro forma management case for UK Holdco for each of years 2014 through 2018:

Fiscal Year Ending December 31,
2014E	2015E	2016E	2017E	2018E
(in millions)
$102	$126	$196	$282	$318

For its discounted cash flow calculations, Lazard applied discount rates ranging from 10.00% to 12.00% to the estimated future cash flows in the table above and to the estimated cash flows resulting from the use of the NOLs. The discount rates applicable to UK Holdco were based, among other things, on Lazard’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” In addition, Lazard used Kraton’s estimated cost of equity of 14.1% to discount the anticipated Formosa JV dividends to calculate the present value of these dividends. The terminal value of UK Holdco was calculated applying various terminal value EBITDA multiples ranging from 7.0x to 8.0x. The terminal value EBITDA multiples were selected by Lazard by reference to EV to EBITDA trading multiples calculated for selected comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” Lazard applied such range of terminal value EBITDA multiples to the estimated 2018 pro forma EBITDA of UK Holdco, which included the effect of the estimated synergies, as set forth in the Kraton pro forma management case, to determine a terminal value for UK Holdco.

From this analysis, Lazard estimated an implied price per share range for one UK Holdco ordinary share of $36 to $44, and compared this to the implied value of one share of Kraton common stock calculated in the discounted cash flow analysis above under “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Discounted Cash Flow Analysis—Kraton” of $29 to $36. Based on this comparison, Lazard determined that the range of ratios of the implied value of one UK Holdco ordinary share to the implied value of one share of Kraton common stock was 1.24x—1.21x, as compared to the exchange ratio of 1:1.

Other Analyses

The analyses and data described below were presented to our board of directors for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Kraton Historical Trading Analysis

Lazard reviewed Kraton’s stock price performance from December 2009 to January 2014 against the S&P 500 and the comparable chemicals companies discussed above in “—Opinion of Lazard Frères & Co.—Summary of Lazard Financial Analyses—Selected Comparable Company Multiples Analysis.” Lazard noted that, over this period, Kraton’s stock price increased 60%, as compared to the S&P 500 which increased 70% and the average of the comparable chemicals companies which increased 177%.

Lazard also reviewed the EV to next twelve months, or NTM, EBITDA and price to NTM earnings currently and over the past three years against the comparable chemicals companies. Lazard noted that on an EV to NTM EBITDA basis, Kraton’s stock was trading at a 6.1x multiple as of January 24, 2014 and at an average 5.7x multiple over the past three years, as compared to the median for the comparable chemicals companies of 7.9x as of January 24, 2014 and an average of 6.4x over the past three years. Lazard also noted that on a price to NTM earnings basis, Kraton’s stock was trading at a 12.9x multiple as of January 24, 2014 and at an average 9.9x multiple over the past three years, as compared to the median for the comparable chemicals companies of 15.1x as of January 24, 2014 and 11.3x over the past three years.

Research Analyst Price Targets

Lazard reviewed selected equity analyst price targets based on published, publicly available Wall Street equity research reports, which indicated 12-month target prices that ranged from $19.00 to $30.00, with a median 12-month target price of $24.00.

Present Value of Hypothetical Future Stock Prices Analysis

Kraton. Lazard performed an illustrative analysis of the implied present values of the future stock price of Kraton, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity. For this analysis, Lazard calculated a range of implied share prices for the Kraton common stock by discounting to December 31, 2013 the estimated theoretical future share prices of the Kraton common stock for the fiscal years 2014 to 2017. Lazard first calculated the theoretical equity value of Kraton for the fiscal years 2014 to 2017 by applying 1-year forward EBITDA multiples of 6.5x to 7.5x to the EBITDA projections for Kraton contained in the Kraton management case. Lazard then calculated the resulting range of implied per share equity values for the fiscal years 2014 to 2017 and discounted that range to December 31, 2013, using an equity discount rate of 14.1%, reflecting the estimated cost of equity of Kraton. The results of the foregoing analysis implied an estimated price per share range for shares of Kraton common stock of $19 to $31, as compared to the 20 trading day VWAP as of January 24, 2014 per share of Kraton common stock of $22.42.

Pro Forma UK Holdco. Lazard performed an illustrative analysis of the implied present values of the future stock price of pro forma UK Holdco. For this analysis, Lazard calculated a range of implied share prices for the UK Holdco ordinary shares by discounting to December 31, 2013, the estimated theoretical future share prices of the UK Holdco ordinary shares for the fiscal years 2014 to 2017. Lazard first calculated the theoretical equity value of UK Holdco for the fiscal years 2014 to 2017 by applying 1-year forward EBITDA multiples of 7.0x to 8.0x to the pro forma EBITDA projections (including synergies) for UK Holdco contained in the Kraton UK Holdco management case. Lazard then calculated the resulting range of implied per share equity values for the fiscal years 2014 and 2017 and discounted that range to December 31, 2013, using an equity discount rate of 14.1%. The results of the foregoing analysis, which capitalized the future costs of synergies as debt, implied an equity value per UK Holdco ordinary share of $30 to $37 applying 2017 run-rate synergies beginning in 2014 and $25 to $37 using synergies as realized, as compared this to the implied value of one share of Kraton common stock calculated above under “—Opinion of Lazard Frères & Co.—Other Analyses—Present Value of Hypothetical Future Stock Prices Analysis—Kraton” of $19 to $31. Based on this comparison, Lazard noted that the ratio of the implied value of one UK Holdco ordinary share to the implied value of one share of Kraton common stock was 1.54x – 1.19x using run-rate synergies and 1.32x – 1.20x using synergies as realized, corresponding to the valuation methodologies described in this section and the respective low and high ends of the valuation ranges, as compared to the exchange ratio of 1:1.

Pro Forma Merger Analysis

Lazard analyzed the potential pro forma financial effects of the Transactions on UK Holdco’s estimated pro forma EPS, including estimated synergies as realized, for its fiscal years 2014 through 2018 using various financial forecasts and other data contained in the Kraton UK Holdco management case. Lazard noted that the Transactions are expected to be accretive to UK Holdco’s estimated pro forma earnings per share for each of the fiscal years 2014 through 2018.

Lazard also analyzed the potential pro forma financial effects of the Transactions on UK Holdco’s estimated pro forma return on invested capital, or ROIC, including estimated synergies as realized, for its fiscal years 2014 through 2018 using various financial forecasts and other data contained in the Kraton UK Holdco management case. Lazard noted that the Transactions are expected to increase UK Holdco’s estimated pro forma ROIC for each of the fiscal years 2014 through 2018. ROIC was calculated as total assets less cash, less current liabilities, plus current portion of long-term debt divided by earnings before interest and taxes, including synergies as realized, less taxes at Kraton’s effective tax rate of 15%.

Lazard also analyzed the potential pro forma financial effects of the Transactions on UK Holdco’s estimated pro forma leverage ratio for its fiscal years 2014 through 2018 using various financial forecasts and other data contained in the Kraton UK Holdco management case. Pro forma leverage was based on estimated pro forma adjusted EBITDA (including the Formosa JV) but excluding synergies as contained in the Kraton UK Holdco management case (costs to achieve synergies were included on an as-realized basis). Lazard noted that the Transactions are expected to reduce UK Holdco’s estimated pro forma leverage for each of the fiscal years 2014 through 2018.

Miscellaneous

In connection with Lazard’s services as financial advisor to Kraton with respect to the Transactions, Kraton agreed to pay Lazard a fee of $5 million payable upon the closing of the Transactions or receipt by Kraton of a termination fee from LCY, offset by a $100,000 retainer previously paid to Lazard. Kraton has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of Kraton, LCY, UK Holdco and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Kraton, LCY, UK Holdco and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Kraton because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the chemicals industry specifically, as well as its familiarity with the business of Kraton.

Kraton and LCY determined the exchange ratio of the right to receive one UK Holdco ordinary share per share of outstanding Kraton common stock, other than shares of Kraton common stock held by the excluded holders, in the Transactions, through arm’s-length negotiations, and Kraton’s board of directors approved such exchange ratio. Lazard did not recommend any specific consideration to our board of directors or any other person or indicate that any given exchange ratio constituted the only appropriate exchange ratio for the Transactions. Lazard’s opinion was one of many factors considered by our board of directors, as discussed further in “—Reasons for the Transactions” beginning on page [     ].

Financial Forecasts

Kraton makes publicly available only limited information regarding future performance and does not, as a matter of course, make public projections as to its long-term future financial performance due to the uncertainty associated with predicting future market conditions that may cause material deviations. For similar reasons, LCY does not make financial forecasts publicly available. However, in the course of pursuing a transaction with LCY, Kraton provided certain non-public forecasts for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, which are referred to as the Kraton Forecasts, to Lazard, its financial advisor. Kraton also provided the Kraton Forecasts to LCY in connection with LCY’s due diligence. In addition, Kraton management prepared forecasts with respect to the SBC Business, which are referred to as the SBC Business Forecasts, reflecting Kraton’s performance expectations for the SBC Business over the forecast period. Kraton also provided the SBC Business Forecasts to Lazard. LCY did not prepare the SBC Business Forecasts that Kraton provided to its financial advisor and that are summarized below. LCY did, however, provide Kraton management with an estimated projection of 2014 EBITDA for the SBC Business of $120.7 million, which we refer to in this proxy statement/prospectus as the LCY Forecast. Kraton considered the LCY Forecast in the preparation of the SBC Business Forecasts but calculated the adjusted EBITDA and adjusted EBITDA at ECRC figures for the SBC Business based upon its own expectations and assumptions as set forth below. The Kraton Forecasts and SBC Business Forecasts, which we refer to in this proxy statement/prospectus collectively as the Financial Forecasts, and the LCY Forecast were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or with GAAP or with IFRS. The Financial Forecasts and the LCY Forecast include EBITDA, adjusted EBITDA and adjusted EBITDA at ECRC, which are non-GAAP and non-IFRS financial measures. Such non-GAAP and non-IFRS financial measures should not be considered as an alternative to or substitute for GAAP results. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP and non-IFRS financial measures.

In addition, the Financial Forecasts and the LCY Forecast are unaudited, and neither Kraton’s or LCY’s independent registered public accounting firms, nor any other independent auditor, has compiled, examined or performed any procedures with respect to the Financial Forecasts and the LCY Forecast, nor have they expressed any opinion or given any form of assurance on the Financial Forecasts and the LCY Forecast or their achievability. The reports of the independent registered public accounting firms incorporated by reference or included in this proxy statement/prospectus relate to Kraton’s and the SBC Business’s historical financial statements. The reports do not extend to the Financial Forecasts and the LCY Forecast and should not be read to do so.

Information from the Financial Forecasts and the LCY Forecast is not being included in this proxy statement/prospectus to influence your decision about whether to vote for the proposal to approve and adopt the Combination Agreement or to buy or sell shares of Kraton, UK Holdco or LCY, but because these Financial Forecasts and LCY Forecast were provided by Kraton to its financial advisors. The EBITDA forecasts contained in the Kraton Forecasts for the initial forecast period assumed unit margins based on fourth quarter 2013 unit margins. Assumed unit margins in subsequent forecast periods varied based upon forecast product sales mix and reflected increased sales into more differentiated applications. The EBITDA forecasts contained in the SBC Business Forecasts assumed unit margins consistent with pre-2013 levels for the initial forecast period, with assumed increases in unit margins for subsequent forecast periods based upon forecast product sales mix and other factors. Furthermore, the Financial Forecasts and LCY Forecast:

•

were based on numerous variables and assumptions (including but not limited to those related to the industry performance and competition and general business, economic, market and financial conditions) that are inherently uncertain, may be beyond the control of Kraton and LCY and may not prove to be accurate;

•

do not necessarily reflect current estimates or assumptions that the respective managements of Kraton or LCY may have about prospects for Kraton and the SBC Business (including the ability of Kraton or the SBC Business to achieve strategic goals, objectives and targets over the applicable periods), changes in general business or economic conditions, industry performance, the regulatory environment and other factors described under the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [     ]; and

•	reflect assumptions as to certain business decisions that are subject to change.

As a result, actual results may differ materially from those contained in the Financial Forecasts and the LCY Forecast. Accordingly, there can be no assurance that the Financial Forecasts and the LCY Forecast will be realized.

The inclusion of the Financial Forecasts and LCY Forecast in this proxy statement/prospectus should not be regarded as an indication that any of Kraton, LCY or their respective affiliates, advisors, representatives or any other recipient of this information considered, or now considers, the Financial Forecasts and the LCY Forecast to be predictive of actual future results, and the Financial Forecasts and the LCY Forecast should not be relied upon as such. None of Kraton, LCY or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Financial Forecasts and the LCY Forecast, and none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Forecasts and the LCY Forecast to reflect circumstances existing after the date the Financial Forecasts and the LCY Forecast were generated (which was prior to the date of the execution of the Combination Agreement) or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Forecasts and the LCY Forecast are shown to be in error. Kraton and LCY do not intend to make publicly available any update or other revision to the Financial Forecasts or the LCY Forecast. Further, the inclusion of the Financial Forecasts and the LCY Forecast in this proxy statement/prospectus does not constitute an admission or a representation by Kraton or LCY as to their respective ultimate performance as compared to the information contained in the Financial Forecasts and LCY Forecast or that forecasted results will be achieved.

The Financial Forecasts and the LCY Forecast are forward-looking statements made as of the date they were prepared. For additional information on factors which may cause Kraton’s future financial results to vary materially from the Kraton Forecasts and the SBC Business’s future financial results to vary materially from the SBC Forecasts and the LCY Forecast, see the sections “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages [    ] and [    ], respectively.

The following table presents the Financial Forecasts for the fiscal years ending 2014 through 2018.

	Kraton (in millions)
	2014E	2015E	2016E	2017E	2018E
Kraton
Revenue	$1,253	$1,431	$1,528	$1,639	$1,698
Adjusted EBITDA (1)	$144	$160	$205	$242	$255
Adjusted EBITDA at ECRC (2)	$150	$160	$205	$242	$255

	SBC Business (in millions)
	2014E	2015E	2016E	2017E	2018E
SBC Business
Revenue	$801	$992	$1,060	$1,144	$1,231
Adjusted EBITDA (1)	$105	$148	$161	$172	$176
Adjusted EBITDA at ECRC (2)	$105	$148	$161	$172	$176

(1)	EBITDA is defined as earnings before interest, taxes depreciation and amortization. Adjusted EBITDA is prepared by adjusting EBITDA to eliminate the impact of a number of items that Kraton does not consider indicative of ongoing operating performance. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Transactions.
(2)	Adjusted EBITDA at ECRC is adjusted EBITDA net of the impact of the spread between the “first-in, first-out” (FIFO) basis of accounting and estimated current replacement cost (ECRC). Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Transactions. The SBC Business does not employ the ECRC convention. For Kraton, the ECRC and FIFO bases were assumed to be equal for the 2015 and subsequent forecast periods.

Synergies

Kraton estimates that the Transactions will result in synergies of $65 million on a run-rate basis by 2017. Such synergies are expected to be achieved through fixed cost rationalization, optimization of variable costs and through reductions in overhead costs. Kraton estimates that the total costs associated with achieving these synergies in the next three years will be approximately $70 million.

Interests of Kraton’s Directors and Executive Officers in the Transactions

In considering the proposals included in this proxy statement/prospectus, Kraton stockholders should be aware that Kraton’s directors and executive officers have certain interests in such proposals, specifically the Transactions, that may be different from, or in addition to, the interests of the Kraton stockholders generally. These interests include the continued service of certain of the directors of the Kraton board of directors on the board of UK Holdco, the continued service of the Kraton executives with UK Holdco and the indemnification of former Kraton board members by UK Holdco. The executive officers of Kraton will be entitled to receive certain benefits in connection with the Transactions (severance benefits and accelerated vesting of equity compensation awards if their employment is terminated within a certain period of time following the consummation of the Transactions).

As of the record date, Kevin M. Fogarty, the chief executive officer of Kraton, is credited with and vested in 27,809 shares of Kraton common stock pursuant to certain Kraton deferred compensation arrangements, which shares were valued, as of the record date, at $[            ], assuming a value of $[            ] per share (the closing per-share market price of Kraton common stock on that date). Those shares are distributable to him upon the earlier of a change in control of Kraton (which would include consummation of the Transactions) or his termination of employment. Accordingly, these shares will be issued to him upon the consummation of the Transactions (or his earlier termination of employment). Neither the vesting nor settlement of other equity compensation awards will be accelerated solely by reason of the consummation of the Transactions, though the vesting or delivery of certain awards would be accelerated upon consummation of the Transactions and a subsequent qualifying termination of employment (as more fully described for the named executive officers in “Proposal 2—Advisory Vote to Approve Certain Compensation”).

The Kraton board of directors was aware of these interests and potential conflicts when considering the proposals contained in this proxy statement/prospectus and when approving the Combination Agreement and the Transactions and when recommending that the stockholders of Kraton vote “FOR” the proposals contained in this proxy statement/prospectus.

Board of Directors and Management Following the Transactions

UK Holdco Board of Directors

Upon the closing, the board of directors of UK Holdco will be comprised of a total of fourteen directors, seven of whom will have been Kraton directors immediately prior to the closing, including Dan F. Smith and Kevin M. Fogarty, and seven of whom will be designated by LCY pursuant to the terms of the shareholder agreement, whom we refer to in this proxy statement/prospectus as the LCY Designees. As of the date of this proxy statement/prospectus, LCY has designated three LCY Designees: Bowei Lee, chief executive officer and chairman of the board of directors of LCY, Angela Lu, chief investment officer of LCY, and Dr. T. Thomas Shih, chief technology officer of LCY. The nominating and corporate governance committee of the Kraton board of directors has determined that Mr. Lee, Ms. Lu and Dr. Shih satisfy certain qualifications set forth in the shareholder agreement. LCY has not yet selected the remaining LCY Designees, and Kraton has not yet selected the remaining five board members of Kraton who will serve as directors of UK Holdco upon the closing. Kraton intends to select the remaining five board members of Kraton who will serve as directors of UK Holdco at or prior to closing. Pursuant to the terms of the shareholder agreement, no more than 60% of the LCY Designees may be affiliated with LCY. For more information on the limitations with respect to LCY Designees, please see “Summary of Combination Agreement—Corporate Governance of UK Holdco—Directors of UK Holdco” and “Summary of Shareholder Agreement—Board Representation—Qualifications.”

Currently, the Kraton board of directors consists of ten directors divided into three classes. UK Holdco will not have a classified board following the Transactions. Each director of UK Holdco will serve a one-year term and nominees for director of UK Holdco will be elected each year at the annual meeting of shareholders of UK Holdco.

Biographical Information

Set forth below is a brief biography of Messrs. Lee and Shih and Ms. Lu, three of the LCY Designees. Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led LCY and our nominating and corporate governance committee to conclude that they should serve on the board of directors of UK Holdco. In addition to those criteria discussed below, each of Messrs. Lee and Shih and Ms. Lu meets the requirements of applicable law and NYSE listing standards, is judged by the committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity.

Bowei Lee. Mr. Lee, age 57, has served as the chief executive officer of LCY since 1990 and as chairman of the board of directors since 2004. Mr. Lee joined LCY Group in 1982 after working for Chevron Research in California. In Taiwan Mr. Lee is a founding member and currently serves as Chairman of Taiwan Responsible Care Association, and he has served as managing director of the Petrochemical Industry Association of Taiwan since 2002. Mr. Lee also served as an advisory board member of the Soil and Groundwater Pollution Remediation Fund of the Taiwan Environmental Protection Administration from 2004 to 2011. Mr. Lee is also a founding director and member of the Alxa Society—an organization of Chinese entrepreneurs concerned with the desertification in northern Asia, and serves as an Advisory Council member of the Stanford Graduate School of Business. Mr. Lee is a graduate of Massachusetts Institute of Technology with a B.S. and M.S. in chemical engineering, where he was an American Institute of Chemists Scholar and was elected to Tau Beta Pi and Sigma Xi Honor Societies. He also holds an M.B.A. from the Stanford Graduate School of Business.

Mr. Lee has extensive leadership experience in the chemicals industry and broad international business experience that will be valuable to UK Holdco’s board of directors. Under his leadership, LCY Chemical Corp.’s profits and revenues have grown by 25 times over the past 23 years, and LCY Chemical Corp. has established multinational operations through organic growth, joint ventures and acquisitions. As a founding member of the Taiwan Responsible Care Association, Mr. Lee is experienced in promoting sustainable development, which will allow him to bring another important perspective to UK Holdco’s board of directors.

Angela Lu. Ms. Lu, age 43, has served as the chief investment officer of LCY since September 2006. Before joining LCY, she was the vice president of the Investment Banking Department of Chinatrust Commercial Bank and team head of Financial Advisory at Chinatrust Commercial Bank from July 2003 to August 2006. Previously, she worked for six years in Lehman Global Financial Services for the investment banking advisory in the fields of M&A, project finance, corporate finance and investment management. In that position, she acted as a financial advisor in numerous M&A transactions and signature infrastructure projects in Taiwan, including Taiwan High Speed Railroad, Taipei Port, Kaohsiung Mass Rapid Transit and Electronic Toll Collection System. Ms. Lu has an M.B.A. from the Joseph M. Katz Graduate School of Business of the University of Pittsburgh with a concentration in finance.

Ms. Lu has almost 20 years of experience in investment banking and corporate strategic planning, M&A, equity and debt financing and joint ventures. Her finance experience will be valuable to UK Holdco’s board of directors.

T. Thomas Shih. Dr. Shih, age 67, has served as the chief technology officer of LCY since 2009. Prior to being appointed chief technology officer, Dr. Shih served as a chemical engineering consultant for various companies from 2004 to 2009, including LCY, Bayer Corporation and American Aerogel Corporation. Prior to working as a consultant, he worked in various research and development positions in the chemicals industry for 29 years. Dr. Shih worked for Allied Chemical Corporation from 1975 to 1980. Dr. Shih had worked for Oxirane International Inc., ARCO Chemical Company and Lyondell Chemical Company from 1980 through 2000 in various capacities in their respective research and development departments. He worked for Bayer Corporation from 2000 to 2004. Dr. Shih served as chairman of design institute of physical property data from 1986 to 1990 under the auspices of the American Institute of Chemical Engineers and also served as an adjunct professor of the

Department of Chemical Engineering of New Jersey Institute of Technology from 1977 to 1980. Dr. Shih serves on the board of directors of LCY and White Biotech Corporation. He is a graduate of the University of California with a Ph.D. and an M.S. in chemical engineering and received a B.S. in chemical engineering from the National Taiwan University.

Dr. Shih has over 30 years of experience in the U.S. chemicals industry in corporate strategic planning and research and development capabilities that encompass the whole spectrum from assessing and identifying emerging, potential and relevant technologies for internal research and development to project execution and commercialization of new technologies.

Biographical information for the current directors of Kraton, certain of whom will serve as directors of UK Holdco, is contained in Kraton’s definitive proxy statement on Schedule 14A for Kraton’s 2014 annual meeting of stockholders, filed with the SEC on April 15, 2014, and is incorporated by reference in this proxy statement/prospectus.

Committees of the UK Holdco Board of Directors

Upon the closing, UK Holdco will have the following four committees: audit, compensation, nominating and corporate governance and conflicts. Each committee, other than the conflicts committee, will be composed entirely of directors deemed to be, in the judgment of the UK Holdco board of directors, independent in accordance with NYSE listing standards. The conflicts committee will be comprised solely of non-employee directors who are not LCY Designees.

Upon the closing, each of the audit, compensation and nominating and corporate governance committees of the UK Holdco board of directors will consist of four members and LCY will be entitled to designate two LCY Designees to serve on each of such committee. If a committee of the UK Holdco board of directors does not have any LCY Designees serving as members, LCY may designate one LCY Designee to attend any committee meetings as an “observer” (without voting rights) unless attendance would be inappropriate due to a conflict of interest. LCY’s rights to designate members of the committees will be adjusted based upon LCY and LCY Holdco’s percentage ownership of UK Holdco common stock, as set forth in more detail in “Summary of Shareholder Agreement—Board Committee Representation.”

Management of UK Holdco

As of the date hereof, it is currently contemplated that the management of UK Holdco will be the same as the current management of Kraton, except that (i) one individual designated by LCY and (ii) one individual designated by LCY subject to the mutual agreement of Mr. Fogarty and Mr. Lee will become executive officers of UK Holdco upon the closing. Please see “Summary of Combination Agreement—Corporate Governance of UK Holdco—Officers of UK Holdco.”

Biographical information for the current executive officers of Kraton is contained in Kraton’s definitive proxy statement on Schedule 14A for Kraton’s 2014 annual meeting of stockholders, filed with the SEC on April 15, 2014, and is incorporated by reference in this proxy statement/prospectus.

Issuance of UK Holdco Shares to Kraton Stockholders

As part of the Redomestication, MergerCo will merge with and into Kraton, with Kraton as the surviving entity of the merger as a wholly-owned subsidiary of UK Holdco. As part of such merger, each issued and outstanding share of Kraton common stock will be cancelled and converted into the right to receive one validly issued UK Holdco ordinary share. As such, each share of Kraton common stock held by Kraton stockholders immediately prior to the closing will be exchanged for one UK Holdco ordinary share.

As soon as reasonably practicable after the effective time of the Redomestication, UK Holdco’s exchange agent will mail a letter of transmittal to each former holder of record of shares of Kraton common stock. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares, if you possess physical stock certificates, will pass, only upon proper delivery of such certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in such letter of transmittal. Kraton stockholders should not return stock certificates with the enclosed proxy card.

After the effective time of the Redomestication, each share of Kraton common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented outstanding shares of Kraton common stock will represent only the right to receive UK Holdco ordinary shares and will not entitle its holder or any other person to any rights as a stockholder of Kraton or a shareholder of UK Holdco.

Upon issuance, it is expected that the UK Holdco ordinary shares will be held through the facilities of The Depository Trust Company. A holder of UK Holdco ordinary shares whose shares are removed from the facilities of The Depository Trust Company, whether at the election of such holder or otherwise, should note that transfers of or agreements to transfer UK Holdco ordinary shares which are not held through the facilities of The Depository Trust Company will generally incur a charge to U.K. stamp duty and/or U.K. stamp duty reserve tax. For more information, see “Risk Factors—Risk Factors Relating to the Transactions—Transfers of shares of UK Holdco may be subject to U.K. stamp duty and/or U.K. stamp duty reserve tax, which would increase the cost of dealing in UK Holdco shares as compared to Kraton common stock” and “—Material U.K. Tax Considerations—Stamp Duty and Stamp Duty Reserve Tax—Material U.K. Tax Considerations for the Combined Group in Respect of and Following the Redomestication—The Redomestication—Stamp Duty and Stamp Duty Reserve Tax.”

Transaction Consideration

Pursuant to the Combination Agreement and in exchange for the equity interests in the SBC Subsidiaries, which own or, as of the closing, will own the SBC Business, UK Holdco will issue to LCY Holdco that number of UK Holdco ordinary shares such that, immediately after closing, LCY Holdco will own 50% of the issued and outstanding UK Holdco ordinary shares. The consideration for the Transactions is composed of several parts and subject to various adjustments. As a general matter, the consideration for the Transactions is composed of the following components:

•

UK Holdco is obligated to issue to LCY Holdco the number of UK Holdco ordinary shares that would equal 43% of all outstanding shares of Kraton common stock as of the date of the Combination Agreement, on a fully-diluted basis, in exchange for the equity interests in the SBC Subsidiaries;

•

LCY is obligated to pay UK Holdco a cash price of $31 per share for such number of additional UK Holdco ordinary shares such that LCY Holdco will own, in the aggregate, 50% of the issued and outstanding UK Holdco ordinary shares;

•

UK Holdco is obligated to pay LCY a cash amount in respect of the net debt (as such term is defined in the Combination Agreement) of Kraton and its subsidiaries (excluding Kraton Formosa Polymers Corporation) as of the closing, pro rated based on the historical earnings of Kraton and the SBC Business (approximately 75.44%); and

•	The cash consideration to be paid at closing is subject to:

•	a net debt adjustment with respect to the SBC Business; and

•	adjustment in respect of non-cash working capital items for Kraton and the SBC Business (if such items are not within ranges provided for in the Combination Agreement).

Cash exchanged at closing, if any, will be a net amount; will be based on a pre-closing estimate in the case of Kraton’s net debt adjustment; and will presume that non-cash working capital is within target ranges for both parties. The Combination Agreement includes procedures for calculating final amounts and working capital adjustments, if any, within 90 days following closing, subject to customary review, objection and dispute resolution provisions.

Examples

Assuming that Kraton’s net debt as calculated under the Combination Agreement is $250 million; the total number of outstanding shares of Kraton common stock is 32,547,149 (34,360,579 on a fully diluted basis); both Kraton’s and LCY’s non-cash working capital as of closing are within the specified ranges set forth in the Combination Agreement; and the SBC Business is contributed cash free and debt free, the Combination Agreement would provide for the following:

•

32,547,149 UK Holdco ordinary shares to be issued to LCY, including 6,626,010 UK Holdco ordinary shares to be issued for $31 per share, resulting in a $205.4 million payment obligation to UK Holdco; and

•	adjustments in respect of Kraton’s net debt (75.44% of $250 million), resulting in a $188.6 million payment obligation to LCY,

resulting in a net payment of $16.8 million from LCY to UK Holdco.

Assuming that Kraton’s net debt as calculated under the Combination Agreement is $285 million; the total number of outstanding shares of Kraton common stock is 32,547,149 (34,360,579 on a fully diluted basis); both Kraton’s and LCY’s non-cash working capital as of closing is within the specified ranges set forth in the Combination Agreement; and the SBC Business is contributed cash free and debt free, the Combination Agreement would provide for the following:

•

32,547,149 UK Holdco ordinary shares to be issued to LCY, including 6,626,010 UK Holdco ordinary shares to be issued for $31 per share, resulting in a $205.4 million payment obligation to UK Holdco; and

•	adjustments in respect of Kraton’s net debt (75.44% of $285 million) resulting in a $215.0 million payment obligation to LCY,

resulting in a net payment of $9.6 million from UK Holdco to LCY.

The actual amount of UK Holdco ordinary shares to be issued and the amounts of cash to be paid by the parties at the closing cannot be calculated until the closing.

Ownership of UK Holdco Following the Transactions

The following table sets forth Kraton’s consolidated cash and cash equivalents and consolidated capitalization as of December 31, 2013 on an actual basis and on a pro forma basis assuming the consummation of the Transactions.

You should read this table in conjunction with the sections contained in this proxy statement/prospectus entitled “—Transaction Consideration,” “Unaudited Pro Forma Financial Data of the Combined Company” and “Selected Financial Data of Kraton,” and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes incorporated by reference into this prospectus from Kraton’s Annual Report on Form 10-K for the year ended December 31, 2013.

	As of December 31, 2013,
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents (1)	$175,872	$155,647

Debt:
6.75% unsecured notes	$350,989	$350,989
Senior secured credit facility	—	—
Other debt (2)	—	7,732

Total debt	$350,989	$358,721
Total equity (3)	554,398	1,398,194

Total capitalization	$905,387	$1,756,915

(1)	Pro forma cash and cash equivalents has been reduced $20.2 million for net cash to be paid by Kraton to LCY. This amount has been preliminarily based on $231.9 million estimated to be paid by Kraton to LCY based on Kraton’s net debt as of March 31, 2014, less the $203.8 million of cash to be received as consideration for the additional shares acquired by LCY and the estimated $7.8 million of SBC Business cash on hand at closing. Please see “—Transaction Consideration.”
(2)	Other debt consists of the finance lease payables of the SBC Business.
(3)	Pro forma equity includes the approximately 32.8 million UK Holdco ordinary shares to be issued to LCY (assuming that the closing occurred on March 31, 2014), which have been preliminarily valued at $871.8 million, less anticipated transaction fees and costs of $28.0 million. The valuation of these UK Holdco ordinary shares has been preliminary based on a share price of $26.60 per share on April 25, 2014.

Listing of UK Holdco Shares

It is a condition to the closing that the UK Holdco ordinary shares, including the ordinary shares to be issued pursuant to the Share Issuance to LCY Holdco, are authorized for listing on the NYSE as set forth in the Combination Agreement. It is expected that following the closing, the UK Holdco ordinary shares will be traded on the NYSE under the symbol “KRA.”

Indenture and Loan Agreement

Kraton has agreed, pursuant to the Combination Agreement, to obtain an amendment or permanent waiver under its Loan, Security and Guarantee Agreement, dated as of March 27, 2013, by and among Kraton, as Guarantor, Kraton Polymers U.S. LLC, as a U.S. Borrower, Kraton Polymers Nederland B.V., as a Dutch borrower, the other guarantors named therein, the lenders named therein, and Bank of America, N.A., as administrative agent and collateral agent, which we refer to in this proxy statement/prospectus as the loan agreement, to provide that the closing would not constitute a “change of control” of Kraton pursuant to the terms of the loan agreement.

Kraton has also agreed to obtain a consent from the noteholders under Kraton’s indenture, dated as of February 11, 2001, by and among Kraton Polymers, LLC, Kraton Polymers Capital Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.75% Senior Notes due 2019, which we refer to in this proxy statement/prospectus as the indenture, to provide that the closing would not constitute a “change of control” of Kraton pursuant to the terms of the indenture. Alternatively, Kraton, if it chooses to do so, may put into place arrangements with one or more banks or debt financing sources to provide financing for the payment of the principal and any premium payable to the holders of outstanding notes upon a “change of control” of Kraton pursuant to the terms of the indenture.

Regulatory Approvals Required for the Transactions

The Combination Agreement requires Kraton and LCY to use their respective reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable law to ensure that the conditions to the closing are satisfied and to consummate the Transactions as soon as reasonably practicable. Included within these requirements is that each party to the Combination Agreement prepare and file with the relevant governmental authorities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary to consummate the Transactions. The parties anticipate that antitrust filings will be made in the United States, Taiwan, China and Turkey. In addition, a filing with the United States government’s Committee on Foreign Investment in the United States (“CFIUS”) will be required. As of the date hereof, Kraton and LCY have filed an anti-monopoly notification regarding the Transactions with the Anti-Monopoly Bureau of China’s Ministry of Commerce, a premerger notification regarding the Transactions with the FTC pursuant to the HSR Act and a premerger competition notification regarding the Transactions with the Turkish Competition Authority. The parties to the Combination Agreement also agreed to diligently and expeditiously prosecute, and cooperate with each other in the prosecution of, all such regulatory matters.

With respect to regulatory approvals related to antitrust matters, the parties to the Combination Agreement agreed to cooperate to make the necessary filings with the proper regulatory authorities, keep each other party informed as to the progress of such filings and permit the other parties to review and comment on any communications with such authorities. Neither Kraton nor LCY has any obligation to divest any assets or businesses, including the sale or disposal of, or holding separate and agreeing to sell or dispose of, assets, categories of assets or businesses of either LCY or Kraton or their respective subsidiaries or terminate any joint venture or similar arrangement, to secure approval of the Transactions from antitrust authorities.

The SBC Business’s Taiwanese operations are currently conducted directly by LCY. Pursuant to the Combination Agreement, LCY has agreed to restructure the SBC Business’s Taiwanese operations by transferring, prior to closing, those operations to LCY Taiwan Newco. To complete such restructuring, LCY will have to obtain various approvals from regulatory and governmental agencies in Taiwan. However, LCY is not required to take significant steps with respect to such restructuring until receipt of the Kraton and LCY stockholder approvals, and LCY is not required to complete such restructuring until all required regulatory approvals in connection therewith have been obtained and until all other conditions to the closing, which are described under “Summary of Combination Agreement—Conditions to the Closing,” have been satisfied or are capable of being satisfied. Please see “Summary of Combination Agreement—Restructuring Matters—Taiwan Restructuring.”

Appraisal Rights

Holders of shares of Kraton common stock will not be entitled to appraisal rights in connection with the Redomestication under Section  262 of the DGCL.

Employee Benefit Matters

Following the closing, UK Holdco will honor all the existing contractual compensation and remuneration commitments of Kraton and its subsidiaries. With respect to the employees of the SBC Subsidiaries, UK Holdco will provide, for at least a year following closing, each employee with a base rate of pay and target incentive compensation opportunities at least equal to those that were in effect prior to the closing and benefits that are similar, in aggregate, to those received by such employees immediately prior to the closing. Certain employees that are designated as “critical” employees by Kraton and LCY shall be provided with such compensation and benefits for at least three years following the closing.

UK Holdco shall not be assuming any benefit plans of LCY or its subsidiaries, but UK Holdco will take into account, for purposes of eligibility, vesting, calculation of benefits and benefit accruals, service with LCY and its subsidiaries by its employees to the same extent that such service was credited by LCY, to the extent allowed by applicable law.

Accounting Treatment

The Transactions will be accounted for as the acquisition of the SBC Business by UK Holdco (as the successor to Kraton). Accordingly, UK Holdco will apply the acquisition method of accounting in conformity with GAAP. Under the acquisition method of accounting, the assets and liabilities of the SBC Business are, as of completion of the merger, recorded at their respective fair values and added to those of UK Holdco. Any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill. The reported financial condition and results of operations of UK Holdco issued after completion of the Transactions will include the balances and the results of the SBC Business following the date of the closing, but will not be restated retroactively to reflect the historical financial position or results of operations of the SBC Business. Following the closing, the results of operations of the combined company will reflect the UK Holdco acquisition accounting adjustments.

Material U.S. Income Tax Consequences

Scope of Discussion

The following discussion summarizes the material U.S. federal income tax consequences of the Redomestication, and of the holding and disposing of UK Holdco ordinary shares, that may be relevant to beneficial owners of Kraton common stock (“Holders”). This summary does not address any tax aspects other than those pertaining to U.S. federal income taxation, is not a complete analysis or listing of all potential tax consequences of the merger or of holding and disposing of UK Holdco ordinary shares, and does not address all tax considerations that may be relevant to the particular circumstances of Holders. In particular, the summary addresses only the U.S. federal income tax consequences to Holders who hold their shares of Kraton common stock, and who will hold their UK Holdco ordinary shares, solely as capital assets. In addition, the summary does not cover the Medicare tax on “net investment income,” the rules applicable to U.S. federal estate or gift taxes or any aspect of state, local or non-U.S. tax law. Moreover, the summary does not address any tax consequences to Holders who are subject to special rules under U.S. federal income tax laws, such as:

•	banks, financial institutions, underwriters or insurance companies;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	Holders who hold shares as part of a straddle, hedge, wash sale, integrated transaction or conversion transaction;

•	Holders who have been, but are no longer, citizens or residents of the United States;

•	Holders owning shares through a partnership or other fiscally transparent person;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	Holders subject to the alternative minimum tax;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•

Holders who received their shares of Kraton common stock through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax qualified retirement plan or otherwise as compensation; or

•	Holders who, after the merger, own (directly or through attribution) 10% or more of the total combined voting power of all classes of shares entitled to vote of UK Holdco.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated thereunder, or the “Treasury Regulations,” judicial and administrative interpretations thereof and the Convention Between the United States of America and the United Kingdom for the Avoidance of Double Taxation with respect to Taxes on Income, or the “U.S.-U.K. Tax Treaty,” in each case as in effect and available on the date of this joint proxy statement/prospectus. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. Kraton will not request a ruling from the Internal Revenue Service (“IRS”) as to the U.S. federal tax consequences of the Redomestication, post-merger ownership and disposition of UK Holdco ordinary shares or any other matter. There can be no assurance that the IRS will not challenge any of the U.S. federal tax consequences described below.

The determination of the actual tax consequences of the Redomestication and of holding and disposing of UK Holdco ordinary shares to a Holder will depend on the Holder’s specific situation. Holders should consult their own tax advisors as to the tax consequences of the Redomestication, and of the holding and disposing of UK Holdco ordinary shares, based upon their particular circumstances, including the applicability and effect of state, local, non-U.S. or other tax laws and of changes in those laws.

For purposes of this discussion, a “U.S. holder” is a Holder of Kraton common stock, or after the completion of the Redomestication, UK Holdco ordinary shares, that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over the trust’s administration and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a Holder of Kraton common stock or, after the completion of the Redomestication, UK Holdco ordinary shares, other than a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “Partnership”). If a Partnership is a Holder of Kraton common stock or UK Holdco ordinary shares, the tax treatment of a partner in that Partnership generally will depend on the status of the partner and the activities of the Partnership. Holders that are Partnerships and partners in such Partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Redomestication and the ownership and disposition of UK Holdco ordinary shares.

U.S. Federal Income Tax Consequences of the Redomestication to Holders

Material U.S. Federal Income Tax Consequences to U.S. Holders

The Redomestication

The receipt of UK Holdco ordinary shares in exchange for shares of Kraton common stock in the Redomestication generally will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. However, Section 367(a) of the Internal Revenue Code and the Treasury regulations promulgated thereunder generally require U.S. shareholders to recognize gain (but not loss) if stock of a U.S. corporation is exchanged for stock of a non-U.S. corporation in an otherwise non-taxable reorganization. As a result, a U.S. holder who receives UK Holdco ordinary shares in the Redomestication generally will recognize capital gain in an amount equal to the excess, if any, of (A) the fair market value of the UK Holdco ordinary shares received in the Redomestication over (B) such U.S. holder’s adjusted tax basis in its Kraton common stock exchanged in the Redomestication. Gain and holding period will be determined separately for each block of Kraton common stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the Redomestication. Any capital gain generally will be long-term capital gain if the U.S. holder’s holding period for its Kraton common stock is more than one year at the time of the Redomestication. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum U.S. federal income tax rate of 20%. If the U.S. holder has held its Kraton common stock for one year or less at the time of the Redomestication, any capital gain generally will be short-term capital gain. A U.S. holder will not recognize any loss in its shares of Kraton common stock and will not be permitted to net any realized losses against any gain recognized with respect to other shares of Kraton common stock. A U.S. holder’s aggregate tax basis in its UK Holdco ordinary shares received in the Redomestication generally will equal the adjusted tax basis of the Kraton stock exchanged therefor, increased by any gain recognized, and the holding period for any UK Holdco ordinary share received by such holder will include the holding period of the Kraton common stock exchanged therefor.

Distributions on UK Holdco Ordinary Shares

Subject to the discussion below under “—U.S. Federal Income Tax Consequences of the Redomestication to Holders—Material U.S. Federal Income Tax Consequences to U.S. Holders—Passive Foreign Investment Company Provisions,” U.S. holders will be required to include in gross income the gross amount of any distribution received on the UK Holdco ordinary shares to the extent that the distribution is paid out of UK Holdco’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. We refer to such a distribution herein as a dividend. Distributions in excess of the current and accumulated earnings and profits of UK Holdco first will be applied to reduce the U.S. holder’s tax basis in its UK Holdco ordinary shares, and thereafter will constitute gain from the sale or exchange of such shares.

Special rules not described herein may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their UK Holdco ordinary shares, and any such U.S. holders are urged to consult their own tax advisors with regard to such rules.

Dispositions of UK Holdco Ordinary Shares

Subject to the discussion below under “—U.S. Federal Income Tax Consequences of the Redomestication to Holders—Material U.S. Federal Income Tax Consequences to U.S. Holders—Passive Foreign Investment Company Provisions,” a U.S. holder of UK Holdco ordinary shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of UK Holdco ordinary shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in such UK Holdco ordinary shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such gain is 20% under current law if the U.S. holder’s holding period for such UK Holdco ordinary shares exceeds twelve months. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Provisions

The treatment of U.S. holders of UK Holdco ordinary shares in some cases could be materially different from that described above if, at any relevant time, UK Holdco were classified as a passive foreign investment company, which we refer to as a PFIC.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (A) 75% or more of its gross income is “passive income” (as defined for U.S. federal income tax purposes) or (B) the average percentage (by value) of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock. UK Holdco believes that it will not be a PFIC following the Redomestication.

The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, UK Holdco cannot assure U.S. holders that it will not become a PFIC. If UK Holdco should determine in the future that it is a PFIC, it will endeavor to so notify U.S. holders of UK Holdco ordinary shares, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders of UK Holdco ordinary shares should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

Material Tax Consequences to Non-U.S. Holders

The Redomestication

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain, if any, realized on the exchange of shares of Kraton common stock for UK Holdco ordinary shares pursuant to the Redomestication, unless: (A) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); (B) in the case of a non-U.S. holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met; (C) the non-U.S. holder is subject to U.S. backup withholding (as discussed below); or (D) Kraton is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding the Redomestication or such non-U.S. holder’s holding period, and the non-U.S. holder holds, or has held at any time during such shorter period, more than 5% of the Kraton common stock. Kraton does not believe that it is or has been a U.S. real property holding corporation within the last five years.

Owning and Disposing of UK Holdco Ordinary Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends received from UK Holdco, or gains realized from the sale, exchange or other taxable disposition of UK Holdco ordinary shares, unless: (A) the dividends or gains are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); (B) in the case of gains realized by a non-U.S. holder that is an individual, such non-U.S. holder is present in the U.S. for 183 days or more during the taxable year in which the gains are realized and certain other conditions are met; or (C) the non-U.S. holder is subject to backup withholding (as discussed below).

Information Reporting and Backup Withholding

Information reporting and U.S. backup withholding may apply to payments made in connection with the Redomestication. U.S. backup withholding will not apply, however, to a Holder who (A) furnishes a correct taxpayer identification number, or TIN, certifies that such Holder is not subject to U.S. backup withholding on the Form W-9 (or substitute Form W-9 or appropriate successor form) included in the letter of transmittal that such Holder will receive, and otherwise complies with all applicable requirements of the U.S. backup withholding rules; or (B) provides proof that such Holder is otherwise exempt from U.S. backup withholding.

For a non-U.S. holder to avoid U.S. backup withholding on the exchange of shares of Kraton common stock for UK Holdco ordinary shares in the Redomestication, the non-U.S. holder may be required to provide a TIN, certify as to the non-U.S. holder’s foreign status or otherwise establish an exemption.

Dividends on UK Holdco ordinary shares paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the Holder is a corporation, other exempt recipient or non-U.S. holder who establishes such foreign status. Dividends subject to information reporting are subject to U.S. backup withholding (currently at a 28% rate) unless the Holder furnishes the payor with a TIN and satisfies certain certification requirements. Information reporting and U.S. backup withholding also may apply to the payment of proceeds from a sale of UK Holdco ordinary shares within the United States or through certain U.S.-related intermediaries.

For a non-U.S. holder to avoid to U.S. backup withholding on a subsequent disposition of UK Holdco ordinary shares, or dividends paid on those UK Holdco ordinary shares, the non-U.S. holder may be required to provide a TIN, certify the holder’s foreign status or otherwise establish an exemption.

U.S. backup withholding is not an additional tax, and any amounts withheld under the U.S. backup withholding rules generally may be refunded or credited against a Holder’s U.S. federal income tax liability, if any, provided that such Holder furnishes the required information to the IRS in a timely manner. Holders should consult their own tax advisors about the information reporting requirements that could be applicable to the exchange of shares of Kraton common stock for UK Holdco ordinary shares in the Redomestication and any potential penalties associated with a failure to satisfy such requirements.

Individual holders who hold interests in “specified foreign financial assets,” such as UK Holdco ordinary shares, may be required to disclose certain information relating to each “specified foreign financial asset” on their income tax return for the year if the aggregate value of such assets exceeds $50,000, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). Penalties may apply to the failure to properly disclose such information.

Holders should consult their tax advisor regarding the application of information reporting and U.S. backup withholding rules to their particular situations.

The foregoing discussion is intended for general information only and not to be regarded as legal or tax advice to any particular Holder. Tax matters regarding the Redomestication are very complicated, and the tax consequences of the Redomestication to any particular Holder will depend on that Holder’s particular situation. Holders should consult their own tax advisor to determine the specific tax consequences of the Redomestication, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws, and the effect of any proposed change in the tax laws to them.

Material U.K. Tax Considerations

The following paragraphs are intended as a general guide to current U.K. tax law and HMRC published practice applying as at the date of this document (both of which are subject to change at any time, possibly with retrospective effect) relating to (A) the merger transaction between Kraton and MergerCo contemplated by the Combination Agreement as they relate to owners of Kraton common stock, (B) holding shares in the combined UK Holdco group following the performance of the Combination Agreement and (C) UK Holdco as the parent company of the combined group. They do not constitute legal or tax advice and do not purport to be a complete analysis of all possible U.K. tax considerations relating to those matters. No legal opinion is being given on the U.K. tax consequences of the Redomestication for the companies concerned.

These paragraphs relate only to persons who are absolute beneficial owners of Kraton common stock, or, as relevant, UK Holdco ordinary shares and who are beneficially entitled to the dividends thereon in circumstances where the dividends paid are regarded for U.K. tax purposes as that person’s own income (and not the income of some other person).

These paragraphs may not relate to certain classes of holders of Kraton common stock, or, as relevant, UK Holdco ordinary shares, such as persons who are connected with Kraton, LCY or UK Holdco, insurance companies, charities, collective investment schemes, pension schemes, brokers or dealers in securities or persons who hold Kraton common stock, or UK Holdco ordinary shares otherwise than as an investment, persons who have (or are deemed to have) acquired their Kraton common stock, or UK Holdco ordinary shares by virtue of an office or employment or who are or have been officers or employees of Kraton, LCY, UK Holdco or any of their affiliates.

These paragraphs do not describe all of the circumstances in which holders of Kraton common stock, or UK Holdco ordinary shares may benefit from an exemption or relief from U.K. taxation.

It is recommended that all holders of Kraton common stock and UK Holdco ordinary shares obtain their own taxation advice. In particular, non-U.K. resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.

U.K. Tax Consequences of the Redomestication for Kraton Stockholders

Capital Gains Tax

An individual holder of Kraton common stock who is resident in the U.K. at the effective time of the Redomestication will be within the scope of U.K. capital gains tax. If an individual holder of Kraton common stock has ceased to be resident in the U.K., and the Redomestication takes place during his or her period of non-residence, such holder may be within the scope of U.K. capital gains tax on his or her return in respect of the Redomestication under certain anti-avoidance rules. An individual holder of Kraton common stock who is not resident in the U.K. should otherwise not be within the scope of U.K. capital gains tax unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency to which the Kraton common stock is attributable.

The comments below apply only to an individual Kraton stockholder who is within the scope of U.K. capital gains tax as regards the holding of Kraton common stock.

The cancellation pursuant to the Redomestication of Kraton common stock held by an individual holder within the scope of U.K. capital gains tax would constitute a disposal of Kraton common stock if the cancellation does not qualify for “rollover” treatment (discussed in the paragraphs below). Such a disposal may, depending on the circumstances of that individual stockholder, give rise to a chargeable gain or allowable loss for the purposes of U.K. capital gains tax.

Corporation Tax

A corporate holder of Kraton common stock that is resident in the U.K. at the effective time of the Redomestication, will be within the scope of U.K. corporation tax. A corporate holder of Kraton common stock that is not resident in the U.K. will not be within the scope of U.K. corporation tax in respect of the Redomestication unless it carries on (whether solely or in partnership) a trade in the U.K. through a permanent establishment to which the Kraton common stock is attributable.

The comments below apply only to a Kraton stockholder that is within the scope of U.K. corporation tax as regards its holding of Kraton common stock.

The cancellation pursuant to the Redomestication of Kraton common stock held by a stockholder within the scope of U.K. corporation tax would constitute a disposal of Kraton common stock if the cancellation does not qualify for “rollover” treatment (as discussed below). Such a disposal may, depending on the circumstances of that stockholder, give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax.

A holder of Kraton common stock which is subject to UK corporation tax and which (alone or together with other group companies) owns not less than 10% of the common stock of Kraton should consult its professional advisors as to whether it might be entitled to the substantial shareholding exemption. If this exemption applies, it will take precedence over the “rollover” treatment described below, no chargeable gain or allowable loss for the purposes of U.K. corporation tax on the cancellation of its holding of Kraton common stock and the stockholder will be treated as acquiring its UK Holdco shares for a consideration equal to their market value at the effective time of the Redomestication.

Rollover Treatment

It is possible that the cancellation of Kraton common stock in consideration of the issue of UK Holdco shares may be able to be treated as a “reorganisation” for the purposes of U.K. capital gains tax such that “rollover” treatment is available to an individual holder of Kraton common stock. Rollover treatment has the effect that the stockholder will be treated for the purposes of U.K. capital gains tax as not having made a disposal of the stockholder’s Kraton common stock. Instead, the UK Holdco shares received by the stockholder would generally be treated for those purposes as the same asset as the stockholder’s Kraton common stock, and acquired at the same time and for the same consideration as the stockholder acquired his or her Kraton common stock. Kraton intends to continue to investigate the likely availability of rollover relief for the proposed transactions.

Any Kraton stockholder who holds (either alone or together with other connected persons) more than 5% of, or of the common stock of Kraton will not receive the “rollover” treatment described above if the Redomestication is not effected for bona fide commercial reasons or if it forms part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to U.K. capital gains tax or U.K. corporation tax. It is possible to apply for statutory clearance from HMRC confirming that this anti-avoidance provision does not apply. Kraton is not aware of any Kraton stockholder who is liable to U.K. taxation and who holds (either alone or together with other connected persons) more than 5% of Kraton common stock and so no application for clearance will be made to HMRC.

Income Taxation

The Redomestication should not be treated as giving rise to a distribution which would be chargeable to U.K. income tax or regarded as income for corporation tax purposes.

Stamp Duty and Stamp Duty Reserve Tax

The board of Kraton has been advised that it is reasonable to expect that Holders of Kraton common stock should not incur any charge to U.K. stamp duty or U.K. stamp duty reserve tax as a result of the implementation of the Redomestication and Kraton intends to seek a clearance from HMRC to confirm the U.K. stamp duty and U.K. stamp duty reserve tax treatment of the Redomestication (although no guarantee can be given as to the outcome of this application).

The U.K. tax consequences summarized above are for general information purposes only. Each Kraton stockholder should consult his or her tax advisor as to the particular U.K. tax consequences that may apply to such stockholder.

Material U.K. Tax Consequences of Holding UK Holdco Shares

Taxation of Dividends

Withholding Tax

Dividends paid by UK Holdco will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the shareholders.

Income Tax

An individual holder of UK Holdco shares who is resident in the U.K. for U.K. tax purposes is prima facie subject to U.K. income tax on dividends received from UK Holdco. An individual holder of UK Holdco shares who is not resident in the U.K. should not be chargeable to U.K. income tax on dividends received from UK Holdco, unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency to which the UK Holdco shares are attributable. Whether income tax is in fact payable will depend on the circumstances of the individual in question.

An individual holder of UK Holdco shares who is liable to U.K. income tax at the basic rate, will be subject to U.K. income tax at the dividend ordinary rate, currently 10%, on the sum of the amount of the dividend received from UK Holdco plus a tax credit equal to one-ninth of the amount of dividend received. The tax credit will generally satisfy in full the U.K. income tax liability of such a U.K. resident individual shareholder with respect to such a dividend.

An individual holder of UK Holdco shares who is liable to U.K. income tax at the higher rate will generally be subject to U.K. income tax at the dividend upper rate, currently 32.5%, on the sum of the amount of the UK Holdco dividend received and the associated one-ninth tax credit. This means that the tax credit will satisfy only part of the Shareholder’s liability to income tax on the gross dividend, so that to that extent the Shareholder will have to account for income tax equal to 22.5% of the gross dividend (which equates to 25% of the dividend received).

An individual holder of UK Holdco shares who is liable to U.K. income tax at the additional rate will generally be subject to U.K. income tax at the dividend additional rate, currently 37.5%, on the amount of the UK Holdco dividend received and the associated one-ninth tax credit. This means that the tax credit will satisfy only part of the Shareholder’s liability to income tax on the gross dividend, so that to that extent the Shareholder will have to account for income tax equal to 27.5% of the gross dividend (which equates to approximately 30.56% of the dividend received).

Dividend income is treated as the top slice of the total income chargeable to U.K. income tax. Whether an individual holder of UK Holdco shares who is liable to U.K. income tax in respect of a dividend is liable to that tax at the higher or additional rate will depend on the particular circumstances of that shareholder.

There will be no repayment of the tax credit (or any part of it) associated with dividends paid by UK Holdco to an individual who is resident in the U.K.

Corporation Tax

A holder of UK Holdco shares within the charge to U.K. corporation tax should normally be able to fall within an exemption from tax on dividend income. Any such holder of UK Holdco shares who is concerned whether it will qualify for exemption should consult its professional tax advisors.

Taxation of Capital Gains

Capital Gains Tax

A disposal of UK Holdco shares by an individual holder who is resident in the U.K. may, depending on his or her particular circumstances, give rise to a chargeable gain or allowable loss for the purposes of U.K. capital gains tax.

An individual holder of UK Holdco shares who ceases to be resident in the U.K. and disposes of his or her UK Holdco shares during the period of non-residence may be liable to U.K. capital gains tax on his or her return to the U.K. in respect of a chargeable gain accruing on the disposal under certain anti-avoidance rules. An individual holder of UK Holdco shares who is not resident in the U.K. should otherwise not be chargeable to U.K. capital gains tax on chargeable gains arising on the disposal of his or her UK Holdco shares unless the shareholder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency to which the UK Holdco shares are attributable.

Corporation Tax

A disposal of UK Holdco shares by a corporate shareholder that is resident in the U.K. may, depending on its particular circumstances, give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax. A corporate holder of UK Holdco shares that is not resident in the U.K. should not be liable to U.K. corporation tax on chargeable gains accruing on the disposal of its UK Holdco shares unless it carries on (whether solely or in partnership) a trade in the U.K. through a permanent establishment to which the UK Holdco shares are attributable.

A corporate holder of UK Holdco shares will be entitled to an indexation allowance in computing the amount of chargeable gain accruing on the disposal of UK Holdco shares, which provides relief for the effects of inflation by reference to movements in the U.K. retail prices index.

A holder of UK Holdco shares which is subject to UK corporation tax and which (alone or together with other group companies) owns not less than 10% of the UK Holdco ordinary shares should consult its professional advisors as to whether it might be entitled to the substantial shareholding exemption.

Stamp Duty and Stamp Duty Reserve Tax

U.K. stamp duty (or stamp duty reserve tax) is in principle payable on transfers of or agreements to transfer shares in a U.K. incorporated company. However, we anticipate that The Depositary Trust Company will be treated as a clearance service for the purposes of the transfer of UK Holdco ordinary shares and, as such, no such duty should be payable on the transfers of UK Holdco ordinary shares within The Depositary Trust Company. For further information, please read “Risk Factors—Risk Factors Relating to the Transactions—Transfers of shares of UK Holdco may be subject to U.K. stamp duty and/or U.K. stamp duty reserve tax, which would increase the cost of dealing in UK Holdco shares as compared to Kraton common stock.”

The U.K. tax consequences summarized above are for general information purposes only. Each Kraton stockholder should consult his or her tax advisor as to the particular U.K. tax consequences that may apply to such stockholder.

Material U.K. Tax Considerations for the Combined Group in Respect of and Following the Redomestication

The following paragraphs are intended to be a general summary of certain material U.K. tax consequences in respect of U.K. corporation tax, U.K. stamp duty and U.K. stamp duty reserve tax for the combined group relating to and following the merger based on current U.K. tax law and HMRC published practice. This summary does not otherwise take into account or anticipate any changes in law or practice, whether through legislative, governmental or judicial decision or action, which could be made and could potentially be effective on a retrospective basis. This summary does not address all U.K. corporation tax, U.K. stamp duty or U.K. stamp duty reserve tax consequences that may be relevant to UK Holdco, and is not intended to be, nor should it be construed to be, legal or tax advice to any person.

The Redomestication

Corporation Tax

We do not expect any of Kraton, LCY, UK Holdco or any of their subsidiaries to incur a material liability to U.K. corporation tax in respect of the steps taken to implement the Redomestication. Kraton intends to seek a clearance from HMRC to confirm certain technical aspects of the U.K. corporation tax analysis of the Redomestication (although no guarantee can be given on the outcome of this application).

Stamp Duty and Stamp Duty Reserve Tax

We do not expect that any liability in respect of U.K. stamp duty or U.K. stamp duty reserve tax will arise in respect of the steps taken to implement the Redomestication and Kraton intends to seek a clearance from HMRC to confirm this analysis (although no guarantee can be given as to the outcome of this application).

U.K. statute provides that an issue or transfer of chargeable shares (which would include the UK Holdco ordinary shares) to a person whose business is or includes the provision of clearance services (or its nominee) or is or includes issuing depositary receipts (or its nominee or agent) may give rise to a charge to U.K. stamp duty or U.K. stamp duty reserve tax at the rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. However, the European Court of Justice has held that such a charge to U.K. stamp duty or U.K. stamp duty reserve tax is unlawful with respect to issues of such shares to clearance services or depositary receipt issuers in the European Union and the U.K. First Tier Tribunal has further held that such a charge is unlawful even where the depositary receipt issuer is located outside the European Union. HMRC’s guidance published on April 27, 2012 accepts the decision of the U.K. First Tier Tribunal and indicates that HMRC will no longer seek to apply 1.5% U.K. stamp duty or U.K. stamp duty reserve tax when new shares of companies incorporated in the U.K. are first issued to a clearance service (or its nominee) or depositary receipt issuer (or its nominee or agent) anywhere in the world or are transferred to such an entity as an integral part of an issue of share capital. Kraton intends to seek a clearance from HMRC to confirm the U.K. stamp duty and U.K. stamp duty reserve tax treatment of the Redomestication (although no guarantee can be given as to the outcome of this application).

The U.K. tax consequences summarized above are for general information only. Each Kraton stockholder should consult his or her tax advisor as to the particular U.K. tax consequences that may apply to such stockholder.

Following the Redomestication

General

Subject to any available exemptions or other forms of relief, a U.K. resident company, such as UK Holdco, is subject to U.K. corporation tax on its worldwide income profits and chargeable gains. The main rate of U.K. corporation tax for the financial years 2014 and 2015 is to be 21% and 20% respectively.

Dividend Income

A U.K. resident company, such as UK Holdco, is exempt from U.K. corporation tax in respect of certain broad classes of dividend or other distributions received from companies, whether they are resident in the U.K. or elsewhere, including dividends or other distributions from controlled companies and in respect of non-redeemable ordinary shareholdings. This exemption does not apply to interest received.

The U.K. has a substantial network of double tax treaties which may enable UK Holdco to benefit from reduced rates of withholding tax on dividends that are paid to it.

Substantial Shareholding Exemption

A U.K. resident company, such as UK Holdco, is also exempt from U.K. corporation tax in respect of chargeable gains arising from the actual or deemed disposal of shareholdings in companies in which it has a “substantial shareholding” (broadly 10% of the ordinary share capital), whether the investee company is resident in the U.K. or elsewhere, subject to the satisfaction of statutory conditions which include: the length of time for which the relevant shareholding had been held, the requirement that the company making the disposal must be a trading company or a member of a trading group and the requirement that the investee company must be a trading company or the holding company of a trading group or sub-group.

Controlled Foreign Companies

The U.K. has a controlled foreign company tax regime which in principle requires a U.K. resident company, such as U.K. Holdco to account for U.K. corporation tax on the income profits of non-U.K. resident controlled companies that are subject to levels of taxation that are lower than 75% of the corresponding U.K. tax. The regime is subject to a gateway designed to exclude commercial activities which are not intended to come within the scope of the rules and contains a number of other exemptions, including exemptions for companies resident in prescribed excluded territories, and other forms of relief.

Kraton expects the position immediately after the merger to be that no material U.K. tax will be charged under the U.K. controlled foreign company legislation in respect of the companies in the combined group for which Kraton was previously the parent company. Initial due diligence also indicates that no material U.K. tax will be charged under the U.K. controlled foreign company legislation in respect of the companies in the combined group for which LCY was previously the parent company and further due diligence is being undertaken.

Transfer Pricing and Other U.K. Regimes Dealing with International Tax Issues.

The U.K. has a transfer pricing regime which in principle requires a U.K. resident company, such as UK Holdco, to account for corporation tax on transactions with affiliates on an arm’s length basis. It also has legislation which addresses the tax implications of certain hybrid transactions and entities and debt-capping rules which address the proportion of group debt borne by U.K. group members.

Kraton expects the position immediately after the merger to be that no material U.K. tax will be charged under any of these regimes in respect of the companies in the combined group for which Kraton was previously the parent company. Initial due diligence also indicates that no material U.K. tax will be charged under any of these regimes in respect of the companies in the combined group for which LCY was previously the parent company and further due diligence is being undertaken.

Value Added Tax

The U.K. applies Value Added Tax (VAT) to the supplies of goods and services (subject to various exemptions and reliefs) to businesses and consumers within the U.K. The current standard rate of U.K. VAT is 20%.

The U.K. tax consequences summarized above are for general information purposes only. Each Kraton stockholder should consult his or her tax advisor as to the particular U.K. tax consequences that may apply to such stockholder.

Resale of UK Holdco Shares

The issuance of UK Holdco shares in the Transactions will be registered under the Securities Act of 1933, as amended, which we refer to in this proxy statement/prospectus as the Securities Act, and the UK Holdco shares so issued will be freely transferable under the Securities Act, except for UK Holdco shares issued to any person who is deemed to be an “affiliate” of UK Holdco after the Transactions and certain restrictions on LCY’s and LCY Holdco’s ability to transfer and resell shares of UK Holdco contained in the shareholder agreement. For more information on those restrictions, please see “Summary of the Shareholder Agreement—Transfer Restrictions.” Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with UK Holdco and may include directors, executive officers and significant shareholders of UK Holdco.

Affiliates of UK Holdco may not sell their UK Holdco shares acquired in connection with the Transactions, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	pursuant to the volume, sale and other limitations under Rule 144 of the Securities Act; or

•	any other applicable exemption to the resale restrictions under the Securities Act.

The registration statement on Form S-4, of which this proxy statement/prospectus document forms a part, does not cover the resale of UK Holdco shares to be received by affiliates of UK Holdco in the Transactions.

SUMMARY OF COMBINATION AGREEMENT

The following summary describes certain material provisions of the Combination Agreement. This summary is not complete and is subject to, and qualified in its entirety by reference to the full text of, the Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference. We urge you to carefully read the Combination Agreement in its entirety because this summary may not contain all of the information about the Combination Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Combination Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

The representations, warranties, covenants and other agreements described below and included in the Combination Agreement were made only for purposes of the Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Combination Agreement and may be subject to important qualifications, limitations and supplemental information agreed to by the parties to the Combination Agreement and may not necessarily be reflected in the Combination Agreement. In addition, the representations and warranties may have been included in the Combination Agreement for the purpose of allocating contractual risk between Kraton, its subsidiaries and the LCY Parties rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Combination Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Kraton, its subsidiaries or the LCY Parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Combination Agreement. In addition, you should not rely on the covenants in the Combination Agreement as actual limitations on the respective businesses of Kraton, UK Holdco and MergerCo, which we refer to in this proxy statement/prospectus as the Kraton Parties, and LCY and LCY Holdco, which we refer to in this proxy statement/prospectus as the LCY Parties, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Combination Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Combination Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Kraton or our business. Accordingly, the representations, warranties, covenants and other agreements in the Combination Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Kraton and our business. Please see “Where You Can Find More Information” beginning on page [    ].

Overview

The Combination Agreement, dated as of January 28, 2014, among Kraton, UK Holdco, MergerCo, LCY and LCY Holdco, as it may be amended from time to time, provides for the combination of Kraton and the SBC Business under a new parent company, UK Holdco. UK Holdco will be renamed “Kraton Performance Polymers plc” prior to the closing contemplated by the Combination Agreement. Immediately following the closing, LCY, through its ownership of LCY Holdco, will own 50% of the issued and outstanding UK Holdco ordinary shares and the stockholders of Kraton immediately prior to the closing will own the remaining 50% of the issued and outstanding UK Holdco ordinary shares.

The Merger and Redomestication

UK Holdco is currently a wholly-owned subsidiary of Kraton. Pursuant to the Combination Agreement, Kraton will merge with MergerCo, a wholly-owned subsidiary of UK Holdco, such that, following the merger, Kraton will be a wholly-owned subsidiary of UK Holdco. Kraton will survive the merger with MergerCo, and we refer in this proxy statement/prospectus to such merger as the merger and to Kraton as the surviving corporation.

At the effective time of the merger:

•	each outstanding share of common stock of Kraton will be converted into the right to receive one UK Holdco ordinary share, resulting in Kraton’s redomestication to the United Kingdom; and

•	the certificate of incorporation of Kraton in effect immediately before the effective time of the merger will become the certificate of incorporation of the surviving corporation.

Immediately after the effective time of the merger:

•

UK Holdco will amend the certificate of incorporation of the surviving corporation in a form agreed between Kraton and LCY prior to closing, until subsequently amended in accordance with its terms or by applicable law; and

•	the bylaws of the surviving corporation shall be in a form agreed between Kraton and LCY prior to closing, until subsequently amended in accordance with its terms or by applicable law.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA or at such later date and time as Kraton and LCY shall agree. The certificate of merger will be filed as promptly as practicable following the satisfaction or waiver of the conditions to the closing contained in the Combination Agreement. If prior to the effective time of the merger, any stock dividend, or any subdivision, reclassification, split, combination, consolidation, exchange of shares or any similar event, changes the number or class of outstanding shares of Kraton common stock, any calculation required by the Combination Agreement that is based on the number of outstanding UK Holdco ordinary shares or outstanding shares of Kraton common stock will be appropriately adjusted to provide the same economic effect as contemplated by the Combination Agreement prior to such event.

Corporate Governance of UK Holdco

Directors of UK Holdco

The Combination Agreement provides that the board of directors of UK Holdco at the closing will consist of fourteen directors. Seven of the directors of UK Holdco shall be designated by Kraton from members of Kraton’s board of directors immediately prior to the closing, and seven of the directors of UK Holdco shall be designated by LCY as described below. In addition, the chairman of the board of directors of UK Holdco at the closing shall be the individual who was the chairman of the Kraton board of directors immediately prior to the closing.

LCY will use its reasonable best efforts to notify Kraton in writing no later than 30 days after the date of the Combination Agreement of its designees to the UK Holdco board of directors who will be shareholder affiliated persons (as defined under the shareholder agreement). In addition, LCY will use its reasonable best efforts to notify Kraton in writing no later than 30 days prior to the effective date of filing of the first amendment to the registration statement to be filed in connection with the Transactions of its designees to the UK Holdco board of directors who will not be shareholder affiliated persons (as defined under the shareholder agreement).

After receiving each such notice, Kraton will notify LCY within 30 business days of the determination of Kraton’s nominating and corporate governance committee whether such designees satisfy certain requirements set forth in the shareholder agreement. If such committee determines that any of LCY’s designees do not meet such requirements, LCY may propose replacement designees in a manner contemplated by the shareholder agreement. In addition, if prior to the closing, any LCY designee dies, becomes incapacitated or disqualified or is otherwise no longer willing to serve on the UK Holdco board of directors, or if LCY determines, acting in good faith, that it is no longer in the best interests of UK Holdco to propose such a person as a designee, LCY will use its reasonable best efforts to identify and propose a replacement designee as promptly as reasonably practical.

Please see “Summary of Shareholder Agreement—Board Representation” for additional information regarding the designation of LCY designees to the UK Holdco board of directors.

Committees of the Board of Directors of UK Holdco

At the closing, the UK Holdco board of directors will have the following committees: audit committee, compensation committee, executive committee, nominating and corporate governance committee and conflicts committee. Each such committee shall consist of equal representation of LCY designees and non-LCY designees, except for the conflicts committee, which shall consist of non-LCY designees who are not employees of UK Holdco. At the closing, the charter of each committee of the UK Holdco board of directors, except the conflicts committee, shall be the charter of the corresponding committee of the Kraton board of directors as of the date of the Combination Agreement, except for any changes necessary to comply with the terms of the shareholder agreement or the laws of England and Wales. The charter of the conflicts committee will be consistent with the shareholder agreement and approved by the UK Holdco board of directors after the closing.

Officers of UK Holdco

The Combination Agreement provides that the officers of UK Holdco at the closing shall consist of (A) the officers of Kraton immediately prior to the closing, (B) an LCY employee or other individual, as designated by LCY, who shall be senior vice president for one of the two global (combined) business units of UK Holdco and reporting directly to the chief executive officer of UK Holdco and (C) an LCY employee or other individual, as designated by LCY, who shall be an executive officer of UK Holdco reporting directly to the chief executive officer of UK Holdco.

Combination Consideration; Share Issuance

At the closing, the LCY Parties will convey to UK Holdco or its subsidiary the equity interests in the SBC Subsidiaries, and UK Holdco will issue ordinary shares to the LCY Parties such that, immediately after closing, the LCY Parties will own 50% of the issued and outstanding UK Holdco ordinary shares. The transaction consideration is composed of several parts and subject to adjustment as follows:

•

UK Holdco is obligated to issue to LCY Holdco the number of UK Holdco ordinary shares that would equal 43% of all outstanding shares of Kraton common stock as of the date of the Combination Agreement, on a fully-diluted basis, in exchange for the equity interests in the SBC Subsidiaries.

•

The LCY Parties are obligated to pay UK Holdco a cash price of $31 per share for such number of additional UK Holdco ordinary shares such that LCY Holdco will own, in the aggregate, 50% of the issued and outstanding UK Holdco ordinary shares, which we refer to in this “Summary of Combination Agreement” section and certain other sections in this proxy statement/prospectus as the Additional Shares. The number of UK Holdco ordinary shares to be purchased at this price is calculated as the difference between (A) the total number of UK Holdco ordinary shares to be issued to the LCY Parties at the closing and (B) the number of ordinary shares that would equal 43% of all outstanding shares of Kraton common stock as of the date of the Combination Agreement, on a fully-diluted basis.

•

UK Holdco is obligated to pay the LCY Parties a cash amount with respect to the net debt of Kraton and its subsidiaries (excluding Kraton Formosa Polymers Corporation) as of the closing, pro-rated based on the historical relative earnings of Kraton and the SBC Business. This amount is calculated as approximately 75.44% of the difference between (A) debt for borrowed money and specified incurred but unpaid transactional expenses and taxes and (B) cash and cash equivalents.

•

The cash consideration is subject to a net debt adjustment with respect to the SBC Business, calculated as the difference between (A) debt for borrowed money, capital lease obligations and specified incurred but unpaid transactional expenses and taxes and (B) cash and cash equivalents. LCY is obligated to pay UK Holdco a cash amount equal to any positive net debt of the SBC Business, and UK Holdco is obligated to pay LCY a cash amount equal to any negative net debt of the SBC Business.

•

The cash consideration is subject to further adjustment in respect to non-cash working capital items for Kraton and the SBC Business, respectively. These adjustments are made if specified non-cash working capital items are not within ranges provided for in the Combination Agreement as of immediately prior to closing. These working capital adjustments are pro-rated (approximately 75.44%) in the case of Kraton.

Cash exchanged at closing, if any, will be a net amount; will be based on a pre-closing estimate in the case of Kraton’s net debt adjustment; and will presume that non-cash working capital is within target ranges for both parties. The Combination Agreement includes procedures for calculating final amounts and working capital adjustments, if any, within 90 days following closing, subject to customary review, objection and dispute resolution provisions.

For an estimate of the consideration to be paid pursuant to the Transactions, please see the section entitled “The Transactions—Transaction Consideration.” The actual amount of UK Holdco ordinary shares to be issued and the amounts of cash to be paid by the parties at the closing cannot be calculated until the closing.

Closing of the Combination

Unless otherwise agreed by Kraton and LCY, the closing will occur on the first business day after the last calendar day of the calendar month that occurs as promptly as practicable after the date on which all conditions to the closing have been satisfied or waived (except for conditions that by their nature can only be satisfied upon closing, but subject to the satisfaction or waiver of such conditions).

Treatment of Kraton Equity-Based Awards and Employee Benefit Plans

Upon the effective time of the merger, all equity-based compensation awards granted under any Kraton equity plan will be converted into a substantially similar award of the same type and for the equivalent number of UK Holdco ordinary shares. Kraton will assign to UK Holdco its rights and obligations under the Kraton employee benefit plans maintained by Kraton that will remain in effect after the merger. Affiliates of Kraton that maintain employee benefit plans immediately before the effective time of the merger will continue to maintain such plans after the merger, subject to any amendment or termination rights under such plans.

Equity compensation awards made by Kraton after the closing will contain provisions that prevent any acceleration of vesting or exercisability if LCY’s aggregate ownership percentage in UK Holdco comes to exceed 50% of the total fair market value or total voting power of UK Holdco solely due to a decrease in the total number of issued and outstanding UK Holdco ordinary shares. Prior to the closing, Kraton will amend its Change in Control Severance plan to reduce the ownership interest requirement for a change in control from 50% to 40% with respect to transactions (other than merger or consolidation transactions) that may occur after the closing.

Kraton Stockholder Appraisal Rights

There are no appraisal rights available to holders of Kraton common stock under the DGCL in connection with the merger of MergerCo into Kraton.

Representations and Warranties

The Kraton Parties and the LCY Parties made substantially similar representations and warranties in the Combination Agreement. These representations and warranties are subject, in some cases, to specified exceptions and qualifications contained in the Combination Agreement or in the confidential disclosure letters delivered by the parties or, in the case of the Kraton Parties, disclosed in Kraton’s filings with the SEC prior to the date of the Combination Agreement.

Each of the LCY Parties and the Kraton Parties has made various representations and warranties regarding, among other things:

•	existence; good standing; corporate authority;

•	authorization, validity and effect of agreements;

•	capital structure, capitalization and rights with respect to equity interests;

•	subsidiaries;

•	compliance with laws, and the possession of permits and licenses required to conduct the respective businesses;

•

no conflict with or violation of organizational documents, applicable law and certain contracts as a result of the execution and delivery of the Combination Agreement and the consummation of the Transactions;

•	the absence of litigation, investigations and governmental orders;

•	the absence of certain changes;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	intellectual property;

•	absence of governmental fines, injunctions or decrees;

•	insurance policies;

•	fees payable to brokers, finders or investment banks in connection with the Transactions;

•	corporate and stockholder approval to approve and consummate the Transactions;

•	material contracts, including certain restrictions imposed by such material contracts, and the status of material contracts;

•	2014 capital expenditure program;

•	title, ownership and related matters;

•	financial statement matters;

•	the absence of undisclosed liabilities;

•	real estate matters;

•	compliance with customs and international trade laws;

•	accuracy of information supplied; and

•	books and records.

The Kraton Parties have also made representations and warranties to the LCY Parties regarding Kraton’s SEC filings, disclosure controls and procedures and internal control over financial reporting.

The LCY Parties have also made representations and warranties to the Kraton Parties regarding:

•	LCY’s Taiwan securities authorities documents;

•	the absence of LCY’s ownership of Kraton stock;

•	sufficiency of the assets of the SBC Business;

•	the solvency of LCY following the Transactions; and

•	transactions with certain related persons.

Definition of Material Adverse Effect

Many of the representations and warranties contained in the Combination Agreement are qualified as to materiality or by exceptions related to the absence of a material adverse effect, referred to as either an “LCY material adverse effect” with respect to the SBC Business or a “Kraton material adverse effect” with respect to Kraton and its subsidiaries. A “material adverse effect” is defined in the Combination Agreement as any change, circumstance, event, effect or occurrence that, individually or in the aggregate,

•

has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the SBC Business (with respect to the LCY Parties), taken as a whole, or Kraton and its subsidiaries (with respect to the Kraton Parties), taken as a whole, or

•	would or would reasonably be expected to prevent or materially impair or delay the consummation by the LCY Parties or the Kraton Parties, as applicable, of the Transactions;

except that none of the following will constitute a material adverse effect:

•

changes generally affecting the industry in which the SBC Business operates (with respect to the LCY Parties), or Kraton and its subsidiaries operate (with respect to the Kraton Parties) including changes in monomer prices;

•	changes generally affecting political, economic, credit, financial or capital markets conditions anywhere in the world;

•	changes in law or in accounting standards;

•	acts of war, sabotage or terrorism;

•

any action taken by LCY or its subsidiaries or Kraton and its subsidiaries, as applicable, that is expressly required by the Combination Agreement or the failure by LCY or its subsidiaries or Kraton and its subsidiaries, as applicable, to take any action that is prohibited by the Combination Agreement;

•

any failure to meet any internal or public projections, or any changes in credit ratings or in the market price or trading volumes of any capital stock (but any such failure or change shall not affect the determination of whether the underlying cause of the failure or change is or contributed to a material adverse effect); and

•

any change directly attributable to the announcement of the Combination Agreement or the pendency of the Transactions, including changes in relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any litigation (or settlement thereof) relating to the Combination Agreement or the Transactions;

provided, however, that the changes and events referenced in the first four bullet points above shall be taken into account when determining whether a material adverse effect has occurred to the extent that such changes and events disproportionately adversely affect the SBC Business or Kraton and its subsidiaries, as applicable, as compared to other participants in the industries in which the SBC Business or Kraton and its subsidiaries, as applicable, operate.

Conduct of the Businesses Prior to Closing

Conduct of LCY

The Combination Agreement provides that, from the date of the Combination Agreement until the earlier of the closing or the termination of the Combination Agreement, except as set forth in the confidential disclosure letter delivered by the LCY Parties, as expressly provided for in the Combination Agreement, or as required by law, without the prior written consent of Kraton (which may not be unreasonably withheld, delayed or conditioned), LCY shall, and shall cause the SBC Subsidiaries to:

•	conduct the SBC Business and operations related thereto in the ordinary course; and

•

use commercially reasonable efforts to preserve the SBC Business, business organizations and goodwill, and keep available the services of their respective officers and employees and maintain relationships with those persons having business relationships with them.

From the date of the Combination Agreement until the earlier of the closing or the termination of the Combination Agreement, except as set forth in the confidential disclosure letter delivered by the LCY Parties, as expressly provided for in the Combination Agreement, or as required by law, without the prior written consent of Kraton (which may not be unreasonably withheld, delayed or conditioned), LCY:

•	shall not permit any of the SBC Subsidiaries to amend their charter documents;

•

shall promptly notify Kraton of (A) any material change in its condition (financial or otherwise), insofar as it relates to the SBC Business, (B) any material change in the operations or results of operation of the SBC Business, (C) any termination, cancellation, repudiation or material breach of any material contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (D) insofar as it is material to the SBC Business, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

•	shall not permit any of the SBC Subsidiaries to:

•	issue shares of capital stock or other equity securities, effect any stock split or otherwise change the capitalization of such SBC Subsidiary;

•

grant any right to acquire any shares of their capital stock or other equity securities of LCY or the SBC Subsidiaries, or grant or issue any restricted or unrestricted stock or securities of LCY or the SBC Subsidiaries, except in each case for awards under the LCY group plans in existence as of the date of the Combination Agreement to any newly hired employees or to existing officers, directors and employees in the ordinary course of business consistent with past practices and provide that any such awards do not accelerate as a result of the Transactions;

•	amend any equity-based award or right to acquire shares of their capital stock;

•

with respect to any of their former, present or future officers, directors or employees, increase any compensation, or benefits or award pay or bonuses, except in the ordinary course of business consistent with past practices or as required by applicable law or contract;

•	adopt or amend employee benefit plans or agreements; and

•

permit any holder of an option or other award pertaining to shares of common stock of LCY to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

•

shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to shares of capital stock of the SBC Subsidiaries, or redeem, purchase or otherwise acquire any shares of such capital stock, except for dividends or distributions of cash in accordance with applicable law and taken into account in the LCY working capital calculations or the calculation of the SBC Business excess indebtedness, or (B) redeem, purchase or otherwise acquire any shares of capital stock of the SBC Subsidiaries;

•

shall not, and shall not permit any of the SBC Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets (including capital stock) relating to the SBC Business that are material to the SBC Business or such SBC Subsidiary, except for (A) sales of surplus or obsolete equipment, the sale of land agreed to by Kraton and LCY and specified in the confidential disclosure letter delivered by the LCY Parties or the transfer to LCY or its affiliates of certain trademarks and domain names owned by the SBC Subsidiaries that are not being acquired by UK Holdco in the Transactions, (B) sales of other assets in the ordinary course of business or pursuant to pre-existing contractual rights, (C) sales, leases or other transfers between SBC Subsidiaries, (D) sales, dispositions or divestitures as may be required by law in order to permit or facilitate the consummation of the Transactions, (E) any lease, license, encumbrance or other disposition that is a permitted lien under the Combination Agreement or (F) arm’s-length sales or transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

•

shall not, and shall not permit any of the SBC Subsidiaries to, make any acquisition, except for (A) acquisitions that involve an aggregate consideration of less than $15,000,000 for all acquisitions where the principal assets are related to the SBC Business, (B) acquisitions that involve an aggregate consideration of less than $10,000,000 for all other acquisitions and (C) any acquisition or purchase by LCY unrelated to the SBC Business;

•

shall not, and shall not permit any of the SBC Subsidiaries to, materially change any material accounting or working capital principles or practices except as required as a result of a change in IFRS or applicable law;

•	shall, and shall cause the SBC Subsidiaries to, use commercially reasonable efforts to maintain present insurance policies or comparable insurance coverage applicable to the SBC Business;

•

shall not, and shall not permit any of the SBC Subsidiaries to, make any change or rescind any material election relating to taxes, settle any material proceeding relating to taxes or materially change its methods of reporting items for tax purposes;

•

shall not permit any of the SBC Subsidiaries to (A) incur or guarantee any indebtedness for borrowed money in excess of $5,000,000, other than (i) revolving credit borrowings in the ordinary course of business, (ii) borrowings to repay indebtedness or (iii) borrowings in respect of intercompany debt or (B) except in the ordinary course of business or with, or between it and another, SBC Subsidiary, enter into any lease (whether such lease is an operating or capital lease) or create any liens on its property (other than permitted liens);

•

shall not (in the case of LCY, only with respect to the SBC Business), and shall not permit any of the SBC Subsidiaries to, authorize or make capital expenditures that are in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in LCY’s capital expenditure budget related to the SBC Business for the relevant budget period, except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets related to the SBC Business;

•	shall not, and shall not permit any of the SBC Subsidiaries to, forgive any loans to employees, officers or directors;

•

shall not, and shall not permit any SBC Subsidiary to, settle or compromise any SBC Business-related pending or threatened legal proceeding or pay, discharge or satisfy any liability in connection therewith, if such liability would be a liability of the SBC Subsidiaries after closing, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities (A) reflected or reserved against in full in the balance sheet included in the financial statements of the SBC Business, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice or (D) otherwise less than $200,000 individually; and

•	shall not, and shall not permit any of the SBC Subsidiaries to, agree to take any prohibited actions described above.

Conduct of Kraton

From the date of the Combination Agreement until the earlier of the closing and the termination of the Combination Agreement, except as set forth in the confidential disclosure letter delivered by the Kraton Parties, as expressly provided for in the Combination Agreement, or as required by law, without the prior written consent of LCY (which may not be unreasonably withheld, delayed or conditioned), Kraton shall, and shall cause its subsidiaries to:

•	conduct their businesses and operations related thereto in the ordinary course; and

•

use commercially reasonable efforts to preserve their respective businesses, business organizations and goodwill, and keep available the services of their respective officers and employees and maintain relationships with those persons having business relationships with them.

From the date of the Combination Agreement until the earlier of the closing and the termination of the Combination Agreement, except as set forth in the confidential disclosure letter delivered by the Kraton Parties, as expressly provided for in the Combination Agreement, or as required by law, without the prior written consent of LCY (which may not be unreasonably withheld, delayed or conditioned), Kraton:

•	shall not amend the charter documents of Kraton, UK Holdco or their subsidiaries (except that UK Holdco may amend its articles of association in accordance with the Combination Agreement);

•

will promptly notify LCY of (A) any material change in its condition (financial or otherwise) or business, (B) any termination, cancellation, repudiation or material breach of any material contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (C) insofar as it is material to their businesses, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

•	shall not, and shall not permit any of its subsidiaries to:

•	issue shares of capital stock or other equity securities, effect any stock split or otherwise change their capitalization;

•

grant any right to acquire any shares of their capital stock or other equity securities, or grant or issue any restricted or unrestricted stock or securities, except, in each case, for awards covering not more than the number of shares allowed annually under Kraton’s 2009 Equity Incentive Plan for any newly hired employees in the ordinary course consistent with past practices or existing officers, directors or employees in the ordinary course of business consistent with past practices (provided, that the vesting or exercisability of any such award shall not accelerate if after the closing the aggregate share holdings of LCY and its affiliates comes to exceed 50% of the total fair market value or total voting power of UK Holdco solely due to a decrease in the total number of issued and outstanding UK Holdco ordinary shares);

•	amend any equity-based award or right to acquire shares of capital stock;

•

with respect to any of their former, present or future officers, directors or employees, increase any compensation or benefits or award or pay bonuses, except in the ordinary course of business consistent with past practices or as required by applicable law and except for retention agreements;

•	adopt or amend employee benefit plans or agreements;

•

permit any holder of an option or other award pertaining to shares of common stock of Kraton to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

•

shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to shares of its capital stock, or redeem, purchase or otherwise acquire any shares of capital stock of it or its subsidiaries;

•

shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of any material assets (including capital stock), except for (A) sales of surplus or obsolete equipment, (B) sales of other assets in the ordinary course of business, (C) sales, leases or other transfers between Kraton entities, (D) sales, dispositions or divestitures as may be required by law in order to permit or facilitate the consummation of the Transactions, (E) any lease, license, encumbrance or other disposition that is a permitted lien under the Combination Agreement or (F) arm’s-length sales or transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

•

shall not, and shall not permit any of its subsidiaries to, make any acquisition, except for (A) acquisitions that involve an aggregate consideration of less than $15,000,000 for all acquisitions where the principal assets are related to the businesses of Kraton or its subsidiaries and (B) acquisitions that involve an aggregate consideration of less than $10,000,000 for all other acquisitions;

•

shall not, and shall not permit any of its subsidiaries to, materially change any material accounting or working capital principles or practices except as required as a result of a change in GAAP or applicable law;

•	shall, and shall cause its subsidiaries to, use commercially reasonable efforts to maintain present insurance policies or comparable insurance coverage;

•

shall not, and shall not permit any of its subsidiaries to, make any change or rescind any material election relating to taxes, settle any material proceeding relating to taxes or change its methods of reporting items for tax purposes;

•

shall not, and shall not permit any of its subsidiaries to, (A) incur or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than (i) revolving credit borrowings in the ordinary course of business, (ii) borrowings to repay indebtedness, (iii) guarantees of indebtedness in connection with our joint venture with Kraton Formosa Polymers Corporation and (iv) borrowings in respect of intercompany debt or (B) except in the ordinary course of business or with or between its subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material liens on its property (other than permitted liens);

•

shall not, and shall not permit any of its subsidiaries to, authorize or make capital expenditures that are in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Kraton’s capital expenditure budget for the relevant budget period, except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets of Kraton or its subsidiaries;

•

except (A) as contemplated by the Combination Agreement, (B) pursuant to an acquisition permitted by the Combination Agreement or (C) the repayment of indebtedness under the existing revolving credit and term loan facilities of Kraton and its subsidiaries, whether through a refinancing or otherwise, shall not, and shall not permit any of its subsidiaries to, voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $10,000,000;

•	shall not, and shall not permit any of its subsidiaries to, forgive any loans to employees, officers or directors;

•

shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy any liability in connection therewith, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities (A) reflected or reserved against in full in the balance sheets included in Kraton’s SEC filings, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice or (D) otherwise less than $200,000 individually; and

•	shall not agree to take, and shall not permit any of its subsidiaries to agree to take, any of the prohibited actions described above.

No Solicitation by Kraton and Change of Kraton Board of Directors Recommendation

No Solicitation Restriction on Kraton

Pursuant to the terms of the Combination Agreement, neither Kraton nor any of its subsidiaries will, and Kraton will use reasonable best efforts to cause its and its subsidiaries’ affiliates and representatives not to, directly or indirectly:

•

solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an alternative Kraton acquisition proposal (as defined below);

•

enter into any agreement with respect to an alternative Kraton acquisition proposal or enter into any agreement, arrangement or understanding requiring Kraton to abandon, terminate or fail to consummate the Transactions;

•

enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any alternative Kraton acquisition proposal (other than contacting and engaging in discussions with the maker of any alternative Kraton acquisition proposal or its representatives for the sole purpose of clarifying any such proposal and informing such person or its representatives of the non-solicitation restrictions in the Combination Agreement); or

•	resolve, agree or propose to do any of the above.

However, at any time prior to receipt of the Kraton shareholder approval, in response to an unsolicited, bona fide written Kraton alternative acquisition proposal that the Kraton board of directors determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or could reasonably be expected to lead to a superior proposal (as defined below), Kraton may (A) furnish information with respect to Kraton and its subsidiaries to the person making such Kraton alterative acquisition proposal and (B) participate in discussions or negotiations with the person making such Kraton alternative acquisition proposal. However, Kraton or the Kraton board of directors may take such actions only if:

•	such Kraton alternative acquisition proposal did not result from a material breach of the no-solicitation covenant described in this section; and

•

Kraton gives LCY prompt notice (and, in any event within 24 hours) after Kraton’s receipt of any alternative Kraton acquisition proposal, or any first request for nonpublic information in connection with an alternative Kraton acquisition proposal, and keeps LCY informed in all materials respects on a prompt basis with respect to any change to the status and substance of such alternative Kraton acquisition proposal (and in any event within 24 hours following any such change).

In addition, prior to the receipt of the Kraton shareholder approval, (A) Kraton may take and disclose to Kraton stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act or (B) make any disclosure to Kraton’s stockholders if, in the good faith judgment of the Kraton board of directors (after consultation with outside counsel), the failure to make such disclosure would reasonably likely be inconsistent with its obligations or duties under applicable law. However, the Kraton board of directors shall not be permitted pursuant to clause (B) in the previous sentence to make a change of recommendation (as defined below) or take any other actions referred to in the covenants summarized in this section, except to the extent permitted by such covenants.

The term “alternative Kraton acquisition proposal” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of assets or a business of Kraton or its subsidiaries that constitutes or generates 20% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve months or the assets of Kraton and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities (by vote or value) of Kraton or any of its subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the equity securities (by vote or value) of Kraton or any of its subsidiaries, (D) merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Kraton or any of its subsidiaries pursuant to which any person (or the stockholders of any person) would own, directly or indirectly, 20% or more of the voting capital stock of Kraton or any of its subsidiaries or the surviving entity in a merger or the resulting direct or indirect parent of Kraton or such surviving entity or (E) any combination of the foregoing, in each case other than the Transactions.

Superior Proposals; Fiduciary Out

The term “superior proposal” means a bona fide written alternative Kraton acquisition proposal to acquire 50% or more of the outstanding equity securities of Kraton pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction or to acquire assets or a business of Kraton or any of its subsidiaries that constitutes or generates 50% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve months or the assets of Kraton and its subsidiaries, taken as a whole, and that in each case the Kraton board of directors determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account the financial, regulatory and legal aspects of the proposal that the Kraton board of directors deems relevant, the identity of the person making such proposal and the timing and likelihood of consummation of such proposal, is: (A) more favorable to the stockholders of Kraton than the Transactions, taking into account all relevant factors that the Kraton board of directors deems relevant (including the terms and conditions of such proposal and the Combination Agreement (including any changes to the terms and conditions of the Combination Agreement proposed by LCY, in response to such offer or otherwise, in a manner that would form a binding contract if accepted by Kraton)), (B) not subject to a financing condition or, if subject thereto, such financing is reasonably likely to be obtained in the good faith judgment of the Kraton board of directors and (C) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal that the Kraton board of directors deems relevant.

The Combination Agreement provides that neither the Kraton board of directors nor any committee thereof will effect a change of recommendation (as defined below), cause or permit Kraton or any of its subsidiaries to enter into any agreement relating to an alternative Kraton acquisition proposal or requiring Kraton to abandon, terminate or fail to consummate the Transactions or agree to do any of the foregoing. At any time prior to obtaining Kraton stockholder approval, however, if the Kraton board of directors determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to Kraton stockholders, the Kraton board of directors may (A) terminate the Combination Agreement and cause Kraton to enter into an acquisition agreement with respect to a superior proposal (provided that such superior proposal has not resulted from a material breach of its covenant obligations described in the section) or (B) make a change of recommendation in connection with a superior proposal or intervening event (as defined below). Before terminating the Combination Agreement or making a change of recommendation in accordance with the immediately preceding sentence, Kraton must provide LCY with five business days’ written notice that the Kraton board of directors intends to take such action, which notice must specify:

•	if the basis of the proposed change of recommendation is a superior proposal, the terms of such superior proposal, and

•	if the basis of the proposed change of recommendation is an intervening event, the event.

An “intervening event” is an event or development that (A) was not known or reasonably foreseeable to the Kraton board of directors as of the date of the Combination Agreement and (B) does not relate to an alternative Kraton acquisition proposal, an event related to HSR Act or other antitrust clearance, Kraton exceeding projections or an increase in Kraton’s stock price.

In the event of either a superior proposal or an intervening event and Kraton provides such notice to LCY, Kraton must, if requested by LCY, negotiate in good faith with LCY during the five business day period following the notice regarding any revisions to the Combination Agreement proposed by LCY that would improve the terms to Kraton. Any change or amendment to the financial terms or other material terms of a Kraton superior proposal, or any material change to the facts and circumstances that are the basis for an intervening event, shall require a new three-business-day period. In deciding whether to terminate the Combination Agreement or make a change of recommendation, the Kraton board of directors must consider in good faith any such proposed revisions.

In addition, as further described under “—Termination Fees,” Kraton must pay LCY a termination fee of $25 million if the Kraton board of directors terminates the Combination Agreement in order to enter into an agreement with respect to a superior proposal. Also, as further described under “—Termination Fees,” LCY may terminate the Combination Agreement if the Kraton board of directors makes a change of recommendation, and as a result of such termination, Kraton must pay LCY a termination fee of $25 million.

The term “change of recommendation” means the (A) withdrawal (or qualification or modification in a manner adverse to LCY), or proposal to withdraw (or qualify or modify in a manner adverse to LCY), the approval, recommendation or declaration of advisability by the Kraton board of directors or any such committee thereof of the Combination Agreement, the Transactions or any other transaction contemplated by the Combination Agreement, (B) the recommendation, adoption or approval, or public proposal to recommend, adopt or approve any alternative Kraton acquisition proposal, (C) failure to include the Kraton board of director’s recommendation of approval of the Combination Agreement in the proxy statement or (D) resolution, proposal or agreement to do any of the foregoing.

Kraton has agreed that it will promptly (and, in any event, within 24 hours of receipt) notify LCY if it receives any alternative Kraton acquisition proposal, a proposal or offer that is reasonably likely to lead to an alternative Kraton acquisition proposal or any inquiry or request for discussions or negotiations related to a possible alternative Kraton acquisition proposal. Such notice will provide to LCY the identity of the person making the proposal, offer, request or inquiry and a summary of the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers and the proposed agreements related thereto). Thereafter, Kraton has agreed to keep LCY informed, on a prompt basis (and, in any event, within 24 hours), of any material change to the terms of the alternative Kraton acquisition proposal or request or inquiry (including any amendments thereto).

No Solicitation Restriction on LCY

Pursuant to the terms of the Combination Agreement, neither LCY nor any of its subsidiaries will, and LCY will use its reasonable best efforts to cause LCY’s and its subsidiaries’ affiliates and representatives not to, directly or indirectly:

•

solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an alternative SBC Business acquisition proposal (as defined below);

•

enter into any agreement with respect to an alternative SBC Business acquisition proposal or enter into any agreement, arrangement or understanding requiring LCY to abandon, terminate or fail to consummate the Transactions contemplated by the Combination Agreement;

•

enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an alternative SBC Business acquisition proposal; or

•	resolve, agree or propose to do any of the above.

The term “alternative SBC Business acquisition proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of all or any part of the SBC Business (regardless of whether such acquisition or purchase is by means of a sale of such assets of the SBC Business or a sale of the capital stock of one or more direct or indirect subsidiaries of LCY that directly or indirectly owns or holds such assets), other than the Transactions or any inquiry, proposal or offer related to any action that is not prohibited by the provisions of the Combination Agreement described under “—Conduct of the Businesses Prior to Closing—Conduct of LCY.”

LCY has agreed that it will promptly (and in any event within 24 hours of receipt) notify Kraton if it receives an alternative SBC Business acquisition proposal, a proposal or offer that is reasonably likely to lead to an alternative SBC Business acquisition proposal or any inquiry or request for discussions or negotiations relating to a possible SBC Business acquisition proposal. Such notice will provide to Kraton the identity of the person making the proposal, offer, request or inquiry and a summary of the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers and the proposed agreements related thereto). Thereafter, LCY has agreed to keep Kraton promptly informed of the status of such alternative SBC Business acquisition proposal and any material changes to the terms thereof.

Kraton Stockholder Meeting; Recommendation of Board of Directors; Proxy Statement

The Combination Agreement provides that Kraton will, as soon as reasonably practicable after the SEC clears the registration statement, of which this proxy statement/prospectus forms a part, for mailing to the stockholders of Kraton, convene a special meeting of its stockholders for the purpose of considering and voting upon the adoption of the Combination Agreement (thereby approving the Redomestication, related merger and issuance of UK Holdco shares to LCY in exchange for the SBC Business).

The Combination Agreement also provides that the Kraton board of directors will recommend in this proxy statement/prospectus that the stockholders approve and adopt the Combination Agreement, except to the extent that the board of directors has made a change of recommendation as permitted by the Combination Agreement.

LCY Stockholder Meeting

The Combination Agreement provides that LCY will, as soon as reasonably practicable, prepare the necessary materials and then convene a meeting of its stockholders for the purpose of considering and voting upon the Transactions (thereby approving the contribution of the SBC Business in exchange for the UK Holdco shares). On March  31, 2014, LCY’s stockholders approved the Transactions.

Employee Matters

Employees of the SBC Business in the United States and China will remain employees of LCY Elastomers LP and Huizhou LCY Elastomers Corp., respectively, as owned by UK Holdco, at the closing. In this section of the proxy statement/prospectus, we refer to such employees as the assumed employees.

Prior to the closing, LCY Taiwan Newco will make employment offers to each LCY employee in Taiwan employed principally with respect to the SBC Business. In this section of the proxy statement/prospectus, we refer to such employees as the Taiwan employees and to the Taiwan employees who accept the offers of employment as the transferred Taiwan employees. The transferred Taiwan employees will become employees of LCY Taiwan Newco, as owned by UK Holdco, at the closing, and their employment will not be terminated for at least one year after the closing, except for cause. UK Holdco and LCY will be equally responsible for any costs that result from the termination of employment of Taiwan employees who do not accept offers of employment with LCY Taiwan Newco, provided that LCY will be solely responsible for any severance payments in excess of the severance payments mandated by law.

Prior to the closing, the parties will agree on the Taiwan employees and assumed employees who are to be classified as critical employees under the Combination Agreement. Each assumed employee will be provided a base rate of pay and target incentive compensation opportunity at least equal to such employee’s base rate of pay and target incentive compensation in effect prior to the closing and benefits similar in the aggregate to the benefits maintained prior to the closing, in each case for (A) three years for critical employees and (B) one year for all other assumed employees. LCY Taiwan Newco will offer each Taiwan employee a base rate of pay and target incentive compensation opportunity at least equal to such employee’s base rate of pay and target incentive compensation in effect prior to the closing and benefits similar in the aggregate to the benefits maintained prior to the closing.

To the extent required by applicable law, LCY will pay to transferred Taiwan employees all salary or other benefits which have accrued prior to the time the employees are transferred, and transferred Taiwan employees generally will receive credit for unused vacation time that was earned or accrued prior to the time of transfer. The employee benefit plans that Kraton, Kraton’s affiliates or LCY Taiwan Newco maintain, contribute to or participate in will be, to the extent permitted by applicable laws, made available to each transferred Taiwan employee if and when, and on the same terms and conditions, as such plan would be made available to a new employee of LCY Taiwan Newco who is similarly situated to the transferred Taiwan employee. Under the Combination Agreement, Kraton and UK Holdco will not assume any liabilities under LCY’s benefit plans except for the benefit plans maintained by the entities Kraton is acquiring.

Each transferred employee will become eligible to participate in a group health plan of Kraton/UK Holdco or an affiliate thereof, will receive credit for expenses paid under LCY health care programs and will not be subject to any pre-existing condition limitations that did not apply under such LCY programs. Alternatively, Kraton may continue the group health plans maintained by LCY prior to the closing and allow LCY employees to continue their participation in such plans.

As a general matter, Kraton and its affiliates will credit each assumed employee and transferred Taiwan employee with the same number of years of service, including partial years of service, as the assumed employee or transferred Taiwan employee is credited with by LCY or its affiliates (or any other employer service which was previously recognized by LCY or its affiliates), under the applicable benefit plan sponsored by Kraton or its affiliates to the extent allowable by applicable laws.

LCY and its subsidiaries will cause each of their employees located in the U.S. to have a fully nonforfeitable right to such employee’s accrued benefits under any LCY benefit plan intended to be qualified under Section 401(a) of the Internal Revenue Code (for instance any 401(k) plan). Upon the written request of Kraton not more than 30 days before the closing, LCY will cause the 401(k) plan maintained for assumed employees in the United States to be terminated.

Notwithstanding the foregoing, the terms and conditions of any employment offer to a Taiwan employee and any employment for any assumed employee or transferred Taiwan employee whose employment is subject to a collective bargaining agreement or similar contract with any labor organization or employee association will be governed by such agreement or contract until its expiration, modification or termination in accordance with its terms and applicable laws.

Transition Period Matters

During the transition period following the closing, LCY shall make its employees who provide services related to the SBC Business but who are not employed principally in the SBC Business available to provide services to Kraton, UK Holdco or LCY Taiwan Newco, as the case may be, pursuant to a transition services agreement or a shared services agreement. At the end of the transition period with respect to a particular aspect of the SBC Business, subject to the agreement of LCY, Kraton shall have the opportunity to make additional offers of employment to any such employees.

Restructuring Matters

Taiwan Restructuring

As promptly as practicable following the date of the Combination Agreement, LCY will (A) form a wholly-owned entity, which we refer to in this proxy statement/prospectus as LCY Taiwan Holdco; (B) prepare all governmental and third-party filings and notices and other documents necessary to effect, and use reasonable best efforts to take the steps necessary to effect, the Taiwan restructuring (as defined below); (C) make such filings and notices; (D) by way of a “spin-off” under the Taiwan Business Mergers and Acquisitions Act, convey specified assets and liabilities of LCY’s styrenic block copolymer operations in Taiwan to LCY Taiwan Newco, which spin-off we refer to in this proxy statement/prospectus as the Taiwan spin-off; and (E) transfer all of the equity interests of LCY Taiwan Newco to LCY Taiwan Holdco. In this proxy statement/prospectus, we refer to the Taiwan spin-off and the transfer of all of the equity interests of LCY Taiwan Newco to LCY Taiwan Holdco, collectively, as the Taiwan restructuring.

However, the Combination Agreement does not require LCY to form LCY Taiwan Holdco, make any governmental or third-party filings or notices related to the Taiwan restructuring; effect the Taiwan spin-off; or transfer all of the equity interests of LCY Taiwan Newco to LCY Taiwan Holdco until receipt of the Kraton and LCY stockholder approvals. In addition, LCY is not required to effect the Taiwan spin-off until all required regulatory approvals in connection therewith have been obtained or to effect the Taiwan restructuring until all other conditions to the closing, which are described under “—Conditions to the Closing,” have been satisfied or are capable of being satisfied.
Other Restructuring Matters

Within ten business days prior to the closing, LCY will convey all of the equity interests in the SBC Subsidiaries, directly or indirectly, to LCY Holdco. In addition, the Combination Agreement requires that, as of immediately prior to the closing, LCY Holdco will be a direct or indirect wholly-owned subsidiary of LCY.

Further Action; Efforts

General

The Combination Agreement requires Kraton and LCY to use their respective reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable law to ensure that the conditions to the closing are satisfied and to consummate the Transactions as soon as reasonably practicable. In addition, Kraton and LCY must (A) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from governmental bodies and make all necessary registrations and filings (including filings with governmental bodies); (B) use reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties under any contract; (C) defend any lawsuits or other legal proceedings challenging the Combination Agreement or the consummation of the Transactions; and (D) execute and deliver any additional instruments necessary to consummate the Transactions.

However, neither party is required to make any material payments, incur any material liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any consent, approvals or waivers. Further, the Combination Agreement provides that any requirement thereunder that Kraton and LCY use their respective reasonable efforts does not require Kraton, LCY or any of their respective affiliates to agree to or accept a burdensome condition (as defined below).

The term “burdensome condition” means any term or condition imposed by or included in any governmental body’s authorization of the Transactions that would (A) require Kraton or UK Holdco (with respect to Kraton) or LCY (with respect to LCY) to sell or divest assets or terminate a joint venture, (B) individually or in the aggregate, reasonably be expected to have a material adverse effect on the value, financial condition, results of operations or business of the SBC Subsidiaries, the SBC Business, UK Holdco (with respect to Kraton) (after giving effect to the Transactions) or LCY (with respect to LCY) (after giving effect to the Transactions) or (C) impose a material burden on, or materially adversely affect, any of UK Holdco’s (with respect of Kraton) or LCY’s (with respect to LCY) rights in the shareholder agreement.

Regulatory Approvals

Subject to the provisions described under “—Restructuring Matters—Taiwan Restructuring,” and except for the filings and notifications made pursuant to the premerger notification rules or other applicable antitrust laws, as described in the immediately following paragraph, Kraton and LCY shall prepare and file with the appropriate governmental bodies all filings necessary to consummate the Transactions. The parties shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, all such matters.

As promptly as reasonably practicable, but in no event later than 60 calendar days after the date of the Combination Agreement, the parties shall make all premerger notification filings pursuant to the premerger notification rules under the HSR Act and other antitrust and competition laws, including the antitrust filing with China and Taiwan antitrust authorities. However, neither Kraton nor LCY is required to divest any assets or business to secure antitrust clearance of the Transactions.

Each party shall use its reasonable best efforts to obtain clearance from CFIUS, including agreeing to any CFIUS-requested conditions to mitigate national security concerns. However, in no event shall either of Kraton or LCY and the SBC Subsidiaries be required to divest any assets or business, take any action that is not conditioned on the consummation of the Transactions or take any action that would result in a burdensome condition to obtain such clearance from CFIUS.

Other Actions and Efforts

Kraton and LCY have agreed, among other things:

•

to provide, subject to certain restrictions, each other and the other’s representatives with reasonable access during normal business hours to their respective offices, personnel, properties, equipment and records, and furnish information concerning financial and operational matters as the other party may reasonably request;

•	to consult with each other before issuing press releases or similar public announcements regarding the Combination Agreement and the Transactions;

•	to pay 50% of the sales, use, transfer or similar taxes and any reasonable out-of-pocket expenses payable in connection with the contribution of the SBC Subsidiaries to UK Holdco;

•

that UK Holdco and its affiliates shall have the right to use certain names and marks relating to LCY and the LCY brand in connection with the operation of the SBC Business for up to eighteen months following the closing;

•

that, as of the closing, LCY will grant to UK Holdco and its affiliates a nonexclusive license to use certain Globalprene® names and marks, which will remain wholly owned by LCY, for an initial period of fifteen years following the closing, subject to certain extension and termination provisions;

•

that, while Kraton will own all intellectual property primarily used in or relating to the SBC Business, LCY will receive a perpetual grant-back license to all know-how primarily used in or relating to the SBC Business for use in connection with the conduct of LCY’s businesses as conducted immediately after the closing;

•	to negotiate various service, supply and transition agreements prior to the closing, and to execute such agreements at the closing;

•	that the confidentiality agreement executed by the parties on April 30, 2013, shall be extended until the closing; and

•

as promptly as practicable, use their reasonable best efforts to obtain confirmation that the U.K. City Code on Takeovers and Mergers, which we refer to in this proxy statement/prospectus as the Takeover Code, shall not apply to UK Holdco at the closing or immediately thereafter.

In addition, Kraton has agreed to:

•	prepare and submit to the NYSE a listing application covering the UK Holdco ordinary shares to be issued to LCY;

•

cause the directors and officers insurance policy currently maintained by LCY Elastomers LP (or a policy of similar coverage) and indemnification rights in LCY Elastomers LP’s charter documents to stay in effect for not less than six years after the closing;

•

not later than immediately prior to the closing, in its capacity as the then sole shareholder of UK Holdco, disapply or modify the preemptive rights applicable to UK Holdco under applicable law for a period of five years to permit the exercise of LCY’s preemptive rights under the shareholder agreement; and

•

cause, prior to the closing, the UK Holdco board of directors to authorize to the fullest extent permitted by law the relationships and affiliations, and the related interests and duties, that each LCY-designated director has to LCY and its affiliates, notwithstanding any conflict, or potential conflict, with the interests of UK Holdco that may arise from such relationships and affiliations.

In addition, LCY has agreed to:

•

provide to Kraton unaudited quarterly and annual financial statements for the SBC Business, in addition to any other financial statements and other information relating to the SBC Business that Kraton is required to include in its SEC filings;

•	not later than March 15, 2014, provide to Kraton audited combined financial statements for the SBC Business for fiscal year 2013;

•	unless otherwise requested by Kraton, repay or cause to be repaid in full any and all indebtedness for borrowed money of LCY relating to or encumbering the SBC Business or of the SBC Subsidiaries; and

•

prior to the closing, pay all fees to applicable governmental bodies to obtain the land use rights grant certificates with respect to land in China used in the SBC Business and use reasonable best efforts to obtain such land use rights grant certificates and certain building ownership certificates and, if such certificates are not obtained by the closing, continue to seek the certificates until two years after the closing.

Conditions to the Closing

Conditions to Each Party’s Obligations to Close the Transactions

Each party’s obligation to effect the Transactions is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Combination Agreement by the requisite affirmative vote of Kraton’s stockholders;

•	the adoption of the Combination Agreement by the requisite affirmative vote of LCY’s stockholders;

•

the expiration or termination of the applicable waiting period under the HSR Act, approval by the antitrust authorities in Taiwan, China and Turkey, or the expiration or termination of any applicable waiting period related to such approvals and any other applicable approval by any other antitrust authority or the expiration or termination of any applicable waiting period related to such other approvals except where the failure to complete such other waiting periods or obtain such other approvals would not prevent the consummation of the Transactions or have an adverse effect that is material to the business operations, financial condition or results of operations of Kraton or LCY (see “The Transactions—Regulatory Approvals Required for the Transactions”);

•

the conclusion of a review by CFIUS in the United States with no resulting actions to block or prevent the consummation of the Transactions or to impose conditions on the Transactions that would cause either a Kraton burdensome condition or an LCY burdensome condition;

•	the effectiveness of UK Holdco’s registration statement (of which this proxy statement/prospectus forms a part), and no stop order with respect to such registration statement shall be in effect;

•	the NYSE’s authorization to list the UK Holdco ordinary shares on such exchange;

•	the deemed eligibility of the UK Holdco ordinary shares for deposit, book-entry and clearance services by The Depository Trust Company;

•	the absence of any judgment, order or injunction that would prohibit or make illegal the consummation of the Transactions;

•

Kraton’s receipt of (A) an amendment or permanent waiver to its loan agreement and (B) either (i) the required consent under its senior indenture or (ii) arrangements with one or more commercial banks or debt financing sources to provide financing for the payment of the principal and any premium payable to the holders of outstanding notes upon a change of control pursuant to such indenture, in the case of clause (A) or (B)(i) providing that the Transactions and any transaction contemplated by the Combination Agreement will not constitute a change of control, as defined under the loan agreement or senior indenture, as applicable;

•

the completion of the Taiwan restructuring and the receipt of all regulatory approvals in connection therewith for UK Holdco’s ownership of LCY Taiwan Holdco and LCY Taiwan Newco and for LCY Taiwan Newco’s conduct and operation of the SBC Business immediately following the closing (consistent with past practice prior to the date of the Combination Agreement), except where the failure to obtain such regulatory approvals would not have or reasonably be expected to have an adverse effect that is material to the business operations, financial condition or results of operations of LCY and its subsidiaries or, following the closing, LCY Taiwan Newco;

•

the receipt of all consents, approvals, permits and authorizations required by applicable law to be obtained prior to the closing in order to consummate the Transactions, except where the failure to obtain such approvals would not prevent consummation of the Transactions or have an adverse effect that is material to the business, operations, financial condition or results or operations of Kraton or LCY; and

•

confirmation from the Panel on Takeovers and Mergers, which we refer to in this proxy statement/prospectus as the Takeover Panel, that the Takeover Code shall not apply to UK Holdco at the time of the closing.

The stockholders of LCY approved the Transactions pursuant to a stockholder vote held on March 31, 2014. The Takeover Panel has confirmed that the Takeover Code will not apply to UK Holdco at the time of the closing.

Conditions to the Obligation of the Kraton Parties to Close the Transactions

Unless waived by Kraton, the obligations of the Kraton Parties to effect the Transactions are subject to the satisfaction of the following additional conditions:

•

certain representations and warranties of the LCY Parties contained in the Combination Agreement being true and correct at and as of the date of the Combination Agreement and as of the closing date as if made at and as of the closing date;

•

certain representations and warranties of the LCY Parties contained in the Combination Agreement being true and correct at and as of the date of the Combination Agreement and as of the closing date as if made at and as of the closing date, except where the failure to be accurate would not reasonably be expected to have an LCY material adverse effect;

•	performance by the LCY Parties of all covenants and obligations in the Combination Agreement in all material respects that are required to be performed or complied with at or prior to the closing;

•	the absence of an LCY material adverse effect;

•	evidence of the release of a real property mortgage on certain property owned by LCY Elastomers LP;

•	the absence of a Kraton burdensome condition;

•	the execution of the shareholder agreement by the LCY Parties and the execution of the transition and services agreements by LCY and its affiliates, as applicable; and

•	the satisfaction of other customary closing conditions.

Conditions to the Obligation of the LCY Parties to Close the Transactions

Unless waived by LCY, the obligations of LCY and LCY Holdco to effect the Transactions are subject to the satisfaction of the following additional conditions:

•

certain representations and warranties of the Kraton Parties contained in the Combination Agreement being true and correct at and as of the date of the Combination Agreement and as of the closing date as if made at and as of the closing date;

•

certain representations and warranties of the Kraton Parties contained in the Combination Agreement being true and correct at and as of the date of the Combination Agreement and as of the closing date as if made at and as of the closing date, except where the failure to be accurate would not reasonably be expected to have a Kraton material adverse effect;

•	performance by the Kraton Parties of all covenants and obligations in the Combination Agreement in all material respects that are required to be performed or complied with at or prior to the closing;

•	the absence of a Kraton material adverse effect;

•	the absence of an LCY burdensome condition;

•	UK Holdco’s execution of the shareholder agreement and the execution of the transition and services agreements by UK Holdco and its affiliates, as applicable; and

•	the satisfaction of other customary closing conditions.

Kraton can provide no assurance that all of the conditions precedent to the Transactions will be satisfied or waived by the party permitted to do so.

Indemnification

UK Holdco and LCY will indemnify each other, and each other’s respective affiliates, against any losses that arise out of any breach of any representation, warranty or covenant made by such party, subject to certain limitations.

UK Holdco has agreed to indemnify LCY against any losses arising out of liabilities assumed by UK Holdco under the Combination Agreement and for liabilities based on the conduct of the SBC Business and the business of UK Holdco following the closing. UK Holdco’s obligations to indemnify LCY pursuant to the immediately preceding sentence shall not be subject to the threshold or cap described below.

LCY has also agreed to indemnify UK Holdco and its affiliates against any losses arising out of liabilities retained by LCY, including certain tax liabilities, certain indebtedness, any liabilities of the SBC Subsidiaries to LCY or its affiliates, liabilities based on acts or omissions of LCY after the closing and any liabilities that may arise related to conduct by LCY or its affiliates in 2009 and earlier that was or is the subject of investigations or inquiries by competition authorities in the European Union, South Korea and Brazil, as well as any other similar investigation in any other jurisdiction and any related conduct that occurred at any other time prior to the closing. LCY has advised UK Holdco and Kraton that it believes these investigations have no merit. The investigation opened by the European Commission was closed by the agency in 2011 without any action being taken by the agency. LCY’s obligation to indemnify UK Holdco and its affiliates against the retained liabilities described above will survive the termination of the Combination Agreement, and in the event UK Holdco or any of its affiliates incur any such liability, LCY’s obligation to indemnify UK Holdco and its affiliates shall not be subject to the threshold or cap described below.

Survival

Most representations and warranties of the parties to the Combination Agreement survive the closing until fifteen months after the closing. Representations and warranties regarding (A) environmental matters survive until the third anniversary of the closing, (B) tax matters survive until the expiration of the applicable statute of limitations and (C) corporate existence, corporate authority, contractual validity and capital structure survive until the expiration of the statute of limitations applicable to contracts under seal in the State of Delaware. Covenants to be performed prior to closing survive the closing until fifteen months after the closing. Claims for indemnification for a breach of a post-closing covenant must be brought within three years of such breach (unless a shorter period of time is specified in the Combination Agreement).

Threshold, Cap and de Minimis Amount

Each party is required to indemnify the other party for breaches of representations and warranties only to the extent that the aggregate liability in respect of all indemnifiable claims exceeds a deductible of $7.5 million, except for breaches of the representations and warranties regarding corporate existence, corporate authority, contractual validity, capital structure and tax, to which the deductible does not apply.

In no event shall any party’s aggregate liability with respect to breaches of its representations and warranties exceed $75 million, except that such $75 million cap shall not apply to breaches of representations and warranties regarding corporate existence, corporate authority, contractual validity, capital structure and tax.

There is no liability for breaches of representations and warranties for any individual claim (or series of related claims) that is less than a de minimis amount of $225,000.

Termination of the Combination Agreement

Termination by Mutual Consent

The Combination Agreement may be terminated and the Transactions contemplated by the Combination Agreement may be abandoned at any time prior to the closing, whether before or after the approval and adoption of the Combination Agreement by Kraton’s stockholders, by mutual written agreement of Kraton and LCY.

Termination by Kraton or LCY

The Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing, whether before or after the approval and adoption of the Combination Agreement by Kraton’s stockholders, by either Kraton or LCY if:

•

the closing does not occur on or before February 2, 2015 (the “end date”), except that Kraton or LCY may extend such date on one or more occasions to a date not later than August 3, 2015, in the event that all of the conditions to the closing, other than certain closing conditions related to antitrust, CFIUS or Taiwan regulatory approvals, have been satisfied or are then capable of being satisfied; provided, that the right to terminate will not be available to any party if the failure of that party to perform any of its covenants or obligations under the Combination Agreement has resulted in or caused the failure of the closing to be consummated on or before such date;

•

a final and nonappealable judgment, temporary restraining order, injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by a governmental body, or any provision of applicable law, prohibits or makes illegal the consummation of the Transactions, or any law is enacted that makes consummation of the Transactions illegal; provided, that the party seeking to terminate the Combination Agreement has used its reasonable best efforts to remove the restraint;

•	Kraton stockholder approval was not obtained upon a vote taken at a duly held meeting of Kraton’s stockholders;

•	LCY stockholder approval was not obtained upon a vote taken at a duly held meeting of LCY’s stockholders;

•

the other party breaches any representation, warranty, covenant or other agreement contained in the Combination Agreement which results in the failure to satisfy certain conditions to the closing applicable to such party, and the breach has not been cured by the earlier of 30 calendar days after the non-breaching party provides written notice of the breach to the breaching party or the end date; provided, that the party seeking to terminate the Combination Agreement is not then in breach of any representation, warranty, covenant or other agreement contained in the Combination Agreement; or

•

following the 120th calendar day after execution of the Combination Agreement, confirmation has not been obtained from the Takeover Panel that the Takeover Code shall not apply to UK Holdco at the time of the closing.

Termination by Kraton

The Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing, whether before or, in the case of the second bullet below, after the approval and adoption of the Combination Agreement by Kraton’s stockholders, by Kraton:

•

prior to the receipt of the Kraton stockholder approval, in order to enter into a written definitive agreement for a superior proposal, if Kraton has complied with its no-solicitation obligations under the Combination Agreement, provided that Kraton pays LCY the $25 million termination fee described under “—Termination Fees”; or

•

if a final and nonappealable judgment, restraining order, injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by a governmental body, or any provision of applicable law, is effective and would impose a Kraton burdensome condition.

Termination by LCY

The Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing, by LCY if:

•	prior to receipt of the Kraton stockholder approval, the Kraton board of directors makes a change of recommendation to the Kraton stockholders;

•

prior to receipt of the Kraton stockholder approval, Kraton willfully and materially breaches its no-solicitation obligations under the Combination Agreement, subject to specified cure and notice provisions; or

•

a final and nonappealable judgment, restraining order, injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by a governmental body, or any provision of applicable law, is effective and would impose an LCY burdensome condition.

Termination Fees

Kraton will be required to pay LCY a termination fee of $25 million if:

•

the Combination Agreement is terminated by Kraton, prior to the receipt of the Kraton stockholder approval, in order to enter into a written definitive agreement for a superior proposal, as described in the first bullet under “—Termination of the Combination Agreement—Termination by Kraton”;

•

the Combination Agreement is terminated by LCY, (A) prior to receipt of the Kraton stockholder approval, in response to the Kraton board of directors making a change of recommendation to the Kraton stockholders, and there is no LCY material adverse effect continuing at the time of such change of recommendation or (B) prior to receipt of the Kraton stockholder approval, in response to Kraton willfully and materially breaching its no-solicitation obligations under the Combination Agreement, as described in the first or second bullet under “—Termination of the Combination Agreement—Termination by LCY”; and

•

(A) prior to the Kraton stockholder meeting to consider and vote on the approval and adoption of the Combination Agreement any person publicly makes a bona fide alternative Kraton acquisition proposal that is not withdrawn; and (B) the Combination Agreement is terminated by Kraton or LCY (i) because the closing does not occur on or before the end date, as described in the first bullet under “—Termination of the Combination Agreement—Termination by Kraton or LCY,” or (ii) because the Kraton stockholder approval is not obtained upon a vote taken at a duly held meeting of Kraton’s stockholders, as described in the third bullet under “—Termination of the Combination Agreement—Termination by Kraton or LCY”; and (C) within twelve months of the end date or the date of the Kraton stockholder meeting to consider and vote on the approval and adoption of the Combination Agreement, as applicable, Kraton enters into a definitive contract to consummate, or consummates, the transactions contemplated by any alternative Kraton acquisition proposal; provided, that for these purposes, all references to 20% in the definition of alternative Kraton acquisition proposal shall be changed to 50%.

Expenses Reimbursement

Subject to certain other exceptions, whether or not the Transactions are completed, each of Kraton and LCY is responsible for all of its respective costs and expenses incurred in connection with the Transactions, except that

•

Kraton will reimburse LCY for its expenses up to a cap of $10 million if the Combination Agreement is terminated by either party because the Kraton stockholder approval was not obtained upon a vote taken at a duly held meeting of Kraton’s stockholders, as described in the third bullet under “—Termination of the Combination Agreement—Termination by Kraton or LCY”; and

•

LCY will reimburse Kraton for its expenses up to a cap of $10 million if the Combination Agreement is terminated by either party because the LCY stockholder approval was not obtained upon a vote taken at a duly held meeting of LCY’s stockholders, as described in the fourth bullet under “—Termination of the Combination Agreement—Termination by Kraton or LCY.”

In the event that Kraton is required to pay a termination fee, as described above in “—Termination Fees,” after it has reimbursed LCY’s expenses, the termination fee that is payable will be reduced by the amount of any expenses previously paid.

Access

Subject to certain restrictions, Kraton will, upon reasonable notice, afford LCY and its officers, attorneys, accountants and other representatives reasonable access during normal business hours to Kraton’s offices, personnel, properties, equipment and records, and furnish information concerning financial and operational matters as may reasonably be requested by LCY.

Subject to certain restrictions, LCY will, upon reasonable notice, afford Kraton and its officers, attorneys, accountants and other representatives reasonable access during normal business hours to LCY’s and the SBC Subsidiaries’ offices, personnel, properties, equipment and records, and furnish information concerning financial and operational matters as may reasonably be requested by Kraton.

Amendment

The parties to the Combination Agreement may amend the Combination Agreement in writing at any time, whether before or after the adoption of the Combination Agreement by Kraton stockholders.

Governing Law; Specific Performance; Remedies

The Combination Agreement is governed by Delaware law. The parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Combination Agreement and to enforce the terms and provisions thereof. The parties have waived their rights to a trial by jury with respect to any proceeding arising out of the Combination Agreement.

SUMMARY OF SHAREHOLDER AGREEMENT

Concurrently with and as a condition to the closing, UK Holdco, LCY and LCY Holdco will enter into a shareholder agreement. The following is a summary of selected provisions of the shareholder agreement and is qualified in its entirety by reference to the shareholder agreement, a copy of which is attached to this proxy statement/prospectus as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the shareholder agreement that is important to you. We urge you to read the entire shareholder agreement carefully because it is the legal document governing important aspects of the relationship among UK Holdco, on the one hand, and LCY and LCY Shareholder (as defined below, and, collectively with LCY, the “LCY Shareholder Parties”), on the other hand, after completion of the Transactions.

General

The shareholder agreement will govern the ownership interest of LCY and its affiliates in UK Holdco after closing. In this section of the proxy statement/prospectus we refer to the LCY entities that will hold the UK Holdco ordinary shares, that are beneficially owned by LCY, as LCY Shareholder (which initially will be only LCY Holdco). The UK Holdco ordinary shares to be issued to LCY Shareholder pursuant to the Combination Agreement will equal 50.0% of the total issued and outstanding UK Holdco ordinary shares immediately after the closing.

Representations and Warranties

UK Holdco and the LCY Shareholder Parties will make representations and warranties with respect to corporate fundamentals in the shareholder agreement. Additionally, LCY will represent and warrant that neither LCY nor any controlled affiliate (as defined below) beneficially own any voting securities of UK Holdco, other than the UK Holdco ordinary shares to be acquired pursuant to the Combination Agreement. LCY will also represent that it owns 100% of LCY Holdco as of the closing.

For the purposes of the shareholder agreement, a “controlled affiliate” is defined as:

•	LCY;

•	any subsidiary of LCY;

•

any “designated person” which includes (A) any director of LCY who is not independent of LCY, (B) any officer of LCY, (C) certain persons specified in the shareholder agreement and (D) any significant minority shareholder of LCY Shareholder;

•	any family member of any designated person who shares the same home as such designated person;

•	any person or entity controlled by any designated person; and

•	any person or entity that is a member of a “group” as such term is defined in Section 13(d) of the Exchange Act with LCY, LCY Shareholder or any designated person.

Standstill Restrictions

Until the ninth anniversary of the closing, LCY, LCY Shareholder and the controlled affiliates will be prohibited from taking any of the following actions without the prior written consent of UK Holdco:

•

except as otherwise permitted by the shareholder agreement (including the provisions relating to permitted transfers and allowing for purchases by LCY Shareholder in connection with LCY Shareholder’s exercise of its preemptive rights), acquiring, offering to acquire or agreeing to acquire beneficial ownership of any voting securities of UK Holdco in either open market (including by tender offer) or privately negotiated purchases, except pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, recapitalizations or any similar event;

•

proposing, offering or participating in any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or any other change of control transaction involving UK Holdco (or any of its subsidiaries), or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving UK Holdco, any of its subsidiaries or any material portion of their businesses;

•

depositing any voting securities of UK Holdco in a voting trust or subjecting any voting securities of UK Holdco to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect;

•

initiating or proposing any shareholder proposal or making, or in any way participating in, directly or indirectly, any “solicitation” of “proxies” to vote, or seeking to influence any person (other than LCY Shareholder or an affiliate thereof) with respect to the voting of, any voting securities of UK Holdco, or become a “participant” in a “solicitation” (as such terms are defined under the Exchange Act) with respect to any voting securities of UK Holdco;

•

proposing, agreeing to or entering into any discussions, negotiations or arrangements with, or providing any confidential information to, any other person (other than LCY, LCY Shareholder or LCY Shareholder’s affiliates or representatives) with respect to any of the foregoing; or

•	forming, joining or in any way participating in or supporting any group for the purpose of effecting any of the foregoing.

If LCY Shareholder sells any voting securities of UK Holdco, the shareholder agreement does not contain an exception to the standstill restrictions described above that would allow the LCY Parties to purchase UK Holdco voting securities to replace any securities previously sold.

Certain exceptions to the restrictions set forth above are permitted:

•	LCY may make proposals to acquire UK Holdco to UK Holdco’s chief executive officer and/or board of directors;

•

LCY’s officers and directors, and certain other related persons who are natural persons and entities they control, may acquire up to 1,000 voting securities each; provided that the aggregate voting securities owned by all such persons and entities does not exceed 0.25% of the outstanding voting securities of UK Holdco;

•

LCY Designees (as defined below in “—Board Representation—Appointment of Directors”) who serve as directors of UK Holdco may acquire voting securities as compensation for his or her service as a director of UK Holdco; and

•

in the event of a third-party unsolicited tender offer to acquire more than 25% of UK Holdco’s voting securities, unless the UK Holdco board of director recommends within ten days of commencement thereof that the UK Holdco shareholders reject the third-party tender offer, LCY Shareholder or any controlled affiliate may initiate a tender offer for all of the voting securities of UK Holdco not then owned by LCY Shareholder and any controlled affiliate so long as the tender offer is conditioned on acceptance by the holders of at least a majority of the outstanding voting securities of UK Holdco not held by LCY Shareholder and the controlled affiliates.

Termination

The standstill restrictions described above will terminate on the ninth anniversary of the closing.

Transfer Restrictions

Generally

Pursuant to the terms of the shareholder agreement, the LCY Shareholder Parties will agree, and will agree to cause the controlled affiliates, to comply with certain transfer restrictions on their UK Holdco voting securities. Specifically, unless they obtain the prior written consent of UK Holdco, they will not be permitted to transfer any UK Holdco voting securities other than transfers:

•	after the third anniversary of the closing (or in certain limited circumstances before then):

•	pursuant to a firm commitment underwritten offering of voting securities to the public registered under the Securities Act;

•	in compliance with the volume and procedural limitations of Rule 144 under the Securities Act (whether or not such limitations are legally applicable); or

•

to any person or group that is not a competitor of UK Holdco (or an affiliate thereof) if, after giving effect to the transfer, such person or group will not own more than 5% of the outstanding voting securities of UK Holdco;

•	to one or more of LCY, LCY Shareholder or any majority-owned subsidiary of LCY (provided such transferees agree to be bound by the terms of the shareholder agreement); or

•

of all voting securities of UK Holdco beneficially owned by LCY and LCY Shareholder as described in “—Transfer Restrictions—Transfer of all Voting Securities or All Equity Securities of LCY Shareholder.”

Transfer of all Voting Securities or All Equity Securities of LCY Shareholder

At any time after the third anniversary of the closing, LCY may transfer all (but not less than all) of the voting securities in UK Holdco that it beneficially owns to a third-party buyer, including by transferring all of the equity interests of LCY Shareholder, in accordance with the following procedures:

•	LCY must send notice to UK Holdco of its intention to transfer all of its voting securities in UK Holdco and state its target price;

•

for a period of 30 calendar days after receipt of notice from LCY of its intent to effect such third-party transfer, the conflicts committee of the board of directors of UK Holdco will have the option to explore a repurchase by UK Holdco or its designee of all such voting securities, to explore a sale of all of the outstanding voting securities in UK Holdco or to permit LCY to transfer such voting securities to a third-party buyer;

•

if the conflicts committee elects to explore a repurchase by UK Holdco or its designee, UK Holdco and LCY will, in good faith, negotiate a definitive agreement at LCY’s target price but if they fail to reach a definitive agreement within four months of LCY’s notice of its intention to effect a third-party transfer, or if they enter into a definitive agreement but fail to meet certain conditions, including certain timing milestones, LCY will be permitted to pursue a transfer of its voting securities to a third-party buyer;

•

if the conflicts committee elects to explore a sale process for all of the outstanding voting securities in UK Holdco, UK Holdco shall explore such a sale at a price at or above LCY’s target price. If the board of directors of UK Holdco does not approve a definitive agreement with respect to such sale at a price equal to or above LCY’s target price (which agreement must satisfy certain specified conditions) within six months of LCY’s notice of its intention to effect a third-party transfer or if UK Holdco enters into such a definitive agreement but fails to meet certain conditions, including certain timing milestones, LCY will be permitted to pursue a transfer of its voting securities to a third-party buyer; and

•	Any third-party transfer by LCY is subject to the following conditions:

•	LCY must sign a definitive agreement for the transfer within twelve months (which agreement must satisfy certain specified conditions);

•	the sale price must be at least 90% of LCY’s target price; and

•

the transferee of such shares must agree to be bound by the shareholder agreement (except that the right to effect a third-party transfer of all voting securities of UK Holdco that it owns, as described herein, will not be available to the transferee).

Transfer Restrictions on Equity Securities of LCY Shareholder

LCY will not be permitted to sell or transfer the equity interests of LCY Shareholder (other than transfers to subsidiaries that are majority owned by LCY) unless (A) prior to such transfer, all UK Holdco voting securities owned by LCY Shareholder are transferred to LCY or a subsidiary that is majority owned by LCY, (B) following such transfer such subsidiary will be a majority owned subsidiary of LCY, or (C) the transfer is made in accordance with the terms and conditions described above in “—Transfer Restrictions—Transfer of all Voting Securities or All Equity Securities of LCY Shareholder.” In addition, any significant minority owner of any transferee of equity securities of LCY Shareholder must agree to be bound by certain provisions of the shareholder agreement and execute a related adoption agreement.

Termination of Transfer Restrictions

The transfer restrictions described under “—Transfer Restrictions” will terminate on the ninth anniversary of the closing.

Registration Rights

Demand Registration

LCY Shareholder will have the right, at any time after the third anniversary of the closing (or in certain limited circumstances before then) to request registration under the Securities Act of all or some of the UK Holdco ordinary shares that it acquired pursuant to the Combination Agreement or through the exercise of its preemptive rights as discussed below in “—Preemptive Rights,” which we refer to in this proxy statement/prospectus as registrable securities; provided, that the estimated aggregate offering price is $5 million or more or the registrable securities represent at least 1% of the UK Holdco ordinary shares outstanding, which we refer to in this proxy statement/prospectus as a registrable amount. LCY Shareholder may request an unlimited number of demand registrations but is not entitled to more than two registrations in any twelve-month period.

Piggyback Registration

UK Holdco will also agree to provide LCY Shareholder with piggyback registration rights, such that if at any time after the third anniversary of the closing (or in certain limited circumstances before then) UK Holdco proposes to file a registration statement with respect to any underwritten offering of its securities for its own account or for the account of any shareholder that holds its securities, then within 30 business days prior to the proposed date of filing such registration statement (or if such notice period is not practicable under the circumstances, as expeditiously as reasonably possible (but in no event less than ten business days)), UK Holdco is required to give written notice of such proposed filing to LCY Shareholder. The notice must offer LCY Shareholder the opportunity to register such number of registrable securities as LCY Shareholder may request in writing.

Shelf Registration

At any time following the third anniversary of the closing during which LCY Shareholder owns voting securities exceeding a registrable amount (or in certain limited circumstances before then), LCY Shareholder may require UK Holdco to file a “shelf” registration statement under the Securities Act offering for sale all or part of the registrable securities. UK Holdco must use its reasonable best efforts to keep such registration statement continuously effective until all registrable securities are sold.

Suspension

The registration rights granted in the shareholder agreement will be subject to customary restrictions such as blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the shareholder agreement will contain other limitations on the timing and ability of LCY Shareholder to exercise its registration rights.

Expenses

UK Holdco will agree to pay all registration expenses, including the legal fees of one counsel for LCY Shareholder upon LCY Shareholder’s exercise of registration rights under the shareholder agreement, provided that such legal fees do not exceed $100,000 as to any one registration, but excluding underwriting discounts, selling commissions, share transfer taxes and any other legal fees of LCY Shareholder.

Indemnification

The shareholder agreement will contain indemnification provisions whereby UK Holdco will agree to indemnify LCY Shareholder from, among other things, claims arising out of an untrue statement or omission of a material fact in any registration statement for the offering or sale of registrable securities, unless the claim arises out of or is based upon an untrue statement or omission made by UK Holdco in reliance upon and in conformity with information furnished in writing by LCY or LCY Shareholder expressly for use therein, for which LCY and LCY Shareholder will agree to indemnify UK Holdco.

Termination

LCY Shareholder’s registration rights will survive any termination of the other provisions of the shareholder agreement until the earlier of such time as LCY Shareholder (A) ceases to own a registrable amount or (B) may sell its remaining registrable securities without registration under the Securities Act. LCY Shareholder’s rights and obligations with respect to indemnification as described above will survive any termination of the other provisions of the shareholder agreement in accordance with the applicable statute of limitations.

Preemptive Rights

Generally

At any time UK Holdco effects an issuance of voting securities (a “preemptive issuance”), LCY Shareholder will have the right to purchase securities in such issuance (other than for certain types of issuances described below) to maintain the same total voting power of UK Holdco as LCY Shareholder owned immediately prior to such issuance.

Prior to any preemptive issuance, UK Holdco will be required to provide LCY Shareholder with fifteen business days’ prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice that is reasonably practicable but not less than ten business days) of the proposed preemptive issuance or, if earlier, the expected date of entry into a binding agreement to issue voting securities of UK Holdco. UK Holdco is also obligated to provide LCY Shareholder with prior written notice of any material changes to the terms of such an issuance.

LCY Shareholder may exercise its preemptive rights by providing written notice to UK Holdco, in the case of an issuance for cash consideration, prior to the preemptive issuance or, in the case of an issuance for consideration other than cash, at least five business days before the expected date of entry into the binding agreement related to such issuance. Subject to the exceptions described below, LCY Shareholder is required to effect the purchase concurrently with such issuance. If UK Holdco does not provide at least fifteen business days’ notice of a preemptive issuance (or of a material change in the terms thereto), LCY Shareholder has the option to purchase an equivalent number of voting securities in the open market or in privately negotiated purchases of voting securities for a six-month period following such issuance rather than purchasing voting securities from UK Holdco at the time of the preemptive issuance.

Purchase Price

If the voting securities being issued by UK Holdco in a preemptive issuance are issued in exchange for cash, the purchase price to be paid by LCY Shareholder will equal the cash purchase price per ordinary share paid by the purchaser or purchasers in the preemptive issuance, excluding any underwriting discounts or fees. If the consideration for any preemptive issuance is for consideration other than cash, LCY Shareholder is required to pay UK Holdco, per voting security, the volume-weighted average price per ordinary share listed on the NYSE for the preceding 20 trading days prior to such purchase.

Approval by the Taiwan Investment Commission

If approval of the Investment Commission, Ministry of Economic Affairs, Executive Yuan, Taiwan, the Republic of China is required for LCY Shareholder to exercise its preemptive rights in connection with a preemptive issuance and such approval has not been obtained on or prior to the closing date of such preemptive issuance, LCY Shareholder may exercise its preemptive rights during the forty-business day period following the receipt of such approval. However, if such approval is not obtained within 90 business days after LCY Shareholder has given timely notice to UK Holdco of its election to exercise its preemptive rights, LCY Shareholder’s notice exercising its preemptive rights will be deemed withdrawn, or, if such approval is subject to terms or conditions that are adverse to LCY Shareholder or any controlled affiliate, LCY Shareholder may withdraw such notice to UK Holdco within such ninety business day period. In the event the notice is withdrawn or deemed withdrawn, LCY Shareholder is permitted to make open market or privately negotiated purchases of UK Holdco voting securities for a one-year period after such withdrawal in order to maintain its ownership percentage in UK Holdco.

NYSE Approval

If UK Holdco shareholder approval is required under the rules of the NYSE for LCY Shareholder to exercise its preemptive rights in connection with a preemptive issuance and such approval has not been obtained, LCY Shareholder is permitted to purchase in a preemptive issuance such number of UK Holdco voting securities as are permitted without obtaining such approval and may elect to make open market or privately negotiated purchases of voting securities to maintain its ownership percentage in UK Holdco pending approval by UK Holdco’s shareholders of LCY Shareholder’s preemptive rights.

Disapplication

The articles of association of UK Holdco will disapply the statutory preemptive rights that would otherwise be available to all of UK Holdco’s shareholders under English law. The initial disapplication lasts five years from the date that Kraton, as the then sole shareholder of UK Holdco, adopts the articles of association of UK Holdco, unless renewed by a 75% shareholder vote. Under the shareholder agreement, UK Holdco will agree to submit a resolution to its shareholders to disapply such statutory preemptive rights for another five years and, if not approved, will submit such a resolution every year thereafter until the ninth anniversary of the closing. If at any time LCY Shareholder is unable to exercise its preemptive rights because the UK Holdco shareholders have not approved any such disapplication, LCY Shareholder will be permitted to purchase UK Holdco voting securities in open market or privately negotiated transactions, to the extent such securities are not purchased from UK Holdco, in order to maintain its ownership percentage until such approval is obtained.

Preemptive Warrants

Within one year prior to the expiration of the initial disapplication discussed in “—Preemptive Rights—Disapplication” above, UK Holdco will also issue warrants to LCY and/or LCY Shareholder that will give LCY and/or LCY Shareholder rights to purchase UK Holdco ordinary shares that are equivalent to its preemptive rights in certain instances where LCY Shareholder is unable to exercise its preemptive rights.

Employee Benefit Issuances

Any time UK Holdco issues shares pursuant to employee benefit plans, LCY Shareholder may, during the following 90 days, purchase shares in open market or privately negotiated transactions up to the number of shares necessary to maintain its ownership percentage prior to such issuance.

Board Representation

Appointment of Directors

Immediately after the closing, LCY Shareholder will own shares having 50% of the total UK Holdco voting power. Under the terms of the shareholder agreement, the size of the UK Holdco board of directors will be fourteen directors and LCY will have the right to designate seven of those directors, which we refer to in this proxy statement/prospectus as LCY Designees.

No more than 60% of the LCY Designees may be shareholder affiliated persons (as defined below) unless LCY has the right to appoint only three LCY Designees or less, in which case no more than two LCY Designees may be shareholder affiliated persons. A “shareholder affiliated person” is defined as any natural person who is a controlled affiliate or an employee of LCY Shareholder or any controlled affiliate (or a family member of any such person).

If at any time prior the ninth anniversary of the shareholder agreement LCY Shareholder’s ownership percentage in UK Holdco changes or the size of the UK Holdco board of directors is increased or decreased, the number of LCY Designees may increase or decrease, as follows:

	Board size
	14	13	12	11	10	9	8
Number of LCY Designees	Minimum LCY Shareholder Voting Power Level
7	47%
6	43%	47%	47%
5	36%	38%	42%	45%	47%
4	29%	31%	33%	36%	40%	44%	47%
3	21%	23%	25%	27%	30%	33%	38%
2	14%	15%	17%	18%	20%	22%	25%
1	10%	10%	10%	10%	10%	10%	10%

If, for at least 90 calendar days, the number of LCY Designees is less than the number of directors LCY Shareholder is entitled to designate for election to the UK Holdco board of directors, LCY Shareholder may designate one or more additional individuals for appointment to the UK Holdco board of directors as an LCY Designee. In such a case, UK Holdco will be required to cause the resignation of the appropriate number of directors who are not LCY Designees so that LCY Shareholder may designate such individuals for appointment to the board.

If after the expiration of an applicable grace period (as defined below), LCY Designees exceed the number of directors that LCY Shareholder is entitled to designate, LCY Shareholder is required to cause the appropriate number of LCY Designees to resign. However, if LCY Shareholder transfers any of its voting securities of UK

Holdco to a non-affiliate at any time during an applicable grace period, LCY Shareholder is required to cause the resignation of the appropriate number of LCY Designees so that, after giving effect to such transfer, the number of LCY Designees does not exceed the number of directors that LCY is entitled to designate for election.

The term “grace period” means the longer of (A) 90 days and (B) if LCY Shareholder has exercised its right to make open market or privately negotiated purchases pursuant to the provisions described above under “—Preemptive Rights,” the expiration of any period during which LCY Shareholder may exercise such right. In addition, the grace period will be extended by one day for each day LCY Shareholder is entitled by the shareholder agreement but prohibited by applicable law from exercising its preemptive rights under the shareholder agreement.

Qualifications

Any LCY Designee to the UK Holdco board of directors must be (A) reasonably acceptable to the nominating and corporate governance committee of the UK Holdco board of directors, which we refer to in this section of the proxy statement/prospectus as the Nominating and Corporate Governance Committee (acting reasonably and in good faith and applying the same uniform standards as it applies to other directors); (B) if not a shareholder affiliated person, be “independent” under the rules of the NYSE and the Exchange Act; (C) not otherwise prohibited from serving as a director on the UK Holdco board of directors pursuant to applicable law, any stock exchange on which UK Holdco securities are listed, UK Holdco’s corporate governance guidelines or the Nominating and Corporate Governance Committee charter; and (D) not be a competitor, or an affiliate thereof, of UK Holdco. If the Nominating and Corporate Governance Committee determines that an LCY Designee does not satisfy one or more of such requirements, LCY Shareholder will be entitled to designate additional individuals until all such LCY Designees meet these conditions.

Rights of LCY Designees

Any LCY Designee serving as a director shall be entitled to the same rights, privileges and compensation as all other non-employee directors, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

Obligations with Respect to LCY Designees

LCY Designees are to be designated by LCY at least 45 days prior to the regularly scheduled meeting of the Nominating and Corporate Governance Committee held in the first quarter of each calendar year. Promptly following such meeting, UK Holdco must advise LCY whether the LCY Designees meet the requirements of the shareholder agreement described above in “—Board Representation—Qualifications.”

For as long as LCY Shareholder has the right to designate the LCY Designees in accordance with the provisions of the shareholder agreement, subject to the terms of the shareholder agreement, UK Holdco must include each of the LCY Designees in its slate of nominees for election to the UK Holdco board of directors, recommend the election of the LCY Designees to UK Holdco’s shareholders and otherwise take all action within its power to cause the election or re-election of the applicable LCY Designees to the UK Holdco board of directors. If UK Holdco does not nominate an LCY Designee for election at its annual meeting, any LCY Designee is not elected as a director of UK Holdco at any such annual meeting or UK Holdco does not hold an annual meeting by July 1 in any given year (with certain exceptions), the prohibition on LCY, LCY Shareholder or any controlled affiliate from engaging in a proxy solicitation, as described under “—Standstill Restrictions,” and the voting restrictions on LCY Shareholder, as described under “—Voting Arrangements,” will be suspended until individuals designated by LCY, meeting the qualifications summarized above in “—Qualifications,” are nominated or elected or UK Holdco holds an annual meeting, as applicable.

If an LCY Designee has resigned, retired, died or been removed from office, LCY Shareholder has the right to designate a replacement LCY Designee meeting the qualifications described above.

Suspension of Rights to Appoint LCY Designees

LCY Shareholder’s right to designate members to the UK Holdco board of directors and any committee thereof will be suspended during any period in which a material breach of the standstill, transfer or voting restrictions set forth in the shareholder agreement has occurred, is continuing for more than 30 days and has not been cured.

Chairman; Non-Executive Co-Chairman

Upon the closing, Dan F. Smith, the current chairman of the board of directors of Kraton, will be the chairman of the board of directors of UK Holdco for a two-year period following the closing; provided, that he continues to serve as a director. On a date that is no later than two years after the closing, a director designated by a majority of the LCY Designees shall serve as chairman of the board for a two-year period. After such two-year period, the board of directors of UK Holdco will elect a chairman of the board as it determines in its discretion.

Corporate Opportunities

Subject to applicable law, no LCY Designee will be obligated to present any particular business opportunity to UK Holdco that such LCY Designee becomes aware of by virtue of his or her position as an officer or employee of LCY Shareholder or its affiliates.

Termination

The provisions described herein will terminate on the ninth anniversary of the closing.

Board Committee Representation

General

Following the closing, each committee of the board of directors of UK Holdco will consist of four members. Except for the conflicts committee, as long as LCY Shareholder is entitled to designate half of the directors of UK Holdco, LCY Shareholder will be entitled to designate half of the members of any committee of the board of directors of UK Holdco. At any time that LCY Shareholder is not entitled to designate half of the directors of UK Holdco, LCY Shareholder will be entitled to designate LCY Designees to an aggregate number of committee seats in proportion to the percentage of LCY Designees on the UK Holdco board of directors as a whole (rounding to the nearest whole number of directors), but no more than two to any committee. LCY Designees will be allocated as evenly as possible among the committees of the board.

No LCY Designee may be appointed to a committee of the Board if (A) the appointment of that designee would violate applicable law, the rules and regulations of the NYSE, UK Holdco’s corporate governance guidelines or the applicable committee charter, (B) with respect to membership on the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, such designee is not “independent” under the rules and regulations of the SEC and the NYSE or (C) with respect to membership on the Nominating and Corporate Governance Committee, such designee is a shareholder affiliated person.

Conflicts Committee

The conflicts committee shall be required to (A) approve any amendment, modification, waiver or consent under the shareholder agreement and (B) approve any transaction between UK Holdco and/or its affiliates, on the one hand, and LCY Shareholder and/or its affiliates, on the other hand, following the closing. The conflicts committee shall consist solely of non-employee public directors who are not LCY Designees. LCY Designees are not eligible to serve on the conflicts committee.

Observer Rights

If, for any reason, a committee of the board of directors does not have any LCY Designees as members, LCY Shareholder may designate one LCY Designee to attend any meetings of such committee as an “observer” (without voting rights) unless such attendance would be inappropriate due to a conflict of interest.

Termination

The provisions described herein will terminate on the ninth anniversary of the closing.

Supermajority Vote Required for Certain Board Actions

For a nine-year period after the closing, for so long as LCY Shareholder owns at least 25% (or 10% in the case of the final two bulleted actions below) of the total UK Holdco voting power, without the approval of more than 50% of the members of the UK Holdco board of directors, including at least one non-employee public director who is not an LCY Designee and one LCY Designee (who is a shareholder affiliated person), UK Holdco shall not effect, and shall not allow any of its subsidiaries to effect, the following:

•	any acquisition outside the ordinary course of business for consideration in excess of $30 million;

•	any disposition outside the ordinary course of business for consideration of more than $30 million;

•	the declaration or payment of any dividend by UK Holdco or any change to UK Holdco’s dividend policy;

•	the incurrence of any indebtedness in excess of $40 million;

•	any repurchase of equity securities (other than pursuant to compensation arrangements in the ordinary course approved by the UK Holdco board of directors or a committee thereof);

•	any capital project with estimated capital expenditures in excess of $15 million;

•	any amendment of the articles of association of UK Holdco;

•

any issuance of equity securities that would constitute more than 3% of the ownership percentage in UK Holdco following such issuance, other than pursuant to equity compensation plans in the ordinary course;

•	any merger or other business combination or change of control transaction;

•	the termination or appointment of any chief executive officer of UK Holdco (other than any reappointment of any person then serving as chief executive officer);

•	any voluntary bankruptcy or insolvency filing by UK Holdco or any of its subsidiaries;

•	any adoption or implementation of any shareholders rights plan;

•	any action that may, would or is intended to result in UK Holdco becoming subject to the Takeover Code;

•	any decrease in the size of the UK Holdco board of directors below ten directors or fixing the size of the UK Holdco as an odd number of directors; and

•

any requirement that an LCY Designee resign as a result of a decrease in the size of the UK Holdco board of directors, if, after such decrease, the total number of LCY Designees constitutes less than half of the UK Holdco board of directors.

Voting Arrangements

In each election of directors of UK Holdco, LCY Shareholder will agree to vote its voting securities for each director nominee recommended by the UK Holdco board of directors. However, if a proxy contest is commenced by a third party, LCY Shareholder shall vote in favor of the LCY Designees and, with respect to any other director nominees, shall vote either as recommended by the UK Holdco board of directors or for the UK Holdco board of directors’ nominees and such other nominees in the same proportion as votes cast by or on behalf of all other UK Holdco shareholders for such nominees.

LCY Shareholder will be entitled to vote its voting securities in its sole discretion in connection with any shareholder vote on a business combination transaction or sale or other disposition of all or substantially all the assets of UK Holdco, any issuance of 20% or more of UK Holdco’s voting securities, or any amendment to UK Holdco’s articles of association.

For any other matter requiring a shareholder vote, until the first anniversary of the closing, LCY Shareholder will be permitted to vote its voting securities in its sole discretion up to a voting threshold of 25% of the total voting power of UK Holdco. On each anniversary of the closing thereafter, the voting threshold will increase by 5% until the fourth anniversary of the closing when such restrictions will terminate. LCY Shareholder will vote its voting securities in excess of the voting threshold, at its option, either as recommended by the UK Holdco board of directors or in the same proportion as the votes cast by or on behalf of all other UK Holdco shareholders.

LCY Shareholder is required to be present, either in person or by proxy, at all meetings of UK Holdco shareholders to the extent necessary so that all voting securities held by it may be counted as present for the purpose of determining the presence of a quorum at such meetings and to vote such securities in accordance with the provisions described above.

Termination

The voting restrictions described herein will terminate on the ninth anniversary of the closing.

Amendment to UK Holdco Articles of Association

UK Holdco will agree to take all actions necessary to prevent any amendment of UK Holdco’s articles of association that would alter or modify in an adverse manner certain of LCY Shareholder’s rights, including with respect to board and committee representation and supermajority board voting, contained in the shareholder agreement or UK Holdco articles of association. Similarly, LCY and LCY Shareholder will agree to take all actions necessary to prevent any amendment of UK Holdco’s articles of association that would alter or modify in an adverse manner certain of UK Holdco’s rights, including matters that are expressed as restrictions on the rights or actions of LCY Shareholder and the composition of the conflicts committee, contained in the shareholder agreement or UK Holdco’s articles of association.

Non-Competition Agreement

Under the shareholder agreement, until LCY Shareholder holds less than a 15% ownership interest in UK Holdco, LCY, LCY Shareholder and certain controlled affiliates, which we refer to in this section of the proxy statement/prospectus as the restricted parties, may not:

•	engage anywhere in the world in any business activity in competition with UK Holdco’s SBC business or any other business in which UK Holdco or any of its affiliates is engaged as of the closing;

•	provide services that would be in material competition with UK Holdco or any of its affiliates in any such business;

•

become the employee of, or otherwise render services to or on behalf of, any enterprise that is substantially similar to or that competes with UK Holdco or any of its affiliates in any such business; and

•

induce or attempt to induce any employee of UK Holdco or any of its affiliates to leave the employ of, or cease providing services to, UK Holdco or any of its affiliates, unless pursuant to a general advertisement.

A restricted party will, however, be permitted to acquire a competing business as part of an acquisition of a larger entity if the revenues of the competing business are less than 50% of the total revenues of such larger entity. However, if the revenues attributable to the competing business are more than 20% of the total revenues of UK Holdco attributable to the businesses in which it is engaged as of the closing, or if they are more than 30% of the total revenues of such larger entity, the restricted party will be required to divest the competing business if it is able to obtain commercially reasonable consideration and other reasonable terms and conditions, within three years after such acquisition.

Information Rights

UK Holdco will generally provide LCY Shareholder with access to and information with respect to UK Holdco’s business, operations, plans and prospects as LCY Shareholder may reasonably require, including the right to consult with UK Holdco’s senior management and the right to inspect UK Holdco’s book and records and facilities and properties. LCY Shareholder’s right to such information and access terminate when LCY Shareholder no longer owns at least 25% of UK Holdco’s outstanding shares. UK Holdco is not obligated to share confidential competitively sensitive information with LCY if prohibited by applicable law.

Treatment of LCY Subsidiaries Acquiring Shares

LCY, LCY Holdco and UK Holdco will be the original parties to the shareholder agreement. If any subsidiary of LCY subsequently becomes a holder of UK Holdco voting securities, such subsidiary will be required to execute an adoption agreement pursuant to which it will agree to be bound by the terms of the shareholder agreement and thereafter will be subject to all restrictions under the shareholder agreement and be entitled to all rights under the shareholder agreement as are applicable to LCY Shareholder pursuant to the provisions described herein.

Termination

Except as otherwise described herein and subject to certain other limited exceptions, the shareholder agreement will terminate at such time that LCY Shareholder no longer owns at least 10% of UK Holdco’s voting securities or such earlier time as may be mutually agreed by UK Holdco and LCY Shareholder.

Amendment

The shareholder agreement may not be amended except by a written instrument signed by UK Holdco and LCY Shareholder and that is approved by the conflicts committee.

Governing Law; Specific Performance; Remedies

The shareholder agreement will be governed by Delaware law, except that the provisions under “—Preemptive Rights,” “—Board Representation,” “—Board Committee Representation,” “—Supermajority Vote Required for Certain Board Actions,” “—Voting Arrangements” and “—Amendment to UK Holdco Articles of Association” will be governed by the laws of England and Wales. The parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the shareholder agreement and to enforce the terms and provisions thereof. The parties have waived their rights to a trial by jury with respect to any proceeding arising out of the shareholder agreement.

PROPOSAL 1—APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT

Vote Required for Approval(s)

Approval and adoption of the Combination Agreement, which provides for the Redomestication and Share Issuance, at the special meeting of Kraton stockholders requires the affirmative vote of holders of at least a majority of the shares of Kraton common stock outstanding on the record date that are entitled to vote on the proposal.

The proposal related to certain compensation is advisory only and it will not be binding on Kraton. However, the approval of the proposal requires the affirmative vote of the holders of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

Approval of the adjournment proposal at the special meeting of Kraton stockholders requires the affirmative vote of the holders of at least a majority of the shares of Kraton common stock present (in person or by proxy) at the Kraton special meeting and voting on the proposal.

Recommendation of Our Board of Directors

The Kraton board of directors has determined that the Transactions are in the best interests of the Kraton stockholders, approved the Combination Agreement and declared its advisability and recommends that the Kraton stockholders vote “FOR” the approval and adoption of the Combination Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 1.

INFORMATION ON THE SBC BUSINESS

In New Taiwan Dollars (“NT$”)

General

The SBC Business Unit of LCY Chemical Corp., which we refer to in this proxy statement/prospectus as the SBC Business, is one of the world’s leading suppliers of styrenic block copolymers (“SBCs”). SBCs are considered a subclass of thermoplastic elastomers, which are sometimes referred to as thermoplastic rubbers. SBCs are highly engineered synthetic elastomers that enhance the performance of numerous end use products by imparting greater flexibility, resilience, strength, durability and processability.

LCY currently conducts the SBC Business directly in Taiwan and through LCY Elastomers LP and Huizhou LCY Elastomers Corp., which are wholly-owned subsidiaries of LCY in the United States and China, respectively. LCY manages the SBC Business’s business strategy, raw material procurement, production integration, product marketing, customer service, research and development, and other functions. The SBC Business’s strategy is to (A) focus on providing competitively priced products; (B) produce its products in economy-of-scale facilities conveniently located to serve the global market for SBCs; (C) use innovation to maximize the value of its product portfolio; and (D) provide excellent customer service through strong customer relationships and knowledge of customer requirements.

The SBC Business manufactures its products at three operations located in Taiwan, the United States and China. For the year ended December 31, 2013, the SBC Business generated sales of NT$18,152.7 million and sales volume of 262.9 kilotons. As of December 31, 2013, the SBC Business had the global nameplate capacity to produce 490 kilotons of SBCs annually.

History

The SBC Business established its first operation in Kaohsiung, Taiwan, in 1996. In 1998, the SBC Business introduced a second production line at its Kaohsiung facility. In 2003, to diversify and globalize its business, LCY acquired Polimeri Europa’s U.S. SBC plant, located in Baytown, Texas, which became part of the SBC Business. In response to increased market demand for SBCs and to increase its geographic diversity, the SBC Business completed construction of and began production at a new operation in Huizhou, China, in 2008. The SBC Business introduced a second production line at its Huizhou facility in 2009 and a third production line in the third quarter of 2013.

Products

General. A thermoplastic elastomer is a material that acts as a crosslinked network like rubber, but also has flow properties at higher temperatures similar to plastics. Generally, a thermoplastic elastomer has the following characteristics: (A) an ability to be “stretched” and then return close to its original shape; (B) an ability to be processed at an elevated temperature; and (C) an ability to avoid the tendency to deform or change its physical shape over time under the influence of stress. Accordingly, a thermoplastic elastomer has many of the characteristics of vulcanized rubber but is processed similarly to plastics. For those reasons, thermoplastic elastomers are suitable for a wide variety of uses in applications such as rubber goods, footwear applications, adhesives, plastics modification and asphalt modification.

As a subclass of thermoplastic elastomers, SBCs are highly engineered synthetic elastomers that enhance the performance of numerous end use products by imparting greater flexibility, resilience, strength, durability and processability.

The SBC Business produces the following types of SBCs based on chemistry and process technologies:

•	Styrene-butadiene-styrene block copolymers (“SBSs”);

•	Styrene-isoprene-styrene block copolymers (“SISs”); and

•	Styrene-ethylene-butylene-styrene copolymers (“SEBSs”).

SBSs and SISs are un-hydrogenated SBCs (“USBCs”), and SEBSs are hydrogenated SBCs (“HSBCs”). The majority of worldwide SBC production is dedicated to USBCs, which are primarily used in paving and roofing, adhesives, sealants and coatings, and footwear applications. HSBCs, which are significantly more complex and capital intensive to manufacture than USBCs, are used in applications such as soft touch and flexible materials, personal hygiene products, medical products, automotive components, and certain adhesives and sealant applications.

The SBC Business historically has focused on the production of less-differentiated USBCs, which typically are formulated or compounded with other products by customers to achieve improved customer-specific performance characteristics in a variety of applications. In 2012, the SBC Business launched an HSBC production line at its Kaohsiung, Taiwan facility.

For the year ended December 31, 2013, the SBC Business’s sales of USBCs and HSBCs generated sales of NT$16,835.0 million and NT$1,317.6 million, respectively.

The SBC Business manufactures its products under the Globalprene® brand name, and those products include the following:

USBCs

•	Globalprene® SBS NOE (Non-Oil-Extended)—a SBS copolymer that does not contain process oil and is also referred to as a “dry grade” SBS.

•	Globalprene® SBS OE (Oil-Extended)—a SBS copolymer that contains process oil and is also referred to as an “oil extended grade” SBS.

•	Globalprene® SIS—a SIS copolymer that is composed from isoprene rather than butadiene.

HSBCs

•	Globalprene® SEBS—a SEBS copolymer that is derived from hydrogenating SBSs.

The Combination Agreement provides that, as of the closing, LCY will grant to UK Holdco and its affiliates a nonexclusive license to use certain Globalprene® names and marks, which will remain wholly owned by LCY, for an initial period of fifteen years following the closing, subject to certain extension and termination provisions. See “Summary of Combination Agreement—Further Action; Efforts—Other Actions and Efforts.”

End Use Markets. The SBC Business manufactures and sells products for use primarily in the end use markets of footwear, asphalt modification, adhesives, plastic modification and composite solutions.

•

Footwear. The SBC Business sells SBSs for use in thermoplastic-rubber shoe soles. The SBC Business’s SBSs impart elasticity, aesthetic-colors, anti-slip, gas-barrier, wear-resistance, flexing-endurance and low-temperature-resistance properties to shoe soles. SBS-based shoe soles can be recycled and reprocessed, which increases sustainability.

The SBC Business’s footwear products compete with vulcanized rubber and ethylene-vinyl acetate (“EVA”) based shoe materials. The management of the SBC Business believes that customer choice in this end use market is driven principally by performance and price.

•

Asphalt Modification. The SBC Business sells SBS products for use in asphalt-modification applications, including road construction, roofing and waterproofing. The SBC Business’s SBS products enhance the strength and elasticity of asphalt-based paving compositions over an extended temperature range, improving resistance to wear, rutting and cracking and therefore extending service life. In roofing applications, SBS-modified asphalt produces stronger, more durable felts and shingles, reducing the possibility of damage from weather and therefore extending service life.

The SBC Business’s asphalt-modification products compete with chemicals such as styrene-butadiene rubber latex, acetates and thermoplastic materials like ethylene-propylene-diene-monomer (“EPDM”), polyethylene, atactic polypropylene and unmodified asphalts. The management of the SBC Business believes that customer choice in this end use market is driven principally by total end product cost, temperature performance, bitumen source and application.

•

Adhesives. The SBC Business sells USBC and HSBC products for use in hot-melt pressure sensitive adhesives. Hot-melt pressure sensitive adhesives are used in a variety of products, including construction, automotive and personal hygiene adhesives. Hot-melt pressure sensitive adhesives are produced principally with thermoplastic elastomers, such as SBSs and SISs, tackifying resin, anti-oxidant and filler. Using HSBCs in hot-melt pressure sensitive adhesives increases oxidation resistance, ultraviolet resistance and heat resistance, which improves weatherability and extends service life.

The SBC Business’s adhesive products compete with acrylics, silicones, solvent-based rubber systems and thermoplastic polyolefin elastomers. The management of the SBC Business believes that customer choice in this end use market is driven principally by bond strength, specific adhesion, consistent performance to specification, processing speed, hot-melt application, resistance to water and total end product cost.

•

Plastic Modification. The SBC Business sells HSBCs and SBSs for use in the modification of plastics, including polyamide, acrylonitrile butadiene styrene, polycarbonate, polypropylene, polystyrene and polyethylene terephthalate. The SBC Business’s plastics-modification products increase the strength and wear resistance of plastics, which increases service life. In addition, certain of the SBC Business’s HSBCs are used as compatibility agents in the modification of plastics to enhance miscibility between materials.

•

Compounding. The SBC Business sells USBCs and HSBCs for use in modified plastics, including food and beverage packaging and precision filter infusion bags. These products increase strength and low-temperature resistance and, when combined with nanoparticles, improve gas barrier properties. In addition, in combination with a compatibility agent and polar plastic, the SBC Business’s compounding products have increased compatibility with dissimilar materials. The SBC Business’s compounding products compete with EPDM, thermoplastic polyolefins, thermoplastic vulcanizates, and polyolefin elastomers.

Operations

The SBC Business’s properties consist primarily of operations for the production of SBCs. The table below lists the location and certain characteristics of those operations.

Location	Approximate Square Meters*	Use	Owned/Leased
Kaohsiung, Taiwan	29,450	Manufacturing	Owned
Baytown, Texas	230,715	Manufacturing	Owned	**
Huizhou, China	173,557	Manufacturing	Owned	***

*	Represents approximate square meters of the underlying real property on which each operation is located.
**	The SBC Business owns the land but leases the facility pursuant to a sale–leaseback agreement.
***	The SBC Business occupies land in Huizhou, China, consisting of three parcels. The SBC Business has obtained land use rights with respect to the parcel on which the SBC Business’s Huizhou facility is located. The SBC Business currently is in the process of applying for building ownership certificates, which evidence legal title, for the Huizhou facility. The Combination Agreement provides that a specified part of this parcel of land, which currently is used by the SBC Business as a parking lot, will not be transferred to UK Holdco. The SBC Business currently is preparing application materials for land use rights with respect to a second parcel, on which equipment used by the Huizhou facility is located. The land use rights for the third parcel, which the SBC Business expects to use for expansion, are expected to be auctioned publicly by the Huizhou City People’s Government, Huizhou City Bureau of Land Resources. The date of that auction has not been announced.

Kaohsiung, Taiwan. The Kaohsiung facility is located in the Siaogang District, Kaohsiung City, Taiwan, with easy access to the port of Kaohsiung, and is adjacent to other non-SBC facilities owned by LCY. As part of the transaction with Kraton, the Kaohsiung facility will be conveyed to London Taiwan NewCo Sub. Certain facilities located on or near the Kaohsiung facility that are not used primarily by the SBC Business will not be conveyed to London Taiwan NewCo Sub in the Transactions. However, after the completion of the Transactions, LCY or its affiliates will provide certain services to the Kaohsiung facility pursuant to services agreements. The Kaohsiung facility produces various grades of Globalprene® SBS, Globalprene® SIS and Globalprene® SEBS, and the facility has a nameplate capacity of 140 kilotons.

Baytown, Texas. The Baytown facility produces various grades of Globalprene® SBS and has a nameplate capacity of approximately 50 kilotons. The Baytown facility is located in the Houston, Texas metropolitan area with easy access to the Port of Houston and other transportation hubs.

Huizhou, China. The SBC Business’s Huizhou facility produces various grades of Globalprene® SBS and has a nameplate capacity of 300 kilotons. The Huizhou facility is located in Dayawan Petrochemical Industry Park, Guangdong province, China with easy access to the port of Daya Bay. Key raw materials, butadiene and styrene, are primarily received by pipelines from nearby suppliers in the area.

Sales, Customers and Distribution

The SBC Business markets its products through a number of channels including direct and indirect sales forces. The primary customers are distributors and major industrial end use customers. The SBC Business has established long-term relationships with a wide network of distributors in many countries and end use markets. Sales from distributors was approximately 64% and 61% of total sales for the years ended December 31, 2013 and 2012, respectively. Sales from end use customers was approximately 36% and 39% of total sales for the years ended December 31, 2013 and 2012, respectively.

The percentage of sales attributable to specified geographic regions for the years ended December 31, 2013 and 2012, is listed in the table below.

	Year Ended December 31,
% of Revenue by Geography	2013	2012
Asia Pacific	62.2%	60.0%
Americas	25.8%	29.5%
Europe, Middle East and Africa	12.0%	10.5%

Raw Materials

The SBC Business uses butadiene, styrene and isoprene (each of which is also referred to as a monomer) as primary raw materials in manufacturing its products. The SBC Business purchases all of the monomers used in the production of its products from outside sources. Butadiene and styrene are available on the global petrochemical market. Prices for butadiene are affected by worldwide supply and demand for butadiene and natural rubber, and by current energy prices. Prices for styrene are affected by worldwide supply and demand for styrene, the cost and availability of ethylene and benzene, and current energy prices. Isoprene is primarily produced and consumed captively by manufacturers of isoprene rubber, which is primarily used in the manufacture of tires. Therefore, there is limited non-captive isoprene available in the market place. Prices for isoprene are impacted by the supply and prices of natural and synthetic rubber, the supply and demand of isoprene in the market, and current energy prices.

At all three of the SBC Business’s operations, the SBC Business manages access to raw materials through a combination of short-term and long-term contracts with suppliers and also seeks the best price in the market through spot arrangements. Certain of the SBC Business’s raw material contracts provide for a pricing mechanism based on typical components of common industry markers that can result in prices at levels that may be above or below spot market prices for the raw material at the time of delivery. LCY believes that the SBC Business’s management of its raw materials provides a competitive advantage to its production costs.

Research and Development

The SBC Business’s research and development is focused on developing and optimizing process technology, providing technical service to customers, and developing new products and applications. The major activities are primarily conducted in laboratories in Kaohsiung, Taiwan, to provide support to the SBC Business’s Asian customers. The SBC Business has a pilot plant for new product development and process scale-up in Kaohsiung, Taiwan. In addition, the SBC Business also has technical service staff at its Kaohsiung, Taiwan and Baytown, Texas facilities to provide timely service to customers.

Patents, Trademarks, Copyrights and Other Intellectual Property Rights

The SBC Business relies on a variety of intellectual property rights to conduct its business, including patents, know-how, trademarks and trade secrets. The SBC Business’s patents cover the United States, Taiwan and China.

Employees

The SBC Business had approximately 445 full-time employees and 116 contractors as of December 31, 2013, located primarily in Taiwan, the United States and China. The management of the SBC Business believes that the SBC Business’s relationship with its employees and contractors is good.

Seasonality

Seasonal changes and weather conditions typically affect the asphalt modification end use market and generally result in higher sales volumes in the second and third quarters of the calendar year compared to the first and fourth quarters of the calendar year. Other end use markets tend to show relatively little seasonality.

Competition

The SBC Business competes with other thermoplastic elastomer (including SBC) producers primarily based on price, product availability, product quality, raw material availability, distribution capabilities and customer service. The SBC Business’s major competitors are other producers of thermoplastic elastomers: Sinopec, PetroChina, TSRC Corp., Kraton, Dynasol Elastomers, LG Chem Ltd., Korea Kumho P.C., Versalis S.p.A., Asahi, JSR, Chi Mei, En Chuan, Voronezh, Oretal, Keyuan and Kuraray Company. The SBC Business also competes against a broad range of alternative, non-thermoplastic elastomer products within each of its end use markets through product substitution. For instance, in shoe sole applications, the SBC Business’s USBC products compete with vulcanized rubber and EVA; in adhesives, the SBC Business’s SBC products compete with acrylics, silicones, solvent rubber system and thermoplastic polyolefin elastomers; and in asphalt modification, SBCs compete against styrene-butadiene rubber latex, acetates, EPDM, polyethylene, atactic polypropylene and unmodified asphalt. The choice between these materials is influenced by the end product design, cost, specific application and processing specification.

Environmental Regulation

The SBC Business is subject to various laws relating to the protection of the environment, health and safety, and the use and shipment of chemicals. The SBC Business’s facilities are required to comply with a wide variety of environmental permits for different aspects of operations. Environmental laws and regulations in various jurisdictions also establish programs, and in some instances, obligations to clean up contamination from current or historic operations. Under some circumstances, the current owner or operator of a site can be held responsible for remediation of past contamination regardless of fault and regardless of whether the activity was legal at the time that it occurred.

SELECTED HISTORICAL FINANCIAL DATA OF THE SBC BUSINESS

Selected Historical Financial Data

The following selected historical financial data of the SBC Business is provided to assist you in your analysis of the Transactions. The financial data for the years ended December 31, 2013 and 2012 are derived from the SBC Business’s audited combined financial statements and notes thereto, which are included elsewhere in this proxy statement/prospectus. The information set forth below is only a summary that you should read together with, and is qualified in its entirety by reference to, the SBC Business’s audited combined financial statements and notes thereto for the years ended December 31, 2013 and 2012, which have been prepared in accordance with IFRS as issued by the IASB, and the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the SBC Business.” Historical results are not necessarily indicative of any results to be expected in the future.

Because the SBC Business’s audited combined financial statements and notes thereto for the years ended December 31, 2013 and 2012, are the SBC Business’s first audited combined financial statements prepared in accordance with IFRS as issued by the IASB, pursuant to the transitional relief granted by the SEC in respect of the first-time adoption of IFRS, we have provided only financial statements and historical financial data of the SBC Business for the years ended December 31, 2013 and 2012. We have not included financial data derived from the SBC Business’s combined financial statements for the years ended December 31, 2011, 2010 and 2009, which were prepared in accordance with accounting standards generally accepted in the Republic of China.

The financial information of the SBC Business contained in this proxy statement/prospectus represents three operations, one located in Kaohsiung, Taiwan (Siaogang site of LCY Chemical Corp.), one located in Huizhou, China (LCY Huizhou Elastomers Corp., a wholly-owned subsidiary of LCY Chemical Corp.) and one located in Texas, U.S.A. (LCY Elastomers LP, a wholly-owned subsidiary of LCY). The financial position, results of operations and cash flows of the SBC Business may be different from those that would have resulted had the SBC Business been operated as a stand-alone company.

	Years Ended December 31,
(Thousands NT$)	2013		2012
Combined statements of income data:
SALES	NT$	18,152,666	NT$	18,299,786
COST OF GOODS SOLD	NT$	16,254,010	NT$	15,129,770

GROSS PROFIT	NT$	1,898,656	NT$	3,170,016

OPERATING EXPENSES
Selling and marketing expenses	NT$	782,670	NT$	712,150
General and administrative expenses	NT$	235,519	NT$	255,700
Research and development expenses	NT$	33,983	NT$	32,460

Total operating expenses	NT$	1,052,172	NT$	1,000,310

OTHER OPERATING EXPENSES	NT$	(3,309)	NT$	(4,612)

PROFIT FROM OPERATIONS	NT$	843,175	NT$	2,165,094

NON-OPERATING INCOME AND EXPENSES
Other income	NT$	78,264	NT$	77,993
Other gains and losses	NT$	174,020	NT$	82,659
Finance costs	NT$	(53,344)	NT$	(81,597)

Total non-operating income and expenses	NT$	198,940	NT$	79,055

PROFIT BEFORE INCOME TAX	NT$	1,042,115	NT$	2,244,149
INCOME TAX EXPENSE	NT$	223,283	NT$	347,384

NET PROFIT	NT$	818,832	NT$	1,896,765

	As of December 31,
(Thousands NT$)	2013		2012
Combined Statements of Financial Position Data:
CASH AND CASH EQUIVALENTS	NT$	308,593	NT$	323,781
TOTAL ASSETS	NT$	11,685,105	NT$	11,375,451
TOTAL LIABILITIES	NT$	4,164,247	NT$	4,701,560
NET ASSETS	NT$	7,520,858	NT$	6,673,891

As discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the SBC Business,” the SBC Business’s net revenue and gross profit decreased between the years ended December 31, 2013 and 2012. Certain market factors significantly influenced these changes, including:

•

tighter fiscal policy and financial sector reforms by the government of China, which decreased funding for small businesses, including those in the shoe sole business, and delayed construction and infrastructure projects, and weak economic conditions in China and Europe slowed growth in industries which use the SBC Business’s products and resulted in decreased demand for SBCs;

•	increased competition in China for SBCs due to increased production from existing competitors as well the entry of new competitors; and

•	unfavorable movements in raw material prices.

Exchange Rate Information

The functional currencies of LCY Chemical Corp. (Kaohsiung site), LCY Elastomers LP (Texas) and LCY Elastomers Corp. (Huizhou) are NT$, United States dollars (“US$”) and Chinese Renminbi (“RMB”), respectively. The combined financial statements of LCY Chemical Corp. (Kaohsiung site), LCY Elastomers LP (Texas) and LCY Elastomers Corp. (Huizhou) are translated into NT$ at the following exchange rates: assets and liabilities at year-end rates and income and expenses at average rates during the year.

On April 25, 2014, the latest practicable date before this proxy statement/prospectus was filed with the SEC, the exchange rate between the US$ and the NT$ was 30.29.

The tables below show, for the periods indicated, information concerning the exchange rate between the US$ and the NT$. The data provided is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York.

Recent Monthly Data	Period-End Rate*	Average Rate**	High	Low
April 2014 (through April 25, 2014)	30.29	30.20	30.31	29.99
March 2014	30.45	30.39	30.65	30.24
February 2014	30.29	30.30	30.37	30.25
January 2014	30.31	30.14	30.31	29.90
December 2013	29.83	29.72	30.03	29.53
November 2013	29.59	29.52	29.65	29.37
October 2013	29.42	29.37	29.49	29.32

Annual Data (Year Ended December 31,)
2013	29.81	29.69	30.20	28.93
2012	29.04	29.57	30.28	28.96
2011	30.28	29.40	30.67	28.50
2010	29.13	31.63	32.43	29.14
2009	32.03	33.04	35.21	31.95

*	The period-end rate is the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank in New York on the last day of the applicable period.

**	The average rate for the yearly periods were calculated by using the average of the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank in New York on the last day of each month during the period.

The table below shows, for the periods indicated, information concerning the exchange rate between the RMB and the NT$ based on the benchmark rate for US$ to RMB announced by the State Administration of Foreign Exchange, China and the benchmark rate for US$ to NT$ announced by the Bank of Taiwan.

Annual Data (Year Ended December 31,)	Period-End Rate	Average Rate
2013	4.89	4.79
2012	4.62	4.68

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SBC BUSINESS

In New Taiwan Dollars (“NT$”)

Introduction

The following discussion and analysis summarizes the financial condition and results of operations of the SBC Business during the years ended December 31, 2013 and 2012, and should be read in conjunction with its historical combined financial statements and notes thereto included elsewhere in this proxy statement-prospectus. The combined financial statements represent three operations, one located in Kaohsiung, Taiwan (Siaogang site of LCY Chemical Corp.), one located in Huizhou, China (LCY Huizhou Elastomers Corp., a wholly-owned subsidiary of LCY Chemical Corp.) and one located in Texas, U.S.A. (LCY Elastomers LP, a wholly-owned subsidiary of LCY). The financial position, results of operations and cash flows of the SBC Business may be different from those that would have resulted had the SBC Business been operated as a stand-alone company.

In addition to historical financial information, the following discussion and analysis contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. In light of these factors, the forward-looking statements contained in the following discussion and analysis might not occur. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for additional information on factors that may cause the SBC Business’s financial results vary materially from those expressed in the forward looking statements.

Overview

General

The SBC Business is one of the world’s leading suppliers of styrenic block copolymers (“SBCs”). SBCs are considered a subclass of thermoplastic elastomers, which are sometimes referred to as thermoplastic rubbers. A thermoplastic elastomer is a material that acts as a crosslinked network like rubber but also has flow properties at higher temperatures similar to plastics. Generally, a thermoplastic elastomer has the following characteristics: (A) an ability to be “stretched” and then return close to its original shape; (B) an ability to be processed at an elevated temperature; and (C) an ability to avoid the tendency to deform or change its physical shape over time under the influence of stress. Accordingly, a thermoplastic elastomer has many of the characteristics of vulcanized rubber but is processed similarly to plastics. For those reasons, thermoplastic elastomers are suitable for a wide variety of uses in applications such as rubber goods, footwear applications, adhesives, plastics modification and asphalt modification.

As a subclass of thermoplastic elastomers, SBCs are highly engineered synthetic elastomers that enhance the performance of numerous end use products by imparting greater flexibility, resilience, strength, durability and processability. The SBCs produced by the SBC Business are typically formulated or compounded with other products by customers to achieve improved customer-specific performance characteristics in a variety of applications. Such applications include rubber goods, footwear applications, adhesives, plastics modification, asphalt modification and compounding.

LCY currently conducts the SBC Business directly in Taiwan and through certain of LCY’s wholly-owned subsidiaries in the United States and China. LCY manages the SBC Business’s business strategy, raw material procurement, production integration, product marketing, customer service, research and development, and other functions. The SBC Business’s strategy is to (A) focus on providing competitively priced products; (B) produce its products in economy-of-scale facilities conveniently located to serve the global market for SBCs; (C) use innovation to maximize the value of its product portfolio and (D) provide excellent customer service through strong customer relationships and knowledge of customer requirements.

The SBC Business manufactures its products at three operations located in Taiwan, the United States and China. For the year ended December 31, 2013, the SBC Business generated sales of NT$18,152.7 million and sales volume of 262.9 kilotons. As of December 31, 2013, the SBC Business had the global nameplate capacity to produce 490 kilotons of SBCs annually.

The SBC Business markets its products, which are primarily used in rubber goods, footwear applications, adhesives, plastics modification, asphalt modification and compounding, under the Globalprene® brand name. The SBC Business produces the following types of SBCs based on chemistry and process technologies:

•	Styrene-butadiene-styrene block copolymers (“SBSs”);

•	Styrene-isoprene-styrene block copolymers (“SISs”); and

•	Styrene-ethylene-butylene-styrene copolymers (“SEBSs”).

SBSs and SISs are un-hydrogenated SBCs (“USBCs”), and SEBSs are hydrogenated SBCs (“HSBCs”). The majority of worldwide SBC production is dedicated to USBCs, which are primarily used in paving and roofing, adhesives, sealants and coatings, and footwear applications. HSBCs, which are significantly more complex and capital intensive to manufacture than USBCs, are used in applications such as soft touch and flexible materials, personal hygiene products, medical products, automotive components, and certain adhesives and sealant applications.

The SBC Business historically has focused on the production of less-differentiated USBCs, which typically are formulated or compounded with other products by customers to achieve improved customer-specific performance characteristics in a variety of applications. In 2012, the SBC Business launched an HSBC production line at its Kaohsiung, Taiwan facility.

The SBC Business’s Globalprene® products include the following:

USBCs

•	Globalprene® SBS NOE (Non-Oil-Extended)—a SBS copolymer that does not contain process oil and is also referred to as a “dry grade” SBS.

•	Globalprene® SBS OE (Oil-Extended)—a SBS copolymer that contains process oil and is also referred to as an “oil extended grade” SBS.

•	Globalprene® SIS—a SIS copolymer that is composed from isoprene rather than butadiene.

HSBCs

•	Globalprene® SEBS—a SEBS copolymer that is derived from hydrogenating SBSs.

The Combination Agreement provides that, as of the closing, LCY will grant to UK Holdco and its affiliates a nonexclusive license to use certain Globalprene® names and marks, which will remain wholly owned by LCY, for an initial period of fifteen years following the closing, subject to certain extension and termination provisions. See “Summary of Combination Agreement—Further Action; Efforts—Other Actions and Efforts.”

The SBC Business’s sales attributable to USBCs and HSBCs for the years ended December 31, 2013 and 2012, is listed in the table below.

(Thousands NT$)	Year Ended December 31,
Product Line Sales	2013	2012
USBCs	16,835,047	17,157,822
HSBCs	1,317,619	1,141,964

2013 Financial Overview

•

Sales volume increased to 262.9 kilotons for the year ended December 31, 2013, compared to 219.3 kilotons for the year ended December 31, 2012. The increase in sales volume was primarily due to the introduction of a third production line at the Huizhou facility in the third quarter of 2013 and higher utilization of the Baytown facility due to increasing export sales.

•

Sales slightly decreased to NT$18,152.7 million for the year ended December 31, 2013, compared to NT$18,299.8 million for the year ended December 31, 2012. The decrease in sales between 2013 and 2012 was primarily due to lower average selling prices, which was driven by lower contracted butadiene prices and increased competition in China for both dry and oil extended grade SBSs and in the global market for SEBs.

•

Gross profit decreased to NT$1,898.7 million for the year ended December 31, 2013, compared to NT$3,170.0 million for the year ended December 31, 2012. The 40% decrease in gross profit for 2013, as compared to 2012, was primarily due to lower average selling prices which were primarily due to lower contracted butadiene prices and increased competition in China for both dry and oil extended grade SBSs and in the global market for SEBs.

•

Net profit decreased to NT$818.8 million for the year ended December 31, 2013, compared to NT$1,896.8 million for the year ended December 31, 2012. The net profit decrease in 2013 was primarily due to lower average selling prices and volatility and unfavorable movements of butadiene prices in China’s domestic market.

Results of Operations

Factors Affecting Results of Operations

Raw Materials and Product Mix. The SBC Business’s results of operations are directly affected by the cost of raw materials. The SBC Business uses butadiene, styrene and isoprene (each of which is also referred to as a monomer) as primary raw materials in manufacturing its products. The SBC Business purchases all of the monomers used in the production of its products from outside sources. Butadiene and styrene are available on the global petrochemical market. Prices for butadiene are affected by worldwide supply and demand for butadiene and natural rubber, and by current energy prices. Prices for styrene are affected by worldwide supply and demand for styrene, the cost and availability of ethylene and benzene, and current energy prices. Isoprene is primarily produced and consumed captively by manufacturers of isoprene rubber, which is primarily used in the manufacture of tires. Therefore, there is limited non-captive isoprene available in the market place. Prices for isoprene are impacted by the supply and prices of natural and synthetic rubber, the supply and demand of isoprene in the market, and current energy prices.

Key raw materials, butadiene, styrene, and isoprene, together represented approximately NT$10,158 million and NT$10,187 million, or 62.4% and 67.3% of the SBC Business’s total cost of goods sold for the years ended December 31, 2013 and 2012, respectively. The SBC Business uses a weighted average cost accounting method as a basis for inventory, cost of goods sold and gross profit. Depending on market conditions, the SBC Business is generally successful in incorporating changes in the cost of goods sold for raw materials into its selling prices.

At all three of the SBC Business’s operations, the SBC Business manages access to raw materials through a combination of short-term and long-term contracts with suppliers and also seeks the best price in the market through spot arrangements. Certain of the SBC Business’s raw material contracts provide for a pricing mechanism based on typical components of common industry markers that can result in prices at levels that may be above or below spot market prices for the raw material at the time of delivery. LCY believes that the SBC Business’s management of its raw materials provides a competitive advantage to its production costs.

International Operations and Currency Fluctuations. The SBC Business operates a geographically diverse business, serving customers in 42 countries from three manufacturing facilities in Taiwan, the United States and

China. Although the SBC Business sells and manufactures its products in many countries, its sales and production costs are primarily denominated in US$, renminbi (“RMB”) and NT$. From time to time, the SBC Business uses foreign exchange forward contracts to reduce its exposure to currency fluctuations.

The percentage of sales attributable to specified geographic regions for the years ended December 31, 2013 and 2012, is listed in the table below.

	Year Ended December 31,
% of Revenue by Geography	2013	2012
Asia Pacific	62.2%	60.0%
Americas	25.8%	29.5%
Europe, Middle East and Africa	12.0%	10.5%

The SBC Business is geographically diversified in terms of production, purchasing and sales. Therefore, its financial results are subject to gains and losses in currency translations, which occur when the financial statements of foreign operations are translated into NT$. The financial statements of operations outside of Taiwan, where the local currency is considered to be the functional currency, are translated into NT$ using the exchange rate at each balance sheet date for assets and liabilities, and the average exchange rate for each period for revenue, expenses, gains and losses, and cash flows. Any appreciation of the functional currencies against the NT$ will increase the NT$ equivalent amounts of revenue, expenses, gains and losses, and cash flows, and any depreciation of the functional currencies will decrease the NT$ amounts reported. The SBC Business’s results of operations are also subject to currency transaction risk. The SBC Business incurs currency transaction risk when it enters into a purchase or sale transaction using a currency other than the local currency of the transacting entity. The estimated impact from currency fluctuations amounted to a pre-tax income of NT$184.8 million and NT$93.6 million for the years ended December 31, 2013 and 2012, respectively.

Seasonality. Seasonal changes and weather conditions typically affect the asphalt modification end use market and generally result in higher sales volumes in the second and third quarters of the calendar year compared to the first and fourth quarters of the calendar year. Other end use markets tend to show relatively little seasonality.

Governmental Policies. Changes in certain governmental policies could significantly affect, directly or indirectly, the SBC Business’s financial condition, results of operations and cash flows. Such changes may include, but are not limited to, changes to governmental fiscal or monetary policies in response to economic downturns or other changes in governmental fiscal, monetary or political policies. For example, changes in governmental fiscal policy related to infrastructure spending and approval process (i.e., road paving) may affect the demand for SBCs. In early 2013, the government of China implemented tighter fiscal policies and financial sector reform, which have affected China’s economic growth and most of China’s industrial sectors. As a result, for the year ended December 31, 2013, growth for SBC products slowed in China compared to the year ended December 31, 2012. The management of the SBC Business believes that the Chinese government will modify these policies in response to changing economic conditions in China. Accordingly, the management of the SBC Business expects the Chinese government to gradually loosen these policies as early as the middle of 2014 in response to the recent, unexpected slow down in economic growth in China. However, the SBC Business cannot give any assurances that China will take such actions or that such actions will be effective.

In addition, governmental laws, decrees or regulations, and foreign exchange regulations in host countries also may restrict the export or import of capital.

Recent Trends and Events. The SBC Business has observed that, since the middle of 2013, some styrene-butadiene rubber (“SBR”) producers with multi-purpose plants have shifted SBR capacity to the production of SBCs because of decreased demand for tires. The SBC Business also has learned that several SBR producers in the Asian market who have not made SBSs for years have resumed SBS production for similar reasons.

Therefore, the supply of SBCs in Asia, especially SBSs, has increased significantly in the past twelve months. The management of the SBC Business expects demand for tires (and, accordingly, SBR) will begin to recover in the second half of 2014, which the management of the SBC Business believes would reduce the excess supply of SBCs in the Asian market. However, the SBC Business cannot give any assurances that SBR demand will recover quickly or that the recovery of SBR demand would reduce the excess supply of SBCs.

Butadiene is a by-product of ethylene cracking. In the past two years, butadiene production in Asia has reached the historic highs due to extremely strong global demand for ethylene. In addition, since the middle of 2013, weak economic conditions in Europe and slower economic growth in China have caused an increase in the availability of butadiene in Asia, resulting in much lower butadiene prices in the region. In response to these conditions, the SBC Business applied for and received a re-export and bonded warehouse license for the Huizhou facility in December 2013. Accordingly, the SBC Business may import raw materials without paying import duties, store its SBCs in bonded warehouses and export certain SBCs exempt from value added taxes. As a result, the management of the SBC Business believes that those SBCs will become more competitive in export markets.

As discussed above, in early 2013, the government of China implemented tighter fiscal policies and financial sector reform, which have affected China’s economic growth and most of China’s industrial sectors. As a result, for the year ended December 31, 2013, growth for SBC products slowed in China compared to the year ended December 31, 2012.

Critical Accounting Estimates

The management of the SBC Business makes judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from those estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The management of the SBC Business believes that its current assumptions and other considerations used to estimate the carrying amounts of assets and liabilities are appropriate. However, if actual experience differs from those assumptions and other considerations, the impact of such differences may have a material impact on the carrying amount of assets and liabilities. The following are the key assumptions and other key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year:

•

Impairment of Inventories. Net realizable value is the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale. The estimation is evaluated by the current market situation and historical sale experience of similar products. The market changes would significantly influence the assumption.

•

Impairment of Property, Plant and Equipment. Impairment of property, plant and equipment is evaluated by the recoverable amount of an asset (higher of fair value less costs to sell and value in use). An impairment loss would be recognized when change of market price or future cash flow influences the recoverable amount of an asset.

Comparison of Results of Operations for the Years Ended December 31, 2013 and 2012

	Year Ended December 31,
(Thousands NT$, except Sales Volume)	2013		2012
SALES VOLUME (METRIC TONS)		262,883		219,297
SALES	NT$	18,152,666	NT$	18,299,786
COST OF GOODS SOLD	NT$	16,254,010	NT$	15,129,770

GROSS PROFIT	NT$	1,898,656	NT$	3,170,016

OPERATING EXPENSES
Selling and marketing expenses	NT$	782,670	NT$	712,150
General and administrative expenses	NT$	235,519	NT$	255,700
Research and development expenses	NT$	33,983	NT$	32,460

Total operating expenses	NT$	1,052,172	NT$	1,000,310

OTHER OPERATING EXPENSES	NT$	(3,309)	NT$	(4,612)

PROFIT FROM OPERATIONS	NT$	843,175	NT$	2,165,094

NON-OPERATING INCOME AND EXPENSES
Other income	NT$	78,264	NT$	77,993
Other gains and losses	NT$	174,020	NT$	82,659
Finance costs	NT$	(53,344)	NT$	(81,597)

Total non-operating income and expenses	NT$	198,940	NT$	79,055

PROFIT BEFORE INCOME TAX	NT$	1,042,115	NT$	2,244,149
INCOME TAX EXPENSE	NT$	223,283	NT$	347,384

NET PROFIT	NT$	818,832	NT$	1,896,765

Sales Volume and Sales

Sales volume increased 19.9% to 262.9 kilotons for the year ended December 31, 2013, compared to 219.3 kilotons for the year ended December 31, 2012. The increase in sales volume was primarily driven by the introduction of a third production line at the Huizhou facility in August 2013 and higher utilization of the Baytown facility due to increasing export sales.

Sales decreased 0.8% to NT$18,152.7 million for the year ended December 31, 2013, compared to NT$18,299.8 million for the year ended December 31, 2012. The decrease in sales was primarily driven by a 17.3% decrease in average selling price, which was partially offset by a 19.9% increase in sales volume. The decrease in average selling price was primarily due to lower contracted prices for butadiene and increased competition in China for both dry and oil extended grade SBSs and in the global market for SEBSs.

Cost of Goods Sold

Cost of goods sold increased by NT$1,124.2 million, or 7.4%, to NT$16,254.0 million for the year ended December 31, 2013, compared to NT$15,129.8 million for the year ended December 31, 2012. The increase in cost of goods sold was primarily driven by a 19.9% increase in sales volume, which was partially offset by lower butadiene prices. Cost of goods sold represented 89.5% of sales for the year ended December 31, 2013, compared to 82.7% for the year ended December 31, 2012. The increase in the percentage of sales represented by cost of goods sold was primarily driven by a 17.3% decrease in average selling price.

Gross Profit

Gross profit decreased by NT$1,271.4 million, or 40.1%, to NT$1,898.7 million for the year ended December 31, 2013, compared to NT$3,170.0 million for the year ended December 31, 2012. The decrease in gross profit was primarily driven by a 17.3% decrease in average selling price. Average selling price in China decreased by approximately 20% in 2013, which was primarily due to weak demand and increased competition for both dry and oil extended grade SBSs.

Operating Expenses

•

Selling and Marketing Expenses. Selling and marketing expenses increased by NT$70.5 million, or 9.9%, to NT$782.7 million for the year ended December 31, 2013, compared to NT$712.2 million for the year ended December 31, 2012. The increase was primarily driven by an increase in shipping costs attributable to the 19.9% increase in sales volume. Selling and marketing expenses remained relatively flat at 4.3% of sales for the year ended December 31, 2013, compared to 3.9% for the year ended December 31, 2012.

•

General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2013, did not materially change compared to the year ended December 31, 2012. General and administrative expenses for the year ended December 31, 2013, remained relatively flat as a percentage of sales at 1.3%, compared to 1.4% for the year ended December 31, 2012.

•

Research and Development Expenses. Research and development expenses for the year ended December 31, 2013, did not materially change compared to the year ended December 31, 2012. Research and development expenses for the year ended December 31, 2013, remained relatively flat as a percentage of sales at 0.2%, compared to 0.2% for the year ended December 31, 2012.

Other Gains and Losses

Other gains and losses increased by NT$91.4 million, or 110.5%, to NT$174.0 million for the year ended December 31, 2013, compared to NT$82.7 million for the year ended December 31, 2012. The increase was primarily due to exchange rate gains of NT$91.2 million. The exchange rate gains were primarily due to a 20% appreciation of the RMB against the Japanese Yen (“JPY” or “¥”) on JPY debt for the Huizhou intercompany facility for the year ended December 31, 2013.

Income Tax Expense

Income tax expense was NT$223.3 million and NT$347.4 million for the years ended December 31, 2013 and 2012, respectively. The SBC Business’s effective tax rate was 21.4% and 15.5% for the years ended December 31, 2013 and 2012, respectively. The SBC Business’s pre-tax income is generated in a number of jurisdictions and is subject to a number of different statutory tax rates.

Liquidity and Capital Resources

General

The SBC Business manages liquidity by monitoring and maintaining a level of cash, cash equivalents, and banking facilities deemed adequate to finance the SBC Business’s operations and mitigate the effects of cash flow fluctuation. The SBC Business’s management monitors the utilization of bank borrowings and ensures the SBC Business complies with loan covenants. The management of the SBC Business believes that the SBC Business’s existing cash, cash equivalents, cash flows from operating activities, and available borrowings are sufficient to finance its current operations, working capital requirements and other obligations. However, cash flows are subject to a number of factors, including, but not limited to, earnings, sensitivities to the cost of raw materials, seasonality and fluctuations in foreign currency exchange rates. In addition, difficult conditions in the United States and international markets and economies may adversely affect the SBC Business’s liquidity and financial position, the liquidity and financial position of the SBC Business’s customers, and the SBC Business’s ability to timely replace maturing liabilities and access capital markets. Accordingly, there are no assurances that the SBC Business will generate sufficient cash flow from operations, or that future borrowings will be available, to fund the SBC Business’s liquidity needs.

Bank Borrowings

The SBC Business relies on overdraft and short-term bank loan facilities as a significant source of liquidity. The SBC Business’s facilities are short-term revolving loan facilities, which provide significant flexibility during the terms of the loans. Interest rates are fixed during the term of the loans but can be re-set when the loans roll over at maturity.

As of the years ended December 31, 2013 and 2012, the SBC Business had available unutilized overdraft and short-term bank loans facilities as shown in the table below.

	Year Ended December 31,
(Thousands NT$)	2013		2012
Unsecured bank borrowing facilities	NT$	4,458,828	NT$	6,482,890
Amount Used	NT$	1,159,161	NT$	1,679,672
Amount Unused	NT$	3,299,667	NT$	4,803,218

The SBC Business’s Taiwan and U.S. operations historically have financed much of its operations globally by entering into credit facilities guaranteed by LCY Chemical Corp. These guarantees have allowed the SBC Business to obtain favorable bank financing. Huizhou LCY Elastomers Corp., the SBC Business’s Chinese subsidiary, historically has relied on cash from operating activities as its primary source of liquidity but, from time to time, has utilized bank borrowings for additional liquidity to enhance yield and service trade and transactions. Huizhou LCY Elastomers Corp. has outstanding intercompany debt of approximately US$10 million and ¥1.8 billion to a non-SBC affiliate of LCY.

The SBC Business’s borrowings are subject to a number of factors, including, but not limited to, changes in economic conditions and benchmark interest rates. As of December 31, 2013, the amount of borrowings used by Huizhou LCY Elastomers Corp. was approximately NT$658 million with duration of less than six months, and the weighted average interest rate was approximately 1.94%. As of December 31, 2013, the amount of borrowings used by the SBC Business’s United States subsidiary was approximately NT$501 million with duration of less than six months, and the weighted average interest rate was approximately 1.38%.

Pursuant to the Combination Agreement unless otherwise requested by Kraton, at or prior to the closing, LCY will, or will cause the SBC Business to, pay off and satisfy in full the SBC Business’s short-term bank loan facilities.

Cash and Cash Equivalents

As of December 31, 2013, the SBC Business had cash and cash equivalents of NT$308.6 million, compared to NT$323.8 million as of December 31, 2012. The SBC Business holds cash and cash equivalents primarily in US$ and RMB. The SBC Business’s treasury policies are part of its internal control policies and are in compliance with local governmental laws and regulations.

Operating Cash Flows and Liquidity

Net cash generated by operating activities was NT$608.3 million for the year ended December 31, 2013, and NT$1,609.3 million for the year ended December 31, 2012, which represents a net decrease of NT$1,001.1 million. This net decrease was driven by a NT$1,185.3 million decrease in profit before income tax and depreciation expense, partially offset by changes in working capital, as follows:

•	NT$423.0 million increase in notes and accounts payables primarily due to timing of payments; and

•

NT$323.3 million increase in cash flow from inventories, largely due to a cash outflow of NT$591.0 million generated by production of a new product, SEBSs, in 2012 as compared to NT$267.7 million cash outflow generated by the introduction of a new, third production line at the Huizhou facility in 2013; partially offset by

•	NT$196.0 million increase in prepayments, which was primarily due to a NT$163.8 million increase in input tax credit; and

•	NT$152.3 million net increase in notes and accounts receivables, which was primarily due to the timing of receipts.

Investing Cash Flows and Liquidity

Net cash generated by investing activities was NT$172.2 million for the year ended December 31, 2013, and net cash used in investing activities was NT$983.2 million for the year ended December 31, 2012. The amount of the net cash generated by investing activities during 2013 was driven primarily by NT$556.0 million net decrease in other financial assets, which was partially offset by investments of:

•	NT$100.1 million related to health, safety and environmental, including infrastructure and maintenance projects; and

•	NT$295.8 million related to the expansion and optimization of the SBC Business’s production capabilities, primarily at the Huizhou facility.

Financing Cash Flows and Liquidity

Net cash used in financing activities was NT$650.4 million for the year ended December 31, 2013, and net cash used in financing activities was NT$540.5 million for the year ended December 31, 2012. The NT$109.9 million increase in net cash used in financing activities was driven primarily by the following:

•	NT$584.9 million net repayment of borrowings in 2013, compared to a NT$149.9 million net repayment of borrowings in 2012; partially offset by

•	NT$21.0 million net repayment of loans from related parties in 2013, compared to a NT$348.2 million net repayment of loans from related parties in 2012.

Expected Capital Expenditures

As of December 31, 2013, the SBC Business had capital expenditure commitments of approximately NT$165.9 million, of which approximately NT$85 million was related to health, safety and environmental projects, including infrastructure and maintenance related projects, and approximately NT$69 million was related to the expansion and optimization of production capabilities. The SBC Business currently expects that 2014 capital expenditures will be NT$660 million, of which it has budgeted NT$116 million for maintenance and health, safety and environmental projects, and NT$544 million for expansionary projects.

Contractual Obligations

The table below presents the estimated payments by period for the SBC Business’s contractual obligations as of December 31, 2013. The information in the table is based on the undiscounted cash flows of financial liabilities from the earliest date on which the SBC Business may be required to pay. Specifically, bank loans with a repayment-on-demand clause are included in the earliest time band regardless of the probability of the relevant bank exercising its rights under such clause in the respective loan agreements.

(Thousands NT$)	Payments Due By Period
Contractual obligations	Total		Less Than 3 Months		3 Months to 1 Year		1 to 3 Years		3 to 5 Years		More Than 5 Years
Non-Interest Bearing Liabilities*	NT$	1,276,045	NT$	1,276,045		—		—		—		—
Capital (Finance) Lease Obligations**	NT$	233,514	NT$	11,507	NT$	35,321	NT$	186,686		—		—
Purchase Obligations***	NT$	68,808,276	NT$	2,578,097	NT$	7,818,082	NT$	11,198,963	NT$	9,567,229	NT$	37,645,905
Operating Lease Obligations	NT$	288,947	NT$	12,574	NT$	32,545	NT$	38,310	NT$	36,734	NT$	168,784
Short-term borrowings	NT$	1,159,161	NT$	533,561	NT$	625,600		—		—		—
Total	NT$	71,765,943	NT$	4,411,784	NT$	8,511,548	NT$	11,423,959	NT$	9,603,963	NT$	37,814,689

*	Includes notes and accounts payable and payables for purchase of equipment and services. Payments for accounts payables and payables for the purchase of equipment and services will be made at receipt of the good or service and are rendered in different time periods.
**	LCY Elastomers LP, the SBC Business’s U.S. subsidiary, leases the Baytown facility pursuant to an August 2008 sale–leaseback agreement. The subsidiary’s payment obligations are due in 28 quarterly installments from November 2008. Each installment payment is US$0.5 million, and the remaining balance is due at maturity.
***	Includes obligations to purchase raw materials, properties and technology services. Some of these purchase obligations include variable-pricing provisions. The SBC Business has estimated future pricing of such items based on management’s expectation of pricing in the applicable time periods. The pricing estimated for use in this table is subject to market risk and actual pricing may vary materially from such estimates. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for additional information on factors that may cause actual pricing to vary materially from such estimates.

Impact of Inflation

The SBC Business’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the management of the SBC Business believes the effects of inflation, if any, on the SBC Business’s results of operations and financial condition have been immaterial.

Off-Balance Sheet Arrangements

The SBC Business is not a party to any material off-balance sheet arrangements as of December 31, 2013.

QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK OF THE SBC BUSINESS

The SBC Business’s major financial instruments include equity and debt investments, receivables, payables, finance lease payables and borrowings, and the SBC Business is exposed to certain market risks, including changes in foreign currency exchange rates and interest rates, that could impact its financial condition, results of operations and cash flows. The SBC Business seeks to minimize the effects of these risks by using derivative financial instruments to hedge risk exposures. The SBC Business’s use of financial derivatives is governed by policies that have been approved by LCY’s board of directors, and internal auditors review the SBC Business’s compliance with these policies and exposure limits on a continual basis. The SBC Business does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

Foreign Currency Risk

The SBC Business is subject to foreign currency risk based on sales and purchases it makes in foreign currencies. For the year ended December 31, 2013, approximately 29% of the SBC Business’s sales were denominated in currencies other than the functional currency of the entity making the sale, and approximately 12% of service and product purchases were denominated in currencies other than functional currency of the entity. The SBC Business’s exposure to foreign currency risk is mainly due to sales in US$ but production costs in RMB and NT$, which are the functional currencies of the Huizhou and Kaohsiung facilities, respectively. In addition, the SBC Business purchases property, plant and equipment in foreign currencies.

The SBC Business is primarily exposed to changes in the exchange rates of the US$ and JPY relative to the NT$ and RMB. The SBC Business uses a natural hedge to mitigate, in part, the impact from foreign currency volatilities.

With respect to managing the foreign currency exposures of Huizhou LCY Elastomers Corp., the SBC Business assumes that the RMB will remain strong in the long term relative to the US$. The assets of Huizhou LCY Elastomers Corp. are denominated in RMB. Although Huizhou LCY Elastomers Corp. makes purchases predominantly denominated in US$, Huizhou LCY Elastomers Corp. settles such purchases in RMB in addition to transacting sales in RMB. Most of Huizhou LCY Elastomers Corp.’s borrowings also are denominated in US$. The management of the SBC Business believes that this strategy limits Huizhou LCY Elastomers Corp.’s foreign currency risk related to the exchange rate of the RMB to the US$ due to the short-term depreciation of the RMB. In addition, Huizhou LCY Elastomers Corp. has intercompany debt denominated in JPY of approximately ¥1.8 billion to LCY or LCY’s non-SBC affiliates, and changes in the exchange rate of JPY relative to the RMB will result in exchange rate gain or loss with respect to Huizhou LCY Elastomers Corp.

With respect to the SBC Business’s operations in Taiwan, the SBC Business’s assets and liabilities are denominated in NT$. Although purchases by the SBC Business’s Taiwan operations are predominantly denominated in US$, the SBC Business settles such purchases in NT$. To hedge, in part, the foreign currency risk related to exchange rate of the NT$ to US$, the SBC Business’s Taiwan operations primarily make sales in US$.

All activities of LCY Elastomers LP, the SBC Business’s U.S. subsidiary, are denominated in US$ to avoid foreign currency transaction volatility.

The carrying amounts of the SBC Business’s foreign currency denominated monetary assets and monetary liabilities (including those eliminated from the consolidation of statements) at the end of the indicated reporting period were as follows (in thousands of respective foreign currencies):

(in thousands)	As of December 31,
	2013		2012
Assets
US$	US$	14,936	US$	26,373
Liabilities
US$	US$	39,603	US$	43,568
JPY		¥1,803,044		¥1,803,528

The following analysis details the SBC Business’s sensitivity to a 3% increase and decrease in the exchange rate as of December 31, 2013 of NT$ and RMB (the functional currencies) against the relevant foreign currencies. A 3% increase and decrease in the exchange rate as of December 31, 2013, of NT$ and RMB (the functional currencies) against the US$ would have resulted in an increase/decrease in pre-tax profit for the year ended December 31, 2013, of NT$22.1 million. A 3% increase and decrease in the exchange rate as of December 31, 2013, of NT$ and RMB (the functional currencies) against the JPY would have resulted in an increase/decrease in pre-tax profit for the year ended December 31, 2013, of NT$15.4 million.

A change of 3% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis above includes only outstanding foreign currency denominated monetary items—outstanding receivables, payables and borrowings—at the end of the indicated reporting period, and the foreign currency amounts were translated using an assumed exchange rate that is higher and lower than the actual by 3%.

Interest Rate Risk

Because the SBC Business borrows funds at both fixed and floating interest rates, the SBC Business is exposed to interest rate risk, which is the risk that the SBC Business’s earnings or cash flows or the fair value of the SBC Business’s assets and liabilities will fluctuate because of changes in market interest rates. With respect to its fixed-interest-rate finance lease payables, the SBC Business is exposed to fair value interest rate risk, which is the risk that the fair value of financial assets and liabilities will fluctuate because of changes in market interest rates. With respect to its floating-rate borrowings, the SBC Business is exposed to cash flow interest rate risk, which is the risk that future cash flows will fluctuate because of changes in market interest rates. The SBC Business’s cash flow interest rate risk is primarily based on the average rate of Taiwan secondary market’s 90-day short-term bills payable and fluctuation of LIBOR.

The carrying amounts of the SBC Business’s financial assets and financial liabilities with exposure to interest rates at the end of the reporting period are listed in the table below.

	As of December 31,
in Thousands NT$	2013		2012
Fair Value Interest Rate Risk
Financial assets	NT$	1,591,687	NT$	2,075,067
Financial liabilities	NT$	233,514	NT$	271,105
Cash flow Interest Rate Risk
Financial assets	NT$	234,274	NT$	225,031
Financial liabilities	NT$	1,159,161	NT$	1,679,672

The SBC Business manages this risk by maintaining a mix of fixed and floating rate borrowings and periodically evaluating hedging activities to align with interest rate views and defined risk appetite, while seeking to employ cost- effective hedging strategies. Because, in the current global economic environment, global interest rates are low, the SBC Business primarily utilizes floating-rate borrowings. However, the SBC Business closely monitors potential changes in global interest rates and may hedge interest rate risk by using interest rate swaps, as needed.

The sensitivity analysis below is based on the SBC Business’s exposure to interest rates for non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis was prepared assuming the amount of the liability outstanding at the end of the indicated reporting period was outstanding for the whole year. A 50 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates. The SBC Business’s management considers 50 basis points as an adequate range for interest rate risk sensitivity analysis because, historically, the Central Bank of Taiwan changes the benchmark interest rates by a maximum of 12.5 basis points per quarter. If relevant interest rates as of December 31, 2013, had been 50 basis points higher/lower and all other variables were held constant, the SBC Business’s pre-tax profit for the year ended December 31, 2013, would have been lower/higher by approximately NT$5 million.

Commodity Price Risk

The SBC Business is exposed to commodity price risk due to the volatility of spot market prices of raw materials and its forward contractual purchase commitments for the supply of raw materials. Butadiene, styrene and isoprene are primarily supplied by a portfolio of suppliers under long-term and short-term supply contracts and spot arrangements. Based on 2013 purchasing prices, a hypothetical 10% change in the market price for these raw materials would change our cost of goods sold by approximately NT$885 million.

SELECTED FINANCIAL DATA OF KRATON

The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included under Item 7 of the Company’s Form 10-K, filed with the SEC on February 27, 2014, as well as the consolidated financial statements and the related notes.

	Years ended December 31,
	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Consolidated statements of operations data:
Operating revenue:
Sales revenue	$1,292,121	$1,423,122	$1,437,479	$1,228,425	$920,362
Other revenue (1)	0	0	0	0	47,642

Total operating revenue	1,292,121	1,423,122	1,437,479	1,228,425	968,004
Cost of goods sold	1,066,289	1,191,680	1,121,293	927,932	792,472

Gross profit	225,832	231,442	316,186	300,493	175,532

Operating expenses:
Research and development	32,014	31,011	27,996	23,628	21,212
Selling, general and administrative	105,558	98,555	101,606	92,305	79,504
Depreciation and amortization	63,182	64,554	62,735	49,220	66,751
Impairment of long-lived assets	0	5,434	0	0	0

Total operating expenses	200,754	199,554	192,337	165,153	167,467

Gain (loss) on extinguishment of debt	0	0	(2,985)	0	23,831
Earnings of unconsolidated joint venture (2)	530	530	529	487	403
Interest expense, net	30,470	29,303	29,884	23,969	33,956

Income (loss) before income taxes	(4,862)	3,115	91,509	111,858	(1,657)
Income tax expense (benefit)	(3,887)	19,306	584	15,133	(1,367)

Consolidated net income (loss)	$(975)	$(16,191)	$90,925	$96,725	$(290)
Net loss attributable to noncontrolling interest	(357)	0	0	0	0

Net income (loss) attributable to Kraton	$(618)	$(16,191)	$90,925	$96,725	$(290)

Earnings (loss) per common share:
Basic	$(0.02)	$(0.50)	$2.85	$3.13	$(0.01)
Diluted	$(0.02)	$(0.50)	$2.81	$3.07	$(0.01)
Weighted average common shares outstanding:
Basic	32,096	31,939	31,786	30,825	19,808
Diluted	32,096	31,939	32,209	31,379	19,808

(1)	Other revenue includes the sale of by-products generated in the production of IR and SIS at Pernis, where we ceased production on December 31, 2009.
(2)	Represents our 50% joint venture interest in Kraton JSR Elastomers K.K., which is accounted for using the equity method of accounting.

	As of December 31,
	2013	2012	2011	2010	2009
	(in thousands)
Consolidated balance sheets data:
Cash and cash equivalents	$175,872	$223,166	$88,579	$92,750	$69,291
Total assets	$1,194,797	$1,229,189	$1,153,756	$1,080,723	$974,499
Total debt	$350,989	$448,017	$392,500	$382,675	$384,979

	2013	2012	2011	2010	2009
Other data:
Ratio of earnings to fixed charges	0.80:1.00	1.02:1.00	3.54:1.00	5.07:1.00	0.95:1.00

Our earnings were insufficient to cover our fixed charges by approximately $8.7 million and $1.6 million for the years ended December 31, 2013 and 2009, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC and Gross Profit at ECRC

We consider EBITDA, Adjusted EBITDA, Adjusted EBITDA at estimated current replacement cost (ECRC) and Gross Profit at ECRC to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors. EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC and Gross Profit at ECRC have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“GAAP”).

	Years ended December 31,
	2013	2012	2011
	(in thousands)
EBITDA (1)	$88,790	$96,972	$184,128
Adjusted EBITDA (2)	110,169	113,309	194,327
Adjusted EBITDA at ECRC (3)	140,906	143,842	127,995
Gross Profit at ECRC (3)	256,569	261,975	249,854

(1)	EBITDA represents net income before interest, taxes, depreciation and amortization.

Limitations for EBITDA as an analytical tool include the following:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;

•

EBITDA calculation under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements;

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business.

(2)

We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool,

Adjusted EBITDA is subject to the limitations applicable to EBITDA described above. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(3)	Adjusted EBITDA at ECRC is Adjusted EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and Gross Profit at ECRC is gross profit net of the impact of the spread between the FIFO basis of accounting and ECRC. Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. We maintain our perpetual inventory in our global enterprise resource planning system. The carrying value of our inventory is determined using FIFO. At the beginning of each month, we determine the estimated current cost of our raw materials for that particular month, and using the same perpetual inventory system that we use to manage inventory and therefore costs of goods sold under FIFO, we revalue our ending inventory to reflect the total cost of such inventory as if it was valued using the estimated current replacement cost. The result of this revaluation from FIFO creates the spread between FIFO and ECRC. With inventory valued under FIFO and ECRC, we then have the ability to report cost of goods sold and therefore EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit, and Gross Profit at ECRC under both our FIFO convention and under estimated current replacement cost. As an analytical tool, Adjusted EBITDA at ECRC is subject to the limitations applicable to EBITDA described above, as well as the following limitations:

•

due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with GAAP; and

•

Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements.

Because of these and other limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC and Gross Profit at ECRC only as supplemental measures. See our financial statements included elsewhere in this proxy statement/prospectus.

We reconcile Gross Profit to Gross Profit at ECRC as follows:

	Years ended December 31,
	2013	2012	2011
	(in thousands)
Gross profit	$225,832	$231,442	$316,186
Add (deduct):
Spread between FIFO and ECRC	30,737	30,533	(66,332)

Gross profit at ECRC	256,569	261,975	249,854

We reconcile consolidated net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC as follows:

	Years ended December 31,
	2013	2012	2011
	(in thousands)
Net income (loss) attributable to Kraton	$(618)	$(16,191)	$90,925
Net loss attributable to noncontrolling interest	(357)	0	0

Consolidated net income (loss)	(975)	(16,191)	90,925
Add (deduct):
Interest expense, net	30,470	29,303	29,884
Income tax expense (benefit)	(3,887)	19,306	584
Depreciation and amortization expenses	63,182	64,554	62,735

EBITDA	$88,790	$96,972	$184,128
Add (deduct):
Settlement gain (a)	0	(6,819)	0
Property tax dispute (b)	0	6,211	0
Storm related charges (c)	0	2,481	0
Retirement plan settlement (d)	0	1,100	0
Restructuring charges (e)	815	1,359	1,755
Fees related to a proposed business combination (f)	9,164	0	0
Non-cash compensation expense (g)	7,894	6,571	5,459
Impairment of long-lived assets (h)	0	5,434	0
Production downtime related to MACT legislation (i)	3,506	0	0
Loss on extinguishment of debt (j)	0	0	2,985

Adjusted EBITDA	$110,169	$113,309	$194,327

Add (deduct):
Spread between FIFO and ECRC	30,737	30,533	(66,332)

Adjusted EBITDA at ECRC	140,906	143,842	127,995

(a)	Receipt from LyondellBasell in settlement of disputed charges, which is recorded in cost of goods sold.
(b)	Charge associated with resolution of a property tax dispute in France, of which $5.6 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.
(c)	Storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)	Retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee, which is recorded in selling, general and administrative expenses.
(e)	Severance expenses, fees associated with the public offering of our senior notes and secondary public offering of our common stock and charges associated with the restructuring of our European organization, which are primarily recorded in selling, general and administrative expenses in 2013 and 2011, and primarily in cost of goods sold in 2012.
(f)	Primarily professional fees, related to our proposed combination with the styrenic block copolymer operations of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.
(g)	We have historically recorded these costs in selling, general and administrative expenses; however, beginning in the second quarter of 2013, a portion of these costs were recorded in cost of goods sold and research and development expenses.
(h)	Impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(i)	Costs of production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.
(j)	Loss on extinguishment of debt arising from the 2011 refinancing.

UNAUDITED PRO FORMA FINANCIAL DATA OF THE COMBINED COMPANY

The Unaudited Pro Forma Condensed Combined Balance Sheet, which we refer to in this proxy statement/prospectus as the pro forma balance sheet, combines the historical consolidated balance sheets of Kraton and the SBC Business, giving effect to the Combination as if it had been completed on December 31, 2013 and the Unaudited Pro Forma Condensed Combined Statement of Operations, which we refer to in this proxy statement/prospectus as the pro forma statement of operations, for the year ended December 31, 2013 giving effect to the Combination as if it had occurred on January 1, 2013. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the financial information of the SBC Business has been translated into U.S. Dollars and is presented in accordance with GAAP. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Combination, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The Unaudited Pro Forma Condensed Combined Financial Statements, which we refer to in this proxy statement/prospectus as the pro forma financial statements, were prepared using the acquisition method of accounting with Kraton treated as the accounting acquirer and the SBC Business treated as the acquired company for financial reporting purposes. Accordingly, the consideration given by Kraton to complete the Combination with the SBC Business will be allocated to the assets and liabilities of the SBC Business based upon their estimated fair values as of the date of completion of the Combination. As of the date of this proxy statement/prospectus, Kraton has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired and the liabilities assumed of the SBC Business and the related allocations of purchase price, nor has it identified all adjustments necessary to conform the accounting policies of the SBC Business to Kraton’s accounting policies. A final determination of the fair value of the assets and liabilities of the SBC Business will be based on the actual net tangible and intangible assets and liabilities of the SBC Business that exist as of the date of completion of the Combination. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the pro forma financial information presented below. There can be no assurance that the final determination will not result in material changes.

Kraton expects to incur significant costs to integrate Kraton’s and the SBC Businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma statement of operations does not include one-time costs directly attributable to the Transactions.

These pro forma financial statements have been developed from and should be read in conjunction with the historical audited consolidated financial statements of Kraton for the year ended December 31, 2013, which have been incorporated by reference into this proxy statement/prospectus, and the historical audited consolidated financial statements of the SBC Business for the year ended December 31, 2013, which have been included in this proxy statement/prospectus. The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Kraton would have been had the Combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2013

(in thousands)

	Kraton	LCY	Pro Forma Adjustments			Pro Forma Combined
Cash and cash equivalents	$175,872	$10,354	$(28,060)	(a	)	$155,647
			(2,519)	(b	)
Receivables, net	129,356	47,839	—			177,195
Inventories of products	328,772	103,860	11,192	(c	)	443,824
Inventories of materials and supplies	10,947	219	—			11,166
Deferred income taxes	7,596	—	—			7,596
Other current assets	20,665	21,073	(6,561)	(b	)	35,177

Total current assets	673,208	183,345	(25,948)			830,605
Property, plant and equipment, net	414,257	150,600	34,060	(e	)	598,917
Intangible assets, net	57,488	916	227,584	(f	)	285,988
Goodwill	—	—	422,383	(g	)	422,383
Investment in unconsolidated joint venture	14,074	—	—			14,074
Debt issuance costs	9,213	—	—			9,213
Deferred income taxes	1,326	942	—			2,268
Other long-term assets	25,231	56,249	(43,696)	(b	)	37,784

Total assets	$1,194,797	$392,052	$614,383			$2,201,232

Short-term borrowings	$—	$40,472	$(38,901)	(b	)	$1,821
			250	(h	)
Accounts payable-trade	115,736	39,675	—			155,411
Other payables and accruals	54,539	24,207	28,000	(i	)	106,746
Deferred income taxes	182	—	2,507	(d	)	2,689
Due to related party	24,603	27,212	(27,189)	(b	)	24,626

Total current liabilities	195,060	131,566	(35,333)			291,293
Long-term debt, net of current portion	350,989	6,264	(353)	(h	)	356,900
Deferred income taxes	18,359	1,887	58,608	(d	)	78,854
Other long-term liabilities	75,991	0	—			75,991

Total liabilities	640,399	139,717	22,922			803,038

Preferred stock	—	—	—			—
Common stock	325	—	325	(a	)	650
Additional paid in capital	363,590	—	871,471	(a	)	1,235,061
Retained earnings	170,827	—	(28,000)	(i	)	142,827
Accumulated other comprehensive loss	(21,252)	—	—			(21,252)
Net parent investment	—	252,335	(252,335)	(j	)	—

Total controlling interest stockholders’ equity	513,490	252,335	591,461			1,357,286
Noncontrolling interest	40,908	—	—			40,908

Total equity	554,398	252,335	591,461			1,398,194

Total liabilities and equity	$1,194,797	$392,052	$614,383			$2,201,232

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Kraton	LCY	Pro Forma Adjustments		Pro Forma Combined
Sales revenue	$1,292,121	$611,432	$—		$1,903,553
Cost of goods sold	1,066,289	547,480	17,600	(k)	1,625,136
			11,192	(l)
			(17,425)	(m)

Gross profit	225,832	63,952	(11,367)		278,417

Operating expenses:
Research and development	32,014	1,145	—		33,159
Selling, general and administrative	105,558	34,295	(17,841)	(k)	112,072
			(9,466)	(n)
			(474)	(m)
Depreciation and amortization	63,182	0	12,384	(o)	89,899
			14,333	(p)
Other	0	111	(111)	(k)	—

Total operating expenses	200,754	35,551	(1,175)		235,130

Earnings of unconsolidated joint venture	530	0	—		530
Other income (expense)	0	5,949	(352)	(k)	(310)
			(5,874)	(q)
			(33)	(r)
Interest expense (income), net	30,470	(752)	752	(s)	30,825
			355	(t)

Income (loss) before income taxes	(4,862)	35,102	(17,558)		12,682
Income tax expense (benefit)	(3,887)	7,521	(5,986)	(u)	(2,352)

Consolidated net income (loss)	(975)	27,581	(11,572)		15,034
Net loss attributable to noncontrolling interests	(357)	0	—		(357)

Net income (loss) attributable to controlling interests	$(618)	$27,581	$(11,572)		$15,391

Earnings (loss) per common share:
Basic	$(0.02)				$0.24
Diluted	$(0.02)				$0.23
Weighted average common shares outstanding:
Basic	32,096		32,774	(v)	64,870 (v)
Diluted	32,096		32,774	(v)	65,187 (v)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On January 28, 2014, Kraton and two wholly-owned subsidiaries entered into a definitive agreement with LCY Chemical Corp. (“LCY”) and a wholly-owned subsidiary of LCY (together with LCY, the “LCY Parties”) to combine with the SBC Business of LCY. Prior to the execution of the combination agreement, Kraton formed a new holding company organized under the laws of England (“UK Holdco”). Pursuant to a merger contemplated in the combination agreement, each outstanding share of common stock of Kraton will be converted into the right to receive one UK Holdco ordinary share, and Kraton will become a wholly-owned subsidiary of UK Holdco. In addition, UK Holdco will issue ordinary shares to the LCY Parties in exchange for the SBC Business, which will contributed to UK Holdco through the contribution of the equity interests in a group of LCY’s subsidiaries.

The shares to be issued to LCY at closing will constitute 50% of the UK Holdco ordinary shares that will be outstanding immediately after the closing contemplated by the Combination Agreement. The other 50% of the UK Holdco ordinary shares will be owned by the stockholders of Kraton immediately prior to such closing.

The closing is subject to approval by the stockholders of both Kraton and LCY, receipt of certain regulatory approvals and other conditions.

The accompanying pro forma financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Kraton and the SBC Business of LCY, after giving effect to the combination and adjustments described in these notes, and are intended to reflect the impact of the combination on Kraton’s consolidated financial statements. The accompanying pro forma financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or synergies that could result from the combination.

The pro forma balance sheet gives effect to the combination as if it had been completed on December 31, 2013. The pro forma statement of operations gives effect to the combination as if it had been completed on January 1, 2013. The balance sheet of the SBC Business of LCY as of December 31, 2013 has been translated to U.S. Dollars using an exchange rate of 29.805, and the statement of operations of the SBC Business of LCY for the year ended December 31, 2013 has been translated to U.S. Dollars using an average exchange rate of 29.68879.

The accompanying pro forma financial statements were prepared using the acquisition method of accounting with Kraton considered the accounting acquirer of the SBC Business of LCY. In accordance with accounting guidance for business combinations, the assets acquired and the liabilities assumed have been measured at fair value, and estimated pro forma adjustments have been reflected for these preliminary valuations. These fair value measurements are based on estimates and the pro forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined after the combination is completed and the final amounts recorded for the combination may differ materially from the information presented in these pro forma financial statements.

2. Preliminary Purchase Price

The preliminary purchase price is computed based on estimated shares of Kraton common stock to be issued to LCY’s stockholders on the combination date to give LCY a 50% ownership interest in the combined company, and a price per Kraton common share of $26.60, which represents the closing price of Kraton shares of common stock on April 25, 2014. The purchase price also includes a cash component, which is based on an estimate of LCY’s obligation to pay UK Holdco a cash price of $31 per share for such number of additional UK Holdco ordinary shares such that LCY Holdco will own, in the aggregate, 50% of the issued and outstanding UK Holdco ordinary shares, and an estimate of UK Holdco’s obligation to pay LCY a cash amount in respect of the net debt of Kraton and its subsidiaries (excluding Kraton Formosa Polymers Corporation) as of the closing, pro rated based on the historical earnings of Kraton and the SBC Business (75.44%). The preliminary purchase price is calculated as follows ($ in Thousands, except per share price):

Shares of Kraton common stock to be issued	32,774,278
Closing price of Kraton common stock on April 25, 2014	$26.60

Fair value of Kraton shares issued	$871,796
Cash consideration	$28,060

Total estimated purchase price	$899,856

The actual purchase price will fluctuate as a result of changes in the market price of Kraton common stock and the net debt adjustment until the combination is completed. An increase or decrease of 15% in the Kraton common stock price would increase or decrease the purchase price by approximately $130.8 million.

The table below represents a preliminary allocation of the purchase price to the tangible and intangible assets and liabilities of the SBC Business of LCY based on Kraton’s preliminary estimate of their respective fair values as of December 31, 2013 ($ in Thousands):

Cash and cash equivalents	$7,835
Receivables	47,839
Inventories	115,271
Other current assets	14,512
Property, plant and equipment	184,660
Intangible assets	228,500
Goodwill	422,383
Other long-term assets	12,553
Accounts payable	(39,675)
Other payables and accruals	(24,230)
Long-term debt and current borrowings	(7,732)
Deferred income taxes	(62,060)

Total estimated purchase price	$899,856

The final determination of the fair value of the identifiable net assets acquired may change significantly from these preliminary estimates. The actual acquisition accounting of the combination will be based on the fair value of the consideration and the fair value of the assets and liabilities of the SBC Business as of the date of completion of the combination.

3. Pro Forma Adjustments

The pro forma adjustments included in the pro forma financial statements are as follows:

(a)	Adjustments to common stock, additional paid in capital and cash to reflect the value of consideration transferred by Kraton to complete the Combination. Refer to Note 2 “Preliminary Purchase Price” for discussion of the estimated purchase price.

(b)	Adjustment to remove pre-combination cash, financial assets and debt of the SBC Business, which is not being assumed by Kraton in the Combination.

(c)	Adjustment to reflect the estimated fair value of inventory of the SBC Business. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

(d)	Adjustments to record deferred income tax liabilities as a result of the pro forma adjustments for inventories, property, plant and equipment, and intangible assets calculated using the statutory tax rate in effect at the time when the temporary differences are expected to reverse.

(e)	Adjustment to record the estimated fair value of property, plant and equipment of the SBC Business. This estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the Combination is completed.

(f)	Adjustment to record the estimated fair value of identifiable intangible assets acquired, including customer relationships, know-how, and in-process research and development. This estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time the Combination is completed.

(g)	Adjustment to record goodwill resulting from the Combination.

(h)	Adjustment to reflect the estimated fair value of finance lease payables of the SBC Business being assumed by Kraton, based on the remaining payments due discounted at the finance lease’s implicit interest rate of 4.6%.

(i)	Adjustments to record an accrual for estimated transaction costs of $28.0 million that were not yet incurred as of December 31, 2013.

(j)	Adjustment to record the elimination of LCY’s net parent investment.

(k)	Adjustments to reclassify the following items included in the historical presentation of the SBC Business to conform to Kraton’s presentation:

(1)	Variable selling expenses of $17,841 from Selling, General and Administrative expenses to Cost of Goods Sold;

(2)	Foreign currency exchange gains of $352 from Other income (expense) to Cost of Goods Sold; and

(3)	Loss on Disposal of Property, Plant and Equipment of $111 from Other operating expenses to Cost of Goods Sold.

(l)	Adjustment to amortize the fair value adjustment related to the inventories of the SBC Business over the period that these inventories are estimated to be sold.

(m)	Adjustment to remove pre-combination depreciation and amortization expense of the SBC Business from Cost of Goods Sold and Selling, General and Administrative expenses.

(n)	Adjustment to remove the effect of one-time transaction costs directly related to the Combination recorded in the Statements of Operations for the year ended December 31, 2013.

(o)	Adjustment to recognize depreciation expense based on the fair value of the property, plant and equipment of the SBC Business. Depreciation expense has been calculated based on estimated remaining useful lives ranging from 2 to 16 years.

(p)	Adjustment to recognize amortization expense based on the fair value of the other intangible assets of the SBC Business. Amortization expense has been calculated based on estimated useful lives of 15 years for customer relationships and know-how. The in-process research and development has not been amortized as the associated research and development efforts have not been completed.

(q)	Adjustment to remove the net foreign exchange gains on the debt of the SBC Business that are not being assumed by Kraton.

(r)	Adjustment to remove the gain on the financial assets of the SBC Business that are not being assumed by Kraton.

(s)	Adjustment to remove pre-combination interest expense and interest income of the SBC Business.

(t)	Adjustment to recognize interest expense based on the fair value of the finance lease payables of the SBC Business assumed by Kraton.

(u)	Adjustment to recognize the tax impact of the pro forma adjustments calculated using the statutory tax rate in effect during the period.

(v)	The pro forma weighted average number of basic and diluted shares outstanding is calculated by adding Kraton’s weighted average number of basic and diluted shares outstanding for the year ended December 31, 2013 and the number of Kraton shares expected to be issued as a result of the Combination.

PROPOSAL 2—ADVISORY VOTE TO APPROVE CERTAIN COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers triggered by the Transactions.

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Transactions. These amounts have been calculated assuming that the Transactions were consummated on [    ], 2014 and assuming each named executive officer experiences a termination of employment giving rise to the severance payments and benefits on such date. Any amounts actually payable will vary depending on the actual date of completion of the Transactions and whether the executive officer subsequently suffers a termination of employment.

Named Executive Officer	Cash ($) (1)	Equity ($) (2)		Pension / NQDC ($)	Perquisites / Benefits ($) (3)	Tax Reimburse- ment ($)	Other ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)

Kevin M. Fogarty	4,477,388	[	](4)	—	64,207	—	—	[	]
President & CEO

Stephen E. Tremblay	1,242,283	[	]	—	24,683	—	—	[	]
Vice President & CFO

Holger R. Jung	1,039,860	[	]	—	28,883	—	—	[	]
Vice President,
Sales and Marketing

Lothar P. F. Freund	999,510	[	]	—	32,104	—	—	[	]
Vice President,
Technology

G. Scott Lee	928,043	[	]	—	32,104	—	—	[	]
Vice President,
Operations

(1)	Pursuant to the terms of our Executive Severance Program, upon termination of a named executive officer’s employment by us without “cause” or by the officer for “good reason” within one year after a change in control (which would include the consummation of the Transactions): such officer is entitled to (A) in the case of Mr. Fogarty, continuation of base salary for 36 months and a lump sum cash payment equal to three times Mr. Fogarty’s average annual bonus paid over the prior three years; and (B) in the case of our other named executive officers, continuation of base salary for 24 months and a lump sum cash payment equal to two times such officer’s average annual bonus paid over the prior three years. Payments of these amounts (as well as the obligation to provide the continued medical benefits described in footnote 3 below) is conditioned upon the executive’s execution of a non-solicitation, non-compete, non-disclosure, non-disparagement and release agreement in the form then used by Kraton.
(2)

Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the target performance amount) held by our named executive officers vest immediately in the event of termination of the executive officer’s employment by us without “cause” within one year following a change in control. Generally, our equity awards define “cause” to mean: (A) a material breach by the executive of any of his or her obligations under any written agreement with us; (B) a material violation by the executive of any of our policies, procedures, rules and regulations applicable to the executive; (C) the failure by the executive to reasonably and substantially perform his or her duties to us (other than as a result of physical or mental illness or injury); (D) the executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to our business, reputation or prospects; (E) the executive’s fraud or misappropriation of funds; or (F) the commission by the executive of a felony or other serious crime involving moral turpitude. The value in this column represents an amount equal to the number of shares underlying the respective named executive officer’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2013 multiplied by (A) in the case of restricted stock and restricted stock performance units, the average closing market price of our common stock on January 29, 30 and 31 and February 3 and 4, 2014 ($25.18), which were the first five business days following our public announcement that we had entered into the Combination Agreement, and (B) in the case of stock options, the spread between such average closing market price and the applicable exercise price of each stock option.
(3)	Pursuant to the terms of our Executive Severance Program, upon termination of employment by us without “cause” or by the named executive officer for “good reason” within one year after a change in control (which would include the consummation of the Transactions): (A) Mr. Fogarty is entitled to continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months); and (B) each of our other named executive officers is entitled to continuation of medical benefits for up to 24 months (such benefits cease for Mr. Tremblay if and when he becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(4)	In addition to the amounts set forth in the table, upon the closing of the Transactions, Mr. Fogarty will be issued 27,809 shares of Kraton common stock that are attributable to phantom shares of Kraton common stock credited to Mr. Fogarty as a result of deferrals of bonus compensation he had previously made and certain other deferred shares awarded to him, in each case prior to our initial public offering. Mr. Forgarty is presently vested in those shares.

Severance Arrangements under Our Executive Severance Program

Our Executive Severance Program generally sets forth the severance, if any, a named executive officer is entitled to receive under specified circumstances, including termination following a change in control. Each of our named executive officers is a participant in the severance program. The provisions of the severance program that are related to payments on termination of employment without Cause or for Good Reason following a change in control are set forth in the tabular disclosure directly above.

Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) the executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.

Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s base salary or annual bonus (if any) when due; (B) a material reduction in the executive’s base salary, the target annual bonus opportunity, or employee benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, TX, without his or her written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).

The board of directors unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that Kraton’s stockholders approve, on an advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the Transactions as disclosed above pursuant to Item 402(t) of Regulation S-K.”

Stockholders should note that this proposal regarding certain Transaction-related executive compensation arrangements is merely an advisory vote which will not be binding on Kraton or its board of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Transactions are consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

Our board of directors seeks your approval to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Combination Agreement. If it is necessary to adjourn the special meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to our stockholders, other than an announcement made at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 3.

DESCRIPTION OF SHARES OF UK HOLDCO

General

The following information is a summary of the material terms of the UK Holdco ordinary shares, as specified in the proposed articles of association of UK Holdco.

You are encouraged to read the proposed articles of association of UK Holdco, which are included as Annex C to this proxy statement/prospectus. See also “Comparison of Rights of Stockholders.”

Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the UK Holdco shares in the same manner and under the same terms as U.K. residents or nationals.

Share Capital

As of the date of this proxy statement/prospectus, there is one UK Holdco ordinary share issued.

The UK Holdco board of directors will be authorized in the articles of association of UK Holdco to allot and issue shares in UK Holdco, and to grant rights to subscribe for or to convert any security into shares of UK Holdco, up to an aggregate nominal amount (i.e., par value) that Kraton and LCY shall agree upon prior to the adoption of such articles of association by UK Holdco, comprised of any of the following:

(a) UK Holdco ordinary shares, each with a nominal value (i.e., par value) of $0.01, each of which will be entitled to one vote in respect of all matters on which all voting shares have voting rights and, other than with respect to matters that require a class vote, will form a single class with the other voting shares in the capital of the UK Holdco for such purposes. Each share of UK Holdco will rank equally with all other ordinary shares in the capital of UK Holdco for any dividend, bonus issue or distribution (made on a winding up or otherwise); or

(b) any other share(s) of one or more classes with such rights and restrictions as UK Holdco may by ordinary resolution determine or, subject to and in default of such determination, as the UK Holdco board of directors shall determine.

The authorization referred to above will expire five years after adoption of the articles of association of UK Holdco, and renewal of such authorization will be sought at least once every five years, and possibly more frequently.

Before UK Holdco is re-registered as a public company, 50,000 deferred shares will be issued by UK Holdco, each with a nominal amount (i.e., par value) of £1. The deferred shares, which are non-voting, will be issued to Kraton solely to satisfy the English law requirement that UK Holdco, as a public company, has the authorized minimum allotted share capital of £50,000. The deferred shares will be unaffected by the Redomestication merger.

Dividends

Subject to the U.K. Companies Act 2006, UK Holdco may declare, by ordinary resolution, a dividend not exceeding the amount recommended by the UK Holdco board of directors, to be paid to shareholders in accordance with their respective rights and interests in UK Holdco. UK Holdco or the UK Holdco board of directors may fix the record date for payment of such dividend. The UK Holdco board of directors may pay interim dividends if it appears to them that they are justified by the profits of UK Holdco. Dividends may be paid (in any currency, as determined by the UK Holdco board of directors) on UK Holdco’s issued share capital only out of its distributable reserves, defined as accumulated realized profits not previously utilized by distribution or capitalization less accumulated realized losses to the extent not previously written off in a reduction or reorganization of capital duly made, and not out of share capital, which includes the share premium account.

Distributable reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared.

A general meeting of UK Holdco declaring a dividend may, upon the recommendation of the UK Holdco board of directors, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, including without limitation paid up shares or debentures of another body corporate. In addition, the board of directors of UK Holdco may determine that interim dividends shall be satisfied wholly or partly by the distribution of assets.

Subject to the U.K. Companies Act 2006, the UK Holdco board of directors may declare bonus issues of shares.

Voting Rights

Every shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at a general meeting of UK Holdco will have one vote for every UK Holdco ordinary share of which he, she or it is the holder, and every person present who has been appointed as a proxy shall have one vote for every UK Holdco ordinary share in respect of which he or she is the proxy. That voting right is subject to disenfranchisement (A) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (B) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares or (C) in the event of any non-compliance with the information requirements set out in the articles of association of UK Holdco in respect of a resolution that a qualifying shareholder (or shareholders) is (or are) proposing to bring before a meeting.

In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.

The necessary quorum for a general shareholder meeting is two shareholders, present in person or proxy.

An annual general meeting shall be called by not less than 21 clear days notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). For all other general meetings except general meetings properly requisitioned by shareholders, such meetings shall be called by not less than fourteen clear days’ notice.

Return of Capital

In the event of a voluntary winding-up of UK Holdco, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the shareholders the whole or any part of the assets of UK Holdco, whether or not the assets consist of property of one kind or of different kinds. Upon any such winding up, after payment or provision for payment of UK Holdco’s debts and liabilities, the holders of UK Holdco ordinary shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share in UK Holdco’s assets remaining for distribution to the holders of UK Holdco’s ordinary shares as determined by the liquidator.

The liquidator may also, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No shareholder can be compelled to accept any asset upon which there is a liability.

Preemptive Rights and New Issues of Shares

Under Section 549 of the U.K. Companies Act 2006, directors are, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders or by the company’s articles of association, pursuant to Section 551 of the U.K. Companies Act 2006. In addition, under Section 561 of the U.K.

Companies Act 2006, the issuance of equity securities that are to be paid for wholly in cash (except shares to be held under an employees’ share scheme) must be offered first to the existing holders of ordinary shares in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding UK Holdco shares that, being entitled to vote, vote on the resolution) to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders’ approval would be required to renew the exclusion). In this context, “ordinary shares” means shares other than shares which, as respects dividends and capital, carry a right to participate only up to a specified amount in a distribution, and “equity securities” means such ordinary shares and any rights to subscribe for or convert securities into such ordinary shares

A provision in the articles of association of UK Holdco will authorize the directors, for a period up to five years from the date on which the articles of association of UK Holdco are adopted, to (A) allot and issue shares, or to grant rights to subscribe for or to convert any security into shares, of UK Holdco up to an aggregate nominal amount (i.e., par value) that Kraton and LCY shall agree prior to the adoption of such articles of association by UK Holdco and (B) exclude preemptive rights in respect of such issuances for the same period of time. Such authorization will continue for five years and renewal of such authorization will be sought at least once every five years, and possibly more frequently.

Under the articles of association of UK Holdco and the shareholder agreement, LCY and its subsidiaries will have a preemptive right to purchase for cash voting shares issued by UK Holdco. Please see “Summary of Shareholder Agreement—Preemptive Rights” and “Comparison of Rights of Stockholders—Preemptive Rights.” In addition, as described under “Summary of Shareholder Agreement—Preemptive Rights—Preemptive Warrants,” UK Holdco will issue warrants to LCY and LCY Shareholder giving them rights to purchase UK Holdco ordinary shares in certain circumstances where LCY Shareholder is unable to exercise its preemptive rights under the shareholder agreement.

The U.K. Companies Act 2006 prohibits an English company from issuing shares at a discount to nominal amount (i.e., par value) or for no consideration, including with respect to grants of restricted stock made pursuant to equity incentive plans. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any shares of UK Holdco, the nominal amount (i.e., par value) of the shares must be paid up pursuant to the U.K. Companies Act 2006.

Disclosure of Interests in Shares

Section 793 of the U.K. Companies Act 2006 provides UK Holdco the power to require persons whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (which the proposed articles of association of UK Holdco define as the “default shares”) to disclose prescribed particulars of those shares, namely the number of shares, the nature of the interest in those shares, the date of acquisition and any shared interest in those shares. For this purpose, “default shares” includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the U.K. Companies Act 2006.

Under the proposed articles of association of UK Holdco, if any shareholder, or any other person appearing to be interested in UK Holdco shares held by such shareholder, fails to respond to a Section 793 notice, or, in purported compliance with such a notice, makes a statement which is false or inadequate in a material particular then the UK Holdco board of directors may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the Section 793 notice in respect of those shares).

Alteration of Share Capital/Repurchase of Shares

Subject to the provisions of the U.K. Companies Act 2006, and without prejudice to any relevant special rights attached to any class of shares, UK Holdco may, from time to time:

•	increase its share capital by allotting and issuing new shares in accordance with the authority contained in the relevant shareholder resolution or in the articles of association of UK Holdco;

•	consolidate and divide all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; and

•	redenominate its share capital or any class of share capital.

English law prohibits UK Holdco from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases; “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognized investment exchange” as defined under English law, which does not include the NYSE, which is the only exchange on which UK Holdco’s shares will be traded. In order to purchase its own shares, UK Holdco must therefore obtain shareholder approval for “off-market purchases.” This requires that UK Holdco shareholders pass a resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a maximum period of up to five years, but may be renewed by a further shareholder resolution.

Prior to the closing, a resolution will be passed by Kraton, as the current sole shareholder of UK Holdco, to approve certain contracts pursuant to which UK Holdco will be able to make “off-market” purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five years), and renewal of such authorization will be sought at least once every five years, and possibly more frequently. However, UK Holdco shares may only be repurchased out of distributable reserves (see “Comparison of Rights of Stockholders—Purchase and Redemption of Stock”) or, subject to certain exceptions, out of the proceeds of a new issuance of shares made for that purpose.

Transfer of Shares

The articles of association of UK Holdco will allow shareholders to transfer all or any of their shares held in certificated form by instrument of transfer in writing in any usual form or in any other form which is approved by the UK Holdco board of directors. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee. There are costs associated with holding UK Holdco ordinary shares in certificated form, and transfer of such certificated shares may be subject to a stamp duty and/or a stamp duty reserve tax (see “Risk Factors”).

If the UK Holdco board of directors refuses to register a transfer of a share, it shall as soon as practicable and in any event, within two months after the date on which the transfer was lodged with UK Holdco (in the case of a transfer of a share in certificated form), send to the transferee notice of the refusal, together with its reasons for refusal.

General Meetings and Notices

The notice of a general meeting shall be given to the shareholders (other than any who, under the provisions of the articles of association of UK Holdco or the terms of allotment or issue of shares, are not entitled to receive notice) and to the UK Holdco board of directors. The auditors of UK Holdco shall also be entitled to receive notices of general meetings. Under English law, UK Holdco is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the UK Holdco board of directors whether within or outside of the U.K.

Squeeze-Out and Sell-Out Provisions

English law provides that where: (A) a takeover offer is made for shares (other than by way of a scheme of arrangement) and (B) following the offer, the offeror has acquired or contracted to acquire not less than 90% in value of the shares to which the takeover offer relates, and not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer and apply for an order that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

Liability of UK Holdco and its Directors and Officers

The articles of association of UK Holdco will provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders (in their capacity as such) against UK Holdco or its directors. See “Comparison of Rights of Stockholders—Liability of Directors and Officers” for further information regarding the liability of UK Holdco’s directors and officers.

Anti-Takeover Provisions

The takeover provisions applicable to UK Holdco differ from those applicable to a Delaware corporation (such as Kraton) by virtue of the differences between (A) the DGCL and the U.K. Companies Act 2006 and (B) the governing documents of Kraton and the articles of association of UK Holdco.

An English public company is potentially subject to the Takeover Code if, among other factors, its place of central management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Code is issued and administered by the Takeover Panel. The Takeover Panel is an independent U.K. regulatory body which supervises and regulates takeovers and other matters to which the Takeover Code applies. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has confirmed that, based upon UK Holdco’s current and intended plans for its directors and management, the Takeover Code will not apply to UK Holdco.

It is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to UK Holdco.

It should be noted that if UK Holdco becomes subject to the Takeover Code, the ability of the directors of UK Holdco to engage in defensive measures to seek to frustrate bids will, in addition to being subject to the directors’ statutory and fiduciary duties, be restricted by the provisions of the Takeover Code.

The shareholder agreement and the proposed articles of association of UK Holdco each provide that UK Holdco and its subsidiaries may not effect a change-of-control transaction or any merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, consolidation or other business combination transaction without the approval of more than 50% of the directors of UK Holdco, including at least one non-employee public director who is not an LCY Designee and one LCY Designee who is a shareholder affiliated person. See “Summary of Shareholder Agreement—Supermajority Vote Required for Certain Board Actions.”

COMPARISON OF RIGHTS OF STOCKHOLDERS

Your rights as a Kraton stockholder are governed by Delaware law and Kraton’s certificate of incorporation and bylaws. At the effective time of the Redomestication, your shares of Kraton common stock will be canceled and converted into the right to receive UK Holdco ordinary shares. Because UK Holdco will be, at the effective time of the Redomestication, a public company incorporated under English law, the rights of the shareholders of UK Holdco will be governed by applicable English law, including the U.K. Companies Act 2006, and by the articles of association of UK Holdco.

The following is a summary comparison of the material differences between the rights of Kraton stockholders under Delaware law and Kraton’s certificate of incorporation and bylaws and the rights Kraton stockholders will have as shareholders of UK Holdco under English law and the proposed articles of association of UK Holdco. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws, relevant NYSE listing requirements or standards or Kraton’s or UK Holdco’s governance or other policies. Such rights, obligations or provisions generally apply equally to the Kraton common stock and the UK Holdco shares. In addition, assuming that U.S. residents hold 50% or less of the outstanding UK Holdco ordinary shares, UK Holdco will qualify for status as a foreign private issuer under U.S. federal securities laws. UK Holdco will make an annual determination as to its foreign private issuer status at the end of its second fiscal quarter. If UK Holdco qualifies as a foreign private issuer, UK Holdco would be exempt from certain requirements of the U.S. federal securities laws that are applicable to U.S. public companies, including but not limited to:

•	the rules requiring the filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC;

•	the SEC’s rules regulating proxy solicitations;

•	the provisions of Regulation FD;

•	the filing of reports of beneficial ownership under section 16 of the Exchange Act (although beneficial ownership reports may be required under section 13 of the Exchange Act); and

•	“short-swing” trading liability imposed on insiders who purchase and sell securities within a six-month period.

In addition, immediately following the completion of the Transactions, the UK Holdco shares will be held through the facilities of The Depository Trust Company and, as a result, your rights will also be governed by the rules and procedures of The Depository Trust Company and the relationship between you and the bank, broker or other financial institution who holds UK Holdco shares on your behalf.

Certain of the principal attributes of Kraton common stock and UK Holdco shares are similar. However, there are differences between the rights of stockholders of Kraton under Delaware law and the rights of shareholders of UK Holdco following the Transactions under English law. In addition, there are differences between Kraton’s certificate of incorporation and bylaws and the proposed articles of association of UK Holdco.

The following discussion is a summary of certain material differences in your rights that will result from the Transactions, assuming you currently hold Kraton common stock, and a comparison of your other material rights before and after the Transactions. As such, this summary does not cover all the differences between applicable English law and Delaware law affecting corporations and their stockholders or all of the differences between Kraton’s certificate of incorporation and bylaws and the proposed articles of association of UK Holdco. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable English law, Delaware law, Kraton’s certificate of incorporation and bylaws and the proposed articles of association of UK Holdco. We encourage you to read those laws and documents. A copy of the proposed articles of association of UK Holdco is attached to this proxy statement/prospectus as Annex C. For more information, including how you can obtain a copy of Kraton’s certificate of incorporation and bylaws, see “Where You Can Find More Information.” Under

English law holders of a company’s shares are referred to as “members,” but for clarity, they are referred to as “shareholders” in the following comparison and elsewhere in this proxy statement/prospectus.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

Authorized Capital

The authorized capital stock of Kraton consists of 600,000,000 shares of capital stock consisting of: (A) 100,000,000 shares of preferred stock, par value $0.01 per share and (B) 500,000,000 shares of common stock, par value $0.01 per share, of which 10,000,000 shares may be issued in one or more series from time to time by the Kraton board of directors and designated as “non-voting.”

There is no concept of authorized share capital under English law. However, the proposed articles of association of UK Holdco provide the UK Holdco board of directors with the authority to allot and issue a specified amount of shares (free of statutory preemptive rights) for the first five years after adoption of the proposed articles of association of UK Holdco. See “—Preemptive Rights” below for further information. The proposed articles of association of UK Holdco set forth the terms of issue for ordinary shares and deferred shares in UK Holdco.

Voting Rights

Under Kraton’s certificate of incorporation, holders of Kraton common stock are entitled to one vote for each share of such stock.

If any shares of preferred stock are issued, the voting rights of holders of those shares will be determined by the Kraton board of directors, as specified in the certificate of designation with respect to such preferred stock.

Subject to the rights of the holders of any series of preferred stock, if issued, and except as otherwise required by applicable law, Kraton’s certificate of incorporation or bylaws, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of stockholders and voting on the subject matter shall be the act of the stockholders, except for the election of directors.

Subject to the rights of the holders of any series of preferred stock, if issued, directors of Kraton shall be elected by a plurality of the vote of the shares present in person or represented by proxy at the meeting and voting for nominees in the election of directors.

The UK Holdco ordinary shares are the only voting shares of UK Holdco.

Each UK Holdco ordinary share has one vote on all matters submitted to a vote of shareholders at any shareholders’ meetings, which we refer to in this proxy statement/prospectus as general meetings.

The process to amend the rights of any particular class of shares would require approval of the holders of that class of shareholders. See “—Class Voting Rights” below for further details.

Under English law and the proposed articles of association of UK Holdco, certain matters require an “ordinary resolution,” which must be approved by the holders of at least a majority of the aggregate voting power of the outstanding UK Holdco shares that, being entitled to vote, vote on the resolution at the general meeting, and certain other matters require a “special resolution,” which requires the affirmative vote of the holders of at least 75% of the aggregate voting power of the outstanding UK Holdco shares that, being entitled to vote, vote on the resolution at the general meeting.

Approval by an ordinary resolution is required to (among other things): give, vary, revoke or renew the directors’ authority to allot and issue shares and elect directors of the UK Holdco board of directors.

Where the election of a director is contested, (i.e., there is a general meeting at which it is proposed to vote on resolutions for the election of directors and the total number of proposed directors exceeds the total number of directors to be elected at such general

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

meeting), the articles of association of UK Holdco will provide a form of “plurality voting” applicable to such contested elections of directors (i.e., the directors with the greatest number of votes are elected in descending order until the number of directors to be elected at such meeting is satisfied) instead of by ordinary resolution as would normally be required for the appointment of directors.

Approval by a special resolution is required to (among other things):

(1)    approve an amendment to UK Holdco’s articles of association;

(2)    exclude statutory preemptive rights on the allotment and issuance of securities for cash (which may not be done for more than five years);

(3) reduce UK Holdco’s share capital; (4) re-register UK Holdco as a private company; and (5) liquidate UK Holdco.
Voting Record Date

Kraton’s bylaws provide that the record date for determining the stockholders entitled to attend and vote at any meeting shall be not more than 60 days and not less than ten days prior to the meeting date.	The articles of association of UK Holdco will provide that, unless otherwise required by law, the record date for determining the shareholders entitled to attend and vote at any meeting may be determined by the directors and specified in the notice of the meeting.
Quorum

Except as otherwise required by law or the certificate of incorporation, at each meeting of stockholders the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a stockholders meeting constitutes a quorum for the transaction of business. Shares of stock belonging to Kraton or an entity that is majority owned by Kraton shall not be entitled to vote or be counted for quorum purposes, unless such stock is held by Kraton or such other entity in a fiduciary capacity in which case, Kraton or such other entity shall be entitled to vote such shares.

Two shareholders present in person or by proxy at a general meeting constitute a quorum for the transaction of any business.

Ordinary shares held by UK Holdco in treasury (i.e., shares UK Holdco holds in itself) shall not be entitled to attend or vote at general meetings.

Annual Meetings of Stockholders/Shareholders

Kraton’s bylaws provide that an annual meeting of stockholders for the purpose of electing directors and of transacting any other business shall be held each year at such date, time and place, as may be specified by the Kraton board of directors in the notice of meeting.	The articles of association of UK Holdco will provide that annual shareholders’ meetings, which we refer to in this proxy statement/prospectus as annual general meetings, are held and that the election and re-election of directors shall take place thereat. Meetings will take

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

Pursuant to the DGCL, any stockholder or director may petition the Court of Chancery to order a meeting to elect directors if the annual meeting has not been held within 30 days of the date set for such meeting or within thirteen months following the date the previous annual meeting was held.

place at such date, time and place, as may be specified by the UK Holdco board of directors in the notice of meeting. English law requires that each annual general meeting must take place within the six-month period beginning with the day following the end of the company’s fiscal year, but does not specify what business must be transacted at the annual general meeting, nor are there any restrictions on business (however, the annual general meeting is usually the meeting that is used for matters which must be dealt with each financial year, such as the re-election of directors, fixing the remuneration of auditors and consideration of the annual accounts, directors’ report and auditors’ report).
Special Meetings of Stockholders/Shareholders

Kraton’s bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors, the chief executive officer (or in his or her absence or disability, by the president or any executive vice president) or by the board of directors. Kraton stockholders may not call a special meeting of stockholders, unless certain stockholders named in the bylaws collectively own more than 20% of the outstanding shares of Kraton common stock. As of the date of this proxy statement/prospectus, such enumerated stockholders did not collectively own more than 20% of Kraton common stock.

The UK Holdco board of directors, chairman or chief executive can call general meetings at such dates, times and places, as it shall determine.

Under English law, one or more shareholders holding voting shares representing at least 5% of the paid-up capital of UK Holdco can require (or requisition) UK Holdco to call and hold a general meeting.

Business at Annual/Special Meetings

Kraton’s bylaws provide that no business may be transacted at an annual or special meeting of stockholders other than business that is:

•   specified in the notice (or supplement) given by or at the direction of the board of directors or an authorized committee of the board;

•   otherwise brought before the meeting by or at the direction of the board of directors or an authorized committee of the board; or

•   otherwise brought before the meeting by a “Noticing Shareholder” who complies with the notice procedures set forth in the bylaws.

A “Noticing Shareholder” must either be a record holder of Kraton stock that is entitled to vote at the meeting on the business to be conducted at such meeting or a shareholder who holds stock through a nominee or “street name” holder of record and can show Kraton such indirect ownership and its entitlement to vote on the business to be conducted at the meeting.

The only business that may be conducted at a general meeting is the business that is referred to in the relevant notice of such general meeting.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Notice of Annual and Special Meetings of Stockholders/Shareholders

Generally, the DGCL requires that notice to stockholders of the place (if any), date, and hour, and means of remote communication, if any, of each annual and special stockholders’ meeting be given at least ten days, but no more than 60 days, before the meeting date. Pursuant to the DGCL, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

The notice of the general meeting must state the date, time and place of the meeting and the general nature of the business to be dealt with, and where it is proposed to pass a particular resolution as a special resolution the notice should state as such (as well as include the text of the proposed special resolution). The notice of any annual general meeting must also identify the meeting as being an annual general meeting. A general meeting may be held within or outside the U.K. business transacted at a general meeting of shareholders shall be limited to the purposes stated in the notice.

Kraton’s bylaws provide that all meetings of stockholders are to be held at such time and place as may be stated in the notice of the meeting and that such notice must state the place, if any, date and hour of each meeting of stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting.

Kraton’s bylaws provide that notice of an annual or special meeting will be given personally by mail or by electronic transmission, or as otherwise provided in the bylaws, to each stockholder of record entitled to vote at the meeting at least ten days but not more than 60 days before the date of the meeting. Further notice may be given as required by law.

Under English law, an annual general meeting must be called by at least 21 clear days notice. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice.

A general meeting other than the annual general meeting must be called by not less than fourteen clear days’ notice. This notice period can be shortened if shareholders holding at least 95% of the voting rights in UK Holdco agree.

“Clear days” means calendar days and excludes: (A) the date of receipt or deemed receipt of the notice; and (B) the date of the meeting itself.

Where the shareholders of UK Holdco properly require a general meeting to be called (see “—Special Meetings of Stockholders/Shareholders” above), the UK Holdco board of directors must call the general meeting within 21 days, and the meeting itself should be held not more than 28 days, after the date of the notice convening the meeting.

Stockholder/Shareholder Proposals, including Nomination of Directors

Kraton’s bylaws provide that for a “Noticing Shareholder” to properly bring an item of business before a meeting of stockholders, such Noticing Shareholder must give timely notice of such business in writing to the secretary of Kraton in compliance with the provisions of the bylaws.

For proposals to be timely, such Noticing Shareholder’s notice must be delivered to the secretary of Kraton at the principal executive offices of Kraton:

•   in the case of an annual meeting, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the

Where the shareholders of UK Holdco properly require a general meeting to be called (see “—Special Meetings of Stockholders/Shareholders” above), if the notice requesting the general meeting identifies a resolution intended to be properly moved (i.e., put to a vote of shareholders) at the meeting, the notice convening the meeting must include notice of the resolution, which would then form part of the business to be dealt with at the meeting.

Under English law, one or more shareholders holding at least 5% of the total voting rights of all shareholders who have the right to vote on a

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, timely notice must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the date on which public announcement of the date of the meeting is first made by Kraton.

•   in the case of a special meeting called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

resolution or at least 100 shareholders who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital can require UK Holdco to give notice of any resolutions that may, and are intended to, be properly moved (i.e., put to a vote of shareholders) at the next annual general meeting (including, for the avoidance of doubt, a resolution electing a director). The request must be received by at least six weeks before the relevant annual general meeting or, if later, the time at which notice of the meeting is given. If so requested, UK Holdco is required to give notice of the resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting.

A resolution may be “properly moved” (i.e., put to the shareholders) at a general meeting or annual general meeting, unless:

(1)    it would, if passed, be ineffective (whether by reason of inconsistency with any law or the articles of association of UK Holdco or otherwise);

(2)    it is defamatory of any person; or

(3)    it is frivolous or vexatious.

To be in proper form a notice must set forth, and represent as to the accuracy of, the name and address of the Noticing Shareholder (or the beneficial owner on whose behalf the Noticing Shareholder is making the proposal or nomination), the number of shares beneficially owned and the date ownership was acquired, including any derivative instruments, proxies, short interests, rights to dividends, proportionate interests in shares, performance-related fees or any other arrangements as more specifically set forth in the bylaws, as well as a representation that the Noticing Shareholder intends to appear in person or by proxy at the meeting to propose the business or nominate the persons for election as director, as the case may be. The Noticing Shareholder must also certify that it has complied with applicable law in connection with its acquisition of shares of Kraton and provide any other additional information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or that is reasonably requested by Kraton.

If the notice relates to business other than the nomination of a director or directors, such notice must also include a brief description of the business to be brought before the meeting and a description of all arrangements or

The articles of association of UK Holdco will impose further requirements on the content of any shareholder notice to either: (A) request a general meeting for the purposes of proposing a resolution; or (B) propose a resolution for a general meeting. The provisions require the notice to include (among other things and without limitation) matters relating to the identity of the relevant shareholder(s) and certain associated persons (including those acting in concert), and their respective interests in UK Holdco. Additionally, the articles of association of UK Holdco will impose further requirements as to when such notices must be delivered. The provisions require (broadly, and subject to limited exceptions) the notices to be delivered to the company no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the anniversary of the previous annual general meeting. If these additional content and timing requirements are not complied with, then the relevant shareholder(s) who gave the notice, shall not be entitled to vote their shares in respect of the matters which are the subject of such notice.

Shareholders, whether individually or collectively, who meet the relevant thresholds can requisition

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

understandings between the Noticing Shareholder and any other person in connection with such proposal.

If the notice relates to the nomination of a director for election or reelection to the board of directors, such notice must include all information related to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies, description of all arrangements or understandings between the Noticing Shareholder and any other person in connection with such nomination, and a description of all compensation arrangements that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

general meetings and require certain resolutions to be proposed at general meetings, and these resolutions may include nominations of persons for election to the UK Holdco board of directors (see “—Special Meetings of Stockholders/Shareholders” and “—Stockholder/ Shareholder Proposals, including Nomination of Directors” above).

The shareholders of UK Holdco will also have the right in the articles of association of UK Holdco to elect directors by ordinary resolution. The UK Holdco board of directors will also have the right in the articles of association of UK Holdco to elect and remove directors.

Under the proposed articles of association of UK Holdco and the shareholder agreement, LCY will have the right to designate to be nominated for election up to 50% of the directors of UK Holdco. Please see “Summary of Shareholder Agreement—Board Representation—Appointment of Directors.”

Action by Written Consent

Kraton’s certificate of incorporation and bylaws state that actions required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at such duly called annual or special meeting and may not be taken by written consent of the stockholders.	UK Holdco, as an English public liability company, cannot pass shareholder resolutions by written resolution under the U.K. Companies Act 2006. However, the English common law will apply to UK Holdco so that if it can be shown that all shareholders who have a right to attend and vote at a general meeting of UK Holdco assent to a matter which a general meeting of UK Holdco could carry into effect, that assent is as binding as a resolution in general meeting would be.
Sources of Dividends

Subject to applicable law and the certificate of incorporation, Kraton’s board of directors may declare and pay dividends out of:

(1)    surplus of the corporation, which is defined as net assets less statutory capital; or

(2)    if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year,

provided, however, that if the net assets of the corporation have been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the

UK Holdco may declare and pay dividends on its issued share capital only out of its “distributable reserves,” defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital. For this purpose, share capital includes any share premium, being an amount equal to the excess of the consideration for the issue of shares over the aggregate nominal amount (i.e., par value) of such shares.

In addition, under English law, UK Holdco will not be permitted to declare and pay a dividend if, at the time, the amount of its net assets is less than the aggregate of its issued and called-up share capital and undistributable reserves or to the extent that the dividend will reduce the net assets below such amount.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
corporation’s net profits until the deficiency has been repaired. Generally, under the DGCL, the board of directors must consider the actual, current value of the corporation’s assets.
Declaration of Dividends

Subject to applicable law, the certificate of incorporation and the bylaws, dividends may be declared by the Kraton board of directors at any regular or special meeting of the board of directors and may be paid in cash, property or in shares of a corporation’s capital stock, as described above in “—Sources of Dividends.”

The UK Holdco articles of association will authorize the directors to declare interim dividends (including wholly or in part by the distribution of assets) if the UK Holdco board of directors considers that they are justified by the profits of UK Holdco available for distribution.

The shareholders may declare dividends by ordinary resolution, except that no dividend may exceed the amount recommended by the UK Holdco board of directors. Furthermore, the UK Holdco articles of association will also provide that a general meeting declaring a dividend may, upon recommendation by the UK Holdco board of directors, direct by ordinary resolution that the dividend shall be satisfied wholly or in part by the distribution of assets, including (without limitation) paid up shares or debentures of another body corporate.
Record Date of Dividends

Kraton’s bylaws provide that the board of directors may fix a record date for stockholders entitled to receive the payment of a dividend or other distribution, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.	The articles of association of UK Holdco will provide that the UK Holdco board of directors may set the record date for a dividend or other distribution.
Purchase and Redemption of Stock

Pursuant to the DGCL, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall:

(1)    Purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation

UK Holdco may engage in “off-market” purchases of its own shares subject to the shareholders’ prior approval, by resolution, of the contract pursuant to which the purchase(s) are made.

A resolution, which would approve certain contracts pursuant to which UK Holdco would be able to make “off-market” purchases from selected investment banks, is anticipated to be adopted by Kraton, as the then sole shareholder of UK Holdco, prior to the effective time of the Transactions. See “Description

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced;

(2)    Purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or

(3)    Redeem any of its shares unless their redemption is authorized by a subsection of the DGCL and then only in accordance with such section and the certificate of incorporation.

of Shares of UK Holdco—Alteration of Share Capital/Repurchase of Shares” for further details.

UK Holdco may redeem or purchase shares only if the shares are fully paid and only out of:

(1)    distributable reserves; or

(2)    the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

Under English law, any shares purchased by UK Holdco out of distributable reserves must either be canceled or held in treasury (in which case they can be canceled, resold or transferred to an employee share scheme at a later date). Where shares are purchased by UK Holdco out of proceeds of a new issue of shares, they must be canceled.

Generally, pursuant to the DGCL, a corporation has a right to resell any of its shares theretofore purchased or redeemed out of surplus (as defined above under “—Sources of Dividends”) and which have not been retired, for such consideration as shall be fixed by the board of directors.

Pursuant to the DGCL, shares which have been called for redemption are not considered to be outstanding shares for the purpose of voting or determining the total number of shares that are entitled to vote on any matter on and after the date on which written notice of redemption has been sent to the holders thereof and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the shares upon surrender of certificates therefor.

The articles of association of UK Holdco will permit UK Holdco to issue redeemable shares. Any redeemable shares which are redeemed by UK Holdco must be canceled, but pending redemption could be voted and deemed outstanding for the purpose of determining the total number of shares entitled to vote on any such matter unless the terms of issue provide otherwise.

Appraisal Rights

Pursuant to the DGCL, a stockholder of a Delaware corporation is generally entitled, subject to certain specified circumstances, to demand judicial appraisal of the fair value of the shares owned by the stockholder in the event the corporation is a party to a merger or consolidation, subject to specified exceptions.

English law does not provide for “appraisal rights” similar to those rights under Delaware law. However, English law does permit a minority shareholder to object to a court where its shares are proposed to be compulsorily acquired. See “—Stockholder/Shareholder Votes on Mergers and Acquisitions” below.

English law also permits minority shareholders to bring certain claims against a company. See “—Shareholders’ Suits” below.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Preemptive Rights

Pursuant to the DGCL, a stockholder is not entitled to preemptive rights to purchase or subscribe for additional issuances of capital stock or any security convertible into capital stock unless they are specifically granted the right to do so in the certificate of incorporation.

Kraton’s certificate of incorporation does not provide such rights to the holders of Kraton common stock.

Under English law, the issuance for cash of:

(1)    “ordinary shares” (i.e., shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution); or

(2)    rights to subscribe for, or convert securities into, such ordinary shares,

must be offered first to the existing ordinary shareholders in proportion to their respective nominal amounts (i.e., par values) of their holdings. English law permits a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude preemptive rights for a period of up to five years. Statutory pre-emption rights also apply under English law to the sale of ordinary shares out of treasury (i.e., shares that UK Holdco owns in itself) and these may also be excluded by special resolution or a provision in a company’s articles of association.

Preemptive rights do not generally apply to a company’s issuance of shares in exchange for consideration that is wholly or partly other than cash.

The articles of association of UK Holdco will provide that, for the first five years after their adoption, the UK Holdco board of directors will have authorization (without the need for further shareholder resolution) to allot and issue shares, or to grant rights to subscribe for, or to convert any securities into, shares, up to an aggregate nominal amount (i.e., par value) that Kraton and LCY shall agree prior to the adoption of the articles of association of UK Holdco for cash, free of these statutory preemptive rights. Renewal (by shareholder resolutions) of the authorization to allot and issue shares and exclusion of statutory preemptive rights will be sought at least once every five years, and possibly more frequently. The disapplication of statutory preemption rights will also extend to the sale of ordinary shares out of treasury.

Under the proposed articles of association of UK Holdco and the shareholder agreement, at any time UK Holdco effects an issuance of voting securities (a “preemptive issuance”), LCY Shareholder will have the right to purchase securities in such issuance (other than for certain types of issuances described below) to maintain the same total voting power as LCY Shareholder owned immediately prior to such issuance.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

Prior to any preemptive issuance, UK Holdco will be required to provide LCY Shareholder with fifteen business days’ prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice that is reasonably practicable but not less than ten business days) of the proposed preemptive issuance or, if earlier, the expected date of entry into a binding agreement to issue voting securities. If prior to any such preemptive issuance, there is a material change in the terms of such preemptive issuance, then prior to such preemptive issuance, UK Holdco shall provide LCY Shareholder with fifteen business days’ prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable but not less than ten business days’ prior written notice) describing such change.

LCY Shareholder may exercise its preemptive rights by providing written notice to UK Holdco, in the case of a preemptive issuance for cash consideration, prior to the preemptive issuance or, in the case of a preemptive issuance for consideration other than cash, at least five business days before the expected date of entry into the binding agreement to issue voting securities. Subject to the exceptions described under “Summary of Shareholder Agreement—Preemptive Rights,” LCY Shareholder is required to effect the purchase concurrently with the preemptive issuance. If UK Holdco does not provide at least fifteen business days’ notice of a preemptive issuance or of a material change thereto, LCY Shareholder has the option to make open market or privately negotiated purchases of voting securities for a six-month period following such issuance rather than purchasing voting securities from UK Holdco in the preemptive issuance.
Amendment of the Constitutional Documents

Pursuant to the DGCL, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

(1)    recommendation of the board of directors; and

(2)    subject to certain class rights (see “—Class Voting Rights” below), the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote.

Kraton’s certificate of incorporation provides that the provisions of the certificate of incorporation may be

The provisions in the articles of association of an English public company are generally equivalent to the collective provisions of a certificate of incorporation and bylaws of a Delaware corporation.

Under English law, a special resolution of the shareholders is required to amend any provision of the articles of association of UK Holdco that is not “entrenched” or is not a right attached to a particular class of shares.

If a provision is “entrenched” that provision may only be amended or repealed if stated conditions are

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

amended, altered, or repealed, and other provisions authorized by Delaware law at the time in force may be added or inserted in the manner and at the time prescribed by such laws.

Pursuant to the DGCL, stockholders have the power to adopt, amend or repeal bylaws by the affirmative vote of a majority of the stock present and entitled to vote on the subject matter at a meeting at which a quorum is present, unless the certificate of incorporation or the bylaws specify a different vote.

Kraton’s certificate of incorporation states that the power to adopt, amend or repeal the bylaws may be exercised by the board of directors. Subject to the certificate of incorporation, the bylaws provide that the bylaws may be amended, altered or repealed by resolution adopted by a majority of the board of directors at any special or regular meeting of the board of directors if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or at any regular or special meeting of the stockholders upon the affirmative vote of the holders of two-thirds (2/3) or more of the combined voting power of the outstanding shares of Kraton entitled to vote generally in the election of directors, if in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution. There will be a number of “entrenched” provisions in the articles of association of UK Holdco, being:

•   LCY’s preemptive right to purchase securities from UK Holdco for cash (in accordance with the shareholder agreement);

•   LCY’s right to designate persons for nomination to the UK Holdco board and the board’s obligation to nominate such persons;

•   LCY’s right to appoint designees to attend committee meetings as observers;

•   the board’s authority to authorize certain director conflicts of interest;

•   actions that may be taken by a director, if disclosed, notwithstanding his office;

•   entrenchment of additional consent rights for certain actions (for a list of such actions, see “Summary of Shareholder Agreement—Supermajority Vote Required for Certain Board Actions”); and

•   that no member has the right to inspect any accounting record or other document of UK Holdco without a contractual right to do so, unless it is authorized to do so by law, by order of a court, by the board of UK Holdco or by ordinary resolution of the shareholders of UK Holdco.

The requirements are “entrenched,” as they may only be removed, amended or varied with the approval of the holders of a majority of the voting shares held by LCY Shareholder. Amendment of the additional consent rights referred to above requires the same level of approval and, in addition, the approval of the holders of a majority of the voting shares other than those held by LCY Shareholder.

See “—Class Voting Rights” below for further information on how the rights attached to a particular class of shares may be amended.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Preferred Stock/Preference Shares

Kraton’s certificate of incorporation provides that the Kraton board of directors may issue preferred stock in one or more series from time to time. The board of directors is authorized to fix, by resolution or resolutions, the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such preferred stock, including whether or not such preferred shares will have voting rights.

Preference shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.

The proposed articles of association of UK Holdco do not expressly contemplate the issue of preference shares. However, subject to sufficient authorization being in place for the allotment and issue of shares, preference shares could be issued in the future with such rights or restrictions as are determined by a resolution of the shareholders or, subject to and in default of such determination, the UK Holdco board of directors. Pre-emption rights may apply to such issuance (see “—Preemptive Rights” above).

Class Voting Rights

Kraton’s certificate of incorporation provides that whenever Kraton is authorized to issue only one class of stock, each outstanding share entitles the holder of such share the right to notice of, and the right to vote at, any meetings of stockholders. When Kraton is authorized to issue more than one class of stock, no outstanding shares or any class of stock which is denied voting power under the provisions of the certificate of incorporation entitles the holder of such shares the right to vote at any meeting of stockholders except as required by law; provided that no shares of any such class of stock that is otherwise denied voting power shall entitle the holder of such shares to vote upon the increase or decrease in the number of authorized shares of such class.

Pursuant to the DGCL, holders of shares of a class of capital stock are entitled to vote separately as a class upon a proposed amendment to a corporation’s certificate of incorporation if the amendment will:

(1)    unless otherwise provided in the certificate of incorporation, increase or decrease the authorized shares of the class;

(2)    increase or decrease the par value of the shares of the class; or

(3)    alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

The articles of association of UK Holdco will provide that rights attached to a class of shares may only be varied: (A) in such manner (if any) as may be provided by those rights; (B) with the written consent of the holders of three-quarters in nominal amount (i.e., par value) of the issued shares of that class; or (C) by a special resolution passed at a separate meeting of the holders of that class.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Stockholder/Shareholder Votes on Mergers and Acquisitions

Pursuant to the DGCL, unless a corporation’s certificate of incorporation requires a greater vote, a merger or consolidation of the corporation or the sale, lease or exchange of all or substantially all of a corporation’s assets generally requires the approval of the board of directors and (except in limited circumstances) the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on the transaction.

Pursuant to the DGCL, a corporation or other entity owning at least 90% of the outstanding shares of a subsidiary corporation may effect a merger with or into such subsidiary by resolution of the board of directors of the parent and without any action on the part of the board of directors or of the other stockholders of the subsidiary.

Under English law, where UK Holdco proposes to acquire the shares in another company, approval of UK Holdco’s shareholders is not required.

Under English law, where another company proposes to acquire the shares in UK Holdco, the requirement for the approval of the shareholders of UK Holdco depends on the method of acquisition.

Under English law, a merger between UK Holdco and another English public company (as opposed to an acquisition by one company of the other) will require approval of the shareholders of both UK Holdco and the other English public company.

By comparison, a takeover (i.e., the acquisition of the shares in one company by another) of an English public company may be carried out by a statutory scheme of arrangement (under Part 26 of the U.K. Companies Act 2006) between the target company and its shareholders. Part 26 schemes of arrangement are also used in certain types of compromises with creditors, amalgamations and capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (A) a majority in number representing 75% in value of the shareholders (or each class of shareholders whose shares are being acquired) present and voting either in person or by proxy at a special meeting convened by order of the court; and (B) the English court. Under the proposed articles of association of UK Holdco, until termination of the shareholder agreement, any scheme of arrangement of UK Holdco on which all of the UK Holdco shares held by LCY Shareholder are not excluded from the class of members voting will require, in addition to the shareholders’ approval required under Part 26 of the U.K. Companies Act 2006, the approval of at least two-thirds of the UK Holdco shares. In addition, under the proposed articles of association of UK Holdco, any merger or other business combination of, or with respect to, or involving UK Holdco requires approval by a majority of the board of directors of UK Holdco, including a designee of LCY Shareholder under the shareholder agreement and a director who is neither a designee of LCY Shareholder nor an employee.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

Once a scheme of arrangement has been approved, been sanctioned and become effective, all shareholders and creditors of the relevant class are bound by the terms of a scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Delaware law.

English law also provides that where: (A) a takeover offer is made for shares (other than by way of a scheme of arrangement), and (B) following the offer, the offeror has acquired or contracted to acquire not less than 90% in value of the shares to which the takeover offer relates, and not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer and apply for an order that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

A shareholder vote is not generally required, under English law, to approve the sale, lease or exchange of all or substantially all of a company’s assets. However, under the proposed articles of association of UK Holdco, until termination of the shareholder agreement, UK Holdco may not enter into, effectuate, approve or recommend (or allow any of its subsidiaries to enter into, effectuate, approve or recommend) any sale of all or substantially all the assets of UK Holdco and its subsidiaries without:

(1)    if the sale is to LCY Shareholder or its affiliates, the prior approval of such members as would be required to approve a scheme of arrangement of UK Holdco under Part 26 of the U.K. Companies Act 2006 but on which resolution the UK Holdco shares held by the LCY Shareholder would be excluded from the class of members voting; or

(2)    if the sale is to a person other than LCY Shareholder or its affiliates, the prior approval of such members as would be required to approve a scheme of arrangement of UK Holdco

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

under Part 26 of the U.K. Companies Act 2006 (and on which resolution the UK Holdco shares held by LCY Shareholder would be included in the class of members voting) and, in addition, of at least two-thirds of the UK Holdco shares.

Related Party Transactions

Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or employees if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation.

Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (A) the director’s or officer’s interest is made known to the board of directors or the stockholders of the corporation, who thereafter approve the transaction in good faith (in the case of the board or board committee by a majority of disinterested directors); or (B) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, the committee, or the stockholders.

Under English law, certain transactions between a director (or a person connected with a director) and a related company are prohibited unless approved by the shareholders. These transactions include, among other things, loans, quasi-loans, credit transactions and substantial property transactions.

Directors who have an interest in a proposed transaction or arrangement with UK Holdco are required to declare the nature of their interest at a meeting of the UK Holdco board of directors or by notice (see “—Standard of Conduct for Directors; Composition of the Board” below). Pursuant to the proposed articles of association of UK Holdco a director may vote in respect of any transaction or arrangement with UK Holdco in which he or she is interested. The proposed articles of association of UK Holdco also provide for the directors to authorize any matter (other than a transaction or arrangement with UK Holdco) which relates to a situation in which a director may have a conflict of interests with UK Holdco; provided such authorization is obtained, a director is permitted to vote on any matter in which he or she has an interest that can reasonably be regarded as giving rise to a conflict of interests with UK Holdco. This restriction may be suspended or relaxed, either generally or in respect of a particular matter, by an ordinary resolution of the shareholders or, in respect of a particular matter, by a resolution of the UK Holdco board of directors.

Rights of Inspection

The DGCL allows any stockholder the right to inspect a complete list of the stockholders entitled to vote at a meeting of stockholders, both during the time of the meeting and during the ten days preceding the meeting, for a purpose germane to the meeting.

The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for

Under English law, the register and index of names of shareholders of UK Holdco may be inspected at any time (A) for free, by its shareholders, and (B) for a fee by any other person. The inspecting shareholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.

The articles of association of UK Holdco will contain provisions stating that a complete list of the

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

business to inspect for any proper purpose, and to make copies and extracts from:

(1)    the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2)    a subsidiary’s books and records, to the extent that:

(i)     the corporation has actual possession and control of such records of such subsidiary; or

(ii)    the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:

(a)    the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and

(b)    the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder shall be open to the examination of any shareholder, for any purpose germane to a shareholder meeting, during ordinary business hours, for a period of at least ten days prior to the meeting. The list shall also be available for inspection by any shareholder who is present at the meeting.

The service contracts of UK Holdco’s directors can be inspected without charge and during business hours. In this context under applicable English law, a “service contract” includes the terms of a person’s appointment as a director of UK Holdco or a subsidiary company and any contract under which a director undertakes personally to perform services for UK Holdco or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Where service contracts are not in writing, a written memorandum setting out the terms must be provided by UK Holdco.

The shareholders of UK Holdco may also inspect, without charge and during business hours, the minutes of meetings of the shareholders for the previous ten years and obtain copies of the minutes for a fee.

In addition, the annual accounts of UK Holdco are required by English law to be made available to shareholders at a general meeting and a shareholder is entitled to a copy of such accounts. The accounts must also be made available on UK Holdco’s website and remain available until the accounts for the next financial year are placed on the website.

Under English law, the shareholders of UK Holdco do not have the right to inspect the corporate books of a subsidiary of UK Holdco.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Standard of Conduct for Directors; Composition of the Board

In general, the DGCL does not contain any specific provisions regarding the standard of conduct of a director. The scope of the board of directors’ fiduciary duties is therefore determined by decisions of the courts of the State of Delaware. In general, directors have duties of care and loyalty and are obligated to act in good faith, on an informed basis and in a manner they reasonably believe to be in the best interests of the corporation and its stockholders.

English law imposes certain specific obligations on the directors of UK Holdco. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:

(1)    to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

(2)    to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

(3)    to exercise independent judgment;

(4)    to exercise reasonable care, skill and diligence;

(5)    to avoid conflicts of interest;

(6)    not to accept benefits from third parties; and

(7)    to declare an interest in a proposed transaction with the company.

Number of Directors

Subject to the rights of the holders of preferred stock, if any, or the holders of common stock pursuant to a shareholders agreement with the company, Kraton’s bylaws provide that the number of directors shall be fixed by the Kraton board of directors from time to time pursuant to a resolution adopted by a majority of the entire board; provided that the number shall be no less than three directors.	The articles of association of UK Holdco will provide that the initial number of directors shall be fourteen and may be changed by the board of directors, subject to certain conditions.
Classification of the Board of Directors

The DGCL permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Kraton’s bylaws provide that, subject to the rights of the holders of preferred stock, if any, the board of directors will be divided into three classes of directors. Each class is elected to serve for a term of three years, with the term of only one class expiring every year.

English law permits a company to provide for terms of different lengths for its directors. However, it also requires that employment agreements for executive directors with a guaranteed term of more than two years be subject to the prior approval of shareholders at a general meeting.

The articles of association of UK Holdco will not provide for any classification of the UK Holdco board of directors.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Removal of Directors

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows:

(1)    members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

(2)    directors may not be removed in certain situations in the case of a corporation having cumulative voting.

Kraton’s bylaws provide that, subject to the rights of the holders of any preferred stock or any holders of common stock pursuant to a shareholders agreement with Kraton to elect additional directors under specified circumstances, directors may be removed from office only for cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors.

Under Delaware law, the board of directors does not have the power to remove a director, either with or without cause.

Under English law, shareholders in UK Holdco may remove a director of UK Holdco without cause by ordinary resolution, irrespective of any provisions in the articles of association of UK Holdco, provided that notice of such proposal is given to UK Holdco by the shareholder making such proposal at least 28 days prior to the general meeting at which such proposal is to be put to shareholders. A director subject to any such procedure has a right to: (A) make reasonable written representations (which the company must circulate to shareholders) as to why he or she should not be removed, and (B) be heard orally at the general meeting.

A majority of the other directors of UK Holdco acting by board resolution or otherwise may also remove a director by request in writing (or using electronic communications), but in certain circumstances the exercise of such right in relation to a director designated by LCY is subject to LCY’s consent under the shareholder agreement. The UK Holdco board of directors acting by board resolution may also remove a director where such director either: (A) holds an executive office that has terminated or expires; or (B) is absent (without permission) for more than six consecutive months from board meetings.

Vacancies on the Board of Directors

Kraton’s bylaws provide that, subject to the rights of the holders of preferred stock or any holders of common stock pursuant to a shareholders agreement with Kraton to elect additional directors under specified circumstances, vacancies on the board of directors, except in the case of a vacancy due to a removal of a director for cause by the stockholders as described in “—Removal of Directors,” may be filled by a majority of the directors then in office (even if less than a

The articles of association of UK Holdco will provide that vacancies on the board of directors may be filled by the UK Holdco board of directors or may be filled by an ordinary resolution of the shareholders. Any directors appointed by the UK Holdco board of directors or by ordinary resolution to fill a vacancy will hold office until the next annual general meeting, his successor is appointed or his earlier death, resignation or removal.

quorum). Any director elected in accordance with the preceding sentence shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Vacancies on the board of directors that result from the removal of a director for cause by the stockholders may be filled at a meeting duly called by the stockholders entitled to vote for the election of the director so removed. If the stockholders do not fill such vacancy at such meeting, the vacancy may be filled by a majority of the directors then in office (even if less than a quorum).

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Liability of Directors and Officers

The DGCL permits Kraton’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a Kraton director for:

(1)    any breach of his or her duty of loyalty to the corporation or its stockholders;

(2)    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)    intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4)    any transaction from which he or she derives an improper personal benefit.

Kraton’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended or supplemented, the personal liability of Kraton directors is eliminated.

English law does not permit UK Holdco to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust in relation to UK Holdco. However, despite this prohibition, UK Holdco is permitted to purchase and maintain limited insurance for a director of the company.

Shareholders can ratify by ordinary resolution a director’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to UK Holdco.

Indemnification of Directors and Officers

The DGCL permits Kraton to indemnify anyone who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of Kraton or is or was serving at the request of Kraton as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Kraton and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Kraton may indemnify the same category of persons in an action by or in the right of Kraton under the same conditions, but only for expenses (including attorneys’ fees), provided that no indemnification is permitted

Subject to certain exceptions, English law does not permit UK Holdco to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to UK Holdco. The exceptions allow UK Holdco to:

(1)    purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. Director and officer insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, director and officer insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, director and officer insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality,

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

without judicial approval if such person is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, Kraton must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Kraton’s certificate of incorporation and bylaws provide that Kraton shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but in the case of an amendment, only to the extent that such amendment provides for broader indemnification rights then permitted prior thereto), any person who was or is made or is threatened to be made a party or is otherwise involved in (including as a witness) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was or has agreed to become a director or officer of Kraton or is or was serving or has agreed to serve at the request of Kraton as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to any such proceedings by reason of the fact that he or she is or was or has agreed to become an employee or agent of Kraton, or is or was serving or has agreed to serve at the request of Kraton as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceedings and any appeal therefrom; except that in the case of a proceeding by or in the right of Kraton to procure a judgment in its favor, such indemnification is limited to expenses (including attorney’s fees) actually and reasonably incurred by such person in the defense and settlement of such proceeding and any appeal therefrom and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Kraton unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

dishonesty or intentional malfeasance is subsequently admitted or found to be true;

(2)    provide a qualifying third-party indemnity provision, which we refer to in this proxy statement/prospectus as a QTPIP. This permits UK Holdco to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of UK Holdco)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (A) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself; (B) fines imposed in criminal proceedings; and (C) penalties imposed by regulatory bodies. UK Holdco can therefore indemnify directors against such third-party actions as class actions or actions following mergers and acquisitions or share issues;

(3)    indemnify a director in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company in such cases; and

(4)    provide a qualifying pension scheme indemnity provision, which we refer to in this proxy statement/prospectus as a QPSIP. This permits UK Holdco to indemnify a director of a company (whether UK Holdco or an associated company) that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme, except for: (A) the legal costs of an unsuccessful defense of criminal proceedings; (B) fines imposed in criminal proceedings; and (C) penalties imposed by regulatory bodies.

The articles of association of UK Holdco will include a provision that allows UK Holdco to exercise all powers to indemnify, subject to the provisions of English law, any person who is or was a director of

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

Kraton shall not be obligated to indemnify a director or officer of Kraton in respect of an action brought by such director or officer unless such action was authorized by the board of directors (other than actions to enforce a right to indemnification or advancement of expenses).

Kraton shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of Kraton or is or was serving at the request of Kraton as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not Kraton would have the power to indemnify him or her against such liability under the provisions of its certificate of incorporation or bylaws.

UK Holdco or an associated company against any loss or liability, whether: (A) in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to UK Holdco or any associated company; or (B) in connection with that company’s activities as a trustee of an occupational pension scheme. The UK Holdco Articles of Association will also include a provision that allows the company to exercise all powers to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or any related company are or have been interested.

In addition to the provisions of the articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or executive officer which indemnifies the director or executive officer against claims brought by third parties to the fullest extent permitted under English law. UK Holdco expects to enter into new deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates) in due course.

Shareholders’ Suits

Pursuant to the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

(1)    state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

(2)    allege with particularity:

(a)    the efforts, if any, made by the plaintiff to obtain the action the plaintiff desires from the directors; or

(b)    the reasons for the plaintiff’s failure to obtain the action or for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the court.

English law permits a shareholder to initiate a derivative claim on behalf of the company arising from certain specified wrongs on the part of a director. Permission from the English courts is required to continue a derivative claim once issued. The court will only grant permission if the shareholder has disclosed a prima facie case and must take certain specified circumstances into account in granting such permission. Permission will be refused if the court is satisfied that a person having a duty to promote the success of the company would not seek to continue the claim, that the act or omission has not yet occurred and has been authorized by the company or the act or omission has occurred and was authorized or ratified by the company.

In addition, English law permits a shareholder to bring a claim against UK Holdco:

(1)    when UK Holdco’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders

An individual may also maintain a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

(2)    when any act or omission of UK Holdco is or would be so prejudicial.

The articles of association of UK Holdco will provide that English courts will have exclusive jurisdiction with respect to any suits brought by shareholders against UK Holdco or its directors.

Takeover Matters

A Delaware court will generally uphold board of director decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

(1)    the directors had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2)    the board action taken was neither preclusive nor coercive and was reasonable in relation to the threat posed.

In its certificate of incorporation, Kraton has expressly stated that Section 203 of the DGCL shall not apply to Kraton, which generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock within three years after the person or entity becomes an interested stockholder, unless: (A) the board of directors of the corporation has approved, before the time that the stockholder became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (B) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (C) at or after the time the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

UK Holdco is not subject to the Takeover Code. Consequently, the UK Holdco board of directors will be permitted to adopt certain anti-takeover measures provided that such measures are consistent with their general duties (as described above under “—Standard of Conduct for Directors; Composition of the Board”).

As discussed in “Description of Shares of UK Holdco—Anti-Takeover Provisions,” it is possible that the Takeover Code could apply to UK Holdco in the future. If UK Holdco becomes subject to the Takeover Code, the ability of the directors of UK Holdco to engage in defensive measures to seek to frustrate bids would be further restricted.

There is no equivalent provision under English law to Section 203 of the DGCL, provided that the Takeover Code does not apply.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Limitation on Enforceability of Civil Liabilities

Kraton is a U.S. company incorporated under the laws of Delaware. As a result, investors generally can initiate lawsuits based on federal securities laws in U.S. courts against Kraton and its directors and officers and can generally enforce judgments based on those suits in U.S. courts.

Because UK Holdco will be a public company incorporated under English law, after the effective time of the Transactions, investors could experience more difficulty enforcing judgments obtained against UK Holdco in U.S. courts than would currently be the case for U.S. judgments obtained against Kraton. It may also be more difficult (or impossible) to bring some types of claims against UK Holdco in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. In addition, the articles of association of UK Holdco will provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders (in their capacity as such) against UK Holdco or its directors.

A judgment obtained against UK Holdco from a U.S. court may not be recognized by the English courts. There are no reciprocal arrangements for the recognition and enforcement of U.S. court decisions in the U.K. Rather, a separate action to enforce the U.S. judgment must be commenced in the English courts. In order for an English court to enforce a U.S. court judgment, it must (A) be for a debt or definite sum of money; (B) be final and conclusive; (C) not be of a penalty or revenue nature; and (D) be rendered by a court that had jurisdiction to give that judgment in the circumstances of the case, and in accordance with the English rules of private international law. The English courts may not recognize and enforce the U.S. court decision if: (i) any of (A)-(D) are not satisfied; (ii) the judgment was obtained through fraud; (iii) the enforcement of the judgment would be contrary to the public policy of the U.K.; or (iv) the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

UK Holdco and its directors and officers may be subject to criminal penalties in the U.S. if there were to be violations of the U.S. federal securities laws, but may not be subject to criminal penalties in the U.K. unless the criminal laws of the U.K. were violated. A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws might not be permitted on public policy grounds.

Provisions Currently Applicable to Kraton Stockholders	Provisions Applicable to UK Holdco Shareholders
Approval of Director Compensation

Kraton’s stockholders generally do not have the right to approve directors’ compensation. However, Kraton is subject to SEC reporting requirements for director and executive officer compensation and stockholder non-binding, advisory votes to approve certain executive officer compensation and to determine the frequency of such non-binding advisory votes.

English law requires UK Holdco to hold a binding shareholder vote on remuneration policy at least once every three years. Remuneration payments made to directors and former directors will need to be consistent with the terms of the approved remuneration policy or otherwise approved by shareholder resolution.

Directors must prepare an annual directors’ remuneration report, which forms part of the annual financial statements and details how the approved remuneration policy was implemented in the previous year. UK Holdco will be required to present this report to shareholders annually at a general meeting and hold a non-binding, advisory shareholder vote on it.

English law requires that employment agreements for executive directors with a guaranteed term of more than two years be subject to the prior approval of shareholders.

Notice

Kraton’s bylaws provide that whenever notice is required to be given to any stockholder, such notice be delivered in accordance with applicable law, applicable stock exchange rules and regulations and in the manner provided for in Kraton’s bylaws. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to such stockholder’s address as it appears on the records of Kraton.	The articles of association of UK Holdco will provide that any notice given by UK Holdco to any shareholder shall be in writing, and be given, sent or supplied by UK Holdco: (A) personally; (B) by post in a prepaid envelope to such holder’s registered address; (C) in electronic form to a person who has agreed (and not revoked such agreement) to the notice being sent or supplied in that form; or (D) by website notification (subject to various conditions prescribed by English law and the proposed articles of association of UK Holdco).

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “KRA.” The following table sets forth the high and low intraday sales prices of our common stock per share, as reported by the NYSE.

	Stock Price Range
	High	Low
2014
Second Quarter*	$27.41	$26.54
First Quarter	$28.87	$20.91

2013
Fourth Quarter	$23.98	$18.38
Third Quarter	$22.16	$18.33
Second Quarter	$23.73	$18.82
First Quarter	$28.26	$23.25

2012
Fourth Quarter	$26.69	$19.54
Third Quarter	$27.30	$18.76
Second Quarter	$27.75	$17.61
First Quarter	$31.17	$20.73

*	Through April 29, 2014.

The closing price of our common stock on the NYSE on January 27, 2014, the last unaffected trading day prior to our public announcement that we had entered into the Combination Agreement, was $21.39 per share. On January 28, 2014, the closing price of our common stock on the NYSE was $24.73 per share. On April [    ], 2014, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price of our common stock on the NYSE was $[    ] per share.

The market price of Kraton common stock will fluctuate prior to the consummation of the Transactions. You should obtain current market quotations for the shares of Kraton common stock.

We have not previously declared or paid any dividends or distributions on our common stock. As of [     ], 2014, we had approximately [            ] shareholders of record of our common stock and approximately [            ] beneficial owners.

Dividends

Kraton does not currently pay dividends. Currently, the Combination Agreement contains restrictions on Kraton’s ability to pay dividends to its stockholders without the consent of LCY and Kraton’s senior secured credit facilities and its senior notes indenture limits its ability to pay cash dividends and may preclude Kraton from paying cash dividends.

UK Holdco does not currently pay dividends and, following the consummation of the Transactions, may not pay dividends. Under English law, UK Holdco will only be able to declare dividends out of distributable reserves. Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital duly made. It is not expected that UK Holdco will have distributable reserves following the consummation of the Transactions. Please see “Risk Factors—Risk Factors Relating to the Transactions—English law will require that UK Holdco meet certain additional financial requirements before it can declare dividends or repurchase shares following the Transactions.” Distributable reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. Any dividends made by UK Holdco must be approved by the board of directors of UK Holdco and the board will fix the time for payment of such dividend. Please see “Description of UK Holdco Shares—Dividends” and “Comparison of Rights of Stockholders” for more information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentages of beneficial ownership reported below are based on 32,774,278 shares of common stock outstanding on April 8, 2014, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Except as otherwise updated or specified in the footnotes to the table below, the following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2014 of:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of our executive officers, directors and director nominees as a group.

The below table also includes the beneficial ownership of the securities of UK Holdco assuming the consummation of the Transactions. The percentages of beneficial ownership reported below are based on the assumption that 65,548,556 UK Holdco ordinary shares would be outstanding following the consummation of the Transactions and includes information regarding beneficial ownership of Kraton common stock as of April 8, 2014 (and assumes the Transactions were consummated on such date).

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Pro Forma Amount and Nature of Beneficial Ownership (2)		Percent of Class	Pro Forma Percent of Class
Five-Percent Stockholders:
LCY Chemical Corp.	0		32,774,278	(3)	0%	50%
4F, No. 83, Section 4, Bade Road, Songshan Dist.
Taipei City 105, Taiwan (R.O.C.)
BlackRock, Inc. (4)	3,697,804	(5)	3,697,804	(5)	11.03%	5.52%
40 East 52nd Street
New York, New York 10022
Fine Capital Partners, L.P. (6)	3,009,187	(7)	3,009,187	(7)	8.98%	4.49%
590 Madison Avenue, 27th Floor
New York, New York 10022
The Vanguard Group, Inc. (8)	1,988,883	(9)	1,988,883	(9)	5.93%	2.97%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
GMT Capital Corp. (10)	1,792,103	(11)	1,792,103	(11)	5.35%	2.68%
2300 Windy Ridge Parkway, Suite 550 South
Atlanta, Georgia 30339
Frontier Capital Management Co., LLC	1,747,073	(12)	1,747,073	(12)	5.21%	2.61%
99 Summer Street
Boston, Massachusetts 02110

Directors and Named Executive Officers:
Richard C. Brown	30,087		30,087		*	*
Anna C. Catalano	8,834		8,834		*	*
Steven J. Demetriou	26,937		26,937		*	*
Kevin M. Fogarty	521,976		521,976		1.56%	0.78%
Dominique Fournier	7,591		7,591		*	*
Lothar P. F. Freund	93,245		93,245		*	*
John J. Gallagher III	18,651		18,651		*	*
Barry J. Goldstein	30,087		30,087		*	*
Holger R. Jung	54,080		54,080		*	*
Francis S. Kalman	8,651		8,651		*	*
G. Scott Lee	55,400		55,400		*	*
Dan F. Smith	57,243		57,243		*	*
Stephen E. Tremblay	117,117		117,117		*	*
Karen A. Twitchell	13,436		13,436		*	*
All Directors and Executive Officers as a Group	1,187,264		1,187,264		3.54%	1.77%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Mr. Brown—16,651; Mr. Demetriou—7,400; Mr. Fogarty—379,978; Dr. Freund—75,455; Mr. Goldstein—16,651; Dr. Jung—35,230; Mr. Lee—40,705; Mr. Smith—14,801; and Mr. Tremblay—83,144.
(3)	Assumes 32,774,278 UK Holdco ordinary shares are issued to LCY Synthetic Rubber Corp., a wholly-owned subsidiary of LCY Chemical Corp. LCY Chemical Corp. will be the beneficial owner of, and have sole voting power and sole dispositive power with respect to, such UK Holdco ordinary shares.
(4)	According to a Schedule 13G/A filed with the SEC on January 10, 2014, the subsidiaries of BlackRock, Inc. that acquired the shares are BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Asset Management (Australia) Limited, BlackRock Investment Management (UK) Limited, and BlackRock Investment Management, LLC.
(5)	This share information was obtained from a Schedule 13G/A filed with the SEC on January 10, 2014.
(6)	According to a Schedule 13G filed with the SEC on February 14, 2014, Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine share voting and dispositive power over the shares reported.
(7)	This share information was obtained from a Schedule 13G filed with the SEC on February 14, 2014.
(8)	According to a Schedule 13G/A filed with the SEC on February 11, 2014, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 50,325 shares of the common stock outstanding of the company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,300 shares of the Common Stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.
(9)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2014.
(10)	According to a Schedule 13G/A filed with the SEC on February 18, 2014, GMT Capital Corp. (“GMT Capital”), the general partner of Bay Resource Partners, L.P. (“Bay”) and Bay II Resource Partners, L.P. (“Bay II”), has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of Bay Resource Partners Offshore Master Fund, L.P. (“Offshore Fund”) and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Thomas E. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital.
(11)	This share information was obtained from a Schedule 13-G/A filed with the SEC on February 18, 2014.
(12)	This share information was obtained from a Schedule 13G filed with the SEC on February 14, 2014.

LEGAL MATTERS

Baker Botts L.L.P. (U.S.) has advised us in connection with certain U.S. legal matters with respect to the Combination Agreement and Baker Botts L.L.P. (U.K.) has advised us in connection with certain U.K. legal matters with respect to the Combination Agreement. The legality of the UK Holdco ordinary shares offered by this proxy statement/prospectus will be passed upon for UK Holdco by Baker Botts L.L.P. (U.K.).

EXPERTS

The consolidated financial statements and schedules of Kraton Performance Polymers, Inc. and subsidiaries (Kraton) as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and Kraton management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the SBC Business Unit of LCY Chemical Corp. as of December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, included in this proxy statement/prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Kraton files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and Kraton’s website at http://www.Kraton.com. You may also read and copy any document Kraton files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of UK Holdco in addition to being a proxy statement of Kraton for its special meeting.

The SEC allows Kraton and UK Holdco to incorporate by reference into this proxy statement/prospectus the information that Kraton files with the SEC, which means that Kraton and UK Holdco can disclose important information to you by referring you to another document that Kraton has filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. You should read the information incorporated by reference because it is an important part of this proxy statement/prospectus.

Kraton and UK Holdco incorporates by reference into this proxy statement/prospectus the following documents filed by Kraton (SEC File No. 001-34581) with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Definitive Proxy Statement on Schedule 14A, dated April 15, 2014; and

•

Current Reports on Form 8-K (other than those portions thereof that are “furnished” but not “filed” for purposes of the Exchange Act), dated February 27, 2014 (two reports), February 18, 2014, February 14, 2014 and January 28, 2014 (two reports).

In addition, Kraton and UK Holdco incorporate by reference any additional documents that Kraton files with SEC (other than any reports or portions thereof that are “furnished” but not “filed” for purposes of the Exchange Act) pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Kraton special meeting. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus and will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Kraton that is incorporated by reference into this proxy statement/prospectus to the extent that such information in the later filed document modifies or replaces such earlier information.

Kraton and UK Holdco will provide to each person, including any beneficial owner, to whom a proxy statement/prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address: Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. In addition, this proxy statement/prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the Transactions discussed in this proxy statement/prospectus. The descriptions of these agreements contained in this proxy statement/prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to Kraton or UK Holdco.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement/prospectus.

OTHER MATTERS

The board of directors is not aware of any other matter to be considered at this special meeting of Kraton stockholders. If any other matter properly comes before the special meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2015 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 16, 2014, unless the date of our 2015 annual meeting is more than 30 days before or after June 3, 2015, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of Kraton, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2015 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than March 5, 2015, nor earlier than February 3, 2015, unless the date of our 2015 annual meeting is more than 30 days before or more than 60 days after June 3, 2015, the anniversary of our 2014 annual meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

Stockholder Proposals After the Transactions

If the Transactions close before a 2015 annual meeting, UK Holdco will not be subject to SEC Rule 14a-8 governing stockholder proposals if it qualifies as a “foreign private issuer” at the applicable time. Further, instead of the bylaw requirements outlined above, UK Holdco will be subject to English law (including the United Kingdom Companies Act 2006) and the rules governing proposed shareholder resolutions in the articles of association of UK Holdco. Under the United Kingdom Companies Act 2006 and the UK Holdco articles of association, the shareholders of UK Holdco may request UK Holdco to (A) call a general meeting for the purposes of bringing a resolution before the meeting, or (B) give notice of a resolution to be proposed at an annual general meeting. In order to do so and be able to vote on such resolution, the UK Holdco articles of association require that the shareholder deliver any such request in writing to the secretary of UK Holdco not later than March 5, 2015, nor earlier than February 3, 2015, unless the date of UK Holdco’s 2015 annual general meeting would be more than 30 days before or more than 60 days after June 3, 2015, the anniversary of Kraton’s 2014 annual meeting, in which case notice by the shareholder to be timely must be so delivered not earlier than 120 days prior to such annual general meeting and not later than the close of business on the later of the ninetieth day prior to such annual general meeting or, if the first public announcement of the date of the annual general meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Shareholder proposals or nominations will need to include specified information concerning the shareholder and the proposal or nominee as provided in the UK Holdco articles of association.

ADDITIONAL INFORMATION

Form 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.

Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.

Kraton also incorporates by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Kraton special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Important Notice Regarding Internet Availability of Proxy Materials

Our proxy material relating to our [                    ], 2014 Special Meeting (proxy statement/prospectus) will be available at “Investor Relations” on our website at www.Kraton.com.

Delivery of Documents to Stockholders Sharing an Address

No more than one annual report and proxy statement/prospectus are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the proxy statement/prospectus by writing to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the proxy statement/prospectus may write the above address to request a change.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SUBMIT A PROXY BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Stephen W. Duffy

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

[            ], 2014

SBC Business Unit of LCY Chemical Corp.

Combined Financial Statements for the

Years Ended December 31, 2013 and 2012 and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

LCY Chemical Corp.

We have audited the accompanying combined financial statements of SBC Business Unit of LCY Chemical Corp., which comprise the combined statements of financial position as of December 31, 2013, December 31, 2012 and January 1, 2012, and the related combined statements of comprehensive income, changes in net parent investment and cash flows for the years then ended December 31, 2013 and 2012, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the SBC Business Unit’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the SBC Business Unit’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the SBC Business Unit of LCY Chemical Corp. as of December 31, 2013, December 31, 2012 and January 1, 2012, and the combined results of their operation and their combined cash flows for the years then ended December 31, 2013 and 2012 in accordance with International Financial Reporting Standards as issued by International Accounting Standards Board.

/s/Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 30, 2014

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

COMBINED STATEMENTS OF FINANCIAL POSITION

(In Thousands of New Taiwan Dollars)

	December 31, 2013	December 31, 2012	January 1, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 6)	$308,593	$323,781	$274,368
Notes and accounts receivable (Note 8)	1,385,641	1,202,131	1,266,794
Other receivables (Note 8)	40,215	20,733	25,694
Inventories (Note 9)	3,102,088	2,865,813	2,428,569
Prepayments (Note 12)	350,149	177,474	204,913
Other financial assets (Note 13)	195,545	138,608	—
Other current assets (Note 13)	82,353	63,149	78,622

Total current assets	5,464,584	4,791,689	4,278,960

NON-CURRENT ASSETS
Property, plant and equipment (Note 10)	4,488,626	4,441,395	4,543,172
Intangible assets (Notes 11 and 26)	27,316	20,515	22,188
Deferred tax assets (Note 21)	28,087	16,559	12,677
Other financial assets (Notes 13 and 27)	1,302,372	1,812,957	1,517,783
Long-term prepayments for lease (Note 12)	245,479	235,777	249,114
Other non-current assets (Notes 13, 23 and 26)	128,641	56,559	53,749

Total non-current assets	6,220,521	6,583,762	6,398,683

TOTAL ASSETS	$11,685,105	$11,375,451	$10,677,643

LIABILITIES AND NET PARENT INVESTMENT

CURRENT LIABILITIES
Short-term borrowings (Note 14)	$1,159,161	$1,679,672	$1,728,257
Notes and accounts payable (Note 15)	1,182,825	1,056,945	1,425,150
Finance lease payables (Note 16)	46,828	43,584	43,403
Other payables—related parties (Note 26)	811,057	897,097	1,398,948
Other payables (Note 17)	461,768	525,797	517,268
Current tax liabilities	29,363	110,533	64,291
Customer receipts in advance	229,950	82,748	102,107
Current portion of long-term borrowings (Note 14)	—	—	151,375
Other current liabilities (Note 17)	381	2,993	497

Total current liabilities	3,921,333	4,399,369	5,431,296

NON-CURRENT LIABILITIES
Finance lease payables (Note 16)	186,686	227,521	282,634
Deferred tax liabilities (Note 21)	56,228	74,670	60,811

Total non-current liabilities	242,914	302,191	343,445

Total liabilities	4,164,247	4,701,560	5,774,741

NET PARENT INVESTMENT (Note 19)
Parent investment	7,427,848	6,792,221	4,902,902
Accumulated other comprehensive income (loss)	93,010	(118,330)	—

Total net parent investment	7,520,858	6,673,891	4,902,902

TOTAL LIABILITIES AND NET PARENT INVESTMENT	$11,685,105	$11,375,451	$10,677,643

The accompanying notes are an integral part of the combined financial statements.

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands of New Taiwan Dollars)

	For the Year Ended December 31
	2013	2012
SALES	$18,152,666	$18,299,786
COST OF GOODS SOLD (Notes 18, 20 and 26)	16,254,010	15,129,770

GROSS PROFIT	1,898,656	3,170,016

OPERATING EXPENSES (Notes 18, 20 and 26)
Selling and marketing expenses	782,670	712,150
General and administrative expenses	235,519	255,700
Research and development expenses	33,983	32,460

Total operating expenses	1,052,172	1,000,310

OTHER OPERATING EXPENSES (Note 20)	(3,309)	(4,612)

PROFIT FROM OPERATIONS	843,175	2,165,094

NON-OPERATING INCOME AND EXPENSES
Other income (Note 20)	78,264	77,993
Other gains and losses (Note 20)	174,020	82,659
Finance costs (Notes 20 and 26)	(53,344)	(81,597)

Total non-operating income and expenses	198,940	79,055

PROFIT BEFORE INCOME TAX	1,042,115	2,244,149
INCOME TAX EXPENSE (Note 21)	223,283	347,384

NET PROFIT	818,832	1,896,765

OTHER COMPREHENSIVE INCOME
Item that may be reclassified subsequently to profit or loss
Exchange differences arising on translation of foreign operations (income tax: Nil)	211,340	(118,330)

TOTAL COMPREHENSIVE INCOME	$1,030,172	$1,778,435

The accompanying notes are an integral part of the combined financial statements.

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(In Thousands of New Taiwan Dollars)

	Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE AT JANUARY 1, 2012	$4,902,902	$—	$4,902,902
Net profit	1,896,765	—	1,896,765
Net distributions to Parent	(7,446)	—	(7,446)
Exchange differences arising on translation of foreign operations	—	(118,330)	(118,330)

BALANCE AT DECEMBER 31, 2012	6,792,221	(118,330)	6,673,891
Net profit	818,832	—	818,832
Net distributions to Parent	(183,205)	—	(183,205)
Exchange differences arising on translation of foreign operations	—	211,340	211,340

BALANCE AT DECEMBER 31, 2013	$7,427,848	$93,010	$7,520,858

The accompanying notes are an integral part of the combined financial statements.

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

COMBINED STATEMENTS OF CASH FLOWS

(In Thousands of New Taiwan Dollars)

	For the Year Ended December 31
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before income tax	$1,042,115	$2,244,149
Adjustments for:
Provision (reversal) for allowance of bad debt	1,521	(1,927)
Depreciation expenses	525,189	508,488
Amortization expenses	6,196	5,048
Finance costs	53,344	81,597
Interest income	(75,676)	(66,845)
(Gain) loss on foreign exchange, net	(144,309)	(79,825)
Write-down of inventories	93,096	87,456
Net gain on fair value change of financial assets designated as at fair value through profit or loss	(971)	—
Loss on disposal of property, plant and equipment	3,309	4,612

	1,503,814	2,782,753

Changes in operating assets and liabilities:
(Increase) decrease in notes and accounts receivable	(130,174)	22,100
(Increase) decrease in other receivables	(19,000)	4,950
Increase in inventories	(267,703)	(591,044)
(Increase) decrease in prepayments	(169,191)	26,800
(Increase) decrease in other current assets	(17,781)	13,742
Increase (decrease) in notes and accounts payable	90,444	(332,600)
(Decrease) increase in other payables	(127,399)	67,993
Increase (decrease) in receipts in advance	142,671	(17,189)
Increase (decrease) in other current liabilities	(2,612)	2,496

Cash generated from operations	1,003,069	1,980,001
Interest paid	(58,344)	(81,693)
Income tax paid	(336,514)	(288,960)

Net cash generated by operating activities	608,211	1,609,348

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds of sale of financial asset designated as at fair value through profit or loss upon initial recognition	971	—
Increase in prepayments for equipment	(77,804)	(9,142)
Decrease in other financial assets	12,474,351	10,134,775
Increase in other financial assets	(11,918,309)	(10,633,699)
Payments for property, plant and equipment	(381,045)	(537,219)
Payments for intangible assets	(8,529)	(383)
Proceeds from disposal of property, plant and equipment	241	1,553
Increase in refundable deposits	(7,416)	(7,827)
Decrease in refundable deposits	14,205	2,014
Interest received	75,530	66,729

Net cash generated by (used in) investing activities	172,195	(983,199)

(Continued)

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

COMBINED STATEMENTS OF CASH FLOWS

(In Thousands of New Taiwan Dollars)

	For the Year Ended December 31
	2013	2012
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	$744,953	$2,167,315
Repayments of short-term borrowings	(1,329,870)	(2,169,319)
Repayments of long-term borrowings	—	(147,848)
Decrease in finance lease payables	(44,557)	(42,392)
Proceeds of other payables from related parties	3,011	—
Repayments of other payables from related parties	(23,962)	(348,240)

Net cash used in financing activities	(650,425)	(540,484)

EFFECTS OF EXCHANGE RATE CHANGES ON THE BALANCE OF CASH AND CASH EQUIVALENTS HELD IN FOREIGN CURRENCIES	(145,169)	(36,252)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,188)	49,413
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	323,781	274,368

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$308,593	$323,781

The accompanying notes are an integral part of the combined financial statements.	(Concluded)

SBC BUSINESS UNIT OF LCY CHEMICAL CORP.

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

(In Thousands of New Taiwan Dollars, Unless Otherwise Stated)

1. GENERAL INFORMATION

The accompanying combined financial statements include the historical accounts of the styrenic block copolymers (“SBC”) Business Unit of LCY Chemical Corp. and its subsidiaries (LCY Group), which includes three operations, one located in Kaohsiung, Taiwan (Siaogang site of LCY Chemical Corp., the Parent of LCY Group), one located in Huizhou, China (LCY (Huizhou) Elastomers Corp., wholly-owned subsidiary of the Parent) and the other one located in Texas, U.S.A. (LCY Elastomers LP, wholly-owned subsidiary of the Parent). The SBC Business Unit of LCY Chemical Corp. mainly manufactures and sells styrenic block copolymers.

2. TRANSLATIONS OF FINANCIAL STATEMENTS

The functional currencies of LCY Chemical Corp. (Siaogang site), LCY Elastomers LP (Texas) and LCY (Huizhou) Elastomers Corp. are New Taiwan dollars, U.S. dollars and RMB, respectively.

For the purposes of presenting combined financial statements, the assets and liabilities of the SBC Business Unit’s foreign operations are translated into New Taiwan dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. The resulting differences are recorded as accumulated other comprehensive income (loss) in the combined statements of financial position.

3. APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD (“IFRSs”)

The accompanying combined financial statements are the first IFRSs financial statements prepared for the year ended December 31, 2013. Prior to 2013, the LCY Group prepared its consolidated financial statements in accordance with accounting principles generally accepted in the Republic of China. The LCY Group’s date of transition to IFRSs is January 1, 2012, and the effect of the transition to IFRSs is disclosed in Note 29. The SBC Business Unit applies the same accounting policies with LCY Group and the date of transition to IFRSs is the same with LCY Group.

a. New and revised standards, amendments and interpretations in issue but not yet effective

The SBC Business Unit has not applied the following IFRSs, International Accounting Standards (IAS), IFRIC Interpretations (IFRIC), and SIC Interpretations (SIC) issued by IASB.

New, Amended or Revised Standards and Interpretations	Effective Date Announced by IASB (Note)
Annual Improvements to IFRSs 2010-2012 Cycle	July 1, 2014 or transaction on or after July 1, 2014
Annual Improvements to IFRSs 2011-2013 Cycle	July 1, 2014
IFRS 9 Financial Instruments	Not yet determined
Amendments to IFRS 9 and IFRS 7 Mandatory Effective Date of IFRS 9 and Transition Disclosures	Not yet determined
Amendments to IFRS 10 and IFRS 12 and IAS 27 Investment Entities	January 1, 2014

(Continued)

New, Amended or Revised Standards and Interpretations	Effective Date Announced by IASB (Note)
IFRS 14 Regulatory Deferral Accounts	January 1, 2016
Amendment to IAS 19 Defined Benefit Plans: Employee Contributions	July 1, 2014
Amendment to IAS 32 Offsetting of Financial Assets and Financial Liabilities	January 1, 2014
Amendment to IAS 36 Impairment of Assets: Recoverable Amount Disclosures for Non-Financial Assets	January 1, 2014
Amendment to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting	January 1, 2014
IFRIC 21 Levies	January 1, 2014

(Concluded)

Note:	Unless otherwise noted, the above new and revised standards, amendments and interpretations are effective for annual periods beginning on or after the respective effective dates.

b. Significant changes in accounting policy that would result from the adoption of the new and revised standards, amendments and interpretations in issue but not yet effective

Except for the following, the above new, amended and revised standards and interpretations, whenever adopted and applied, would not have material impact on the SBC Business Unit’s accounting policies:

Amendments to IAS 36 “Impairment of Assets”

In issuing IFRS 13 “Fair Value Measurement”, the IASB made some consequential amendments to the disclosure requirements in IAS 36 “Impairment of Assets”, introducing a requirement to disclose in every reporting period the recoverable amount of an asset or each cash-generating unit. The amendment clarifies that the disclosure of such recoverable amount is required during the period when an impairment loss has been recognized or reversed. Furthermore, the SBC Business Unit is required to disclose the discount rate used in current and previous measurements of the recoverable amount based on fair value less costs of disposal measured using a present value technique.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Statement of Compliance

The accompanying combined financial statements have been prepared in accordance with IFRSs. The significant accounting policies are set out as below.

Basis of Preparation

The accompanying combined financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair value, as explained in the accounting policies below.

The opening combined statement of financial position as of the date of transition to IFRS was prepared in accordance with IFRS 1 “First-time Adoption of International Financial Reporting Standards”. The applicable IFRSs have been applied retrospectively by the SBC Business Unit except for some aspects where IFRS 1 prohibits retrospective application or grants optional exemptions to this general principle. For the optional exemptions that the SBC Business Unit elected, refer to Note 29.

The combined financial statements incorporate the financial statements of LCY Chemical Corp. (Siaogang site), LCY Elastomers LP (Texas) and LCY (Huizhou) Elastomers Corp.

The combined financial statements have been prepared solely to demonstrate the historical results of the operations, financial position, and cash flows of the SBC Business Unit for the indicated periods under LCY Chemical Corp.

The accompanying combined financial statements include assets, liabilities, sales, and expenses that are specifically identifiable to the SBC Business Unit. In addition, LCY Chemical Corp. (Siaogang site) receives service and support functions from the Parent and certain costs related to the Siaogang site have been allocated from the Parent. The costs associated with these services and support functions (indirect costs) have been allocated to the Siaogang site using reasonable and meaningful allocation methodologies which were primarily based on proportionate sales or gross profit of the Siaogang site compared to the Parent. These allocated costs are primarily related to research and development expenses and corporate administrative expenses for the following functions: information technology, legal services, accounting and management services, human resources and other corporate and infrastructural services. LCY (Huizhou) Elastomers Corp. and LCY Elastomers LP (Texas) have their own information technology, legal services, accounting and management services, human resources and other infrastructural functions and therefore, they can essentially operate on their own and expenses and costs incurred by the Parent on behalf of these two subsidiaries are insignificant.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on basis considered by the Parent to be a reasonable reflection of the utilization of services provided to or the benefit received by the Siaogang site during the periods presented. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Siaogang site been an entity that operated independently of the Parent. Consequently, future results of operations of the Siaogang site should it be separated from the Parent as a legal entity will include costs and expenses that may be different from the Siaogang site’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Siaogang site’s future results of operations, financial position, and cash flows.

All intercompany transactions, balances, income and expenses within the SBC Business Unit have been eliminated. Transactions, balances, income and expenses between the SBC Business Unit and LCY Group are reflected as transactions with related party within these financial statements.

Classification of Current and Non-current Assets and Liabilities

Current assets include cash and cash equivalents and those assets held primarily for trading purposes or to be realized within twelve months after the reporting period. Property, plant and equipment, intangible assets, other than assets classified as current are classified as non-current. Current liabilities are obligations incurred for trading purposes or to be settled within twelve months after the reporting period and liabilities that do not have an unconditional right to defer settlement for at least twelve months after the reporting period, even if an agreement to refinance, or to reschedule payments on a long-term basis is completed after the reporting period and before the financial statements are authorized for issue. Liabilities that are not classified as current are classified as non-current.

Foreign Currencies

In preparing the financial statements of each individual entity, transactions in currencies other than the entity’s functional currency are recognized at the rates of exchange prevailing at the dates of the transactions. Functional currency is the currency of the primary economic environment in which the entity operates. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items measured at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on monetary items arising from settlement or translation are recognized in profit or loss in the period in which they arise.

Cash Equivalents

Cash equivalents are time deposits with original maturities less than three months, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Treasury activities, including activities related to the LCY Chemical Corp. (Siaogang site) are centralized by the Parent such that cash collections from customers are automatically distributed to the Parent. As a result, the LCY Chemical Corp (Siaogang site) does not hold any cash except for petty cash.

Inventories

Inventories consist of raw materials, supplies and finished goods are stated at the lower of cost or net realizable value. Inventory write-downs are made by item, except where it may be appropriate to group similar or related items. Net realizable value is the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale. Inventories are recorded at weighted-average cost at the end of the reporting period.

Property, Plant and Equipment

Property, plant and equipment are tangible items that are held for use in the production and are expected to be used during more than one period. Property, plant and equipment are measured at cost when it is probable that future economic benefits associated with the item will flow to the SBC Business Unit and the cost of the item can be measured reliably. Subsequent to initial recognition, property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment loss.

Freehold land is not depreciated.

Depreciation is recognized so as to write off the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”.

Assets held under finance leases (sale-leaseback) are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term or useful life.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Intangible Assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are initially measured at cost and subsequently measured at cost less accumulated amortization and accumulated impairment loss. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life, residual value, and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis which is in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”. The residual value of an intangible asset with a finite useful life shall be assumed to be zero unless the SBC Business Unit expects to dispose of the intangible asset before the end of its economic life.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gain or loss arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Impairment of Tangible and Intangible Assets

At the end of each reporting period, the SBC Business Unit reviews the carrying amounts of its tangible and intangible assets, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. When it is not possible to estimate the recoverable amount of an individual asset, the SBC Business Unit estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to the individual cash-generating units; otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount.

When an impairment loss subsequently is reversed, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but only to the extent of the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Financial Instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial Assets

All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Measurement Category

The categories of financial assets held by the SBC Business Unit are financial assets at fair value through profit or loss and loans and receivables.

a. Financial assets at fair value through profit or loss

Financial assets are classified as at fair value through profit or loss when the financial asset is either held for trading or it is designated as at fair value through profit or loss.

A financial asset is classified as held for trading if:

1)	It has been acquired principally for the purpose of selling it in the near term; or

2)	On initial recognition it is part of a portfolio of identified financial instruments that the SBC Business Unit manages together and has a recent actual pattern of short-term profit-taking; or

3)	It is a derivative that is neither designated nor effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated as at fair value through profit or loss upon initial recognition when doing so results in more relevant information and if:

1)	Such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

2)	The financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the SBC Business Unit’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis.

In addition, if a contract contains one or more embedded derivatives, the entire combined contract (asset or liability) can be designated as at fair value through profit or loss.

Financial assets at fair value through profit or loss are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. Fair value is determined in the manner described in Note 25.

b. Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including notes and accounts receivable, cash and cash equivalent, other financial assets, and other receivables) are measured at amortized cost using the effective interest method, less any impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Impairment of Financial Assets

Financial assets, other than those carried at fair value through profit or loss, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For certain categories of financial assets, assets are assessed for impairment on a collective basis even if they were assessed not to be impaired individually. Objective evidence of impairment for a portfolio of receivables could include the SBC Business Unit’s past experience of collecting payments, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

For financial assets carried at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

For all other financial assets, objective evidence of impairment could include:

a.	Significant financial difficulty of the issuer or counterparty; or

b.	Breach of contract, such as a default or delinquency in interest or principal payments; or

c.	It becoming probable that the counterparty will enter bankruptcy or financial re-organization; or

d.	The disappearance of an active market for that financial asset because of financial difficulties.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of notes and accounts receivable and other receivables, where the carrying amount is reduced through the use of an allowance account. When a notes and accounts receivable and other receivables are considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

Derecognition of Financial Assets

The SBC Business Unit derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

Financial Liabilities

a. Subsequent measurement

All the financial liabilities are measured at amortized cost using the effective interest method, less any impairment.

Fair value is determined in the manner described in Note 25.

b. Derecognition of financial liabilities

The SBC Business Unit derecognizes financial liabilities when, and only when, the SBC Business Unit’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Derivative Financial Instruments

The SBC Business Unit enters into foreign exchange forward contracts to manage its exposure to foreign exchange rate risks.

Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. When the fair value of derivative financial instruments is positive, the derivative is recognized as a financial asset; when the fair value of derivative financial instruments is negative, the derivative is recognized as a financial liability.

Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances. Sales returns are recognized at the time of sale provided the seller can reliably estimate future returns and recognizes a liability for returns based on previous experience and other relevant factors.

a. Sale of goods

Revenue from the sale of goods is recognized when the goods are delivered and titles have passed, at which time all the following conditions are satisfied:

1)	The SBC Business Unit has transferred to the buyer the significant risks and rewards of ownership of the goods;

2)	The SBC Business Unit retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

3)	The amount of revenue can be measured reliably;

4)	It is probable that the economic benefits associated with the transaction will flow to the SBC Business Unit; and

5)	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

The SBC Business Unit does not recognize sales revenue on materials delivered to subcontractors because this delivery does not involve a transfer of risks and rewards of materials.

Specifically, sales of goods are recognized when goods are delivered and title has passed.

b. Interest income

Interest income from a financial asset is recognized when it is probable that the economic benefits will flow to the SBC Business Unit and the amount of income can be measured reliably. Interest income is accrued on a time basis by reference to the principal outstanding and calculated using the applicable effective interest rates.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

a. The SBC Business Unit as lessee

Assets held under finance leases (sale-leaseback) are initially recognized as assets of the SBC Business Unit at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the combined statement of financial position as a finance lease payable.

Minimum lease payments are apportioned between finance costs and reduction of the finance lease payables so as to achieve a constant rate of interest on the remaining balance of the liability. Finance costs are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the SBC Business Unit’s general policy on borrowing costs. Contingent rents are recognized as expenses in the periods in which they are incurred.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

b. Leasehold land for own use

Leasehold land under operating leases is amortized over the lease term on a straight-line basis.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

All borrowing costs other than stated above are recognized in profit or loss in the period in which they are incurred.

Retirement Benefit Costs

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

a. Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the combined statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The SBC Business Unit’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Income tax (10%) on undistributed earnings in Taiwan is accrued during the period the earnings arise and adjusted to the extent that distributions are approved by the stockholders in the following year. As treasury activities of the LCY Chemical Corp. (Siaogang site) are centrally managed by the Parent and earnings generated from LCY Chemical Corp. (Siaogang site) are distributed to the Parent, LCY Chemical Corp. (Siaogang site) only holds petty cash. Therefore, there is no income tax on the undistributed earnings generated from LCY Chemical Corp. (Siaogang site).

Adjustments of prior years’ tax liabilities are added to or deducted from the current year’s tax provision.

b. Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the combined financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. A previously unrecognized deferred tax asset is also reviewed at the end of each reporting period and recognized to the to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the SBC Business Unit expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Factoring

Pursuant to the factoring agreements with banks, the accounts receivable will be derecognized when the SBC Business Unit transfers the risks of ownership of the accounts receivable.

5. CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the SBC Business Unit’s accounting policies, which are described in Note 4, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Key Sources of Estimation Uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

a. Impairment of inventories

Net realizable value is the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale. The estimation is evaluated by current market situation and historical sale experience of similar products. The market changes would significantly influence the assumption.

b. Impairment of property, plant and equipment

Impairment of property, plant and equipment is evaluated by the recoverable amount of an asset (higher of fair value less costs to sell and value in use.) An impairment loss would be recognized when change of market price or future cash flow influences the recoverable amount of an asset.

6. CASH AND CASH EQUIVALENTS

	December 31, 2013	December 31, 2012	January 1, 2012
Cash on hand	$990	$1,724	$1,392
Checking accounts and demand deposits	234,274	225,031	90,391
Cash equivalent
Time deposits with original maturities less than three months	73,329	97,026	182,585

	$308,593	$323,781	$274,368

The range of market interest rates for the bank deposits at the end of the reporting period were as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Bank deposits	0%-1.37%	0%-2.20%	0%-1.80%

7. FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)

In 2013, the SBC Business Unit engaged in forward exchange contract to hedge exchange rate risk and as of December 31, 2013, there is no outstanding forward exchange contracts.

The SBC Business Unit recognized net gain of $971 thousand on derivative instruments for the year ended December 31, 2013.

8. NOTES AND ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

	December 31, 2013	December 31, 2012	January 1, 2012
Notes and accounts receivable

Notes receivable	$—	$457,611	$587,751

Accounts receivable	$1,388,050	$745,408	$681,884
Less: Allowance for doubtful accounts	(2,409)	(888)	(2,841)

	$1,385,641	$744,520	$679,043

	$1,385,641	$1,202,131	$1,266,794

Other receivables

Refund sales tax receivable	$—	$16,222	$21,858
Receivables due from bank	25,355	—	—
Claims receivable	2,703	1,631	443
Others	12,157	2,880	3,393

	$40,215	$20,733	$25,694

The average credit period for sales of goods was 26 days. In determining the recoverability of a trade receivable, the SBC Business Unit considers any change in the credit quality of the trade receivable since the date credit was initially granted to the end of the reporting period. Historical experience had been that receivables that are past due beyond 2 years were not recoverable. Allowance for doubtful accounts is recognized against trade receivables based on estimated irrecoverable amounts determined by reference to past default experience of the counterparties and an analysis of their current financial position.

Before accepting any new customer, the SBC Business Unit uses an internal credit scoring system to assess the potential customer’s credit quality and set credit limits by customer. Credit quality and credit limits are reviewed and updated periodically.

Of the trade receivables balance that are past due at the end of the reporting period, the SBC Business Unit had not recognized an allowance for doubtful notes receivable and trade receivables on $24,198 thousand, $22,891 thousand and $38,163 thousand as of December 31, 2013, December 31, 2012 and January 1, 2012, respectively, because there had not been a significant change in credit quality and the amounts were still considered recoverable. The SBC Business Unit did not hold any collateral or other credit enhancements over these balances nor did it have a legal right to offset against any amounts owed by the SBC Business Unit to the counterparty.

Age of receivables that are past due but not impaired was as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Less than 90 days	$24,198	$22,891	$38,163
91-180 days	—	—	—
181-360 days	—	—	—
Later than 360 days	—	—	—

	$24,198	$22,891	$38,163

Above analysis was based on the past due date.

There is no individually impaired receivables as of December 31, 2013, December 31, 2012 and January 1, 2012.

Movements in the allowance for doubtful accounts recognized on trade receivables were as follows:

	Years Ended December 31
	2013	2012
Balance at January 1	$888	$2,841
Add: Provision	1,521	—
Less: Reversal	—	(1,927)
Foreign exchange translation gains and losses	—	(26)

Balance at December 31	$2,409	$888

Information of LCY Chemical Corp. (Siaogang site) factored accounts receivable was as follows:

Counter-parties	Receivables Sold	Amount Collected	Advances Received at Year-end	Interest Rates on Advances Received (%)	Revolving Credit Line (In Thousands)
Year ended December 31, 2013

HSBC Bank (Taiwan) Limited	$118,800	$93,445	$—	—	US$	1,900

Pursuant to the factoring agreements, loss from commercial disputes (such as sales returns or discounts) shall be borne by LCY Chemical Corp. (Siaogang site), while loss from credit risk shall be borne by the banks. The remaining amount to be collected from the bank was $25,355 thousand which was recorded as other receivables due from the bank as of December 31, 2013.

9. INVENTORIES

	December 31, 2013	December 31, 2012	January 1, 2012
Finished goods	$2,114,583	$2,091,237	$1,533,143
Raw materials	979,639	768,416	885,962
Supplies	6,197	6,160	9,464
Inventory in transit	1,669	—	—

	$3,102,088	$2,865,813	$2,428,569

The cost of inventories recognized as cost of goods sold for the years ended December 31, 2013 and 2012 included $93,096 thousand and $87,456 thousand, respectively, in respect of write-downs of inventories.

As of December 31, 2013, December 31, 2012 and January 1, 2012, all inventories are expected to be sold within twelve months from the end of the reporting period.

10. PROPERTY, PLANT AND EQUIPMENT

	December 31, 2013	December 31, 2012	January 1, 2012
Carrying amounts of each class

Freehold land	$414,799	$413,424	$415,643
Buildings	418,258	375,302	328,865
Machinery and equipment	2,827,496	2,544,144	1,760,871
Transportation equipment	638	973	1,056
Leased equipment	208,635	246,840	302,750
Other equipment	488,364	420,767	302,601
Property in construction	130,436	439,945	1,431,386

	$4,488,626	$4,441,395	$4,543,172

	Freehold Land	Buildings	Machinery and Equipment	Transportation Equipment	Leased Equipment	Other Equipment	Property in Construction	Total
Cost

Balance at January 1, 2012	$415,643	$445,432	$3,482,211	$8,312	$454,125	$563,447	$1,431,386	$6,800,556
Additions	—	1,722	33,931	675	—	20,217	453,912	510,457
Disposals	—	—	(14,717)	(1,146)	—	(1,070)	—	(16,933)
Reclassification	—	80,110	1,175,580	—	—	188,204	(1,443,894)	—
Reclassification of prepayments	—	—	—	—	—	—	4,630	4,630
Effect of foreign currency exchange differences	(2,219)	(14,187)	(80,839)	(68)	(18,525)	(14,037)	(6,089)	(135,964)
Others	—	—	443	—	—	(2,475)	—	(2,032)

Balance at December 31, 2012	$413,424	$513,077	$4,596,609	$7,773	$435,600	$754,286	$439,945	$7,160,714

Balance at January 1, 2013	$413,424	$513,077	$4,596,609	$7,773	$435,600	$754,286	$439,945	$7,160,714
Additions	—	837	38,164	—	—	15,647	368,994	423,642
Disposals	—	(5,351)	(49,443)	(172)	—	(45,980)	—	(100,946)
Reclassification	—	53,371	539,768	—	—	109,123	(702,262)	—
Reclassification of prepayments	—	—	—	—	—	—	9,220	9,220
Effect of foreign currency exchange differences	1,375	17,017	121,458	32	11,475	22,873	14,539	188,769
Others	—	7,980	75	—	—	55,938	—	63,993

Balance at December 31, 2013	$414,799	$586,931	$5,246,631	$7,633	$447,075	$911,887	$130,436	$7,745,392

	Buildings	Machinery and Equipment	Transportation Equipment	Leased Equipment	Other Equipment	Total
Accumulated depreciation

Balance at January 1, 2012	$116,567	$1,721,340	$7,256	$151,375	$260,846	$2,257,384
Disposals	—	(8,557)	(1,146)	—	(1,065)	(10,768)
Depreciation expense	24,117	361,017	755	44,354	78,245	508,488
Effect of foreign currency exchange differences	(2,909)	(21,335)	(65)	(6,969)	(3,910)	(35,188)
Others	—	—	—	—	(597)	(597)

Balance at December 31, 2012	$137,775	$2,052,465	$6,800	$188,760	$333,519	$2,719,319

Balance at January 1, 2013	$137,775	$2,052,465	$6,800	$188,760	$333,519	$2,719,319
Disposals	(5,307)	(46,490)	(172)	—	(45,427)	(97,396)
Depreciation expense	26,697	373,424	335	44,533	80,200	525,189
Effect of foreign currency exchange differences	3,534	39,671	32	5,147	8,708	57,091
Others	5,974	65	—	—	46,523	52,562

Balance at December 31, 2013	$168,673	$2,419,135	$6,995	$238,440	$423,523	$3,256,766

No impairment assessment was performed for the years ended December 31, 2013 and 2012 as there was no indication of impairment.

The above items of property, plant and equipment were depreciated on a straight-line basis over the following estimated useful life of the asset:

Building	3-55 years
Machinery equipment	3-30 years
Transportation equipment	2-9 years
Leased equipment	10 years
Other equipment	3-30 years

11. INTANGIBLE ASSETS

	December 31, 2013	December 31, 2012	January 1, 2012
Carrying amounts of each class

Computer software	$4,662	$332	$—
Patents	1,500	1,500	1,500
License	21,154	18,683	20,688

	$27,316	$20,515	$22,188

	Computer Software	Patents	License	Total
Cost

Balance at January 1, 2012	$—	$1,500	$30,275	$31,775
Additions	383	—	—	383
Effect of foreign currency exchange differences	(5)	—	(1,235)	(1,240)

Balance at December 31, 2012	$378	$1,500	$29,040	$30,918

Balance at January 1, 2013	$378	$1,500	$29,040	$30,918
Additions	5,280	—	3,249	8,529
Effect of foreign currency exchange differences	77	—	778	855

Balance at December 31, 2013	$5,735	$1,500	$33,067	$40,302

Accumulated amortization

Balance at January 1, 2012	$—	$—	$9,587	$9,587
Amortization expense	46	—	1,183	1,229
Effect of foreign currency exchange differences	—	—	(413)	(413)

Balance at December 31, 2012	$46	$—	$10,357	$10,403

Balance at January 1, 2013	$46	$—	$10,357	$10,403
Amortization expense	1,010	—	1,278	2,288
Effect of foreign currency exchange differences	17	—	278	295

Balance at December 31, 2013	$1,073	$—	$11,913	$12,986

The above items of intangible assets were depreciated on a straight-line basis over the following estimated useful life of the asset:

Computer software	3-5 years
Patents	10 years
License	25 years

12. PREPAYMENTS FOR LEASE

	December 31, 2013	December 31, 2012	January 1, 2012
Current asset (included in prepayments line item)	$4,444	$3,760	$3,910
Noncurrent asset	245,479	235,777	249,114

	$249,923	$239,537	$253,024

Prepayments for lease is the land use right in China.

As of December 31, 2013, December 31, 2012 and January 1, 2012, LCY (Huizhou) Elastomers Corp. has land use right with the carrying amount of $76,438 thousand, $72,242 thousand and $75,129 thousand respectively, and is in the process of obtaining the land use right certificates.

13. OTHER ASSETS

	December 31, 2013	December 31, 2012	January 1, 2012
Current

Other financial assets
Time deposits (principal-guaranteed assets)	$195,545	$138,608	$—

Other assets
Spare parts	$79,423	$62,843	$76,054
Others	2,930	306	2,568

	$82,353	$63,149	$78,622

Noncurrent

Other financial assets
Time deposits	$1,296,820	$1,807,770	$1,512,451
Pledged time deposits (Note 27)	5,552	5,187	5,332

	$1,302,372	$1,812,957	$1,517,783

Other assets
Prepayments for equipment	$78,888	$9,095	$4,636
Refundable deposits	20,441	26,476	21,478
Prepaid expenses	29,312	20,988	27,635

	$128,641	$56,559	$53,749

The range of market interest rates for the time deposits at the end of the reporting period were as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Time deposits	1.15%-5.30%	1.15%-4.90%	1.15%-6.00%

14. BORROWINGS

a.	Short-term borrowings

	December 31, 2013	December 31, 2012	January 1, 2012
Unsecured

Bank loans	$1,159,161	$1,679,672	$1,728,257

Loan information
USD (in thousands)	$38,891	$57,839	$55,763
JPY (in thousands)	—	—	102,883
Annual interest rate	1.16%-2.06%	1.21%-2.90%	1.29%-3.21%
Maturity date	Due by July, 2014	Due by July, 2013	Due by May, 2012

b.	Long-term borrowings

	December 31, 2013	December 31, 2012	January 1, 2012
Unsecured

Bank loans:
60% of the amount was paid in monthly installments from July 2009; remainder was paid in June 2012, interest at 1.98% in 2011	$—	$—	$151,375
Less: Current portion	—	—	(151,375)

Long-term borrowings	$—	$—	$—

The management of LCY Group indicates that if the Siaogang site is carved out from the Parent, it may need to obtain credit line from banks by itself; therefore, the bank loans are not pushed down to these combined financial statements. The Siaogang site utilizes the Parent’s centralized processes and systems for cash management and did not pledge any of its assets as collateral for the Parent’s borrowings.

15. NOTES AND ACCOUNTS PAYABLE

Notes and accounts payable are all for operating purpose and the average credit period was 25 days. The SBC Business Unit has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

16. FINANCE LEASE PAYABLES

	December 31, 2013	December 31, 2012	January 1, 2012
Minimum lease payments

Not later than one year	$56,782	$55,325	$57,678
Later than one year and not later than five years	192, 718	243,097	311,113

	249,500	298,422	368,791
Less: Future finance expenses	(15,986)	(27,317)	(42,754)

	$233,514	$271,105	$326,037

Present value of minimum lease payments

Not later than one year	$46,828	$43,584	$43,403
Later than one year and not later than five years	186,686	227,521	282,634

	$233,514	$271,105	$326,037

LCY Elastomers LP (Texas) entered into a sale-leaseback agreement for machineries with a bank in August 2008. The obligations under the agreement are repayable in 28 quarterly installments from November 2008 with each installment of US$476 thousand and lump sum of the remaining balance at maturity.

Implicit interest rates (4.59%) underlying all obligations under finance leases were fixed at respective contract dates. Maturity date is August, 14 2015.

17. OTHER LIABILITIES

	December 31, 2013	December 31, 2012	January 1, 2012
Current

Other payables
For purchase of equipment	$90,263	$36,235	$64,432
For salaries or bonus	87,952	95,054	120,664
For freight	62,563	57,428	46,193
For utilities	43,401	21,399	25,092
For packing	34,919	26,760	23,105
For interest	2,958	7,958	8,054
For commission	9,702	17,489	13,052
For sales taxes	10,149	96,170	96,180
Others	119,861	167,304	120,496

	$461,768	$525,797	$517,268

Other liabilities
Others	$381	$2,993	$497

18. RETIREMENT BENEFIT PLANS

The pension plan under the Labor Pension Act in Taiwan is a defined contribution pension plan. Pursuant to the plan, LCY Chemical Corp. (Siaogang site) makes monthly contributions to employees’ individual pension accounts at 6% of each employee’s monthly salary.

LCY Elastomers LP (Texas) and LCY Elastomers Corp. (Huizhou) also provide defined contribution pension plans and make monthly contributions at certain percentages of the basic salary of their employees.

Employee benefit expenses for defined contribution pension plan were included in the following line items:

	Years Ended December 31
	2013	2012
Cost of goods sold	$14,876	$13,103

Operating expenses	$4,930	$5,302

19. NET PARENT INVESTMENT

The net parent investment represents LCY Chemical Corp.’s interest in the recorded net assets of the SBC Business Unit and represents the cumulative net investment of LCY Chemical Corp. in the SBC Business Unit through the dates presented, inclusive of cumulative operating results.

The Siaogang site utilizes the Parent’s centralized processes and systems for cash management, payroll, purchasing, and distribution. As a result, substantially all cash received by the Siaogang site was deposited in and commingled with the Parent’s general corporate funds and is not specifically allocated to the Siaogang site. The net results of these cash transactions between the Siaogang site and Parent are reflected as net parent investment in the accompanying statements of financial position.

20. NET PROFIT

Net profit had been arrived at after crediting or charging:

a. Other operating income and expenses, net

	Years Ended December 31
	2013	2012
Loss on disposal of property plant and equipment	$(3,309)	$(4,612)

b. Other income

	Years Ended December 31
	2013	2012
Interest income	$75,676	$66,845
Others	2,588	11,148

	$78,264	$77,993

c. Other gains and losses

	Years Ended December 31
	2013	2012
Net foreign exchange gains	$184,837	$93,618
Net gain on financial instruments at fair value through profit or loss	971	—
Others	(11,788)	(10,959)

	$174,020	$82,659

d. Finance costs

	Years Ended December 31
	2013	2012
Interest on bank borrowings	$53,344	$81,597

e. Depreciation and amortization

	Years Ended December 31
	2013	2012
An analysis of depreciation by function
Cost of goods sold	$511,785	$497,600
Operating expenses	13,404	10,888

	$525,189	$508,488

An analysis of amortization by function
Cost of goods sold	$5,543	$5,048
Operating expenses	653	—

	$6,196	$5,048

f. Employee benefits expense

	Years Ended December 31
	2013	2012
Short-term benefits	$541,191	$548,286
Postemployment benefits
Defined contribution plans	19,806	18,405
Other employee benefits	24,802	22,592

	$585,799	$589,283

An analysis of employee benefits expense by function
Cost of goods sold	$427,646	$410,188
Operating expenses	158,153	179,095

	$585,799	$589,283

21. INCOME TAXES

a. Income tax recognized in profit or loss

The major components of income tax expense were as follows:

	Years Ended December 31
	2013	2012
Current tax
In respect of the current period	$249,266	$339,961
In respect of prior periods	4,820	(4,018)

	254,086	335,943

Deferred tax
In respect of the current period	(30,803)	11,441

Income tax expense recognized in profit or loss	$223,283	$347,384

A reconciliation of income tax expense calculated at the statutory rate and income tax expense is as follows:

	Years Ended December 31
	2013	2012
Income tax expense calculated at statutory rate	$232,990	$351,204
Tax effect of adjusting items:
(Deductible) Nondeductible expenses in determining taxable income	(14,527)	198
Current income tax expense	249,266	339,961
Adjustments to prior years’ tax	4,820	(4,018)

Income tax expense recognized in profit or loss	$223,283	$347,384

The applicable tax rate used above is the corporate tax rate of 17% payable by the Siaogang site in Taiwan, while the applicable tax rate used by LCY (Huizhou) Elastomers Corp. is 25%, and the applicable tax rate used by LCY Elastomers LP is 34%.

b. Deferred tax assets and liabilities comprised as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Deferred tax assets
Unrealized loss on inventories	$19,978	$7,250	$582
Idle capacity not allocated to inventory	—	1,191	635
Unrealized profit	5,234	7,511	9,542
Others	2,875	607	1,918

	$28,087	$16,559	$12,677

Deferred tax liabilities
Temporary difference in depreciation	$25,434	$40,322	$28,128
Land value incremental tax	25,440	25,440	25,440
Others	5,354	8,908	7,243

	$56,228	$74,670	$60,811

The movements of deferred tax assets and deferred tax liabilities were as follows:

For the year ended December 31, 2013

	Opening Balance	Recognized in Profit or Loss	Recognized in Other Comprehensive Income	Exchange Differences	Closing Balance
Deferred tax assets

Temporary differences
Unrealized loss on inventories	$7,250	$12,511	$—	$217	$19,978
Idle capacity not allocated to inventory	1,191	(1,191)	—	—	—
Unrealized profit	7,511	(2,277)	—	—	5,234
Others	607	2,228	—	40	2,875

	$16,559	$11,271	$—	$257	$28,087

Deferred tax liabilities

Temporary differences
Temporary difference in depreciation	$40,322	$(15,888)	$—	$1,000	$25,434
Land value incremental tax	25,440	—	—	—	25,440
Others	8,908	(3,644)	—	90	5,354

	$74,670	$(19,532)	$—	$1,090	$56,228

For the year ended December 31, 2012

	Opening Balance	Recognized in Profit or Loss	Recognized in Other Comprehensive Income		Exchange Differences	Closing Balance
Deferred tax assets

Temporary differences
Unrealized loss on inventories	$582	$6,668		$—	$—	$7,250
Idle capacity not allocated to inventory	635	556		—	—	1,191
Unrealized profit	9,542	(2,031)		—	—	7,511
Others	1,918	(1,280)		—	(31)	607

	$12,677	$3,913		$—	$(31)	$16,559

Deferred tax liabilities

Temporary differences
Temporary difference in depreciation	$28,128	$13,585	$		$(1,391)	$40,322
Land value incremental tax	25,440	—		—	—	25,440
Others	7,243	1,769		—	(104)	8,908

	$60,811	$15,354		$—	$(1,495)	$74,670

22. NON-CASH TRANSACTIONS

For the years ended December 31, 2013 and 2012, the SBC Business Unit has the following non-cash investing activities which were not reflected in the combined statements of cash flows:

	Years Ended December 31
	2013	2012
Payments for property, plant and equipment
Purchase of property, plant and equipment	$423,642	$510,457
Transfer from (to) other business units of the Parent	11,431	(1,435)
Decrease (increase) in other payables for purchase of equipment	(54,028)	28,197

	$381,045	$537,219

23. OPERATING LEASE ARRANGEMENTS

Operating leases relate to leases of factory and warehouse.

As of December 31, 2013, December 31, 2012 and January 1, 2012, refundable deposits paid under operating leases amounted to $2,155 thousand.

The future minimum lease payments of non-cancellable operating lease commitments were as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Not later than 1 year	$45,119	$29,671	$26,223
Later than 1 year and not later than 5 years	75,044	28,440	41,358
Later than 5 years	168,784	12,672	14,485

	$288,947	$70,783	$82,066

24. CAPITAL MANAGEMENT

The SBC Business Unit manages its capital to ensure that entities in the SBC Business Unit will be able to continue as going concerns while maintaining the return of the Parent through the optimization of the debt and equity balance. The SBC Business Unit’s overall strategy remains unchanged from past years.

The capital structure of the SBC Business Unit consists of debt and equity of the SBC Business Unit, of which debt is mainly bank borrowings.

25. FINANCIAL INSTRUMENTS

The SBC Business Unit considers that the carrying amounts of financial assets and financial liabilities such as cash and cash equivalents, notes and accounts receivable, other receivables, other financial assets-(current, short-term borrowings, notes and accounts payable, other payables (including other payables to related parties) and current portion of long-term borrowings approximate their fair values due to the short period of time to maturity. Other financial assets-noncurrent consist of time deposits and the interest rates of time deposits are at the market rates; therefore, the carrying amounts approximate their fair values.

Categories of Financial Instruments

	December 31, 2013	December 31, 2012	January 1, 2012
Financial assets

Loans and receivables
Cash and cash equivalents	$308,593	$323,781	$274,368
Notes and accounts receivable	1,385,641	1,202,131	1,266,794
Other receivables	40,215	20,733	25,694
Other financial assets (current and non-current)	1,497,917	1,951,565	1,517,783

	$3,232,366	$3,498,210	$3,084,639

Financial liabilities

Amortized cost
Short-term borrowings	1,159,161	1,679,672	1,728,257
Notes and accounts payable	1,182,825	1,056,945	1,425,150
Finance lease payables (current and non-current)	233,514	271,105	326,037
Other payables (including related parties)	1,272,825	1,422,894	1,916,216
Current portion of long-term borrowings	—	—	151,375

	$3,848,325	$4,430,616	$5,547,035

Financial Risk Management Objectives and Policies

The SBC Business Unit’s major financial instruments included notes and accounts receivable, notes and accounts payable, finance lease payables, and borrowings. LCY (Huizhou) Elastomers Corp. and LCY Elastomers LP of SBC Business Unit have their respective treasure function provide services to the business, coordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the operations of the SBC Business Unit through internal risk reports which analyze exposures by degree and magnitude of risks. These risks include market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

The SBC Business Unit sought to minimize the effects of these risks by using derivative financial instruments (forward contract) to hedge risk exposures. The use of financial derivatives was governed by the SBC Business Unit’s policies approved by the board of directors. Compliance with policies and exposure limits was reviewed by the internal auditors on a continuous basis. The SBC Business Unit did not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

The Treasury function of LCY (Huizhou) Elastomers Corp. and LCY Elastomers LP reported biweekly to the SBC Business Unit’s management.

a. Market risk

The SBC Business Unit’s activities exposed it primarily to the financial risks of changes in foreign currency exchange rates and interest rates.

There had been no change to the SBC Business Unit’s exposure to market risks or the manner in which these risks were managed and measured.

1) Foreign currency risk

The SBC Business Unit of the LCY Group had foreign currency sales and purchases, which exposed the SBC Business Unit to foreign currency risk. Approximately 29% of the SBC Business Unit’s sales were denominated in currencies other than the functional currency, whilst almost 12% of costs were denominated in currencies other than the group entity’s functional currency. The SBC Business Unit also had purchases of property, plant and equipment in foreign currency. The principle applied to manage foreign currency risk is natural hedge. Exchange rate exposures were managed within approved policy parameters utilizing derivatives.

The carrying amounts of the SBC Business Unit’s foreign currency denominated monetary assets and monetary liabilities (including those eliminated on combination) at the end of the reporting period were as follows (in thousands of respective foreign currencies).

	December 31, 2013	December 31, 2012	January 1, 2012
Assets

USD	$14,936	$26,373	$18,085

Liabilities

USD	39,603	43,568	56,679
JPY	1,803,044	1,803,528	2,909,035

Sensitivity analysis

The SBC Business Unit was mainly exposed to the U.S. dollars and Japanese yen.

The following table details the SBC Business Unit’s sensitivity to a 1% increase and decrease in New Taiwan dollars and RMB (the functional currency) against the relevant foreign currencies. A change of 1% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates.

The sensitivity analysis included only outstanding foreign currency denominated monetary items at the end of the reporting period; the foreign currency amounts were translated using an assumed exchange rate that is higher and lower than the actual by 1%.

The amounts on the table below indicate the increase/decrease in pre-tax profit assuming the New Taiwan dollars and RMB (the functional currency) strengthened/weakened by 1% against the relevant foreign currency.

	USD Impact Years Ended December 31
	2013	2012
Pre-tax profit or loss	$7,352	$4,993

	JPY Impact Years Ended December 31
	2013	2012
Pre-tax profit or loss	$5,119	$6,067

The above sensitivity analysis only included outstanding receivables, payables and borrowings, which were denominated in non-functional currency the end of the reporting period.

2) Interest rate risk

The SBC Business Unit was exposed to interest rate risk because entities in the SBC Business Unit borrowed funds at both fixed and floating interest rates. The risk is managed by the SBC Business Unit by maintaining an appropriate mix of fixed and floating rate borrowings.

The carrying amounts of the SBC Business Unit financial assets and financial liabilities with exposure to interest rates at the end of the reporting period were as follows.

	December 31, 2013	December 31, 2012	January 1, 2012
Fair value interest rate risk
Financial assets	$1,591,687	$2,075,067	$1,721,846
Financial liabilities	233,514	271,105	326,037
Cash flow interest rate risk
Financial assets	234,274	225,031	90,391
Financial liabilities	1,159,161	1,679,672	1,879,632

The SBC Business Unit was exposed to fair value interest rate risk in relation to finance lease payables and cash flow interest rate risk in relation to borrowings with floating interest rates. The SBC Business Unit’s cash flow interest rate risk was mainly concentrated on the fluctuation of LIBOR.

Sensitivity analysis

The sensitivity analysis below was determined based on the SBC Business Unit’s exposure to interest rates for non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis was prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 50 basis point increase or decrease was used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 50 basis points higher/lower and all other variables were held constant, the SBC Business Unit’s pre-tax profit for the years ended December 31, 2013 and 2012 would have been lower/higher by $4,624 thousand and $7,273 thousand, respectively.

b. Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the SBC Business Unit. As at the end of the reporting period, the SBC Business Unit’s maximum exposure to credit risk which will cause a financial loss to the SBC Business Unit due to failure to discharge an obligation by the counterparties of the SBC Business Unit is the carrying amount of the financial assets as stated in the statement of financial position.

The SBC Business Unit and the LCY Group adopted a policy of only dealing with creditworthy counterparties. Before accepting any new customer, the SBC Business Unit uses an internal credit scoring system to assess the potential customer’s credit quality and defines credit limits by customer. Limits and scoring attributed to customers are reviewed on the basis of actual requirement. The SBC Business Unit uses some tools to reduce specific client’s credit risk, such as ask clients to pay in advance.

In addition, the SBC Business Unit reviews the recoverable amount of each individual notes and accounts receivable at the end of the reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. The credit risk on derivatives was limited because the counterparties are the large-scale financial institutions.

Accounts receivable consisted of a large number of customers, spread across diverse industries and geographical areas. Apart from the top five customers, which accounted for 66%, 45% and 30% of the total accounts receivable as of December 31, 2013, December 31, 2012 and January 1, 2012, respectively, the SBC Business Unit did not have significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. Otherwise, enough allowance for overdue debts is made.

The SBC Business Unit’s concentration of credit risk by geographical locations was mainly in China, Europe (Italy, Germany and Turkey, etc.), and USA, which accounted for 99%, 90% and 75% of the total accounts receivable as of December 31, 2013, December 31, 2012 and January 1, 2012, respectively.

c. Liquidity risk

The SBC Business Unit manages liquidity risk by monitoring and maintaining a level of cash and cash equivalents deemed adequate to finance the SBC Business Unit’s operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings.

The SBC Business Unit relies on bank borrowings as a significant source of liquidity. As of December 31, 2013, December 31, 2012 and January 1, 2012, the SBC Business Unit had available unused bank borrowing facilities as shown on the table under financing facilities below.

Ultimate responsibility for liquidity risk management rests with the board of directors, which has built an appropriate risk management framework for the SBC Business Unit’s short, medium and long-term funding requirements. The SBC Business Unit manages liquidity risk by maintaining adequate reserves and banking facilities and continuously monitoring forecast and actual cash flows as well as matching the maturity profiles of financial assets and liabilities.

1) Liquidity and interest rate risk tables

The following table details the SBC Business Unit’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The table had been drawn up based on the undiscounted cash flows of financial liabilities from the earliest date on which the SBC Business Unit can be required to pay.

Specifically, bank loans with a repayment on demand clause were included in the earliest time band regardless of the probability of the banks choosing to exercise their rights. The maturity dates for other non-derivative financial liabilities were based on the agreed repayment dates.

December 31, 2013

	Effective Interest Rate (%)	Less than 3 Months	3 Months to 1 Year	1-5 Years
Non-derivative financial liabilities

Short-term borrowings	1.16-2.06	$533,561	$625,600	$—
Finance lease payables (current and non-current)	4.59	11,507	35,321	186,686
Notes and accounts payable		1,182,825	—	—
Payables to contractors and equipment suppliers		90,262	—	—
Interest payables		2,958	—	—

		$1,821,113	$660,921	$186,686

December 31, 2012

	Effective Interest Rate (%)	Less than 3 Months	3 Months to 1 Year	1-5 Years
Non-derivative financial liabilities

Short-term borrowings	1.21-2.90	$889,943	$789,729	$—
Finance lease payables (current and non-current)	4.59	10,710	32,874	227,521
Notes and accounts payable		1,056,945	—	—
Payables to contractors and equipment suppliers		36,235	—	—
Interest payables		7,958	—	—

		$2,001,791	$822,603	$227,521

January 1, 2012

	Effective Interest Rate (%)	Less than 3 Months	3 Months to 1 Year	1-5 Years
Non-derivative financial liabilities

Short-term borrowings	1.29-3.21	$1,274,132	$454,125	$—
Current portion of long-term borrowings	1.98	151,375	—	—
Finance lease payables (current and non-current)	4.59	10,665	32,738	282,634
Notes and accounts payable		1,425,150	—	—
Payables to contractors and equipment suppliers		64,432	—	—
Interest payables		8,054	—	—

		$2,9,33,808	$486,863	$282,634

2) Financing facilities

	December 31, 2013	December 31, 2012	January 1, 2012
Unsecured bank borrowing facility
Amount used	$1,159,161	$1,679,672	$1,879,632
Amount unused	3,299,667	4,803,218	3,603,171

	$4,458,828	$6,482,890	$5,482,803

26. TRANSACTIONS WITH RELATED PARTIES

Balances and transactions among the entities in the SBC Business Unit of the LCY Group had been eliminated on combination and are not disclosed in this note. Details of transactions between the SBC Business Unit and other related parties of the LCY Group were disclosed below.

a. Trading transactions

	Years Ended December 31
	2013	2012
Rent expense
Other related party (Note)	$7,200	$9,310
Service charge
Parent	1,665	—
Subsidiaries of the Parent	14,907	—

	Years Ended December 31
	2013	2012
Computer software
Parent	$2,294	$—
Refundable deposits
Other related party (Note)	2,155	2,155
Other payables
Subsidiaries of the Parent	701	—

Note: The chairman of the related party and the Parent’s chairman are close relatives.

b. Loans transactions

	Years Ended December 31
	2013	2012
Interest expense (loans)
Subsidiaries of the Parent	$6,209	$8,425
Interest expense (charged by the Parent relating to the loans guaranteed by the Parent)
Parent	3,950	4,922

	Years Ended December 31
	2013	2012
Other payables (loans)
Subsidiaries of the Parent	$810,356	$897,097

c. Compensation of key management personnel

The remuneration of directors and other members of key management personnel was as follows:

	Years Ended December 31
	2013	2012
Short-term employee benefits	$10,538	$11,153
Employment benefits	108	108

	$10,646	$11,261

The remuneration of directors and key executives was determined by the remuneration committee having regard to the performance of individuals and market trends.

d. Allocated expenses

	Years Ended December 31
	2013	2012
General and administrative expenses	$83,492	$91,005

LCY Chemical Corp. (Siaogang site) has been allocated general administrative expenses from the Parent (the allocation methods used are described in Note 4).

27. RESTRICTED ASSETS UNDER OTHER FINANCIAL ASSETS

The following assets were provided as deposits for local regulator’s requirement in China:

	December 31, 2013	December 31, 2012	January 1, 2012
Pledged time deposits	$5,552	$5,187	$5,332

28. SIGNIFICANT CONTINGENCIES AND UNRECOGNIZED COMMITMENTS

In addition to those disclosed in other notes, significant commitments and contingencies of the SBC Business Unit as of December 31, 2013, December 31, 2012 and January 1, 2012 were as follows:

a.

	December 31, 2013	December 31, 2012	January 1, 2012
Commitments for purchase of properties and technology service	$165,857	$194,248	$86,039

b. Unused letters of credit were as follows (in thousands):

	December 31, 2013	December 31, 2012	January 1, 2012
NTD	$180,518	$231,333	$355,099

c. LCY (Huizhou) Elastomers Corp. committed to purchase agreed quantity of butadiene and styrene from a petrochemical company in China.

d. Purchases of specified quantities of butadiene from Taiwan Petroleum Corp. and certain foreign companies.

29. FIRST-TIME ADOPTION OF IFRSs

a. Basis of the preparation for financial information under IFRSs

The SBC Business Unit’s preparation of the combined financial statements for the year ended December 31, 2013 was the first IFRS financial statements. The SBC Business Unit not only follows the significant accounting policies stated in Note 4 but also applies the requirements under IFRS 1 “First-time Adoption of IFRS” as the basis for the preparation.

b. Exemptions from IFRS 1

IFRS 1 establishes the procedures for the SBC Business Unit’s first combined financial statements prepared in accordance with IFRSs. According to IFRS 1, the SBC Business Unit is required to determine the accounting policies under IFRSs and retrospectively apply those accounting policies in its opening statement of financial position at the date of transition to IFRSs, January 1, 2012; except for optional exemptions and mandatory exceptions to such retrospective application provided under IFRS 1.

The exemptions the SBC Business Unit adopted are summarized as follows:

Cumulative translation differences

SBC Business Unit elected to reset the cumulative translation differences to zero and recognized the amount under net parent investments at the date of transition to IFRSs. Gains or losses of a subsequent disposal of any foreign operations will exclude the translation differences that arose before the date of transition to IFRSs.

Deemed cost

SBC Business Unit elected to apply the optional exemption in IFRS 1 to measure the revalued land under R.O.C. GAAP as deemed cost at the date of transition to IFRSs

c. Effect on the transition to IFRSs

After transition to IFRSs, the effect on the SBC Business Unit’s combined statements of financial position and combined statements of comprehensive income is stated as follows:

1) Reconciliation of combined statements of financial position as of January 1, 2012

R.O.C. GAAP		Effect of Transition to IFRSs		IFRSs		Note
		Recognition and Measurement Difference	Presentation Difference

Item	Amount			Amount	Item
Current assets
Cash and cash equivalents	$274,368	$—	$—	$274,368	Cash and cash equivalents
Notes and accounts receivable	1,266,794	—	—	1,266,794	Notes and accounts receivable
Other receivables	25,694	—	—	25,694	Other receivables
Inventories	2,428,569	—	—	2,428,569	Inventories
Prepayments	194,663	—	10,250	204,913	Prepayments	c), e)
Deferred income tax assets	12,677	—	(12,677)	—	—	a)
Other current assets	78,622	—	—	78,622	Other current assets

Total current assets	4,281,387	—	(2,427)	4,278,960	Total current assets

Properties, net	4,565,571	—	(22,399)	4,543,172	Property, plant and equipment	d), e)

Intangible assets	200,084	—	(177,896)	22,188	Intangible assets	c)

Other assets
—	—	—	12,677	12,677	Deferred tax assets	a)
Other financial assets	1,526,783	—	—	1,526,783	Other financial assets
Deferred charges, net	91,340	—	(91,340)	—	—	e)
Other non-current assets	21,478	—	32,271	53,749	Other non-current assets	d), e)
—	—	—	249,114	249,114	Long-term prepayments for lease	c)

Total other assets	1,630,601	—	207,722	1,833,323

Total assets	$10,677,643	$—	$—	$10,677,643	Total assets

Current liabilities
Short-term bank borrowings	$1,728,257	$—	$—	$1,728,257	Short-term borrowings
Notes and accounts payable	1,425,150	—	—	1,425,150	Notes and accounts payable
Current portion of obligations under capital leases	43,403	—	—	43,403	Finance lease payables
Other payables—related parties	1,398,948	—	—	1,398,948	Other payables—related parties
Other payables	517,268	—	—	517,268	Other payables
Income tax payable	64,291	—	—	64,291	Current tax liabilities
Customer receipts in advance	102,107	—	—	102,107	Customer receipts in advance
Current portion of long-term bank loans	151,375	—	—	151,375	Current portion of long-term borrowings
Deferred income tax liabilities	33,658	—	(33,658)	—	—	a)
Other current liabilities	497	—	—	497	Other current liabilities

Total current liabilities	5,464,954	—	(33,658)	5,431,296	Total current liabilities

Long-term liabilities
Obligations under capital leases	282,634	—	—	282,634	Finance lease payables

Total long-term liabilities	282,634	—	—	282,634

Reserve for land value increment tax	25,440	—	(25,440)	—	—	b)

Other liabilities
Deferred tax liabilities	1,713	—	59,098	60,811	Deferred tax liabilities	a), b)

Total other liabilities	1,713	—	59,098	60,811

Total liabilities	5,774,741	—	—	5,774,741	Total liabilities

Net parent investment	4,902,902	—	—	4,902,902	Net parent investment

Total liabilities and net parent investment	$10,677,643	$—	$—	$10,677,643	Total liabilities and net parent investment

2) Reconciliation of combined statements of financial position as of December 31, 2012

R.O.C. GAAP		Effect of Transition to IFRSs		IFRSs		Note
		Recognition and Measurement Difference	Presentation Difference

Item	Amount			Amount	Item
Current assets
Cash and cash equivalents	$323,781	$—	$—	$323,781	Cash and cash equivalents
Notes and accounts receivable	1,202,131	—	—	1,202,131	Notes and accounts receivable
Other financial assets	138,608	—	—	138,608	Other financial assets
Other receivables	20,733	—	—	20,733	Other receivables
Inventories	2,865,813	—	—	2,865,813	Inventories
Prepayments	167,730	—	9,744	177,474	Prepayments	c), e)
Deferred income tax assets	16,559	—	(16,559)	—	—	a)
Other current assets	63,149	—	—	63,149	Other current assets

Total current assets	4,798,504	—	(6,815)	4,791,689	Total current assets

Properties, net	4,488,367	—	(46,972)	4,441,395	Property, plant and equipment	d)

Intangible assets	187,810	—	(167,295)	20,515	Intangible assets	c)

Other assets
—	—	—	16,559	16,559	Deferred tax assets	a)
Other financial assets	1,812,957	—	—	1,812,957	Other financial assets
Deferred charges, net	61,337	—	(61,337)	—	—	e)
Other non-current assets	26,476	—	30,083	56,559	Other non-current assets	d), e)
—	—	—	235,777	235,777	Long-term prepayments for lease	c)

Total other assets	1,900,770	—	221,082	2,121,852

Total assets	$11,375,451	$—	$—	$11,375,451	Total assets

Current liabilities
Short-term bank borrowings	$1,679,672	$—	$—	$1,679,672	Short-term borrowings
Notes and accounts payable	1,056,945	—	—	1,056,945	Notes and accounts payable
Current portion of obligations under capital leases	43,584	—	—	43,584	Finance lease payables
Other payables—related parties	897,907	—	—	897,907	Other payables—related parties
Other payables	525,797	—	—	525,797	Other payables
Income tax payable	110,533	—	—	110,533	Current tax liabilities
Customer receipts in advance	82,748	—	—	82,748	Customer receipts in advance
Deferred income tax liabilities	5,964	—	(5,964)	—	—	a)
Other current liabilities	2,993	—	—	2,993	Other current liabilities

Total current liabilities	4,405,333	—	(5,964)	4,399,369	Total current liabilities

Long-term liabilities
Obligations under capital leases	227,521	—	—	227,521	Finance lease payables

Total long-term liabilities	227,521	—	—	227,521

Reserve for land value increment tax	25,440	—	(25,440)	—	—	b)

Other liabilities
Deferred tax liabilities	43,266	—	31,404	74,670	Deferred tax liabilities	a), b)

Total other liabilities	43,266	—	31,404	74,670

Total liabilities	4,701,560	—	—	4,701,560	Total liabilities

Net parent investment	6,673,891	—	—	6,673,891	Net parent investment

Total liabilities and net parent investment	$11,375,451	$—	$—	$11,375,451	Total liabilities and net parent investment

3) Reconciliation of combined statement of comprehensive income for the year ended December 31, 2012:

R.O.C. GAAP		Effect of Transition to IFRSs		IFRSs		Note
		Recognition and Measurement Difference	Presentation Difference

Item	Amount			Amount	Item
Sales	$18,299,786	$—	$—	$18,299,786	Sales
Cost of goods sold	15,129,770	—	—	15,129,770	Cost of goods sold

Gross profit	3,170,016	—	—	3,170,016	Gross profit

Operating expenses					Operating expenses
Selling and marketing expenses	712,150	—	—	712,150	Selling and marketing expenses
General and administrative expenses	255,700	—	—	255,700	General and administrative expenses
Research and development expenses	32,460	—	—	32,460	Research and development expenses

Total operating expenses	1,000,310	—	—	1,000,310	Total operating expenses

	—	—	(4,612)	(4,612)	Other operating expenses, net	f	)

Profit from operations	2,169,706	—	(4,612)	2,165,094	Profit from operations

Non-operating income and expenses					Non-operating income and expenses
Other income	77,993	—	—	77,993	Other income
Other gains and losses	78,047	—	4,612	82,659	Other gains and losses	f	)
Finance costs	(81,597)	—	—	(81,597)	Finance costs

Total non-operating expenses	74,443	—	4,612	79,055	Total non-operating expenses

Profit before income tax	2,244,149	—	—	2,244,149	Profit before income tax
Income tax expense	347,384	—	—	347,384	Income tax expense

Net profit	$1,896,765	$—	$—	1,896,765	Net profit

					Other comprehensive income Items that will not be reclassified subsequently to profit or loss
				(118,330)	Exchange differences arising on translation of foreign operations (income tax: Nil)

				$1,778,435	Total comprehensive income

4) Explanation of material adjustments to the statement of cash flows.

The SBC Business Unit prepared the statement of cash flows using the indirect method under R.O.C. GAAP, in which the interest received is not required to be disclosed separately; instead, the interest received and the interest paid are included within the operating activities in the statement of cash flows. However, according to IAS No. 7, “Statement of Cash Flows,” collection and payment of interest were disclosed separately with consistency for each period and classified as operating activity, investing activity or financing activity. SBC Business Unit classified the payment of interest as operating activity and collection of interest as investing activity in its combined statements of cash flows.

Except for the above differences, there are no other material differences between R.O.C. GAAP and IFRSs in the combined statement of cash flows.

5) Notes to the reconciliation of the significant presentation differences

a) Classifications of deferred tax assets and liabilities

Under R.O.C. GAAP, deferred income tax assets and liabilities are classified as current or non-current in accordance with the classification of its related assets or liabilities. However, if deferred income tax assets or liabilities do not relate to assets or liabilities in the financial statements, they are classified as either current or non-current based on the expected length of time before they are realized or settled. Under IFRSs, deferred tax assets or liabilities are classified as non-current assets or liabilities.

As of January 1, 2012 and December 31, 2012, the amount of deferred tax assets reclassified from current to non-current was $12,677 thousand and $16,559 thousand, respectively. As of January 1, 2012 and December 31, 2012, the amount of deferred tax liabilities reclassified from current to non-current was $33,658 thousand and $5,964 thousand, respectively.

b) Classification of reserve for land value increment tax

Under R.O.C. GAAP, reserve for land value increment tax is classified as non-current liabilities.

Under IFRSs, the tax effect of the temporary timing difference related to land value increment tax is classified deferred tax liabilities.

As of January 1, 2012 and December 31, 2012, the amount reclassified from reserve for land value increment tax to deferred tax liabilities was $25,440 thousand.

c) Land use right

Under R.O.C. GAAP, land use right is classified as intangible assets.

Under IFRSs, land use right should be separately disclosed as prepayments-current and long-term prepayments according to its nature.

As of January 1, 2012 and December 31, 2012, the amount reclassified from land use right under intangible assets to prepayments-current and long-term prepayments for lease was $177,896 thousand and $167,295 thousand, respectively.

d) Prepayments for property, plant and equipment

Under R.O.C. GAAP, prepayments for property, plant and equipment and are classified as property, plant and equipment.

Under IFRSs, prepayments for property, plant and equipment are recognized as long-term prepayments under non-current assets.

As of January 1, 2012 and December 31, 2012, the amount of prepayments for property, plant and equipment reclassified from property, plant and equipment to non-current assets was $4,636 thousand and $9,095 thousand, respectively.

e) The classification of deferred charges

Under R.O.C. GAAP, deferred charges are classified other assets. Under IFRSs, the aforementioned items are classified as property, plant and equipment and prepayments according to their nature.

As of January 1, 2012, the amount reclassified from deferred charges to property, plant and equipment and prepayments were $57,365 thousand and $33,975 thousand, respectively. As of December 31, 2012, the amount reclassified from deferred charges to property, plant and equipment and prepayments were $34,365 thousand and $26,972 thousand, respectively.

f) The classification of line items in non-operating income and expenses and operating expenses

Under R.O.C. GAAP, disposal gain and loss on plant, property and equipment are classified as non-operating income (expenses). Under IFRSs, such item is classified as operating income (expenses).

Under IFRSs, based on the nature of operating transactions, for the year ended December 31, 2012, the SBC Business Unit reclassified net loss on disposal of property, plant and equipment of $4,612 thousand to other operating income and expenses.

ANNEX A

Execution Version

COMBINATION AGREEMENT

BY

AND

AMONG

KRATON PERFORMANCE POLYMERS, INC.,

KPP SHELFCO LIMITED,

NY MERGERCO, LLC,

LCY CHEMICAL CORP.

AND

LCY SYNTHETIC RUBBER CORP.

Dated as of January 28, 2014

A-i

A-ii

A-iii

Page
Section 9.9	Construction; Section Headings.	A-93
Section 9.10	Severability.	A-94
Section 9.11	Counterparts.	A-94
Section 9.12	Time of Essence.	A-94

Article X DEFINITIONS		A-94

SCHEDULES

Schedule I	Contributed Assets
Schedule II	Excluded Assets
Schedule III	Excluded Liabilities
Schedule IV	London Designees
Schedule V	Transition Responsibilities

EXHIBITS

Exhibit A	Form of Shareholder Agreement
Exhibit B	Service Agreement Terms
Exhibit C	Form of UK Holdco Articles of Association
Exhibit D	Net Working Capital and Excess Indebtedness Calculations
Exhibit E	New York Party and London Party Persons Having Knowledge

A-iv

COMBINATION AGREEMENT

This Combination Agreement (this “Agreement”), dated as of January 28, 2014, is among Kraton Performance Polymers, Inc., a Delaware corporation (“New York”), KPP Shelfco Limited, a private limited company incorporated under English Law, which, prior to the Effective Time (as defined in Section 1.1(c)), will re-register as a public limited company in accordance with the provisions of this Agreement (“UK Holdco”), NY MergerCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of UK Holdco (“MergerCo”) and, together with New York and UK Holdco, the “New York Parties”), LCY Chemical Corp., a company limited by shares registered under the Laws of the Republic of China (“London”), and LCY Synthetic Rubber Corp., a limited company organized under the Laws of the British Virgin Islands which is 100% owned by London (“London Stockholder”). London and the London Stockholder are referred to herein collectively, as the “London Parties.” Each of the New York Parties and London Parties is referred to herein as a “Party” and together as the “Parties.”

R E C I T A L S

WHEREAS, London directly or indirectly owns (i) 100% of the equity interest of LCY Elastomers Corp., a company incorporated in the British Virgin Islands (“London PRC Holdco”), which owns 100% of the equity interest (the “London PRC Sub Equity Interest”) of Huizhou LCY Elastomers Corp., a wholly foreign-owned enterprise incorporated in the PRC and registered in Huizhou Municipality, Guangdong Province, PRC, having its legal address at Lot No. J2, Daya Bay Economic and Technological Development Zone, Huizhou Municipality, Guangdong Province, PRC (“London PRC Sub”); (ii) all of the issued and outstanding limited partner interests (the “London U.S. Sub Limited Partner Interests”) in LCY Elastomers LP, a Texas limited partnership (“London U.S. Sub”); and (iii) 100% of the limited liability company interests in LCY Elastomers Management LLC, a Texas limited liability company (“Management LLC”), which owns all of the issued and outstanding general partner interests in London U.S. Sub (the “London U.S. Sub General Partner Interests” and, together with the London U.S. Sub Limited Partner Interests, the “London U.S. Sub Equity Interests”);

WHEREAS, as used herein, (i) “Companies” (a) means, collectively, London PRC Holdco, London PRC Sub and London U.S. Sub and (b) from and after the Taiwan Restructuring (as defined in Section 5.23(a)) pursuant to the terms hereof, will also include London Taiwan NewCo Sub and London Taiwan Holdco (as defined in Section 5.23(a)), (ii) “Company” means any one of them individually, (iii) “London Group Companies” means London and the Companies, and (iv) “Non-PRC London Group Companies” means the London Group Companies other than London PRC Sub;

WHEREAS, the London Group Companies are directly and indirectly engaged in the business of researching, producing and selling styrenic block copolymers (the “Business”);

WHEREAS, the New York Board (as defined in Article X) has determined that it is advisable and in the best interests of New York’s stockholders for New York, as part of and in connection with the transactions described below, to reorganize so that MergerCo will merge with and into New York and New York will become a wholly-owned subsidiary of UK Holdco (the “Merger”), has adopted resolutions approving this Agreement and declaring its advisability and has resolved to recommend subject to Section 5.1 that New York’s stockholders adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger, each issued share of New York Common Stock (as defined in Article X), other than those shares of New York Common Stock held by New York (as treasury shares or otherwise) or by any Subsidiaries of New York, shall be converted into the right to receive one share of UK Holdco Common Stock (as defined in Article X);

WHEREAS, MergerCo’s board of directors and UK Holdco’s board of directors have each unanimously determined that it is advisable and in the best interests of MergerCo’s sole member and UK Holdco’s shareholder, respectively, to enter into the Merger and have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein or contemplated hereby, in accordance with the DLLCA and the UK Companies Act 2006, as applicable;

WHEREAS, MergerCo’s sole member will act by written consent to approve this Agreement prior to the execution of this Agreement and, immediately following execution of this Agreement, UK Holdco’s sole member will act by written consent to approve this Agreement;

WHEREAS, London desires to convey to the New York Parties, and the New York Parties desire to acquire from London, the Business, by (i) a conveyance (indirectly, through the conveyance of all of the issued and outstanding equity interests of London Taiwan Holdco) by London to the New York Parties of all of the issued and outstanding equity interests in Global Rubber Corp., a Taiwan entity indirectly owned 100% by London (such entity, “London Taiwan NewCo Sub”), into which London will, prior to the Closing, contribute London’s properties and interests relating primarily to the Business (other than properties and interests held by London PRC Sub and London U.S. Sub) by way of a spin-off under the Taiwan M&A Act (as defined in Section 5.6(c)); (ii) a conveyance (indirectly, through the conveyance of all of the issued and outstanding equity interests of London PRC Holdco) by London to the New York Parties of all of the issued and outstanding London PRC Sub Equity Interest; and (iii) a conveyance by London and Management LLC of all of the issued and outstanding London U.S. Sub Equity Interests, all on the terms and subject to the conditions set forth herein; and UK Holdco desires to issue to London, and London desires to acquire from UK Holdco, shares of UK Holdco Common Stock as consideration for such transactions;

WHEREAS, London further desires to acquire from UK Holdco, and UK Holdco further desires to issue to London, such number of shares of UK Holdco Common Stock which would, together with the number of shares of UK Holdco Common Stock London will receive as consideration for the transactions described in the recital above, enable London to own 50% of the issued and outstanding shares of UK Holdco Common Stock immediately following the Closing;

WHEREAS, the London Stockholder will hold the shares of UK Holdco Common Stock received in connection with the transactions described above;

WHEREAS, the Parties intend that this Agreement shall be considered a contract under seal under the Laws of the State of Delaware;

WHEREAS, concurrently with the execution hereof, certain stockholders of London are entering into voting agreements in support of the Transactions (as defined in Article X) to be voted upon by such stockholders of London; and

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, the New York Parties and the London Parties will enter into the Ancillary Agreements (as defined in Article X).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

MERGER

Section 1.1 The Merger.

(a) Re-registration. Within twenty-nine (29) calendar days prior to the Effective Time, UK Holdco will re-register as a public limited company to be named “Kraton Performance Polymers plc” (or such other similar name using the term “Kraton” as may be mutually agreed to by New York and London). Immediately prior to the Closing, the articles of association of UK Holdco shall be amended and restated in their entirety and substantially in the form set forth on Exhibit C (the “UK Holdco Articles of Association”).

(b) The Merger. Subject to the terms and conditions of this Agreement, which shall constitute an agreement and plan of merger for all purposes of the DGCL and DLLCA, and in accordance with the DGCL and the DLLCA, at the Effective Time MergerCo shall merge with and into New York, and the separate corporate existence of MergerCo shall thereupon cease. From and after the Effective Time and in accordance with the DGCL and the DLLCA, New York shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to in this Article I as the “Surviving Corporation”), becoming a wholly-owned subsidiary of UK Holdco.

(c) Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII, if this Agreement shall not have been terminated as provided in Article VIII, New York, UK Holdco and MergerCo shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 264(c) of the DGCL and Section 18-209(c) of the DLLCA to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later date and time as New York and London shall agree and shall set forth in the Certificate of Merger) (the “Effective Time”).

(d) Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL and Section 18-209(g) of the DLLCA.

Section 1.2 Charter Documents; Directors and Officers of Surviving Corporation.

(a) Name of the Surviving Corporation. The name of the Surviving Corporation shall be “New York.”

(b) Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of New York as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation upon the Effective Time. Immediately after the Effective Time, UK Holdco shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in a form appropriate for a wholly-owned Subsidiary as mutually agreed to by London and New York prior to the Closing, until further duly amended in accordance with its terms and applicable Law.

(c) Bylaws of Surviving Corporation. Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be in a form appropriate for a wholly-owned Subsidiary as mutually agreed to by London and New York prior to the Closing, until duly amended in accordance with their terms and applicable Law.

(d) Directors of Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall be Persons mutually agreed to by London and New York, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

(e) Officers of Surviving Corporation. From and after the Effective Time, the managers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 1.3 Cancellation and Conversion of Stock.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any New York Common Stock, any MergerCo common stock or any UK Holdco Common Stock:

(i) Cancellation of New York Common Stock. Each issued share of New York Common Stock that is owned by New York (as a treasury share or otherwise) or by any Subsidiaries of New York immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation.

(ii) Conversion of Remaining New York Common Stock. Each issued and outstanding share of New York Common Stock (other than the issued shares of New York Common Stock referenced in Section 1.3(a)(i)) shall be converted into the right to receive one validly issued share of UK Holdco Common Stock, credited as fully paid, which, when issued, ranks pari passu in all respects with all of the shares of UK Holdco Common Stock then in issue.

(iii) Conversion of MergerCo Common Stock. All issued and outstanding limited liability company interests of MergerCo shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(iv) Parent New York Plans. With effect from the Effective Time, New York shall assign to UK Holdco, and shall cause UK Holdco to assume and adopt, New York’s rights and obligations under the New York Plans that are currently or have previously been sponsored or maintained exclusively by New York and that are set forth on Section 1.3(a)(iv) of the New York Disclosure Letter (each a “Parent New York Plan”). To the extent a Parent New York Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by New York, as the sole direct or indirect shareholder of UK Holdco, shall be deemed, as of the Effective Time, to constitute shareholder approval of such Parent New York Plan and the issuance or delivery of UK Holdco Common Stock by UK Holdco under the share limitations set forth thereunder for purposes of Section 422(b) of the Code.

(v) Confidentiality/Non-Competition Agreements. With effect from the Effective Time, New York shall assign to UK Holdco, and shall cause UK Holdco to assume and adopt, New York’s rights and obligations under each Employee Confidentiality and Non-Competition Agreement to which it is a party immediately before the Effective Time (collectively, “Confidentiality/Non-Competition Agreements”).

(vi) Other Employee Benefit Plans and Employment Arrangements. With the exception of the Parent New York Plans and the Confidentiality/Non-Competition Agreements, New York’s applicable Affiliates shall remain the plan sponsor of all other employee benefit plans and programs and employment contracts and arrangements it sponsors or is contractually bound by (collectively, the “Unassumed Plans”).

(b) Surrender and Exchange of Shares.

(i) Following the date of this Agreement and in any event prior to the Effective Time, New York shall select a bank or trust company to act as exchange agent in connection with the Merger (together with any other bank or trust company also selected, the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of New York Common Stock the shares of UK Holdco Common Stock that such holder shall become entitled to receive with respect to such holder’s shares of New York Common Stock pursuant to this Section 1.3. The Exchange Agent shall act as agent for each holder of shares of New York Common Stock in connection therewith. In addition, New York and/or UK Holdco shall make available by depositing (or causing to be deposited) with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 1.3(b)(viii).

(ii) Prior to the Effective Time, New York shall deposit or, after the Effective Time, at the direction of UK Holdco there shall be deposited, with the Exchange Agent, from time to time, that number of shares of UK Holdco Common Stock as are deliverable pursuant to Section 1.3(a), and which, unless UK Holdco shall otherwise determine, shall be deposited with the Exchange Agent through the facilities of The Depository Trust Company (“DTC”).

(iii) Except as New York shall otherwise determine, all shares of UK Holdco Common Stock deliverable in respect of shares of New York Common Stock held of record, other than such shares held of record by Cede & Co., as nominee for DTC, shall not be delivered to such holders of record directly, but shall be delivered instead to a bank or trust company selected by New York that is a participant in the facilities of DTC (the “Custodian”), which Custodian shall initially hold such shares for the benefit of such holders.

(iv) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, immediately prior to the Effective Time, of shares of New York Common Stock that are represented by book entry (“Book Entry Shares”) or represented by certificates (“Certificates”), a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Book Entry Shares or Certificates held by such holder representing such shares of New York Common Stock shall pass, only upon actual and proper delivery of Book Entry Shares or Certificates to the Exchange Agent.

(v) Each holder of shares of New York Common Stock that are represented by Book Entry Shares or Certificates shall be entitled to receive in exchange for such holder’s shares of New York Common Stock that are represented by Book Entry Shares or Certificates, upon surrender to the Exchange Agent of a Book Entry Share or Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of shares of UK Holdco Common Stock deliverable in respect of such holder’s shares of New York Common Stock represented by such holder’s properly surrendered Book Entry Shares or Certificates in accordance with Section 1.3(a) and any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.3(b)(viii), and Book Entry Shares or Certificates so surrendered shall forthwith be canceled, and UK Holdco’s register of members shall be updated accordingly. No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of shares of New York Common Stock.

(vi) If delivery of shares of UK Holdco Common Stock in respect of shares of New York Common Stock represented by a Book Entry Share or Certificate is directed by the person in whose name the surrendered Book Entry Share or Certificate is registered to be made to a person other than the person in whose name the surrendered Book Entry Share or Certificate is registered, it shall be a condition of delivery that the Book Entry Share or Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the shares of UK Holdco to a person other than the registered holder of the Book Entry Share or Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Book Entry Share and Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable shares of UK Holdco and any dividends or other distributions as contemplated by this Section 1.3 but shall not entitle its holder or any other person to any rights as a stockholder of UK Holdco or New York.

(vii) At the Effective Time, the stock transfer books of New York shall be closed and thereafter there shall be no further registration of transfers of shares of New York Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Book Entry Shares and Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 1.3. The shares of UK Holdco Common Stock and any dividends or other distributions payable pursuant to Section 1.3(b)(viii) issued and paid upon the surrender for exchange of Book Entry Shares and Certificates in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of New York Common Stock formerly represented by such Book Entry Shares and Certificates.

(viii) No dividends or other distributions with respect to UK Holdco Common Stock deliverable with respect to the shares of New York Common Stock shall be paid to the holder of any unsurrendered Book Entry Shares or Certificates until after those Book Entry Shares or Certificates are surrendered as provided in this Section 1.3. After surrender, there shall be delivered and/or paid to the holder of the UK Holdco

Common Stock delivered in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of UK Holdco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of UK Holdco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(ix) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable shares of UK Holdco Common Stock deliverable in respect of the shares of New York Common Stock represented by the Certificate pursuant to this Section 1.3.

(x) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of New York Common Stock pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code, as amended, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of New York Common Stock, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

(xi) The Exchange Agent shall invest any cash deposited by New York and/or UK Holdco for the purposes of paying dividends or other distributions pursuant to Section 1.3(b)(viii), pending its disbursement to the relevant shareholders, in (A) short-term direct obligations of the United States of America or (B) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. UK Holdco shall be responsible for any losses of such cash and shall deposit additional cash with the Exchange Agent as may be required from time to time in order for the Exchange Agent to make the payments required by this Agreement. Any interest and other income resulting from such investments shall be paid to UK Holdco.

(c) No Appraisal Rights. There are no appraisal rights available to holders of New York Common Stock under the DGCL in connection with the Merger.

Section 1.4 Parent New York Plans, Unassumed Plans and Other Employment Agreements and Arrangements.

(a) Application of Parent New York Plans to UK Holdco Common Stock.

(i) To the extent any Parent New York Plan provides for the grant, issuance, delivery or purchase of, or otherwise relates to, options, awards of restricted stock or other rights to purchase or receive shares of New York Common Stock (or the right to receive benefits or amounts by reference to those shares), from and after the Effective Time, New York or UK Holdco, as applicable, shall cause such Parent New York Plan to be amended to provide for the grant, issuance, delivery or purchase of, or otherwise relate to, shares of UK Holdco Common Stock, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of New York Common Stock, under such Parent New York Plans after the Effective Time shall entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, an equal number of shares of UK Holdco Common Stock in accordance with the terms of such Parent New York Plan. Except as provided in this Section 1.4(a) and for certain amendments to the Parent New York Plans intended to clarify the meaning of certain provisions in such Parent New York Plans, the outstanding options, restricted stock awards or other equity-based awards or benefits available under the terms of any Parent New York Plan at and following the Effective Time shall, to the extent permitted by Law and otherwise reasonably practicable, be subject to the same terms and conditions as under such Parent New York Plan and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price). Notwithstanding the foregoing, the number of shares of UK Holdco Common Stock issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by New York or UK Holdco, as applicable, only to the extent necessary to comply with applicable Law. The foregoing adjustments shall be made in accordance with applicable Law (and administrative practice of applicable Governmental Bodies), including but not limited to Section 409A and Section 422 of the Code and the Treasury Regulations promulgated thereunder, to the extent such provisions are applicable to an option, award or benefit. Other than as set forth above, the Merger shall constitute a “reorganization” for purposes of the Parent New York Plans, to the extent such term is applicable, and will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

(ii) Prior to the Effective Time, New York shall pass such resolutions and take such other actions, as may be necessary to effect the provisions of this Section 1.4(a), and New York shall or shall cause UK Holdco to undertake all corporate action necessary to authorize for allotment and issuance a sufficient number of shares of UK Holdco Common Stock for delivery upon exercise or settlement of the stock awards under the Parent New York Plans.

(b) Unassumed Plans and Other Employment Agreements and Arrangements. New York shall amend or cause to be amended any Unassumed Plans and employment agreements and arrangements, other than the Unassumed Plans, as necessary (i) to provide for the appropriate substitution of UK Holdco in place of New York, where applicable; (ii) to provide that the Merger will not constitute a change in control under the terms of any such plan, agreement or arrangement to the extent permitted or applicable; (iii) to comply with applicable English or U.S. corporate or tax Law requirements; and (iv) to make any other conforming or clarifying changes necessary in light of the transactions contemplated by this Agreement.

Section 1.5 Directors and Officers of UK Holdco.

(a) New York and UK Holdco shall take all necessary action to cause the following to occur:

(i) At the Closing, and pursuant to Section 7.1 of the Shareholder Agreement, (A) the board of directors of UK Holdco shall consist of fourteen (14) directors; (B) seven (7) directors of UK Holdco shall be designated by New York prior to the Closing; provided, that such persons selected are members of the board of directors of New York immediately prior to the Closing (“New York Designees”); and (C) seven (7) directors of UK Holdco shall be designated by London prior to the Closing, subject to the terms of Section 1.5(b) (“London Designees”).

(ii) At the Closing, the chairman of the board of directors of UK Holdco shall be the individual who was the chairman of the New York Board immediately prior to the Closing.

(iii) At the Closing, the committees of the board of directors of UK Holdco shall consist of the Audit Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee and Conflicts Committee. Subject to the terms of the Shareholder Agreement (including Section 7.2 and Section 7.5 thereof), at the Closing, each committee (other than the Conflicts Committee) of the board of directors of UK Holdco shall consist of equal representation of New York Designees and London Designees. The Conflicts Committee of such board shall consist solely of New York Designees who are not employees of UK Holdco.

(iv) At the Closing, the charter of each committee of the board of directors of UK Holdco (except for the Conflicts Committee) shall be the corresponding charter of such committee of the New York Board as of the date hereof (except for any modifications necessary to make the terms thereof consistent with the terms of the Shareholder Agreement or to comply with any change to applicable Law from the date of this Agreement or the Laws of England and Wales, or as otherwise agreed to between New York and London). The charter of the Conflicts Committee shall be consistent with Section 7.5 of the Shareholder Agreement and otherwise determined and approved by the board of directors of UK Holdco after the Closing.

(v) Subject to Section 5.4(b)(iii)(D), the officers of UK Holdco at the Closing shall be the officers of New York immediately prior to the Closing, and two additional persons designated by London in accordance with the terms of this Agreement, or as otherwise agreed to between New York and London. Subject to Section 1.5(a)(vi), UK Holdco and New York shall take all action necessary to appoint as officers of UK Holdco such two persons designated by London as set forth on Schedule IV of this Agreement to the positions and responsibilities as set forth on Schedule IV of this Agreement, as of the Effective Time.

(vi) As soon as practicable after the date hereof, New York and London shall create a special transition committee (the “Transition Committee”), that shall be co-chaired by the Chief Executive Officer of New York and the Chairman and Chief Executive Officer of London, and shall include such other officers of London and New York, as the Chief Executive Officers may mutually agree. Subject to applicable Law, after the date hereof and prior to the Effective Time, the Transition Committee shall have responsibility for coordinating and directing the efforts of the Parties with respect to integrating the Business of London and New York, including the activities, and consistent with the principles, set forth on Schedule V of this Agreement. The Transition Committee shall meet as often as reasonably necessary until the Effective Time but, in any event, shall meet at least once a month after receipt of the London Stockholder Approval and the New York Stockholder Approval.

(b) London will use its reasonable best efforts to notify New York in writing no later than (i) thirty (30) calendar days after the date of this Agreement of the individuals it proposes to designate as London Designees at the Closing who will be (or who are reasonably likely to be) Shareholder Affiliated Persons (as defined in the Shareholder Agreement) and (ii) thirty (30) calendar days prior to the expected date of the filing of the first amendment to the Form S-4 of the individuals it proposes to designate as London Designees at the Closing who will not be (or who are reasonably likely not to be) Shareholder Affiliated Persons (as defined in the Shareholder Agreement); provided, however, in no event shall New York be entitled to delay the filing of the Form S-4 (or any amendment thereto) if, despite such reasonable best efforts, London has not notified New York of all of London’s proposed London Designees by such dates, except to the extent required by applicable Law. New York will then notify London in writing as promptly as practicable, but in any event not later than thirty (30) Business Days after receiving each such notice, of the determination of the Nominating and Corporate Governance Committee of the New York Board (such determination to be exercised by the New York Board in accordance with, and giving effect to, Section 7.1 of the Shareholder Agreement), as to whether such Persons would satisfy the requirements of Section 7.1(d) of the Shareholder Agreement. If such committee determines that any such designee would not satisfy the requirements of such Section 7.1(d), then (x) such written notice shall include with reasonable detail why such designee would not satisfy such requirements and (y) London shall propose replacement designees in a manner as contemplated by Section 7.1(d) of the Shareholder Agreement. Notwithstanding the foregoing, in the event that prior to the Closing, any of the proposed London Designees dies, becomes incapacitated, becomes disqualified or is otherwise no longer willing to serve as a London Designee as of the Closing, or London, acting in good faith, determines that it is no longer in the best interests of UK Holdco to propose such person as a London Designee, London shall use its reasonable best efforts to identify and propose a replacement London Designee pursuant to this Section 1.5(b) as promptly as reasonably practical; provided, however, that in no event, shall New York delay the filing of the Form S-4 (or any amendment thereto) or holding of the New York Stockholder Meeting as a result of such event, except to the extent required by applicable Law.

Section 1.6 Restructure; Reduction of Capital.

(a) If, prior to the Closing Date, New York and London determine, acting reasonably and in good faith and in consultation with their respective tax advisors, that, as a result of a change in applicable Law occurring after the date of this Agreement, facts relating to the Merger or other similar circumstances, New York or UK Holdco (or any of their respective subsidiaries) is more likely than not to recognize a material amount of taxable income or gain for U.S. federal income tax purposes or may be subject to a material amount of U.K. tax, including U.K. corporation tax, stamp duty and stamp duty reserve tax, in either case, in connection with the Merger, subject to the provisions of this Section 1.6, each of New York and London shall give good faith consideration to proposals to seek to restructure the Merger and related transactions in a manner that reduces or eliminates such taxable income or gain or tax; provided, however, that (i) any such proposals shall not result in or require an extension of the End Date or delay the Closing and (ii) no Party shall be required to take any action if the other Party is in material breach of this Agreement.

(b) If, prior to the Closing Date, New York and London determine, acting reasonably and in good faith and in consultation with their respective legal advisors, that it would be advantageous for UK Holdco to undertake a reduction of capital under English Law in order to facilitate the future payment of dividends (if any) by UK Holdco, each of New York and London shall give good faith consideration to proposals to seek to achieve such a reduction of capital by UK Holdco; provided, however, that (i) any such proposals shall not result in or require an extension of the End Date or delay the Closing and (ii) no Party shall be required to take any action if the other Party is in material breach of this Agreement.

Section 1.7 Adjustments.

Without limiting the effect of Section 5.4, if, between the date of this Agreement and the Effective Time, the outstanding shares of New York Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement (including any exchange ratio) which is based upon the number of shares of UK Holdco Common Stock or shares of New York Common Stock, as the case may be, will be appropriately adjusted to provide to UK Holdco and the holders of New York Common Stock and holders of any outstanding options and awards under the Parent New York Plans, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 1.7 shall be construed to permit UK Holdco or New York to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE II

CONVEYANCE AND DELIVERY

Section 2.1 Taiwan Restructuring; Formation of Foreign NewCo.

(a) Upon the terms and subject to the conditions of this Agreement, after New York shall have obtained the New York Stockholder Approval and London shall have obtained the London Stockholder Approval and at least one (1) week prior to the Closing, London shall complete the Taiwan Restructuring pursuant to Section 5.23.

(b) Upon the terms and subject to the conditions of this Agreement, (i) after the date of this Agreement but prior to the Closing, UK Holdco shall form, capitalize and establish, as an indirect, wholly-owned Subsidiary of UK Holdco, a private limited liability company organized under the Laws of The Netherlands pursuant to organizational documents reasonably acceptable to London (such private limited liability company, “Foreign NewCo”) and (ii) promptly after the Subject Shares Transactions, Foreign NewCo shall transfer, convey, assign and deliver or cause to be transferred, conveyed, assigned and delivered to New York, and New York shall acquire from Foreign NewCo, 100% of the London U.S. Sub Equity Interests. UK Holdco may alter the sequence of or other aspects of the transactions provided for in this Section 2.1(b) with the prior written consent of London, which London shall have no obligation to provide if it determines in its sole, reasonable discretion that such alteration would or would be reasonably likely to have an adverse effect on London or materially delay the consummation of the Transactions.

Section 2.2 Conveyance of the Subject Shares. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties set forth herein, at the Closing and simultaneously with or immediately prior to the Effective Time, (a) London and London Stockholder shall transfer, sell, convey, assign and deliver or cause to be transferred, sold, conveyed, assigned and delivered to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding equity interests (the “London Taiwan Holdco Equity Interests”) of London Taiwan Holdco, which will own 100% of the issued and outstanding equity interests of London Taiwan NewCo Sub (the “Taiwan Equity Conveyance”); (b) London and London Stockholder shall transfer, sell, convey, assign and deliver to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding equity interests (the “London PRC Holdco Equity Interests”) of London PRC Holdco, which will own 100% of the London PRC Sub Equity Interests (the “PRC Equity Conveyance”); (c) London and London Stockholder shall transfer, sell, convey, assign and deliver or cause to be transferred, sold, conveyed, assigned and delivered to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding London U.S. Sub Limited Partner Interests (the “London U.S. Sub Limited Partner Conveyance”); and (d) London and London Stockholder shall cause London Elastomers Management LLC to transfer, sell, convey, assign and deliver to Foreign NewCo or its wholly-owned Subsidiary, and Foreign NewCo or its wholly-owned Subsidiary shall acquire from London Elastomers Management LLC, 100% of the London U.S. Sub General Partner Interests (the “London U.S. Sub General Partner Conveyance” and, together with the London U.S. Sub Limited Partner Conveyance, the “U.S. Equity Conveyance”), in each case free and clear of any Liens. As used herein, “Subject Shares” refers to the London Taiwan NewCo Sub Equity Interests, London Taiwan Holdco Equity Interests, the London PRC Sub Equity Interests, the London PRC Holdco Equity Interests and the London U.S. Sub Equity Interests to be acquired by Foreign NewCo in the Taiwan Equity Conveyance, the PRC Equity Conveyance and the U.S. Equity Conveyance, respectively, and “Subject Shares Transactions” refers to the Taiwan Equity Conveyance, the PRC Equity Conveyance and the U.S. Equity Conveyance, collectively.

Section 2.3 No Rights in Excluded Assets. The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreement, neither UK Holdco, New York, their Affiliates nor the Companies shall acquire or be permitted to retain any right, title or interest in any Excluded Asset or the land specifically described on Section 5.3(b)(v)(A)(I) of the London Disclosure Letter pursuant to the Taiwan Restructuring, Taiwan Equity Conveyance, PRC Equity Conveyance or the U.S. Equity Conveyance.

Section 2.4 Issuance of Additional Shares. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties set forth herein, at the Closing, UK Holdco shall allot, issue and deliver to London, and London shall acquire from UK Holdco, the UK Holdco Additional Shares.

Section 2.5 Transaction Consideration.

(a) The aggregate consideration payable to London for the Subject Shares shall consist of (i) the delivery by UK Holdco to London of the UK Holdco Transaction Shares and (ii) the True-Up Consideration. As used herein, the following terms shall have the following meanings:

“UK Holdco Transaction Shares” means the number of shares of UK Holdco Common Stock that, if issued as of the date of execution of this Agreement, would equal the Base Percentage of the number of all outstanding shares of New York Common Stock on a Fully-Diluted Basis (including the number of UK Holdco Transaction Shares).

“Base Percentage” means 43%.

“Fully-Diluted Basis” means all outstanding shares of UK Holdco Common Stock and all shares of UK Holdco Common Stock issuable in respect of outstanding securities convertible into or exchangeable for UK Holdco Common Stock, without duplication.

“True-Up Amount” means an amount, expressed in Dollars, equal to (i) the product of the Base Percentage and the Closing Date New York Net Debt divided by (ii) one (1) minus the Base Percentage (expressed as a decimal). The True-Up Amount delivered at Closing shall be based upon a good faith estimate thereof prepared by New York and provided to London no later than five (5) Business Days prior to the Closing, subject to subsequent adjustment pursuant to Section 2.6.

“True-Up Consideration” means consideration for the benefit of London in an amount equal to the True-Up Amount in the form of cash payable by UK Holdco to London.

“Closing Date New York Net Debt” means, as of the Closing Reference Time, (i)(A) the aggregate principal amount of New York’s and its Subsidiaries’ total debt for borrowed money, including current portion (for the avoidance of doubt, excluding debt associated with Kraton Formosa Polymers Corporation (“New York JV”)), and (B) as a result of the consummation of the transactions contemplated by this Agreement, any transactional expenses incurred by New York or its Subsidiaries on or before the Closing (including all of the fees, expenses and other amounts payable to Lazard Frères & Co. LLC (“Lazard”) pursuant to Section 4.17 and other outside advisors and attorneys) but not paid on or prior to the Closing and (C) the amount of Transfer Taxes that New York is liable for and obligated to pay pursuant to Section 5.14 but not paid on or prior to the Closing Date, minus (ii) the aggregate amount of New York’s and its Subsidiaries’ cash and cash equivalents (for the avoidance of doubt, excluding cash associated with the New York JV), determined on a consolidated basis in accordance with GAAP.

(b) The consideration payable by London to UK Holdco for the UK Holdco Additional Shares shall consist of the Additional Share Cash Payment. As used herein, the following terms shall have the following meanings:

“UK Holdco Additional Shares” means the number of shares of UK Holdco Common Stock that, immediately following the issuance thereof at the Closing, when added to the number of UK Holdco Transaction Shares, equals (and does not exceed) 50.0% of the number of all then-outstanding shares of UK Holdco Common Stock (including the number of UK Holdco Transaction Shares and the number of UK Holdco Additional Shares).

“Additional Share Cash Payment” means the product of $31 per share multiplied by the number of UK Holdco Additional Shares.

Section 2.6 Adjustments to Transaction Consideration.

(a) Within ninety (90) calendar days following the Closing Date, UK Holdco shall prepare, or cause to be prepared, in cooperation with London, and deliver to London, a schedule of (i) components of the Accounts Receivable Calculation of the Business as of the Closing Reference Time, (ii) components of the Accounts Payable Calculation of the Business as of the Closing Reference Time, (iii) components of the Finished Products Inventory Calculation of the Business as of the Closing Reference Time, (iv) components of the Raw Material Calculation of the Business as of the Closing Reference Time ((i), (ii), (iii), and (iv) collectively, the “London Closing Date Working Capital Calculations”) and (v) a schedule of any Excess Indebtedness of the Business as of such date (the “Debt Calculation” and, together with the London Closing Date Working Capital Calculations, the “London Adjustment Calculations”). Within ninety (90) calendar days following the Closing Date, UK Holdco shall prepare, or cause to be prepared, and deliver to London, a schedule of (i) components of the Accounts Receivable Calculation of New York as of the Closing Reference Time, (ii) components of the Accounts Payable Calculation of New York as of the Closing Reference Time, (iii) components of the Finished Products Inventory Calculation of New York as of the Closing Reference Time and (iv) components of the Raw Material Calculation of New York as of the Closing Reference Time ((i), (ii), (iii) and (iv) collectively, the “New York Closing Date Working Capital Calculations”) and (v) the Closing Date New York Net Debt (collectively, with the New York Closing Date Working Capital Calculations, the “New York Adjustment Calculations”). London Adjustment Calculations and New York Adjustment Calculations (which shall exclude the New York JV) shall be made in accordance with IFRS or GAAP, as applicable, consistently applied in accordance with past practice, and in accordance with the accounting methods, practices, assumptions, policies and methodologies (including reconcilability to the applicable balance sheet) set forth in the example calculations on Exhibit D and, in the case of the London Adjustment Calculations, subject to Section 7.2(e) of the London Disclosure Letter.

(b) As used in this Agreement: (i) “Accounts Receivable Calculation” means the number of days above or below the target range of DSO set forth on Exhibit D-1 multiplied by the value of each such day, where the value of each such day equals accounts receivable, net of allowance for doubtful accounts, of the applicable party as of the Closing Reference Time divided by DSO; (ii) “DSO” means the days sales outstanding of the applicable party, equal to (a) (1) as of the Closing Reference Time, accounts receivable, net of any allowances for doubtful accounts divided by (2) the average sales for the three (3) months ending the Closing Reference Time multiplied by (b) the number of days in the month in which the Closing Reference Time falls; (iii) “Accounts Payable Calculation” means the number of days above or below the applicable target range of DPO set forth on Exhibit D-2 multiplied by the value of each such day, where the value of each such day equals trade accounts payable of the applicable party as of the Closing Reference Time divided by DPO; (iv) “DPO” means the days payable outstanding of the applicable party, equal to (a) (1) as of the Closing Reference Time, trade accounts payable divided by (2) the average cost of goods sold for the three (3) months ending the Closing Reference Time multiplied by (b) the number of days in the month in which the Closing Reference Time falls; (v) “Finished Products Inventory Calculation” means the number of kilotons above or below the applicable target range of Finished Products Items set forth on Exhibit D-3 multiplied by the value of each such kiloton, where the value of each such kiloton equals the total value of the Finished Products Items divided by the total amount of Finished Products Items in kilotons as of the Closing Reference Time; (vi) “Finished Products Items” means all finished products inventory items; (vii) “Raw Material Calculation” means the number of kilotons above or below the applicable target range of Raw Material Items set forth on Exhibit D-4 multiplied by the value of each such kiloton, where the value of each such kiloton equals the total value of the Raw Material Items divided by the total amount of Raw Material Items in kilotons as of the Closing Reference Time; (viii) “Raw Material Items” means all raw material inventory items; and (ix) “Excess Indebtedness” means (1)(A) the aggregate principal amount of total debt for borrowed money, including current portion and capital leases, obligating or encumbering, the Business or the Companies, (B) as a result of the consummation of the transactions contemplated by this Agreement, any transactional expenses incurred by the Companies or the Business on or before the Closing (including all of the fees, expenses and other amounts payable to outside advisors and attorneys) but not paid on or prior to the Closing and (C) any Transfer Taxes that London is liable for and obligated to pay pursuant to Section 5.14 but not paid on or prior to the Closing Date, to the extent, if any, that the Companies or the Business have any liability therefor, minus (2) cash and cash equivalents of the Business, if any.

(c) London shall have a period of thirty (30) calendar days after delivery by UK Holdco of the London Adjustment Calculations and the New York Adjustment Calculations (collectively, the “Adjustment Calculations”) to review such documents and make any objections it may have in writing to UK Holdco. UK Holdco shall provide London reasonable access to the records and personnel of the Business and its business in order to review and confirm the accuracy of the Adjustment Calculations. If no written objections are made by London within such 30-day period, or if London provides written notice agreeing to such documents, then such Adjustment Calculations shall be final and binding on the parties. If written objections specifying in reasonable detail the item(s) in dispute and the reasons therefor are delivered to UK Holdco by London within such 30-day period, then UK Holdco and London shall attempt to resolve the matter or matters in dispute in the subsequent 30-day period following London’s notice of objection. If disputes with respect to such Adjustment Calculations cannot be resolved by UK Holdco and London within thirty (30) calendar days after timely delivery of any objections thereto, then at the request of UK Holdco or London, the specific matters in dispute shall be submitted to PricewaterhouseCoopers or such other independent accounting firm as may be approved by London and UK Holdco (the “Auditors”), which firm shall render its opinion as to such specific matters. If no such submission is made within thirty (30) calendar days after the delivery of the objections, then such Adjustment Calculations shall be final and binding on the parties. Based on such opinion, the Auditors will then send to London and UK Holdco their determination of the specified matters in dispute, which determination shall be final and binding on the parties. Each party will bear its own expenses in connection with such dispute, and the fees and expenses of the Auditors shall be borne equally by London and UK Holdco.

(d) To the extent the London Closing Date Working Capital Calculations exceed in the aggregate the applicable target ranges, UK Holdco shall make a payment to London in the amount of such excess; to the extent of any positive Excess Indebtedness, London shall make a payment to UK Holdco, and to the extent of any negative Excess Indebtedness, UK Holdco shall make a payment to London; and to the extent the London Closing Date Working Capital Calculations are less than the applicable target ranges, London shall make a payment to UK Holdco in the amount of such shortfall, in each case within five (5) Business Days of the final determination of the Adjustment Calculations as provided above.

(e) To the extent the New York Closing Date Working Capital Calculations exceed in the aggregate the applicable target ranges, London shall make a payment to UK Holdco in the amount of such excess multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal); to the extent the New York Closing Date Working Capital Calculations are less than the applicable target ranges, UK Holdco shall make a payment to London in the amount of such shortfall multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal); to the extent the Closing Date New York Net Debt calculated pursuant to this Section 2.6 exceeds the estimate thereof at Closing, UK Holdco shall make a payment to London in the amount of such excess multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal), and to the extent such amount is less than the estimate thereof at Closing, London shall make a payment to UK Holdco in the amount of such shortfall multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal), in each case within five (5) Business Days of the final determination of the Adjustment Calculations as provided above. Amounts, if any, owed by London pursuant to Section 2.6(d) or this Section 2.6(e) may be offset by amounts, if any, owed by UK Holdco pursuant to such sections, and vice versa.

Section 2.7 Preliminary Closing. After all of the conditions to the Closing set forth in Article VII have been satisfied or are capable of being satisfied (except for those conditions that by their nature will be satisfied at the Closing) (a) at least twenty (20) Business Days prior to Closing (or such shorter period as New York may allow), London shall deliver to the New York Parties evidence of consents, approvals, permits and authorizations from Governmental Bodies or third parties required in connection with the Taiwan Restructuring or referenced in Section 7.1(g) and other documentation necessary to effectuate the Taiwan Restructuring pursuant to the terms of this Agreement and (b) at least one (1) week prior to the Closing, London shall deliver to the New York Parties evidence of the completion of the Taiwan Restructuring pursuant to Section 5.23.

Section 2.8 Closing.

(a) The closing of the Transactions and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana St., Houston, Texas 77002 at 9:00 a.m., Houston time, on a date that is the first Business Day immediately following the last calendar day of the calendar month that occurs as promptly as practicable after the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Parties may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date,” and 11:59 p.m. Taiwan time, in the case of London, and 11:59 p.m. Houston time, in the case of New York, on the last calendar day of the month immediately preceding the Closing Date is referred to in this Agreement as the “Closing Reference Time.” For the avoidance of doubt, the Merger shall be deemed to take place immediately prior to the other Transactions at Closing but none of such Transactions shall be deemed to occur unless all such Transactions occur.

(b) At the Closing, the London Parties shall deliver or cause to be delivered to the New York Parties the following:

(i) Evidence of Subject Share Ownership. Certificates representing the Subject Shares, endorsed or accompanied by stock powers executed by a duly authorized officer of London (and with respect to the London Taiwan NewCo Sub Equity Interests, further accompanied by the share certificates representing all of the issued and outstanding equity interests of London Taiwan NewCo Sub, duly endorsed to London Taiwan Holdco, the evidence of entry on the Taiwan NewCo Sub’s shareholders roster to register the transfer of the Taiwan NewCo Sub Equity Interests from London to London Taiwan Holdco, and the approval letter and the updated corporate registration card issued by the applicable Governmental Body to London Taiwan NewCo Sub reflecting London Taiwan Holdco being the registered sole shareholder of London Taiwan NewCo Sub) or, if any such Subject Shares are not certificated, other customary evidence of ownership; and in the case of London PRC Holdco, a copy of London PRC Holdco’s register of members, certified by a director of London PRC Holdco, as true and correct, updated to show Foreign NewCo as the holder of the London PRC Holdco Equity Interests.

(ii) Evidence of Transfers. Bills of sale and other instruments of conveyance, transfer, assignment and delivery relating to the Conveyance Properties or the Subject Shares or any part thereof as New York may reasonably require or as may be required by applicable Governmental Bodies to assure the full and effective conveyance of the Conveyance Properties and the Subject Shares to Foreign NewCo.

(iii) Cash Payment. The Additional Share Cash Payment, payable by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by New York.

(iv) Resignation Letters. To the extent requested by New York in writing five (5) Business Days prior to the Closing, duly signed resignation letters, effective immediately after the Closing, of all directors and company supervisors (or the equivalents) of the Companies.

(v) Closing Certificate. A certificate from the Chairman of London, in his capacity as such, certifying (A) that attached thereto are true and complete copies of extracts of all resolutions adopted by the London Board authorizing the execution, delivery and performance of this Agreement and the other London Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and the other transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of London authorized to sign this Agreement and the other London Transaction Agreements.

(vi) FIRPTA Certificates. Certificates (in form reasonably satisfactory to the New York Parties) substantiating that no withholding of Tax is required under Sections 897 and 1445 of the Code.

(vii) Payoff Letters. Customary payoff letters and evidence of the release of Liens (other than Permitted Liens) in connection with the obligations of London under Section 5.24.

(viii) Company Chops. To the extent applicable under applicable Law, the company chops of the Companies which are registered by the Companies with any Governmental Body.

(ix) Land Receipts. Copies of receipts for the payment of the land use rights grant premium with respect to the London PRC Sub Real Property (other than the parcel of land described in Section 5.3(b)(v)(A)(I) of the London Disclosure Letter).

(x) Other Closing Deliverables. The documents set forth in Section 7.2(g)(i)-(ii).

(c) At the Closing, the New York Parties shall deliver or cause to be delivered to the London Parties the following:

(i) Closing Shares. A written statement from UK Holdco’s transfer agent certified by the Secretary of UK Holdco evidencing a book entry position in the name of London (or its designee) and reflecting that London (or its designee) is the holder of the Closing Shares.

(ii) True-Up Consideration. The True-Up Consideration.

(iii) Closing Certificate. A certificate from the Secretary or an Assistant Secretary (or equivalent officer), in each case in their capacity as such, of each New York Party certifying (A) that attached thereto are true and complete copies of extracts of all resolutions adopted by the New York Board or the relevant governing body of such other New York Party authorizing the execution, delivery and performance of this Agreement and the other New York Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and the other transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of the New York Parties authorized to sign this Agreement and the other New York Transaction Agreements.

(iv) Filing of Certificate of Merger. The New York Parties shall file or cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware.

(v) Other Closing Deliverables. The documents set forth in Section 7.3(f)(i)-(ii).

Section 2.9 Allocation of Consideration to Acquire UK Holdco Common Stock. The sum of all consideration payable under this Agreement shall be allocated among the Subject Shares as of the Closing as agreed between UK Holdco and London (the “Allocation”). An initial Allocation shall be negotiated in good faith prior to the Closing based upon estimates of the value of the consideration to be paid, and such Allocation shall be adjusted following the Closing to take into account the actual value of such consideration (using, for this purpose, the average of the high and low trading prices of UK Holdco Common Stock on its first full day of trading). In the event that UK Holdco and London are unable to agree upon a final Allocation within one hundred and twenty (120) calendar days following the Closing, any disputes between UK Holdco and London as to the final Allocation shall be resolved by PricewaterhouseCoopers (the “Allocation Accounting Firm”), whose determination shall be final, binding and conclusive on London and UK Holdco. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between London and UK Holdco. Following agreement on a final Allocation, to the extent needed for U.S. federal income tax purposes (including in connection with an election under Section 338 of the Code), UK Holdco shall prepare and furnish to London a schedule that allocates among the assets of each London Group Company the amount of consideration attributed to such London Group Company pursuant to the final Allocation, plus the liabilities of such London Group Company (the “Tax Schedule”). Any subsequent adjustments to the amount of consideration payable under this Agreement shall be reflected in the Allocation and the Tax Schedule in a manner consistent with Section 1060 of the Code and the regulations thereunder. For all Tax purposes, UK Holdco and London agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation and, to the extent relevant, the Tax Schedule, and that no Tax position will be taken that is inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE LONDON PARTIES

Except as set forth in the disclosure letter delivered to New York by London at or prior to the execution of this Agreement (the “London Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that any information set forth in one section or subsection of the London Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), the London Parties represent and warrant to the New York Parties that:

Section 3.1 Existence; Good Standing; Corporate Authority.

(a) Each of the London Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to materially impair or interfere with the Business. Each of the London Parties has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets, including (in the case of London) the Contributed Assets, and to carry on its business, including (in the case of London) the Business, as now conducted. The copies of the Charter Documents of London and each Company previously made available to New York are true and correct and contain all amendments as of the date of this Agreement.

(b) Each of the Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to materially impair or interfere with the Business. Each of the Companies has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on the Business as now conducted.

Section 3.2 Authorization, Validity and Effect of Agreements. Each of the London Parties has the requisite corporate or similar organizational power and authority to execute and deliver each of the London Transaction Agreements and, upon receipt of the London Stockholder Approval, to consummate the Transactions and other transactions contemplated by this Agreement. The execution of the London Transaction Agreements and the consummation by each of the London Parties of the Transactions and other transactions contemplated hereby have been duly authorized by all requisite corporate or similar organizational action on behalf of each of them, other than the receipt of the London Stockholder Approval. Assuming each London Transaction Agreement constitutes the valid and legally binding obligation of the other parties hereto or thereto, each London Transaction Agreement constitutes the valid and legally binding obligation of each of the London Parties, enforceable against each of the London Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. The London Parties have taken all action necessary to render the restrictions of any applicable takeover Law restricting or purporting to restrict business combinations inapplicable to this Agreement and the Transactions and other transactions contemplated hereby.

Section 3.3 Capitalization.

(a) The London PRC Sub Equity Interest represents the verified capital of London PRC Sub in the amount of $20,500,000. London PRC Holdco is the sole shareholder of London PRC Sub and has fully contributed to the registered capital of London PRC Sub within the statutory time limits. Except as disclosed on Section 3.3(a) of the London Disclosure Letter, (i) there are no outstanding amounts of the registered capital of London PRC Sub not yet contributed and (ii) there has not been any recoupment of investment out of, or reduction of the registered capital in, London PRC Sub since its establishment, nor has any application been made to the PRC Approval Authority or other PRC Governmental Bodies for such a recoupment or reduction. London PRC Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with London PRC Holdco. London PRC Holdco is and shall be on the Closing Date the sole record and direct beneficial owner of the London PRC Sub Equity Interest, free and clear of any Liens, except restrictions contained in the organizational documents as of the date of this Agreement of London PRC Sub and, until the Closing, Permitted Liens.

(b) The authorized Capital Stock of London U.S. Sub consists of 1% general partner interests and 99% limited partner interests. Management LLC is the sole general partner of London U.S. Sub and owns all of its general partner interests. London is the sole limited partner of London U.S. Sub and owns all of its limited partner interests. All such issued and outstanding general partner interests and limited partner interests of London U.S. Sub are duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws) free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London U.S. Sub to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London U.S. Sub. London U.S. Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of London U.S. Sub on any matter. London and Management LLC are and shall be on the Closing Date the sole record and direct beneficial owners of the London U.S. Sub Equity Interests, free and clear of any Liens, except restrictions contained in the organizational documents as of the date of this Agreement of London U.S. Sub and, until the Closing, Permitted Liens.

(c) As of the date of this Agreement, the authorized Capital Stock of London Taiwan NewCo Sub consists of 50,000 shares of common stock, par value NT$10.00 per share. London Taiwan NewCo Sub has 50,000 outstanding shares of common stock, which constitutes all of the issued and outstanding Capital Stock of London Taiwan NewCo Sub. All such issued and outstanding shares of London Taiwan NewCo Sub common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London Taiwan NewCo Sub to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London Taiwan NewCo Sub. London Taiwan NewCo Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote). From its formation until immediately prior to the completion of the Taiwan Spin-Off, London Taiwan NewCo Sub has conducted no business or operations of any kind and incurred no Liabilities other than immaterial Liabilities incidental to its formation. London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of all of the issued and outstanding Capital Stock of London Taiwan NewCo Sub. As of the Closing Date, London Taiwan Holdco is the sole record and direct beneficial owner of the London Taiwan NewCo Sub common stock, free and clear of any Liens, except restrictions contained in the organizational documents of London Taiwan NewCo Sub as of the date of this Agreement and, until the Closing, Permitted Liens.

(d) The authorized Capital Stock of London PRC Holdco consists of 50,000 shares of common stock. London PRC Holdco has 25,420 outstanding shares of common stock, which constitutes all of the issued and outstanding Capital Stock of London PRC Holdco. All such issued and outstanding shares of London PRC Holdco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London PRC Holdco to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London PRC Holdco. From its formation, London PRC Holdco has conducted no business or operations of any kind other than holding the Capital Stock of London PRC Sub and incurred no Liabilities, other than immaterial Liabilities incidental to its formation. London, directly or indirectly through other wholly-owned Subsidiaries, is the sole beneficial owner of 100% of the issued and outstanding equity interests of London PRC Holdco, free and clear of any Liens, except restrictions contained in the organizational documents of London PRC Holdco as of the date of this Agreement and, until the Closing, Permitted Liens. As of the Closing Date, London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of the 100% of the issued and outstanding equity interests of London Taiwan Holdco, free and clear of any Liens, except restrictions contained in the organizational documents of the Companies and, until the Closing, Permitted Liens. As of the Closing Date, (i) all of the issued and outstanding equity interests of London Taiwan Holdco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) there are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London Taiwan Holdco to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London Taiwan Holdco. From and after its formation following the execution of this Agreement until immediately prior to the completion of the Taiwan Restructuring, London Taiwan Holdco has conducted no business or operations of any kind and incurred no Liabilities, other than immaterial Liabilities incidental to its formation, and has existed solely for the purpose of the Transactions.

(e) London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of 100% of the issued and outstanding equity interests of London Stockholder, free and clear of any Liens that secure Indebtedness, except restrictions contained in the organizational documents of London Stockholder as of the date of this Agreement and, until the Closing, Permitted Liens.

Section 3.4 Subsidiaries. None of the Companies has any Subsidiaries or owns any Capital Stock in any other Person, except for any other Company. London has no Subsidiaries through which the Business is conducted other than the Companies, and London owns no Capital Stock in any Person through which the Business is conducted other than the Companies.

Section 3.5 Compliance with Laws; Permits.

(a) Except for (i) matters related to Taxes and Tax Laws, which are treated exclusively in Section 3.10 and Section 3.11, (ii) matters related to Environmental Laws, which, other than Liens, are treated exclusively in Section 3.13, (iii) matters related to Customs & International Trade Laws, which are treated exclusively in Section 3.30, (iv) matters related to ERISA and employee benefit plans and labor matters, which are treated exclusively in Section 3.11 and Section 3.12 and (v) matters related to Intellectual Property, which are treated exclusively in Section 3.14:

(i) None of the London Group Companies (in the case of London, with respect to the Business) is in material violation of any applicable Law, and no claim is pending or, to the knowledge of the London Parties, threatened with respect to any such matters. No condition exists that does or could reasonably be expected to constitute a material violation of or deficiency under any applicable Law by any London Group Company (in the case of London, with respect to the Business).

(ii) The London Group Companies hold or have obtained all Governmental Approvals that are necessary to entitle (A) the London Group Companies to own or lease, operate and use the Conveyance Properties (excluding the London Real Property, which is addressed in Section 3.5(a)(iii)) as currently operated or used, (B) the London Group Companies to carry on and conduct the Business as conducted in the past five (5) years and immediately prior to the date of this Agreement (with respect to London PRC Sub, including the registrations for foreign exchange, local tax, state tax, finance, enterprise bar code, security bureau and such other registrations as required under the Laws of the PRC (“PRC Law”)) and (C) London to invest, directly or indirectly, in the London Stockholder and the Companies (collectively, the “London Governmental Permits”), and a true and correct list of all such London Governmental Permits is set forth on Section 3.5(a)(ii)(A) of the London Disclosure Letter, which list identifies the relevant Governmental Body, the current holder and expiration date of such London Governmental Permits. The London Group Companies have complied with all terms and conditions of the London Governmental Permits and, except as set forth on Section 3.5(a)(ii)(B) of the London Disclosure Letter, all London Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, and all renewals have been timely applied for and will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of the London Transaction Agreements or the consummation of the Transactions and the other transactions contemplated hereby, in each case except for any non-compliance, non-effectiveness, suspension, modifications, revocations or non-renewals that would not materially impair or interfere with the Business. The London Parties have no notice or actual knowledge that such London Governmental Permits will not be renewed in the ordinary course after giving effect to the Transactions. No Governmental Body has taken, or to the knowledge of the London Parties, threatened to take, any action to terminate, cancel or reform any London Governmental Permit.

(iii) Except as listed on Section 3.5(a)(iii) of the London Disclosure Letter, each London Group Company possesses all material certificates, permits, licenses, registrations, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership, operation and use of the London Owned Real Property and the operation and use of the London Leased Real Property, except where the failure to so possess, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such London Real Property as currently conducted or the operation of the Business. There exists no material default or breach with respect to, and no party or Governmental Body has taken or, to the knowledge of the London Parties, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the London Real Property.

(b) Except as listed on Section 3.5(b) of the London Disclosure Letter, in the past three (3) years, no London Group Company has taken or failed to take any action with respect to the Business that has resulted or will be reasonably likely to result in any enforcement actions by any Governmental Body (including any imposition of fines or penalties) for the material violation of any Law.

(c) Except as listed on Section 3.5(c) of the London Disclosure Letter, in the past three (3) years, (i) there have been no material lawsuits, claims, suits or proceedings relating to the Business or the Conveyance Properties against any London Group Company, and there are none pending or, to the knowledge of the London Parties, threatened, against any London Group Company or any of the Conveyance Properties and (ii) the London Group Companies have not received any written notices of any material investigations relating to the Business or the Conveyance Properties and to their knowledge, no such material investigations are pending or have been threatened. Except as would not result in a London Material Adverse Effect, there is no court order in effect with respect to the Business or the Conveyance Properties. Notwithstanding the foregoing, London makes no representation herein regarding Transaction Litigation.

(d) Except as would not materially impair or interfere with the Business or as set forth in Section 3.5(d) of the London Disclosure Letter, the London Group Companies (in the case of London, with respect to the Business) and the Business are in compliance with all applicable Antitrust Laws, at no time in the last five (5) years has any London Group Company or the Business committed any violation of, or taken any action subject to penalty under, any applicable Antitrust Laws, and there are no unresolved questions or claims concerning any Liability of any London Group Company (in the case of London, with respect to the Business) or the Business with respect to any such applicable Laws.

(e) London PRC Sub has in all material respects complied with all PRC foreign exchange Laws and regulations in its operations, including but not limited to inward and outward remittance of funds, use of foreign exchange, use and maintenance of its foreign exchange bank accounts and registration of all foreign debts. London PRC Sub has completed successfully all Annual Reviews conducted by the relevant PRC Governmental Bodies.

Section 3.6 No Conflict.

(a) Neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and the other transactions contemplated by this Agreement or the other London Transaction Agreements in accordance with the terms hereof will (i) subject to receipt of the London Stockholder Approval, conflict with or result in a breach of any provisions of the Charter Documents, or similar business entity formation and governing documents, of any of the London Group Companies; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the Conveyance Properties or the Subject Shares under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the London Group Companies (in the case of London, with respect to the Business) under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which any of the London Group Companies is a party, or by which any of the London Group Companies or any of their respective properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 3.6(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any London Group Company, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that are not and are not reasonably likely to materially impair or interfere with the Business.

(b) Neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any Governmental Approvals other than (i) filings required under the HSR Act, (ii) filings and notifications required under applicable non-U.S. antitrust Laws set forth in Section 3.6(b)(ii) of the London Disclosure Letter, (iii) the filing of a listing application with the NYSE pursuant to Section 5.17, (iv) the filing with the Taiwan Stock Exchange Corporation required for the Taiwan Spin-Off, the filing with the Taiwan Ministry of Economic Affairs after the completion of the Taiwan Spin-Off and the Taiwan Share Transfer (as defined in Section 5.23(a)) to amend the corporate registrations of London Taiwan NewCo Sub as a result of the Taiwan Spin-Off and the Taiwan Share Transfer, respectively, filings with the Kaohsiung City Government required for London Taiwan NewCo Sub to obtain new (or updated) business registration approvals issued by the applicable tax authority and filings required for London Taiwan NewCo to obtain all Governmental Approvals, including the factory registrations and the London Environmental Permits listed in Section 3.6(b)(iv) of the London Disclosure Letter, which are necessary for it to hold the Contributed Assets and conduct the Business in Taiwan, (v) filings required by applicable Law with the Taiwan Stock Exchange Corporation and the Securities and Futures Bureau of Taiwan, (vi) filings with the Taiwan Investment Commission for (A) the approvals for and in connection with the completion of the Taiwan Share Transfer, (B) the change of the investment in London PRC Sub resulting from the PRC Equity Conveyance and (C) the transfer of the London U.S. Sub Limited Partner Interests and London U.S. Sub General Partner Interests owned by London Stockholder, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to materially affect the ability of the Parties to timely consummate the Transactions and (vii) filings required to satisfy the CFIUS Condition ((i), (ii), (iii), (iv), (v), (vi) and (vii), collectively, the “Regulatory Filings”). Except for the consents listed in Section 3.6(b)(ii) of the London Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any consent from any third party, except where the failure to obtain any such consent, individually or in the aggregate, would not materially impair or interfere with the Business.

(c) The execution and delivery by the London Parties of this Agreement and the consummation by them of the Transactions and the other transactions contemplated hereby and other London Transaction Agreements do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under: (i) the terms of any London Material Contract; (ii) any contract or plan under which any employees, officers, directors or company supervisors of any of the London Group Companies are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event or circumstance and requires either a cash payment or an accounting charge in accordance with IFRS; or (iii) any London Governmental Permit, except, in each case, individually or in the aggregate, as would not materially impair or interfere with the Business.

Section 3.7 The Taiwan Securities Authorities Documents. London has filed with the Taiwan Stock Exchange Corporation and the Taiwan Securities and Futures Bureau (collectively, the “Taiwan Securities Authorities”) all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2010 pursuant to the Taiwan Securities and Exchange Act and other relevant rules of the Taiwan Securities Authorities, and has made available to New York each report, statement or information it has so filed, other than those filed and publicly available on the Market Observation Post System, each in the form (including exhibits and any amendments thereto) as filed with the Taiwan Securities Authorities (each, a “London Report”). As of its respective date, each London Report (i) complied in all material respects with the applicable requirements of the Taiwan

Securities Authorities and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any London Report that have been modified by an amendment to such report filed with the Taiwan Securities Authorities prior to the date hereof, except for such noncompliances, misstatements or omissions which would not result in a London Material Adverse Effect.

Section 3.8 Litigation. Except as set forth in Section 3.8 of the London Disclosure Letter, there are no material actions, suits or proceedings (a) pending against any London Group Company (in the case of London, relating to the Business) or, to the knowledge of the London Parties, threatened against any London Group Company (in the case of London, relating to the Business), at law or in equity or in any arbitration or similar proceedings, before or by any Governmental Body or (b) against any director, company supervisor or officer of the Companies relating to the performance of their duties as directors, company supervisors or officers, as applicable. Notwithstanding the foregoing, London makes no representation herein regarding Transaction Litigation.

Section 3.9 Absence of Certain Changes.

(a) From December 31, 2012 until the date hereof, each of the London Group Companies has conducted the Business only in the ordinary course consistent with past practice. Since December 31, 2012, there has been no change or development that has had a London Material Adverse Effect.

(b) From December 31, 2012 until the date hereof, there has not been any action taken by any London Group Company (in the case of London, with respect to the Business) that, if taken during the period from the date of this Agreement through the Closing Date without New York’s consent, would constitute a breach of Section 5.3(b)(v).

Section 3.10 Taxes.

(a) All material Tax Returns required to be filed by or with respect to any Company (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included London or any of its Subsidiaries) or the Conveyance Properties have been filed on a timely basis with the appropriate Governmental Body, and all such Tax Returns are correct and complete in all material respects. All material Taxes that have become due with respect to the Companies (regardless of whether reflected on any Tax Return) have been paid or deposited in full on a timely basis or adequately reserved for in the Financial Statements in accordance with IFRS. There are no material Liens on any of the Conveyance Properties that arose in connection with any failure to pay any Tax.

(b) With respect to both the Companies and the Conveyance Properties (i) no audit, investigation or other administrative proceeding or court proceeding is presently pending with regard to any material Tax or Tax Return as to which any taxing authority has asserted in writing any material claim; (ii) no Governmental Body is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes; and (iii) there exists no material Liability of the Business for any Tax under Treasury Regulation § 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of any affiliated group of which London is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law. No Company has made or granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon any Company or with respect to the Conveyance Properties. No Company is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any Tax Law. No Company is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement solely among the Companies or any customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business. Since January 1, 2013, London has not made or rescinded any material election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material Taxes, or except as may be required by Law, made any material change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns. None of the Companies has engaged in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4. To the knowledge of the London Parties, the Companies have not been United States real property holding corporations within the meaning of Section 897(c)(2) of the Code at any time within the past five (5) years. No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Companies or London (in respect of the Conveyance Properties or the Business) to the effect that the filing of Tax Returns may be required. No Company has any material (i) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (ii) deferred gain or loss arising out of any deferred intercompany transaction. The Transactions will not cause any Company to recognize gain by reason of Section 355(e) of the Code.

(c) The representations and warranties set forth in this Section 3.10 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.10.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the London Disclosure Letter contains a list of all Business Plans. London has provided or made available to New York true and complete copies of the Business Plans, all amendments thereto and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions and a summary of all material modifications, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b) All applicable reporting and disclosure requirements have been met in all material respects with respect to the Business Plans; to the extent applicable, the Business Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction, and any Business Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has not been amended or operated in a way which would adversely affect such qualified status; the Business Plans have been maintained and operated in accordance with their terms, and, to the knowledge of the London Parties, there are no breaches of fiduciary duty in connection with the Business Plans; there are no pending or, to the knowledge of the London Parties, threatened claims against or otherwise involving any Business Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Business Plan activities) has been brought against or with respect to any Business Plan; and all material contributions required to be made as of the date of this Agreement to the Business Plans have been made or provided for.

(c) Except as set forth in Section 3.11(c) of the London Disclosure Letter, no London Group Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which any London Group Company or their ERISA Affiliates maintained, sponsored or contributed to within the 6-year period preceding the Closing) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d) No “reportable event” (as defined under ERISA) has occurred within the prior three (3) years or is reasonably expected to occur with respect to any London Group Plan, including as a result of the transactions contemplated by this Agreement. No London Group Plan is subject to restrictions on the payment or accrual of benefits under Section 436 of the Code and no London Group Plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(e) Except as set forth in Section 3.11(e) of the London Disclosure Letter, (i) neither the execution of the London Transaction Agreements nor the consummation of the Transactions or other transactions contemplated hereby or thereby shall cause any payments or benefits to any employee, officer, director or company supervisor of any Company to be either subject to an excise tax or be non-deductible to London under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered and (ii) the execution of, and performance of the Transactions and other transactions contemplated by, the London Transaction Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Business Employee.

(f) No London Group Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Business Employees for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g) Other than with respect to statutorily mandated plans maintained by the London PRC Sub and to be maintained by the London Taiwan NewCo Sub, each Business Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) Since January 1, 2005, each Business Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, at all times since December 31, 2008, each Business Plan that is a nonqualified deferred compensation plan or arrangement has been in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113, IRS Notice 2010-6 or IRS Notice 2010-80 and as would not be reasonably likely to materially impair or interfere with the Business.

(i) From July 1, 2013 to the date of this Agreement, except in the ordinary course of business consistent with past practice, there has not been (i) any granting, or any commitment or promise to grant, by any London Group Company to any officer of any London Group Company of (A) any increase in compensation or (B) any increase in severance or termination pay of any Business Employee (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 3.11(i)(i)(A)), (ii) any entry by any London Group Company into any employment, severance or termination agreement with any person who is a Business Employee at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing London Group Plan, except in accordance with the pre-existing terms of that London Group Plan, (iv) any establishment of, or any commitment or promise to establish, any new London Group Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards held by any Business Employee or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any equity-based awards to any Business Employee.

(j) With respect to all Business Plans that are not subject to Laws of the United States (the “London Foreign Business Plans”), (i) each such London Foreign Business Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such London Foreign Business Plans have been timely made and all liabilities thereunder have been properly accrued on the Audited Financial Statements and (iii) each London Foreign Business Plan is either fully funded or a fully insured plan.

(k) The representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.11.

Section 3.12 Labor Matters.

(a) With respect to the Business, no London Group Company is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To the knowledge of the London Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in connection with the Business.

(b) All of the Business Employees working in the PRC have employment agreements, the standard form of which has been made available to the New York Parties. With respect to the Business, no London Group Company operating in the PRC is a party to any oral employment agreement. All Business Employees of London PRC Sub have joined the statutory social insurance and housing fund as required under PRC Law. With respect to the Business, both London PRC Sub and all its employees have duly and fully performed their obligations with respect to and have duly and timely made their respective contributions to such social insurance and housing fund. With respect to the Business, London PRC Sub has not offered any insurance benefits, other than the statutory social insurance and housing fund aforesaid, to its Business Employees.

(c) All Business Employees of the London Group Companies working in Taiwan have entered into written employment agreements, the standard form of which has been made available to the New York Parties. With respect to the Business and the Business Employees, no London Group Company is a party to any oral employment agreement. The seniority of all Business Employees of the London Group Companies working for the Business in Taiwan under the old pension scheme pursuant to the Labor Standards Act of Taiwan has been fully paid off as of January 5, 2009, and the new pension scheme pursuant to the Labor Pension Act of Taiwan applies to all Business Employees in Taiwan. With respect to the Business and the Business Employees, the London Group Companies and all their employees working for the Business have duly and timely made their respective contributions to such insurance programs and pension funds pursuant to the Labor Pension Act of Taiwan. The London Group Companies have not adopted or offered any insurance or pension benefits, other than the statutory programs or scheme under the Labor Pension Act of Taiwan, or any other benefits other than those required under Taiwan Law, to the Business Employees in Taiwan. For the avoidance of doubt, the London Group Companies’ employees in Taiwan working for the Business include those who are seconded or expatriated offshore but nevertheless subject to the Taiwan labor Law.

(d) With respect to the Business, (i) no London Group Company has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any London Group Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no material unfair labor practice charges or other employee-related complaints against any London Group Company pending or, to the knowledge of the London Parties, threatened, before any Governmental Body by or concerning the employees working in the Business or otherwise, except as would not materially impair or interfere with the Business.

(e) With respect to the Business, the London Group Companies are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, health and labor insurance programs, personal rights or any other labor and employment-related matters and the London Group Companies are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(f) To the knowledge of the London Parties, with respect to the Business, all Business Employees of the London Group Companies have been properly classified as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes in the jurisdictions where such classifications are applicable, and all compensation paid to the Business Employees of the London Group Companies has been properly reported for all such purposes.

(g) As of immediately prior to the Closing, there are no share option, share incentive, share purchase or similar schemes offered or granted to any Business Employees of the London Group Companies.

Section 3.13 Environmental Matters.

(a) Except as described in Section 3.13(a) of the London Disclosure Letter, each London Group Company is and, except for such matters that would fall outside of any applicable statute of limitations, has been in compliance with all applicable Environmental Laws and Environmental Permits with respect to the Business and the ownership and operation of the Conveyance Properties, excluding such noncompliance as, individually or in the aggregate, would not be reasonably likely to result in material Liability. To the knowledge of the London Parties, no environmental condition or environmental compliance issue exists at any of the Conveyance Properties that materially interferes with the conduct of their respective businesses thereon in the manner now conducted or that is reasonably likely to materially interfere with continued compliance with any applicable Environmental Law.

(b) No London Group Company (in the case of London, with respect to the Business only) has (i) received any written notice of material noncompliance with, material violation of, or material Liability or potential material Liability under, any Environmental Law or any agreement imposing environmental obligations or Liabilities on any of the London Group Companies, (ii) entered into any consent decree, settlement agreement or order or is subject to any order of any Governmental Body or tribunal under any Environmental Law with respect to a material Liability or (iii) is subject to any judicial or administrative actions or Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a material Liability; provided, that the foregoing does not apply to any matters that have been fully resolved with no further liability or obligation on behalf of any London Group Company.

(c) The London Group Companies hold all material Environmental Permits required for the construction and operation of the Conveyance Properties and the operation of the Business as conducted immediately prior to the date of this Agreement (collectively, the “London Environmental Permits”), and a true and correct list of all such London Environmental Permits as of the date of this Agreement is set forth on Section 3.13(c)(i) of the London Disclosure Letter, which list identifies the relevant Governmental Body, the current expiration date, and the current holder of such London Environmental Permits. The London Group Companies are in compliance with all terms and conditions of the London Environmental Permits excluding any noncompliance, individually or in the aggregate, as would not be reasonably likely to result in material Liability. Except as set forth on Section 3.13(c)(ii) of the London Disclosure Letter, the material London Environmental Permits are valid and in full force and effect, and all renewals have been timely applied for. No Governmental Body has provided written notice of any actual or threatened action to terminate, suspend, cancel or reform any material London Environmental Permit.

(d) None of the London Group Companies and, to the knowledge of the London Parties, no other Person has Released any Materials of Environmental Concern at any of the Conveyance Properties that would be materially adverse to the operations of the Business or the Conveyance Properties or that would be reasonably likely to result in a material Liability of the Business or the owner or operator of any of the Conveyance Properties under Environmental Laws.

(e) None of the London Real Property is subject to a Lien or an activity or use limitation issued or filed pursuant to Environmental Laws that would be reasonably likely to prohibit, restrict or limit the use of the London Real Properties in a manner that is inconsistent with the use of such properties as of the date of this Agreement.

(f) The representations and warranties set forth in this Section 3.13 are, other than with respect to Liens, the sole and exclusive representations and warranties of the London Parties with respect to Environmental Law, Environmental Permits, Environmental Claims and Materials of Environmental Concern.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the London Disclosure Letter contains an accurate and complete list (in all material respects) of (i) all material United States and foreign patents, published patent applications, Trademarks and copyright registrations and applications owned by any London Group Company which are part of the London Intellectual Property Rights (the “Registered London IP Rights”); (ii) all material London Group IP Contracts (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) pursuant to which any London Group Company has been granted the right by a third party to use in the Business any material Intellectual Property it does not own, accurately describing the title of each agreement; (iii) all material London Group IP Contracts pursuant to which any London Group Company grants to any third party the right to use any material London Intellectual Property Rights, accurately describing the title of each agreement; and (iv) all material intracompany IP Contracts to the extent primarily used in the Business whereby any London Group Company has been granted and/or grants the right to use any material Intellectual Property, naming the licensee and licensor and accurately describing the title of each agreement.

(b) Except as set forth on Section 3.14(b) of the London Disclosure Letter: (i) the Intellectual Property and IP Contracts included in the Conveyance Properties constitutes all of the material Intellectual Property and IP Contracts primarily used or held for use in the Business, including any London Intellectual Property In Progress, except for (x) any such material Intellectual Property the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement or (y) subject to Section 5.16, any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing; (ii) the execution, delivery and performance of the London Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, will not cause the forfeiture, termination, cancellation, or abandonment of any of the Registered London IP Rights, or termination of or loss of rights under any of the London Group IP Contracts, subject to the expiration of any of the Registered London IP Rights pursuant to applicable Law, except as, individually or in the aggregate, would not materially impair or interfere with the Business; (iii) all Registered London IP Rights are in effect and subsisting and, to the knowledge of the London Parties, none of the Registered London IP Rights are being opposed or are the subject of any interference, reexamination request or other similar proceeding requesting reconsideration of the grant of such rights; (iv) the London Group Companies have entered into agreements with, or have otherwise required assignment (including by operation of Law) by, its employees and contractors as reasonably required to assign to the London Group Companies such employees’ and contractors’ (as applicable) ownership rights in any material London Intellectual Property Rights purported to be owned by the London Group Companies; and (v) the London Group Companies have taken reasonable measures to protect the confidentiality of any material trade secrets included in the London Intellectual Property Rights.

(c) Except as, individually or in the aggregate, would not or would not be reasonably likely to be material or as set forth on Section 3.14(c) of the London Disclosure Letter: (i) no claim or litigation asserting infringement, misappropriation or other violation of any London Intellectual Property Rights owned by London is pending or threatened in writing by any London Group Company, or, to the knowledge of the London Parties, any other Person; (ii) no claim or litigation challenging the validity or enforceability of any of the London Intellectual Property Rights owned by any London Group Company is pending or threatened in writing against any London Group Company; (iii) to the knowledge of the London Parties, no Person is infringing, misappropriating or otherwise violating the London Intellectual Property Rights owned by any London Group Company; (iv) to the knowledge of the London Parties, the conduct of the Business as currently conducted, including any product, service or activity of the Business, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (v) no London Group Company has within the past three (3) years received any written charge, complaint, claim or notice alleging that the operation of the Business as currently conducted, or conducted in the last three (3) years, infringes, misappropriates or otherwise violates any Intellectual Property of any Person. This Section 3.14(c) constitutes the only representation and warranty of the London Parties with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

Section 3.15 Decrees, Etc. No order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against any London Group Company that continues to be in effect that materially affects the Business, the ownership or operation of the Conveyance Properties or the Companies and their Subsidiaries. Since January 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Body has been issued against any London Group Company.

Section 3.16 Insurance. The London Group Companies maintain, and have maintained, without interruption, since January 1, 2010, self-insurance or policies or binders of insurance covering risks and events, including personal injury, property damage and general liability, for all Conveyance Properties and operations of the Business. Section 3.16 of the London Disclosure Letter contains a complete and accurate list of all such insurance maintained by the London Group Companies with respect to the operation of the Business and the Conveyance Properties. All of such policies are now and will be until the Closing in full force and effect with no premium arrearages. Since January 1, 2010, to the knowledge of the London Parties, the London Group Companies (in the case of London, with respect to the Conveyance Properties and the Business) have given to their respective applicable insurers in a timely manner all material notices required to be given under their third-party insurance policies with respect to all material claims and actions covered by third-party insurance. Since January 1, 2010, no third-party insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any such claims. Since January 1, 2010, no London Group Company has received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and, to the London Parties’ knowledge, no such cancellation or amendment is threatened. Since January 1, 2010, no London Group Company has received any notifications from any insurance provider recommending or requiring any material repairs or any other material work to be done with respect to the Business or the Conveyance Properties.

Section 3.17 No Brokers. London has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any New York Party or London Party to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions and other transactions contemplated hereby.

Section 3.18 Corporate Approval. The London Board, at a meeting duly called and held, (a) determined that the London Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of London and (b) approved the London Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby and the Subject Shares Transactions.

Section 3.19 Vote Required. The only approval of the stockholders of London that is required for London to enter into, and perform its obligations under, the London Transaction Agreements or the consummation by London of the Transactions and the other transactions contemplated by this Agreement is the affirmative vote of (a) a majority of the votes present at the London Stockholder Meeting if such meeting is attended by holders of at least two-thirds of the issued and outstanding shares of London’s common stock or (b) at least two-thirds of the votes present at the London Stockholder Meeting if such meeting is attended by holders of at least a majority but less than two-thirds of the issued and outstanding shares of London’s common stock, as the case may be, in accordance with applicable Laws (such approval, the “London Stockholder Approval”).

Section 3.20 Capital Stock Ownership. As of the date of this Agreement, neither London, its Subsidiaries, any director or officer of London, any Person named on Section 3.20 of the London Disclosure Letter, nor to the knowledge of the London Parties, any other Person who is a Controlled Affiliate (as defined in the form of Shareholder Agreement, which is attached hereto as Exhibit A) Beneficially Owns (as defined in the Shareholder Agreement) any shares of Capital Stock of New York or any other securities convertible into or otherwise exercisable to acquire shares of Capital Stock of New York. Upon the Closing, neither London nor any Controlled Affiliate will Beneficially Own any shares of Capital Stock of UK Holdco or any other securities convertible into or otherwise exercisable to acquire shares of Capital Stock of UK Holdco, except for the Closing Shares.

Section 3.21 Certain Contracts.

(a) Section 3.21(a) of the London Disclosure Letter sets forth a list of each of the following types of Contracts to which any of the London Group Companies is a party and which are currently in effect and which, in the case of London, primarily relate to the Business, except for any Contracts which are Excluded Assets and any Contracts among one or more of the London Group Companies that shall be terminated at or prior to the Closing pursuant to the terms of this Agreement (each of the following Contracts, a “London Material Contract”):

(i) any Contract for the future purchase, sale, lease or sublease or disposition of real property (and/or any amendment or modification thereto);

(ii) any material partnership, joint venture, teaming agreement, strategic alliance agreement or other similar Contract or memorandum of understanding;

(iii) any Contract which provides for, or relates to, the incurrence or guaranty by any London Group Company or the giving of any collateral security for, Indebtedness with respect to the Business;

(iv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which any London Group Company or Subsidiary thereof will be required after the date of this Agreement to pay consideration in excess of $100,000 (but excluding, for the avoidance of doubt, customer and supplier Contracts entered into with any Governmental Body);

(v) any Contract entered into by any London Group Company with any employee of any London Group Company that provides for change in control or severance payments or benefits in excess of $500,000 or any director, company supervisor or executive officer of any London Group Company that provides for change in control or severance payments or benefits;

(vi) any Contract that contains any covenant or provision prohibiting or restricting any London Group Company or the Business from engaging in any line or type of business in excess of $2,000,000;

(vii) any Contract with a supplier that involves the purchase or sale of goods or services in excess of $2,000,000 in any 1-year period;

(viii) any material London Group IP Contract relating to the Business pursuant to which any London Group Company obtains or grants any licenses or other rights with respect to any London Intellectual Property Rights (except for those obtained pursuant to a London Group Company’s standard terms for purchase or sale of goods and services and all shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), including any covenant not to sue;

(ix) any Contract with a customer that involves the sale of goods or services in excess of $2,000,000 in any 1-year period, other than any Contract between two (2) or more London Group Companies or their respective Affiliates;

(x) any Contract that requires aggregate payments of any commissions in excess of $2,000,000 per year;

(xi) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements or similar Contracts relating to the sale, lease or disposal of any Conveyance Properties that (i) were entered into during the 4-year period prior to the date hereof or (ii) have remaining material obligations to be performed by a London Group Company thereunder, in each case which were not entered into in the ordinary course of business and provide for consideration in excess of $10,000,000;

(xii) any Contract pursuant to which the Business has incurred Indebtedness that is currently outstanding in an amount in excess of $5,000,000;

(xiii) any Contract relating to any action, settlement or court order that involves any unpaid Liability of any London Group Company in excess of $100,000; and

(xiv) any Contract not listed above in this Section 3.21(a) that is material to the operation of the Business or the Conveyance Properties (except IP Contracts, which shall be governed by Section 3.21(a)(viii)).

(b) In the two (2) years prior to the date of this Agreement, no material supplier to the Business has canceled or, to the knowledge of the London Parties, threatened in writing to cancel, any London Material Contract or to not provide material products, supplies, or services to the Business. To the knowledge of the London Parties, (i) none of the material suppliers to the Business is unable to supply material products or services supplied by them to the Business in order to meet the specifications provided with respect thereto, (ii) no London Group Company has a direct or indirect equity or debt interest in any supplier to the Business, except for interests consistent with ordinary course trading relationships and (iii) none of the material suppliers to the Business has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish or materially raise prices for its supply of goods or services to the Business.

(c) Except as set forth in Section 3.21(c) of the London Disclosure Letter: (i) in the two (2) years prior to the date of this Agreement, no material customer of the Business has canceled or, to the knowledge of the London Parties, threatened in writing to cancel, any material Contract with the Business or to not purchase material products or services from the Business and (ii) to the knowledge of the London Parties, none of the material customers of the Business has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish its purchase of goods or services from the Business at any time in the foreseeable future.

Section 3.22 Status of Contracts. Each London Material Contract is in full force and effect, except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, and each London Group Company has in all material respects performed all obligations required to be performed by them under each London Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, does not and is not reasonably likely to materially impair or interfere with the Business. Except for such matters as, individually or in the aggregate, are not and are not reasonably likely to materially impair or interfere with the Business, no London Group Company (a) knows of, or has received written notice of, any material breach of or violation or default under (nor, to the knowledge of the London Parties, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any London Material Contract or (b) has received written notice of the desire of the other party or parties to any such London Material Contract to exercise any rights such party has to cancel, terminate or repudiate such London Material Contract or exercise remedies thereunder. Each London Material Contract is enforceable by a London Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except where such unenforceability would not materially impair or interfere with the Business.

Section 3.23 Capital Expenditure Program. A capital budget for the fiscal year ending December 31, 2014 for the Business is set forth in Section 3.23 of the London Disclosure Letter. Such capital budget is a (a) true and complete copy of the most recent internal capital budget for the Business for the fiscal year ending December 31, 2014 and (b) was prepared by management of London in good faith and on a reasonable basis.

Section 3.24 Title, Ownership and Related Matters. Except as set forth on Section 3.24 of the London Disclosure Letter, and excluding the London Real Property (which is addressed in Section 3.28 and Section 3.29), (a) each applicable London Group Company has good and valid title to (or the jurisdictional equivalent), or valid leasehold interest in, or valid right to use, its respective tangible Conveyance Properties, free and clear of any and all Liens, except for Permitted Liens, and collectively, the London Group Companies have good and valid title to (or the jurisdictional equivalent) or valid leasehold in, or valid right to use all tangible Conveyance Properties; (b) London or its wholly-owned Subsidiaries have good and valid title (or the jurisdictional equivalent) to all of the Subject Shares, free and clear of any all Liens or restrictions except restrictions contained in the organizational documents of the Companies and, until the Closing, Permitted Liens; (c) subject to the London Stockholder Approval and the Governmental Approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer to London Taiwan NewCo Sub good and valid title to (or the jurisdictional equivalent), or valid leasehold interest in, or valid right to use, all tangible Contributed Assets, free and clear of any Liens except Permitted Liens; (d) subject to the London Stockholder Approval and the regulatory approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer or to cause to be conveyed and transferred to the New York Parties good and valid title (or the jurisdictional equivalent) to the Subject Shares, free and clear of any Liens and restrictions except restrictions contained in the organizational documents of the Companies; (e) upon consummation of the Taiwan Spin-Off, London Taiwan NewCo Sub shall have good and valid title to (or the jurisdictional equivalent), valid leasehold interest in, or valid right to use, the tangible Contributed Assets free and clear of any Liens except Permitted Liens; and (f) the delivery to the New York Parties of the instruments of transfer of ownership contemplated by this Agreement shall vest good and valid title (or the jurisdictional equivalent) to the Subject Shares in the applicable New York Party, free and clear of any Liens or restrictions except restrictions contained in the organizational documents of the applicable Company.

Section 3.25 All Assets of Business.

(a) Except as set forth on Section 3.25(a) of the London Disclosure Letter:

(i) the Business is conducted only by the London Group Companies; immediately prior to the Closing, the Business will be conducted only by the Companies (except for any conduct of the Business by London immediately prior to the Closing for which such conduct is substantially similar in nature to the rights, services and licenses to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreement); and the Companies are not engaged in any business other than the Business and do not hold any assets (whether tangible or intangible), rights or properties or conduct any operations other than in connection with the Business; and

(ii) the Conveyance Properties constitute all of the assets, rights and properties (including, for the avoidance of doubt, software) of London and its Affiliates used or held for use in the Business except for (x) any such assets, rights and properties the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement or (y) subject to Section 5.16, any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing.

(b) Except (i) as set forth on Section 3.25(b) of the London Disclosure Letter, (ii) subject to Section 5.16, for any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing, (iii) for the Excluded Assets and (iv) for any such assets, rights and properties the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement, all of the assets, rights and properties used in, or held for use by the Business are owned, leased or held with a right to use by, one or more of the London Group Companies and, immediately prior to the Closing, will be owned, leased or held with a right to use by one or more of the Companies and such assets, rights and properties are indirectly being transferred to New York in the Subject Shares Transactions.

(c) All of the tangible Conveyance Properties are in good and serviceable condition and are adequate for the particular purposes for which they are currently used in the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

Section 3.26 Financial Statements.

(a) The audited combined financial statements of the Business as of and for the years ended December 31, 2010, 2011 and 2012 (the “Audited Financial Statements”) provided to New York present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. The Audited Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods indicated. The unaudited balance sheet information of the Business as of December 31, 2008 and 2009 and the results of operations of the Business for the years ended December 31, 2008 and 2009 provided to New York present fairly, in all material respects, the financial position of the Business at such respective dates of the combined statements of financial position and the results of operations of the Business for such respective periods, all in accordance with IFRS. Such unaudited balance sheet information and results of operations have been prepared in accordance with IFRS consistently applied throughout the periods indicated.

(b) The unaudited combined financial statements of the Business as of and for the nine (9) months ended September 30, 2013 and the nine (9) months ended September 30, 2012 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. The Unaudited Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods indicated, subject to normal recurring fiscal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). Any financial statements furnished pursuant to Section 5.18 will present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. Such financial statements will have been prepared in accordance with IFRS consistently applied throughout the period indicated.

(c) Section 3.26(c) of the London Disclosure Letter sets forth as of the date of this Agreement the principal amount of all Indebtedness of the London Group Companies (in the case of London, relating to or encumbering the Business), the obligors and guarantors of any Indebtedness and the maturities thereof.

Section 3.27 Absence of Undisclosed Liabilities. Except (i) for the Excluded Liabilities, (ii) as set forth in Section 3.27 of the London Disclosure Letter or (iii) professional advisory fees and expenses incurred in connection with the transactions contemplated by this Agreement, as of the date hereof no London Group Company has (in the case of London, relating to or encumbering the Business) any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, combined financial statements for the Business prepared in accordance with IFRS consistently applied that are not set forth in the Financial Statements or the notes thereto, other than current liabilities incurred in the ordinary course of business since September 30, 2013 or obligations which, individually or in the aggregate, are not, and are not reasonably likely to be, material in nature.

Section 3.28 Non-PRC Real Property Matters.

(a) Section 3.28(a) of the London Disclosure Letter lists, and includes a true and correct legal description of, all real property that (i) any Company other than the London PRC Sub owns in fee (or the jurisdictional equivalent) and (ii) all real property, except for real property owned by the London PRC Sub, that London owns in fee (or the jurisdictional equivalent) and is primarily used in the Business (collectively, the “Non-PRC London Owned Real Property”) and, for each of those properties, the title holder, the address of such property, whether such property includes land and/or improvements and the general use thereof. Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Owned Real Property as currently conducted or the operation of the Business, the Non-PRC London Group Companies own legal and valid fee simple title (or, for real property situated in Texas, good and indefeasible fee simple title, and in other jurisdictions, the jurisdictional equivalent) to the Non-PRC London Owned Real Property free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.28(a) of the London Disclosure Letter, the Non-PRC London Group Companies have not leased to any third party or granted to any third party the right to occupy the Non-PRC London Owned Real Property or any portion thereof.

(b) Section 3.28(b) of the London Disclosure Letter lists and correctly describes all real property that (i) is leased, subleased, licensed or otherwise used by any Company other than the London PRC Sub and (ii) is leased, subleased, licensed or otherwise used by London, other than the London PRC Sub, primarily in connection with the Business (collectively, the “Non-PRC London Leased Real Property” and, together with the Non-PRC London Owned Real Property, the “Non-PRC London Real Property”) and, for each of those properties, identifies the lease, sublease, license or occupancy agreement, as applicable, and all amendments thereto (the “Non-PRC London Real Property Lease”), the counterparty to the Non-PRC London Real Property Lease, the address of such property, whether such property includes land and/or improvements and the general use thereof. A true, correct and complete copy of each Non-PRC London Real Property Lease has been delivered to the New York Parties. The Non-PRC London Group Companies have valid leasehold (or, as applicable, license or other contractual) interests in the Non-PRC London Leased Real Property, free and clear of any Liens, other than Permitted Liens. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Leased Real Property as currently conducted or the operation of the Business, (i) each Non-PRC London Real Property Lease is in full force and effect, (ii) each Non-PRC London Real Property Lease is a valid, binding and enforceable obligation of the applicable Non-PRC London Group Company and, to the knowledge of the London Parties, the other parties thereto and (iii) no Non-PRC London Group Company is in breach of any Non-PRC London Real Property Lease and, to the knowledge of the London Parties, no counterparty to any Non-PRC London Real Property Lease is in breach thereof.

(c) Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Owned Real Property as currently conducted or the operation of the Business, the Non-PRC London Real Property (i) has access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of the London Parties, threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the Business of the Non-PRC London Group Companies as currently conducted. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Real Property as currently conducted or the operation of the Business, there are no pending or, to the knowledge of the London Parties, threatened proceedings to take all or any portion of the Non-PRC London Real Property or any interest therein or portion thereof by eminent domain or any condemnation proceeding (or the equivalent proceedings in other jurisdictions) or any sale or disposition in lieu thereof. Except as set forth on Section 3.28(c) of the London Disclosure Letter, the use or occupancy of the Non-PRC London Real Property (or any portion thereof) or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body. The London Real Property collectively consists of all real property necessary for the conduct of the Business as currently conducted.

(d) Subject to the London Stockholder Approval and the regulatory approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer to London Taiwan NewCo Sub legal and valid fee simple title (or the jurisdictional equivalent) or valid leasehold (or, as applicable, license or other contractual) interests in all Contributed Assets constituting Non-PRC London Real Property, free and clear of any Liens except Permitted Liens. Upon consummation of the Taiwan Spin-Off, London Taiwan NewCo Sub shall have legal and valid fee simple title (or the jurisdictional equivalent) or valid leasehold (or, as applicable, license or other contractual) interests in all of the Non-PRC London Real Property that is included in the Contributed Assets, free and clear of any Liens except Permitted Liens.

Section 3.29 PRC Real Property Matters.

(a) Section 3.29(a) of the London Disclosure Letter lists and includes a true and correct description of all rights held by London PRC Sub (either through ownership of land use rights, ownership of title to buildings or leasing of land use rights and buildings) with respect to any real property (the “London PRC Sub Real Property” and together with the Non-PRC Real Property, the “London Real Property”), including but not limited to: (i) the street address of each parcel of land, buildings and other structures that London PRC Sub owns (the “London PRC Sub Owned Real Property” and together with the Non-PRC Owned Real Property, the “London Owned Real Property” ), and (ii) the street address of each parcel of land, buildings and other structures leased, subleased, licensed or otherwise used by London PRC Sub in the conduct of the Business (the “London PRC Sub Leased Real Property” and together with the Non-PRC Leased Real Property, the “London Leased Real Property” ), including the identification of the lessee and lessor thereunder.

(b) Except as set forth on Section 3.29(b) of the London Disclosure Letter, London PRC Sub has legal and valid title pursuant to PRC Laws to the London PRC Sub Owned Real Property and valid rights to use and occupy the London PRC Sub Leased Real Property. All London PRC Sub Real Property is free and clear of Liens, except for Permitted Liens, and London PRC Sub has not entered into any agreement which may give rise to any such Lien, except for Permitted Liens.

(c) Except as set forth on Section 3.29(c) of the London Disclosure Letter, with respect to the London PRC Sub Owned Real Property: (i) the granted land use rights and (where applicable) building ownership rights belong to and are lawfully held by London PRC Sub and are duly registered with the local land authority with respect to the granted land use rights and with the local real estate administration authority with respect to building ownership rights; (ii) London PRC Sub has duly completed the procedures for acquiring the granted land use rights and building ownership rights substantially in accordance with PRC Laws; (iii) London PRC Sub has duly performed all of its material obligations under the granted land use rights contracts, land acquisition contracts/agreements, and all other contracts/agreements (due performance of which are essential for London PRC Sub to pass the applicable completion of construction work inspection conducted by all applicable Governmental Bodies and obtain the buildings ownership rights certificate); (iv) London PRC Sub has obtained all licenses, permits, approvals, authorizations and consents from competent Governmental Bodies which are required under PRC Laws for the development, construction, and use of the London PRC Sub Owned Real Property for the operation of the Business conducted at such location; (v) London PRC Sub has validly acquired the relevant granted land use rights certificate for each parcel of land of the London PRC Sub Real Property pursuant to a land use rights grant contract and the building ownership rights certificate for each building on the land of the London PRC Sub Real Property (collectively, the “PRC Ownership Certificates”), and the PRC Ownership Certificates are valid and subsisting and in full force and effect and have not been modified since issuance; (vi) all sale and transfer procedures with respect to the London PRC Sub Owned Property in favor of London PRC Sub have been completed and the sale and transfer has been validly registered with the appropriate Governmental Body; (vii) London PRC Sub can legally transfer, encumber, sell or lease the PRC Sub Owned Real Property to third parties; (viii) all land premiums, purchase price, land grant and requisition fees and other fees outstanding in respect of the transfer to or acquisition by the London PRC Sub of the land use rights and building ownership rights to the London PRC Sub Owned Real Property (including but not limited to fees and charges in connection with demolition and re-settlement, if any) have been paid in full and no further land premium, purchase price, land grant or requisition fees or other fees are payable; and (ix) the PRC London Sub Owned Property is not currently subject to any sale or transfer or Lien procedures to or in favor of any third party, and London PRC Sub has not entered into any agreement to do any of the foregoing.

(d) With respect to the London PRC Sub Leased Real Property, all leases entered into by London PRC Sub are valid and in full force and have been properly registered with the appropriate Governmental Body.

(e) All buildings, structures, fixtures, building systems and equipment located at the London PRC Sub Owned Real Property and London PRC Sub Leased Real Property, taken as a whole, are sufficient for the operation of the Business conducted at such location, have duly passed the completion of construction work inspections conducted by all applicable Governmental Bodies and, to the knowledge of the London Parties, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or limit such property from the Business conducted at such location. There are no pending or threatened condemnation proceedings or assessment that affect any London PRC Sub Property, and none of the London Parties or London PRC Sub have in the past three (3) years received any written notice of the intention of any

Governmental Body or other Person to take, seize or impair the use of any London PRC Sub Property. The London PRC Sub Real Property does not materially violate any, and all improvements are constructed in compliance with all, applicable PRC Laws, including any building, zoning and fire codes.

Section 3.30 Compliance with Customs & International Trade Laws. Except as would not be material or as set forth in Section 3.30 of the London Disclosure Letter:

(a) The London Group Companies and the Business are in compliance with all applicable Customs & International Trade Laws, at no time in the last five (5) years has any London Group Company or the Business committed any violation of, or taken any action subject to penalty under, any applicable Customs & International Trade Laws, and there are no unresolved questions or claims concerning any Liability of any London Group Company or the Business with respect to any such applicable Laws. Without limiting the foregoing: (i) the London Group Companies, the Business and, to the knowledge of the London Parties, Persons acting on their behalf have obtained all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of products, services, software and technology related to the Business as presently conducted and to the extent applicable to them, including Export Control Authorizations (collectively, the “International Trade Approvals”); (ii) as of the date of this Agreement, Section 3.30 of the London Disclosure Letter sets forth a true and complete list of Export Control Authorizations held by the London Group Companies or any of their Affiliates relating primarily to the Business; (iii) no Governmental Body has initiated any proceedings for or imposed (or, to the knowledge of the London Parties, threatened to initiate proceedings for or impose) any civil or criminal fine or penalty, revocation of an Export Control Authorization, debarment, denial of future Export Control Authorizations or any other sanction against the Business, any London Group Company or director, company supervisor, officer, employee or agent of any London Group Company (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) there are no other pending or, to the knowledge of the London Parties, threatened claims against the Business or any London Group Company with respect to International Trade Approvals or compliance with applicable Customs & International Trade Laws;

(b) No London Group Company has, in the last five (5) years, received any written notice, in any form, with respect to the Business from a Governmental Body relating to any alleged or actual violation of any Customs & International Trade Laws, including any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action;

(c) No London Group Company: (i) has been or is designated on any list of any U.S. Governmental Body relating to economic or trade sanctions, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, the U.S. Department of State Debarred List (the “Debarred List”) and the U.S. Department of State sanctions lists or (ii) has in the past five (5) years exported, reexported, sold or supplied any product directly or indirectly to its customers or through a distributor or, to the knowledge of the London Parties, otherwise participated in any transaction involving (A) any such designated person or entity that was designated at the time of the transaction, (B) any country against which the United States maintained economic sanctions or embargoes at the time of the transaction, including, Cuba, Iran, North Korea, Sudan, or Syria (hereinafter, a “Sanctioned Country”), (C) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or (D) any individual or entity that acts on behalf of, or is owned or controlled by, the government of a Sanctioned Country or by a person or entity designated on OFAC’s Specially Designated Nationals and Blocked Persons List;

(d) During the last five (5) years, no employee, officer, supervisor, director, company supervisor, shareholder or, to the knowledge of the London Parties, representative or agent (or persons performing equivalent functions) of any London Group Company (i) has been or is currently an officer, employee or agent of any Governmental Body or (ii) has, directly or indirectly with respect to the Business or the Conveyance Properties, offered, or promised to pay or given any payment of money or anything of value regardless of form, whether in money, property, gifts or services, to (A) any officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Body, (B) any political party or official thereof, (C) any candidate for public office or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank, in order to obtain, retain or direct business or obtain any improper advantage in violation of any applicable anti-corruption or anti-bribery Laws, including where applicable the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., the UK Bribery Act 2010 or any applicable anti-corruption or anti-bribery Laws, including the anti-corruption or anti-bribery Laws of the PRC and Taiwan;

(e) During the last five (5) years, (i) the London Group Companies have kept books and records of the Business and the Conveyance Properties that accurately reflect the transactions and assets of the Business, (ii) London has maintained a system of internal accounting controls and policies and procedures with respect to the Business to ensure accuracy in the books and records in compliance with the rules set forth in the Taiwan Company Act, the Taiwan Securities and Exchange Act, the Business Entity Accounting Act and the relevant rules and regulations issued thereunder and (iii) the London Group Companies have not received any complaints, allegations, assertions or claims regarding the accounting or auditing practices or methods of any of the London Group Companies. London has no knowledge of any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting or fraud, whether or not material, that involves management or other employees who have a significant role in London’s internal controls;

(f) No Conveyance Properties are or will be the proceeds of any unlawful activity in any applicable jurisdiction; and

(g) The representations and warranties set forth in this Section 3.30 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.30.

Section 3.31 Investment. Each of the London Parties is an “accredited investor” within the meaning of Rule 501(a) of the regulations promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Closing Shares. The London Parties understand and are able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its portion of the Closing Shares for an indefinite period of time) and are acquiring the Closing Shares for their own respective account and not with a view to, or for sale in connection with, any resale or distribution of such Closing Shares. Without derogating from or limiting in any manner whatsoever the representations and warranties of the London Parties, the London Parties acknowledge that they have been afforded the opportunity to ask questions and receive answers concerning New York and to obtain additional information that they have requested to verify the information contained herein.

Section 3.32 Information Supplied. None of the information supplied or to be supplied by the London Parties for inclusion or incorporation by reference in (i) the Proxy Statement or Form S-4 (including any amendments thereto), at the date first mailed to each of New York’s stockholders or at the time of the New York Stockholder Meeting or, in the case of the Form S-4, when the Form S-4 goes effective under the Securities Act, and (ii) any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18, at the time of such filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Projected financial information, if any, provided by or on behalf of the London Parties for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18 will have been prepared in good faith by London’s management on the basis of assumptions believed to be reasonable by such management at the time made. Notwithstanding the foregoing, the London Parties make no representation or warranty with respect to information or statements provided by or on behalf of the New York Parties or their representatives for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing document).

Section 3.33 Solvency. London is not insolvent and will not be rendered insolvent as a result of the Transactions or any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of London’s assets is in excess of the total amount of London’s Liabilities (including for purposes of this definition a reasonable estimate of contingent liabilities); (b) London is able to pay, and has not suspended payment of, its respective debts or obligations in the ordinary course as they mature; (c) London has not suspended any of its Business and is unlikely to suspend such Business due to any financial difficulties; and (d) immediately after the Closing, London will not have an unreasonably small amount of capital to carry on its business.

Section 3.34 Books and Records. The minute books, stock and membership interest record books, and other similar records of each London Group Company (in the case of London, with respect to the Business), all of which since January 1, 2010 have been made available to the New York Parties, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable in the jurisdiction of each such London Group Company. With respect to the Business, London has a system of internal accounting controls and policies and procedures to ensure accuracy in the books and records in compliance with the Taiwan Company Act, the Taiwan Securities and Exchange Act, the Business Entity Accounting Act and the relevant rules and regulations issued thereunder. The books, records and accounts of each London Group Company accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of such London Group Company (in the case of London, with respect to the Business). No meeting of any stockholders, members, managers, boards of directors or company supervisors or committees of any of the London Group Companies (in the case of London, with respect to the Business) has been held at which corporate or entity action was taken or approved for which minutes have not been prepared and are not contained in such minute books.

Section 3.35 Transactions with Certain Persons. Except as set forth in Section 3.35 of the London Disclosure Letter or identified in the notes to the Audited Financial Statements, (a) no Related Person (i) has any direct or indirect interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of London), on an individual or joint basis, in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business as conducted as of the date of this Agreement and the Closing, (ii) is a party to any Contract that binds or pertains to the Business or (iii) serves as an officer, director, company supervisor or employee of any customer or supplier that has a London Material Contract with any London Group Company, (b) no London Group Company (in the case of London, relating to the Business) has any outstanding Liabilities or legally binding commitments, monetary or otherwise, to any Related Person (other than base salary and compensation for services as a director, company supervisor, officer or employee of a London Group Company) and (c) no Related Person has any direct or indirect equity interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of London) in any entity (excluding any publicly-traded entity) the principal business of which is the same as the Business except, in the case of either (a), (b) or (c), (x) as provided for in any London Transaction Agreement, or (y) as otherwise contemplated by or provided in this Agreement or the Shareholder Agreement. For purposes hereof, a “Related Person” means (i) any Affiliate of London other than the Companies, (ii) any officer, director or company supervisor (or person performing equivalent functions) of London or any Affiliate of London, (iii) any ultimate beneficial owner of 5% or more of the Capital Stock of London and any officer, director or company supervisor (or person performing equivalent functions) of such beneficial owner and (iv) any Family Member of any natural person referenced in clause (i) or (ii).

Section 3.36 Bank Accounts. Section 3.36 of the London Disclosure Letter sets forth a list of (a)(i) the name and address of each bank at which any Company has an account or safe deposit box or other custodial arrangement and (ii) the name and address of each bank at which London has an account or safe deposit box or other custodial arrangement relating to the Business, and (b) the account number of each such account, safe deposit box and other custodial arrangement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE NEW YORK PARTIES

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by New York with the SEC at any time on or after December 31, 2010 through the date that is one (1) Business Day prior to the date of this Agreement (but excluding any forward-looking disclosures or risk factors contained in “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” and any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature); provided, however, that this clause (i) shall not apply to Section 4.3, or (ii) as set forth in the disclosure letter delivered to London by New York at or prior to the execution of this Agreement (the “New York Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that any information set forth in one section or subsection of the New York Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), the New York Parties represent and warrant to the London Parties that:

Section 4.1 Existence; Good Standing; Corporate Authority. Each of the New York Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to be material in nature. Each of the New York Parties has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Charter Documents of New York and MergerCo previously made available to London Parties are true and correct and contain all amendments as of the date of this Agreement.

Section 4.2 Authorization, Validity and Effect of Agreements. Each of the New York Parties has the requisite corporate or similar organizational power and authority to execute and deliver each of the New York Transaction Agreements and, upon receipt of the New York Stockholder Approval, to issue the Closing Shares and consummate the Transactions and other transactions contemplated by this Agreement. The execution of the New York Transaction Agreements and the consummation by each of the New York Parties of the Transactions and other transactions contemplated hereby have been duly authorized by all requisite corporate or similar organizational action on behalf of each of them, other than the receipt of the New York Stockholder Approval. Assuming each New York Transaction Agreement constitutes the valid and legally binding obligation of the other parties hereto or thereto, each New York Transaction Agreement constitutes the valid and legally binding obligation of each of the New York Parties, enforceable against each of the New York Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 3.20, each of the New York Parties has taken all actions necessary to render the restrictions of any applicable takeover Law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the Transactions and other transactions contemplated hereby.

Section 4.3 Capitalization.

(a) The authorized Capital Stock of New York consists of 500,000,000 shares of New York Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“New York Preferred Stock”). As of January 10, 2014 (the “Cut-Off Time”), there were (i) 32,547,149 outstanding shares of New York Common Stock, (ii) 1,813,430 shares of New York Common Stock reserved for issuance upon exercise of outstanding New York Options or vesting of restricted stock units and (iii) no outstanding shares of New York Preferred Stock. From the Cut-Off Time to the date of this Agreement, no additional shares of New York Common Stock have been issued (other than pursuant to New York Options which were outstanding as of the Cut-Off Time and are included in the number of shares of New York Common Stock reserved for issuance upon exercise of outstanding New York Options in (ii) above), no additional New York Options have been issued or granted, and there has been no increase in the number of shares of New York Common Stock issuable upon exercise of the New York Options from those issuable under such New York Options as of the Cut-Off Time. All such issued and outstanding shares of New York Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, there are 2,056,089 shares of New York Common Stock reserved for issuance under the New York Plans that provide for the issuance of New York Common Stock. As of the date of this Agreement, (i) 1,594,581 shares of New York Common Stock were reserved for issuance upon exercise of outstanding New York Options granted under the New York Plans that provide for the issuance of New York Common Stock, (ii) there are 416,662 restricted shares granted by New York that have not yet vested, (iii) 138,190 restricted stock units have been granted by New York; (iv) 80,659 performance units have been granted by New York, (v) 0 shares of New York Common Stock were reserved for issuance upon exercise of outstanding warrants and rights and (vi) there are no other awards outstanding under the New York Plans that provide for the issuance of New York Common Stock.

(c) As of the date of this Agreement, except as set forth on Section 4.3 of the New York Disclosure letter, there are no outstanding shares of Capital Stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate New York or any of its Subsidiaries to issue, transfer, sell or register any shares of Capital Stock or other voting securities of New York or any of its Subsidiaries. New York has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of New York on any matter.

(d) The shares of UK Holdco Common Stock to be issued in the Share Issuance, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and free of preemptive rights, save for those granted under the Shareholder Agreement and the Articles of Association of UK Holdco.

(e) There is no constitutional limit on the number of shares of UK Holdco Common Stock that UK Holdco can issue. As of the date hereof, there is one (1) issued share of UK Holdco Common Stock. All issued shares of UK Holdco Common Stock are duly authorized, validly issued, fully paid and free of preemptive rights. Subject to the foregoing, there are no issued shares of UK Holdco Common Stock or other equity securities of UK Holdco. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate UK Holdco to issue, transfer, sell or register any shares of UK Holdco Common Stock or other voting securities of UK Holdco. From formation until immediately prior to Closing, UK Holdco, MergerCo and Foreign NewCo have conducted no business or operations of any kind and have existed solely for the Merger.

Section 4.4 Subsidiaries. Each of New York’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the Laws of its jurisdiction of organization, has the corporate or other entity power and authority (and, where required by Law, has obtained all necessary approvals, consents and permits) to own, operate and lease its properties and to carry on its business as it is now being conducted (and, where required by

Law, in accordance with its permitted scope of business as set forth in its business license), and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to be material in nature. As of the date of this Agreement and except as set forth on Section 4.4 of the New York Disclosure Letter, all of the outstanding shares of Capital Stock of, or other ownership interests in, each of New York’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by applicable Law), and are owned, directly or indirectly, by New York free and clear of all Liens other than Permitted Liens.

Section 4.5 Compliance with Laws; Permits.

(a) Except for (i) matters related to Taxes and Tax Laws, which are treated exclusively in Section 4.10 and Section 4.11, (ii) matters related to ERISA and employee benefit plans and labor, which are treated exclusively in Section 4.11 and Section 4.12, (iii) matters related to Environmental Laws, which, other than Liens, are treated exclusively in Section 4.13, (iv) matters related to Customs & International Trade Laws, which are treated exclusively in Section 4.24; and (v) matters related to Intellectual Property, which are treated exclusively in Section 4.14:

(i) Neither New York nor any Subsidiary of New York is in material violation of any applicable Law, and no claim is pending or, to the knowledge of New York, threatened with respect to any such matters. No condition exists that does or could reasonably be expected to constitute a material violation of or deficiency under any applicable Law by New York or any Subsidiary of New York.

(ii) New York and each Subsidiary of New York holds or has obtained all Governmental Approvals of all Governmental Bodies necessary for the lawful conduct of its respective business (collectively, the “New York Governmental Permits”). New York and each Subsidiary of New York has complied with all terms and conditions of the New York Governmental Permits, and, except as set forth on Section 4.5(a)(ii) of the New York Disclosure Letter, all New York Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, and all renewals have been timely applied for and will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of the New York Transaction Agreements or the consummation of the Transactions and the other transactions contemplated hereby, in each case except for any non-compliance, non-effectiveness, suspension, modifications, revocations or non-renewals that would not materially impair or interfere with New York’s business. New York has no notice or actual knowledge that such New York Governmental Permits will not be renewed in the ordinary course after the Closing. No Governmental Body has taken, or to the knowledge of New York threatened to take, any action to terminate, cancel or reform any New York Governmental Permit.

(iii) New York and each Subsidiary of New York possess all material certificates, permits, licenses, registrations, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership and operation of all New York Real Property, except where the failure to so possess, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Real Property as currently conducted or the operation of the business of New York and its Subsidiaries. There exists no material default or breach with respect to, and no party or Governmental Body has taken or, to the knowledge of New York, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the New York Real Property.

(b) Except as listed on Section 4.5(b) of the New York Disclosure Letter, in the past three (3) years, neither New York nor its Subsidiaries have taken or failed to take any action that has resulted or will be reasonably likely to result in any enforcement actions by any Governmental Body (including any imposition of fines or penalties) for the material violation of any Law.

(c) Except as listed on Section 4.5(c) of the New York Disclosure Letter, in the past three (3) years, (i) there have been no material lawsuits, claims, suits or proceedings against New York or its Subsidiaries, and there are none pending or, to the knowledge of New York, threatened, against New York and (ii) New York and its Subsidiaries have not received any written notices of any material investigations and to their knowledge, no such material investigations are pending or have been threatened. Except as would not result in a New York Material Adverse Effect, there is no court order in effect. Notwithstanding the foregoing, New York makes no representation herein regarding Transaction Litigation.

(d) Except as would not materially impair or interfere with the business of New York and its Subsidiaries or as set forth in Section 4.5(d) of the New York Disclosure Letter, New York and the Subsidiaries are in compliance with all applicable Antitrust Laws, at no time in the last five (5) years has New York or any of its Subsidiaries committed any violation of, or taken any action subject to penalty under, any applicable Antitrust Laws, and there are no unresolved questions or claims concerning any Liability of New York or any of its Subsidiaries with respect to any such applicable Laws.

Section 4.6 No Conflict.

(a) Except as set forth in Section 4.6(a) of the New York Disclosure Letter, neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by any of them of the Transactions and the other transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the New York Stockholder Approval, conflict with or result in a breach of any provisions of the New York Certificate, the New York Bylaws, the Charter Documents of MergerCo or the UK Holdco Articles of Association; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties and assets of New York or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to New York or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which New York or any of its Subsidiaries is a party, or by which New York or any of its Subsidiaries or any of their respective properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 4.6(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to New York or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that are not and are not reasonably likely to be material in nature.

(b) Neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by any of them of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any Governmental Approvals other than (i) filings required under the HSR Act, (ii) filings and notifications required under applicable non-U.S. Antitrust Laws set forth in Section 4.6(b) of the New York Disclosure Letter, (iii) filings and related Governmental Approvals (including declarations of effectiveness) under the Securities Act, the Exchange Act and state securities or “blue sky” Laws, including the Form S-4 to be filed by UK Holdco in connection with the offer of the UK Holdco Common Stock to be delivered as consideration pursuant to the Merger, and (v) the filing of the Certificate of Merger, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to materially affect the ability of the Parties to timely consummate the Transactions. Except for the consents listed in Section 4.6(b) of the New York Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by the New York Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any consent from any third party, except where the failure to obtain any such consent, individually or in the aggregate, would not materially impair or interfere with the business of New York and its Subsidiaries.

(c) The execution and delivery by the New York Parties of this Agreement and the consummation by them of the Transactions and the other transactions contemplated hereby and other New York Transaction Agreements do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under: (i) the terms of any New York Material Contract other than those New York Material Contracts set forth on Section 4.6(c)(i) of the New York Disclosure Letter; (ii) any contract or plan, other than those New York Material Contracts set forth on Section 4.6(c)(ii) of the New York Disclosure Letter, under which any employees, officers or directors of New York or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event or circumstance and requires either a cash payment or an accounting charge in accordance with GAAP; or (iii) any New York Governmental Permit, except, in each case, individually or in the aggregate, as would not materially impair or interfere with the business of New York and its Subsidiaries.

Section 4.7 SEC Documents.

(a) New York and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2010 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to London each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) as filed with the SEC (collectively, the “New York Reports”). As of its respective date, each New York Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any New York Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the New York Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of New York and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the New York Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of New York and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of New York and its Subsidiaries included in the most recent New York Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date hereof, neither New York nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of New York or in the notes thereto prepared in accordance with GAAP consistently applied, other than current liabilities incurred in the ordinary course of business or liabilities or obligations which, individually or in the aggregate, are not and are not reasonably likely to be material in nature. To the knowledge of the New York Parties, as of the date of this Agreement, none of the New York Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the New York Reports. There has been no material correspondence between the SEC and New York since January 1, 2010 through the date of this Agreement that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b) Since January 1, 2010, the chief executive officer and chief financial officer of New York have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and neither New York nor its officers have received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. New York maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning New York and its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is made known on a timely basis to the individuals responsible for preparing the New York Reports and other public disclosure; and New York is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the NYSE. New York has no knowledge of any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting or fraud, whether or not material, that involves management or other employees who have a significant role in New York’s internal controls. To the knowledge of the New York Parties, New York’s auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of New York’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(c) New York and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.

(d) Neither New York nor its Subsidiaries has, since January 1, 2010, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of New York. No loan or extension of credit is maintained by New York or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.8 Litigation. Except as described in the New York Reports filed prior to the date of this Agreement or as set forth in Section 4.8 of the New York Disclosure Letter, there are no material actions, suits or proceedings (a) pending against New York or any of its Subsidiaries or, to the knowledge of the New York Parties, threatened against New York or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any Governmental Body or other dispute resolution body or (b) against any director or officer of New York or its Subsidiaries relating to the performance of their duties as directors or officers, as applicable. Notwithstanding the foregoing, New York makes no representation herein regarding Transaction Litigation.

Section 4.9 Absence of Certain Changes.

(a) From December 31, 2012 until the date hereof, New York and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice. Since December 31, 2012, there has been no change or development that has had a New York Material Adverse Effect.

(b) From December 31, 2012 until the date hereof, there has not been any action taken by New York or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without London’s consent, would constitute a breach of Section 5.4(b)(v), except as set forth on Section 4.9(b) of the New York Disclosure Letter.

Section 4.10 Taxes.

(a) All material Tax Returns required to be filed by or with respect to New York or any of its Subsidiaries (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included New York or any of its Subsidiaries) have been filed on a timely basis with the appropriate Governmental Body, and all such Tax Returns are correct and complete in all material respects. All material Taxes that have become due with respect to New York or its Subsidiaries (regardless of whether reflected on any Tax Return) have been paid or deposited in full on a timely basis or adequately reserved for in the financial statements of New York included in the New York Reports filed prior to the date of this Agreement in accordance with GAAP.

(b) Except as set forth on Section 4.10(b) of the New York Disclosure Letter, (i) and except as disclosed in the New York Reports filed prior to the date of this Agreement, no audit, investigation or other administrative proceeding or court proceeding is presently pending with regard to any material Tax or Tax Return of New York or any of its Subsidiaries as to which any taxing authority has asserted in writing any material claim; (ii) no Governmental Body is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes with respect to which New York or any of its Subsidiaries may be liable; and (iii) neither New York nor any of its Subsidiaries has any material Liability for any Tax under Treasury Regulation § 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the affiliated group of which New York or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law. As of the date of this Agreement, neither New York nor any of its Subsidiaries has made or granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon New York or any of its Subsidiaries. Neither New York nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any Tax Law. Neither New York nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement solely among New York and any of its Subsidiaries or any customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business. Since January 1, 2013, New York has not made or rescinded any material election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material Taxes, or except as may be required by Law, made any material change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns. New York has not engaged in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4. To the knowledge of the New York Parties, New York has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five (5) years. No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by New York or its Subsidiaries to the effect that the filing of Tax Returns may be required. Neither New York nor its Subsidiaries has any material (i) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (ii) deferred gain or loss arising out of any deferred intercompany transaction.

(c) The representations and warranties set forth in this Section 4.10 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.10.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the New York Disclosure Letter contains a list of all New York Plans. New York has provided or made available to London true and complete copies of the New York Plans, all amendments thereto and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions and a summary of all material modifications, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b) All applicable reporting and disclosure requirements have been met in all material respects with respect to the New York Plans; to the extent applicable, the New York Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction, and any New York Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has not been amended or operated in a way which would adversely affect such qualified status; the New York Plans have been maintained and operated in accordance with their terms, and, to the knowledge of the New York Parties, there are no breaches of fiduciary duty in connection with the New York Plans; there are no pending or, to the knowledge of the New York Parties, threatened claims against or otherwise involving any New York Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of New York Plan activities) has been brought against or with respect to any New York Plan; and all material contributions required to be made as of the date of this Agreement to the New York Plans have been made or provided for.

(c) Except as set forth in Section 4.11(c) of the New York Disclosure Letter, no New York Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which New York, its Subsidiaries or the ERISA Affiliates of New York or its Subsidiaries maintained, sponsored or contributed to within the 6-year period preceding the Closing) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d) No “reportable event” (as defined under ERISA) has occurred within the prior three (3) years or is reasonably expected to occur with respect to any New York Plan, including as a result of the transactions contemplated by this Agreement. No New York Plan is subject to restrictions on the payment or accrual of benefits under Section 436 of the Code and no New York Plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(e) Except as set forth in Section 4.11(e) of the New York Disclosure Letter, (i) neither the execution of the New York Transaction Agreements nor the consummation of the Transactions or other transactions contemplated hereby or thereby shall cause any payments or benefits to any employee, officer or director of any New York or any of its Subsidiaries to be either subject to an excise tax or be non-deductible to New York under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered and (ii) the execution of, and performance of the Transactions and other transactions contemplated by, the New York Transaction Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of New York or any Subsidiary thereof.

(f) Except as set forth in Section 4.11(f) of the New York Disclosure Letter, no New York Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of New York or any Subsidiary of New York for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g) Each New York Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) Since January 1, 2005, each New York Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, at all times since December 31, 2008, each New York Plan that is a nonqualified deferred compensation plan or arrangement has been in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113, IRS Notice 2010-6 or IRS Notice 2010-80 and as would not materially impair or interfere with New York’s business.

(i) From July 1, 2013 to the date of this Agreement, except in the ordinary course of business consistent with past practice and except as set forth in Section 4.11(i) of the New York Disclosure Letter, there has not been (i) any granting, or any commitment or promise to grant, by New York or any of its Subsidiaries to any officer of New York or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 4.11(i)(i)(A)), (ii) any entry by New York or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of New York or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing New York Plan, except in accordance with the pre-existing terms of that New York Plan, (iv) any establishment of, or any commitment or promise to establish, any new New York Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any equity-based awards.

(j) With respect to all New York Plans that are not subject to Laws of the United States (the “New York Foreign Plans”), (i) each New York Foreign Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such New York Foreign Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent audited financial statements of New York, and (iii) each New York Foreign Plan is either fully funded or a fully insured plan.

(k) The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.11.

Section 4.12 Labor Matters.

(a) Except as set forth in Section 4.12(a) of the New York Disclosure Letter, neither New York nor any of its controlled Affiliates is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To the knowledge of the New York Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) (i) Neither New York nor any of its controlled Affiliates has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, New York or any of its controlled Affiliates or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no material unfair labor practice charges or other employee-related complaints against New York or any of its controlled Affiliates pending or, to the knowledge of the New York Parties, threatened, before any Governmental Body by or concerning the employees working in their respective businesses or otherwise, except as would not materially impair or interfere with such businesses.

(c) New York and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, health and labor insurance programs, personal rights or any other labor and employment-related matters and neither New York nor its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(d) To the knowledge of the New York Parties, all employees of New York and its Subsidiaries have been properly classified as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes in the jurisdictions where such classifications are applicable, and all compensation paid to the employees of New York and its Subsidiaries has been properly reported for all such purposes.

Section 4.13 Environmental Matters.

(a) Except as described in the New York Reports filed with the SEC prior to the date of this Agreement or as set forth on Section 4.13(a) of the New York Disclosure Letter, New York and each Subsidiary of New York, is and, except for such matters that would fall outside of any applicable statute of limitations, has been in compliance with all applicable Environmental Laws and Environmental Permits, excluding such noncompliance as, individually or in the aggregate, would not be reasonably likely to result in material Liability. To the knowledge of the New York Parties, no environmental condition or environmental compliance issue exists at any of the properties of New York or its Subsidiaries that materially interferes with the conduct of their respective businesses thereon in the manner now conducted or that is reasonably likely to materially interfere with continued compliance with any applicable Environmental Law.

(b) Neither New York nor any of its Subsidiaries has (i) received any written notice of material noncompliance with, material violation of, or material Liability or potential material Liability under, any Environmental Law or any agreement imposing environmental obligations or Liabilities on either New York or any Subsidiary of New York; (ii) entered into any consent decree, settlement agreement or order or is subject to any order of any Governmental Body or tribunal under any Environmental Law with respect to a material Liability or (iii) is subject to any judicial or administrative actions or Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a material Liability; provided, that the foregoing does not apply to any matters that have been fully resolved with no further liability or obligation on behalf of New York or any subsidiary of New York.

(c) New York and its Subsidiaries hold all material Environmental Permits required for the construction and operation of their respective assets and the operation of their respective businesses as conducted immediately prior to the date of this Agreement, (collectively, the “New York Environmental Permits”). New York and its Subsidiaries are in compliance with all terms and conditions of the New York Environmental Permits excluding any noncompliance, individually or in the aggregate, as would not be reasonably likely to result in material Liability. Except as set forth on Section 4.13(c) of the New York Disclosure Letter, the material New York Environmental Permits are valid and in full force and effect, and all renewals have been timely applied for. No Governmental Body has provided written notice of any actual or threatened action to terminate, suspend, cancel or reform any material New York Environmental Permit.

(d) Neither New York nor any of the New York Subsidiaries nor, to the knowledge of the New York Parties, any other Person has Released any Materials of Environmental Concern at any of the properties that are owned, leased, used or operated by New York or any of the New York Subsidiaries that would be materially adverse to the operations or the business of New York and its Subsidiaries or that would be reasonably likely to result in a material Liability under Environmental Laws.

(e) No New York Real Property is subject to a Lien or an activity or use limitation issued or filed pursuant to Environmental Laws that would be reasonably likely to prohibit, restrict or limit the use of the New York Real Properties in a manner that is inconsistent with the use of such properties as of the date of this Agreement.

(f) The representations and warranties set forth in this Section 4.13 are, other than with respect to Liens, the sole and exclusive representations and warranties of the New York Parties with respect to Environmental Law, Environmental Permits, Environmental Claims and Materials of Environmental Concern.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the New York Disclosure Letter contains an accurate and complete list (in all material respects) of (i) all material United States and foreign patents, published patent applications, Trademarks and copyright registrations and applications owned by New York or any of its Subsidiaries which are part of the New York Intellectual Property Rights (the “Registered New York IP Rights”); (ii) all material IP Contracts (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) pursuant to which New York or any of its Subsidiaries has been granted the right by a third party to use any material Intellectual Property it does not own, accurately describing the title of each agreement; (iii) all material IP Contracts whereby New York or any of its Subsidiaries grants to any third party the right to use any material Intellectual Property, accurately describing the title of each agreement and (iv) all material intracompany IP Contracts pursuant to which New York or any of its Subsidiaries has been granted and/or grants the right to use any material Intellectual Property, naming the licensee and licensor and accurately describing the title of each agreement.

(b) Except as set forth on Section 4.14(b) of the New York Disclosure Letter: (i) the New York Intellectual Property Rights constitute all of the material Intellectual Property used or held for use in the business of New York or its Subsidiaries; (ii) the execution, delivery and performance of the New York Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, will not cause the forfeiture, termination, cancellation, or abandonment of any of the Registered New York IP Rights, or termination of or loss of rights under any of the IP Contracts pursuant to which New York or any of its Subsidiaries is a party, subject to the expiration of any of the Registered New York IP Rights pursuant to applicable Law, except as, individually or in the aggregate, would not be material; (iii) all Registered New York IP Rights are in effect and subsisting and, to the knowledge of the New York Parties, none of the Registered New York IP Rights are being opposed or are the subject of any interference, reexamination request or other similar proceeding requesting reconsideration of the grant of such rights; (iv) each of New York and its Subsidiaries has entered into agreements with, or have otherwise required assignment (including by operation of Law) by, its employees and contractors as reasonably required to assign to New York or any of its Subsidiaries such employees’ and such contractors’ (as applicable) ownership rights in any material New York Intellectual Property Rights purported to be owned by New York or any of its Subsidiaries; and (v) New York and its Subsidiaries have taken reasonable measures to protect the confidentiality of any material trade secrets included in the New York Intellectual Property Rights.

(c) Except as, individually or in the aggregate, would not or would not be reasonably likely to be material or as set forth on Section 4.14(c) of the New York Disclosure Letter: (i) no claim or litigation asserting infringement, misappropriation or other violation of any New York Intellectual Property Rights owned by New York or any of its Subsidiaries is pending or threatened in writing by New York or any of its Subsidiaries or, to the knowledge of the New York Parties, any other Person; (ii) no claim or litigation challenging the validity or enforceability of any New York Intellectual Property Rights owned by New York or any of its Subsidiaries is pending or threatened in writing against New York or any of its Subsidiaries; (iii) to the knowledge of the New York Parties, no Person is infringing, misappropriating or otherwise violating the New York Intellectual Property Rights owned by New York or any of its Subsidiaries; (iv) to the knowledge of the New York Parties, the conduct of any business of New York and/or its Subsidiaries as currently conducted, including any product, service or activity of any business of New York and its Subsidiaries, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (v) neither New York nor any of its Subsidiaries has within the past three (3) years received any written charge, complaint, claim or notice alleging that the operation of any New York business as currently conducted, or conducted in the last three (3) years, infringes, misappropriates or otherwise violates any Intellectual Property of any Person. This Section 4.14(c) constitutes the only representation and warranty of the New York Parties with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

Section 4.15 Decrees, Etc. No order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against New York or any Subsidiary of New York that continues to be in effect that materially affects the ownership or operation of any of their respective assets. Since January 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Body has been issued against New York or any Subsidiary of New York.

Section 4.16 Insurance. New York and its Subsidiaries maintain, and have maintained, without interruption, since January 1, 2010, policies or binders of insurance covering risks and events, including personal injury, property damage and general liability, for all the assets and operations of its business. Section 4.16 of the New York Disclosure Letter contains a complete and accurate list of all such insurance maintained by New York and its Subsidiaries with respect to the operation of their business and assets. All of such policies are now and will be until the Closing in full force and effect with no premium arrearages. Since January 1, 2010, to the knowledge of the New York Parties, New York and its Subsidiaries have given to their respective applicable insurers in a timely manner all material notices required to be given under their third-party insurance policies with respect to all material claims and actions covered by third-party insurance. Since January 1, 2010, no third-party insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any such claims. Since January 1, 2010, New York and its Subsidiaries have not received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and, to the knowledge of the New York Parties, no such cancellation or amendment is threatened. Since January 1, 2010, New York and its Subsidiaries have not received any notifications from any insurance provider recommending or requiring any material repairs or any other material work to be done with respect to their business or assets.

Section 4.17 No Brokers. Except as set forth on Section 4.17 of the New York Disclosure Letter, New York has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any New York Party or London Party to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions and other transactions contemplated hereby, except that New York has retained Lazard as its financial advisor, the fees of which shall not exceed those set forth in Section 4.17 of the New York Disclosure Letter. The fees of Lazard shall be paid by New York, and London shall not have any liability or obligation in respect thereof.

Section 4.18 Board Approvals. The New York Board, at a meeting duly called and held, (a) determined that the New York Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of New York, (b) approved the New York Transaction Agreements and the Transactions and (c) recommended approval of the Share Issuance and adoption of this Agreement by the stockholders of New York. The New York Board has received the opinion of Lazard, dated January 27, 2014, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the Exchange Ratio (as defined in such opinion) provided for in the Transactions, after giving effect to the London Transactions (as defined in such opinion) is fair, from a financial point of view, to the holders of New York Common Stock. Immediately prior to the execution of this Agreement, New York has made available to London such opinion.

Section 4.19 Vote Required. The only votes of the holders of any class or series of Capital Stock of New York necessary to approve any transaction contemplated by the New York Transaction Agreements are (a) the affirmative vote of the holders of a majority of the shares of New York Common Stock present in person or by proxy and voting at the New York Stockholder Meeting in favor of the approval of the Share Issuance and (b) the affirmative vote of the holders of a majority of the outstanding shares of New York Common Stock in favor of the adoption of this Agreement, in each case in accordance with the New York Certificate, the New York Bylaws, the DGCL, the NYSE Listed Company Manual and other Laws, as applicable (the “New York Stockholder Approval”).

Section 4.20 Certain Contracts.

(a) Section 4.20(a) of the New York Disclosure Letter sets forth a list of each of the following types of Contracts to which New York or its Subsidiaries is a party and which is currently in effect (each of the following Contracts, a “New York Material Contract”):

(i) any Contract for the future purchase, sale, lease or sublease or disposition of real property (and/or any amendment or modification thereto);

(ii) any material partnership, joint venture, teaming agreement, strategic alliance agreement or other similar Contract or memorandum of understanding;

(iii) any Contract which provides for, or relates to, the incurrence or guaranty by New York or its Subsidiaries or the giving of any collateral security for, Indebtedness;

(iv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which New York or its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $250,000 (but excluding, for the avoidance of doubt, customer and supplier Contracts entered into with any Governmental Body);

(v) any Contract entered into by New York or its Subsidiaries with any employee of New York or its Subsidiaries that provides for change in control or severance payments or benefits in excess of $500,000 or any director or executive officer of New York or its Subsidiaries that provides for change in control or severance payments or benefits;

(vi) any Contract to which New York or its Subsidiaries is bound that contains any covenant or provision prohibiting or restricting New York or its Subsidiaries from engaging in any line or type of business in excess of $5,000,000;

(vii) any Contract with a supplier that involves the purchase or sale of goods or services in excess of $5,000,000 in any 1-year period;

(viii) any material IP Contract pursuant to which New York or its Subsidiaries obtains or grants any licenses or other rights with respect to any New York Intellectual Property Rights (except for those obtained pursuant to New York’s or its Subsidiaries’ standard terms for purchase or sale of goods and services and all shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), including any covenant not to sue;

(ix) any Contract with a customer that involves the sale of goods or services in excess of $5,000,000 in any 1-year period, other than any Contract between New York and its Affiliates;

(x) any Contract that requires aggregate payments of any commissions in excess of $5,000,000 per year;

(xi) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements or similar Contracts relating to the sale, lease or disposal of any assets that (A) were entered into during the 4-year period prior to the date hereof or (B) have remaining material obligations to be performed by New York or its Subsidiaries thereunder, in each case which were not entered into in the ordinary course of business and provide for consideration in excess of $5,000,000;

(xii) any Contract pursuant to which New York or its Subsidiaries has incurred Indebtedness that is currently outstanding in an amount in excess of $10,000,000;

(xiii) any Contract relating to any action, settlement or court order that involves any unpaid Liability of New York or its Subsidiaries in excess of $250,000; and

(xiv) any Contract not listed above in this Section 4.20(a) that is material to the operation of New York’s and its Subsidiaries’ business.

(b) In the two (2) years prior to the date of this Agreement, no material supplier has canceled or, to the knowledge of the New York Parties, threatened in writing to cancel, any New York Material Contract or to not provide material products, supplies, or services to New York. To the knowledge of the New York Parties, (i) none of New York’s or its Subsidiaries’ material suppliers is unable to supply material products or services supplied by them in order to meet the specifications provided with respect thereto, (ii) New York and its Subsidiaries do not have a direct or indirect equity or debt interest in any of its suppliers, except for interests consistent with ordinary course trading relationships and (iii) none of New York’s or its Subsidiaries’ material suppliers has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish or materially raise prices for its supply of goods or services to New York.

(c) Except as set forth in Section 4.20(c) of the New York Disclosure Letter: (i) in the two (2) years prior to the date of this Agreement, no material customer of New York or its Subsidiaries has canceled or, to the knowledge of the New York Parties, threatened in writing to cancel, any material Contract with New York or its Subsidiaries or to not purchase material products or services from New York or its Subsidiaries, and (ii) to the knowledge of the New York Parties, none of their material customers has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish its purchase of goods or services from New York or its Subsidiaries at any time in the foreseeable future.

Section 4.21 Status of Contracts. Each New York Material Contract is in full force and effect, except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, and New York and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them under each New York Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, does not and is not reasonably likely to materially impair or interfere with New York’s and its Subsidiaries’ business. Except for such matters as, individually or in the aggregate, are not and are not reasonably likely to materially impair or interfere with New York’s and its Subsidiaries’ business, no New York Party (a) knows of, or has received written notice of, any material breach of or violation or default under (nor, to the knowledge of the New York Parties, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any New York Material Contract or (b) has received written notice of the desire of the other party or parties to any such New York Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each New York Material Contract is enforceable by New York or a Subsidiary of New York in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except where such unenforceability would not materially impair or interfere with New York’s and its Subsidiaries’ business.

Section 4.22 Capital Expenditure Program. A capital budget for the fiscal year ending December 31, 2014 for New York (excluding the New York JV) is set forth in Section 4.22 of the New York Disclosure Letter. Such capital budget is a (a) true and complete copy of New York’s (excluding the New York JV) most recent internal capital budget for the fiscal year ending December 31, 2014 and (b) was prepared by management of New York in good faith and on a reasonable basis.

Section 4.23 Title, Ownership and Related Matters.

(a) Except as set forth in Section 4.23 of the New York Disclosure Letter, New York and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by London, defensible title to their respective inventory, equipment and other tangible and intangible property, as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit New York and its Subsidiaries to conduct their respective businesses as currently conducted.

(b) Each of New York and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which New York or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of New York and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.

Section 4.24 Compliance with Customs & International Trade Laws. Except as would not be material or as set forth in Section 4.24 of the New York Disclosure Letter:

(a) Each of New York and its Subsidiaries is in compliance with all applicable Customs & International Trade Laws, at no time in the last five (5) years has New York or any of its Subsidiaries committed any violation of, or taken any action subject to penalty under, any applicable Customs & International Trade Laws, and there are no unresolved questions or claims concerning any Liability of New York or any of its Subsidiaries with respect to any such applicable Laws. Without limiting the foregoing: (i) each of New York and its Subsidiaries and, to the knowledge of the New York Parties, Persons acting on their behalf have obtained all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of products, services, software and technology related to the business of New York and its Subsidiaries as presently conducted and to the extent applicable to them, including Export Control Authorizations (collectively, the “New York International Trade Approvals”); (ii) as of the date of this Agreement, Section 4.24(a) of the New York

Disclosure Letter sets forth a true and complete list of Export Control Authorizations held by New York or any of its Affiliates; (iii) no Governmental Body has initiated any proceedings for or imposed (or, to the knowledge of the New York Parties, threatened to initiate proceedings for or impose) any civil or criminal fine or penalty, revocation of an Export Control Authorization, debarment, denial of future Export Control Authorizations or any other sanction against the business of New York and its Subsidiaries, any of New York or its Subsidiaries or any director, officer, employee or agent of any of New York or its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) there are no other pending or, to the knowledge of the New York Parties, threatened claims against the business of New York or its Subsidiaries with respect to New York International Trade Approvals or compliance with applicable Customs & International Trade Laws;

(b) Neither New York nor any of its Subsidiaries has, in the last five (5) years, received any written notice, in any form, with respect to the business of New York or its Subsidiaries from a Governmental Body relating to any alleged or actual violation of any Customs & International Trade Laws, including any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action;

(c) Neither New York nor any of its Subsidiaries: (i) has been or is designated on any list of any U.S. Governmental Body relating to economic or trade sanctions, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Commerce Denied Persons List, the Commerce Entity List, the Debarred List and the U.S. Department of State sanctions lists or (ii) has in the past five (5) years exported, reexported, sold or supplied any product directly or indirectly to its customers or through a distributor or, to the knowledge of the New York Parties, otherwise participated in any transaction involving (a) any such designated person or entity that was designated at the time of the transaction, (b) any Sanctioned Country, (c) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country, or (d) any individual or entity that acts on behalf of, or is owned or controlled by, the government of a Sanctioned Country or by a person or entity designated on OFAC’s Specially Designated Nationals and Blocked Persons List;

(d) During the last five (5) years, no employee, officer, supervisor, director, shareholder or, to the knowledge of the New York Parties, representative or agent (or persons performing equivalent functions) of any of New York or its Subsidiaries (i) has been or is currently an officer, employee or agent of any Governmental Body or (ii) has, directly or indirectly with respect to the business of New York or its Subsidiaries, offered, or promised to pay or given any payment of money or anything of value regardless of form, whether in money, property, gifts or services, to (A) any officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled, or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Body, (B) any political party or official thereof, (C) any candidate for public office or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank, in order to obtain, retain or direct business or obtain any improper advantage in violation of any applicable anti-corruption or anti-bribery Laws, including where applicable the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., the UK Bribery Act 2010 or any applicable anti-corruption or anti-bribery Laws, including the anti-corruption or anti-bribery Laws of the PRC and Taiwan;

(e) During the last five (5) years, each of New York and its Subsidiaries have (i) kept books and records of the business of New York and its Subsidiaries that accurately reflect the transactions and assets of the business of New York and its Subsidiaries and (ii) maintained a system of internal accounting controls and policies and procedures to ensure accuracy in the books and records of the business of New York and its Subsidiaries, and have not received any complaints, allegations, assertions or claims regarding the accounting or auditing practices or methods of New York or any of its Subsidiaries; and

(f) The representations and warranties set forth in this Section 4.24 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.24.

Section 4.25 Real Estate.

(a) Section 4.25(a) of the New York Disclosure Letter lists, and includes a true and correct legal description of, all real property that New York and any of its Subsidiaries owns in fee (or the jurisdictional equivalent) (the “New York Owned Real Property”) and, for each of those properties, the title holder, the address of such property, whether such property includes land and/or improvements and the general use thereof. Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Owned Real Property as currently conducted or the operation of the business of New York and its Subsidiaries, New York and its Subsidiaries own legal and valid fee simple title (or, for real property situated in Texas, good and indefeasible fee simple title, and in other jurisdictions, the jurisdictional equivalent) to the New York Owned Real Property free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 4.25(a) of the New York Disclosure Letter, New York and its Subsidiaries have not leased to any third party or granted to any third party the right to occupy the New York Owned Real Property or any portion thereof.

(b) Section 4.25(b) of the New York Disclosure Letter lists and correctly describes all real property that is leased, subleased, licensed or otherwise used by New York or any of its Subsidiaries (the “New York Leased Real Property” and, together with the New York Owned Real Property, the “New York Real Property”) and, for each of those properties, identifies the lease, sublease, license or occupancy agreement, as applicable, and all amendments thereto (the “New York Real Property Lease”), the counterparty to the New York Real Property Lease, the address of such property, whether such property includes land and/or improvements and the general use thereof. A true, correct and complete copy of each New York Real Property Lease has been delivered to the London Parties. New York and its Subsidiaries have valid leasehold (or, as applicable, license or other contractual) interests in the New York Leased Real Property, free and clear of any Liens, other than Permitted Liens. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such New York Leased Real Property as currently conducted or the operation of the business of New York or its Subsidiaries, (i) each New York Real Property Lease is in full force and effect, (ii) each New York Real Property Lease is a valid, binding and enforceable obligation of New York and/or its Subsidiaries, as applicable, and, to the knowledge of the New York Parties, the other parties thereto and (iii) neither New York nor its Subsidiaries are in breach of any New York Real Property Lease and, to the knowledge of the New York Parties, no counterparty to any New York Real Property Lease is in breach thereof.

(c) Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Owned Real Property as currently conducted or the operation of New York’s business, the New York Real Property (i) has access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of the New York Parties, threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the business of New York and its Subsidiaries as currently conducted. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such New York Real Property as currently conducted or the operation of the business of New York or its Subsidiaries, there are no pending or, to the knowledge of the New York Parties, threatened proceedings to take all or any portion of the New York Real Property or any interest therein or portion thereof by eminent domain or any condemnation proceeding (or the equivalent proceedings in other jurisdictions) or any sale or disposition in lieu thereof. Except as set forth on Section 4.25(c) of the New York Disclosure Letter, the use or occupancy of the New York Real Property (or any portion thereof) or the operation of New York’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body. The New York Real Property collectively consists of all real property necessary for the conduct of New York’s business as currently conducted.

Section 4.26 Information Supplied. None of the information supplied or to be supplied by the New York Parties for inclusion or incorporation by reference in (a) the Proxy Statement or Form S-4 (including any amendments thereto), at the date first mailed to each of New York’s stockholders or at the time of the New York Stockholder Meeting or, in the case of the Form S-4, when the Form S-4 goes effective under the Securities Act, and (b) any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18, at the time of such filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Projected financial information, if any, provided by or on behalf of the New York Parties for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18 will have been prepared in good faith by New York’s management on the basis of assumptions believed to be reasonable by such management at the time made. Notwithstanding the foregoing, the New York Parties make no representation or warranty with respect to information or statements provided by or on behalf of the London Parties or their representatives for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing document).

Section 4.27 Books and Records. The minute books and other similar records of New York, all of which since January 1, 2010, have been made available to the London Parties, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable in the United States.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 No Solicitation.

(a) New York shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use reasonable best efforts to cause New York’s and its Subsidiaries’ respective investment bankers, accountants, attorneys, financial advisors, auditors, lenders and other advisors, agents and representatives (collectively, and together with New York’s and its Subsidiaries’ respective officers, directors and employees, “Representatives”), to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any New York Acquisition Proposal, (ii) use reasonable best efforts to have all copies of all nonpublic information that New York, its Subsidiaries and New York’s or its Subsidiaries’ Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, (iii) except to the extent the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law, not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any New York Acquisition Proposal or potential New York Acquisition Proposal and (iv) except to the extent the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law, enforce any such agreement. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, New York shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause New York’s and its Subsidiaries’ Representatives not to, directly or indirectly, (1) solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a New York Acquisition Proposal, (2) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring New York to abandon, terminate or fail to consummate the Transactions or any other transaction contemplated by this Agreement, (3) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any New York Acquisition Proposal (other than contacting and engaging in discussions with the maker of any New York Acquisition Proposal or its Representatives for the sole purpose of clarifying any such New York Acquisition Proposal and informing such Person or its Representatives of the existence of this Section 5.1) or (4) resolve, agree or propose to do any of the foregoing; provided, however, that, at any time prior to obtaining the New York Stockholder Approval, in response to an unsolicited, bona fide, written New York Acquisition Proposal that (A) did not result from a material breach of this Section 5.1 and (B) the New York Board determines in its good faith judgment (after consultation with its outside counsel and financial advisors) constitutes or could reasonably be expected to lead to a New York Superior Proposal, New York may, subject to compliance with Section 5.1(d), (x) furnish information with respect to New York and its Subsidiaries to the Person making such New York Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and that is not less restrictive of such Person than, the Confidentiality Agreement (except that such agreement need not prohibit, condition or restrict the making or amendment of an Acquisition Proposal to the New York Board and except that the standstill provisions of such agreement may be waived by the New York Board if the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law); provided, however, that all such information has previously been provided or made available to London or is provided or made available to London prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such New York Acquisition Proposal (and its representatives) regarding such New York Acquisition Proposal.

(b) Neither the New York Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to London), or propose to withdraw (or qualify or modify in a manner adverse to London), the approval, recommendation or declaration of advisability by the New York Board or any such committee thereof of this Agreement, the Transactions or any other transaction contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any New York Acquisition Proposal, (C) fail to include the New York Recommendation in the Proxy Statement or (D) resolve, propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “New York Adverse Recommendation Change”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow New York or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any New York Acquisition Proposal or that would require New York to abandon, terminate or fail to consummate the Transactions (other than a confidentiality agreement referred to in Section 5.1(a)) (an “Acquisition Agreement”) or (B) resolve, agree or propose to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the New York Stockholder Approval, the New York Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to New York’s stockholders under applicable Law, it may (A) terminate this Agreement pursuant to Section 8.1(c)(i) and cause New York to enter into an Acquisition Agreement with respect to a New York Superior Proposal or (B) make a New York Adverse Recommendation Change in connection with a New York Superior Proposal, but in the case of (A) or (B) only if: (w) such New York Superior Proposal has not resulted from a material breach of its obligations pursuant to this Section 5.1, (x) New York provides written notice to London (a “New York Notice of Adverse Recommendation Change”) advising London that the New York Board intends to take such action and specifying the reasons therefor, including, if applicable, the terms and conditions of any New York Superior Proposal, the identity of the Person making the New York Superior Proposal and copies of all relevant documents relating to such New York Superior Proposal that New York has received from the Person or its representatives that made such proposal and that are the basis of the proposed action by the New York Board, including a copy of the proposed Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such New York Superior Proposal shall require a new New York Notice of Adverse Recommendation Change and compliance with the requirements of this Section 5.1(b)); (y) during a period of five (5) Business Days following London’s receipt of a New York Notice of Adverse Recommendation Change (or, in the event of a new New York Notice of Adverse Recommendation Change, a new 3-Business Day period), if requested by London, New York and its Representatives shall have negotiated with London and its Representatives in good faith to make such revisions or adjustments proposed by London to the terms and conditions of this Agreement as would enable New York to proceed with its recommendation of this Agreement and the Transactions and not make such New York Adverse Recommendation Change; and (z) if applicable, at the end of such applicable 5- or 3-Business Day period, the New York Board, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that London, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by New York, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the New York Acquisition Proposal constitutes a New York Superior Proposal.

(c) Other than in connection with a New York Acquisition Proposal, New York may, at any time prior to, but not after, obtaining the New York Stockholder Approval, make a New York Adverse Recommendation Change in response to an Intervening Event (a “New York Intervening Event Change in Recommendation”) if the New York Board shall have determined in good faith, after consultation with its outside legal counsel, that, because of such Intervening Event, a failure to take such action would reasonably likely be inconsistent with the fiduciary duties of the New York Board to the stockholders of New York under applicable Law, provided, that: (A) London shall have received written notice from New York of New York’s intention to make a New York Intervening Event Change in Recommendation (a “New York Notice of Intervening Event Change in Recommendation”) at least five (5) Business Days prior to the taking of such action by New York, which notice shall specify the applicable Intervening Event in reasonable detail (provided, that any material change to the facts and circumstances that are the basis for such New York Intervening Event Change in Recommendation shall require a new New York Notice of Intervening Event Change in Recommendation and a new 3-Business Day period), (B) during such applicable period and prior to making a New York Intervening Event Change in Recommendation, if requested by London, New York and its Representatives shall have negotiated in good faith with London and its Representatives regarding any revisions or adjustments proposed by London to the terms and conditions of this Agreement as would enable New York to proceed with its recommendation of this Agreement and the Transactions and not make such New York Intervening Event Change in Recommendation and (C) New York may make a New York Intervening Event Change in Recommendation only if the New York Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that London shall have, prior to the expiration of the applicable 3- or 5-Business Day period, offered in writing in a manner that would form a binding contract if accepted by New York, continues to determine in good faith that failure to make a New York Intervening Event Change in Recommendation would reasonably likely be inconsistent with its fiduciary duties to the New York stockholders under applicable Law. An “Intervening Event” shall mean any event, fact, circumstance or development or combination thereof that (i) was not known to the New York Board as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (ii) does not relate to (A) any Acquisition Proposal or (B) clearance of the Transactions under the HSR Act or any foreign antitrust, competition or similar Law including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 5.8, Section 5.9 or Section 5.10; provided, however, that any increase in the price or trading volume of New York Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); and New York meeting or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

(d) New York shall promptly (and, in any event, within twenty-four (24) hours of receipt) notify London orally and in writing of the receipt, directly or indirectly, of (i) any New York Acquisition Proposal or a proposal or offer that is reasonably likely to lead to a New York Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations relating to a possible New York Acquisition Proposal. Such notice shall indicate the identity of the Person or group making such inquiry, request, proposal, offer or New York Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, received from such Person or group or their representatives). Thereafter, New York shall keep London promptly informed (including within twenty-four (24) hours after the occurrence of any amendment or modification, development, discussion or negotiation) orally and in writing in all material respects of the status and substance of such inquiry, request, proposal, offer or New York Acquisition Proposal, including providing London with copies of any written inquiries, correspondence and draft documentation received from such Person or group and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, New York shall promptly (and, in any event, within twenty-four (24) hours) notify London orally and in writing if New York begins furnishing information or participating in discussions or negotiations pursuant to Section 5.1(a).

(e) Nothing contained in this Section 5.1 shall prohibit New York or the New York Board from (i) taking and disclosing to New York’s stockholders a position contemplated by or complying with any disclosure obligations under Exchange Act Rules 14d-9 or 14e-2 or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of New York if, in the good faith judgment of the New York Board (after consultation with outside counsel), the failure to make such disclosure would reasonably likely be inconsistent with its obligations or duties under applicable Law; provided, however, that clause (ii) shall not be deemed to permit the New York Board to make a New York Adverse Recommendation Change or take any of the actions referred to in Section 5.1(b) or Section 5.1(c), except to the extent permitted by such Section.

(f) Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by New York that describes New York’s receipt of a New York Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a New York Adverse Recommendation Change.

(g) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.1 by any Representative of New York or its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the New York Parties.

(h) For purposes of this Agreement:

(i) “New York Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of assets or a business of New York or its Subsidiaries that constitutes or generates 20% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve (12) months or the assets of New York and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities (by vote or value) of New York or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the equity securities (by vote or value) of New York or any of its Subsidiaries, (D) merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving New York or any of its Subsidiaries pursuant to which any Person (or the stockholders of any Person) would own, directly or indirectly, 20% or more of the voting Capital Stock of New York or any of its Subsidiaries or the surviving entity in a merger or the resulting direct or indirect parent of New York or such surviving entity or (E) any combination of the foregoing, in each case other than the Transactions.

(ii) “New York Superior Proposal” means a bona fide written New York Acquisition Proposal to acquire 50% or more of the outstanding equity securities of New York pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction or to acquire assets or a business of New York or any of its Subsidiaries that constitutes or generates 50% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve (12) months or the assets of New York and its Subsidiaries, taken as a whole, and that in each case the New York Board determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account the financial, regulatory and legal aspects of the proposal that the New York Board deems relevant, the identity of the Person making such proposal and the timing and likelihood of consummation of such proposal, is: (A) more favorable to the stockholders of New York than the Transactions, taking into account all relevant factors that the New York Board deems relevant (including the terms and conditions of such proposal and this Agreement (including any changes to the terms and conditions of this Agreement proposed by London, in response to such offer or otherwise, in a manner that would form a binding contract if accepted by New York)), (B) not subject to a financing condition or, if subject thereto, such financing is reasonably likely to be obtained in the good faith judgment of the New York Board and (C) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal that the New York Board deems relevant.

(i) London shall, shall cause its Subsidiaries to and shall use its reasonable best efforts to cause London’s and its Subsidiaries’ Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any London Acquisition Proposal, (ii) use reasonable best efforts to have all copies of all nonpublic information that London, its Subsidiaries and London’s or its Subsidiaries’ Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, (iii) not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any London Acquisition Proposal or potential London Acquisition Proposal and (iv) enforce any such agreement. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, London shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause London’s and its Subsidiaries’ Representatives not to, directly or indirectly, (A) solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a London Acquisition Proposal, (B) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any London Acquisition Proposal or that would require London to abandon, terminate or fail to consummate the Transactions or any other transaction contemplated by this Agreement, (C) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any London Acquisition Proposal or (D) resolve, agree or propose to do any of the foregoing. London shall promptly (and in any event within twenty-four (24) hours) notify New York orally and in writing of the receipt, directly or indirectly, of a London Acquisition Proposal or a proposal or offer that is reasonably likely to lead to a London Acquisition Proposal or any inquiry or request for discussions or negotiations relating to a possible London Acquisition Proposal. Such notice shall indicate the identity of the Person or group making such London Acquisition Proposal or such inquiry, request proposal or offer and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter London shall keep New York promptly informed of the status of such London Acquisition Proposal and any material changes to the terms thereof. As used herein, “London Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person with respect to any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of all or any part of the Conveyance Properties (regardless of whether such acquisition or purchase is by means of a sale of such assets or a sale of the Capital Stock of one or more direct or indirect Subsidiaries of London that directly or indirectly owns or holds such assets), other than the Transactions or any inquiry, proposal or offer related to any action not prohibited under Section 5.3.

Section 5.2 Preparation of the Proxy Statement and Form S-4; Provision of London Financial Statements; New York and London Stockholder Meetings.

(a) Subject to Section 5.1, New York shall, as promptly as reasonably practicable, prepare and file (subject to receipt of all financial statements and other information required to be provided by London hereunder) with the SEC (i) a proxy statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the meeting of New York’s stockholders to be held for the purpose of obtaining the New York Stockholder Approval (such meeting, the “New York Stockholder Meeting”) in accordance and in compliance with the Exchange Act and the rules and regulations thereunder and (ii) the Form S-4, which UK Holdco shall file with the SEC, and in which the Proxy Statement will be included as a prospectus. Each of the Parties will cooperate in the preparation of the Proxy Statement and Form S-4. Each of the London Parties shall promptly supply to New York in writing, for inclusion in the Proxy Statement and Form S-4, all information concerning the London Parties required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement and Form S-4, including as set forth in Section 5.2(b). New York shall notify London promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information related to the Proxy Statement or Form S-4 and will promptly supply London with copies of all correspondence between New York, UK Holdco or any of their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Form S-4 or the Transactions or the other transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, New York shall provide London with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. No filing of, or amendment or supplement to, the Proxy Statement or Form S-4 shall be made by the New York Parties without providing the London Parties a reasonable opportunity to review and comment thereon and considering in good faith any such comments from London. If at any time prior to the Closing, any information relating to the New York Parties or the London Parties or any of their respective Affiliates, directors, company supervisors or officers, should be discovered by the New York Parties or the London Parties which should be set forth in an amendment or supplement to the Proxy Statement or Form S-4, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared and disseminated to the stockholders of New York to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement or Form S-4 has been included therein by New York and UK Holdco, if applicable, New York shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the New York Board pursuant to Section 5.2(c) and set forth in the Proxy Statement.

(b) As promptly as reasonably practicable after the date hereof, London shall furnish all information concerning it, the Business, its Affiliates and, to the extent available to London and permitted by applicable Taiwan securities Laws, the holders of London’s common stock (including a description of the Business, an operating and financial review, a discussion of quantitative and qualitative disclosures of market risk and information regarding its designees to be directors on the New York Board) as may be reasonably requested and as required by the applicable rules of the SEC and other Laws, and such other information as the SEC or any other Governmental Body may reasonably request or require, in connection with the preparation of the Proxy Statement and Form S-4. In furtherance of the foregoing, London shall supply such audited and unaudited financial statements of and information regarding the Business (including the financial information referred to in Section 3.26(a) and Section 3.26(b)), to the extent required for such Proxy Statement and Form S-4, and any reports, attestations or similar documents by London’s auditor to be included in the Proxy Statement and Form S-4 to New York for inclusion in the Proxy Statement and Form S-4 as are necessary and appropriate to comply as to form in all material respects with the accounting requirements and other rules and regulations applicable to the Proxy Statement and Form S-4, including the rules and regulations of the SEC, which financial statements and information shall be prepared in accordance with IFRS and shall fairly present the financial condition of the Business in all material respects in accordance with IFRS as of the respective dates thereof and the consolidated results of operations and cash flows of the Business for the respective periods then ended. All information supplied by or on behalf of London for inclusion or incorporation by reference in the Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law, including Taiwan Law (including the rules of the Taiwan Stock Exchange Corporation).

(c) As promptly as reasonably practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement, unless the New York Board has effected a New York Adverse Recommendation Change, and subject to the London Parties’ timely performance of its obligations set forth in Section 5.2(b), New York shall take all action in accordance with the federal securities Laws, the DGCL, the New York Certificate and the New York Bylaws necessary to establish a record date for, duly call, give notice of, convene and hold the New York Stockholder Meeting as soon as reasonably practical for purposes of seeking the New York Stockholder Approval and to solicit proxies pursuant to the Proxy Statement in connection therewith. New York may adjourn or postpone the New York Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Law to be disseminated to its stockholders or (ii) if there are insufficient shares of New York Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the New York Stockholder Meeting. New York shall, through the New York Board, recommend to its stockholders that they give the New York Stockholder Approval (the “New York Recommendation”) and the New York Recommendation shall be set forth in the Proxy Statement, except, in each case, to the extent that the New York Board shall have made a New York Adverse Recommendation Change as permitted by Section 5.1(b) or (c).

(d) London shall, as promptly as reasonably practicable, prepare a notice (together with any supplement or amendment thereto, the “London Notice”) relating to the meeting of London’s stockholders to be held for the purpose of obtaining the London Stockholder Approval (such meeting, the “London Stockholder Meeting”) in accordance and in compliance with Taiwan Law (including the rules of the Taiwan Stock Exchange Corporation). Prior to mailing the London Notice (or any amendment or supplement thereto), London shall provide New York with a reasonable opportunity to review and comment on the London Notice and all documents attached thereto. As promptly as reasonably practicable following the completion of preparation of the London Notice, London shall take all action in accordance with Taiwan Law and the articles of incorporation of London necessary to establish a record date for, duly call, give notice of, convene and hold the London Stockholder Meeting as soon as reasonably practical for purposes of seeking the London Stockholder Approval and use reasonable best efforts in connection therewith to obtain such approval. London shall cause the London Notice to be mailed (including by electronic delivery if permitted) as promptly as practicable to its stockholders of record, as of the record date established by the London Board and set forth in the London Notice. London may adjourn or postpone the London Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the London Notice that it determines in good faith is required by applicable Law to be disseminated to its stockholders is so disseminated or (ii) if there are insufficient shares of London Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the London Stockholder Meeting. London shall provide New York with reasonable documentation to demonstrate that the votes of all of the London shares that are the subject of voting agreements referenced in the recitals to this Agreement are cast in accordance with such voting agreements.

Section 5.3 Conduct of London Business Pending Closing.

(a) From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the London Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5) or (iii) (provided, that London has provided New York with advance notice of the proposed action to the extent practicable) required by Law, unless New York has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, London shall, and shall cause each of the London Group Companies to, conduct the Business and operations related thereto according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts, and shall cause each of the London Group Companies to use its commercially reasonable efforts, to preserve intact the Business, their respective business organizations and goodwill, keep available the services of their respective officers and Business employees and maintain satisfactory relationships with those persons having business relationships with them; provided, however, that no action by London or the London Group Companies with respect to matters specifically addressed by any provision of Section 5.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision in Section 5.3(b).

(b) From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the London Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5), or (iii) (provided, that London has provided New York with advance notice of the proposed action to the extent practicable) required by Law, unless New York has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, London:

(i) shall not permit the Companies to amend or propose to amend the Charter Documents, or similar business entity formation or governing document, of any Company;

(ii) shall promptly notify New York of (A) any material change in its or any of the Companies’ condition (financial or otherwise), insofar as it relates to the Business, (B) any material change in the operations or results of operation of the Business, (C) any termination, cancellation, repudiation or material breach of any London Material Contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, or (D) insofar as it is material to the Business, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

(iii) shall not permit any of the Companies to, (A) issue any shares of its Capital Stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its Capital Stock or other equity securities of the London Group Companies, or grant or issue any restricted stock or securities in any of the London Group Companies, except in each case for awards under the London Group Plans in existence as of the date of this Agreement to any newly hired employees or to existing officers, directors, company supervisors or employees in the ordinary course of business consistent with past practices; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (B) shall not accelerate as a result of the pendency, approval or consummation of the Transactions contemplated by this Agreement, (C) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its Capital Stock existing on the date of this Agreement, (D) with respect to any of its former, present or future officers, directors, company supervisors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by Law or as required by any Contract in effect as of the date of this Agreement and set forth on Section 5.3(b)(iii) of the London Disclosure Letter, (E) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by Law) any existing employee benefit plan in any material respect or (F) permit any holder of an option or other award pertaining to shares of London’s common stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(iv) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the Capital Stock of the Companies, except dividends or distributions of cash in accordance with applicable Law and the governing instruments of the applicable Company taken into account in the London Adjustment Calculations or (B) redeem, purchase or otherwise acquire any shares of the Capital Stock of the Companies, or make any commitment for any such action;

(v) shall not, and shall not permit any of the Companies to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of the assets (including Capital Stock) relating to the Business which are, individually or in the aggregate, material to the Business or such Company, except for (A) sales of surplus or obsolete equipment, the sale of the land specifically described on Section 5.3(b)(v)(A)(I) of the London Disclosure Letter (together with any Liabilities arising out of such land), the transfer of the Trademarks set forth on Section 5.3(b)(v)(A)(II) of the London Disclosure Letter to London or any of its Affiliates and the transfer of the domain names set forth on Section 5.3(b)(v)(A)(III) of the London Disclosure Letter to London or any of its Affiliates, (B) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (C) sales, leases or other transfers between such party and another Company, (D) sales, dispositions or divestitures as may be required by or in conformance with Law in order to permit or facilitate the consummation of the Transactions and other transactions contemplated by this Agreement, (E) any lease, license, encumbrance or other disposition that is a Permitted Lien, or (F) arm’s-length sales or other transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

(vi) shall not, and shall not permit any of the Companies to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $15,000,000 for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are related to the Business, (B) $10,000,000 for all other acquisitions to which this paragraph relates (excluding acquisitions approved in writing by both parties) and (C) with respect to London only, any acquisition or purchase unrelated to the Business;

(vii) shall not, and shall cause the Companies not to, materially change any of the material accounting or working capital principles or practices used by it except as may be required as a result of a change in IFRS or applicable Law;

(viii) shall, and shall cause the Companies to, use its and their commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage applicable to the Business;

(ix) shall not, and shall not permit any of the Companies to, (A) make, change or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except to the extent of any reserve reflected on the balance sheet as of December 31, 2012, included in the Audited Financial Statements that was established in the ordinary course of business consistent with past practice, or (C) change, in any material respect, any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Law;

(x) shall not permit the Companies to (A) incur any Indebtedness for borrowed money in excess of $5,000,000, in the aggregate, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, other than (w) borrowings from that party’s revolving credit facility in the ordinary course of business, (x) borrowings the complete proceeds of which are used to repay or repurchase other Indebtedness of that party or (y) borrowings in respect of intercompany debt between one Company and another Company or (B) except in the ordinary course of business or with another Company, enter into any lease (whether such lease is an operating or capital lease) or create any Liens on its property (other than Permitted Liens);

(xi) shall not (in the case of London, with respect to the Business), and shall not permit any Company to, authorize or make capital expenditures which are, in the aggregate greater than 125%, in each case, of the aggregate amount of capital expenditures scheduled to be made in London’s capital expenditure budget related to the Business for the period indicated as set forth in Section 5.3(b)(xi) of the London Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets related to the Business;

(xii) shall not, and shall not permit any Company to, forgive any loans to any of its employees, officers, directors or company supervisors or any employees, officers, directors or company supervisors of any London Group Company, or to any of their Affiliates;

(xiii) except as provided in this Section 5.3(b)(xiii), shall not, and shall not permit any Company to, settle or compromise any pending or threatened legal proceeding or claim or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability in connection with any pending or threatened legal proceeding or claim related to the Business that would be a Liability of the Companies after the Closing, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and Liabilities (A) reflected or reserved against in full in the balance sheet included in the Financial Statements, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (D) otherwise less than $200,000 individually; and

(xiv) shall not (A) agree in writing or otherwise to take any of the prohibited actions described in this Section 5.3 or (B) permit any of the Companies to agree in writing or otherwise to take any of the prohibited actions described in this Section 5.3 that refer to such London Group Companies.

Section 5.4 Conduct of New York Business Pending Closing.

(a) From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the New York Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires or (iii) (provided, that New York has provided London with advance notice of the proposed action to the extent practicable) required by Law, unless London has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, New York shall, and shall cause each of its Subsidiaries to, conduct its business and operations related thereto according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their respective business organizations and goodwill (except that any of New York’s Subsidiaries may be merged with or into, or be consolidated with, any of New York’s Subsidiaries or may be liquidated into it or any of New York’s Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; provided, however, that no action by New York or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.4(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision in Section 5.4(b).

(b) From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the New York Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5) or (iii) (provided, that New York has provided London with advance notice of the proposed action to the extent practicable) required by Law, unless London has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, New York:

(i) shall not amend or propose to amend the Charter Documents, or similar business entity formation or governing document, of New York, UK Holdco or their Subsidiaries (provided, that, for the avoidance of doubt, UK Holdco may amend its articles of association to comply with its re-registration as a public limited company as contemplated by Section 1.1; provided, that such amendments are not inconsistent with the adoption immediately prior to the Closing of the UK Holdco Articles of Association as attached hereto as Exhibit C);

(ii) shall promptly notify London of (A) any material change in its or any of its Subsidiaries’ condition (financial or otherwise) or business, (B) any termination, cancellation, repudiation or material breach of any New York Material Contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (C) insofar as it is material to the businesses of New York or its Subsidiaries, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

(iii) except as provided in Section 5.6, shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of its Capital Stock or other equity securities (except (i) pursuant to equity awards awarded under the New York Plans and outstanding immediately prior to the date of this Agreement and (ii) with respect to the additional shares of UK Holdco Common Stock to be issued pursuant to the terms of this Agreement), effect any stock split or otherwise change its capitalization as it existed immediately prior to the date of this Agreement, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its Capital Stock or other equity securities of it or its Subsidiaries, or grant or issue any restricted or unrestricted stock or securities in it or any of its Subsidiaries, except, in each case, for awards under the New York Plans covering not more than the number of shares of New York Common Stock allowed annually under New York’s 2009 Equity Incentive Plan and granted to (I) any newly hired employees in the ordinary course consistent with past practices or (II) to existing officers, directors or employees in the ordinary course of business consistent with past practices and except in each case for issuances, splits or other rights issued to New York or to a Subsidiary of New York; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (B) shall not accelerate if after the Closing Date the aggregate share holdings of London and its respective Affiliates comes to exceed 50% of the total fair market value or total voting power of the UK Holdco Common Stock solely due to a decrease in the total number of shares of UK Holdco Common Stock that are outstanding, (C) amend or otherwise modify any option, warrant, conversion right or other right to acquire, or denominated in, any shares of its Capital Stock (except any such option or other security or right held by New York or a Subsidiary of New York), (D) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by Law, but may enter into retention agreements during such period, (E) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by Law) any existing employee benefit plan in any material respect or as may materially increase the cost thereof or (F) permit any holder of an option or other award pertaining to shares of New York Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(iv) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its Capital Stock or (B) redeem, purchase or otherwise acquire any shares of its Capital Stock or Capital Stock of its Subsidiaries, or make any commitment for any such action;

(v) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of the assets (including Capital Stock of New York’s Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (A) sales of surplus or obsolete equipment, (B) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (C) sales, leases or other transfers between such party and its wholly-owned Subsidiaries or between those Subsidiaries, (D) sales, dispositions or divestitures as may be required by or in conformance with Law in order to permit or facilitate the consummation of the Transactions and other transactions contemplated by this Agreement, (E) any lease, license encumbrance or other disposition that is a Permitted Lien, or (F) arm’s-length sales or other transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

(vi) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $15,000,000 for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are related to the businesses of New York or its Subsidiaries and (B) $10,000,000 for all other acquisitions to which this paragraph relates (excluding acquisitions approved in writing by both parties);

(vii) shall not, and shall cause its Subsidiaries not to, materially change any of the material accounting or working capital principles or practices used by it except as may be required as a result of a change in GAAP or applicable Law;

(viii) shall, and shall cause any of its Subsidiaries to, use its and their commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;

(ix) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except to the extent of any reserve reflected on that party’s consolidated balance sheet as of December 31, 2012, that was established in the ordinary course of business consistent with past practice, or (C) change, in any material respect, any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Law;

(x) shall not, and shall not permit any of its Subsidiaries to, (A) incur any Indebtedness for borrowed money in excess of $10,000,000, in the aggregate, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, other than (v) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business, (w) borrowings the complete proceeds of which are used to repay or repurchase other Indebtedness of that party or its Subsidiaries, (x) guarantees of Indebtedness in connection with the New York JV or (y) borrowings in respect of intercompany debt between New York and any of its Subsidiaries or among its Subsidiaries or (B) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property (other than Permitted Liens);

(xi) shall not, and shall not permit any of its Subsidiaries to, authorize or make capital expenditures which are, in the aggregate greater than 125%, in each case, of the aggregate amount of capital expenditures scheduled to be made in New York’s capital expenditure budget for the period indicated as set forth in Section 5.4(b)(xi) of the New York Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets of New York or its Subsidiaries;

(xii) except (A) as contemplated by Section 7.1(f), (B) pursuant to an acquisition permitted by Section 5.4(b)(vi) or (C) the repayment of Indebtedness under the existing revolving credit and term loan facilities of New York and its Subsidiaries, shall not, and shall not permit its Subsidiaries to, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money in excess of $10,000,000;

(xiii) shall not, and shall not permit any of its Subsidiaries to, forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or, with respect to its Subsidiaries, to any of their Affiliates (other than Affiliates that are Subsidiaries);

(xiv) except as provided in this Section 5.4(b)(xiv) of the New York Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and Liabilities (A) reflected or reserved against in full in the balance sheets included in the New York Reports, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (D) otherwise less than $200,000 individually; and

(xv) shall not (A) agree in writing or otherwise to take any of the prohibited actions described in this Section 5.4 or (B) permit any of its Subsidiaries to agree in writing or otherwise to take any of the prohibited actions described in this Section 5.4 that refer to the Subsidiaries.

Section 5.5 Notification. Between the date hereof and the Closing, each of the New York Parties and each of the London Parties shall promptly notify the other Parties in writing if such Party becomes aware of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely. This Section 5.5 and any notification provided pursuant hereto shall not modify or limit in any way New York’s or London’s rights or remedies under Articles VI, VII or VIII.

Section 5.6 Employees.

(a) Within ninety (90) calendar days after the date of this Agreement, London shall provide to New York a list of (i) each Business Employee located in Taiwan (the “London Taiwan Employees”) and (ii) each Business Employee located in the United States and the PRC (the “Assumed Employees”), together with each such employee’s position, base compensation payable, bonus opportunity, target incentive compensation opportunity, date of hire, employment status and job classification. As promptly as practicable thereafter, the Parties shall agree on a list of London Taiwan Employees and Assumed Employees who shall be treated as “Critical Employees” for purposes of this Agreement. London shall promptly notify New York if any London Taiwan Employee or Assumed Employee ceases to be a Business Employee after the list of such employees has been provided to New York. London shall obtain New York’s prior written consent to classify any additional Business Employee or individual as a Critical Employee after the initial Critical Employee designation has been agreed to by the Parties.

(b) New York will cause each Assumed Employee to be provided with a base rate of pay and, to the extent applicable, target incentive compensation opportunities at least equal to those in effect in respect of the Assumed Employee immediately prior to the Closing Date and New York will cause each Assumed Employee to be provided with benefits similar in the aggregate to the benefits maintained in respect of the Assumed Employee immediately prior to the Closing Date, in each case for a period of not less than one (1) year following the Closing Date in respect of Assumed Employees who are not Critical Employees or three (3) years following the Closing Date in respect of Assumed Employees who are Critical Employees. All Assumed Employees shall be required, within ten (10) Business Days following the Closing Date, to sign the New York ethics policy document and, as appropriate, the non-competition and confidentiality agreements that are required for similarly situated newly hired or re-hired New York employees and contractors, and any Assumed Employee who fails to sign such policy and agreements shall be terminated without payment of severance, except to the extent required by applicable Laws.

(c) No later than thirty (30) calendar days prior to the record date of the Taiwan Spin-Off (the “Taiwan Spin-Off Record Date”), London shall cause London Taiwan NewCo Sub to give written offers of employment to each London Taiwan Employee in accordance with Article 16 of the Taiwan Business Mergers and Acquisitions Act (the “Taiwan M&A Act”), which shall provide for continued employment effective as of Taiwan Spin-Off Record Date (or, in the case of London Taiwan Employees who are not actively employed as of the Taiwan Spin-Off Record Date due to short-term disability, long-term disability or approved leave of absence (collectively, the “Taiwan LOA Employees”), effective as of the Taiwan LOA Employee’s return to active employment not more than one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date) with a base rate of pay and, to the extent applicable, target incentive compensation opportunities at least equal to those in effect in respect of the London Taiwan Employee immediately prior to the Taiwan Spin-Off Record Date and with benefits similar in the aggregate to the benefits maintained in respect of the London Taiwan Employee immediately prior to the Taiwan Spin-Off Record Date. For one (1) year after the Closing Date, UK Holdco shall cause London Taiwan NewCo Sub not to terminate, except for cause, which shall include any cause under Articles 11 and 12 of the Labor Standards Act of Taiwan, the employment of any Transferred Taiwan Employee. Offers of employment made by London Taiwan NewCo Sub pursuant to this Section 5.6(c) will be made in accordance with all applicable Laws, be conditioned on (i) executing an ethics policy document, non-competition agreement and confidentiality agreement, in each case, that New York or a New York Affiliate requires its similarly situated Taiwan employees to execute and (ii) the occurrence of the Taiwan Spin-Off, and remain open for a period of at least ten (10) calendar days. Employees may accept or reject such offer of employment by notice in writing within such 10-day period, and those who do not notify within such period shall be deemed to have accepted the offer of employment in accordance with the Taiwan M&A Act. To the extent permitted by applicable Laws, London shall provide to New York copies of all written offers of employment made to the London Taiwan Employees within five (5) Business Days of providing written offers to the London Taiwan Employees. At least seven (7) calendar days prior to the Taiwan Spin-Off Record Date, London shall notify New York in writing of the London Taiwan Employees who have accepted or are deemed to have accepted offers of employment with London Taiwan NewCo Sub (each a “Transferred Taiwan Employee”). Employment with London Taiwan NewCo Sub of Transferred Taiwan Employees shall be effective as of the Taiwan Spin-Off Record Date or, in the case of a Transferred Taiwan Employee who is a Taiwan LOA Employee, as of the Taiwan LOA Employee’s return to active employment within one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date or such longer period as may be required by applicable Law (the effective time of employment, the “Taiwan Employee Transfer Time”). For the avoidance of doubt, a Transferred Taiwan Employee who is a Taiwan LOA Employee shall be treated as an employee of London or its Affiliates other than London Taiwan NewCo Sub unless and until the Taiwan LOA Employee returns to active employment within one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date (or such later date as may be required by applicable Law). Except as provided below, London and New York shall be responsible for equally sharing any costs, obligations or Liabilities, including statutorily mandated severance pay, which may result from the termination of employment by London of any London Taiwan Employee who is offered employment with London Taiwan NewCo Sub pursuant to this Section 5.6(c) but who does not accept such offer of employment; provided however, that London shall be solely responsible for any severance payments to the extent in excess of the severance payments mandated by applicable Laws. All Transferred Taiwan Employees shall be eligible to continue to participate in the statutory labor and health insurance programs and pension schemes required by applicable Laws.

(d) To the extent required by applicable Law, (i) London will pay or cause to be paid to each Transferred Taiwan Employee all salary or other compensation or employment benefits which have accrued to the Transferred Taiwan Employee prior to the Closing Date, or, if later, the Taiwan Employee Transfer Time, for a Transferred Taiwan Employee (such times, as applicable, together with the Closing Date for the Assumed Employees, the “Transfer Time”) and (ii) each Transferred Taiwan Employee shall be entitled to receive from London Taiwan NewCo Sub any unused earned or accrued vacation time or other paid time off that he or she may have earned in the calendar year immediately prior to, and including, the Transfer Time; provided, however, that, if London Taiwan NewCo Sub deems it necessary (to the extent permitted by applicable Laws) to disallow such Transferred Taiwan Employee from taking such earned or accrued vacation time or other paid time off and such time cannot be rescheduled during the year of the Closing, London Taiwan NewCo Sub shall be liable for and pay in cash to each Transferred Taiwan Employee an amount equal to the time not taken as provided under the terms of the applicable vacation and paid time off policy of London or its Affiliates as in effect immediately prior to the Transfer Time; and provided, further, that upon the termination of employment of a Transferred Taiwan Employee during the year of the Closing, such Person shall receive a cash payment from London Taiwan NewCo Sub equal to the amount of such Person’s unused earned or accrued vacation time or other paid time off as of the termination of employment.

(e) New York or London Taiwan NewCo Sub shall not assume any of the London Group Plans other than the Business Plans and shall have no obligations or Liabilities with respect to the London Group Plans other than the Business Plans unless provided for under this Section 5.6 or applicable Laws; provided, however, that this Section 5.6(e) is subject to Section 5.6(b), Section 5.6(c) and Section 5.6(n) and to the extent this Section 5.6(e) conflicts with either Section 5.6(b), Section 5.6(c) or Section 5.6(n), the terms of Section 5.6(b), Section 5.6(c) or Section 5.6(n), as applicable, shall govern. Without limiting the preceding provisions of this Section 5.6, beginning at the Transfer Time, the employee benefit plans that New York, New York’s Affiliates or London Taiwan NewCo Sub maintain, contribute to or participate in shall be, to the extent permitted by applicable Laws, made available to each Transferred Taiwan Employee if and when, and on the same terms and conditions, as such plan would be made available to a new employee of London Taiwan NewCo Sub who is similarly situated to the Transferred Taiwan Employee.

(f) Each Assumed Employee and Transferred Taiwan Employee shall become eligible to participate in a group health plan of New York or a New York Affiliate effective as of the Transfer Time. With respect to any group health plan or program of New York or New York’s Affiliates in which an Assumed Employee or Transferred Taiwan Employee becomes eligible to participate as of the Closing or thereafter, New York shall ensure that such Assumed Employee or Transferred Taiwan Employee shall (i) in the calendar year of the Closing receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of London or its Affiliates for such calendar year, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Assumed Employee or Transferred Taiwan Employee under the corresponding group health plan or program of London or its Affiliates. Alternatively, London agrees that New York may, in its sole discretion, continue the group health plans or programs maintained by London prior to the Closing Date and allow Assumed Employees and Transferred Taiwan Employees to continue their participation in such plans following the Closing Date.

(g) New York and New York’s Affiliates shall credit each Assumed Employee and Transferred Taiwan Employee with the same number of years of service, including partial years of service, as the Assumed Employee or Transferred Taiwan Employee is credited with by London or its Affiliates (or any other employer service which was previously recognized by London or its Affiliates), under the applicable benefit plan sponsored by New York or New York’s Affiliates to the extent allowable by applicable Laws. The service credit required by this Section 5.6(g) shall apply for all purposes under any health, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of New York or New York’s Affiliates and for purposes of eligibility to participate (other than for a frozen plan or program), vesting and eligibility for a particular form or type of benefit, but not benefit accruals, under any savings or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of New York or New York’s Affiliates.

(h) During the Transition Period, London shall make its employees who are not Business Employees but who provide services related to the Business available to provide services to New York or London Taiwan NewCo Sub, as the case may be, pursuant to a transition services agreement or a shared services agreement. At the end of the Transition Period with respect to a particular aspect of the Business, subject to the agreement of London, New York or London Taiwan NewCo Sub, as the case may be, shall have the opportunity to make additional offers of employment to any such employees.

(i) Effective not later than immediately before the Closing, New York shall amend the New York Plan identified on Section 5.6(i) of the New York Disclosure Letter to reduce the ownership interest requirement for a change in control from 50% to 40% with respect to transactions (other than merger or consolidation transactions) that may occur subsequent to the Transactions. With respect to any options to acquire or restricted or unrestricted equity awards of UK Holdco Common Stock granted to employees, officers, consultants and directors after the Closing Date under New York’s 2009 Equity Incentive Plan or other equity plan adopted by UK Holdco or New York or its Affiliates after the Closing Date, New York or UK Holdco, as applicable, shall cause (or New York shall cause its Affiliates to cause) the vesting or exercisability of any such options and equity awards not to accelerate after their grant date if after the grant date the aggregate share holdings of London and its respective Affiliates comes to exceed 50% of the total fair market value or total voting power of the UK Holdco Common Stock solely due to a decrease in the total number of shares of UK Holdco Common Stock that are outstanding.

(j) With respect to Business Employees to whom New York or London Taiwan NewCo Sub extends an offer of employment pursuant to the provisions of this Section 5.6, each London Group Company hereby waives and agrees to waive any non-competition, confidentiality or other employment Contract obligation for the sole purpose of permitting such employee to accept such employment offer.

(k) The London Group Companies shall cause each of their respective Business Employees located in the United States to have as of the Closing a fully nonforfeitable right to such employee’s accrued benefits, if any, under any London Group Plan intended to be qualified under Section 401(a) of the Code. Upon the written request from New York not more than thirty (30) calendar days before the Closing Date, London shall cause the 401(k) plan maintained in respect of Business Employees in the United States to be terminated as of not later than immediately before the Closing Date.

(l) The provisions of this Agreement are for the benefit of the New York Parties and the London Parties only, and no employee of any London Group Company or any other Person shall have any rights hereunder.

(m) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of any employment offer under this Section 5.6 and any employment after the Transfer Time for any Assumed Employee or Transferred Taiwan Employee whose employment is subject to a collective bargaining agreement or similar Contract with any labor organization or employee association shall be governed by such agreement or Contract until its expiration, modification or termination in accordance with its terms and applicable Laws.

(n) The New York Parties shall have no liability related to any existing equity grants made by any London Party to any of the Business Employees.

(o) Unless a shorter period is specified, the provisions of this Section 5.6 shall only apply from and after the date of this Agreement until three (3) years after the Closing.

Section 5.7 Access.

(a) The London Parties will afford, and will cause the Companies to afford, the officers, attorneys, accountants and other representatives of the New York Parties reasonable access during normal business hours during the Pre-Closing Period to London’s and the Companies’ offices, personnel, properties, equipment and records for the purpose of conducting an investigation thereof. The London Parties will furnish, and will cause the Companies to furnish, to the New York Parties such additional financial and operating data and other information as the New York Parties may reasonably request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by the New York Parties in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, (i) the London Parties shall not be required to provide any such information as and to the extent such information relates to the Excluded Assets or the Excluded Liabilities and (ii) the obligations of the London Parties to deliver any financial statements shall be governed exclusively by Section 5.2 and Section 5.18. The London Parties shall provide promptly to the New York Parties the results of any environmental assessment or investigation conducted pursuant to applicable Taiwan Law (which shall be conducted by an environmental consulting firm reasonably acceptable to New York).

(b) The New York Parties will afford the officers, attorneys, accountants and other representatives of the London Parties reasonable access during normal business hours during the Pre-Closing Period to New York’s offices, personnel, properties, equipment and records for the purpose of conducting an investigation thereof. The New York Parties will furnish to the London Parties such additional financial and operating data and other information as the London Parties may reasonably request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by the London Parties in accordance with the terms of the Confidentiality Agreement.

(c) Each Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Parties and not to otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Notwithstanding the foregoing provisions of this Section 5.7, no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of its representatives (i) to the extent that such information is subject to an attorney-client or attorney-work-product privilege, (ii) if such access or the furnishing of such information is prohibited by applicable Law (including the HSR Act or other Antitrust Laws) or an existing contract or agreement, (iii) if such access would result in damage to such party or (iv) if such access is for purposes of performing any onsite procedure or investigation that includes sampling or testing; provided, however, that, in the case of (i) or (ii), the Parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances.

Section 5.8 Efforts.

(a) Upon the terms and subject to the terms and conditions set forth in this Agreement (subject to, and in accordance with, applicable Law), from the date of this Agreement to the Closing, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the terms and conditions set forth in this Agreement, from the date of this Agreement to the Closing, each Party shall (i) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) use reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties under any Contract; provided, however, that no Party shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver), (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, subject to the limitations set forth in Section 6.4(d) and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing, New York shall not be prohibited under this Section 5.8(a) from taking any action permitted by Section 5.1(b) or Section 5.1(c).

(b) Nothing in this Section 5.8 shall require any Party to (i) consent to any action or omission by any other Party that would be inconsistent with this Section 5.8, absent such consent, or (ii) agree to amend or waive any provision of this Agreement, or take or agree to any actions that would reasonably be expected to result in a London Burdensome Condition or a New York Burdensome Condition.

(c) Notwithstanding anything else in this Agreement to the contrary, reasonable best efforts on the part of London and its Affiliates, including with respect to the matters contemplated by this Section 5.8, Section 5.9, Section 5.10, and Section 5.11, shall not require London or any of its Affiliates to agree to or accept a London Burdensome Condition. Notwithstanding anything else in this Agreement to the contrary, reasonable best efforts on the part of New York and its Affiliates, including with respect to the matters contemplated by this Section 5.8, Section 5.9, Section 5.10, and Section 5.11, shall not require New York or any of its Affiliates to agree to or accept a New York Burdensome Condition.

Section 5.9 Regulatory Approvals.

(a) Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Section 5.9(b), and not this Section 5.9(a), shall apply, the parties shall proceed to prepare and file with the appropriate Governmental Bodies all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and other transactions contemplated by this Agreement, including promptly following the execution of this Agreement to the extent practicable, the filings with the relevant Taiwan Governmental Bodies for the consummation of the Taiwan Spin-Off; and the parties shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, all such matters.

(b) As promptly as reasonably practicable, but in no event later than sixty (60) calendar days (assuming the parties to this Agreement have received from the other Party all the information required to make all of their premerger notification filings) following the execution of this Agreement, the Parties shall make all premerger notification filings pursuant to the pre-merger notification rules under the HSR Act and other antitrust and competition Laws (the “Premerger Notification Rules”), including the antitrust filing with the PRC and Taiwan antitrust authorities. Each of New York and London shall (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules; (ii) keep the other Party reasonably informed of any communication received by such party from, or given by such Party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and in a manner that protects attorney-client or attorney-work-product privilege; and (iii) permit the other party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Transactions and in a manner that protects attorney-client or attorney-work-product privilege. Unless otherwise agreed and without limiting the obligations stated in this Section 5.9, New York and London shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules or approval by the relevant Antitrust Authority. Further, without limiting the obligations stated in this Section 5.9, New York and London shall each use its reasonable best efforts to respond to and comply promptly and expeditiously achieve substantial compliance with any request for information regarding the Transactions or filings under any Premerger Notification Rules from any Governmental Body charged with enforcing, applying, administering, or investigating any, Antitrust Laws. Neither Party shall initiate any meeting or substantive discussion with any Governmental Body with respect to any filings, applications, investigation, or other inquiry regarding the Transactions or filings under any Premerger Notification Rules without giving the other Party reasonable prior notice of the meeting or discussion and, to the extent appropriate, the opportunity to attend and participate (which, at the request of either Party, shall be limited to outside antitrust counsel only). Notwithstanding anything herein to the contrary, neither New York nor London shall have any obligation to divest any asset(s) or business to secure antitrust clearance of the Transactions, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of London or New York or their respective Subsidiaries or (ii) terminating any joint venture or other similar arrangement (each, a “Divestiture Action”). The Parties shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work-product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.9(b) so as to preserve any applicable privilege.

(c) None of the Parties or their respective Affiliates shall take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under a Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or any other Antitrust Law.

Section 5.10 CFIUS Filing. Each of the Parties shall exercise its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including: (a) reasonably promptly after the date hereof, making any draft and final notification under FINSA in connection with the CFIUS Condition and providing any information requested by CFIUS or any agency thereof in connection with its review under FINSA of the transactions contemplated by this Agreement, and (b) cooperating with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under FINSA with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under FINSA. Without limiting the foregoing, each of the New York Parties and London Parties shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that notwithstanding anything else contained herein, the provisions of this Section 5.10 shall not be construed to require either New York or the London Group Companies (i) to implement any Divestiture Action or (ii) to agree to any other term or take or consent to any other action in connection with the satisfaction of the CFIUS Condition (x) that, in the case of clause (ii), is not conditioned upon consummation of the Transactions or (y) would reasonably be expected to result in, respectively, a London Burdensome Condition or a New York Burdensome Condition.

Section 5.11 Post-Closing Consents. After the Closing until two (2) years after the Closing, each of the Parties shall use their reasonable best efforts to obtain the approvals and consents they were responsible for obtaining (or submitting an application to obtain) prior to or after the Closing and assist in any filings for which they are responsible, in each case as such approvals, consents and filings are required of them in connection with the Transactions and other transactions contemplated by this Agreement and are requested by the other Party and that have not been previously obtained or made; provided, however, that no Party shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such consent or approval and in no event shall London or any of its Affiliates be obligated to provide any guarantee or other credit support to New York and its Affiliates (including the Companies) in connection therewith.

Section 5.12 Public Announcements. The Parties will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any written public statements with respect to this Agreement, the Transactions and the other transactions contemplated hereby, and shall not issue any such press release or make any such written public statement prior to such consultation, except (a) as the New York Parties or the London Parties may be required to do by applicable Law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party will, to the extent practicable, promptly inform the other Parties in writing in advance of such compelled disclosure), (b) with respect to any New York Acquisition Proposal and (c) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties.

Section 5.13 Tax Returns. From the date of this Agreement through and after the Closing, London shall prepare and file or otherwise furnish (or cause to be prepared and filed or so furnished) in proper form to the appropriate Governmental Body in a timely manner all Tax Returns relating to the Conveyance Properties, the Business or the Companies that are due on or before or relate to any Pre-Closing Period, and New York shall prepare and file or otherwise furnish (or cause to be prepared and filed or so furnished) in proper form to the appropriate Governmental Body in a timely manner all Tax Returns of New York and its Affiliates (other than the Companies) that are due on or before or relate to any Pre-Closing Period. All such Tax Returns not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed by London or New York, as the case may be (except to the extent that tax advisors for London or New York, as relevant, conclude that there is no reasonable basis in Law therefor or determine that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any such Tax Return required to be filed by London or New York under this Section 5.13 with respect to Income Taxes, the other Party shall be provided with a copy of such Tax Return, together with appropriate supporting information and schedules, at least twenty (20) Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and such other Party shall have the right to review and comment on such Tax Return prior to its filing (which comments shall be taken into account by London or New York, as the case may be, in good faith).

Section 5.14 Taxes Upon Conveyance and Transfer. London shall file, or cause London PRC Holdco to file, all Tax Returns, and the New York Parties, on the one hand, and the London Parties, on the other hand, shall each be liable for and pay 50% of the sales, use, transfer or similar Taxes (but, for the avoidance of doubt, excluding any Taxes imposed upon the net income, gross income or capital gains of a transferor) (such Taxes, “Transfer Taxes”) and any reasonable out-of-pocket expenses payable in connection with the conveyance, transfer and assignment of the Subject Shares and the Taiwan Restructuring, in each case, pursuant to this Agreement. To the extent required by PRC Law, London shall file or cause the filing of a Tax Return to the PRC tax authority with respect to the transfer of shares in London PRC Holdco or its parent. New York shall, within ten (10) calendar days of a written request therefor, reimburse London for its share of any such Transfer Taxes and any reasonable out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns. The London Parties and the New York Parties shall cooperate in using reasonable best efforts to minimize any applicable Transfer Taxes.

Section 5.15 Miscellaneous Tax Matters.

(a) London and New York shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a Liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.

(b) London and New York agree to treat all payments made by either of them to or for the benefit of the other under Article VI of this Agreement, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to consideration payable hereunder or as capital contributions for Tax purposes, and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise. In the event that any such payments may be taxable to the recipient under applicable Law, such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(c) All payments payable under any tax sharing agreement or arrangement between London and the Companies for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing. Any such tax sharing agreement or arrangement between London and the Companies shall be terminated prior to the Closing.

Section 5.16 Condition to Transfer of Certain Contracts and Rights. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that in the Taiwan Restructuring or any other part of the Transactions, London is not assigning to London Taiwan NewCo Sub any Taiwan Contract, any Contract listed in Section 3.21 or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to such contribution. With respect to each such unassigned Taiwan Contract, Contract listed in Section 3.21 or right, for two (2) years after the Closing, London shall continue as the prime contracting party and, if requested by the New York Parties, each Party shall use its reasonable best efforts to obtain the consent of all required parties to the assignment of such Taiwan Contract, Contract listed in Section 3.21 or right, but London Taiwan NewCo Sub shall be entitled to the benefits of such Taiwan Contract, Contract listed in Section 3.21 or right accruing after the Closing to the extent that London may provide London Taiwan NewCo Sub with such benefits without violating applicable Law or the terms of such Taiwan Contract, Contract listed in Section 3.21 or right; provided, however, that New York shall indemnify London with respect to London or any of its Affiliates’ payment and performance obligations under any such Contract or right except for their negligence or willful misconduct, and such indemnification obligation shall not be subject to the Threshold Amount or Ceiling Amount limitations in Article VI.

Section 5.17 Listing Application. New York and UK Holdco shall use their reasonable best efforts to promptly prepare and submit to the NYSE a listing application covering the Closing Shares pursuant to this Agreement and shall use its reasonable best efforts to obtain, prior to the Closing, approval for the listing of the Closing Shares, subject to official notice of issuance.

Section 5.18 Cooperation with Financial Reporting; Additional Financial Statements.

(a) London shall, within sixty (60) calendar days following the Closing, furnish all financial statements and other information (including the required financial statements of the Business) required under the rules and regulations of the SEC to enable New York to file a current report on Form 8-K or Form 6-K, as applicable, concerning the completion of the Closing of the Transactions, as complies with the rules and regulations of the SEC.

(b) The London Parties will furnish to New York as soon as available and in any event within forty (40) calendar days after the end of each of the London Group Companies’ fiscal quarters (other than the last quarter of the year) which ends prior to the Closing Date, an unaudited combined statement of financial position of the Business as of the end of that fiscal quarter and the related statements of income or operations and cash flows for that fiscal quarter and for the period of the Business’ fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Business’ previous fiscal year and (ii) prepared on the same combined basis on which the Financial Statements were prepared, in accordance with IFRS (excepting footnotes) applied on a basis consistent (A) throughout the periods indicated and (B) with the basis on which the Financial Statements were prepared. The London Parties will furnish to New York as soon as available and in any event within seventy-five (75) calendar days after the end of each of the London Group Companies’ fiscal year which ends prior to the Closing Date, an unaudited combined statement of financial position of the Business as of the end of that fiscal year and the related statements of income or operations and cash flows for that fiscal year and for the Business’ prior fiscal year, in each case (i) setting forth in comparative form the figures for the previous fiscal year and (ii) prepared on the same combined basis on which the Financial Statements were prepared, in accordance with IFRS (excepting footnotes) applied on a basis consistent (A) throughout the periods indicated and (B) with the basis on which the Financial Statements were prepared.

(c) From the date of this Agreement until the Closing, in the event that financial statements and other information related to the Business and the London Parties is required under the rules and regulations of the Securities Act (or customarily included in offering documents used in private placements) to be included in any registration statement or offering document of New York in connection with a bona fide financing by New York permitted under the terms and conditions of this Agreement or such information is required under applicable securities Laws to be included in any New York Report, New York shall deliver written notice to London of such requirement. Upon delivery of such notice, the London Parties shall use commercially reasonable efforts to furnish to New York no later than forty-five (45) calendar days, or, in the event that new audited combined financial statements of the Business are available, no later than sixty (60) calendar days, after delivery of such notice such financial statements and other information; provided, however, that in no event shall London be required to deliver any financial statements or other information of the Business and the London Parties for any fiscal period prior to the date such financial statements and information would be required to be included in such registration statement or New York Report. New York shall reimburse London for all out-of-pocket costs and expenses incurred in performing its obligations under this Section 5.18(c) and shall indemnify any London Indemnified Party for any and all Indemnified Amounts incurred in connection with this Section 5.18(c), except to the extent such Indemnified Amounts are primarily as a result of the information and financial statements provided by the London Indemnified Parties.

(d) The London Parties will furnish to New York as soon as available and in any event by March 15, 2014, audited combined financial statements of the Business as of and for the year ended December 31, 2013, prepared on the same combined basis on which the Audited Financial Statements were prepared, in accordance with IFRS, applied on a basis consistent throughout the periods indicated and with the basis on which the Audited Financial Statements were prepared. Such financial statements may not be filed publicly with the SEC by New York or otherwise made public by New York prior to the expiration of any period restricting such filing or publication under applicable Taiwan Law.

Section 5.19 Directors and Officers.

(a) To the fullest extent not prohibited by applicable Law, from and after the Closing Date, all rights to indemnification now existing in favor of any current or former director or officer, or individuals performing equivalent functions, of London U.S. Sub with respect to their activities as such prior to the Closing Date, as provided in London U.S. Sub’s Charter Documents in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(b) UK Holdco shall cause London U.S. Sub to maintain in effect for a period of not less than six (6) years after the Closing Date the current director and officer liability insurance policy maintained by London U.S. Sub (except London U.S. Sub may substitute therefor a policy of at least the same coverage containing terms and conditions that are not less favorable) providing coverage with respect to matters occurring before the Closing Date and such policy or endorsements must name as insureds thereunder all current and former directors or officers of London U.S. Sub to the extent the current policy so names such individuals.

(c) The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each current or former director or officer of London U.S. Sub, his or her heirs, executors or administrators and his or her other representatives.

(d) The provisions of this Section 5.19 shall not (i) preclude, offset or limit any rights of the Parties to seek indemnification pursuant to, and subject to the conditions and limitations of, this Agreement or (ii) limit or otherwise affect any Party’s right or obligations pursuant to this Agreement or the other transaction agreements to assume or retain the Assumed Liabilities or the Excluded Liabilities, as applicable.

Section 5.20 Resignations. The London Parties will deliver or cause to be delivered to New York the resignations of all directors and company supervisors (or their equivalents) of the Companies and in the case of London PRC Sub, its legal representative, from their positions with the Companies at or prior to the Closing Date.

Section 5.21 Further Assistance. From and after the date of this Agreement until two (2) years after the Closing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement and to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).

Section 5.22 Intercompany Obligations. Other than pursuant to this Agreement, the Ancillary Agreements and the intercompany obligations described in Section 5.22 of the London Disclosure Letter, London shall take such actions as may be necessary so that, as of the Closing Date, there shall be no Liabilities, Indebtedness or other obligations owed between the Business or the Companies, on the one hand, and London or any Affiliates thereof (excluding the Companies or Subsidiaries of the Companies), on the other hand.

Section 5.23 Restructuring Matters.

(a) As promptly as reasonably practicable following the date of this Agreement, London shall (i) form, capitalize and establish an entity (“London Taiwan Holdco”) pursuant to organizational documents reasonably acceptable to New York, (ii) prepare all filings with and notices to Governmental Bodies or third parties and all other documents necessary to effectuate the Taiwan Restructuring and otherwise use reasonable best efforts to prepare to take the steps necessary to effectuate the Taiwan Restructuring, (iii) make such filings and give such notices, (iv) convey to London Taiwan NewCo Sub, by way of a spin-off under the Taiwan M&A Act, all of the Contributed Assets, free and clear of all Liens other than Permitted Liens, and only the Assumed Liabilities, in each case in accordance with a spin-off plan consistent with the terms of this Agreement (the “Taiwan Spin-Off”), and (v) convey 100% of the issued and outstanding equity interests of London Taiwan NewCo Sub from London to London Taiwan Holdco (the “Taiwan Share Transfer”) (collectively with the Taiwan Spin-Off, the “Taiwan Restructuring”). Reasonable out of pocket expenses payable in connection with the Taiwan Restructuring will be shared by the Parties as provided in Section 5.14. In no event shall London be obligated to (x) take the steps set forth in clauses (i), (iii), (iv) or (v) of this Section 5.23 or to take any irrevocable steps to effectuate the Taiwan Restructuring until New York shall have obtained the New York Stockholder Approval and London shall have obtained the London Stockholder Approval or (y) (A) take the steps set forth in clause (iv) prior to receipt of applicable consents, approvals, permits or authorizations from Governmental Bodies that are provided for as conditions to the Closing in Section 7.1(g) (it being acknowledged that non-transferable Governmental Approvals may be obtained following the Taiwan Spin-Off) or (B) take the steps set forth in clause (v) prior to the other conditions to the Closing set forth in Article VII (other than those that by their nature will be satisfied at the Closing) having been satisfied or capable of being satisfied. Within ten (10) Business Days prior to the Closing, London shall convey all issued and outstanding equity interests in London Taiwan Holdco, London PRC Holdco, Management LLC and London U.S. Sub to London Stockholder, such that immediately prior to Closing, London Stockholder will be a direct or indirect wholly-owned Subsidiary of London; London Stockholder will be the sole record and sole direct beneficial owner of all equity interests of London Taiwan Holdco, London PRC Holdco and Management LLC; London Taiwan Holdco will be the sole record and sole direct beneficial owner of all equity interests in London Taiwan NewCo Sub; London PRC Holdco will be the sole record and sole direct beneficial owner of all equity interests in London PRC Sub; Management LLC will be the sole record and sole direct beneficial owner of all general partner interests in London U.S. Sub; and London Stockholder will be the sole record and sole direct beneficial owner of all limited partner interests in London U.S. Sub. London may alter the sequence of or other aspects of the transactions provided for in this Section 5.23 with the prior written consent of New York, which New York shall have no obligation to provide if it determines in its sole, reasonable discretion that such alteration would or would be reasonably likely to have an adverse effect on New York or materially delay the consummation of the Transactions or, following the Closing, UK Holdco or the Business.

(b) London shall keep New York reasonably informed with respect to any material developments in connection with the Taiwan Restructuring, and London shall furnish New York with all such available information and copies of all material documentation in connection with the Taiwan Restructuring at least five (5) Business Days after receipt or the execution thereof. London agrees that, from time to time, from the Closing and until two (2) years after the Closing, it shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the New York Parties or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to New York, and otherwise use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things, as shall be necessary to vest in London Taiwan NewCo Sub all of the right, title and interest in and to ownership of the Contributed Assets, free and clear of all Liens, except Permitted Liens, and otherwise to give full effect to the Taiwan Restructuring. London agrees that this Agreement shall prevail in case of any discrepancy between this Agreement and the documents or instruments entered into by and between London or its Affiliates, on the one hand, and London Taiwan NewCo Sub or Taiwan London Holdco (as the case may be), on the other hand, in connection with the Taiwan Restructuring.

Section 5.24 Credit Facilities. Except as set forth in Section 5.24 of the London Disclosure Letter, unless otherwise requested in writing by New York, London shall, prior to or in connection with the Closing, repay or cause to be repaid in full any and all Indebtedness for borrowed money of London relating to or encumbering the Business or of any of the Companies and in connection therewith cause the release of any Liens or guarantees related thereto.

Section 5.25 Transaction Litigation. From and after the date of this Agreement until the Closing, each of New York and London shall promptly notify the other of any action commenced or, to the knowledge of the New York Parties or to the knowledge of the London Parties, as the case may be, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions and any other transaction contemplated hereby (such an action, a “Transaction Litigation”). New York and London shall give each other the opportunity to participate in, but not control, the defense, settlement and prosecution of any Transaction Litigation and shall keep the other informed on a prompt basis with respect thereto (including by promptly providing any material communication received or given in connection with any such proceeding). Notwithstanding any other provision of this Agreement, neither New York nor London shall settle or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.26 London PRC Sub Real Estate. London shall, prior to Closing, pay all land use fees payable to the applicable Governmental Bodies necessary in order to obtain the land use rights grant certificates with respect to the PRC Additional Land and other London PRC Real Property (excluding the parcel described in Section 5.3(b)(v)(A)(I) of the London Disclosure Letter). London shall use its reasonable best efforts to obtain the land use certificates with respect to all such London PRC Real Property and building ownership certificates with respect to the PRC Buildings prior to Closing. If London does not obtain any such land use or building ownership certificates prior to Closing, London shall continue to use its reasonable best efforts to obtain such certificates after the Closing until two (2) years after the Closing.

Section 5.27 Trademark Licenses.

(a) The New York Parties, London PRC Sub, London U.S. Sub and London Taiwan NewCo Sub (collectively, the “Trademark Licensees”) shall have the right to use the names and marks set forth in Section 5.27(a) of the London Disclosure Letter in connection with the operation of the Business for a period of up to eighteen (18) months following the Closing Date. After such 18-month period, the Trademark Licensees shall discontinue all use of any such names and marks and any Trademarks related thereto or containing or comprising such names, including any confusingly similar or dilutive variations thereof (the “London Marks”). In furtherance thereof, as soon as practicable, but in no event later than eighteen (18) months following the

Closing Date, New York shall cause each of the Trademark Licensees to remove, strike over, or otherwise obliterate all London Marks from all assets and other materials owned by any Trademark Licensees, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. All goodwill generated by the Trademark Licensees’ use of the London Marks pursuant to this Section 5.27 shall inure to the benefit of London and its Subsidiaries. The Trademark Licensees agree to use the London Marks in a form and manner, and with quality standards, of that in effect for the London Marks as of the Closing Date. Nothing in this paragraph shall be construed to limit London’s ability to use the London Marks in any way following the Closing Date. The New York Parties (on behalf of themselves and the other Trademark Licensees) represent and warrant that the Trademark Licensees will not contest ownership, validity or enforceability of the London Marks. The Trademark Licensees shall not use the London Marks in a manner that may reflect negatively on such name and marks or on London. London shall have the right to terminate the foregoing license if any of the Trademark Licensees fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of London in relation to the use of the London Marks, and such failure cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such failure is given to New York. The Trademark Licensees shall indemnify and hold harmless London and its Affiliates for any Indemnified Amounts arising from or relating to the use by the Trademark Licensees of the London Marks pursuant to this Section 5.27. Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.27 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, London shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any claim, action, suit, litigation or other proceeding which may be brought to enforce any of the provisions of this Section 5.27.

(b) Pursuant to the terms and conditions set forth in this Section 5.27(b) and Section 5.27(c), from and after Closing, London hereby grants, and shall cause each of its Affiliates to grant, to the Trademark Licensees, and the Trademark Licensees agree to accept, a worldwide, fully-paid up, royalty-free, nonexclusive license to the names and marks set forth in Section 5.27(b) of the London Disclosure Letter (“Globalprene Marks”) to use in connection with the Business (the “Globalprene License”). The Trademark Licensees agree to use the Globalprene Marks consistent with the form and manner, and with quality standards, of that in effect for the Globalprene Marks as of the Closing Date or as otherwise reasonably directed by London from time to time. The Parties agree that except as expressly set forth in this Section 5.27, London retains all right, title and interest in, to and under the Globalprene Marks and London and its Affiliates may assign or license the Globalprene Marks to any Affiliate or non-Affiliate of London; provided, that, during the term of the Globalprene License, any such non-Affiliate assignee or non-Affiliate licensee agrees not to use the Globalprene Marks in connection with its conduct of any business of researching, producing and selling styrenic block copolymers (except to the extent such conduct is on behalf of London or any of its Affiliates). All goodwill generated by the Trademark Licensees’ use of the Globalprene Marks pursuant to this Section 5.27 shall inure to the benefit of London and its Affiliates. The New York Parties (on behalf of themselves and the other Trademark Licensees) agree that the Trademark Licensees will not contest the ownership, validity or enforceability of the Globalprene Marks. New York agrees that the Trademark Licensees will not use the Globalprene Marks in a manner that may reflect negatively on such name and marks. The Parties agree that upon the reasonable request, and at the cost and expense, of any of the Trademark Licensees, London shall use reasonable efforts to procure that the Globalprene License be duly registered with the relevant authorities to the extent required by applicable Laws.

(c) The Parties agree that the term of the Globalprene License will be for an initial period of fifteen (15) years following the Closing Date. The Parties agree that during such fifteen (15) year period, the license shall be irrevocable; provided, however, the license shall terminate if the Trademark Licensees cease to use the Globalprene Marks for a period of five (5) consecutive years or if any of the Trademark Licensees fail to comply with the terms and conditions set forth herein or otherwise fail to comply with any reasonable direction of London in relation to the use of the Globalprene Marks, and such failure cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such failure is given to New York. The Parties agree that after such fifteen (15) year period, the remaining term of the Globalprene License shall be determined as follows: (i) if

London (or any of its Affiliates) beneficially owns 10% or more of the issued and outstanding shares of UK Holdco Common Stock, the Parties may extend the term of the license, by mutual agreement not to be unreasonably withheld, conditioned or delayed for a five (5) year term and successive five (5) year terms thereafter, and (ii) if London (or any of its Affiliates) beneficially owns less than 10% of the issued and outstanding shares of UK Holdco Common Stock, the license term will be automatically extended for five (5) additional years and will then terminate. The Parties agree the Globalprene License includes the right of New York to request that London register the Globalprene Marks in additional countries at New York’s cost and expense, subject to London’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and for clarity, London shall retain ownership of the Globalprene Marks. The Trademark Licensees shall indemnify and hold harmless London and its Affiliates for any Indemnified Amounts arising from or relating to the use by the Trademark Licensees of the Globalprene Marks pursuant to this Section 5.27. Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.27 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, London shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any claim, action, suit, litigation or other proceeding which may be brought to enforce any of the provisions of this Section 5.27.

Section 5.28 Grant-Back License.

(a) Subject to Section 8.3 of the Shareholder Agreement, UK Holdco and New York hereby grant, and shall cause each of their Affiliates (including the Companies) to grant, to London and its Affiliates, and London (on behalf of itself and its Affiliates) hereby accepts, a non-exclusive, worldwide, fully-paid up, royalty-free, perpetual and irrevocable license to all know-how primarily used in or relating to the Business to make, have made, use, offer to sell, sell, import, export, reproduce, and prepare derivative works in connection with the conduct of any of the London Businesses (“Licensed Field of Use”). Notwithstanding anything to the contrary in this Agreement, London and its Affiliates (and each of their sublicensees and successors and assigns) shall retain the right to use information in non-tangible form that is included in the London Intellectual Property Rights and retained in the memories of London’s or its Affiliates’ employees, contractors or agents who have had access to London Intellectual Property prior to the Closing Date, and New York and its Affiliates shall have the right to use information in non-tangible form relating to Intellectual Property not primarily used in or relating to the Business and retained in the memories of any Assumed Employees who have had access to any such Intellectual Property prior to the Closing Date. For purposes of this Section 5.28, “London Businesses” shall mean the businesses of London as conducted by London and its Affiliates immediately following the Closing.

(b) London and its Affiliates may grant one or more sublicenses under the license granted to London and its Affiliates pursuant to Section 5.28(a); provided, however, that London and its Affiliates shall not grant any sublicenses under such license to any unaffiliated third party without New York’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Any sublicense granted under this Agreement must (i) be consistent with the terms of this Agreement and (ii) be limited to the Licensed Field of Use. London shall be jointly and severally liable to New York for any breach of this Agreement or any sublicense by any sublicensee. Each sublicense shall provide that the sublicense shall automatically terminate if the sublicensee uses the licensed know-how outside of the Licensed Field of Use and the sublicensee fails to cure such breach within thirty (30) days of London providing the sublicensee with written notice of such breach.

(c) London and its Affiliates may transfer the license granted to London and its Affiliates pursuant to Section 5.28(a) in whole or in part to a successor that has acquired substantially all of the applicable London business to which the transferred license relates. Succession shall include, but shall not be limited to, acquisition, merger, change of corporate name, or change in the make-up, organization or identity of London and its Affiliates. The transferee shall also be subject to all of the conditions stated in this license. London shall notify New York in writing within thirty (30) days after such a transfer occurs. New York may, at its discretion, require that a new license be signed by the successor; provided, that any such new license shall be consistent with, and shall include terms no more restrictive with respect to the applicable successor than, the terms set forth herein.

Section 5.29 Wrong Pockets. For a period of two (2) years following the Closing Date, in the event that, at any time, or from time to time, London or any of its Affiliates, on the one hand (the “London Wrong Pocket Entities”), or UK Holdco, New York, any Company or any of their respective Affiliates, on the other hand (the “New York Wrong Pocket Entities” and together with the London Wrong Pocket Entities, the “Discovering Entity”), shall become aware that (a) any New York Wrong Pocket Entity has received or possesses any Intellectual Property, tangible embodiments thereof or IP Contract that is not primarily used in or related to the Business (collectively, the “London Wrong Pockets Assets”) or (b) that any London Wrong Pocket Entity possesses any Intellectual Property, tangible embodiments thereof or IP Contract that is primarily used in or related to the Business (including London Intellectual Property in Progress) (collectively, the “New York Wrong Pockets Assets”), UK Holdco (if the Discovering Entity is a New York Wrong Pocket Entity) and London (if the Discovering Entity is a London Wrong Pocket Entity) shall provide London (if the Discovering Entity is a New York Wrong Pocket Entity) or New York (if the Discovering Entity is a London Wrong Pocket Entity), respectively, with written notice thereof. Promptly following delivery of such notice, UK Holdco, in the case of any London Wrong Pockets Assets, and London, in the case of any New York Wrong Pockets Assets, shall cause the applicable New York Wrong Pocket Entity or London Wrong Pocket Entity, respectively, to use commercially reasonable efforts to promptly transfer, or cause to be transferred, the applicable London Wrong Pockets Asset to London or its designated Affiliate or the applicable New York Wrong Pockets Asset to UK Holdco or its designated Affiliate, as applicable. Prior to any such transfer, the Person receiving or possessing the applicable asset shall hold such asset in trust for London or UK Holdco, as applicable.

Section 5.30 Disapplication; Shareholder Approval. No later than immediately prior to the Closing, New York, in its capacity as the then sole shareholder of UK Holdco, shall (a) take all action necessary to disapply or modify the preemptive rights applicable to UK Holdco under Applicable Law for a period of five (5) years after the adoption of the UK Holdco Articles of Association so as to permit the exercise of the preemptive rights set forth in Section 6.1 of the Shareholder Agreement (the “Contractual Preemptive Rights”), (b) approve and adopt the Shareholder Agreement for purposes of obtaining the required shareholder approval under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), in order to permit the exercise of the Contractual Preemptive Rights and (c) pass a resolution in compliance with applicable Laws authorizing the terms of the Shareholder Agreement for purposes of Section 694 of the UK Companies Act 2006 and providing that the authority does not expire for five (5) years after such resolution is passed.

Section 5.31 Conflicts. Prior to the Closing, the board of directors of UK Holdco shall pass a resolution, in form and substance satisfactory to London, authorizing to the fullest extent permitted by Law, including with respect to Section 175 of the UK Companies Act 2006, the relationships and affiliations that each London Designee has to London and its Affiliates that have been disclosed at any time prior to the Closing in writing to the Board, and the interests and duties each such London Designee has in relation thereto that have been disclosed at any time prior to the Closing in writing to the Board in general terms, and authorizing, to the fullest extent permitted by Law, each such London Designee to act as a director of UK Holdco notwithstanding any conflict, or possible conflict, with the interests of UK Holdco that may arise from such relationships and affiliations with London and its Affiliates or such interests or duties related thereto.

Section 5.32 Services Agreements. Between the date of this Agreement and the completion of the Taiwan Spin-Off, the Parties will negotiate in good faith the terms of various services, supplies and transition agreements (the “Service Agreements”) necessary for the ongoing operation of the Companies and, to the extent required as a result of the Transactions, London and its Affiliates, from and after the Closing, consistent with the terms and provisions set forth on Exhibit B and such other terms and conditions to be agreed upon by the Parties in writing. On the terms and subject to the conditions set forth herein, the Parties shall cause the Service Agreements to be executed and delivered in such forms by the appropriate parties thereto at the Closing. In the event of a conflict between any of the terms of the Service Agreements and this Agreement, this Agreement shall prevail.

Section 5.33 Confidentiality Agreement. New York and London agree that their respective obligations under the Confidentiality Agreement shall continue and remain in effect until the Closing, upon which such obligations shall expire. In the event that this Agreement is terminated pursuant to the terms hereof prior to the Closing, (a) the restrictions provided for in paragraph 7 thereof shall remain in effect for eighteen (18) months from the date of such termination and (b) the other obligations and provisions of the Confidentiality Agreement shall remain in effect for two (2) years from the date of such termination.

Section 5.34 UK Panel on Takeovers and Mergers. As promptly as reasonably practicable after execution of this Agreement, London and New York shall use reasonable best efforts to obtain confirmation from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing or immediately thereafter. In connection with obtaining such confirmation, and subject to the terms and conditions of this Agreement, each of London and New York shall (i) reasonably cooperate with each other, (ii) furnish any additional information requested by, or reasonably necessary to obtain the confirmation of, the UK Panel on Takeovers and Mergers, and (iii) take any other steps as may be reasonably necessary to obtain such confirmation (including appealing any adverse decision or failure to receive confirmation). In the event that such confirmation is not obtained by the date that is 120 days after the date of execution of this Agreement or if prior to that time the Takeover Appeal Board has made a final, nonappealable determination that the UK Takeover Code would apply to UK Holdco at the time of Closing, then either London or New York shall have sixty (60) days after such date or determination, as the case may be, to terminate this Agreement pursuant to Section 8.1(b)(vi); provided, however, that if the Agreement is not terminated by either London or New York by the end of such 60-day period, then each of London and New York shall have been deemed to have waived (x) its right to terminate this Agreement pursuant to Section 8.1(b)(vi) and (y) the closing condition in Section 7.1(i).

ARTICLE VI

INDEMNIFICATION

Section 6.1 London Parties’ Indemnity Obligation. From and after the Closing, the London Parties shall, jointly and severally, indemnify each New York Indemnified Party against, and hold each New York Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) sustained by the New York Indemnified Parties that arise out of or result from:

(a) any breach of any representation or warranty, except for Section 3.14(b)(i), made by or on behalf of any London Party in this Agreement or in any certificate delivered in connection herewith (without giving effect to any supplement after the date hereof to the London Disclosure Letter);

(b) any breach or nonfulfillment by any London Party of, or default by, any London Party under any covenant in this Agreement;

(c) the Excluded Liabilities;

(d) the Excluded Taxes; or

(e) any matters on Section 6.1(e) of the London Disclosure Letter.

Section 6.2 The New York Parties’ Indemnity Obligations. From and after the Closing, the New York Parties shall, jointly and severally, indemnify each London Indemnified Party against, and hold each London Indemnified Party harmless from and against, any and all Indemnified Amounts sustained by the London Indemnified Parties that arise out of or result from:

(a) any breach of any representation or warranty made by or on behalf of either New York Party in this Agreement or any certificate delivered in connection herewith (without giving effect to any supplement after the date hereof to the New York Disclosure Letter);

(b) any breach or nonfulfillment by any New York Party of, or default by, any New York Party under any covenant in this Agreement;

(c) the Assumed Liabilities; or

(d) any Liabilities of New York and its Affiliates (including the Companies) based on acts or omissions occurring after the Closing and related to the Business as conducted by New York and its Affiliates (including the Companies);

except to the extent such Indemnified Amounts arise out of or result from a matter for which indemnification would be provided under Section 6.1.

Section 6.3 Survival; Threshold and Limits of Liability.

(a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date, and all liability of the Parties with respect to covenants or agreements contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate on such date; provided, however, that (i) the representations and warranties of the Parties contained in Section 3.13 and Section 4.13 shall survive the Closing until the date that is three (3) years after the Closing Date; (ii) the representations and warranties of the Parties contained in Section 3.10 and Section 4.10 shall survive the Closing until the expiration of the statute of limitations applicable to the matters provided for within such sections; (iii) the Category 1 London Representations and the Category 1 New York Representations shall survive the Closing until the expiration of the statute of limitations applicable to contracts under seal in the State of Delaware; and (iv) any covenant or agreement contained in this Agreement that provides for performance after the Closing shall survive in accordance with its terms (or, if no period is stated therein, then shall survive indefinitely); provided, however, that any claim presented for indemnification under this Article VI for any breach or nonfulfillment of any such post-Closing covenant or agreement must be brought within three (3) years of such breach or nonfulfillment (except in the event this Agreement provides for a shorter period, in such case, such shorter period). The applicable time period for which a provision survives as provided in this Section 6.3 is referred to as the “Survival Period.” The Parties agree that no claims or causes of action may be brought against any Party based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement after the applicable Survival Period set forth in this Section 6.3, provided, that no claim presented for indemnification pursuant to this Article VI prior to the expiration of its Survival Period shall be affected in any way by the expiration of such Survival Period.

(b) The London Parties shall not be required to indemnify or hold harmless the New York Indemnified Parties for any Indemnified Amounts arising under Section 6.1(a) (other than with respect to breaches of the Category 2 London Representations, as to which the Threshold Amount shall not apply) unless the aggregate Indemnified Amount for which the London Parties are obligated to indemnify the New York Indemnified Parties pursuant to Section 6.1(a) exceeds the Threshold Amount. In the event such aggregate Indemnified Amount exceeds the Threshold Amount, the indemnification obligations of the London Parties pursuant to Section 6.1(a) shall apply only to those Indemnified Amounts sustained by the New York Indemnified Parties in excess of the Threshold Amount. Notwithstanding the foregoing, the London Parties shall not be required to indemnify or hold harmless the New York Indemnified Parties for any individual item (or series of items arising from the same facts and circumstances) arising under Section 6.1(a) if the respective Indemnified Amount is less than $225,000 (the “De Minimis Threshold”), and any such items below the De Minimis Threshold shall not be taken into account in determining whether the Threshold Amount has been exceeded or otherwise for purposes of indemnification hereunder. In no event shall the London Parties’ aggregate liability to the New York Indemnified Parties under Section 6.1(a) (other than with respect to breaches of the Category 2 London Representations, as to which the Ceiling Amount shall not apply) exceed the Ceiling Amount.

(c) No New York Party shall be required to indemnify or hold harmless the London Indemnified Parties for any Indemnified Amounts arising under Section 6.2(a) (other than with respect to breaches of the Category 2

New York Representations, as to which the Threshold Amount shall not apply) unless the aggregate Indemnified Amount for which the New York Parties are obligated to indemnify the London Indemnified Parties pursuant to Section 6.2(a) exceeds the Threshold Amount. In the event such aggregate Indemnified Amount exceeds the Threshold Amount, the indemnification obligations of the New York Parties pursuant to Section 6.2(a) shall apply only to those Indemnified Amounts sustained by the London Indemnified Parties in excess of the Threshold Amount. Notwithstanding the foregoing, the New York Parties shall not be required to indemnify or hold harmless the London Indemnified Parties for any individual item (or series of items arising from the same facts and circumstances) arising under Section 6.2(a) if the respective Indemnified Amount is less than the De Minimis Threshold, and any such items below the De Minimis Threshold shall not be taken into account in determining whether the Threshold Amount has been exceeded or otherwise for purposes of indemnification hereunder. In no event shall the New York Parties’ aggregate liability to the London Indemnified Parties under Section 6.2(a) (other than with respect to breaches of the Category 2 New York Representations, as to which the Ceiling Amount shall not apply) exceed the Ceiling Amount.

(d) For purposes of this Article VI, the existence of any breach or inaccuracy of a representation or warranty, and the calculation of any Indemnified Amount in respect thereof, shall be determined without giving effect as to any qualification contained in such representation and warranty as to materiality, including London Material Adverse Effect or New York Material Adverse Effect.

Section 6.4 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Promptly (and in any event within fifteen (15) calendar days) after receipt by a Person entitled to indemnity under Section 6.1 or Section 6.2 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party shall give notice in writing, and in reasonable detail, to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnified Party in defending such Third-Party Claim during the period in which the Indemnified Party failed to give such notice); provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled (but shall not be required) to participate in, assume, control the defense of and settle such Third-Party Claim at such Indemnifying Party’s own cost and expense and with counsel reasonably acceptable to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will establish a rebuttable presumption for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within fifteen (15) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(c) Notwithstanding the foregoing, if (i) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnified Party, (ii) a Third-Party Claim seeks an order, injunction or other equitable relief or relief for damages other than monetary damages for which it would be entitled to indemnification under this Agreement or (iii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within fifteen (15) Business Days after notice from the Indemnified Party of such Third-Party Claim, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim, including, subject to Section 6.4(e), making available to the Party assuming control of the defense all witnesses, pertinent and material information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by such Party controlling the defense.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VI, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f) If any Indemnified Party has determined that any matter has given rise to a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the provisions of this Agreement that are the basis of the Indemnified Party’s request for indemnification under this Agreement. Such Indemnified Party shall provide an Indemnity Notice within sixty (60) Business Days (the “Notice Period”) of (in the case of New York) its chief executive officer, chief financial officer or general counsel or (in the case of London) its president or principal legal officer determining that such party will or is likely to assert such claim. Failure to notify the Indemnifying Party within the Notice Period will not relieve the Indemnifying Party of any liability it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the liability claimed in such Indemnity Notice increased during the period between the end of the Notice Period and the date on which such Indemnity Notice was transmitted to the Indemnifying Party. For thirty (30) Business Days from and after receipt of the Indemnity Notice, the Indemnified Party shall allow the Indemnifying Party and its officers, attorneys, accountants and other representatives reasonable access during normal business hours to the Indemnified Party’s offices, personnel, properties, equipment and records for the purpose of conducting an investigation of the matter identified in the Indemnity Notice. The Indemnified Party shall furnish the Indemnifying Party with such additional information as the Indemnifying Party may reasonably request, subject to the other provisions of this Section 6.4. Notwithstanding the foregoing provisions of this paragraph, no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of its Representatives (i) to the extent that such information is subject to an attorney-client or attorney-

work-product privilege, (ii) if such access or the furnishing of such information is prohibited by applicable Law (including the HSR Act or other Antitrust Laws) or an existing contract or agreement or (iii) if such access or the furnishing of such information would result in damage to such Party, provided, however, that in the case of (i) or (ii), the Parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances. If the Indemnifying Party does not deliver a written response within thirty (30) Business Days of receipt of the Indemnity Notice disputing such claim, the claim identified therein shall be deemed a liability of the Indemnifying Party and shall be paid promptly.

Section 6.5 General.

(a) No New York Party nor any London Party shall have any right to set off any Indemnified Amounts against any other payments to be made by either of them under this Agreement.

(b) Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of any state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the consideration payable under Article II of this Agreement. In no event shall any Party be liable under this Article VI or otherwise in respect of this Agreement for exemplary, punitive, speculative or remote damages, except to the extent incurred to an un-Affiliated third party in connection with a Third-Party Claim, in which event such damages shall be recoverable.

(c) The Parties agree that, following the Closing, the sole and exclusive remedy of any Party to this Agreement, any New York Indemnified Party or any London Indemnified Party or their respective Affiliates with respect to this Agreement or any other claims relating to the Business, the Conveyance Properties or the Subject Shares, the events giving rise to this Agreement and the Transactions and other transactions contemplated by this Agreement or by any other such claims relating to the Business, Conveyance Properties or Subject Shares, in each case other than with respect to (i) covenants that by their terms are to be performed after Closing (which may also be specifically enforced pursuant to Section 9.1(b)) and (ii) claims of, and causes of action arising from, fraud, shall be limited to the indemnification provisions set forth in Section 5.15, Section 5.16, Section 5.18(c), Section 5.27 and this Article VI and, in furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, waives and releases the other Parties to this Agreement (and such other Parties’ Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Parties to this Agreement except as aforesaid and as provided by this Agreement.

(d) The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article VI shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VI.

(e) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. The rights of the Parties to indemnification under this Article VI shall not be limited due to (i) any investigations heretofore or hereafter made by such Parties or their representatives, regardless of negligence in the conduct of any such investigations or (ii) the knowledge of any Party of any breach of any representation, warranty, covenant or agreement by another Party at any time, or the decision of any Party to complete the Closing. All representations, warranties, covenants and agreements made by the Parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

Section 6.6 Retention of Records. Notwithstanding anything else in this Agreement to the contrary, (a) before and after the Closing, all records of London relating to the negotiation and consummation by London of the transactions contemplated by this Agreement and the Shareholder Agreement and all records of London prepared in connection with the potential divestiture or conveyance of all or part of the Business, including confidential communications with financial and other advisors and legal counsel representing London or its Affiliates (including the Companies) shall be owned and retained by London and its Affiliates after the Closing; (b) before and after the Closing, all rights and privileges of London and its Affiliates and the Companies relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Shareholder Agreement, including the right to assert or waive the attorney-client privilege, shall be retained and owned by London and its Affiliates after the Closing; (c) London shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, including the attorney-client privilege, in connection with privileged information in London’s records that relates solely to the subject matter of any claims constituting Excluded Liabilities (including the matters set forth on Section 6.1(e) of the London Disclosure Letter), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by London, whether or not the privileged information is in the possession of or under the control of London (or its Affiliates) or New York (or its Affiliates, including the Companies); and (d) in no event shall any New York Party or the Companies have any right to assert or waive any of the London rights and privileges set forth in clause (b) and (c) related to London documents and, from and after the Closing, the New York Parties shall cause the Companies not to assert or waive such rights and privileges; it being acknowledged that nothing in this Section 6.6 grants London any right with respect to records, rights or privileges belonging to New York or its Affiliates, including any right to assert or waive the attorney-client privilege.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Close the Transactions. The respective obligations of each Party to consummate the Transactions and to take the other actions required hereunder to be taken at Closing are subject to the satisfaction (or waiver by London and New York if permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. (i) New York shall have obtained the New York Stockholder Approval, and (ii) London shall have obtained the London Stockholder Approval.

(b) Antitrust Laws. The waiting periods and approvals applicable to the consummation of the Transactions pursuant to the rules of the Antitrust Authorities of the jurisdictions set forth in Section 7.1(b) of the New York Disclosure Letter and London Disclosure Letter (collectively, the “Disclosure Letters”) shall have expired, been terminated or been obtained, as applicable. The waiting periods and approvals applicable to the consummation of the Transactions pursuant to the rules of any other Antitrust Authority shall have expired, been terminated or been obtained, as applicable, except where the failure to complete such waiting periods or obtain such approvals would not prevent consummation of the Transactions or have an adverse effect that is material to the business operations, financial condition or results of operations of New York or London (any such adverse effect being waivable by the Party affected thereby).

(c) CFIUS Review. Review by CFIUS shall have been concluded, and the President of the United States of America shall not have taken action to block or prevent the consummation of the Transactions and other transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that would not be reasonably likely to result in a London Burdensome Condition or a New York Burdensome Condition (the “CFIUS Condition”).

(d) Effectiveness of Form S-4; Listing of UK Holdco Common Stock on the NYSE; DTC Eligibility.

(i) The Form S-4 filed with the SEC by UK Holdco in connection with the offer of the UK Holdco Common Stock to be delivered as consideration pursuant to the Merger shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect.

(ii) The UK Holdco Common Stock, including the Closing Shares, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(iii) The shares of UK Holdco Common Stock, including the Closing Shares, shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.

(e) No Restraints. No judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by, entered into, or otherwise put into effect by or under the authority of any Governmental Body, or any provision of any applicable Law (collectively, “Restraints”) shall be in effect that prohibits or makes illegal the consummation of the Transactions (other than any Restraint having only an immaterial effect and that does not impose criminal liabilities or penalties).

(f) Indenture and Loan Agreement. New York shall have obtained (i) an amendment or permanent waiver to the Loan Agreement and (ii) either (A) the required consent under the New York Indenture or (B) put into place arrangements with one or more commercial banks or debt financing sources to provide financing for the payment of the principal and any premium payable to the holders of outstanding notes upon a “Change of Control” pursuant to the New York Indenture, in the case of (i) or (ii)(A) providing that the Transactions and any transaction contemplated by this Agreement shall not, either individually or in the aggregate, constitute a “Change of Control” as defined in the Loan Agreement or the New York Indenture, as the case may be.

(g) Taiwan Restructuring. The Taiwan Restructuring shall have been completed in accordance with the terms and provisions of this Agreement, and all consents, approvals, permits and authorizations from any Governmental Body required under applicable Laws in connection therewith, for UK Holdco’s ownership of London Taiwan Holdco and London Taiwan NewCo Sub and for London Taiwan NewCo Sub’s conduct of the Business and operation of the Contributed Assets immediately following Closing (consistent with past practice prior to the date of this Agreement) shall have been obtained to the reasonable satisfaction of New York and London, except where the failure to obtain such consents, approvals, permits or authorizations would not have or reasonably be expected to have an adverse effect that is material to the business operations, financial condition or results of operations of London and its Subsidiaries or, following the Closing, London Taiwan NewCo Sub (any such effect on London and its Subsidiaries being waivable by London).

(h) Other Approvals. All consents, approvals, permits and authorizations required under applicable Law to be obtained prior to the Closing in order to consummate the Transactions, other than those referenced above in this Section 7.1 shall have been obtained, except where the failure to obtain such approvals would not prevent consummation of the Transactions or have an adverse effect that is material to the business operations, financial condition or results of operations of New York or London (any such adverse effect being waivable by the Party affected thereby).

(i) UK Takeover Code. UK Holdco shall have obtained confirmation from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing and there shall have been no change in facts or circumstances since the time of such determination that makes reliance on such confirmation unreasonable.

Section 7.2 Additional Conditions to Obligations of New York Parties. The obligations of the New York Parties to consummate the Transactions and to take the other actions required hereunder to be taken by the New York Parties at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by New York, in whole or in part):

(a) Representations and Warranties of the London Parties.

(i) Each of the representations and warranties of the London Parties set forth in this Agreement (other than the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5(d) and Section 3.30) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or London Material Adverse Effect) that have not had, individually or in the aggregate, a London Material Adverse Effect.

(ii) The representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5(d) and Section 3.30 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b) Performance of Obligations of the London Parties. The London Parties shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by each of them under this Agreement at or prior to the Closing Date.

(c) Absence of London Material Adverse Effect. There shall not have occurred after the date of this Agreement a London Material Adverse Effect.

(d) Removal of Liens. Each London Group Company shall have caused any and all Liens (other than Permitted Liens) on the Conveyance Properties described on Section 7.2(d) of the London Disclosure Letter and any and all Liens on the Subject Shares to be released, and London shall have provided New York with documentary evidence to such effect.

(e) Consents and Other Matters. All consents and approvals required to be obtained and/or delivered by the London Parties and other matters described on Section 7.2(e) of the London Disclosure Letter in connection with the execution, delivery and performance of this Agreement shall have been obtained and be in full force and effect.

(f) No New York Burdensome Condition. No Restraint shall have been issued in connection with the Transactions (including any Contract entered into with any Governmental Body in connection with the Transactions) that would, individually or in the aggregate with any other such Restraint or Contract, impose a New York Burdensome Condition.

(g) Closing Deliverables. At the Closing, the London Parties shall have delivered (or procured to be delivered) the following:

(i) Compliance Certificate. A certificate of compliance of London signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Section 7.2(a), (b), (c), (d) and (e) have been satisfied.

(ii) Ancillary Agreements. Counterparts of each of the Ancillary Agreements to which London or its Affiliates are parties, executed by a duly authorized officer of London or such Affiliate, as applicable.

(iii) Additional Deliverables. The deliverables set forth in Section 2.8(b).

Section 7.3 Additional Conditions to Obligations of London Parties. The obligations of the London Parties to consummate the Transactions and to take the other actions required hereunder to be taken by the London Parties at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by the London Parties, in whole or in part):

(a) Representations and Warranties of the New York Parties.

(i) Each of the representations and warranties of the New York Parties set forth in this Agreement (other than the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5(d) and Section 4.24) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or New York Material Adverse Effect) that has not had, individually or in the aggregate, a New York Material Adverse Effect.

(ii) The representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5(d) and Section 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b) Performance of Obligations of the New York Parties. The New York Parties shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by each of them under this Agreement at or prior to the Closing Date.

(c) Absence of New York Material Adverse Effect. There shall not have occurred after the date of this Agreement a New York Material Adverse Effect.

(d) UK Holdco Charter. UK Holdco shall have delivered to London a certified copy of the UK Holdco Articles of Association as in effect as of the Closing Date.

(e) No London Burdensome Condition. No Restraint shall have been issued in connection with the Transactions (including any Contract entered into with any Governmental Body in connection with the Transactions) that would, individually or in the aggregate with any other such Restraint or Contract, impose a London Burdensome Condition.

(f) Closing Deliverables. At the Closing, the New York Parties shall have delivered (or procured to be delivered) the following:

(i) Compliance Certificate. A certificate of compliance of New York signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Section 7.3(a), (b), and (c) have been satisfied.

(ii) Ancillary Agreements. Counterparts of each of the Ancillary Agreements to which the New York Parties or their Affiliates are parties, executed by a duly authorized officer of such New York Party or such Affiliate, as applicable.

(iii) Additional Deliverables. The deliverables set forth in Section 2.8(c).

ARTICLE VIII

TERMINATION

Section 8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or, subject to the terms hereof, after receipt of the New York Stockholder Approval:

(a) By the mutual written agreement of New York and London;

(b) By either New York or London:

(i) if the Transactions are not consummated at or before 11:59 p.m., Houston time on February 2, 2015 (such date, the “End Date”); provided, however, that if all conditions to Closing have theretofore been satisfied or waived or shall then be capable of being satisfied, other than those set forth in Section 7.1(b), Section 7.1(c), Section 7.1(g) or Section 7.1(e) (to the extent such failure is due to, or is the cause of, the failure of the conditions in Section 7.1(b), Section 7.1(c) or Section 7.1(g) to be satisfied), New York or

London may elect, on or after the End Date (if this Agreement has not been earlier terminated pursuant to its terms), by written notice to the other Party, on one or more occasions, to extend such date to a date no later than August 3, 2015 (the latest of any such dates being deemed the End Date); and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any covenant or obligation or whose willful breach of a provision under this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date;

(ii) if (A) any Restraint having any of the effects set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable or (B) there shall be any Law that makes consummation of the Transactions illegal (other than those having only an immaterial effect and that do not impose criminal liabilities or penalties); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to remove the Restraint;

(iii) if the New York Stockholder Approval is not obtained upon a vote taken at the New York Stockholder Meeting duly convened (or any adjournment or postponement thereof);

(iv) if the London Stockholder Approval is not obtained upon a vote taken at the London Stockholder Meeting duly convened (or any adjournment or postponement thereof);

(v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as applicable, if it were to be continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (x) thirty (30) calendar days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (y) the End Date (a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(vi) following the 120th calendar day after the execution of this Agreement, if confirmation has not been obtained from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing;

(c) By New York,

(i) prior to the receipt of the New York Stockholder Approval, in order to enter into a written definitive agreement for a New York Superior Proposal if New York has complied with its obligations under Section 5.1; provided, however, that any such purported termination by New York pursuant to this Section 8.1(c)(i) shall be void and of no force and effect unless New York pays London the New York Termination Fee in accordance with Section 9.2;

(ii) if any Restraint having any of the effects set forth in Section 7.2(f) shall be in effect and shall have become final and nonappealable; or

(d) By London,

(i) prior to receipt of the New York Stockholder Approval, if a New York Adverse Recommendation Change shall have occurred;

(ii) prior to receipt of the New York Stockholder Approval, in the event New York, its Subsidiaries or their respective officers or directors have willfully breached in any material respect any of their respective obligations under Section 5.1, which breach cannot be or has not been cured prior to the earlier to occur of (A) twenty (20) calendar days after giving of written notice referred to in the following proviso and (B) the End Date; provided, however, that London shall have given New York written notice, delivered at least twenty (20) calendar days prior to such termination, stating London’s intention to terminate this Agreement pursuant to this Section 8.1(d)(ii) and the basis for such termination; or

(iii) if any Restraint having any of the effects set forth in Section 7.3(e) shall be in effect and shall have become final and nonappealable.

Section 8.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

(a) In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of Section 5.18(c), Section 5.33, this Section 8.2 and Article IX), and there shall be no Liability on the part of the New York Parties or the London Parties to the other except as provided in Section 9.2 and Article IX and except that no such termination shall relieve any party from Liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity; provided, that any such claims or causes of action may not be brought against such willfully breaching Party after three (3) years following such termination, it being acknowledged that any claim presented before such time shall not be affected by the expiration of such period.

(b) The Parties hereby agree that the provisions of Section 5.18(c), Section 5.33, this Section 8.2 and Article IX hereof shall survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Consent to Jurisdiction; Specific Performance.

(a) Each Party agrees that all claims arising out of or in connection with this Agreement (including the exhibits hereto, the disclosure letters delivered in connection herewith, and the Ancillary Agreements), aside from disputes arising out of Section 2.8 hereof (which disputes shall be subject to the dispute resolution provisions stated in Section 2.9), shall be brought in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, if the Court of Chancery does not have subject matter jurisdiction, the federal court sitting in the State of Delaware. In connection with any action or proceeding in any such court, each Party (i) consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 9.5 or in such other manner as permitted by Law, (ii) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and (iii) irrevocably waives, to the fullest extent permitted by applicable Law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement in such court, any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court pursuant to this Section 9.1.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including the exhibits hereto, the Disclosure Letters delivered in connection herewith, and the Ancillary Agreements) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. In connection with any request for specific performance or equitable relief by any Party, each of the other Parties waive any requirement for the security or posting of any bond in connection with such remedy.

(c) EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

Section 9.2 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

(b) New York shall pay to London a fee of $25,000,000 (the “New York Termination Fee”) if: (i) New York terminates this Agreement pursuant to Section 8.1(c)(i); (ii) London terminates this Agreement pursuant to (A) Section 8.1(d)(i) and no London Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the New York Adverse Recommendation Change or (B) Section 8.1(d)(ii); or (iii) (A) prior to the New York Stockholder Meeting, any Person publicly makes a bona fide New York Acquisition Proposal that is not withdrawn, (B) this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (C) within twelve (12) months of the End Date or the date of such New York Stockholder Meeting, as applicable, New York enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any New York Acquisition Proposal (for purposes of this Section 9.2(b), the term “New York Acquisition Proposal” shall have the meaning assigned to such term in Section 5.1(h)(i), except that all references to “20%” shall be changed to “50%”). Notwithstanding the foregoing, in the event New York pays the Expenses pursuant to Section 9.2(c) and later is obligated to pay the New York Termination Fee pursuant to Section 9.2(b)(iii), the amount payable by New York pursuant to Section 9.2(b)(iii) shall equal the New York Termination Fee minus the Expenses previously paid. Any New York Termination Fee due under this Section 9.2(b) shall be paid by wire transfer of same-day funds (x) upon the date of termination of this Agreement described in clause (i) of this paragraph, (y) on or before the third Business Day following the date of termination of this Agreement, in the case of clause (ii) above, or (z) on the date of the first to occur of the events referred to in the case of clause (iii)(C) above, as applicable. If the New York Termination Fee is paid, in no event will London be entitled to recover or seek to recover any other money damages or seek any other remedy from New York (or its Affiliates) with respect to the Transactions or the termination thereof, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived.

(c) In the event that this Agreement is terminated by London or New York pursuant to Section 8.1(b)(iii), then New York shall pay to London the Expenses of London no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses.

(d) In the event that this Agreement is terminated by London or New York pursuant to Section 8.1(b)(iv), then London shall pay to New York the Expenses of New York on or before the third Business Day following the date of termination of this Agreement.

(e) Without limiting any other provision of this Agreement, New York and London shall each pay one half of the fees and costs of the matters set forth on Section 9.2(e) of the New York Disclosure Letter and London Disclosure Letter.

(f) Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the New York Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the London Parties, in the circumstances in which such New York Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 9.3 Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Disclosure Letters delivered in connection herewith and the Ancillary Agreements, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement, including the exhibits and schedules hereto, the Disclosure Letters delivered in connection herewith and the Ancillary Agreements, may not be modified, amended, altered or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties.

Section 9.4 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. The failure of any Party to assert any rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.5 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by facsimile transmission to the respective parties at the following facsimile numbers or delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Section 9.5; provided, however, that delivery by facsimile transmission or electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

If to the New York Parties, to:

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

Attn: General Counsel

Fax: (281) 504-4741

Telephone: +1 (832) 204-5400

Email: stephen.duffy@kraton.com

with a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attn: Stephen A. Massad

Fax: (713) 229-7775

Telephone: (713) 229-1475

Email: stephen.massad@bakerbotts.com

If to the London Parties, to:

LCY Chemical Corp.

4F, No.83, Section 4, Bade Road

Taipei, Taiwan (R.O.C.)

Attn: Head of Legal Department

Fax: + 886-2-2528-1828

Telephone: + 886-2-2763-1611 ext. 434

Email: linda.wu@lcygroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue N.W.

Washington, DC 20005

Attn: Michael P. Rogan

Fax: (202) 661-8200

Telephone: (202) 371-7550

Email: michael.rogan@skadden.com

Section 9.6 Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Any such purported assignment without such approval shall be void. Subject to the preceding two sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as provided in Article VI, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.6.

Section 9.7 Choice of Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Interpretation; Construction. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the word “or” shall not be construed as meaning that the words or phrases preceding the word “or,” on the one hand, and the words or phrases succeeding the word “or,” on the other hand, are exclusive of one another;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) the term “NT$” means New Taiwan Dollars;

(f) references herein to a specific Section or Subsection shall refer, respectively, to Sections and Subsections of this Agreement;

(g) unless otherwise specifically provided herein, where an amount of money to be paid or calculated or used in calculation under this Agreement is in or is calculated in a currency other than Dollars, the amount shall be converted into Dollars on the basis of the spot rate for the purchase of Dollars with the applicable non-U.S. currency, using the spot rates published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading,” on the Closing Date;

(h) unless otherwise specifically provided herein or otherwise apparent from the context, any payment to be made pursuant to this Agreement shall be made in Dollars;

(i) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(j) references herein to any gender include the other gender.

Section 9.9 Construction; Section Headings. The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction or invalid or unenforceable in any situation shall, as to that jurisdiction or to that situation, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction or in any other situation. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE X

DEFINITIONS

“Affiliate,” with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether though ownership of voting securities or equity interest in the registered capital of that Person, by Contract or otherwise).

“Ancillary Agreements” means the Shareholder Agreement and the Services Agreements.

“Annual Review” means the review conducted annually from March to June by the PRC Governmental Bodies regarding regulatory compliance by an enterprise established in China.

“Antitrust Authority” means any Governmental Body responsible for the administration and enforcement of Antitrust Law.

“Antitrust Laws” means any statute, Law, ordinance, rule, measure, notice or regulation designed to prohibit restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

“Assumed Liabilities” means all Liabilities of London primarily arising from the Contributed Assets, other than the Excluded Liabilities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York, NY or Taipei, Taiwan are authorized or required by Law to remain closed.

“Business Employee” means any individual who is (i) employed by the Companies or (ii) employed by London or its Affiliates and provides services primarily at or with respect to the Business.

“Business Plan” means any London Group Plan maintained exclusively by one or more of the Companies.

“Capital Stock” means, with respect to: (i) any corporation or body corporate, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation or body corporate; (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity; and (iii) London PRC Sub, the equity interest in the registered capital of London PRC Sub.

“Category 1 London Representations” means the representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4.

“Category 1 New York Representations” means the representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Category 2 London Representations” means the representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.10.

“Category 2 New York Representations” means the representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.10.

“Ceiling Amount” means $75,000,000.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) in the case of London PRC Sub, its business license, approval certificate and the approval replies issued by its original examination and approval authority approving its establishment and its articles of association and any amendment thereto, (iii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity and (iv) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Capital Stock or of any rights in respect of that entity’s Capital Stock.

“Closing Shares” means the UK Holdco Transaction Shares and the UK Holdco Additional Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“company supervisor” has the meaning given to such term under the Taiwan Company Act.

“Confidentiality Agreement” means the confidentiality agreement, dated April 30, 2013, between New York and London.

“Contract” means any written or oral lease, contract, license, arrangement, option, promise, commitment, undertaking, instrument or other agreement that purports to bind a Person or its property.

“Conveyance Properties” means the Contributed Assets and the properties, assets, rights, benefits, privileges and interests, whether tangible or intangible, of London PRC Sub and London U.S. Sub, excluding the Trademarks set forth on Section 5.3(b)(v)(A)(II) of the London Disclosure Letter; provided, however, that the Conveyance Properties shall not include any assets listed on Section 10(a) of the London Disclosure Letter.

“Customs & International Trade Laws” means any applicable export control, sanctions, import, anti-bribery, or anti-boycott Laws, regulations or other binding decisions of a Governmental Body, including, but not limited to the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and persons or entities designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by Commerce; the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury; and all applicable PRC and Taiwan Laws on customs and trade.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup or cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any federal, state, local, foreign or international Law regulating or protecting public or employee health and safety (including in the workplace), or regulating or protecting natural resources, wildlife, threatened or endangered species or the environment (including ambient air, surface water (including water management and runoff), groundwater, land surface or subsurface strata), regulating greenhouse gases, or regulating the distribution, labeling, registration, use, treatment, storage, disposal, recycling, removal, transport or handling of Materials of Environmental Concern, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §s 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §s 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §s 6901 et seq.), the Clean Water Act (33 U.S.C. §s 1251 et seq.), the Clean Air Act (42 U.S.C. §s 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §s 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §s 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §s 651 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. §s 2701 et seq.) and the regulations promulgated pursuant thereto and any counterpart or similar local, state or foreign Laws, including, but not limited to, PRC Laws and Taiwan Laws.

“Environmental Permits” means permits, licenses, consents, certificates, approvals, authorizations, registrations, variances, exemptions, water rights, and other approvals issued pursuant to applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity (whether or not incorporated) that, together with any other Person, is or has been considered in the past six (6) years to be under common control and treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) all Income Taxes owed by London or any of its Affiliates (other than the Companies) for any taxable period; (ii) all Taxes relating to the Excluded Assets and Excluded Liabilities for any taxable period; and (iii) all Taxes for which the Companies may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group prior to the Closing, by reason of entering into a tax sharing, tax indemnity or similar agreement prior to the Closing (other than this Agreement or customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing.

“Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of a Party and its Affiliates in connection with the Transactions or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accounting firms, outside experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $10,000,000.

“Export Control Authorizations” means any and all licenses and approvals required for the lawful conduct of the Business, or of the businesses of New York and its Subsidiaries, pursuant to the Customs & International Trade Laws.

“Family Member” means, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, or any other Person (other than a tenant or employee) sharing the household of such Person.

“FINSA” means the Foreign Investment and National Security Act of 2007, codified at 50 U.S.C. App. § 2170 and its related implementing regulations at 31 C.F.R. Part 800.

“Form S-4” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UK Holdco under the Securities Act with respect to the offer and sale of the shares of UK Holdco Common Stock to be issued in the Transactions.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governmental Approval” means, at any time, any authorization, qualification, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Body, including any certification, licensing or security clearance of or with respect to a natural person to engage in a profession or trade or a specific regulated activity, at that time.

“Governmental Body” means any (a) national, central, state, provincial, county, municipal, local or other government or quasi-governmental body or authority, domestic or foreign, or any agency, board, branch, bureau, commission, court, tribunal, office, commission, council, department or other instrumentality or subdivision of such government or (b) any other body (including the Taiwan Stock Exchange Corporation, Taiwan Securities and Futures Bureau, NYSE, NASDAQ and any other national securities exchange or other self-regulatory body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power of any nature.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indebtedness” means, without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with GAAP; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations; (d) all costs arising out of overdrafts, acceptance credit or similar facilities; (e) the principal component of all obligations for deferred purchase price of property or services (excluding any trade payables for goods and services incurred in the ordinary course of business); (f) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; (g) all customer advances; and (h) all guarantees of Indebtedness of third parties.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Trademarks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

“IP Contracts” means Contracts that primarily relate to the (a) receiving or granting or limiting of rights in or to any Intellectual Property or (b) confidentiality of any Intellectual Property.

“Laws” means all statutes, treaties, codes, ordinances, decrees, rules, regulations, measures, directives, notices, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, injunctions, policies, certificates, codes, approvals, guidelines, interpretations, inspection reports, any obligations included in any certificate, certification, franchise, permit, authorization or license issued by any Governmental Body or resulting from binding arbitration or any provisions of any of the foregoing, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any lien (statutory or otherwise) mortgage, encroachment, deed of trust, license, pledge, hypothecation, attachment, levy, right of first offer, right of first refusal, security interest, charge, easement, lease, sublease, covenant, right of way, option, claim, restriction, encumbrance or other restriction on ownership or use, or any Contract to create any of the foregoing, in each case whether voluntarily incurred or arising by operation of Law, other than a restriction on transfer pursuant to applicable securities Laws; provided, however, that the foregoing shall not include licenses of or other grants of rights to use Intellectual Property.

“Loan Agreement” means that certain Loan, Security and Guarantee Agreement, dated as of March 27, 2013, by and among Kraton Performance Polymers, Inc., as a Guarantor, Kraton Polymers U.S. LLC, as a U.S. Borrower, Kraton Polymers Nederland B.V., as a Dutch Borrower, the other Guarantors named therein, the Lenders named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

“London Board” means the board of directors and company supervisors of London or equivalent governing body.

“London Burdensome Condition” means any term or condition included in any authorization, consent, notification, certification, registration, declaration made with or imposed by any Governmental Body necessary to consummate the Transactions that (i) would require London to take a Divestiture Action, (ii) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value, financial condition, results of operations or business of (A) the Companies and the Business or (B) London, after giving effect to the Transactions or (iii) would impose a material burden on, or otherwise materially adversely affect, any of London’s rights pursuant to the Shareholder Agreement.

“London Group IP Contract” means, subject to Section 5.16, transferrable rights of London, London PRC Sub and London U.S. Sub under any IP Contract to the extent expressly included in the Conveyance Properties.

“London Group Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, retention, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is sponsored, maintained or contributed to by any London Group Company or their ERISA Affiliates for the benefit of any of their present or former directors, company supervisors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in section 3(3) of ERISA.

“London Indemnified Party” means each London Party and its Affiliates (other than UK Holdco and its controlled Affiliates) and each of their respective officers, directors, company supervisors (or persons performing equivalent functions), employees and agents.

“London Intellectual Property In Progress” means, subject to Section 5.16, all Intellectual Property in development or works in progress for use in or relating to the Business.

“London Intellectual Property Rights” means, subject to Section 5.16, all Intellectual Property to the extent expressly included in the Conveyance Properties, including any such Intellectual Property licensed pursuant to any London Group IP Contract.

“London Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Business, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions by the London Parties; provided, that in no event shall any of the following constitute, or be taken into account in determining whether a London Material Adverse Effect has occurred:

(a) changes generally affecting (i) the industry in which the Business operates, including changes in commodity prices (including monomers and feedstocks) and (ii) political, economic, credit, financial or capital markets conditions in the United States, Asia or elsewhere in the world, including changes in interest or exchange rates; or

(b) (i) changes in Law or in accounting standards (including GAAP or IFRS), (ii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) any action taken by London or its Subsidiaries that is expressly required by this Agreement or the failure by London or its Subsidiaries to take any action that is prohibited by this Agreement, (iv) any failure to meet any internal or public projections, forecasts, or guidance, or any changes in the credit rating of the London Parties or in the market price or trading volume of any Capital Stock of the London Parties, and (v) any change directly attributable to the announcement of this Agreement or the pendency of the Transactions, including changes in relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to this Agreement or the Transactions;

provided, however, that (x) any change, circumstance, effect, event or occurrence referred to in clauses (a) or (b)(i) or (ii) shall be taken into account for purposes of determining whether a London Material Adverse Effect has occurred to the extent such change, circumstance, effect, event or occurrence adversely affects the Business in a disproportionate manner as compared to other participants in the industry in which the Business operates, and (y) the exception in clause (b)(iv) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change is or contributed to a London Material Adverse Effect.

“London Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the London Parties or any of their Affiliates under this Agreement or in connection herewith.

“Materials of Environmental Concern” means any chemicals, materials, greenhouse gases, substances, pollutants, contaminants or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are regulated under Environmental Laws, or which are listed, defined or otherwise designated as hazardous, toxic, dangerous, infectious or radioactive under Environmental Laws, including explosive substances, asbestos or asbestos-containing material, polychlorinated biphenyls, benzene, butadiene, radon gas, urea formaldehyde foam insulation, infectious or medical wastes, lead-containing paints or coatings, and any petroleum, petroleum hydrocarbons, crude oil petroleum derivatives, petroleum products, or by-products of petroleum refining.

“New York Board” means the board of directors of New York.

“New York Burdensome Condition” means any term or condition included in any authorization, consent, notification, certification, registration, declaration made with or imposed by any Governmental Body necessary to consummate the Transactions that (i) would require New York or UK Holdco to take a Divestiture Action or (ii), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value, financial condition, results of operations or business of (A) the Companies and the Business or (B) UK Holdco, after giving effect to the Transactions or (iii) would impose a material burden on, or otherwise materially adversely affect, any of UK Holdco’s rights pursuant to the Shareholder Agreement.

“New York Bylaws” means the Bylaws of New York.

“New York Certificate” means the Certificate of Incorporation of New York.

“New York Common Stock” means common stock, par value $0.01 per share, of New York.

“New York Indemnified Party” means the New York Parties and their controlled Affiliates (including, for the avoidance of doubt, after the Closing, the Companies) and each of their respective officers, directors (or persons performing equivalent functions), employees and agents.

“New York Indenture” means that certain Indenture, dated as of February 11, 2011, by and among Kraton Polymers LLC, Kraton Polymers Capital Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.75% Senior Notes due 2019.

“New York Intellectual Property Rights” means all Intellectual Property used in or relating to the business of New York or its Subsidiaries.

“New York Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of New York and its Subsidiaries, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions by the New York Parties; provided, that in no event shall any of the following constitute, or be taken into account in determining whether a New York Material Adverse Effect has occurred:

(a) changes generally affecting (i) the industry in which New York and its Subsidiaries operate, including changes in commodity prices (including monomers and feedstocks) and (ii) political, economic, credit, financial or capital markets conditions in the United States, Asia or elsewhere in the world, including changes in interest or exchange rates; or

(b) (i) changes in Law or in accounting standards (including GAAP or IFRS), (ii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) any action taken by New York or its Subsidiaries that is expressly required by this Agreement or the failure by New York or its Subsidiaries to take any action that is prohibited by this Agreement, (iv) any failure to meet any internal or public projections, forecasts, or guidance, or any changes in the credit rating of New York or in the market price or trading volume of any Capital Stock of New York, and (v) any change directly attributable to the announcement of this Agreement or the pendency of the Transactions, including changes in relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to this Agreement or the Transactions;

provided, however, that (x) any change, circumstance, effect, event or occurrence referred to in clauses (a) or (b)(i) or (ii) shall be taken into account for purposes of determining whether a New York Material Adverse Effect has occurred to the extent such change, circumstance, effect, event or occurrence adversely affects New York and its Subsidiaries in a disproportionate manner as compared to other participants in the industry in which New York and its Subsidiaries operate, and (y) the exception in clause (b)(iv) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change is or contributed to a New York Material Adverse Effect.

“New York Options” means options granted, or which in the future may be granted, under the New York Plans to acquire New York Common Stock or, following the Merger, UK Holdco Common Stock.

“New York Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, retention, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is sponsored, maintained or contributed to by New York, its Subsidiaries or ERISA Affiliates of New York or such Subsidiaries for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“New York Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the New York Parties or any of its Affiliates under this Agreement or in connection herewith.

“NYSE” means the New York Stock Exchange.

“Permitted Liens” means (a) liens for Taxes and other governmental charges and assessments which (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been provided in accordance with GAAP or IFRS, as applicable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens imposed by applicable Laws arising in the ordinary course of business and consistent with past practice for sums not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) with respect to any real property, Liens (but excluding (i) any monetary lien or other lien securing Indebtedness, (ii) any Lien imposed or promulgated by Laws, which are governed under clauses (a), (b) and (e), and (iii) any outstanding right of first offer, right of first refusal, purchase option or similar right to acquire all or any portion of or interest in such real property) which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business, (d) with respect to any real property leased or otherwise used by a London Group Company pursuant to any lease or other occupancy agreement, all title exceptions, defects, easements, restrictions and other matters encumbering the landlord’s (or, as applicable, any other owner’s) interest in such real property and to which such lease or other use is subordinate, whether or not of record, which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business, (e) with respect to any real property, Liens imposed or promulgated by Laws with respect to such real property and improvements, excluding Liens described in clauses (a) and (b), but including zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements imposed by any Governmental Body (excluding Liens imposed by applicable Environmental Laws related to compliance with Environmental Laws or the investigation or remediation of contaminated real property), to the extent not violated in any material respect by the current use of such real property; and (f) the matters set forth in Section 3.28 of the London Disclosure Letter that will remain in place at the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“PRC” or “China” means the People’s Republic of China for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Additional Land” means the two parcels of land of London PRC Sub Real Property that London PRC Sub occupies but has not obtained the granted land use rights as of the date hereof, which parcels of land are identified and described on Section 10(b) of the London Disclosure Letter.

“PRC Approval Authority” means the PRC commerce authority charged with the approval of the establishment, alteration and termination of London PRC Sub and the articles of association of London PRC Sub and any subsequent changes thereto.

“PRC Buildings” means all of the buildings of the London PRC Sub the construction of which is completed as of the date hereof, which buildings are identified and described on Section 10(c) of the London Disclosure Letter.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the authorized issuance by UK Holdco of the Closing Shares.

“Shareholder Agreement” means the Shareholder Agreement to be entered into by New York and London at the Closing, substantially in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any entity in which such person owns, directly or indirectly, Capital Stock or other interests representing more than 50% of the aggregate equity interest in such entity.

“Taiwan Investment Commission” means the Investment Commission, Ministry of Economic Affairs, Executive Yuan, Taiwan, the Republic of China.

“Tax Returns” means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, including any and all attachments, amendments and supplements thereto.

“Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, value-added, business, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, Capital Stock or windfall profits taxes, customs duties and other taxes, assessments and similar governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

“Threshold Amount” means $7,500,000.

“to the knowledge of the London Parties” and phrases with similar wording mean the collective knowledge, after reasonable investigation, of the Persons listed on Exhibit E.

“to the knowledge of the New York Parties” and phrases with similar wording mean the collective knowledge, after reasonable investigation, of the Persons listed on Exhibit E.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing and Internet domain names.

“Transactions” means the Taiwan Restructuring and transactions provided for in Section 5.23, the Merger, the Subject Shares Transactions, the Share Issuance, the payment of the True-Up Consideration, the payment of any amounts in respect of Adjustment Calculations and the payment of the Additional Share Cash Payment, collectively; and “Transaction” means any one of them, individually.

“Transition Period” means the period of time commencing as of the Closing during which London provides services to the Companies, pursuant to any Ancillary Agreement with respect to a particular aspect of the Business and/or a particular group of the London Group Companies’ employees. The Transition Period with respect to various portions of the Business may end at different times pursuant to the terms of the applicable Ancillary Agreement. Except with respect to certain consulting services to be provided by London, in no event shall any Transition Period extend beyond the second anniversary of the Closing.

“UK Holdco Common Stock” means ordinary shares, par value $0.01 per share, of UK Holdco.

“UK Takeover Code” means the City Code on Takeovers and Mergers.

The terms listed below are defined in the sections set forth opposite such defined term.

Accounts Payable Calculation	Section 2.6(b)
Accounts Receivable	Schedule I, Section 1.1(d)
Accounts Receivable Calculation	Section 2.6(b)
Acquisition Agreement	Section 5.1(b)
Additional Share Cash Payment	Section 2.5(b)
Adjustment Calculations	Section 2.6(c)
Affiliate	Article X
Agreement	Preamble
Allocation	Section 2.9
Allocation Accounting Firm	Section 2.9
Ancillary Agreements	Article X
Annual Review	Article X
Antitrust Authority	Article X
Antitrust Laws	Article X
Assumed Employees	Section 5.6(a)
Assumed Liabilities	Article X
Audited Financial Statements	Section 3.26(a)
Auditors	Section 2.6(c)
Base Percentage	Section 2.5(a)
Book Entry Shares	Section 1.3(b)(iv)
Business	Recitals
Business Books and Records	Schedule I, Section 1.1(h)
Business Claims	Schedule I, Section 1.1(n)
Business Day	Article X
Business Employee	Article X
Business Permits	Schedule I, Section 1.1(f)
Business Plan	Article X
Capital Stock	Article X
Category 1 London Representations	Article X
Category 1 New York Representations	Article X
Category 2 London Representations	Article X
Category 2 New York Representations	Article X
Ceiling Amount	Article X
Certificate of Merger	Section 1.1(c)
Certificates	Section 1.3(b)(iv)
CFIUS	Article X
CFIUS Condition	Section 7.1(c)
Charter Documents	Article X
China	Article X
Closing	Section 2.8(a)
Closing Date	Section 2.8(a)
Closing Date New York Net Debt	Section 2.5(a)
Closing Reference Time	Section 2.8(a)
Closing Shares	Article X
Code	Article X
combined company	Schedule IV, Section 1.1
Commerce	Section 3.30(c)
Companies	Recitals
Company	Recitals
company supervisor	Article X

Confidentiality Agreement	Article X
Confidentiality/Non-Competition Agreements	Section 1.3(a)(v)
Contract	Article X
Contractual Preemptive Rights	Section 5.30
Contributed Assets	Schedule I, Section 1.1
Conveyance Properties	Article X
Court of Chancery	Section 9.1(a)
Critical Employees	Section 5.6(a)
Custodian	Section 1.3(b)(iii)
Customs & International Trade Laws	Article X
Cut-Off Time	Section 4.3(a)
De Minimis Threshold	Section 6.3(b)
Debarred List	Section 3.30(c)
Debt Calculation	Section 2.6(a)
DGCL	Article X
Disclosure Letters	Section 7.1(b)
Discovering Entity	Section 5.29
Divestiture Action	Section 5.9(b)
DLLCA	Article X
DPO	Section 2.6(b)
DSO	Section 2.6(b)
DTC	Section 1.3(b)(ii)
Effective Time	Section 1.1(c)
End Date	Section 8.1(b)(i)
Environmental Claim	Article X
Environmental Laws	Article X
Environmental Permits	Article X
ERISA	Article X
ERISA Affiliate	Article X
Excess Indebtedness	Section 2.6(b)
Exchange Act	Article X
Exchange Agent	Section 1.3(b)(i)
Excluded Assets	Schedule II, Section 1.1
Excluded Liabilities	Schedule III, Section 1.1
Excluded Taxes	Article X
Expenses	Article X
Export Control Authorizations	Article X
Family Member	Article X
Financial Statements	Section 3.26(b)
Finished Products Inventory Calculation	Section 2.6(b)
Finished Products Items	Section 2.6(b)
FINSA	Article X
Foreign NewCo	Section 2.1(b)
Form S-4	Article X
Fully-Diluted Basis	Section 2.5(a)
GAAP	Article X
Globalprene License	Section 5.27(b)
Globalprene Marks	Section 5.27(b)
Governmental Approval	Article X
Governmental Body	Article X
HSR Act	Article X
IFRS	Article X

Income Taxes	Article X
Indebtedness	Article X
Indemnified Amounts	Section 6.1
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Notice	Section 6.4(f)
Intellectual Property	Article X
International Trade Approvals	Section 3.30(a)
Intervening Event	Section 5.1(c)
IP Contracts	Article X
Laws	Article X
Lazard	Section 2.5(a)
Liability	Article X
Licensed Field of Use	Section 5.28(a)
Lien	Article X
Loan Agreement	Article X
London	Preamble
London Acquisition Proposal	Section 5.1(i)
London Adjustment Calculations	Section 2.6(a)
London Board	Article X
London Burdensome Condition	Article X
London Businesses	Section 5.28(a)
London Closing Date Working Capital Calculations	Section 2.6(a)
London Designees	Section 1.5(a)(i)
London Disclosure Letter	Article III
London Environmental Permits	Section 3.13(c)
London Foreign Business Plans	Section 3.11(j)
London Governmental Permits	Section 3.5(a)(ii)
London Group Companies	Recitals
London Group IP Contract	Article X
London Group Plans	Article X
London Indemnified Party	Article X
London Intellectual Property In Progress	Article X
London Intellectual Property Rights	Article X
London Leased Real Property	Section 3.29(a)
London Marks	Section 5.27(a)
London Material Adverse Effect	Article X
London Material Contract	Section 3.21(a)
London Notice	Section 5.2(d)
London Owned Real Property	Section 3.29(a)
London Parties	Preamble
London PRC Holdco	Recitals
London PRC Holdco Equity Interests	Section 2.2
London PRC Sub	Recitals
London PRC Sub Equity Interest	Recitals
London PRC Sub Leased Real Property	Section 3.29(a)
London PRC Sub Owned Real Property	Section 3.29(a)
London PRC Sub Real Property	Section 3.29(a)
London Real Property	Section 3.29(a)
London Report	Section 3.7
London Stockholder	Preamble
London Stockholder Approval	Section 3.19

London Stockholder Meeting	Section 5.2(d)
London Taiwan Employees	Section 5.6(a)
London Taiwan Holdco	Section 5.23(a)
London Taiwan Holdco Equity Interests	Section 2.2
London Taiwan NewCo Sub	Recitals
London Transaction Agreements	Article X
London U.S. Sub	Recitals
London U.S. Sub Equity Interests	Recitals
London U.S. Sub General Partner Conveyance	Section 2.2
London U.S. Sub General Partner Interests	Recitals
London U.S. Sub Limited Partner Conveyance	Section 2.2
London U.S. Sub Limited Partner Interests	Recitals
London Wrong Pocket Entities	Section 5.29
London Wrong Pockets Assets	Section 5.29
Management LLC	Recitals
Materials of Environmental Concern	Article X
Merger	Recitals
MergerCo	Preamble
New York	Preamble
New York Acquisition Proposal	Section 9.2(b), Section 5.1(h)(i)
New York Adjustment Calculations	Section 2.6(a)
New York Adverse Recommendation Change	Section 5.1(b)
New York Board	Article X
New York Burdensome Condition	Article X
New York Bylaws	Article X
New York Certificate	Article X
New York Closing Date Working Capital Calculations	Section 2.6(a)
New York Common Stock	Article X
New York Designees	Section 1.5(a)(i)
New York Disclosure Letter	Article IV
New York Environmental Permits	Section 4.13(c)
New York Foreign Plans	Section 4.11(j)
New York Governmental Permits	Section 4.5(a)(ii)
New York Indemnified Party	Article X
New York Indenture	Article X
New York Intellectual Property Rights	Article X
New York International Trade Approvals	Section 4.24(a)
New York Intervening Event Change in Recommendation	Section 5.1(c)
New York JV	Section 2.5(a)
New York Leased Real Property	Section 4.25(b)
New York Material Adverse Effect	Article X
New York Material Contract	Section 4.20(a)
New York Notice of Adverse Recommendation Change	Section 5.1(b)
New York Notice of Intervening Event Change in Recommendation	Section 5.1(c)
New York Options	Article X
New York Owned Real Property	Section 4.25(a)
New York Parties	Preamble
New York Plans	Article X
New York Preferred Stock	Section 4.3(a)
New York Real Property	Section 4.25(b)
New York Real Property Lease	Section 4.25(b)
New York Recommendation	Section 5.2(c)

New York Reports	Section 4.7(a)
New York Stockholder Approval	Section 4.19
New York Stockholder Meeting	Section 5.2(a)
New York Superior Proposal	Section 5.1(h)(ii)
New York Termination Fee	Section 9.2(b)
New York Transaction Agreements	Article X
New York Wrong Pocket Entities	Section 5.29
New York Wrong Pockets Assets	Section 5.29
Non-PRC London Group Companies	Recitals
Non-PRC London Leased Real Property	Section 3.28(b)
Non-PRC London Owned Real Property	Section 3.28(a)
Non-PRC London Real Property	Section 3.28(b)
Non-PRC London Real Property Lease	Section 3.28(b)
Notice Period	Section 6.4(f)
NYSE	Article X
OFAC	Section 3.30(c)
Parent New York Plan	Section 1.3(a)(iv)
Parties	Preamble
Party	Preamble
Permitted Liens	Article X
Person	Article X
PRC	Article X
PRC Additional Land	Article X
PRC Approval Authority	Article X
PRC Buildings	Article X
PRC Equity Conveyance	Section 2.2
PRC Law	Section 3.5(a)(ii)
PRC Ownership Certificates	Section 3.29(c)
Pre-Closing Period	Article X
Premerger Notification Rules	Section 5.9(b)
Proxy Statement	Section 5.2(a)
Raw Material Calculation	Section 2.6(b)
Raw Material Items	Section 2.6(b)
Registered London IP Rights	Section 3.14(a)
Registered New York IP Rights	Section 4.14(a)
Regulatory Filings	Section 3.6(b)
Related Person	Section 3.35
Release	Article X
Representatives	Section 5.1(a)
Restraints	Section 7.1(e)
Sanctioned Country	Section 3.30(c)
SEC	Article X
Securities Act	Article X
Service Agreements	Section 5.32
Share Issuance	Article X
Shareholder Agreement	Article X
Subject Shares	Section 2.2
Subject Shares Transactions	Section 2.2
Subsidiary	Article X
Survival Period	Section 6.3(a)
Surviving Corporation	Section 1.1(b)
Taiwan Contracts	Schedule I, Section 1.1(e)

Taiwan Employee Transfer Time	Section 5.6(c)
Taiwan Equity Conveyance	Section 2.2
Taiwan Investment Commission	Article X
Taiwan LOA Employees	Section 5.6(c)
Taiwan M&A Act	Section 5.6(c)
Taiwan Restructuring	Section 5.23(a)
Taiwan Securities Authorities	Section 3.7
Taiwan Share Transfer	Section 5.23(a)
Taiwan Spin-Off	Section 5.23(a)
Taiwan Spin-Off Record Date	Section 5.6(c)
Tax Returns	Article X
Tax Schedule	Section 2.9
Taxes	Article X
Terminable Breach	Section 8.1(b)(v)
Third-Party Claim	Section 6.4(a)
Threshold Amount	Article X
to the knowledge of the London Parties	Article X
to the knowledge of the New York Parties	Article X
Trademark Licensees	Section 5.27(a)
Trademarks	Article X
Transaction Litigation	Section 5.25
Transactions	Article X
Transfer Taxes	Section 5.14
Transfer Time	Section 5.6(d)
Transferred Taiwan Employee	Section 5.6(c)
Transferred Tangible Personal Property	Schedule I, Section 1.1(b)
Transition Committee	Section 1.5(a)(vi)
Transition Period	Article X
True-Up Amount	Section 2.5(a)
True-Up Consideration	Section 2.5(a)
U.S. Equity Conveyance	Section 2.2
UK Holdco	Preamble
UK Holdco Additional Shares	Section 2.5(b)
UK Holdco Articles of Association	Section 1.1(a)
UK Holdco Common Stock	Article X
UK Holdco Transaction Shares	Section 2.5(a)
UK Takeover Code	Article X
Unassumed Plans	Section 1.3(a)(vi)
Unaudited Financial Statements	Section 3.26(b)
Underlying Land	Schedule I, Section 1.1(a)

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as a contract under seal on the date first above written.

KRATON PERFORMANCE POLYMERS, INC.

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
President and Chief Executive Officer

KPP SHELFCO LIMITED

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
Agent

NY MERGERCO, LLC

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
Authorized Person

LCY CHEMICAL CORP.

By:	/s/ Bowei Lee
	Bowei Lee	[SEAL]
Chairman

LCY SYNTHETIC RUBBER CORP.

By:	/s/ Bowei Lee
	Bowei Lee	[SEAL]
Director

Schedule I

Contributed Assets (with respect to London Taiwan Spin-Off)

Section 1.1. Subject to Schedule II of this Agreement, the term “Contributed Assets” shall include the following:

(a)(i) all real property that London owns in fee (or its jurisdictional equivalent) and is primarily used in the Business, including the real property located on and/or constituting part of the six parcels of land registered as lot numbers 1359, 1360, 1361, 1362, 1363 and 1364, Erqiao Section, Hsiaogang District, Kaohsiung, Taiwan, being the same area as cross-hatched on Schedule I, Section 1.1(a)(i) of the London Disclosure Letter (the “Underlying Land”), (ii) all buildings and structures on the Underlying Land, improvements thereto and other fixtures thereon and (iii) all real property leased, subleased, licensed or otherwise used primarily in connection with the Business as listed on Schedule I, Section 1.1(a)(ii) of the London Disclosure Letter;

(b) all right, title and interest of London in and to all machinery, equipment, tools, furniture, supplies, vehicles, computer systems, including hardware and software (excluding software licensed through shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), telephone systems, materials handling and other equipment and fixed assets (including fixtures), leasehold improvements (i) located on or at the real property described on Schedule I, Section 1.1(a)(i)-(ii) of the London Disclosure Letter or (ii) located elsewhere that are primarily used in the Business, including the fixed assets reflected in the Financial Statements and all other tangible personal property of every kind and description primarily used or held for use by the Business (wherever located and whether or not carried on the books of a London Group Company), including all such items set forth on Schedule I, Section 1.1(b)(i) of the London Disclosure Letter, but excluding all tangible embodiments of Intellectual Property, which is addressed in Schedule I, Section 1.1(i) (collectively, the “Transferred Tangible Personal Property”), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents primarily related thereto; provided, however, that the Contributed Assets shall not include any assets in clause (ii) of this paragraph in which London has a right, title or interest if such assets will be subject to a transition or shared services agreement entered into by UK Holdco and London in connection with the Transactions, including the assets included on Schedule I, Section 1.1(b)(ii) of the London Disclosure Letter;

(c) all inventories, wherever located, including raw material, work-in-process, finished goods, finished components, spare parts, purchased parts, stores and supplies purchased for use or to be used or consumed primarily in the Business;

(d) all accounts receivable of London related to the Business and all other rights of London related to the Business to payment for goods sold or leased or for services rendered, including those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statements, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of London primarily relating to the Business, in each case with respect to any of the foregoing (the “Accounts Receivable”);

(e) subject to the provisions of Section 5.16 of the Agreement, all right, title and interest of London to all written executory Contracts and agreements primarily relating to the provision of services or products in the Business, including customer Contracts (and customer prepayments thereon), purchase orders, purchase and sale agreements, supply agreements (including agreements for the supply of butadiene, styrene, isoprene and other monomers) and distribution or distributor agreements, including those set forth in Schedule I, Section 1.1(e) of the London Disclosure Letter (collectively, the “Taiwan Contracts”) but not including any IP Contracts, license, maintenance, development and support Contracts relating to computer software, which are addressed in Schedule I, Section 1.1(i), any intercompany agreements with any other controlled Affiliate of London (other than the Companies);

A-Sch. I-1

(f) all right, title and interest of London in and to all licenses, permits, permit applications, emission credits, consents, franchises, certificates, approvals, authorizations, registrations, variation, exemptions, orders, qualifications and orders of or with Governmental Bodies primarily relating to the Business and all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership, operation and use of the London Owned Real Property and the operation and use of the London Leased Real Property, to the extent that any of the foregoing may be transferred (upon any filing, application or other action by London or other Person), without the necessity of consent or assignable only with consent and such consent has been or by the Closing will be obtained, including the items set forth in Schedule I, Section 1.1(f) of the London Disclosure Letter (collectively, the “Business Permits”);

(g) all prepaid items, deposits, claims for refund, rights to offset and other similar assets or rights of London primarily relating to the Business;

(h) all financial, accounting, Tax and operating books and records of London primarily relating to the Business, including all books, schedules, work papers, records, Tax Returns, notes, correspondence, files, vendor lists, customer lists, customer account information, sales and service records, credit data, sales and promotional brochures, advertising materials, cost and pricing information, equipment maintenance data, research and development reports and records, production reports and records, service and warranty records, equipment logs, preventive maintenance manuals, operating guides and manuals, documentation, drawings, specifications, purchasing records and information, business plans, reference catalogues, payroll and personnel records (to the extent permitted by applicable Law), stationery, purchase orders, sales forms and other books and records primarily used in or primarily relating to the Business (the “Business Books and Records”); provided, however, that the Business Books and Records shall not include (i) any Tax Returns or other Tax data or records prepared on a combined, consolidated, unitary or affiliated basis to the extent that such Tax Return, Tax data or records include an entity other than the London Group Companies (however, the Business Books and Records shall include copies of all portions of such Tax Returns or other Tax data and records to the extent relating solely to the London Group Companies); (ii) any books, records, or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information, unless such records are required to be transferred to New York under applicable Law; provided, however, that London shall be entitled to retain a copy of any Business Books and Records to the extent such specific materials are not exclusively related to the Business, which shall be subject to the Confidentiality Agreement; and (iii) any Intellectual Property related thereto or included therein;

(i) all right, title and interest of London in and to Intellectual Property used in or relating to the Business and Intellectual Property rights in designs, technology, inventions, invention disclosures, discoveries, improvements, know-how, processes, methods, confidential and proprietary information, technical information, and internet web sites, telephone, telecopy and e-mail addresses and listings, whether or not subject to statutory registration or protection, in each case to the extent such Intellectual Property is primarily used in or related to the Business; provided, that such Intellectual Property is set forth in Schedule I, Section 1.1(i)(i) of the London Disclosure Letter, subject to Section 5.29 and (ii) subject to Schedule II, Section 1.1(f) and Section 5.16, all transferable rights of London under any IP Contracts to which any of the London Group Companies is a party to the extent such rights are primarily used in or related to the Business; provided, such IP Contracts are set forth in Schedule I, Section 1.1(i)(ii) of the London Disclosure Letter, subject to Section 5.29 and (iii) subject to Section 5.29, all tangible embodiments of the Intellectual Property described in the foregoing subsection (i)(i) to the extent primarily used in or relating to the Business, including both hard copy and electronic forms, including (to the extent applicable) engineering, production and other designs, plans, blue prints, drawings, specifications, formulas, technology, computer and electronic data processing programs, and computer software;

(j) subject to the provisions of Section 5.16, all rights, title and interest of London primarily relating to the Business under equipment leases, including the items set forth in Schedule I, Section 1.1(j) of the London Disclosure Letter;

A-Sch. I-2

(k) all transferable rights primarily relating to the Business of London under express or implied warranties, if any, from the suppliers, manufacturers or others primarily relating to the Business; provided, that such rights are being transferred without warranty by or recourse to London (except as provided in the Agreement);

(l) all right, title and interest of London in and to all goodwill and going-concern value related to the Business;

(m) any insurance proceeds from claims made prior to the Closing primarily relating to all or any part of the Business for any casualty or loss occurring prior to the Closing but for which London has not replaced, repaired or otherwise satisfied such casualty or loss prior to the Closing;

(n) all claims of London against third parties relating primarily to the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, including the claims set forth in Schedule I, Section 1.1(n) of the London Disclosure Letter (the “Business Claims”);

(o) the employment and, to the extent permitted by applicable Laws, personnel records of the Transferred Taiwan Employees to be transferred in compliance with Taiwan Personal Data Protection Law; provided, however, that London shall retain a copy of such employment and personnel records to the extent required by applicable Laws; and

(p) all other or additional privileges (excluding only the attorney-client privileges belonging to the London Group Companies), rights, interests, properties and assets of London of every kind and description and wherever located that are primarily used or intended for use in connection with the Business as presently conducted (excluding all Intellectual Property, tangible embodiments thereof, IP Contracts and all license, maintenance, development and support Contracts relating to computer software, which are addressed in Schedule I, Section 1.1(i)).

A-Sch. I-3

Schedule II

Excluded Assets (with respect to London Taiwan Spin-Off)

Section 1.1. “Excluded Assets” means:

(a) all cash, cash equivalents and short-term investments, bank or other deposit accounts of London;

(b) any minute books, stock records or corporate seals of London;

(c) Contracts or commitments of London which do not relate to, or support, the Business;

(d) any accounts or other receivables of London which do not relate to the Business;

(e) all Intellectual Property, tangible embodiments thereof and IP Contracts of London and all Intellectual Property in which London or any Affiliate of London has any right, title or interest, which are not primarily used in or related to the Business, including, for clarity, those set forth on Schedule II, Section 1.1(e) of the London Disclosure Letter and the London Marks;

(f) except as set forth in Schedule I, Section 1.1(b)(i) of the London Disclosure Letter, all right, title and interest of London in and to all license, maintenance, development and support Contracts relating to computer software, including software primarily used in product or process research, development and sale (owned, leased or licensed), including to any computer software set forth on Schedule II, Section 1.1(f) of the London Disclosure Letter;

(g) (i) the employment and personnel records of London and its Affiliates employees that will not be Business Employees and (ii) any employment and personnel records of the Business Employees the transfer of which is prohibited by applicable Law or Contract;

(h) all rights to insurance policies or practices of London and its Affiliates (other than the Companies), including any fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever, any refunds paid or payable with the cancellation or discontinuance of any such policies, and any claims made under or proceeds from such policies except as provided in Schedule I, Section 1.1(n);

(i) all rights to causes of actions, lawsuits, judgments, claims or demands of London and its Affiliates (including the Companies) except the Business Claims;

(j) except to the extent described in Schedule I, Section 1.1(h), all financial and Tax records relating to the Business that form part of the general ledger of London or any of its Affiliates (other than the Companies), any working papers of London’s auditors, and any other Tax records (including accounting records) of London or any of its Affiliates (other than the Companies);

(k) all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with any potential divestiture of all or part of the Business, including confidential communications with legal counsel representing London or its Affiliates (including the Companies) and the right to assert the attorney-client privilege with respect thereto;

(l) all right, title and interest of London in and to all licenses, permits, permit applications, emission credits, consents, franchises, certificates, approvals, authorizations, registrations, variation, exemptions, orders, qualifications and orders of or with Governmental Bodies, including the items set forth in Schedule II, Section 1.1(l) of the London Disclosure Letter other than the Business Permits;

A-Sch. II-1

(m) all rights in connection with and assets of the London Group Plans that are not Business Plans;

(n) all rights of London under the London Transaction Agreements;

(o) all rights of London under express or implied warranties, if any, from the suppliers of London, manufacturers or others relating to the Excluded Assets;

(p) any and all assets that are expressly specified by this Agreement or any Ancillary Agreement as assets to be retained by London or any Affiliate of London (other than the Companies); and

(q) any other assets set forth in Schedule II, Section 1.1(q) of the London Disclosure Letter and all additional privileges, including the attorney-client privileges belonging to the London Group Companies, rights, interests, properties and assets of London of every kind and description and wherever located that are not primarily used or intended for use in connection with the Business, as presently conducted, that are not otherwise set forth on Schedule I of the London Disclosure Letter as Contributed Assets.

A-Sch. II-2

Schedule III

Excluded Liabilities

Section 1.1. “Excluded Liabilities” means all of the following Liabilities, each and all of which shall remain the Liabilities of London:

(a) any and all Excluded Taxes;

(b) any Indebtedness of London;

(c) any Liabilities to any Affiliate of London;

(d) any Liabilities of any London Party, or the London Group Companies, arising from or incurred in connection with the negotiation, preparation or execution of the London Transaction Agreements or the transactions contemplated by this Agreement, including fees and expenses of the London Group Companies’ counsel and financial advisors;

(e) any Liabilities of London based on acts or omissions occurring after the Closing;

(f) any Liabilities of London not arising from the Contributed Assets, including any Liabilities arising from the Excluded Assets or from the land or other properties described on Section 5.3(b)(v)(A)(I), Section 5.3(b)(v)(A)(II) and Section 5.3(b)(v)(A)(III) of the London Disclosure Letter, including any Liabilities arising out of any conveyance thereof;

(g) any Liabilities arising out of or resulting from Article 32 of the Taiwan M&A Act with respect to any Excluded Asset or Excluded Liability in connection with the Taiwan Spin-Off; and

(h) the Liabilities set forth on Schedule III of the London Disclosure Letter, it being understood that such Liabilities shall be borne and assumed by London, irrespective of whether such Liabilities may have been attributable to any other Person.

A-Sch. III-1

Schedule IV

London Designees

Section 1.1. London shall be entitled to appoint two members to the senior leadership team of UK Holdco as of the Effective Time (the “combined company”) as follows:

(a) A London employee or London designee shall be appointed to one of two senior vice president positions (the exact title of such positions shall be determined by the Transition Committee, provided that the positions shall be the highest officer level other than president and chief executive officer) of UK Holdco as Business President for one of the two global (combined) business units of the combined company with the responsibilities set forth in this paragraph. The organization of the two global (combined) business units of the combined company shall be as determined by the Transition Committee in accordance with Schedule V of this Agreement and may include an organization of such units around the HSBC or USBC business of the combined company or a similar arrangement. The responsibilities of each of the Business Presidents shall include sales, marketing, customer fulfillment and technical services, and the Transition Committee will determine any additional direct responsibilities of the Business Presidents (which may include manufacturing, procurement or any other operational functions). The Business Presidents shall report directly to the Chief Executive Officer of UK Holdco.

(b) A London employee or London designee as proposed by London, and reviewed and approved by the Transition Committee. Such designee shall be an executive officer of UK Holdco and shall report directly to the Chief Executive Officer of UK Holdco.

A-Sch. IV-1

Schedule V

Transition Responsibilities

Section 1.1.

(a) The Chief Executive Officer of New York will lead developing and proposing the future organization, structure and staffing and the execution plan for the combined company, each in consultation with the Chief Executive Officer of London.

(b) The members of the Transition Committee shall act (and each of London and New York will cause its respective members to act) to ensure the safe and reliable operation of the combined company and in the best interests of all employees, shareholders and other stakeholders of the combined company post-Closing.

(c) The Transition Committee shall review the proposals and execution plan of the Chief Executive Officer of New York. The Transition Committee shall address any additional leadership or organizational needs that the combined company will have.

A-Sch. V-1

ANNEX B

FORM OF

SHAREHOLDER AGREEMENT

BY AND BETWEEN

KRATON PERFORMANCE POLYMERS PLC,

LCY SYNTHETIC RUBBER CORP.

AND

LCY CHEMICAL CORP.

DATED [                    ], 201[     ]

B-i

EXHIBITS

Exhibit A - Shareholder Designees
Exhibit B - Restricted Parties
Exhibit C - Shareholder Designee Representation on Board Committees
Exhibit D - Designated Persons
Exhibit E - Preemptive Warrants Term Sheet
Exhibit F - Adoption Agreement for Subsidiary Transferees of Shares
Exhibit G - Adoption Agreement for Significant Minority Owners
Exhibit H - Adoption Agreement for Transferees of London’s Block

B-ii

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) is dated [                    ], 201[    ], by and among Kraton Performance Polymers plc, a public limited company incorporated under English law (registered no. 08815107) whose registered office is at [        ] (the “Company”), LCY Chemical Corp., a company limited by shares registered under the laws of the Republic of China (“London”), and LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands (“London NY Holdco” and, together with London and any Subsidiary (as defined in Section 1.1 below) of London to the extent London or any such Subsidiary of London subsequently becomes a holder of Common Stock (as defined in the Recitals) pursuant to, and subject to the conditions of, this Agreement, the “Shareholders”). The Company, on the one hand, and the Shareholders and London, on the other hand, are sometimes referred to together as the “Parties” and individually as a “Party.”

R E C I T A L S

WHEREAS, the Parties and certain of their Affiliates (as defined in Section 1.1 below) have entered into a Combination Agreement, dated as of January 28, 2014 (as it may be amended from time to time, the “Combination Agreement”), pursuant to which, among other things, the Company is on the date hereof issuing to London NY Holdco [        ] ordinary shares in the aggregate (the “Shareholder Shares”), par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated under the Combination Agreement (the “Closing”); and

WHEREAS, the Parties desire to establish in this Agreement certain terms and conditions with respect to the Common Stock to be Beneficially Owned (as defined in Section 1.1 below) by the Shareholders and the Controlled Affiliates (as defined in Section 1.1 below) following the Closing, as well as restrictions on certain activities in respect of such Common Stock and certain agreements relating to corporate governance and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; INTERPRETATIONS

Section 1.1 Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Additional Subject Securities Purchase” shall have the meaning assigned to such term in Section 6.1(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, for purposes of this Agreement, the Company shall not be deemed an Affiliate of any of the Shareholders or London and no Person shall be deemed an Affiliate of another Person by virtue of the fact that both Persons own Common Stock.

“Agreement” shall have the meaning assigned to such term in the Preamble hereto.

“Applicable Law” shall mean any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC) applicable to any of the Parties, any of their respective Affiliates or any Shareholder Affiliated Person.

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof and shall include securities that are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of shares of Common Stock that a Person is deemed to be the beneficial owner of, or to beneficially own, in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates) under a Derivatives Contract shall be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates) is a Receiving Party, with this provision being applied to successive Counterparties as appropriate. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” shall have the corresponding meaning.

“Block” shall have the meaning assigned to such term in Section 4.3.

“Board” shall mean the Board of Directors of the Company.

“Business” shall mean any business product line in which the Company and its Subsidiaries are engaged at the date of this Agreement, after giving effect to the consummation of the transactions contemplated by the Combination Agreement; provided, however, that the Business shall not include the compounding of styrene-ethylene/butylene-styrene polymers.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York, New York, London, England or Taipei, Republic of China are authorized or required by law to remain closed.

“Change of Control Transaction” shall mean (a) any transaction or series of related transactions that results in the directors comprising the Board immediately prior to such transaction ceasing to represent the majority of the directors comprising the Board or the board of directors of the Person surviving or resulting from such transaction (or the ultimate parent entity thereof); (b) the acquisition of the Company by another Person by means of any transaction or series of related transactions, whether or not the Company is a party thereto (including any stock acquisition, reorganization, merger or consolidation), that results in the holders of the Voting Securities of the Company immediately prior to such transaction or series of related transactions failing to represent, immediately after such transaction or series of transactions, a majority of the total outstanding voting securities of the surviving Person (or the ultimate parent entity thereof); (c) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which, in excess of 50% of the Total Voting Power is Beneficially Owned directly, or indirectly through one or more Persons, by any Person and its Affiliates; or (d) a sale, lease, transfer, disposition or other conveyance of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Closing” shall have the meaning assigned to such term in the Recitals hereto.

“Combination Agreement” shall have the meaning assigned to such term in the Recitals hereto.

“Common Stock” shall have the meaning assigned to such term in the Recitals hereto.

“Company” shall have the meaning assigned to such term in the Preamble hereto.

“Competitor” shall mean any Person (other than London, the Shareholders and their Affiliates) materially engaged, directly or indirectly, in a business in competition with any material business of the Company, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, shareholder (other than by virtue of Beneficial Ownership of shares listed on a United States or foreign stock exchange or automated quotation system that does not exceed 5% of the outstanding shares so listed), owner, investor, consultant, partner or in any other manner whatsoever, directly or indirectly.

“Confidential Information” shall mean all trade secrets, know how and other confidential, nonpublic and/or proprietary information of the Company, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any governmental authority and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of the Company; provided, however, that Confidential Information shall not include such information as (a) becomes known to the public generally through no fault of any of the Shareholders, any of the Controlled Affiliates, or any Restricted Party or (b) is required to be disclosed by any of the Shareholders, any of the Controlled Affiliates or any Restricted Party by Applicable Law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (b), such Shareholder, such Controlled Affiliate, or such Restricted Party, as applicable, shall give prior written notice thereof to the Company and provide the Company with the opportunity to contest that disclosure.

“Conflicts Committee” shall mean the Conflicts Committee of the Board.

“Contractual Preemptive Rights” shall have the meaning assigned to such term in Section 6.2(a).

“Controlled Affiliate” shall mean (a) London, (b) any Subsidiary of London, (c) any Designated Person and any Family Member of any Designated Person who shares the same home as such Designated Person, (d) any Person as to which any Designated Person, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such Person, (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such Person or (iii) cause such Person to vote, acquire or dispose of any equity interest that is held or owned by such Person or for which such Person has the power or authority to vote such equity interest and (e) any other Person who is a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act or Regulation 13D thereunder) with London, any of the Shareholders or any Designated Person with respect to any Voting Securities. For the avoidance of doubt, for purposes of this Agreement, the Company shall not be deemed a Controlled Affiliate.

“Demand Registration” shall have the meaning assigned to such term in Section 5.1(a).

“Demand Registration Statement” shall have the meaning assigned to such term in Section 5.1(b).

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Designated Person” shall mean (a) any director of London who is not independent of London, (b) any officer of London, (c) any of the Persons specified in Exhibit D and (d) any Significant Minority Owner of a Shareholder.

“Disapplication Period” shall have the meaning assigned to such term in Section 6.2(a).

“Disapplication Resolution” shall have the meaning assigned to such term in Section 6.2(a).

“Excess Securities” shall have the meaning assigned to such term in Section 5.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder.

“Family Member” shall mean, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Person, or any other Person (other than a tenant or employee) sharing the household of such Person.

“First Voting Threshold” shall have the meaning assigned to such term in Section 7.4(c)(i).

“Form S-3” shall have the meaning assigned to such term in Section 5.3(a).

“Fourth Voting Threshold” shall have the meaning assigned to such term in Section 7.4(c)(iv).

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act.

“Grace Period” means, with respect to any Subject Issuance, the longer of (i) ninety (90) days; (ii) the expiration date of the six-month period provided in Section 6.1(d)(ii) (in the event that the Shareholders have exercised their rights under Section 6.1(d)(ii) to make open market or privately negotiated purchases); (iii) the expiration date of the period in Section 6.1(e) between the Preemptive Rights Closing Date and the earlier of (a) the Shareholders’ effectuation of the Additional Subject Securities Purchase or the exercise of Preemptive Warrants, as applicable, and (b) the Shareholders’ withdrawal of the notice exercising their right to effect an Additional Subject Securities Purchase; (iv) the expiration date of the period during which the Shareholders may make open market or privately negotiated purchases of Voting Securities pursuant to Section 6.1(e), Section 6.1(i), Section 6.2(a) or Section 6.2(b) (in the event that the Shareholders have exercised their rights under such sections to make open market or privately negotiated purchases); and (v) the expiration date of the period during which the Shareholders may exercise Preemptive Warrants pursuant to Section 6.2(a) (in the event the Shareholders have exercised their rights under Section 6.2(a) to exercise Preemptive Warrants); provided, however, that the time periods in clauses (i), (ii), (iii), (iv) and (v) shall be tolled one day for each day the Shareholders are prohibited by Applicable Law from effecting an Additional Subject Securities Purchase or making open market or privately negotiated purchases, each in accordance with Article VI.

“Indebtedness” shall mean without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with United States generally accepted accounting principles; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations; (d) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; and (e) all guarantees of Indebtedness of third parties.

“Independent Director” shall mean any director who is or would be an “independent director” with respect to the Company pursuant to Section 303A.02 of the NYSE Listed Company Manual and, if serving (or if designated to serve) on the Audit Committee or Compensation Committee, Sections 10A and/or 10C, as applicable, of the Exchange Act (or any successor provisions), in each case as amended from time to time.

“Initiation Date” shall have the meaning assigned to such term in Section 4.3(a).

“Legends” shall have the meaning assigned to such term in Section 10.2(a).

“Liability” and “Liabilities” shall have the meanings assigned to such terms in Section 5.9(a).

“London” shall have the meaning assigned to such term in the Preamble and shall include any successor thereto (including by merger, consolidation or by operation of law).

“London NY Holdco” shall have the meaning assigned to such term in the Preamble.

“Majority Owned Subsidiary” shall mean any Subsidiary of London as to which London (a) has the power, directly or indirectly, to direct or cause the direction of management or policies of such Subsidiary and (b) owns, directly or indirectly through one or more other Majority Owned Subsidiaries, equity interests representing more than 50% of the aggregate equity interests in such Subsidiary.

“Maximum Ownership Percentage” shall mean, with respect to the Shareholders at any time prior to the expiration of the Standstill Period, Voting Power of 50%; provided, that (i) from and after any and each Transfer of Common Stock by any Shareholder (other than as permitted by Section 4.1(b)), the Maximum Ownership Percentage shall be reduced to the Shareholders’ Voting Power, as calculated pursuant to Section 7.1(p), immediately following such Transfer, assuming that the Shareholders had exercised all of their preemptive rights that have been granted and have not expired and (ii) from and after any and each reduction in the outstanding number of shares of Common Stock (including as a result of any forfeiture of any restricted Common Stock or any share repurchase by the Company), the Maximum Ownership Percentage shall be increased to the percentage of the Voting Power held by the Shareholders immediately following such reduction but, in any event, not to exceed a Voting Power of 50% at any time prior to the expiration of the Standstill Period.

“Minimum Shareholder Voting Power Level” shall have the meaning assigned to such term in Exhibit A.

“Nominating Committee” shall have the meaning assigned to such term in Section 7.1(d).

“Non-Employee Public Designee” shall mean, at any time, a Public Designee who is not then an employee of the Company.

“Notice Period” shall have the meaning assigned to such term in Section 6.1(b).

“NYSE” shall have the meaning assigned to such term in Section 6.2(b).

“NYSE Approval Expiration” shall have the meaning assigned to such term in Section 6.2(b).

“NYSE Approval Resolution” shall have the meaning assigned to such term in Section 6.2(b).

“Party” and “Parties” shall have the meanings set forth in the Preamble hereto.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning assigned to such term in Section 5.2(a).

“Piggyback Registration Statement” shall have the meaning assigned to such term in Section 5.2(a).

“Preemptive Rights Closing Date” shall have the meaning assigned to such term in Section 6.1(c).

“Preemptive Warrants” shall have the meaning assigned to such term in Section 6.2(c).

“Prospectus” shall mean the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Public Designee” shall mean a director of the Company other than a Shareholder Designee.

“Registrable Amount” shall have the meaning assigned to such term is Section 5.1(a).

“Registrable Securities” shall mean (i) the Shareholder Shares; (ii) any Subject Securities purchased by any of the Shareholders pursuant to an Additional Subject Securities Purchase or otherwise permitted to be acquired by any of the Shareholders or any of the Controlled Affiliates under the terms and conditions of this Agreement (including by consent or waiver of this Agreement by the Company); and (iii) any other security into or for which the Shareholder Shares or the Subject Securities referred to in clause (i) or clause (ii) has been converted, substituted or exchanged, and any security issued or issuable with respect thereto, in each case, upon any Company stock dividend or stock split, reverse stock split, distribution, combination, consolidation, merger, recapitalization or any similar event; provided, that such securities shall cease to be Registrable Securities when (A) a Registration Statement registering such Registrable Securities under the Securities Act has been declared or becomes effective and such shares of Registrable Securities have been sold or otherwise Transferred by the holder thereof pursuant to such effective Registration Statement, (B) such Registrable Securities are sold or otherwise Transferred pursuant to Rule 144 under circumstances in which any legend borne by such shares of Registrable Securities relating to restrictions on the transferability thereof, under the Securities Act or otherwise, is removed by the Company, (C) such Registrable Securities shall cease to be outstanding, (D) such Registrable Securities are Transferred to any Person that is not a permissible transferee pursuant to this Agreement or (E) such Registrable Securities shall have been otherwise Transferred and may be publicly resold without registration under the Securities Act.

“Registration Expenses” shall have the meaning assigned to such term in Section 5.7.

“Registration Statement” shall mean any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Repurchase” shall have the meaning assigned to such term in Section 4.3(b).

“Restricted Party” shall have the meaning assigned to such term in Section 8.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Voting Threshold” shall have the meaning assigned to such term in Section 7.4(c)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders” shall have the meaning assigned to such term in the Preamble hereto.

“Shareholder Affiliated Person” shall mean, at any time, any natural Person who is (a) a Controlled Affiliate, an employee of any Shareholder or of any Controlled Affiliate or a Family Member of any such Controlled Affiliate or employee or (b) for purposes of Sections 7.1, 7.2 and 7.3 only, a director of London who is not a Controlled Affiliate or a Family Member of any such director.

“Shareholder Designee” shall have the meaning assigned to such term in Section 7.1(a).

“Shareholder Shares” shall have the meaning assigned to such term in the Recitals.

“Shelf Registration Effectiveness Period” shall have the meaning assigned to such term in Section 5.3(b).

“Shelf Registration Statement” shall have the meaning assigned to such term in Section 5.3(a).

“Shelf Underwritten Offering” shall have the meaning assigned to such term in Section 5.3(d).

“Significant Minority Owner” shall mean, with respect to any Shareholder, any Person (other than London or any Controlled Affiliate) that (a) directly owns any outstanding equity interests in such Shareholder and (b) indirectly owns 10% or more of the Voting Securities by virtue of the direct ownership by such Person and its Affiliates (but excluding London or any Controlled Affiliate) of equity interests of such Shareholder and any other Shareholder. For this purpose, a Person’s indirect ownership by virtue of the ownership of equity interests of a Shareholder shall be calculated by multiplying the percentage of the outstanding Voting Securities directly or indirectly Beneficially Owned by such Shareholder (disregarding any Voting Securities Beneficially Owned by any other Shareholder that is not Beneficially Owned by such Shareholder) by the percentage of the outstanding equity interests of such Shareholder Beneficially Owned by such Person.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(d).

“Stated Price” shall have the meaning assigned to such term in Section 4.3(a).

“Subject Issuance” shall mean an issuance by the Company of additional Voting Securities other than issuances in connection with any stock split, subdivision, stock dividend (including dividends on preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) by the Company.

“Subject Securities” shall mean the Voting Securities that are the subject of a particular Subject Issuance.

“Subsidiary” shall mean, with respect to any Person, (a) any other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing 50% or more of the aggregate equity interest in such entity or (b) any entity in which such Person is entitled, directly or indirectly, to designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such entity.

“Suspension” shall have the meaning assigned to such term in Section 5.4(a).

“Suspension Notice” shall have the meaning assigned to such term in Section 5.4(b) and Section 5.6(c).

“Suspension Period” shall have the meaning assigned to such term in Section 5.4(a) and Section 5.6(c).

“Third Voting Threshold” shall have the meaning assigned to such term in Section 7.4(c)(iii).

“Total Voting Power” shall mean, at any time, the total number of Votes represented by all Voting Securities outstanding at such time.

“Transfer” shall mean any direct or indirect sale (including forward sale), transfer, pledge, encumbrance or other disposition (whether by merger, consolidation or otherwise by operation of law) to any Person; provided, however, that any Transfer of any equity interests of London or any direct or indirect equity holder of London, or any indirect parent entity of any third-party holder of a minority interest in any Majority Owned Subsidiary, shall not be deemed to be a Transfer for purposes of this Agreement.

“Transferee” shall have the meaning assigned to such term in Section 4.3(f).

“Transferee Adoption Agreement” shall have the meaning assigned to such term in Section 4.1(b).

“UK Takeover Code” shall have the meaning assigned to such term is Section 7.3(p).

“Votes” shall mean votes entitled to be cast generally in the election of directors of the Board, assuming the conversion of any securities of the Company then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of directors.

“Voting Power” shall mean, with respect to any Person, at any time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities Beneficially Owned by such Person that are outstanding at such time to (b) the Total Voting Power outstanding at such time.

“Voting Securities” shall mean (a) the Common Stock and (b) shares of any other class of capital stock of the Company then entitled to vote generally in the election of directors.

“Whole Company Sale” shall have the meaning assigned to such term in Section 4.3(b).

Section 1.2 Interpretations. Except as expressly set forth in this Agreement or unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the term “$” means United States Dollars;

(d) references herein to a specific Section shall refer to Sections of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references to any United States or Delaware legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than the United States or Delaware be deemed to include what most nearly approximates in that jurisdiction to the United States or Delaware legal term;

(k) references herein to Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(l) the Company, on the one hand, and London and the Shareholders, on the other hand, have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such Parties and no presumption or burden of proof shall arise favoring or disfavoring any such Party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to London and the Shareholders as of the date hereof as follows:

(a) The Company has been duly incorporated and is validly existing as a company under the laws of England and Wales and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by London and the Shareholders, is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability of this Agreement may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; (ii) general principles of equity; and (iii) Applicable Law relating to rights to indemnity.

Section 2.2 Representations and Warranties of the Shareholders and London. Each of London and the Shareholders represents and warrants to the Company as of the date hereof as follows:

(a) Each of London and each Shareholder has been duly formed and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized by London and each Shareholder and all necessary and appropriate action has been taken by London and each Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by London and each Shareholder and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of London and each Shareholder, enforceable against them in accordance with its terms, except to the extent that the enforceability of this Agreement may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; (ii) general principles of equity; and (iii) Applicable Law relating to rights to indemnity.
(d) Except for the Shareholder Shares which London NY Holdco will acquire at the Closing, London and the Shareholders and each of the Controlled Affiliates do not Beneficially Own any Voting Securities.

(e) London is the beneficial owner of all outstanding equity interests of London NY Holdco, free and clear of any liens that secure debt for borrowed money or the deferred purchase price of property. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate London NY Holdco to issue, transfer, sell or register any equity interests or other voting securities of London NY Holdco.

ARTICLE III

SHARE OWNERSHIP

Section 3.1 Standstill Restrictions.

(a) During the Standstill Period, without the prior written consent of the Company, London and the Shareholders shall not, and they shall cause each Controlled Affiliate not to, directly or indirectly:

(i) except as otherwise provided by Article IV, Article VI and the other provisions of this Agreement, acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities or any other securities of the Company in either open market (including by tender offer) or privately negotiated purchases, except pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, recapitalizations or any similar event;

(ii) propose, offer or participate in any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or any Change of Control Transaction involving the Company or any of its Subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its Subsidiaries or any material portion of their businesses;

(iii) deposit any Voting Securities in a voting trust or subject any Voting Securities to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect;

(iv) initiate or propose any shareholder proposal or make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any Person (other than the Shareholders or an Affiliate of the Shareholders) with respect to the voting of, any Voting Securities, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any Voting Securities;

(v) propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any Confidential Information to, any other Person (other than London, the Shareholders, an Affiliate of the Shareholders or any representative of the Shareholders) with respect to any of the foregoing; or

(vi) form, join or in any way participate in or support any group of Persons for the purpose of effecting any of the foregoing.

(b) Notwithstanding Section 3.1(a):

(i) nothing in this Agreement shall prohibit (A) London from making proposals to acquire the Company (or all or substantially all of the assets of the Company and its Subsidiaries) whether by offer, merger, scheme of arrangement or other means or other similar transaction to, or engaging in negotiations or discussions regarding such proposals with, the Company’s Chief Executive Officer and/or Board at any time or using any Confidential Information, or providing such Confidential Information to the Shareholders’ representatives, in connection with any such proposal, negotiation or discussion; provided, that London, directly or indirectly through any other Person, shall not make any public disclosure of any such proposal, negotiation or discussion or such Confidential Information (and London shall not make any such proposal to such Chief Executive Officer and/or Board if London or any other Controlled Affiliate would be required by Applicable Law (other than as required by Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) to make any public disclosure of such proposal, negotiation or discussion or Confidential Information), or (B) any Shareholder Designee from participating as a member of the Board and committees thereof in his or her capacity as such to the fullest extent permitted by Applicable Law;

(ii) there shall be excluded from the prohibition in Section 3.1(a)(i), and references to, and the calculation of, the Shareholders’ Voting Power for all purposes in this Agreement shall not include, (A) the Beneficial Ownership of up to 1,000 Voting Securities (subject to adjustment for any stock split, subdivision, stock dividend or similar transaction) for any and each such Designated Person that is a natural person or any Person included in clause (d) of the definition of Controlled Affiliate with respect to such Designated Person (excluding London and its Subsidiaries) (provided, that the total amount of Voting Power Beneficially Owned by all such Designated Persons and Controlled Affiliates in the aggregate shall not exceed 0.25% of the Total Voting Power) and (B) any shares of Common Stock that are Beneficially Owned by any Designated Persons (or, for the avoidance of doubt, any Shareholder Designee) that are issued by the Company to such Designated Person (or Shareholder Designee) as compensation for his or her serving as a director of the Company; and

(iii) if any Person commences an unsolicited tender offer to acquire more than 25% of the outstanding Voting Securities of the Company, unless the Company recommends within ten (10) Business Days of the commencement of such tender offer that the shareholders of the Company not tender their shares of Voting Securities pursuant to such tender offer, any of the Shareholders, or any of the Controlled Affiliates, may make a tender offer to acquire all of the outstanding Voting Securities of the Company not then owned by the Shareholders or the Controlled Affiliates; provided, that such Shareholder- or Controlled Affiliate-initiated tender offer is conditioned on acceptance by at least a majority of the outstanding Voting Securities of the Company not Beneficially Owned by the Shareholders or the Controlled Affiliates; provided, further, that if the Company thereafter changes its recommendation that shareholders of the Company not tender their Voting Securities pursuant to such third-party tender offer, any of the Shareholders or any of the Controlled Affiliates may make a tender offer in accordance with the provisions of this Section 3.1(b)(iii).

(c) London and the Shareholders agree that they shall each be liable, jointly and severally, for any breach of this Section 3.1 by any of the Controlled Affiliates.

(d) As used herein, the “Standstill Period” shall mean the period beginning at the Closing and terminating immediately following the earlier of (i) the ninth anniversary of the Closing and (ii) such time as the Shareholders acquire a Voting Power of 100%.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1 Transfer Restrictions on Voting Securities. From and after the Closing, without the prior written approval of the Company, London and the Shareholders shall not, and London and the Shareholders shall not permit the Controlled Affiliates to, Transfer any Voting Securities that are Beneficially Owned by London, the Shareholders or any Controlled Affiliate, except for:

(a) Transfers, after the third anniversary of the Closing or at any time that the Shareholders’ Voting Power is in excess of the Maximum Ownership Percentage (but, in such case, Transfers only of the minimum number of Voting Securities sufficient to cause the Shareholders’ Voting Power to no longer exceed the Maximum Ownership Percentage) (i) pursuant to a firm commitment, underwritten distribution of Voting Securities to the public, registered under the Securities Act; (ii) pursuant to sales of Voting Securities in compliance with the volume and procedural limitations set forth in Rule 144 under the Securities Act (whether or not such limitations are legally applicable to the Shareholders or any of the Controlled Affiliates at the time of the sale); or (iii) to any Person or group that (A) is not a Competitor or an Affiliate thereof and (B) after giving effect to such Transfer, will not have a Voting Power of more than 5%;

(b) Transfers to one or more of London, any other Shareholder or any Majority Owned Subsidiary of London if such Person or Persons, if not already a Party to this Agreement, agrees or agree to be bound by the terms of this Agreement by executing and delivering to the Company an adoption agreement substantially in the form attached hereto as Exhibit F (a “Transferee Adoption Agreement”); or

(c) a Transfer made pursuant to and in accordance with Section 4.3;

provided, however, that this Section 4.1 shall not apply to Voting Securities referenced in Section 3.1(b)(ii).

Section 4.2 Transfer Restrictions on Equity Securities of Shareholders. London will not Transfer or permit the Transfer of any equity securities of London NY Holdco or any other Shareholder (other than Transfers to a Majority Owned Subsidiary of London) unless (a) prior to such Transfer, all Voting Securities held by London NY Holdco or such other Shareholder, as applicable, are transferred to London or a Majority Owned Subsidiary of London in accordance with Section 4.1(b), (b) following such transfer, such Subsidiary will be a Majority Owned Subsidiary or (c) the Transfer is made pursuant to and in accordance with Section 4.3. In addition, London will not Transfer any equity securities of London NY Holdco or any other Shareholder unless any transferee that is a Significant Minority Owner thereof agrees to be bound by the terms of Sections 3.1, 8.2 and 8.3 of this Agreement by executing and delivering to the Company an adoption agreement in substantially the form attached hereto as Exhibit G.

Section 4.3 Transfer of All Voting Securities or All Equity Securities of the Shareholder(s). At any time after the third anniversary of the Closing, London may Transfer or cause the Transfer of all, but not less than all, of the Voting Securities Beneficially Owned by London and the Shareholders, either by a direct Transfer of such Voting Securities or, in the event of a sale pursuant to Section 4.3(e) or Section 4.3(f), by a Transfer of all the outstanding equity interests of the Shareholder that owns such Voting Securities (or, if more than one Shareholder owns Voting Securities, of all Shareholders that own Voting Securities) (such Voting Securities or equity interests, as the case may be, being called the “Block”), pursuant to and in accordance with the following provisions:

(a) London shall notify the Company that it desires to sell the Block, specifying the price at which it desires to sell, stated as a price per Voting Security (the “Stated Price”). The date such notification is received by the Company is herein called the “Initiation Date.”

(b) The Conflicts Committee of the Board will notify London within thirty (30) calendar days of the Initiation Date whether the Company desires to (i) explore with London a purchase of the Block by the Company or its designee at a price per Voting Security equal to the Stated Price (a “Repurchase”) or (ii) initiate a process for the sale of all outstanding shares of the Company, including by scheme of arrangement or other means (a “Whole Company Sale”).

(c) If the Conflicts Committee does not notify London within thirty (30) days of the Initiation Date that the Company desires to explore a Repurchase or a Whole Company Sale, or if the Conflicts Committee notifies London that the Company does not desire to explore either such transaction, with effect from the expiration of such thirty-day period or earlier notification, as the case may be, London shall be entitled to Transfer the Block pursuant to Section 4.3(f).

(d) If the Conflicts Committee notifies London within 30 days of the Initiation Date that it desires to explore a Repurchase, London and the Company or its designee shall negotiate in good faith a potential Repurchase of the Block at the Stated Price per Voting Security. If, within four (4) months of the Initiation Date, London and the Company or its designee do not enter into a definitive agreement to effect the Repurchase, with effect from the expiration of such four-month period, London shall be entitled to Transfer the Block pursuant to Section 4.3(f). Any such definitive agreement shall be on customary terms and subject to customary conditions (including any regulatory, shareholder or third-party approvals that may be required) and shall, for the purpose of the foregoing sentence, be deemed not to have been entered into any earlier than the time when the Company has provided evidence reasonably satisfactory to London that (i) it has adequate financing to effect the Repurchase (for which purpose commitment letters from financing sources to provide all necessary financing shall be deemed satisfactory evidence) and (ii) it is able to effect the Repurchase without violating Applicable Law (but subject to any of the approvals contemplated by this Section 4.3(d)). Promptly following the execution of any such definitive agreement, London and the Company or its designee shall use reasonable best efforts to obtain all such necessary approvals. If the definitive agreement is conditioned on approval of the proposed transaction by the shareholders of the Company or its designee, the Company or its designee, as the case may be, shall prepare and file with the SEC, within one (1) month of the date of such agreement, any proxy statement (and/or other required disclosure documents) required in connection with seeking such approval, in preliminary form. Following clearance by the staff of the SEC of any such proxy statement in definitive form (and/or other required disclosure documents), the Company or its designee, as the case may be, shall promptly mail such proxy statement (and/or any other required disclosure documents, if applicable) to its shareholders, and shall hold a shareholders meeting to consider and vote on approval of such transaction not later than one (1) month following the date of such clearance. In connection with the entry into the definitive agreement, the Board will recommend that the shareholders of the Company approve such definitive agreement, subject to appropriate and customary fiduciary provisions. If the Company or its designee fails to file such preliminary proxy statement (or any other required disclosure documents), or to hold such meeting, by the applicable date specified above, or if such shareholder approval is not obtained at such meeting, or if the Company fails to comply with its purchase obligations at the time required under a definitive agreement, London shall be entitled to Transfer the Block pursuant to Section 4.3(f), with effect from the applicable date specified above or the date of such meeting, as the case may be. If the transaction requires shareholder or regulatory approval on the part of London, London shall use reasonable best efforts to obtain all such approvals as promptly as practicable. If the Company or its designee is unable to meet any time deadline set forth above because London has not obtained any such approval by such deadline, the deadline shall be extended as necessary until all such approvals have been obtained or as otherwise provided in the definitive agreement.

(e) If the Conflicts Committee notifies London within thirty (30) days of the Initiation Date that it desires to explore a Whole Company Sale, the Company shall explore in good faith a potential Whole Company Sale at a price at or above the Stated Price. If the Board does not approve a definitive agreement or scheme of arrangement providing for a Whole Company Sale at a price per Voting Security equal to or greater than the Stated Price within six (6) months of the Initiation Date, London shall be entitled, with effect from the expiration of such six-month period, to Transfer the Block pursuant to Section 4.3(f). Following the execution of any such definitive agreement or announcement of any such scheme of arrangement, the Company shall use reasonable best efforts to obtain all necessary approvals, including shareholder approval, and take such other steps available to it as may be necessary to effectuate such Whole Company Sale, as promptly as practicable. Any such definitive agreement will provide for a “termination date” within one (1) year from entry unless London agrees to a longer date and such termination date shall not be waivable by the Company without the consent of London. If the definitive agreement or scheme of arrangement is conditioned on approval of the proposed transaction by the shareholders of the Company and/or the purchaser, such party or parties shall prepare and file with the SEC, within one (1) month of the date of such agreement or announcement of any such scheme of arrangement, any proxy statement required (and/or any other required disclosure documents) in connection with seeking such approval, in preliminary form. Following clearance by the staff of the SEC of any such proxy statement in definitive form (and/or any other required disclosure documents), the Company and/or the purchaser shall promptly mail such proxy statement (and/or any other required disclosure documents, if applicable) to its shareholders, and shall as promptly as practicable hold a shareholders meeting to consider and vote on approval of such transaction. If such preliminary proxy statement (and/or any other required disclosure documents) is not filed, or if such meeting is not held, by the applicable date specified above, or if such shareholder approval is not obtained at such meeting, or if the Company fails to comply with its sale obligations at the time required under a definitive agreement, or the transaction does not close by the specified “termination date”, London shall be entitled to Transfer the Block pursuant to Section 4.3(f), with effect from the applicable date specified above or the date of such meeting, as the case may be.

(f) If London becomes entitled to pursue a Transfer of the Block pursuant to Section 4.3(c), 4.3(d) or 4.3(e), London shall be entitled to consummate such a Transfer of the Block, in whole but not in part, provided, that (i) London must enter into a definitive agreement for such Transfer within twelve (12) months of the date on which London becomes entitled to pursue such Transfer and any shareholder vote necessary for the consummation of such Transfer must be obtained within four (4) months of the date of such agreement, (ii) the sale price per Voting Security shall be no less than 90% of the Stated Price, (iii) any such definitive agreement will provide for a “termination date” within one (1) year from entry unless the Company agrees to a longer date and such termination date shall not be waivable by London without the consent of the Company and (iv) the purchaser in such Transfer (such purchaser, the “Transferee”) shall agree to be bound by the terms of this Agreement by executing and delivering to the Company an adoption agreement substantially in the form attached hereto as Exhibit H (except that the rights of London set forth in this Section 4.3 and in the provisions of Sections 4.1(c) and Section 4.2 that reference this Section 4.3 shall not be available to such Transferee), subject to such changes, if any, as may be agreed by the Conflicts Committee on behalf of the Company. Except as provided in the foregoing sentence, upon execution of such adoption agreement, such Transferee shall enjoy all rights and be subject to all obligations of London and the Shareholders under this Agreement. For the avoidance of doubt, it is understood and agreed that any Transferee of the Block must satisfy and be in compliance with all representations and warranties (other than Section 2.2(e)) and other provisions of this Agreement at the time it executes such adoption agreement (except for any such provisions the Conflicts Committee determines the Transferee will not be required to be in compliance with) or, if it is not, any purported Transfer to such Transferee shall be null and void. London agrees not to solicit any offers to buy the Block or any portion thereof before it makes any notification to the Company pursuant to Section 4.3(a) or during the pendency of the Company’s process pursuant to Section 4.3(b), 4.3(c), 4.3(d) or 4.3(e). The Company agrees to use reasonable best efforts to help London Transfer the Block after London becomes entitled to do so pursuant to Section 4.3(c), 4.3(d) or 4.3(e). Upon consummation of the Transfer of the Block in accordance with this Section 4.3(f), all rights, obligations and liabilities of London and its Affiliates (including any Controlled Affiliate) under the Agreement shall cease except for any rights, obligations and liabilities that would expressly survive if the Agreement was terminated. Upon consummation of the Transfer of the Block, the Company will take all actions to implement the rights of a Transferee of the Block under this Agreement, including the provisions of Article VII. If London desires to sell the Block at a price less than 90% of the Stated Price, it must provide a new notification to the Company pursuant to Section 4.3(a), and the provisions of Sections 4.3(b) through 4.3(e) shall apply to any proposed Transfer at such price.

(g) London agrees to cause the Shareholders to vote all Voting Securities Beneficially Owned by them in favor of the approval of any transaction, definitive agreement or scheme of arrangement contemplated under Section 4.3(d) or 4.3(e) that is submitted to the shareholders after approval by the Board.

(h) If the Transferee under Section 4.3(f) is a Subsidiary of another Person, the Parent of such Transferee shall also execute and deliver to the Company such adoption agreement agreeing to be bound by the Agreement as a Party in the place of London but solely with respect to Sections 2.2, 4.1, 4.2 and 6.4 and Articles IX and X of the Agreement; provided, that:

(i) references to “London” in Sections 2.2, 4.1, 4.2 and 6.4 shall be deemed to refer to such Parent instead of to London and references to “London NY Holdco” in Section 2.2 shall be deemed to refer to the Transferee instead of to London NY Holdco;

(ii) the rights of London set forth in Section 4.3 of the Agreement shall not be available to such Parent; references to any Majority Owned Subsidiary of London in Sections 4.1(b), 4.2 and 6.4 shall be deemed to refer instead to any wholly owned Subsidiary of such Transferee; and Section 4.1(c), Section 4.2(c) and the last sentence of Section 4.2 of the Agreement shall not apply;

(iii) references in the Agreement to the “Shareholders” shall be deemed to refer to Transferee and any wholly owned Subsidiary of Transferee to the extent Transferee or any such Subsidiary of Transferee holds or becomes a holder of Common Stock pursuant to and subject to the terms of, this Agreement;

(iv) references to “London” in the definitions of “Controlled Affiliate” and “Designated Person” shall be deemed to refer instead to the Transferee;

(v) references to “London” in the definition of “Transfer” shall be deemed to refer instead to such Parent;

(vi) “Parent” shall mean, at the election of such Transferee at the time of such transfer, either (x) the ultimate parent Person of such Transferee, (y) any direct or indirect Subsidiary of such ultimate parent Person that Beneficially Owns all outstanding equity interests of such Transferee and that has an enterprise value equal to or greater than three (3) times the purchase price of the Block, or (z) any direct or indirect parent Person of such Transferee if such Person is an investment fund with a fund size equal to or greater than three (3) times the purchase price of the Block and such parent Person directly or indirectly Beneficially Owns all outstanding equity interests of such Transferee; and

(vii) the definition of the term “Shareholder Affiliated Person” shall be changed to mean any natural Person who is (a) a Controlled Affiliate, an employee of any Shareholder or of any Controlled Affiliate or a Family Member of any such Controlled Affiliate or employee, (b) for purposes of Sections 7.1, 7.2 and 7.3 only, a director of the Transferee who is not a Controlled Affiliate or a Family Member of any such director, or (c) for purposes of Sections 7.1, 7.2 and 7.3 only, an officer, director or employee of any entity that controls or is under common control with the Transferee or a Family Member of any such officer, director or employee.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Demand Registration Rights.

(a) Subject to Section 5.1(b), at any time, and from time to time, (i) after the third anniversary of the Closing or (ii) if the Shareholders’ Voting Power exceeds the Maximum Ownership Percentage as a result of a reduction in the outstanding number of shares of Common Stock (including as a result of any forfeiture of any restricted Common Stock or any share repurchase by the Company) and London, the Shareholders and the Controlled

Affiliates are not in material breach of their respective obligations set forth in Section 3.1, Section 4.1 or Section 7.4, in connection with the Transfer of the minimum number of Voting Securities sufficient to cause the Shareholders’ Voting Power to no longer exceed the Maximum Ownership Percentage (such Voting Securities, the “Excess Securities”), one or more of the Shareholders may, by written notice to the Company, request a registration under the Securities Act of, in the case of (i) above, all or part of the Registrable Securities, including any Registrable Securities held by a Controlled Affiliate, or, in the case of (ii) above, that portion of the Registrable Securities that constitute the Excess Securities (a “Demand Registration”); provided, that (A) the registration is for shares of Registrable Securities in the aggregate representing 1% or more of the number of shares of Common Stock outstanding at such time or (B) the reasonably anticipated aggregate offering price of such underwritten registration, before underwriting discounts and commissions, is $5,000,000 or more (the percentage in (A) or the amount in (B), the “Registrable Amount”). Subject to the foregoing, such notice shall specify the aggregate amount of shares of Registrable Securities to be registered pursuant to the Demand Registration and intended method of distribution thereof, including an underwritten public offering.

(b) After the Company’s receipt of a Shareholder’s written notice requesting a Demand Registration, the Company shall use its reasonable best efforts to file as promptly as reasonably practicable, but subject to Section 5.4, on such registration form for which the Company is eligible under the rules and regulations of the SEC as shall be determined by the Company, including, to the extent permissible, an automatically effective registration statement or an existing effective registration statement filed with the SEC, and shall be reasonably acceptable to the Shareholder. The Company shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable after receiving a request for a Demand Registration or, if an existing effective registration statement has previously been filed and remains effective that permits the Demand Registration without the filing of a new registration statement, the Company shall file as soon as reasonably practicable a prospectus supplement covering such number of shares of Registrable Securities as requested by the Shareholders to be included in the Demand Registration, subject to Section 5.1(a). The Registration Statement referred to above is hereinafter referred to as a “Demand Registration Statement.”

(c) The Shareholders shall be entitled to request an unlimited amount of Demand Registrations pursuant to Section 5.1(a) until such time as the Shareholders Beneficially Own less than a Registrable Amount; provided, however, that the Company will not be obligated to effect a Demand Registration or Shelf Underwritten Offering more than twice in any twelve-month period. Except as set forth in Section 5.5, a registration shall not count as one (1) of the two (2) permitted Demand Registrations and Shelf Underwritten Offerings per twelve-month period until (i) the related Demand Registration Statement has been declared effective by the SEC or, if applicable, the filing of the prospectus supplement, and (ii) unless the Demand Registration Statement remains effective for the period set forth in Section 5.1(d).

(d) After any Demand Registration Statement filed pursuant to this Agreement has become effective or a prospectus supplement has been filed, the Company shall use its reasonable best efforts to keep such Demand Registration Statement continuously effective for a period of at least ninety (90) days (plus the duration of any Suspension Period) from the date on which the SEC declares such Demand Registration effective or, if applicable, from the date of filing of the prospectus supplement, or such shorter period that shall terminate when all of the Registrable Securities are sold subject to such Demand Registration Statement in accordance with the plan of distribution set forth therein.

(e) Notwithstanding anything herein to the contrary, the Company shall not include any securities other than Registrable Securities in a Demand Registration, except with the written consent of the Shareholders participating in such Demand Registration. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized investment bank engaged in connection with such Demand Registration) advises the Company, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Shareholders, which, in the opinion of the managing underwriter can be sold without adversely affecting the marketability of the offering, pro rata in proportion to the number of Registrable Securities requested to be included in such Demand Registration by such Shareholders or on such basis as such Shareholders may agree among themselves; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the number of such other securities requested to be included or such other method determined by the Company.

(f) If a requested registration pursuant to this Section 5.1 involves an underwritten offering, the Company shall have the right to select the managing underwriter, or managing underwriters, to administer any Demand Registration; provided, that any such managing underwriter shall be a nationally recognized investment banking firm that is reasonably acceptable to the Shareholders. The Shareholders participating in such Demand Registration shall have the exclusive right to approve the pricing of the Registrable Securities offered pursuant to any Demand Registration, the applicable underwriting discount and other financial terms of any Demand Registration.

Section 5.2 Piggyback Registration Rights.

(a) At any time (i) after the third anniversary of the Closing or (ii) if the Shareholders’ Voting Power exceeds the Maximum Ownership Percentage as a result of a reduction in the outstanding number of shares of Common Stock (including as a result of any forfeiture of any restricted Common Stock or any share repurchase by the Company) and London, the Shareholders and their respective Controlled Affiliates are not in material breach of their obligations set forth in Section 3.1, Section 4.1 or Section 7.4, in connection with the Transfer of Excess Securities, whenever the Company proposes to publicly sell in an underwritten offering or register for sale any of its equity securities pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or, in each case, pursuant to any similar successor forms thereto), whether for its own account or for the account of one or more securityholders of the Company (a “Piggyback Registration”), the Company shall give written notice to the Shareholders at least thirty (30) Business Days (or if such notice period is not practicable under the circumstances, the Company shall use its reasonable best efforts to provide the maximum prior written notice as is reasonably practicable under the circumstances, but in no event less than ten (10) Business Days) prior to the initial filing of such Piggyback Registration Statement or the date of the commencement of any such offering of its intention to effect such sale or registration, including the anticipated filing date of the Piggyback Registration Statement, the estimated number, and the class, of shares of equity securities to be included in such Piggyback Registration Statement, the proposed method of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Company of the proposed minimum offering price of such securities and, subject to Section 5.2(b) and Section 5.2(c), shall include in such Piggyback Registration Statement all Registrable Securities (including any Registrable Securities held by any Controlled Affiliate) or, in the case of (ii) above, such lesser amount of Registrable Securities that constitute the Excess Securities, of the same class of the securities that are being registered and that are the subject of the offering with respect to which the Company has received a written request from the Shareholders for inclusion therein within ten (10) Business Days of such Shareholders’ receipt of the Company’s notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion, without prejudice to the Shareholders’ right to immediately request a Demand Registration hereunder.

(b) If a Piggyback Registration is initiated as an underwritten primary registration on behalf of the Company, and the managing underwriter advises the Company that in its reasonable opinion the number of equity securities requested to be included in such registration exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such equity securities can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (i) first, to the equity securities the Company proposes to sell, (ii) second, to the equity securities (of the same class of the securities being registered and that are the subject of the offering) requested to be included in such Piggyback Registration by the Shareholders, pro rata in proportion to the number of Registrable Securities requested to be included in such Piggyback Registration by such Shareholders or on such basis as such Shareholders may agree among themselves and (iii) third, among other equity securities (of the same class of the securities being registered and that are the subject of the offering) requested to be included in such Piggyback Registration by other security holders (other than the Shareholders) of the Company (if any), pro rata among such holders on the basis of the percentage of the then-outstanding shares requested to be registered by them or on such basis as such holders may agree among themselves and the Company.

(c) No registration of Registrable Securities effected pursuant to this Section 5.2 shall be deemed to have been effected pursuant to Section 5.1 or Section 5.3 or shall relieve the Company of any of its obligations under Section 5.1 or Section 5.3.

Section 5.3 Shelf Registration.

(a) Subject to the availability of a registration statement on Form S-3 (or, if eligible, Form F-3) or a successor form (any such form, a “Form S-3”), at any time (i) after the third anniversary of the Closing or (ii) if the Shareholders’ Voting Power exceeds the Maximum Ownership Percentage as a result of a reduction in the outstanding number of shares of Common Stock (including as a result of any forfeiture of any restricted Common Stock or any share repurchase by the Company) and London, the Shareholders and the Controlled Affiliates are not in material breach of their respective obligations set forth in Section 3.1, Section 4.1 or Section 7.4, in connection with the Transfer of the Excess Securities, one or more Shareholders may by written notice delivered to the Company require the Company to (i) file as promptly as practicable, and to use its reasonable best efforts to cause to be declared effective by the SEC as soon as practicable after such filing, a Form S-3, or (ii) use an existing Form S-3 filed with the SEC, in each case providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of all or part of the Registrable Securities, or in the case of (ii) above, Excess Securities owned by such Shareholders; provided, that such Registrable Securities or Excess Securities, as the case may be, equal or exceed the Registrable Amount. The Registration Statement referred to above is hereinafter referred to as a “Shelf Registration Statement.”

(b) Subject to Section 5.4, the Company will use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus include in the Shelf Registration Statement, or otherwise (the “Shelf Registration Effectiveness Period”).

(c) At the request of a Shareholder, and until such time as the Shareholders Beneficially Own, or the Excess Securities constitute, as the case may be, less than a Registrable Amount, the Company shall prepare and file such additional Registration Statements as necessary every three (3) years (or such other period of time as may be required to maintain continuously effective shelf registration statements) and use its reasonable best efforts to cause such Registration Statements to be declared effective by the SEC so that a shelf Registration Statement remains continuously effective, subject to Section 5.4, with respect to resales of Registrable Securities as and for the periods required under Section 5.3(b), such subsequent Registration Statements to constitute a Shelf Registration Statement hereunder.

(d) At any time, and from time to time, during the Shelf Registration Effectiveness Period (except during a Suspension Period), a Shareholder may notify the Company of their intent to sell Registrable Securities covered by the Shelf Registration Statement (in whole or in part) in an underwritten offering (a “Shelf Underwritten Offering”); provided, that the Company shall not be obligated to participate in more than two Shelf Underwritten

Offerings or Demand Registrations during any twelve-month period. Such notice shall specify the aggregate number of Registrable Securities requested to be registered in such Shelf Underwritten Offering. Upon receipt by the Company of such notice, the Company shall promptly comply with the applicable provisions of this Agreement, including those provisions of Section 5.7 relating to the Company’s obligation to make filings with the SEC, assist in the preparation and filing with the SEC of prospectus supplements and amendments to the Shelf Registration Statement, participate in “road shows,” agree to customary “lock-up” agreements with respect to the Company’s securities and obtain “comfort” letters, and the Company shall take such other actions as are reasonably necessary or appropriate to permit the consummation of such Shelf Underwritten Offering as promptly as practicable. Each Shelf Underwritten Offering shall be for the sale of a number of Registrable Securities equal to or greater than the Registrable Amount. In any Shelf Underwritten Offering, the Company shall have the right to select the managing underwriter, or managing underwriters, to administer any Shelf Underwritten Offering; provided, that any such managing underwriter shall be a nationally recognized investment banking firm that is reasonably acceptable to the Shareholders. The Shareholders shall have the exclusive right to approve the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering, the applicable underwriting discount and other financial terms of any Shelf Underwritten Offering.

(e) The Company shall not include any securities other than Registrable Securities in a Shelf Registration Statement or a Shelf Underwritten Offering, except with the written consent of the Shareholders participating in such Shelf Registration Statement or Shelf Underwritten Offering. If, in connection with a Shelf Underwritten Offering, any managing underwriter advises the Company, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Shelf Underwritten Offering would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such Shelf Underwritten Offering only such securities as the Company is advised by such underwriter or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Shareholders, which, in the opinion of the managing underwriter can be sold without adversely affecting the marketability of the offering, pro rata in proportion to the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by such Shareholders or on such basis as such Shareholders may agree among themselves; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the number of such other securities requested to be included or such other method determined by the Company.

Section 5.4 Suspension of Use of Registration Statement.

(a) The Company may postpone the filing or the effectiveness of a Demand Registration Statement (or suspend the use of any Prospectus or Shelf Registration Statement) (a “Suspension”), for a reasonable length of time, not to exceed an aggregate of 100 days in any twelve-month period (i) if, based on the reasonable, good faith judgment of the Board, such postponement is necessary in order to avoid premature disclosure of a matter the Board has determined would not be in the best interest of the Company to be disclosed at such time and, as a result of such determination, the Company’s directors and executive officers are restricted from selling the Company’s securities during such additional period (other than pursuant to a preexisting 10b5-1 plan), (ii) if the Company cannot obtain, after using its reasonable best efforts, financial information (or information used to prepare such information) from any third party necessary for inclusion in such Registration Statement or Prospectus or (iii) the filing of such Registration Statement or Prospectus would materially interfere with or materially delay a material financing, merger, sale or acquisition of assets, recapitalization or other similar corporate action of the Company approved by the Board pursuant to and subject to the conditions of this Agreement that is pending or expected by the Company to occur or be announced during the delay period (any such period, a “Suspension Period”).

(b) In the event of a Suspension of a Demand Registration or Shelf Underwritten Offering, the Shareholders shall be entitled, at any time after receiving notice of such Suspension (a “Suspension Notice”), to withdraw its request for a Demand Registration or Shelf Underwritten Offering and, if such request is withdrawn, such Demand Registration or Shelf Underwritten Offering shall not count as one of the two (2) permitted Demand Registrations or Shelf Underwritten Offerings per twelve-month period pursuant to Section 5.1(c) and Section 5.3(d).

Section 5.5 Withdrawal Rights. Any Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act or Shelf Underwritten Offering shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration or inclusion in a Shelf Underwritten Offering by giving written notice to such effect to the Company prior to the effective date of such registration statement or the pricing of such Shelf Underwritten Offering. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration or Shelf Underwritten Offering and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn. Any registration statement withdrawn or not filed or Shelf Underwritten Offering not completed in accordance with an election by the Shareholders prior to the effectiveness of the applicable Demand Registration Statement or pricing of the applicable Shelf Underwritten Offering for any reason, other than for a material adverse change in the Company or its business, shall be counted as one (1) of the two (2) permitted Demand Registrations and Shelf Underwritten Offerings per twelve-month period, unless London promptly reimburses the Company for all of the Company’s reasonable out-of-pocket documented Registration Expenses (other than internal expenses) with respect to such registration statement or Shelf Underwritten Offering.

Section 5.6 Registration Procedures.

(a) Whenever any Shareholder requests that any Registrable Securities be registered or sold pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended underwritten offering, and pursuant thereto the Company shall as soon as reasonably practicable (unless otherwise stated below):

(i) prepare and file with the SEC, as applicable, (A) a Registration Statement on the appropriate form under the Securities Act for which the Company is eligible under the rules and regulations of the SEC as shall be determined by the Company, including, to the extent permissible, an automatically effective registration statement or an existing effective registration statement filed with the SEC, and shall be reasonably acceptable to the Shareholder, with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and/or (B) the prospectus supplement to an existing effective registration statement filed with the SEC; and before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including any (a) Free Writing Prospectus or (b) prospectus supplement for a shelf takedown) provide to the Shareholders and the managing underwriter(s), copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus, and the Shareholders (and the managing underwriter(s)) shall have the opportunity to review and comment thereon, and the Company shall (y) make such changes and additions thereto as may be reasonably requested by the Shareholders (and, if applicable, the managing underwriter(s)) prior to such filing, unless the Company reasonably objects to such changes or additions and (z) except in the case of a registration under Section 5.2, not file any Registration Statement hereunder or Prospectus or amendments or supplements thereto to which the underwriters, if any, or the Shareholders shall reasonably object unless the failure to file would violate Applicable Law;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement continuously effective (A) in the case of a Demand Registration Statement, for the period of time required by Section 5.1(d), (B) in the case of a Piggyback Registration Statement, for ninety (90) days from the date on which the SEC declares such Piggyback Registration Statement effective (plus the duration of any Suspension Period), or such shorter period as is necessary to complete the distribution of the securities covered by such Registration Statement and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended underwritten offering by the Shareholders set forth in such Registration Statement or prospectus supplement, or (C) in the case of a Shelf Registration Statement, for the period of time required by Section 5.3(d);

(iii) furnish to the Shareholders such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Shareholders and any managing underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions (domestic or foreign) as the Shareholders and any underwriter(s) reasonably requests in writing and use its reasonable best efforts to do any and all other acts and things that may be reasonably necessary or advisable to enable the Shareholders and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.6(a)(iv), (B) subject itself to taxation in any such jurisdiction, (C) consent to general service of process in any such jurisdiction or (D) make any changes to any report previously filed or furnished pursuant to the Exchange Act that are incorporated by reference into such Registration Statement;

(v) notify the Shareholders and any managing underwriter(s) at any time when a Prospectus relating thereto is required to be delivered or made available under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, without any further request from the Shareholders or any underwriter(s), the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(vi)(A) enter into such customary agreements (including an underwriting agreement and “lock-up” agreements in customary form), which, if reasonably requested by the managing underwriters, shall include indemnification provisions in favor of underwriters and other Persons, (B) take all such other actions as the Shareholders or the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including causing senior management and other Company personnel (including members of the Board) to (I) reasonably cooperate with the Shareholders and the underwriter(s) in connection with performing due diligence and (II) if requested by the managing underwriter(s), agree to customary “lock-up” agreements with respect to the Company’s securities) and (C) cause its counsel to issue opinions of counsel addressed and delivered to the underwriter(s) in form, substance and scope as are customary for opinions of counsel of an issuer in underwritten offerings, subject to customary limitations, assumptions and exclusions;

(vii) if requested by the Shareholders, use its reasonable best efforts to cause members of senior management of the Company to be available to participate in, and to reasonably cooperate with the managing underwriter(s) in connection with marketing activities that are customary for similar transactions (including select conference calls, one-on-one meetings with prospective purchasers and road shows);

(viii) make available for inspection by the Shareholders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholders or such underwriter, at reasonable times and in a reasonable manner, all pertinent financial and other records, corporate documents and properties of the Company, and cause the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss and to supply all information reasonably requested by the Shareholders, sales or placement agent, underwriter, attorney, accountant or agent to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act in connection with such Registration Statement; provided, that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one firm of counsel designated by and on behalf of such parties; provided, further, that if any such information is identified by the Company as being confidential or proprietary, each Person receiving such information shall agree to take such actions as are necessary to protect the confidentiality of such information if requested by the Company, unless (a) the release of such information is required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process) to be disclosed by Applicable Law, (b) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (c) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (d) such information is independently developed by such Person without the use of such confidential or proprietary information;

(ix) maintain or provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement or prospectus supplement, as applicable;

(x) if requested by the managing underwriter(s) of an underwritten offering, use its reasonable best efforts to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of the sale of Registrable Securities pursuant thereto, “comfort” letters from the Company’s independent registered public accountants addressed to the underwriter(s) stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered in connection with primary underwritten public offerings;

(xi) cause all Registrable Securities covered by such registration to be listed on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed;

(xii) promptly notify the Shareholders and any managing underwriter(s) (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement, post-effective amendment to the Registration Statement or Free Writing Prospectus has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (B) of any written request by the SEC for amendments or supplements to the Registration Statement or Prospectus; (C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and (E) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in any material respect;

(xiii) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus;

(xiv) if requested by a Shareholder or any underwriter, promptly incorporate in the Registration Statement or any Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholder or underwriter may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities;

(xv) reasonably cooperate with the Shareholders and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.; and

(xvi) use its reasonable best efforts to comply with all applicable securities laws and make available to its securityholders party hereto, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

(b) The Company shall make available to the Shareholders (i) as soon as reasonably practicable after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, an executed copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement and (ii) such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as the Shareholders or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Company shall as soon as reasonably practicable notify the Shareholders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any prospectus supplement in connection therewith. The Company shall as soon as reasonably practicable respond to any and all comments received from the SEC or the staff of the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review. The Shareholders shall furnish to the Company information regarding London and the Shareholders and the distribution of such securities as the Company reasonably and in good faith determines is required, based on the advice of counsel, to be included (and only to the extent so required) in any Registration Statement or any prospectus supplement in connection therewith, including any information required to be disclosed in order to make any information previously furnished to the Company by the Shareholders not materially misleading or which is necessary to cause such Registration Statement or prospectus supplement not to omit a material fact with respect to London or such Shareholders.

(c) Upon notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D) or (E) of Section 5.6(a)(xii) or, and without limiting Section 5.4, upon notice from the Company of the happening of any event (including any event contemplated by Section 5.4(a)) as a result of which the Prospectus included in such Registration Statement (including any prospectus supplement in connection therewith, as applicable) contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (such notice, also a “Suspension Notice”), the Shareholders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement or Prospectus for a reasonable length of time until the Shareholders are advised in writing by the Company that the use of the Prospectus may be resumed and, if necessary, is furnished with a supplemented or amended Prospectus as contemplated by Section 5.6(a). If the Company shall give the Shareholders any such notice, the Company shall extend the period of time during which the Company is required to maintain the applicable Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date the Shareholders either are advised by the Company that the use of the Prospectus may be resumed or receive the copies of the supplemented or amended Prospectus contemplated by Section 5.6(a) (also a “Suspension Period”). In any event, and without limiting Section 5.4, the Company shall not be entitled to deliver collectively more than a total of two (2) Suspension Notices under either this Section 5.6(c) or Section 5.4 in any twelve-month period.

(d) The Shareholders’ right to participate in any underwritten offering pursuant to this Article V shall be conditioned on the Shareholders entering into an underwriting agreement in customary form and acting in accordance with the terms and conditions thereof, including the completion and execution of all questionnaires, powers-of-attorney and other documents reasonably required under the terms of such underwriting agreement.

Section 5.7 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees (including SEC registration fees and Financial Industry Regulatory Authority, Inc. filing fees), fees and expenses incurred in connection with compliance with securities or blue sky laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company. In addition, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. Notwithstanding anything to the contrary contained herein, Registration Expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities. In connection with each registration initiated hereunder (whether a Demand Registration, Shelf Registration Statement, Shelf Underwritten Offering or a Piggyback Registration in which any Shareholder elects to participate if it has such right), excluding any withdrawn registration under Section 5.5, the Company shall pay or reimburse, subject to Applicable Law, the Shareholders for the reasonable out-of-pocket documented fees and expenses of one law firm chosen by the Shareholders as their counsel; provided, however, that such fees and expenses as to any registration shall not exceed $100,000. Except as provided in Section 5.5, the obligation of the Company to bear the expenses described in this Section 5.7 shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended.

Section 5.8 Holdback Agreements. If requested by the Company or the managing underwriter of an underwritten offering of the Company’s securities pursuant to this Article V or otherwise, the Shareholders shall agree not to sell or otherwise transfer or dispose of any securities of the Company (other than pursuant to such underwritten offering) during the period five (5) days prior to and ninety (90) days (or such shorter period that the managing underwriter or the Company, as the case may be, requests) following the effective date of the Registration Statement relating to the underwritten offering of the Company’s securities or the date of filing the prospectus supplement in the case of a shelf takedown, as applicable, unless the managing underwriter agrees to such sale or distribution; provided, however, that the Shareholders shall not be obligated to comply with this Section 5.8 more than once in any twelve-month lock-up period for any underwritten offering in which no Shareholder is participating. At the request of the managing underwriter, if the Shareholders enter into a holdback agreement as set forth above, the Company will enter into an analogous agreement of the same duration.

Section 5.9 Indemnification.

(a) Subject to Applicable Law relating to an English company’s ability to exempt its own directors from liability, waive such liability or indemnify its own directors, the Company shall indemnify, defend and hold harmless the Shareholders, their partners, directors, officers, Affiliates, agents and representatives (and the partners, officers, directors, employees and shareholders thereof) from and against any and all losses, claims, damages, liabilities, fees (including attorneys’ fees) and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus in reliance and in conformity with information concerning the Shareholders furnished in writing to the Company by the Shareholders expressly for use therein and (ii) any violation by the Company of any federal or state law or regulation or other Applicable Law and relating to action required of or inaction by the Company in connection with any registration or offering of securities.

(b) London and each of the Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Company, its directors, officers, Affiliates, agents and representatives (and the partners, officers, directors, employees and shareholders thereof) from and against any and all Liabilities arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, preliminary Prospectus, Free Writing Prospectus or final Prospectus or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made, but only if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to London or any Shareholder furnished in writing to the Company by any Shareholder expressly for use therein. In connection with any Registration Statement in which the Shareholders are participating pursuant to this Agreement, the Shareholders shall promptly furnish to the Company in writing such information with respect to London or the Shareholders as may be required by Applicable Law (but only to the extent required) for use in connection with any such Registration Statement or prospectus and all information required to be disclosed (but only to the extent required) in order to make the information previously furnished to the Company by the Shareholders not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to London or the Shareholders necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, London and the Shareholders’ liability to the Company pursuant to this Section 5.9(b) shall not exceed the net proceeds received by the Shareholders in the aggregate in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) The indemnification provided for under this Section 5.9 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for pursuant to this Section 5.9 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Liabilities, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that result in such Liabilities as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Shareholders shall not be required to make a contribution in excess of the net amount received by the Shareholders collectively from the sale of Registrable Securities in connection with the offering that gave rise to the contribution rights.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 5.10 Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it shall take such further action as the Shareholders may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Shareholders or any of the Controlled Affiliates to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI

PREEMPTIVE AND OTHER RIGHTS

Section 6.1 Preemptive Rights.

(a) Subject to Section 6.2, from and after the Closing, at any time that the Company effects a Subject Issuance, the Shareholders shall have the right to purchase from the Company for cash additional Subject Securities (in each instance, an “Additional Subject Securities Purchase”), such that following such respective Subject Issuance and such Additional Subject Securities Purchase, the Shareholders’ Voting Power will be the same as the Shareholders’ Voting Power immediately prior to such Subject Issuance. Notwithstanding the foregoing or any other provision of this Agreement, the Shareholders shall not be entitled at any time to acquire additional Subject Securities under this Article VI to the extent such acquisition would result in the Shareholders having Voting Power in excess of the Maximum Ownership Percentage, but they may participate in Additional Subject Securities Purchases up to such amount, subject to the other provisions of this Article VI.

(b) Prior to any Subject Issuance, and no later than the date on which the Board approves such Subject Issuance, the Company shall provide the Shareholders with fifteen (15) Business Days’ prior written notice of such Subject Issuance or, if earlier, the expected date of entry by the Company into a binding agreement to effect such Subject Issuance (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable but, in no event, less than ten (10) Business Days’ prior written notice) (such period between such notice and the date of the Subject Issuance or the expected date of entry into such contract, if applicable, the “Notice Period”) of such proposed Subject Issuance (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering or, in the case of an offering exempt from registration, the private placing memorandum or similar offering document in respect of such offering), (i) describing, to the extent then known, (A) the anticipated amount of Subject Securities, price and other material terms upon which the Company offers to sell Subject Securities to the Shareholders and (B) the number of Subject Securities the Shareholders are entitled to purchase pursuant to this Article VI; (ii) attaching, if any Voting Securities to be issued in the Subject Issuance are to be allotted as fully or partly paid up otherwise than in cash, any valuation required under Section 593 of the U.K. Companies Act 2006; and (iii) containing a binding offer to sell Subject Securities to the Shareholders subject to the consummation of the Subject Issuance. If prior to any such Subject Issuance, there is a material change in the terms of such Subject Issuance, then prior to such Subject Issuance, the Company shall provide the Shareholders with fifteen (15) Business Days’ prior written notice (or if such notice period is not reasonably practicable under the circumstances, the maximum prior written notice as is reasonably practicable but, in no event, less than ten (10) Business Days’ prior written notice) describing such change (such period between such notice and the date of the Subject Issuance, also a “Notice Period”).

(c) A Shareholder may exercise its right to effect an Additional Subject Securities Purchase by providing written notice to the Company (i) in the event of a Subject Issuance for cash consideration, prior to the expiration of the Notice Period or (ii) in the event of a Subject Issuance for non-cash consideration, at least five (5) Business Days prior to the expiration of the Notice Period. Such Shareholder’s notice must indicate the specific amount of Subject Securities that such Shareholder desires to purchase, subject to the restrictions set forth in Section 6.1(a). Except as provided in Section 6.1(d) and Section 6.1(e), each Shareholder shall effect the Additional Subject Securities Purchase that it has elected to purchase concurrently with the Subject Issuance (the date of consummation of such transactions being referred to as the “Preemptive Rights Closing Date”). Subject to Section 6.1(e), if, in connection with any Subject Issuance, a Shareholder gives timely notice of its intent to exercise its right under this Section 6.1 but has not paid for and otherwise effected the Additional Subject Securities Purchase on the Preemptive Rights Closing Date, then such Shareholder shall be deemed to have waived its right to purchase such securities under this Section 6.1 with respect to such Subject Issuance; provided, however, that, subject to Section 6.1(e), the Company shall be entitled to specifically enforce such Shareholder’s exercise of its right to effect the Additional Subject Securities Purchase as set forth in such Shareholder’s notice.

(d) In the event the Notice Period is less than fifteen (15) Business Days and a Shareholder has delivered notice of its desire to effect an Additional Subject Securities Purchase, subject to the restrictions set forth in Section 6.1(a), such Shareholder shall have the option, to be indicated in the notice delivered to the Company, to either (i) consummate the Additional Subject Securities Purchase on the Preemptive Rights Closing Date or (ii) within six (6) months of the consummation of such Subject Issuance, make open market or privately negotiated purchases of Voting Securities, provided that following such open market or privately negotiated purchases, the Shareholders’ Voting Power will not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance.

(e) If and to the extent (but only to the extent) that the approval of the Investment Commission, Ministry of Economic Affairs, Executive Yuan, Taiwan, the Republic of China is required for a Shareholder to effect an Additional Subject Securities Purchase for which a Shareholder has given timely notice to the Company of its election to exercise its rights under this Section 6.1 or exercise Preemptive Warrants issued under Section 6.2(c) and such approval has not been obtained on or prior to the Preemptive Rights Closing Date or the expiration date of the period during which the Shareholder may exercise Preemptive Warrants pursuant to Section 6.2(a), as applicable, the Shareholder may effect the Additional Subject Securities Purchase, or exercise Preemptive Warrants, on or before the date that is forty (40) Business Days (or, in the event of an exercise of Preemptive Warrants, sixty (60) Business Days) following the receipt of such approval; provided, however, that the Shareholder is using reasonable best efforts to obtain such approval as promptly as practicable; and provided, further, that (i) if such approval is not obtained within ninety (90) Business Days after such Shareholder has given timely notice to the Company of its election to exercise its rights under this Section 6.1, the Shareholder’s notice exercising its rights under this Section 6.1 shall be deemed withdrawn and (ii) if such approval is obtained within such ninety (90) Business Day period but the receipt of such approval is subject to terms or conditions that are adverse to any Shareholder or any Controlled Affiliate, the Shareholder may withdraw such notice to the Company within such ninety (90) Business Day period; and if either clause (i) or (ii) applies, no Shareholder nor any Controlled Affiliate shall have any further right or obligation to effect such Additional Subject Securities Purchase or exercise such Preemptive Warrants and the Shareholders shall have the option, to be indicated in a notice delivered to the Company, in connection with any Subject Issuance, to the extent such shares could not be purchased by the Shareholders from the Company without such approval, for one (1) year after either clause (i) or (ii) applies, to make open market or privately negotiated purchases of Voting Securities, provided, that following such open market or privately negotiated purchases, the Shareholders’ Voting Power shall not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance.

(f) Except as provided in Section 6.1(g) or Section 6.3, if the Company effects a Subject Issuance and one or more of the Shareholders exercises its right to make an Additional Subject Securities Purchase, the applicable Shareholders shall pay an amount per security equal to the cash consideration per security paid by the other purchaser or purchasers of Subject Securities in such Subject Issuance. In the case of an underwritten public offering or a private placement offering under Rule 144A of the Securities Act or similar transaction, the price paid by the Shareholders shall not include any underwriting or initial purchaser’s discount or fees (as disclosed in the final prospectus or offering memorandum).

(g) If the Company effects a Subject Issuance for non-cash consideration, and one or more of the Shareholders exercises its right to make an Additional Subject Securities Purchase, such Shareholder shall pay, per security in the Additional Subject Securities Purchase, the volume-weighted average price per share of Common Stock over the preceding twenty (20) trading days (from the date of the Preemptive Rights Closing Date) on which shares of Common Stock are traded, or able to be traded, on the NYSE (or, if not listed on the NYSE, such other securities exchange upon which shares of Common Stock are then listed or quoted).

(h) In the event that a proposed Subject Issuance is terminated or abandoned by the Company without the issuance of any Subject Securities, then the Shareholders’ purchase rights pursuant to this Section 6.1 shall also terminate as to such proposed Subject Issuance, and any funds in respect thereof paid to the Company by the Shareholders shall be refunded promptly and in full; provided, however, that to the extent the Shareholders have elected to make open market or privately negotiated purchases pursuant to Section 6.1(d), such termination shall not affect any binding transactions entered into by a Shareholder prior to receiving actual notice of such termination.

(i) Notwithstanding any other provision in this Section 6.1, to the extent the issuance of Voting Securities in an Additional Subject Securities Purchase in the manner contemplated by this Article VI would require, whether under the applicable rules of any stock exchange on which the Voting Securities are listed or otherwise, any approval by the shareholders of the Company that has not been obtained, the Shareholders may purchase in an Additional Subject Securities Purchase such number of Voting Securities as would be permitted without such approval and shall, until such approval is obtained, have the option, to be indicated in a notice delivered to the Company, in connection with any such issuance of Voting Securities, and to the extent such shares are not purchased by the Shareholders from the Company, to make open market or privately negotiated purchases of Voting Securities, provided, that following such Additional Subject Securities Purchase and open market or privately negotiated purchases, the Shareholders’ Voting Power shall not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance.

Section 6.2 Disapplication; Shareholder Approval.

(a) The Shareholders’ preemptive rights under Section 6.1 may be exercised in respect of any Subject Issuance (the “Contractual Preemptive Rights”) for a period of five (5) years (a “Disapplication Period”) from the date of the approval of the Articles of Association of the Company. Except as otherwise agreed by the Parties, the Company shall convene a general meeting of the shareholders of the Company before the expiry of each Disapplication Period to vote either (i) to adopt new Articles of Association or (ii) to pass a special resolution, in each case disapplying or modifying the preemptive rights applicable to the Company under Applicable Law for a further Disapplication Period so as to permit the exercise of the Contractual Preemptive Rights until the expiry of that further Disapplication Period (each a “Disapplication Resolution”), and the Company agrees to take all action within its powers to cause the adoption or passage of such Disapplication Resolution. The Shareholders agree to vote their Voting Securities in favor of each Disapplication Resolution at each so convened general meeting. If at any such general meeting the Disapplication Resolution is not adopted or passed and the Disapplication Period expires, (x) every year after such expiration and until the earlier of (i) a Disapplication Resolution is adopted or passed and (ii) the ninth anniversary of the Closing, the Company shall convene a general meeting of the shareholders of the Company to vote to adopt or pass a Disapplication Resolution, and the Company shall take all action within its powers to cause the adoption or passage of such Disapplication Resolution, and (y) the Shareholders shall, until such Disapplication Resolution is adopted or passed, (i) have the option, to be indicated in a notice delivered to the Company, in connection with any Subject Issuance for cash consideration (or, in the event any applicable Law prevents the issuance or exercise of the Preemptive Warrants, any Subject Issuance for non-cash consideration), to the extent such shares are not purchased by the Shareholders from the Company, to make open market or privately negotiated purchases of Voting Securities, provided, that following such open market or privately negotiated purchases, the Shareholders’ Voting Power shall not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance and (ii) have the option, in connection with any Subject Issuance for non-cash consideration, for a period of three (3) months (or such longer period as provided in Section 6.1(e)) after the date of such Subject Issuance, to exercise the Preemptive Warrants.

(b) Prior to the execution of this Agreement, Kraton Performance Polymers, Inc., in its capacity as the then sole shareholder of the Company, approved and adopted this Agreement for purposes of obtaining the required shareholder approval under the rules and regulations of the New York Stock Exchange (the “NYSE”), including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), in order to permit the exercise of the Contractual Preemptive Rights under this Agreement. Prior to the five-year anniversary of the date of such approval and adoption of this Agreement (such date, the “NYSE Approval Expiration”) (or if the NYSE notifies the Company that such approval or adoption of this Agreement is or will no longer be valid in order to permit, without further approval of the shareholders of the Company, the exercise of the Contractual Preemptive Rights under this Agreement (including in any circumstance requiring shareholder approval of an issuance of common stock, or of securities convertible into or exercisable for common stock, to a “Related Party” as defined in Section 312.03 of the NYSE Listed Company Manual), promptly following such notification (and in any event, no later than the next regularly scheduled annual general meeting of the Company)), the Company shall convene a general meeting to consider and vote upon a special resolution approving and adopting this Agreement for all purposes under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), or otherwise, so as to permit the exercise of the Contractual Preemptive Rights (each, a “NYSE Approval Resolution”) until the date that is the five-year anniversary of the approval or adoption of such NYSE Approval Resolution. The Company agrees to take all action within its powers to cause the adoption or passage of each NYSE Approval Resolution. If at any such general meeting the NYSE Approval Resolution is not adopted or passed and the NYSE Approval Expiration occurs, (A) every year after such expiration, the Company shall convene a general meeting of the shareholders of the Company to vote to adopt or pass a NYSE Approval Resolution and the Company shall take all action within its powers to cause the adoption or passage of such NYSE Approval Resolution and (B) the Shareholders shall, until such NYSE Approval Resolution is adopted or passed, have the option, to be indicated in a notice delivered to the Company, in connection with any Subject Issuance and, to the extent such shares are not purchased by the Shareholders from the Company, to make open market or privately negotiated purchases of Voting Securities, provided, that following such open market or privately negotiated purchases, the Shareholders’ Voting Power shall not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance. The Shareholders agree to vote their Voting Securities in favor of each NYSE Approval Resolution at each so convened general meeting.

(c) Any time within one (1) year prior to the expiration of any Disapplication Period, the Company shall issue to London or any Shareholder as directed by London warrants (the “Preemptive Warrants”) having the provisions set forth on Exhibit E in respect of an aggregate nominal amount of Common Stock equal to at least 50% of the then-outstanding shares of Common Stock (or such modified amount as is appropriate to take account of any stock split, subdivision, stock dividend (including dividends on preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) that the Company has effected before issuing the Preemptive Warrants). The Company shall take all action within its powers to maintain all corporate and other authorizations required to issue the Preemptive Warrants (including obtaining the required shareholder approval under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy) in order for the Shareholders to exercise the Preemptive Warrants), and such number of shares of Common Stock as is required to satisfy the exercise rights of the Preemptive Warrants, in each case without any preemptive rights applying in respect of any other Person.

Section 6.3 Other Purchase Rights . In the event that a Subject Issuance consists of an issuance by the Company of additional Voting Securities in connection with any restricted stock, stock option, incentive or other award of Common Stock or other capital stock of the Company pursuant to the Company’s equity compensation plans or other employee, consultant or director compensation arrangements approved by the Board or a duly authorized committee thereof (whether such award was made before, or is made on or after, the date of this Agreement), and including in connection with the exercise of any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company, the Shareholders may within ninety (90) days of the consummation of such Subject Issuance, make open market or privately negotiated purchases of Voting Securities, provided, that following such open market or privately negotiated purchases, the Shareholders’ Voting Power shall not exceed the Shareholders’ Voting Power immediately prior to such Subject Issuance; provided, however, that if the Shareholders reasonably believe, after consultation with legal counsel, that to make such purchases within such ninety-day period would violate Applicable Law (including Section 10(b) of the Exchange Act and any other rules promulgated thereunder), such period shall be tolled until such time as the Shareholders reasonably believe, after consultation with legal counsel, that such purchases would not violate Applicable Law (but, in any event, such period shall not be tolled for longer than six (6) months past the date of such Subject Issuance).

Section 6.4 Purchases by Certain Controlled Affiliates. Notwithstanding anything to the contrary in this Agreement, upon the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, a Shareholder may assign its right to effect an Additional Subject Securities Purchase or to make open market or privately negotiated purchases pursuant to Section 6.1, Section 6.2 and Section 6.3 to one or more of London, any other Shareholder or any Majority Owned Subsidiary of London if such Person or Persons, if not already a Party to this Agreement, agrees or agree to be bound by the terms of this Agreement by executing a Transferee Adoption Agreement (it being understood that any such Person who is already a party to this Agreement shall automatically upon such Person’s ownership of Voting Securities be deemed a Shareholder). Upon the execution of such Transferee Adoption Agreement, such Person shall be deemed a Shareholder under this Agreement. Notwithstanding any assignment pursuant to this Section 6.4, such assigning Shareholder shall continue to be bound by this Agreement and shall not be released from any of its obligations hereunder.

ARTICLE VII

CORPORATE GOVERNANCE

Section 7.1 Board Representation.

(a) Upon the Closing, the Board shall consist of fourteen (14) directors, which shall include seven (7) members designated by the Shareholders pursuant to, and determined by the Nominating Committee to satisfy the requirements of, Section 1.5 of the Combination Agreement (each such Person and any replacement thereof or additional designee permitted under this Section 7.1, a “Shareholder Designee”).

(b) After the Closing, the Shareholders shall collectively have the right to designate for election to the Board seven (7) Shareholder Designees, subject to adjustment as set forth in Section 7.1(h)-(j); provided, however, that no more than 60% of the Shareholder Designees on the Board may at any time be Shareholder Affiliated Persons; provided, further, that (i) if the Shareholders collectively have the right to designate only three (3) Shareholder Designees, no more than two (2) Shareholder Designees on the Board at any time may be Shareholder Affiliated Persons and (ii) if the Shareholders collectively have the right to designate only two (2) Shareholder Designees, each Shareholder Designee on the Board may be a Shareholder Affiliated Person. Subject to the terms hereof, the Company shall cause each person designated for nomination in accordance with this Section 7.1 to be included in the notice convening the annual general meeting of the Company to be circulated to shareholders of the Company. To the extent that the Company does not nominate, in accordance with the immediately preceding sentence, such persons to stand for election at the annual general meeting of the Company or any such Shareholder Designees are not elected at any such meeting (and such persons are not otherwise disqualified from serving pursuant to Section 7.1(d)) or the Company fails to hold an annual general meeting of the Company at which directors are elected by July 1 in any given year during the term of this Agreement (other than as a result of impediments outside of the Company’s control such as financial statement restatements or pending SEC comments), the restrictions set forth in Section 3.1(a)(iv) and the voting restrictions set forth in Section 7.4 shall be suspended until such time as the Company holds the annual general meeting of the Company, such Shareholder Designees are nominated to stand for election or such Shareholder Designees are elected to the Board, as the case may be. The Company shall use its reasonable best efforts to remove any such impediment to holding the annual general meeting of the Company.

(c) Subject to Section 7.1(d), the Company agrees to (i) include each of the Shareholder Designees designated by the Shareholders (by way of notice to the Company of the intention to designate such Shareholder Designee for nomination stating the particulars which would, if he were so nominated and elected, be required to be included in the Company’s register of directors, together with notice by such Shareholder Designee of his willingness to be elected) on the resolutions proposed to be voted upon for the election of directors at each annual general meeting of the Company, which include nominees for election to the Board proposed by the Company and/or the Board, (ii) recommend the election of such Shareholder Designees to the shareholders of the Company and (iii) take all action within its powers to cause the election of the Shareholder Designees as directors of the Company.

(d) After the Closing, the Company shall not be obligated to nominate any Shareholder Designee unless such Shareholder Designee shall (i) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), acting reasonably and in good faith and applying the same uniform standards consistent with the Nominating Committee charter as the Nominating Committee applies to Public Designees (it being understood and agreed that the seven (7) persons identified in Section 7.1(a) are acceptable to the Nominating Committee); (ii) if not a Shareholder Affiliated Person, be an Independent Director; (iii) not otherwise be prohibited or disqualified from serving as a director of the Company pursuant to Applicable Law, any stock exchange on which any Voting Securities are listed, the Company’s Corporate Governance Guidelines or the Nominating Committee charter as in effect on the date hereof; and (iv) not be a Competitor or an Affiliate thereof or be engaged in business on a regular basis with any Competitor.

(e) The Company agrees that any Shareholder Designee serving as a director of the Company shall be entitled to the same rights, privileges and compensation applicable to Non-Employee Public Designees generally or to which all such Non-Employee Public Designees are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

(f) The Shareholders shall timely provide, and shall use their commercially reasonable efforts to cause the Shareholder Designees to timely provide, the Company with accurate and complete information relating to London, the Shareholders and the Shareholder Designees that may be required (but only to the extent required) to be disclosed by the Company under the Securities Act or the Exchange Act or other Applicable Law. In addition, at the Company’s request, the Shareholders shall cause the Shareholder Designees to complete and execute the Company’s standard director and officer questionnaire prior to being admitted to the Board or standing for reelection at an annual general meeting of the Company or at such other time as may be reasonably requested by the Company in order for the Company to comply with its public company disclosure obligations under the Securities Act or the Exchange Act or to comply with any other filing or other obligation that the Company is legally obligated to comply with under Applicable Law.

(g) Not less than forty-five (45) days prior to the regularly scheduled meeting of the Nominating Committee held in the first calendar quarter of each year in connection with the Company’s regularly scheduled annual general meeting, the Shareholders shall provide the Company with written notice of the names of the Shareholder Designees proposed to be nominated for election at the annual general meeting of the Company to be held in the second quarter of such year, stating the particulars which would, if he were so elected, be required to be included in the Company’s register of directors, together with notice by that Shareholder Designee of his willingness to be elected. At any other time the Shareholders are entitled to designate a Shareholder Designee pursuant to this Agreement, upon delivery by the Shareholders to the Company of written notice of the name of such Shareholder Designee, stating the particulars which would, if he were so elected, be required to be included in the Company’s register of directors, together with notice by that Shareholder Designee of his willingness to be elected, the Nominating Committee shall hold a meeting as promptly as practicable (but in no event later than the next regularly scheduled meeting of the Nominating Committee) to determine whether such Shareholder Designee satisfies the requirements of Section 7.1(d). In either case, promptly following such committee meeting, the Company shall provide the Shareholders with written notice as to whether such Shareholder Designees satisfy the requirements of Section 7.1(d). If the Nominating Committee determines that such Shareholder Designee does not satisfy the requirements of Section 7.1(d), then (i) such written notice shall include with reasonable detail why such Shareholder Designee does not satisfy such requirements and (ii) the Shareholders shall continue to designate replacement Shareholder Designees in a like manner until Section 7.1(d) has been satisfied.

(h) If at any time the Shareholders’ Voting Power is, after the expiration of any applicable Grace Period, less than the Minimum Shareholder Voting Power Level corresponding to the number of Shareholder Designees at such time (in each case in respect of the Board size at such time) as shown on Exhibit A, then the number of Shareholder Designees that the Shareholders shall be entitled to designate hereunder shall be reduced to the number of Shareholder Designees set forth opposite the highest Minimum Shareholder Voting Power Level (in each case in respect of the Board size at such time) on Exhibit A that is less than the Shareholders’ Voting Power at such time. For the avoidance of doubt, if any Shareholder or Controlled Affiliate Transfers any Voting Securities Beneficially Owned by such Shareholder or Controlled Affiliate during any applicable Grace Period to any Person (other than London, any other Shareholder or any Subsidiary of London or any Shareholder), and after any such Transfer, the Shareholders’ Voting Power (as calculated pursuant to Section 7.1(p)) is, for at least ninety (90) days, less than the Minimum Shareholder Voting Power Level corresponding to the number of Shareholder Designees at such time (in each case in respect of the Board size at such time) as shown on Exhibit A, then the number of Shareholder Designees that the Shareholders shall be entitled to designate hereunder shall be reduced to the number of Shareholder Designees set forth opposite the highest Minimum Shareholder Voting Power Level (in each case in respect of the Board size at such time) on Exhibit A that is less than the Shareholders’ Voting Power (as calculated pursuant to Section 7.1(p)) at such time.

(i) If at any time the Shareholders’ Voting Power is, for at least ninety (90) days, greater than the Minimum Shareholder Voting Power Level corresponding to the number of Shareholder Designees (in each case in respect of the Board size at such time) at such time as shown on Exhibit A that exceeds the number of Shareholder Designees that the Shareholders were theretofore entitled to designate, then the number of Shareholder Designees that the Shareholders shall be entitled to designate hereunder shall be increased to the number of Shareholder Designees set forth opposite the highest Minimum Shareholder Voting Power Level (in each case in respect of the Board size at such time) on Exhibit A that is less than the Shareholders’ Voting Power at such time.

(j) Subject to Section 7.1(k), in the event that the Board determines, pursuant to and subject to the terms and conditions of this Agreement, to increase or decrease the size of the Board at any time during any period in which the Shareholders have the right to designate at least one (1) director pursuant to this Section 7.1, then the number of Shareholder Designees that the Shareholders are entitled to designate hereunder shall be increased or decreased, as the case may be, to the number of Shareholder Designees set forth opposite the highest Minimum Shareholder Voting Power Level (in each case in respect of the Board size at such time) on Exhibit A that is less than the Shareholders’ Voting Power at such time. Notwithstanding anything to the contrary in this Section 7.1(j) or Section 7.1(k), unless the decrease in Board size is approved by the Board pursuant to Section 7.3, no Shareholder Designee shall be required to resign as a result of a decrease in the size of the Board pursuant to this Section 7.1(j) or Section 7.1(k) if at such time the number of Shareholder Designees that the Shareholders are entitled to designate is less than half of the total number of authorized directors of the Company as so decreased.

(k) In order to accomplish any reduction in the number of Shareholder Designees required to effectuate the terms of Section 7.1(h) or Section 7.1(j), upon the written request of the Company to the Shareholders, the

Shareholders shall cause the resignation of the necessary number of Shareholder Designees, subject to Section 7.3(o); provided, however, that the Shareholders shall make a determination (not to be withheld) in their sole discretion as to which Shareholder Designee shall resign, subject to the first proviso in Section 7.1(b). In the event that any such Shareholder Designee fails to deliver his or her prompt resignation as required pursuant to this Section 7.1(k), the Parties shall take all necessary action (and the Shareholders agree to cooperate with the Company in taking such action) permitted by Applicable Law to cause such Shareholder Designee to be removed from the Board, including seeking equitable relief such as an injunction. In order to accomplish any increase in the number of Shareholder Designees required pursuant to Section 7.1(i) or Section 7.1(j), upon the written request of the Shareholders to the Company, the Company shall cause the resignation of the necessary number of Public Designees; provided, however, that the Public Designees shall make a determination (not to be withheld) in their collective sole discretion as to which Public Designee shall resign. In the event that any such Public Designee fails to deliver his or her prompt resignation as required pursuant to this Section 7.1(k), the Parties shall take all necessary action (and the Company agrees to cooperate with the Shareholders in taking such action) permitted by Applicable Law to cause the requisite number of Public Designees to be removed from the Board, including seeking equitable relief such as an injunction.

(l) In the event that a vacancy is created at any time by the death, disability, retirement, disqualification, resignation or removal (with or without cause) or a vacancy is created pursuant to Section 7.1(j) or Section 7.1(k) of a Shareholder Designee designated pursuant to this Section 7.1, the Shareholders shall have the right to designate a replacement to fill such vacancy; provided, that such replacement meets the requirements of the first or second proviso in Section 7.1(b), as applicable, and the requirements of Section 7.1(d). The Company shall cause such vacancy to be filled by the replacement so designated and the Board to promptly elect such designee to the Board. Any Shareholder Designee elected in accordance with this Section 7.1(l) shall hold office for the remainder of the full term in which the vacancy occurred or to which the new Shareholder Designee is elected, until his successor is elected or until his earlier resignation or removal in accordance with this Section 7.1. Without the consent of the Shareholders, neither the Company nor the Board shall appoint any other Person to fill any such vacancy.

(m) Subject to Applicable Law, no Shareholder Designee shall be obligated to present any particular business opportunity to the Company that he or she becomes aware of by virtue of his or her position as an officer or employee of any of the Shareholders and/or their Affiliates.

(n) Any election by the Shareholders not to exercise (in whole or in part) the right to designate all or a portion of its Shareholder Designees shall not constitute a permanent waiver or relinquishment of such right. If the Shareholders elect not to exercise their right to designate a Shareholder Designee, the Company shall have no right to fill such vacancy.

(o) The Company shall take all actions within its power not to permit any amendment to the Company’s Articles of Association that would alter or modify in an adverse manner the Shareholders’ rights under this Article VII or amend Articles [     ]1 of the Articles of Association without the approval of the Shareholders. London and each Shareholder shall take all actions within its power (including by voting its Voting Securities) not to permit any amendment to the Company’s Articles of Association that would alter or modify in an adverse manner the Company’s rights under this Article VII (including the rights of the Company with respect to matters addressed by this Article VII that are expressed as restrictions on the rights or actions of the Shareholders, the provisions of Section 7.3 and the provisions regarding the Conflicts Committee, including the composition thereof, in Section 7.5) or amend Articles [     ]2 of the Articles of Association, in each case unless such amendment has been approved by the Conflicts Committee and by the Board in accordance with Section 7.3.

(p) Any references to, and the calculation of, the Shareholders’ Voting Power in this Agreement (i) shall include, without duplication, the Voting Power of the Shareholders and, subject to Section 3.1(b)(ii), any Voting

[1]	Will include Articles corresponding to this Article VII.
[2]	Will include Articles corresponding to this Article VII.

Power of any of the Controlled Affiliates and (ii) during any applicable Grace Period, (A) shall not give effect to the Company’s issuance of Voting Securities in the Subject Issuance that triggered any such Grace Period until such Grace Period expires but (B) shall give effect to any Transfer of Voting Securities that are Beneficially Owned by the Shareholders or any Controlled Affiliate during any such Grace Period to a Person other than London, any other Shareholder or any Subsidiary of London or any Shareholder.

(q) Notwithstanding anything in this Section 7.1 or Section 7.2 to the contrary, in the event that any material breach of London’s, the Shareholders’ or any of the Controlled Affiliates’ obligations set forth in Section 3.1, Section 4.1 or Section 7.4 shall have occurred and be continuing for a period of thirty (30) days or more and upon notice by the Company to the Shareholders, the Shareholders’ right to designate Shareholder Designees pursuant to this Section 7.1 and Section 7.2 shall be suspended; provided, however, that the Shareholders’ right to designate Shareholder Designees pursuant to this Section 7.1 and Section 7.2 shall be reinstated and become effective from and after the date on which any material breach of London’s, the Shareholders’ or any of the Controlled Affiliates’ obligations set forth in Section 3.1, Section 4.1 or Section 7.4 shall have been cured or remedied.

(r) From and after the date of this Agreement, Dan F. Smith, provided he continues to be a director of the Company, shall be the chairman of the Board of the Company; provided, that no later than the date that is two (2) years from the date of this Agreement, Dan F. Smith shall resign from the office of chairman of the Board of the Company. From the date Dan F. Smith ceases to be the chairman until the date that is two (2) years from such date, a majority of the Shareholder Designees shall have the right to designate one of the Shareholder Designees as chairman of the Board (including any replacement thereof). After such two-year period, the director to be the chairman of the Board shall be selected by the Board.

Section 7.2 Board Committee Representation. Upon and after the Closing, each committee of the Board shall consist of four (4) members. After the Closing and at any time at which the Shareholders are entitled to designate half the directors of the Board pursuant to Section 7.1, the Shareholders shall be entitled to designate two (2) Shareholder Designees for appointment to each committee (except the Conflicts Committee as provided in Section 7.5). Upon the Closing, the Board shall appoint the Shareholder Designees identified on Exhibit C to the committees listed on such exhibit. At any time at which the Shareholders are entitled to designate less than half of the directors of the Board pursuant to Section 7.1, the Shareholders shall be entitled to designate Shareholder Designees for appointment to each committee of the Board (except the Conflicts Committee as provided in Section 7.5) such that the aggregate number of Shareholder Designees that the Shareholders shall be entitled to designate to committees of the Board at any time is equal to the percentage that the total number of Shareholder Designees the Shareholders are entitled to designate to the Board under this Agreement at such time constitutes of the total number of authorized directors of the Board at such time (rounding up or down, as the case may be, to the nearest whole number of directors), provided, however, that the Shareholders shall not be entitled to designate more than two (2) Shareholder Designees for appointment to any such committee and that the number of Shareholder Designees shall be allocated as evenly as possible among such committees. Notwithstanding the foregoing, no Shareholder Designee may be appointed to a committee of the Board if (i) the appointment of such Shareholder Designee to such committee of the Board would violate Applicable Law, any rule or regulation of any stock exchange on which any Voting Securities are listed, the Company’s Corporate Governance Guidelines or the applicable committee charter as in effect on the date hereof, (ii) with respect to membership on the Audit Committee, Compensation Committee and Nominating Committee, such Shareholder Designee is not an Independent Director or (iii) with respect to membership on the Nominating Committee, such Shareholder Designee is a Shareholder Affiliated Person. The Shareholders may designate, with respect to each committee of which no Shareholder Designee is a member due to failure to meet the requirements set forth in this Section 7.2 or otherwise, one (1) Shareholder Designee who shall be entitled to attend in a nonvoting capacity all committee meetings of such committee; provided, however, that such committee may decline to allow such Shareholder Designee to attend all or any portion of a committee meeting if the committee determines that a conflict of interest would make such attendance inappropriate. Any reduction in the number of Shareholder Designees on any committee to which the Shareholders are entitled pursuant to this paragraph will be accomplished by the immediate resignation or removal of one (1) or more of the Shareholder Designees from such committee. Except as provided in the immediately preceding sentence, the Shareholders shall be entitled to designate for appointment any remaining Shareholder Designees to replace the resigned or removed Shareholder Designee on any committee on which such resigning or removed Shareholder Designee served but only to the extent that such remaining Shareholder Designee is qualified to serve on such committee under this Section 7.2. Each member of the Board shall receive prior notice of all meetings of each committee of the Board, such notice to include an agenda for such meeting.

Section 7.3 Vote Required for Board Action. From and after the Closing, until the earlier to occur of (x) the ninth anniversary of the Closing and (y) such time as the Shareholders’ Voting Power is less than 25% (or, with respect to Section 7.3(n) and Section 7.3(o), 10%) (or if the Shareholders’ Voting Power falls below 25% (or, with respect to Section 7.3(n) and Section 7.3(o), 10%) as a result of the issuance or issuances of Voting Securities by the Company, such time as the Shareholders’ Voting Power remains below 25% (or, with respect to Section 7.3(n) and Section 7.3(o), 10%) until the expiration of any applicable Grace Period), the Company shall not enter into, effectuate, approve or recommend (or allow any of its Subsidiaries to enter into, effectuate, approve or recommend) any of the following actions without the prior approval of more than 50% of all of the directors of the Board then in office, including at least one (1) Non-Employee Public Designee and, unless waived by London, one (1) Shareholder Designee that is a Shareholder Affiliated Person:

(a) any acquisition by the Company or any Subsidiary, in a single transaction or series of related transactions, whether by merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, purchase of stock or assets or other business combination, of assets or securities of any other Person, other than in the ordinary course of business, for consideration greater than $30,000,000;

(b) any sale, transfer or other disposition by the Company or any Subsidiary, in a single transaction or series of related transactions, whether by merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, sale of stock or assets or other business combination, of any assets or securities of any other Person, outside the ordinary course of business, for consideration greater than $30,000,000;

(c) any declaration or payment, directly or indirectly, of any cash or other dividend or other distribution in respect of any Common Stock or other equity securities of the Company or any change to the Company’s policy with respect to dividends or other distributions in respect of any Common Stock or other equity securities of the Company;

(d) any incurrence, assumption, guaranty or other similar assumption by the Company or any Subsidiary of Indebtedness, in a single transaction or series of related transactions, with a principal amount of greater than $40,000,000;

(e) a Board resolution for, or to propose to the shareholders of the Company, any redemption, purchase, repurchase or other acquisition of any equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company), other than redemptions, purchases, repurchases or other acquisitions of equity securities of the Company pursuant to equity compensation plans or other employee, consultant or director compensation arrangements in the ordinary course approved by the Board or a duly authorized committee thereof;

(f) any capital project with estimated aggregate capital expenditures in excess of $15,000,000;

(g) a Board resolution to propose to the shareholders of the Company any amendment of the Articles of Association of the Company;

(h) a Board resolution for, or to propose to the shareholders of the Company, any issuance of equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company) (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions, that would result in the issuance of equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company) (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions, representing more than 3% of the Total Voting Power or 3% of the economic interest in the Company following such issuance or any issuance of equity securities of the Company that would require the approval of the shareholders of the Company, including as a result of the exercise of any preemptive rights, (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions;

(i) any Change of Control Transaction;

(j) any merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, consolidation or other business combination of, or with respect to, or involving the Company;

(k) the termination or appointment of any Chief Executive Officer of the Company (other than the reappointment of the Person then serving as the Chief Executive Officer of the Company);

(l) any filing by the Company or any Subsidiary of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or the filing of an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of the assets of the Company or any Subsidiary;

(m) a Board resolution for, or to propose to the shareholders of the Company, any adoption or implementation by the Company of any shareholders rights plan;

(n) any decrease in the size of the Board below ten (10) directors or any fixing of the authorized size of the Board as an odd number of directors;

(o) any requirement that a Shareholder Designee resign as a result of a decrease in the size of the Board pursuant to Section 7.1(j), if at the time of such decrease the number of Shareholder Designees that the Shareholders are entitled to designate is less than half of the total number of authorized directors of the Company as so decreased; and

(p) taking or permitting any action within its powers that may, would or is intended to result in the Company becoming subject to the City Code on Takeovers and Mergers (the “UK Takeover Code”).

Section 7.4 Voting Arrangements.

(a) In each election of directors of the Company after the Closing, the Shareholders shall, and shall cause each of the Controlled Affiliates to, vote or act by written consent with respect to all of the Voting Securities that are Beneficially Owned by any Shareholder or any such respective Controlled Affiliate, as the case may be, for each of the director nominees included in the Board’s notice convening the annual general meeting of the Company to be circulated to shareholders of the Company; provided, however, that in connection with a proposal to elect directors that is initiated by a shareholder other than a Shareholder, a Controlled Affiliate or a Shareholder Affiliated Person and that is not acting in concert with any Shareholder, any Controlled Affiliate or any Shareholder Affiliated Person, the Shareholders may vote their Voting Securities (i) for the Shareholder Designees and (ii) with respect to all other director nominees, at their option, either for each of the director nominees included in the annual general meeting notice also containing the Board’s nominees and recommended to shareholders of the Company or in the same proportion as the votes cast for such other director nominees by or on behalf of the holders of Voting Securities other than the Shareholders and the Controlled Affiliates. The

Shareholders shall not, and they shall cause each of the Controlled Affiliates and each Shareholder Affiliated Person not to, exercise the votes attaching to their respective Voting Securities to remove any Public Designee as a director of the Company except as provided for in this Agreement or as agreed between the Parties.

(b) Notwithstanding anything to the contrary in Section 3.1, with respect to any vote of the shareholders of the Company on (i) any merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, consolidation or other business combination of the Company, (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (iii) any transaction or series of related transactions in which the Company will issue Voting Securities representing 20% or more of the Voting Securities outstanding immediately prior to such issuance or (iv) subject to Section 7.1(o), any amendment to the Articles of Association of the Company, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders in their sole discretion.

(c) For any other matter requiring a vote of the shareholders of the Company that is not subject to Section 7.4(a) or Section 7.4(b):

(i) until the first anniversary of the Closing, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates, up to 25% of the Total Voting Power (the “First Voting Threshold”), in their sole discretion and shall vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates in excess of the First Voting Threshold, at their election, either (A) as recommended by the Board or (B) in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the Shareholders and the Controlled Affiliates;

(ii) after the first anniversary of the Closing and until the second anniversary of the Closing, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates, up to 30% of the Total Voting Power (the “Second Voting Threshold”), in their sole discretion and shall vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates in excess of the Second Voting Threshold, at their election, either (A) as recommended by the Board or (B) in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the Shareholders and the Controlled Affiliates;

(iii) after the second anniversary of the Closing and until the third anniversary of the Closing, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates, up to 35% of the Total Voting Power (the “Third Voting Threshold”), in their sole discretion and shall vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates in excess of the Third Voting Threshold, at their election, either (A) as recommended by the Board or (B) in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the Shareholders and the Controlled Affiliates;

(iv) after the third anniversary of the Closing and until the fourth anniversary of the Closing, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates, up to 40% of the Total Voting Power (the “Fourth Voting Threshold”), in their sole discretion and shall vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates in excess of the Fourth Voting Threshold, at their election, either (A) as recommended by the Board or (B) in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the Shareholders and its Controlled Affiliates; and

(v) after the fourth anniversary of the Closing, the Shareholders and the Controlled Affiliates may vote all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates in their sole discretion.

(d) The Shareholders shall be, and shall cause each of the Controlled Affiliates who are shareholders of the Company to be, present in person or by proxy at all meetings of shareholders of the Company to the extent necessary so that all Voting Securities that are Beneficially Owned by the Shareholders and the Controlled Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 7.4.

Section 7.5 Conflict Transactions. Any amendment, modification or waiver of any provision of this Agreement, any approval by the Company of any exception to any provision of this Agreement and any transaction between, on the one hand, the Company or any of its Affiliates and, on the other hand, London, the Shareholders or any of their Affiliates, shall require the approval of the Conflicts Committee of the Board, which shall consist solely of Non-Employee Public Designees.

Section 7.6 Waiver of Class Rights.

(a) The rights of the Shareholders under this Agreement are not rights attaching to the Voting Securities or any other securities of the Company held by the Shareholders or the Controlled Affiliates. The Voting Securities or any other securities of the Company held by the Shareholders or the Controlled Affiliates shall not constitute a separate class of equity share capital of the Company as a result of the rights of the Shareholders under this Agreement. Accordingly, the Shareholders shall not, and shall procure that the Controlled Affiliates shall not, claim or assert any such class rights that, in each case, the relevant shareholder(s) would not be able to claim or assert in the absence of this Agreement.

(b) If, notwithstanding the provisions of Section 7.6(a), a court of competent authority shall find that, due to the rights of the Shareholders under this Agreement, under Applicable Law the Voting Securities or any other securities of the Company held by the Shareholders or the Controlled Affiliates do constitute a separate class of Voting Securities or any other securities of the Company, the Shareholders hereby undertake to and covenant with the Company that they respectively shall, and shall procure that the Controlled Affiliates shall, vote in favor of the relevant variation of class rights in accordance with any voting obligation to which they are subject under this Agreement.

Section 7.7 UK Takeover Code. Without limiting Section 7.3(p), if at any time the Company is subject to, or is reasonably likely to become subject to, the provisions of the UK Takeover Code, the Company and the Board shall promptly take such steps as are available to them and reasonably necessary to ensure that the Company ceases being subject to such provisions.

ARTICLE VIII

OTHER COVENANTS

Section 8.1 Information Rights.

(a) The Company shall provide the Shareholders, on an ongoing and confidential basis, such access to and information with respect to the Company’s and its Subsidiaries’ businesses, operations, plans and prospects as the Shareholders may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in the Company, including (i) the right to routinely consult with senior management of the Company with respect to the Company’s and its Subsidiaries’ businesses and financial matters, including annual operating plans and (ii) the right to inspect all books and records (other than books and records relating to any agreement between any Shareholder and the Company or any proposed transaction between any Shareholder on one hand and the Company on the other that is considered by the Board in a special committee process) and all facilities and properties of the Company and its Subsidiaries, including to the extent necessary for the preparation of a Shareholder’s financial statements and securities filings, provided, however, that nothing in the foregoing shall obligate the Company to provide the Shareholders any records relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Combination Agreement, including confidential communications with financial and other advisors and legal counsel representing the Company or its Affiliates and confidential information provided by the Company to Shareholders shall be used only by Shareholders to manage and evaluate its investment in the Company, and to prepare Shareholders’ financial statements and securities filings. Without limiting the foregoing, (i) as soon as available (and, in any event within sixty (60) days) after the end of each fiscal year of the Company (or the earlier date by which the information is required to be filed by the Exchange Act), the Company shall deliver to the Shareholders the annual financial statements required to be filed by the Company under the Exchange Act (or, if such financial statements are not required to be filed under the Exchange Act, such annual financial statements the Company would be required to file under the Exchange Act if the Company was subject to the reporting obligations of Section 13 of the Exchange Act) and (ii) as soon as available after the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days (or the earlier date by which the information is required to be filed under the Exchange Act), the Company shall deliver the quarterly financial statements required to be filed by the Company under the Exchange Act (or, if such financial statements are not required to be filed under the Exchange Act, the financial statements the Company would be required to file under the Exchange Act if the Company was subject to the reporting obligations of Section 13 of the Exchange Act), together with such supporting detailed information as the Shareholders may reasonably request to enable them to prepare their own financial statements and securities filings. The Company shall cooperate with the Shareholders and the Controlled Affiliates and reasonably assist the Shareholders in connection with the inclusion of the Company’s financial statements and other information required in the Shareholders’ own financial statements and securities filings, including providing reasonable access to the Shareholders’ employees and outside accountants as may be required in connection therewith. The Shareholders shall reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company in connection with such cooperation and assistance. The Company may decline to provide the Shareholders with confidential, competitively sensitive information if providing such information would violate Applicable Law.

(b) London and the Shareholders shall, upon request in writing by the Company, promptly provide to the Company any information regarding London, the Shareholders and the Controlled Affiliates that is required for the Company to comply with Applicable Laws (but only to the extent required), including the rules of any national securities exchange or inter-dealer quotation system on which the Company’s securities may be listed or quoted provided, however, that nothing in the foregoing shall obligate either London or any Shareholder to provide the Company any records relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Combination Agreement, including confidential communications with financial and other advisors and legal counsel representing London or any Shareholder or any of their respective Affiliates and confidential information provided by London or any Shareholder to the Company shall be used only by the Company for such purposes.

(c) Section 8.1(a) shall terminate upon the first date that the Shareholders’ Voting Power is less than 25%.

Section 8.2 Confidentiality.

(a) For so long as this Agreement is in effect and for one (1) year thereafter, London and the Shareholders shall, and shall cause the Controlled Affiliates, and shall use their reasonable best efforts to cause their representatives, to maintain the confidentiality of all Confidential Information provided to London, the Shareholders, the Controlled Affiliates and/or representatives by the Company or any of its representatives, such obligation to maintain confidentiality to be governed as if the Confidentiality Agreement, dated April 30, 2013, by and between London and the Company, were applicable to such information.

(b) London and each Shareholder acknowledges and understands that the purchase and sale of securities on the basis of material nonpublic information, commonly referred to as “inside information,” or the selective disclosure of inside information to others who may trade, is prohibited by United States federal and state laws. London and each Shareholder agrees to comply, and shall cause its Controlled Affiliates and representatives to comply, with all applicable securities laws and regulations.

(c) London and the Shareholders shall use their respective reasonable best efforts to enforce any agreement, arrangement or other legal right they may have with or relating to any employee (or former employee) or other party with respect to the Confidential Information of the Business.

Section 8.3 Covenant Against Competition.

(a) Until such time as the Shareholders have a Voting Power of less than 15%, London and the Shareholders hereby agree and covenant to comply with, and agree and covenant to cause each of the Controlled Affiliates listed on Exhibit B (London, the Shareholders and such Controlled Affiliates each being a “Restricted Party”) to comply with, the provisions of this Section 8.3.

(b) Each Restricted Party shall not, without the prior authorization of the Company, at any time, either individually or in partnership or jointly with any other Person or Persons, directly or indirectly, (i) engage in, or own, anywhere in the world, any enterprise engaged in the Business, (ii) provide services that would be in material competition with the business of and services provided by the Business or (iii) become the employee of, or otherwise render services to or on behalf of, any business substantially similar to or in competition with the Business; provided, however, that nothing in this Section 8.3 shall prevent any Restricted Party from acquiring, directly or indirectly, ownership of shares in or the undertaking or assets of any business which competes with the Business if such competing business or interest therein is acquired by the Restricted Party as part of any acquisition of an entity that owns one or more businesses or interests in addition to such competing business; provided, that the revenues of the competing business are less than 50% of the total revenues of such entity; and provided, further, that if the revenues attributable to the competing business at the date of the acquisition amount to more than 20% of the total revenues of the Company attributable to the Business or more than 30% of the total revenues of the entity to be acquired, then such Restricted Party shall divest the competing business, provided it is able to obtain commercially reasonable consideration and other reasonable terms and conditions, within three (3) years after such acquisition, unless, upon the written request of such Restricted Party, the Company provides its written consent that such Restricted Party does not have to divest the competing business.

(c) Each Restricted Party shall not, without the prior authorization of the Company, directly or indirectly, either for such Restricted Party or any other Person, induce or attempt to induce any employee providing services to the Company or any of its Affiliates to leave the employ of or to cease providing such services to the Company or its Affiliates; provided, however, that the foregoing shall not be construed to prohibit any employment of any such Person resulting from general advertisements for employment conducted by any Restricted Party.

(d) For the avoidance of doubt, nothing in this Section 8.3 shall prevent any Restricted Party from (i) carrying on any operation or activity other than the Business or (ii) taking any action that is required or contemplated by this Agreement, the Combination Agreement or any ancillary agreement executed in connection with the Combination Agreement.

(e) If the Company believes that any Restricted Party has violated any of the covenants of this Section 8.3, the Company shall have the right to seek relief from any court of competent jurisdiction against such Restricted Party. Each Party acknowledges that money damages alone shall not adequately compensate the Company in the event of a breach of any of the covenants of this Section 8.3. Therefore, each Party agrees that in addition to all remedies available at law, in equity or under this Agreement, the Company shall be entitled to injunctive relief for the enforcement of the covenants of this Section 8.3.

(f) Each Party hereby agrees that this Section 8.3 is a material and substantial part of the transactions contemplated by this Agreement and that the Company would not have entered into this Agreement in the absence of such restrictions. Each Party further agrees that a breach of any of the covenants of this Section 8.3 would constitute irreparable harm and the covenants in this Section 8.3 are reasonable with respect to their duration, scope and geographical area.

(g) The covenants in this Section 8.3 are severable and separate, and the unenforceability of any specific covenant in this Section 8.3 is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 8.3. If any court of competent jurisdiction determines that the scope, duration, geographical or territorial restrictions this Section 8.3 sets forth are unreasonable as applied to a Restricted Party, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent. All the covenants in this Section 8.3 are intended by each Party to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Shareholders against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any covenant in this Section 8.3. The covenants contained in this Section 8.3 shall not be affected by any breach of any other provision of this Agreement by any Party.

(h) Each of London and the Shareholders shall use their respective reasonable best efforts to enforce any agreement, arrangement or other legal right they may have with or relating to any employee (or former employee) or other party limiting such employee or other party from competing in the Business.

ARTICLE IX

EFFECTIVENESS AND TERMINATION

Section 9.1 Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 9.2.

Section 9.2 Termination.

(a) At such time that the Shareholders’ Voting Power is less than 10%, or at such earlier time as may be mutually agreed in writing by the Company, London and the Shareholders, all provisions of this Agreement, other than Section 8.2, this Article IX and Article X (except for Section 10.1, Section 10.2 and Section 10.3), shall terminate; provided, that the Shareholders’ rights pursuant to Article V shall survive any termination of the other provisions of the Agreement until the earlier of such time that the Shareholders (i) collectively cease to own, directly or indirectly, a Registrable Amount and (ii) may sell all their remaining Registrable Securities without registration under the Securities Act, except that Section 5.9 shall survive any such termination and remain in full force and effect.

(b) Upon the expiration of the Standstill Period, the provisions of Article IV and Article VII shall terminate and be of no further force or effect.

(c) Section 8.2 shall survive in accordance with its terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Public Announcement. London, the Shareholders and the Company shall fully cooperate and work in good faith with one another when preparing public announcements (including press releases) relating to the other Parties or the Shareholders’ investments in the Company.

Section 10.2 Legend on Securities.

(a) Each certificate representing Voting Securities Beneficially Owned by any of the Shareholders or any of the Controlled Affiliates and subject to the terms of this Agreement shall bear the following legends (the “Legends”) on the face thereof (it being understood that if such shares are not certificated, other appropriate restrictions shall be implemented to give effect to the provisions of this Section 10.2):

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED [                    ], 201[     ], AMONG KRATON PERFORMANCE POLYMERS PLC, LCY SYNTHETIC RUBBER CORP. AND LCY CHEMICAL CORP., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF KRATON PERFORMANCE POLYMERS PLC.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) Upon any acquisition by any Shareholder or any Controlled Affiliate thereof of Beneficial Ownership of Voting Securities other than the Shareholder Shares, the applicable Shareholder shall, or shall cause any such Controlled Affiliate to, submit the certificates representing such Voting Securities to the Company so that the Legends (to the extent required by this Section 10.2) may be placed thereon (if not so endorsed upon issuance).

(c) Upon request of the Shareholders and receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such Legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause all or the applicable portion of the Legend to be removed from any certificate for any Voting Securities Beneficially Owned by the Shareholders or any of the Controlled Affiliates to be Transferred in accordance with the terms of this Agreement.

Section 10.3 Application of Agreement to Additional Voting Securities. Any additional Voting Securities of which any of the Shareholders or any of the Controlled Affiliates acquires Beneficial Ownership following the Closing shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Voting Securities were Beneficially Owned by such Person as of the Closing.

Section 10.4 Remedies.

(a) Each Party acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement. The Parties therefore agree that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other Party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any Party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

Section 10.5 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except as otherwise specifically provided in this Agreement, including Section 5.9 with respect to the Company’s directors, officers, Affiliates, agents and representatives and the Shareholders’ partners, directors, officers, Affiliates, agents and representatives (and the partners, officers, directors, employees and shareholders thereof). Except as expressly provided in Section 4.1, neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties.

Section 10.6 Amendments; Waivers. This Agreement may be amended only by an agreement in writing executed by the Company and the Shareholders. Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving Party. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 10.7 Approval by Shareholders. Any amendment, modification or waiver of any provision of this Agreement by the Shareholders and any consent or approval of the Shareholders under this Agreement shall require the approval of, and shall be effective if approved in writing by, Shareholders holding at least a majority of the Voting Securities held by all Shareholders.

Section 10.8 No Third Party Rights. Except as provided in Section 5.9, nothing expressed or referred to in this Agreement is intended to, or will be, construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim by virtue of the UK Contracts (Rights of Third Parties) Act 1999 or otherwise, including under or with respect to this Agreement or any provision hereof. The rights of third parties to enforce Section 5.9 are subject to the term that the Parties to this Agreement may by mutual agreement terminate or rescind or vary it in any way without the consent of any such third party and the other terms and conditions of this Agreement.

Section 10.9 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by facsimile transmission to the respective parties at the following fax numbers or delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address, fax number or email address for a party as shall be specified in a notice given in accordance with this Section 10.9; provided, however, that delivery by facsimile transmission or electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

If to London or any of the Shareholders:

LCY Chemical Corp.

4F, No.83, Section 4, Bade Road

Taipei, Taiwan (R.O.C.)

Attn: Head of Legal Department

Fax: + 886-2-2528-1828

Telephone: + 886-2-2763-1611 ext. 434

Email: linda.wu@lcygroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attention: Michael P. Rogan

Fax: (202) 661-8200

Telephone: (202) 371-7550

Email: michael.rogan@skadden.com

If to the Company:

Kraton Performance Polymers plc

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

Attn: General Counsel

Fax: (281) 504-4741

Telephone: (832) 204-5400

Email: stephen.duffy@kraton.com

with a copy to:

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

Attention: Stephen Massad

Fax: (713) 229-7775

Telephone: (713) 229-1475

Email: stephen.massad@bakerbotts.com

or to such other address, facsimile number, email address or telephone as either Party may, from time to time, designate in a written notice given in a like manner.

Section 10.10 Governing Law. This Agreement shall be governed by the internal laws of the state of Delaware (without regard to any choice of law provisions thereof that would result in the application of the laws of any other jurisdiction), except that the provisions of Article VI, Article VII and Section 10.8 shall be governed by the laws of England and Wales.

Section 10.11 Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.12 Entire Agreement. This Agreement, including the exhibits hereto, and the Combination Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter.

Section 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.14 Consent to Jurisdiction; Waiver of Jury Trial. The Parties hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction, the federal court sitting in the State of Delaware, and the Parties agree that service of process may be accomplished pursuant to Section 10.9 above. EACH PARTY HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

Section 10.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

KRATON PERFORMANCE POLYMERS PLC

By:

Name:
Title:

LCY SYNTHETIC RUBBER CORP.

By:

Name:
Title:

LCY CHEMICAL CORP.

By:

Name:
Title:

[Signature Page to Shareholder Agreement]

Exhibit A

Shareholder Designees

The “Minimum Shareholder Voting Power Levels,” with respect to the authorized Board size, shall be as set forth in the chart below:

		Board size
		14	13	12	11	10	9	8
		Minimum Shareholder Voting Power Level
Number of Shareholder Designees	7	47%
	6	43%	47%	47%
	5	36%	38%	42%	45%	47%
	4	29%	31%	33%	36%	40%	44%	47%
	3	21%	23%	25%	27%	30%	33%	38%
	2	14%	15%	17%	18%	20%	22%	25%
	1	10%	10%	10%	10%	10%	10%	10%

B-EXHIBIT A

Exhibit B

Restricted Parties

1.	Any Subsidiary of London.

2.	Any director of London who is not independent of London.

3.	Any officer of London.

4.	Any Significant Minority Shareholder of a Shareholder.

5.	Any Person specified in clause (d) and clause (e) of the definition of Controlled Affiliate but only with respect to any Person listed in 2 through 4 above.

B-EXHIBIT B

Exhibit C

Shareholder Designee Representation on Board Committees

[To be completed prior to execution of the Agreement.]

B-EXHIBIT C

Exhibit D

Designated Persons

LEE CHANG YUNG CO, LTD

LEE JAMGO CO, LTD

LEE, BOWEI

HANK FAH COMPANY LTD.

YOUNG, SAI FEN

FUJU CO, LTD.

LEE, TAN LAN

WAI LIH COMPANY LIMITED

B-EXHIBIT D

Exhibit E

WARRANTS TERM SHEET

Definitions

Any term that is capitalised but not defined herein shall have the meaning set out in the Shareholder Agreement.

“Shareholder Agreement” means the shareholder agreement among Kraton Performance Polymers plc, LCY Chemical Corp. and LCY Synthetic Rubber Corp., dated [                    ] 201[    ], as amended from time to time in accordance with its terms;

“Third Party” means any Person that is not a Shareholder;

“Warrantholders” means holders of Warrants from time to time;

“Warrant Instrument” means the instrument pursuant to which the Company shall issue the Warrants;

“Warrants” means the warrants over Common Stock to be issued pursuant to the Shareholder Agreement and the Warrant Instrument.

1. Warrant Structure

Issuer:	The Company

Warrantholders:	The Shareholders, in accordance with Section 6.2(c) of the Shareholder Agreement, or any of their permitted transferees.

Warrants to be issued:

The Company shall issue Warrants in respect of an aggregate nominal amount of Common Stock equal to at least 50% of the then-outstanding shares of Common Stock (or such modified amount as is appropriate to take account of any stock split, subdivision, stock dividend (including dividends on preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) that the Company has effected before issuing the Warrants).

The Company shall issue the Warrants in accordance with the time frame set out in the Shareholder Agreement.

Anti-dilution protection:	The Warrant Instrument shall contain customary anti-dilution protection in respect of any consolidation/sub-division/redesignation/issue by way of capitalisation of reserves of Shares, or any other reorganisation of the share capital structure of the Company, with any disputes to be resolved by an independent expert procedure.

Documentation:	The Warrants will be documented by a Warrant Instrument, in such form as will be agreed between the Company and London on or prior to the Closing under the Combination Agreement by and among the Company, UK Holdco, Mergerco, London and London NY Holdco, dated as of January 28, 2014, and Warrant certificates registered in the name of each Warrantholder. The Company shall maintain a register of Warrantholders.

B-EXHIBIT E

2. Exercise

Exercise event:

The Warrantholders are entitled to exercise Warrants only if there has been an issuance of Voting Securities for non-cash consideration (“Issuance”) to a Third Party (and whether or not any Voting Securities are at the same time issued to any Shareholder) at a time that is not during a Disapplication Period (an “Exercise Event”);

The Company will give the Warrantholders notice of any upcoming Exercise Event as if it were Subject Issuance under Section 6.1(b) of the Shareholder Agreement;

Exercise price:	Each Warrant shall entitle the Warrantholder to receive one share of Common Stock the same price per share of Common Stock as would apply to a Subject Issuance that is subject to Section 6.1(g) of the Shareholder Agreement.

Exercise restriction	The Warrantholders shall be entitled to exercise the Warrants such that following such exercise the Shareholders’ Voting Power will be the same as their Voting Power immediately prior to the Exercise Event. The Warrantholders shall not be entitled to exercise the Warrants to the extent such exercise would result in the Shareholders having Voting Power in excess of the Maximum Ownership Percentage, but they may so exercise up to such amount.

Terms of issue of Common Stock:	Shares issued upon exercise of Warrants are to be acquired fully paid and free of all third party rights and encumbrances.

Liquidation:	No liquidation of the Company shall occur unless the Warrantholder is treated on any distribution of assets as if it had exercised, immediately prior to such liquidation, such number of Warrants as shall at that time be exercisable.

Long-stop date:	The Warrants shall be exercisable until the date that the Shareholder Agreement is terminated in accordance with Section 9.2(a) thereof.

3. Miscellaneous

Transfers:	The Warrants may be transferred in the same manner, and to the same Persons, as a right to effect an Additional Subject Securities Purchase may be assigned under Section 6.4 of the Shareholder Agreement.

Undertakings:

From Closing until the Warrants are issued, the Company shall not allot any shares in the Company, or grant any rights to subscribe for, or to convert any security into, shares in the Company, if the result would be that, immediately following such allotment, the Company would not be authorised under Applicable Law to issue the Warrants without any pre-emptive rights applying in respect of any Person other than the Shareholders.

From signing of the Warrant Instrument until it terminates in accordance with its terms, the Company shall maintain all corporate and other authorisations required to issue such number of shares of Common Stock as is required to satisfy the exercise rights of all Warrants, with the corresponding share issuance being on a non-preemptive basis, and to otherwise give effect to the terms set out in the Warrant Instrument as contemplated by this term sheet.

Variation:	The Warrants may only be varied with the written consent of the Company and each Warrantholder.

Governing law:	The Warrant Instrument shall be governed by and construed in accordance with English law.

B-EXHIBIT E

Exhibit F

Adoption Agreement for Subsidiary Transferees of Shares

This Adoption Agreement (“Adoption Agreement”), dated [                    ], 20[    ], is made by and between the undersigned transferee (the “Transferee”) and Kraton Performance Polymers plc, a public limited company incorporated under English law (registered no. 08815107) whose registered office is at [            ] (the “Company”) pursuant to the terms of the Shareholder Agreement, dated as of [                    ], 201[    ], as it may be amended from time to time in accordance with its terms (the “Agreement”) by and among the Company, LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands, and LCY Chemical Corp., a company limited by shares registered under the laws of the Republic of China. The Company, on the one hand, and the Transferee, on the other hand, are referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.

1. Acknowledgement. The Parties acknowledge that the Transferee is acquiring certain ordinary shares, par value $0.01 per share, of the Company (the “Shares”) subject to the terms and conditions of the Agreement.

2. Transferee Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party to the Agreement, (iii) agrees that Transferee shall be deemed to be a Shareholder for purposes of the Agreement and (iv) agrees that the Transferee shall be treated as a London Party for purposes of Article VI of the Combination Agreement, as it may have been or may be amended from time to time in accordance with its terms, to the same extent as if it were originally a London Party thereunder and shall be bound by all obligations of the London Parties thereunder. The term “London Party” shall have the meaning ascribed to such term in the Combination Agreement.

3. Company Agreement. The Company (i) agrees that the Transferee shall be deemed to be a Shareholder for purposes of the Agreement and be entitled to the rights and benefits granted to a Shareholder under the Agreement, (ii) agrees that the Transferee shall be treated as a London Party for purposes of Article VI of the Combination Agreement, as it may have been or may be amended from time to time in accordance with its terms, to the same extent as if it were originally a London Party thereunder and shall be entitled to the rights and benefits granted to each London Party under Article VI of the Combination Agreement, (iii) agrees to implement fully the Transferee’s rights as a Shareholder under the Agreement, including the rights set forth in Articles IV, V, VI and Article VII and Section 8.1 and (iv) agrees to implement fully the Transferee’s rights as a London Party under Article VI of the Combination Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

TRANSFEREE
By:
Name:
Title:

KRATON PERFORMANCE POLYMERS PLC
By:
Name:
Title:

B-EXHIBIT F

Exhibit G

Adoption Agreement for Significant Minority Owners

This Adoption Agreement (“Adoption Agreement”), dated [                    ], 20[    ], is executed by the undersigned (the “Transferee”) pursuant to the terms of the Shareholder Agreement, dated as of [                    ], 201[    ], as it may be amended from time to time in accordance with its terms (the “Agreement”) by and among Kraton Performance Polymers plc, a public limited company incorporated under English law (registered no. 08815107) whose registered office is at [            ] (the “Company”), LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands, and LCY Chemical Corp., a company limited by shares registered under the laws of the Republic of China. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain equity securities (the “Shares”) in a Shareholder under the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee agrees that Transferee shall be bound by and subject to the terms of Sections 3.1, 8.2 and 8.3 of the Agreement to the same extent as if it were a party to the Agreement.

3. The Transferee acknowledges and agrees that this Adoption Agreement is made for the benefit of the Company.

IN WITNESS WHEREOF, the Transferee has caused this Agreement to be duly executed by an authorized officer as of the date set forth at the head of this Agreement.

TRANSFEREE

By:
Name:
Title:

Accepted:

KRATON PERFORMANCE POLYMERS PLC

By:
Name:
Title:

B-EXHIBIT G

Exhibit H

Adoption Agreement for Transferees of London’s Block

This Adoption Agreement (“Adoption Agreement”), dated [                    ], 20[     ], is made by and between the undersigned transferee (the “Transferee”) and Kraton Performance Polymers plc, a public limited company incorporated under English law (registered no. 08815107) whose registered office is at [            ] (the “Company”) pursuant to the terms of the Shareholder Agreement, dated as of [                    ], 201[     ], as it may be amended from time to time in accordance with its terms (the “Agreement”), by and among the Company, LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands, and LCY Chemical Corp., a company limited by shares registered under the laws of the Republic of China. The Company, on the one hand, and the Transferee, on the other hand, are referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.

1. Acknowledgement. The Parties acknowledge that the Transferee is acquiring certain ordinary shares, par value $0.01 per share, of the Company (the “Shares”) subject to the terms and conditions of the Agreement.

2. Transferee Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party to the Agreement, (iii) agrees that Transferee shall be deemed to be a Shareholder for purposes of the Agreement and (iv) hereby makes, to the Company as of the date hereof, the representations and warranties as to itself as a Shareholder set forth in Section 2.2(a)-(d) of the Agreement; provided, however, that the Transferee acknowledges that the rights of London set forth in Section 4.3 of the Agreement and in the provisions of Sections 4.1(c) and Section 4.2 of the Agreement that reference said Section 4.3 shall not be available to Transferee. The term “London Party” shall have the meaning ascribed to such term in the Combination Agreement.

3. Company Agreement. The Company (i) agrees that the Transferee shall be deemed to be a Shareholder for purposes of the Agreement and be entitled to the rights and benefits granted to a Shareholder and, if applicable, London under the Agreement (except any rights of London set forth in Section 4.3 of the Agreement and in the provisions of Sections 4.1(c) and Section 4.2 of the Agreement that reference Section 4.3 of the Agreement), (ii) agrees to implement fully the Transferee’s rights as a Shareholder under the Agreement, including the rights set forth in Articles IV, V, VI and Article VII and Section 8.1 and (iii) hereby makes, to the Transferee as of the date hereof, as to itself the representations and warranties set forth in Section 2.1 of the Agreement.

B-EXHIBIT H

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

TRANSFEREE
By:
Name:
Title:

KRATON PERFORMANCE POLYMERS PLC
By:
Name:
Title:

B-EXHIBIT H

ANNEX C

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

KRATON PERFORMANCE POLYMERS PLC

(incorporated as KPP SHELFCO Limited on 13 December 2013

with company number 08815107,

and re-registered as a public company on [    ])

FORM OF

ARTICLES OF ASSOCIATION

adopted by Special Resolution passed on [    ]

C-i

C-ii

ARTICLES OF ASSOCIATION

of

KRATON PERFORMANCE POLYMERS PLC

(the “Company”)

(effective as from [            ])

MODEL ARTICLES NOT TO APPLY

1.	No regulations or articles made pursuant to or set out in any schedule to any statute or any statutory instrument concerning companies apply to the Company and the following are the Company’s articles of association.[1]

INTERPRETATION

2.	In these Articles:[2]

(a)	(if not inconsistent with the subject or context) the following words shall bear the following meanings:

“Adoption Date” shall mean [date][the date on which these Articles are adopted by the Company];

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, for purposes of these Articles, the Company shall not be deemed an Affiliate of any of the Specified Shareholder Parent or the Specified Shareholders and no Person shall be deemed an Affiliate of another Person by virtue of the fact that both Persons own Voting Shares;

“Applicable Law” shall mean any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC) applicable to any of the shareholders or the Company, any of their respective Affiliates or any Shareholder Affiliated Person;

“Articles” means the articles of association for the time being of the Company;

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof and shall include securities that are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of Ordinary Shares that a Person is deemed to be the beneficial owner of, or to beneficially own, in connection with a particular

[1]	If any provision in these Articles is found to be inconsistent with the Shareholder Agreement, these Articles shall be amended accordingly.
[2]	As a general matter, these definitions will need to be conformed to the final version of the Shareholder Agreement. As a general approach, where the Articles are intended to replicate the terms of the Shareholder Agreement and any discrepancies arise before finalisation, the Articles will be amended to conform.

Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates) under a Derivatives Contract shall be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates) is a Receiving Party, with this provision being applied to successive Counterparties as appropriate. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” shall have the corresponding meaning;

“Board” means the board of Directors of the Company from time to time;

“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom;

“certificated share” means share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“Change of Control Transaction” shall mean (a) any transaction or series of related transactions that results in the Directors comprising the Board immediately prior to such transaction ceasing to represent the majority of the Directors comprising the Board or the board of directors of the Person surviving or resulting from such transaction (or the ultimate parent entity thereof); (b) the acquisition of the Company by another Person by means of any transaction or series of related transactions, whether or not the Company is a party thereto (including any stock acquisition, reorganization, merger or consolidation), that results in the holders of the Voting Shares of the Company immediately prior to such transaction or series of related transactions failing to represent, immediately after such transaction or series of transactions, a majority of the total outstanding voting shares of the surviving Person (or the ultimate parent entity thereof); (c) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which, in excess of 50% of the Total Voting Power is Beneficially Owned directly, or indirectly through one or more Persons, by any Person and its Affiliates; or (d) a sale, lease, transfer, disposition or other conveyance of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis;

“clear days” means, in relation to the period of a notice, that period excluding the day on which the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Conflicts Committee” means the Conflicts Committee of the Board;

“Controlled Affiliate” means (a) the Specified Shareholder Parent, (b) any Subsidiary of the Specified Shareholder Parent, (c) any Designated Person and any Family Member of any Designated Person who shares the same home as such Designated Person, (d) any Person as to which any Designated Person, directly or indirectly, through one or more intermediaries, possesses the power to (i) vote the capital stock or other equity interests representing 50% or more of the capital stock or other equity interests of such Person, (ii) designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such Person or (iii) cause such Person to vote, acquire or dispose of any equity interest that is held or owned by such Person or for which such Person has the power or authority to vote such equity interest and (e) any other Person who is a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act or Regulation 13D thereunder) with the Specified Shareholder Parent, any of the Specified Shareholders or any Designated Person with respect to any Voting Shares. For the avoidance of doubt, the Company shall not be deemed a Controlled Affiliate;

“Deferred Shares” means the deferred shares of £1.00 each in the capital of the Company;

“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Ordinary Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Ordinary Shares or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts;

“Designated Person” shall mean (a) any director of the Specified Shareholder Parent who is not independent of the Specified Shareholder Parent, (b) any officer of the Specified Shareholder Parent, (c) any of the Persons specified in Exhibit D to the Shareholder Agreement and (d) any Significant Minority Owner of a Specified Shareholder;

“Director” means a director of the Company from time to time;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated thereunder;

“Family Member” shall mean, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Person, or any other Person (other than a tenant or employee) sharing the household of such Person;

“executed” means any mode of execution;

“financial institution” means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange who is designated within the meaning of section 778(2) of the Companies Act;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Indebtedness” shall mean without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with United States generally accepted accounting principles; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations; (d) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; and (e) all guarantees of Indebtedness of third parties;

“London NY Holdco” means LCY Synthetic Rubber Corp., a limited company organised under the laws of the British Virgin Islands;

“member” means a member of the Company;

“Non-employee Public Designee” shall mean, at any time, a Public Designee who is not then an employee of the Company;

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

“Ordinary Shares” means the ordinary shares of $0.01 each in the capital of the Company;

“paid” means paid or credited as paid;

“Person” or “person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organisation, including a government or political subdivision or an agency or instrumentality thereof;

“public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act;

“Public Designee” shall mean a Director other than a Specified Shareholder Designee;

“register” means the register of members of the Company;

“seal” means the common seal (if any) of the Company and includes any official seal kept by the Company by virtue of section 45, 49 or 50 of the Companies Act;

“SEC” shall mean the United States Securities and Exchange Commission;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

“Shareholder Affiliated Person” shall mean, at any time, any natural Person who is (a) a Controlled Affiliate or an employee of any Specified Shareholder or any Controlled Affiliate or (b) a Family Member of any Person referenced in clause (a).

“Shareholder Agreement” shall mean that certain shareholder agreement entered into [as of [            ], 2014] by and between LCY Chemical Corp., LCY Synthetic Rubber Corp. and the Company, as such agreement may be amended from time to time pursuant to its terms;

“Significant Minority Owner” shall mean, with respect to any Specified Shareholder, any Person (other than the Specified Shareholder Parent or any Controlled Affiliate) that (a) directly owns any outstanding equity interests in such Specified Shareholder and (b) indirectly owns 10% or more of the Voting Shares by virtue of the direct ownership by such Person and its Affiliates (but excluding the Specified Shareholder Parent or any Controlled Affiliate) of equity interests of such Specified Shareholder and any other Specified Shareholder. For this purpose, a Person’s indirect ownership by virtue of the ownership of equity interests of a Specified Shareholder shall be calculated by multiplying the percentage of the outstanding Voting Shares directly or indirectly Beneficially Owned by such Specified Shareholder (disregarding any Voting Shares Beneficially Owned by any other Specified Shareholder that is not Beneficially Owned by such Specified Shareholder) by the percentage of the outstanding equity interests of such Specified Shareholder Beneficially Owned by such Person;

“Specified Shareholder” shall mean London NY Holdco (for so long as it directly owns Voting Shares) and the Specified Shareholder Parent (to the extent the Specified Shareholder Parent directly owns Ordinary Shares) and any Subsidiary of the Specified Shareholder Parent (to the extent such Subsidiary of the Specified Shareholder Parent directly owns Ordinary Shares);

“Specified Shareholder Designee” shall mean [a Person designated pursuant to Article 130 that is appointed as a Director];

“Specified Shareholder Parent” shall mean LCY Chemical Corp. (for so long as it Beneficially Owns the outstanding equity interests of any Specified Shareholder or itself directly owns Voting Shares) or, in the event of any ‘Transfer’ of the ‘Block’ (as such terms are respectively defined in the Shareholder Agreement) pursuant to and in accordance with section [4.3(f)] of the Shareholder Agreement, the Transferee (as defined in section [4.3(f)] of the Shareholder Agreement), as well as in each case their respective successors by merger, consolidation or operation of law;

“Specified Shareholder Parent Group” means a Specified Shareholder Parent and its Subsidiaries;

“Subject Issuance” shall mean an issuance by the Company of additional Voting Shares other than issuances in connection with any stock split, subdivision, stock dividend (including dividends on preferred stock whether in the form of shares of preferred stock or common stock) or pro rata recapitalization (including any exchange of one or more series of preferred stock for another series of preferred stock) by the Company;

“Subject Securities” shall mean any Voting Shares of a type to be issued in a Subject Issuance;

“Subsidiary” shall mean, with respect to any Person, (i) any other Person in which such Person owns, directly or indirectly, capital stock or other interests representing 50% or more of the aggregate equity interest in such entity or (ii) any entity in which such Person is entitled, directly or indirectly, to designate, elect, appoint or otherwise select 50% or more of the members of the governing body of such entity;

“Total Voting Power” shall mean, at any time, the total number of votes attributable to all Voting Shares outstanding at such time;

“undertaking” includes a body corporate, trust or partnership, joint venture or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“US Dollars” or “$” means the lawful currency of the United States of America;

“Voting Power” shall mean, with respect to any Person, at any time, the ratio, expressed as a percentage, of (a) the votes represented by the Voting Shares Beneficially Owned by such Person that are outstanding at such time to (b) the Total Voting Power outstanding at such time; and

“Voting Shares” means the Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

(b)	subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 21 of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

(c)	words and expressions contained in these Articles which are not defined in Article 2(a) but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

(d)	unless the context otherwise requires:

(i)	words in the singular include the plural, and vice versa;

(ii)	words importing any gender include all genders;

(iii)	reference to a document or information being “sent”, “supplied” or “given” to or by a person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(iv)	references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(v)	references to “writing” include references to typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

(vi)	references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(vii)	references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(viii)	references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(ix)	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(x)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(xi)	the word Board in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(xii)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and

(xiii)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

(e)	the headings are inserted for convenience only and do not affect the construction of these Articles; and

(f)	any reference to a section or Article number in the Shareholder Agreement shall be to such section or Article number as it appears in the Shareholder Agreement as at the Adoption Date.

LIABILITY OF MEMBERS

3.	The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

SHARES AND SHARE CAPITAL

4.	The Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Ordinary Shares: each of which shall be denominated in US Dollars with a nominal value of $0.01. Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes.

(b)

Deferred Shares: each of which shall be denominated in British Pounds Sterling with a nominal value of £1.00. Deferred Shares shall be issued without votes attaching to them. Deferred Shares shall not entitle the holders to receive any distributions or other dividends. Deferred Shares shall on the return of assets in a winding-up entitle the holders only to the repayment of the amounts paid upon such shares after repayment of the capital paid up on the Ordinary Shares plus the payment of US$10,000,000 per Ordinary Share. The Company shall have irrevocable authority at any time after the adoption of this Article to appoint any person to execute on behalf of the holders of the Deferred Shares a transfer thereof and/or an agreement to transfer the same, and/or acquire the same (in accordance with the Companies Act and subject to minimum capital requirements contained in the Companies Act), and without making any payment to or obtaining the sanction of the holders thereof, to such persons as the Company may determine as custodian thereof and, pending such transfer and/or acquisition, to retain the certificate for such shares.

5.	Notwithstanding Article 4, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares:

(a)	any share may be issued in one or more classes with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the Board shall determine; and

(b)	shares may be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares so issued provided that it does so before the shares are allotted.

6.	The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act. Subject to the provisions of the Companies Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

7.	Except as required by law, no person shall be recognised by the Company as holding any share upon trust. Except as otherwise provided by these Articles or by law, the Company shall not be bound by or recognise (even if it has notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

8.	Without prejudice to any powers which the Company or the Board may have to issue, allot, dispose of, convert, or otherwise deal with or make arrangements in relation to, shares and other securities in any form:

(a)	the Board may permit the holding of shares in any class of shares in uncertificated form and the transfer of title to such shares without a share certificate, and may, subject to Applicable Law, take any steps it thinks fit to facilitate such holding and transfer; and

(b)	the Company may issue shares in uncertificated form and may convert shares from certificated form to uncertificated form and vice versa.

9.	Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class simply because any share in that class is held in uncertificated form.

10.	Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)	require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company; and

(b)	take any action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share, or otherwise to enforce a lien in respect of that share, whether it is, at the relevant time, in certificated or uncertificated form.

11.	If and to the extent that any provision of these Articles is inconsistent with the holding of or transfer of title to shares in uncertificated form, or any applicable uncertificated security rules, it shall not apply to any share of any class which is in uncertificated form.

AUTHORITY TO ALLOT SHARES AND PRE-EMPTION RIGHTS

12.	In addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)	exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company, up to an aggregate nominal amount of $[ ][3] for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Adoption Date;[4]

(b)	in addition to the authority granted in paragraph (a) above, exercise all of the powers of the Company to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of $[ ][5] for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Adoption Date; and

(c)	make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 12 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

13.	The Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot ‘equity securities’ (as defined in the Companies Act) for cash pursuant to the authority conferred by Article 12 of these Articles as if section 561 of the Companies Act did not apply to the allotment.

14.	The Specified Shareholder Parent Group shall have the right to purchase from the Company for cash Subject Securities at any time that the Company effects a Subject Issuance in accordance with and subject to the terms and conditions set forth in the Shareholder Agreement.

15.	Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, the provisions of Article 14 and, in the case of redeemable shares, the provisions of Article 5(b):

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

(b)	the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as it thinks fit.

VARIATION OF RIGHTS

16.	Subject to the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights;

[3]	Figure to be discussed and agreed between the parties, acting reasonably.
[4]	The value in this Article 12(a), when included, needs to be high enough to cover any necessary share awards under proposed option schemes to be adopted/taken on by the Company in respect of awards to beneficiaries that do not fall within the exemption from the requirement for authority to allot granted by Section 549(2)(a) of the Companies Act.
[5]	Figure to be discussed and agreed between the parties, acting reasonably. This will be the total amount of the shares to be issued pursuant to the preemptive warrants.

(b)	with the written consent of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both; or

(c)	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class,

but not otherwise.

17.	For the purposes of Article 16, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied by:

(a)	the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)	the purchase or redemption by the Company of any of its own shares; and

(c)	the exercise by the Board of any of the powers contemplated by Article 195.

SPECIFIED SHAREHOLDER APPROVAL

18.	Articles 14, 18, 130, 131, 142, 151, 152, 163 and 199 may not be amended, altered or otherwise modified except with the affirmative approval, in writing or by way of voting at a meeting, of the holders of a majority of the Voting Shares held by the Specified Shareholders.

SHARE CERTIFICATES

19.	On becoming the holder of any share other than a share in uncertificated form, every person (other than a financial institution in respect of whom the Company is not required by law to complete and have ready a certificate) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

20.	Every certificate shall:

(a)	be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)	shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

21.	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them, and seniority shall be determined in the manner described in Article 96. Shares of different classes may not be included in the same certificate

22.	If a share certificate is damaged, defaced or worn out or alleged to have been lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company

LIEN

23.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently payable or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 23 to 26 inclusive. The Company’s lien on a share shall extend to all amounts (including without limitation dividends) payable in respect of it.

24.	The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of law, demanding payment and stating that if the notice is not complied with the shares may be sold.

25.	To give effect to the sale the Board may, in the case of a share in certificated form, authorise any person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 25, exercise any of the powers of the Company under Article 10 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

26.	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the person entitled to the share at the date of the sale.

CALLS ON SHARES

27.	Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

28.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

29.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

30.	If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 15 per cent. per annum, or, if higher, at the appropriate rate (as defined by section 592 of the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

31.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

32.	Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

33.	The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in section 592 of the Companies Act).

FORFEITURE AND SURRENDER

34.	If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

35.	If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

36.	Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determines either to the person who was before the forfeiture the holder or to any other person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 10. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

37.	A person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in section 592 of the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

38.	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

39.	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

40.	A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

TRANSFER OF SHARES

41.	Without prejudice to any power of the Company to register as shareholder a person to whom the right to any share has been transmitted by operation of law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

42.	[Each member may transfer all or any of his shares which are in uncertificated form by means of a [relevant system] in such manner provided for, and subject as provided in, any applicable uncertificated securities rules. No provision of these Articles shall apply in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.][6]

43.	If the Board refuses to register a transfer of a share, it shall as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) send to the transferee notice of the refusal together with reasons for the refusal. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

44.	No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

45.	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.

46.	Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other person.

TRANSMISSION OF SHARES

47.	If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest, but nothing in this Article 47 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

[6]	To be considered further when known which system uncertificated shares will be held. The assumption is that most, if not all, shares will be held by DTC in the US.

48.	Subject to these Articles and the Companies Act, a person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that person. If he elects to have himself or another person registered and the share is an uncertificated share, he shall take any action the Board may require (including without limitation the execution of any document) to enable himself or that person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

49.	The Board may at any time send a notice requiring any such person referred to in Article 48 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

50.	A person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 48, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

UNTRACED MEMBERS

51.	The Company shall be entitled to sell any share held by a member, or any share to which a person is entitled by transmission, if:

(a)	during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article 51 (or, if published on different dates, the first date) at least three dividends in respect of the share have been declared and all dividend warrants, cheques or other method of payment for amounts payable in respect of the share which have been sent and were payable in a manner authorised by these Articles have remained uncashed;

(b)	the Company has, as soon as practicable after the expiration of the period in paragraph (a) of this Article 51, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or person concerned, giving notice of its intention to sell such share; and

(c)	during the period in paragraph (a) of this Article 51 and the further period of three months after the publication of the advertisements referred to in paragraph (b) of this Article 51 (or, if published on different dates, the first date) the Company has received no communication from, or on behalf of, such member or person concerned.

52.	The Company shall also be entitled to sell any additional share issued during the period in paragraph (a) of Article 51 in right of any share to which Article 51 applies (or in right of any share so issued), if the criteria in Article 51 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) and the words “, after the expiration of the period in paragraph (a) of this Article 51,” were omitted from paragraph (b)).

53.	To give effect to the sale of any share pursuant to Articles 51 to 54 inclusive the Company may:

(a)	in the case of a share in certificated form, appoint any person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or person entitled by transmission to, the share; and

(b)	in the case of a share in uncertificated form, the Directors may, to enable the Company to deal with the share in accordance with the provisions of Articles 51 to 54 inclusive, do all acts and things it considers necessary and expedient to effect the transfer of the share to, or in accordance with the directions of, the purchaser.

54.	An instrument of transfer executed by that person in accordance with paragraph (a) of Article 53 shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with paragraph (b) of Article 53 shall be as effective as if exercised by the registered holder of or person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

ALTERATION OF CAPITAL

55.	Subject to the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)	increase its share capital by allotting new shares;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)	cancel any of its shares;

(e)	redenominate its share capital or any class of share capital; and

(f)	[determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage as compared with the others,]

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

56.	Whenever any fractions arise as a result of a consolidation or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 56, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

57.	All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

GENERAL MEETINGS

58.	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act.

59.	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(a)	the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all members of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

(b)	all votes shall be taken on a poll; and

(c)	each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

For the purposes of this Article 59, where a person is present by proxy or proxies, he is treated only as holding the shares in respect of which those proxies are authorised to exercise voting rights with respect to any matter proposed at the meeting.

60.	The Board, the chairman or the chief executive officer, may call general meetings whenever and at such times and places as it shall determine. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act.

NOTICE OF GENERAL MEETINGS

61.	Subject to the provisions of the Companies Act, an annual general meeting and all other general meetings shall be called by at least such minimum period of notice as is prescribed or permitted under the Companies Act.

62.	Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

63.	Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 75, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

64.	Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

65.	The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

66.	At least 10 days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of shares registered in the name of each member.

67.	The list of members prepared in accordance with Article 66 shall be available during ordinary business hours for a period of at least 10 days before the general meeting for inspection by any member for any purpose relevant to the meeting. If the notice of the meeting does not specify the place where the members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the Board) at either the Office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place and for the duration, of the meeting.

PROCEEDINGS AT GENERAL MEETINGS

68.	No business shall be transacted at a meeting unless a quorum is present but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. Except as otherwise provided by these Articles, a quorum is two members, present in person or by proxy at the relevant meeting.

69.	If a quorum is not present within half an hour after the time appointed for holding the meeting, or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such date, time and place as the chairman of the meeting may, subject to the provisions of the Companies Act, determine. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

70.	The chairman (if any) of the Board, or in his absence the deputy chairman (if any) of the Board, or in the absence of both of them some other Director nominated prior to the meeting by the Board, shall preside as chairman of the meeting. If none of the chairman, deputy chairman or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting or is not willing to act as chairman, the Directors present shall elect one of their number present and willing to act to be chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting.

71.	If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chairman of the meeting.

72.

The Board or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any person who refuses to submit to a search or otherwise comply with such security arrangements.

73.	The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

74.	Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

75.	In the case of any general meeting, the Board [or the chairman of the meeting] may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the principal place), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which persons are participating via electronic means, are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	see and hear all persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)	be heard and seen by all other persons so present in the same way.

76.	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the Board or the chairman of the meeting that the facilities at the principal place or any satellite meeting place, have become inadequate for the purposes set out in Article 75, then the Board or the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 81 shall apply to that adjournment.

77.	The Board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

78.	The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 77 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to Article 77. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

79.	If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 75 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 74 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 74 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

(b)	a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 113(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 113(b).

80.	For the purposes of Articles 75, 76, 77, 78 and 79 the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

81.	Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)	the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place; and

(b)	the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)	an adjournment is necessary to protect the safety of any person attending the meeting; or

(iv)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

82.

An adjournment may, subject to the provisions of the Companies Act, be for such time and to such other place (or, in the case of a meeting held at a principal place and a satellite meeting place, such other places) as the [Board]/[chairman] may, in [its]/[his] absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Articles 109, 110 and

113 or by means of a document in hard copy form which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by Article 113(a). Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except that when a meeting is adjourned for 30 days or more, or for an indefinite period, at least 7 clear days’ notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 75 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.

83.	Any resolution put to a vote at a general meeting shall be decided on a poll. This Article 83 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

84.	Subject to Article 85, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

85.	A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at either the meeting or such time and place as the chairman directs not being more than 30 days after the meeting.

86.	From and after the Adoption Date, until termination of the Shareholder Agreement pursuant to its terms, any scheme of arrangement of the Company under Part 26 of the Companies Act on which all of the Voting Shares held by a Specified Shareholder or any of its Affiliates are not excluded from the class of members voting will require, in addition to the members approval required under Part 26 of the Companies Act, the approval of at least two thirds of the Voting Shares.

87.	From and after the Adoption Date, until termination of the Shareholder Agreement pursuant to its terms, the Company shall not enter into, effectuate, approve or recommend (or allow any of its Subsidiaries to enter into, effectuate, approve or recommend) any sale of all or substantially all the assets of the Company and its Subsidiaries without:

(a)	if the sale is to a Specified Shareholder and/or any of its Affiliates, the prior approval of such members as would be required to approve a scheme of arrangement of the Company under Part 26 of the Companies Act but on which resolution the Voting Shares held by the Specified Shareholder and its Affiliates would be excluded from the class of members voting; or

(b)	if the sale is to a person other than a Specified Shareholder or any of its Affiliates, the prior approval of such members as would be required to approve a scheme of arrangement of the Company under Part 26 of the Companies Act (and on which resolution the Voting Shares held by each Specified Shareholder and its Affiliates would be included in the class of members voting) and, in addition, of at least two thirds of the Voting Shares.

AMENDMENTS TO RESOLUTIONS

88.	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a clear error in the resolution.

89.	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)	the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

90.	With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

PROPOSED SHAREHOLDER RESOLUTIONS

91.	Where a member or members, in accordance with the provisions of the Companies Act, request the Company to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following (and, to the extent that the request relates to the nomination of a director, the content requirements of Article 123 also apply):

(a)	to the extent that the request relates to the nomination of a director, as to each person whom the member(s) propose(s) to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(b)	to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such member(s) and any Member Associated Person, individually or in the aggregate, including any anticipated benefit to the member(s) or the Member Associated Person therefrom; and

(c)	as to the member(s) giving the notice and the Member Associated Person, if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Persons, if any;

(ii)	the class and number of shares of the Company which are Beneficially Owned and of record by such member(s) and such Member Associated Persons, if any;

(iii)	a description of all agreements, arrangements and understandings between such member and such Member Associated Persons, if any, each proposed nominee and any other person or persons (including their names) in connection with the nomination of a Director or the proposal of any other business by such member(s) or such Member Associated Person, if any;

(iv)	any other information relating to such member or such Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(v)	to the extent known by the member(s) giving the notice, the name and address of any other member supporting the nominee for election or re- election as a Director or the proposal of other business on the date of such request.

For the purposes of this Article 91, a Member Associated Person of any member shall mean:

(A)	any person controlling, directly or indirectly, or acting in concert with, such member;

(B)	any Beneficial Owner of shares in the capital of the Company owned of record or beneficially by such member; and

(C)	any person controlling, controlled by or under common control with such Member Associated Person.

92.	If a request made in accordance with Article 91 does not include the information specified in that Article, or if a request made in accordance with Article 91 is not received in the time and manner required by Article 93, in respect of such shares which the relevant member(s) hold (the member default shares) the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 91.

93.	Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 91 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day] prior to such annual general meeting or (ii) if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of the meeting, the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 93.

For the purposes of the annual general meeting of the Company to be held in 201[5], references in this Article 93 to the Company’s “preceding year’s annual general meeting” shall be construed as references to a meeting deemed to have taken place on [    ].

Notwithstanding anything in the foregoing provisions of this Article 93 to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a member’s notice required by this Article 93 shall also be considered as validly delivered in accordance with this this Article 93, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5.00 pm, local time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

Notwithstanding the provisions of Articles 91 or 93 or the foregoing provisions of this Article 93, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 91, 92, and this Article 93. Nothing in Articles 91 or 92 or in this Article 93 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, subject in each case to compliance with the Exchange Act.

VOTES OF MEMBERS

94.	Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4 above), on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which is the holder or in respect of which his appointment of proxy or corporate representative has been made.

95.	A member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

96.	In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

97.	A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any person authorised in that behalf by that court or official and such person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Company may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 97 shall cause the right to vote not to be exercisable.

98.	No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

99.	If at any time the Board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a section 793 notice) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a direction notice) to such member direct that:

(a)	in respect of the shares in relation to which the default occurred (the default shares, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)	in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Article 195; and

(ii)	no transfer of any default share shall be registered unless:

(A)	the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(B)	the transfer is an approved transfer.

100.	The Company shall send the direction notice to each other person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

101.	Any direction notice shall cease to have effect not more than 7 days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

102.	The Board may at any time send a notice cancelling a direction notice.

103.	The Company may exercise any of its powers under Article 10 in respect of any default share that is held in uncertificated form.

104.	For the purposes of this Article 104 and Articles 99, 100, 101, 102 and 103:

(a)	a person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Companies Act which either:

(i)	names such person as being so interested; or

(ii)	fails to establish the identities of all those interested in the shares, and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Companies Act);

(ii)	the Board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other person appearing to be interested in the shares; or

(iii)	the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

105.	Nothing contained in Article 99, 100, 101, 102, 103 or 104 limits the power of the Company under section 794 of the Companies Act.

106.	Any objection to the qualification of any person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

107.	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

PROXIES AND CORPORATE REPRESENTATIVES

108.	A member is entitled to appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

109.	The appointment of a proxy shall be:

(a)	in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to the shares to which Article 109(a) does not apply in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose.

110.	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other person duly authorised for that purpose or in any other manner authorised by its constitution.

111.	The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at the meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

112.	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

113.	Without prejudice to Article 79(b) or the second sentence of Article 82, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

(b)	if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting;

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

114.	Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a person on behalf of a holder:

(a)	the Company may treat the appointment as sufficient evidence of that person’s authority to execute the appointment of proxy on behalf of that member; and

(b)	the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

115.	Subject to Article 114, a proxy appointment which is not delivered or received in accordance with Article 113 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled to determine which proxy appointment (if any) is to be treated as valid. Subject to the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

116.	The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

117.	Any corporation which is a member of the Company (the grantor) may, by resolution of its directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other person authorised for the purpose by the secretary may require all or any of such persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one person and more than one authorised person purports to exercise a power in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

118.	The termination of the authority of a person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether he counts in deciding whether there is a quorum at a meeting;

(b)	the validity of anything he does as chairman of a meeting;

(c)	the validity of a poll demanded by him at a meeting; or

(d)	the validity of a vote given by that person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 113(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 113(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

119.	A proxy given in the form of a power of attorney or similar authorisation granting power to a person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid for a period of more than three years, unless a contrary intention is stated in it.

NUMBER OF DIRECTORS

120.	The initial number of Directors shall be 14 and the number of Directors may be changed as determined by the Board subject to Article 162(n).

APPOINTMENT AND RE-ELECTION OF DIRECTORS

121.	At each annual general meeting, the term of office of each Director shall expire.

122.	Notwithstanding the expiration of a Director’s term of office as contemplated by Article 121 or Article 128, each Director shall serve until his successor is duly appointed and qualified or until his death, resignation or removal.

123.	No person, other than the Directors whose terms expire at the annual general meeting, shall be appointed a Director at any annual general meeting unless:

(a)	he is nominated by the Board;

(b)	he is designated by the Specified Shareholders pursuant to Article 130 and Article 131 below; or

(c)	notice in respect of that person given by a member qualified to vote at the meeting has been received by the Company in accordance with Article 91 and Article 93 or section 338 of the Companies Act of the intention to nominate that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that person of his willingness to be appointed.

124.	Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

125.	Subject to Article 126 below, each Director shall be appointed by an ordinary resolution of the Company.

126.	In the event that at a general meeting it is proposed to vote upon a number of the resolutions for the appointment of a person as a Director (each a Director Resolution) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the Board Number), the persons that shall be appointed Directors shall first be the person who receives the greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals the Board Number.

127.	Article 126 shall not apply to any resolution proposed to be voted on at a general meeting in respect of the proposed removal of an existing Director and appointment of a person instead of the person so removed, which pursuant to the Companies Act shall be proposed as an ordinary resolution.

128.	Subject to the provisions of these Articles, the Board may appoint a person who is willing to act as a Director and is permitted by law to do so, to fill a vacancy. Any Director appointed in accordance with this Article 128 shall hold office until the next annual general meeting, until his successor is appointed or until his earlier death, resignation or removal in accordance with Article 146.

129.	A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

SPECIFIED SHAREHOLDER DESIGNEE DIRECTORS

130.	In accordance with and subject to the terms and conditions set forth in the Shareholder Agreement, the Specified Shareholders have the right to designate persons for nomination to the Board for election as a Director at general meetings of the Company. The maximum number of persons that can be so designated shall be determined in accordance with and subject to the Shareholder Agreement (including Exhibit A thereto). This Article 130 shall cease to have effect on the termination of Article VII of the Shareholder Agreement pursuant to the terms of the Shareholder Agreement.

131.	The Board shall nominate for election as Director any person designated by the Specified Shareholders in accordance with and subject to the terms and conditions set forth in the Shareholder Agreement. This Article 131 shall cease to have effect on the termination of Article VII of the Shareholder Agreement pursuant to the terms of the Shareholder Agreement.

DIRECTORS’ FEES AND EXPENSES

132.	Unless otherwise determined by the Company by ordinary resolution, there shall be paid to the Directors (other than alternate Directors and Directors employed by the company in an executive capacity) such fees for their services in the office of Director as the Directors may from time to time determine. The fees shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

133.	The Directors may also be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors.

134.	Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

DIRECTORS’ GRATUITIES AND BENEFITS

135.	The Board may (by the establishment of, or maintenance of, schemes or otherwise) provide benefits, whether by the payment of allowances, gratuities or pensions, or by insurance or death, sickness or disability benefits or otherwise, for any past or present Director or employee of the Company or any of its subsidiary undertakings or any undertaking associated with, or any business acquired by, any of them, and for any member of his family (including a spouse or civil partner and a former spouse or former civil partner) or any person who is or was dependent on him and may (before as well as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

POWERS OF THE BOARD

136.	Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by Articles 136 to 138 inclusive shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

137.	The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

138.	The Board may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that Subsidiary.

DELEGATION OF DIRECTORS’ POWERS

139.	Subject to the provisions of these Articles, the Directors may delegate any of the powers which are conferred on them under these Articles:

(a)	to a committee consisting of one or more Directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit; or

(b)	to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any Director holding any executive office such of its powers as the Board considers desirable to be exercised by him.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered.

140.	Subject to Article 141, the proceedings of any committee appointed under paragraph (a) of Article 139 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two.

141.	The Directors may make rules regulating the proceedings of such committees, which shall prevail over any rules derived from these Articles pursuant to Article 140 if, and to the extent that, they are not consistent with them.

142.	During the nine years following the Adoption Date, the Board may permit the Specified Shareholder Designees to attend committee meetings as observers in accordance with and subject to the terms and conditions set forth in the Shareholder Agreement. The preceding sentence does not restrict in any way the power of the Board to permit any Specified Shareholder Designee to attend committee meetings as an observer after the ninth anniversary of the Adoption Date.

143.	The Directors may, by power of attorney or otherwise, appoint any person, whether nominated directly or indirectly by the Directors, to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the Board) and subject to such conditions as they think fit. The Directors may revoke or vary any such appointment or delegation and may also authorise the agent to sub-delegate all or any of the powers, authorities and discretions vested in him.

144.	The power to delegate under Article 139 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director. The power to delegate under Article 139 includes the power to delegate, to the Conflicts Committee only, the ability to give authorisation for the purposes of section 175 of the Companies Act in accordance with Article 151.

145.	The Board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

146.	A person ceases to be a Director if:

(a)	he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by law from being a Director;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(d)	by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

(e)	he resigns his office by notice in writing to the Company;

(f)	in the case of a Director who holds any executive office, his appointment as such is terminated or expires and the Board resolves that he should cease to be a Director;

(g)	he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director;

(h)	he is requested in writing or using electronic communications by a majority of the other Directors to resign, subject to the provisions of Article 162(o); or

(i)	he dies.

EXECUTIVE DIRECTORS

147.	Subject to the provisions of the Companies Act, the Directors may appoint one or more of their number to the office of chief executive or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such terms, at such remuneration and on such other conditions as the Directors think fit. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

148.	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of that cessation. A Director appointed to an executive office shall not cease to be a Director merely because his appointment to such executive office terminates.

149.	The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

DIRECTORS’ INTERESTS

150.	For the purposes of these Articles:

(a)	a conflict of interest includes (x) a conflict of interest and duty and (y) a conflict of duties; and

(b)	interest includes both direct and indirect interests.

151.	For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and subject always to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by law any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest and provided that any such authorisation will be effective only if:

(a)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(b)	the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The Board may vary or terminate any such authorisation at any time.

152.	Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any interest of his (unless the circumstances referred to in section 177(5), 177(6), 182(5) or 182(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any existing or proposed transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	shall be entitled to agree to (and his agreement shall be counted for) any proposed decision or written resolution of the Board (or of any committee of the Board) in respect of such existing or proposed transaction or arrangement in which he is interested;

(c)	shall be entitled to vote (and such vote shall be counted), and shall count towards the quorum, at a meeting of the Board (or of a committee of the Board) that he attends and shall be entitled to participate in (and such participation shall be counted for) any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested;

(d)	may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(e)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as shareholder, member, partner or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company.

153.	A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)	the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 151 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)	which he is permitted to hold or enter into by virtue of paragraphs (a), (d) or (e) of Article 152,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act.

154.	Any disclosure required by Article 152 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 or section 182 of the Companies Act.

155.	A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which: (i) he owes a duty of confidentiality to another person; or (ii) Article 156 applies. Without prejudice to the foregoing, no Director shall be under any duty to present to the Company, or facilitate the exploitation by the Company of, any information, property or opportunity of which he is or becomes aware by virtue of his connection with any other person other than as a Director. However, to the extent that his relationship or connection with that other person gives rise to a conflict of interest or possible conflict of interest, this Article 155 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 151. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)	to disclose any such information, property or opportunity to the Board or to any Director or other officer or employees of the Company; and/or

(b)	to use or apply any such information, property or opportunity in performing his duties as a Director.

156.	Without prejudice to Article 155, no Specified Shareholder Designee shall be under any duty to the Company with respect to any information he obtains or has obtained in his capacity as a director or officer or employee of any member of the Specified Shareholder Parent Group or any of their respective Affiliates.

157.	Where the existence of a Director’s relationship with another person or undertaking has been authorised by the Board pursuant to Article 151 and his relationship with that person or undertaking gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)	absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

158.	The provisions of Articles 155, 156 and 157 are without prejudice to any equitable principle or rule of law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required; or

(b)	attending meetings or discussions or receiving documents and information as referred to in Article 157, in circumstances where such attendance or receiving such documents and information would otherwise be required.

159.	For the purposes of Article 152:

(a)	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his; and

(c)	a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a director, officer or employee of any undertaking in which the Company is interested.

PROCEEDINGS OF DIRECTORS

160.	Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit.

161.	A Director may, and the secretary at the request of a Director shall, call a meeting of the Board by giving notice to each Director. A notice of a meeting of the Board shall be deemed to be properly given to a Director if given or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 161 need not be in writing if the Board so determines and any such determination may be retrospective.

162.	The Company shall not (for so long as the Shareholder Agreement requires a specific level of approval in respect of any of the following actions) enter into, effectuate, approve or recommend (or allow any of its Subsidiaries to enter into, effectuate, approve or recommend) any of the following actions without the requisite approval as specified in the Shareholder Agreement:[7]

(a)	any acquisition by the Company or any Subsidiary, in a single transaction or series of related transactions, whether by merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, purchase of stock or assets or other business combination, of assets or securities of any other Person, other than in the ordinary course of business, for consideration greater than $30,000,000;

(b)	any sale, transfer or other disposition by the Company or any Subsidiary, in a single transaction or series of related transactions, whether by merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, sale of stock or assets or other business combination, of any assets or securities of any other Person, outside the ordinary course of business, for consideration greater than $30,000,000;

[7]	Prior to finalising the Articles, the parties will consider whether to delete the full list of actions from the Articles and cross-refer to the Shareholder Agreement.

(c)	any declaration or payment, directly or indirectly, of any cash or other dividend or other distribution in respect of any Common Stock or other equity securities of the Company or any change to the Company’s policy with respect to dividends or other distributions in respect of any Common Stock or other equity securities of the Company;

(d)	any incurrence, assumption, guaranty or other similar assumption by the Company or any Subsidiary of Indebtedness, in a single transaction or series of related transactions, with a principal amount of greater than $40,000,000;

(e)	a Board resolution for, or to propose to the shareholders of the Company, any redemption, purchase, repurchase or other acquisition of any equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company), other than redemptions, purchases, repurchases or other acquisitions of equity securities of the Company pursuant to equity compensation plans or other employee, consultant or director compensation arrangements in the ordinary course approved by the Board or a duly authorised committee thereof;

(f)	any capital project with estimated aggregate capital expenditures in excess of $15,000,000;

(g)	a Board resolution to propose to the shareholders of the Company any amendment of these Articles;

(h)	a Board resolution for, or to propose to the shareholders of the Company, any issuance of equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company) (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions, that would result in the issuance of equity securities of the Company (including any options, warrants, or other securities convertible into, or exercisable or exchangeable for, equity securities of the Company) (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions, representing more than 3% of the Total Voting Power or 3% of the economic interest in the Company following such issuance or any issuance of equity securities of the Company that would require the approval of the shareholders of the Company, including as a result of the exercise of any preemptive rights, (other than equity compensation plans in the ordinary course) in one transaction or a series of related transactions;

(i)	any Change of Control Transaction;

(j)	any merger, consolidation, exchange offer, share exchange, tender offer, reorganization, recapitalization, consolidation or other business combination of, or with respect to, or involving the Company;

(k)	the termination or appointment of any Chief Executive Officer of the Company (other than the reappointment of the Person then serving as the Chief Executive Officer of the Company);

(l)	any filing by the Company or any Subsidiary of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or the filing of an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of the assets of the Company or any Subsidiary;

(m)	a Board resolution for, or to propose to the shareholders of the Company, any adoption or implementation by the Company of any shareholders rights plan;

(n)	any decrease in the size of the Board below ten (10) Directors or any fixing of the authorized size of the Board as an odd number of Directors;

(o)	any requirement that a Specified Shareholder Designee resign as a result of a decrease in the size of the Board pursuant to Article 120, if at the time of such decrease the number of Specified Shareholder Designees that the Specified Shareholders are entitled to designate is less than half of the total number of authorised Directors as so decreased; and

(p)	taking or permitting any action within its powers that may, would or is intended to result in the Company becoming subject to the City Code on Takeovers and Mergers[8].

163.	During such time that any of the provisions of Article 162 are in effect, Article 162 may not be amended, altered or otherwise modified except with both (i) the affirmative approval, in writing or by way of voting at a meeting, of the holders of a majority of the Voting Shares held by the Specified Shareholders and (ii) the affirmative approval, in writing or by way of voting at a meeting, of the holders of a majority of the Voting Shares held by the members other than the Specified Shareholders.

164.	Other than those matters set out in Article 162, questions arising at a meeting shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question.

165.	No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office excluding for this purpose, in relation to any matter or resolution, any Director who determines it would not be consistent with his duties to the Company to vote on the relevant matter or resolution. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting.

166.	Subject to section [ ] of the Shareholder Agreement, the Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, shall preside at all meetings of the Board at which he is present. If there is no Director holding either office, or if neither the chairman nor the deputy chairman is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

167.	All acts done by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting was quorate), be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

168.	A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from each such Directors a document indicating his agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose.

169.	Without prejudice to Article 160, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote

[8]	In the event that, prior to the finalisation of the Articles, any inconsistency is determined to exist between the text of items (a) through (p) and the text of the corresponding items of the Shareholder Agreement, the text of the items in these Articles shall be conformed to the text in the Shareholder Agreement.

and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

170.	Provided that the matter has been authorised pursuant to these Articles and section 175 of the Companies Act, and subject to the terms of such authorisation, a Director may vote (and such vote shall be counted) and shall be counted towards quorum at a meeting of the Board or a committee of the Board that he attends on any resolution concerning a matter in which he has, directly or indirectly, an interest which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company.

171.	The Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision. The Board may suspend or relax to any extent, in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors.

172.	Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

173.	If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

MINUTES

174.	The Directors shall cause minutes to be made in books kept for the purpose:

(c)	of all appointments of officers made by the Directors; and

(d)	of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

175.	Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

SECRETARY

176.	Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

THE SEAL

177.	The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

(a)	share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)	every other instrument to which the seal is affixed shall be signed by two authorised persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised person is any Director or the secretary of the Company.

178.	Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

179.	Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

REGISTERS

180.	Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

181.	Any Director or the secretary or any other person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

DIVIDENDS

182.	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

183.	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Board may:

(a)	pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

184.	Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

185.	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly. In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 185, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

186.	A general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

187.	Any dividend or other money payable in respect of a share may be paid:

(a)	in cash;

(b)	by cheque or warrant made payable to or to the order of the holder or person entitled to payment;

(c)	by direct debit, bank or other funds transfer system to the holder or person entitled to payment or, if practicable, to a person designated by notice to the Company by the holder or person entitled to payment; or

(d)	by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or person entitled to payment.

188.	If two or more persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)	for the purpose of Article 187, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

189.	A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share;

(b)	if two or more persons are the holders of the share, to the registered address of the person who is first named in the register of members;

(c)	if two or more persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of law, as if it were a notice to be sent under Article 212; or

(d)	in any case to such person and to such address as the person entitled to payment may direct by notice to the Company.

190.	Every cheque or warrant shall be made payable to the order of or to the person or persons entitled or to such other person as the person or persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 187.

191.	The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)	in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)	following one such occasion, reasonable enquiries have failed to establish any new address of the holder,

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the person or persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

192.	The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that person (or that person’s transferee) becomes the holder of that share.

193.	No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

194.	Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

CAPITALISATION OF PROFITS

195.	The Board may, subject to the provisions of this Article 195 and Article 196 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

(b)	apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 195, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)	allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)	where shares or debentures become, or would otherwise become, distributable under this Article 195 in fractions, make such provision as the Board thinks fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(e)	authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)	the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members; and

(f)	generally do all acts and things required to give effect to such resolution as aforesaid.

196.

(a)

Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act), or an equivalent scheme for non-employee directors and independent contractors, the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter alia) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 195 above (as if such Article 195 did not make reference to Article 196) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 195 shall apply mutatis mutandis to this Article 196(a) as if Article 195 did not make reference to Article 196.

(b)	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act), or an equivalent scheme for non-employee directors and independent contractors, the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 195 above (as if such Article 195 did not make reference to Article 196) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 195 shall apply mutatis mutandis to this Article 196(b) as if Article 195 did not make reference to Article 196.

CHANGE OF THE COMPANY’S NAME

197.	The Company’s name may be changed by resolution of a majority of the Directors then in office.

RECORD DATES

198.	Notwithstanding any other provision of these Articles, and subject to the Companies Act, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)	fix any date as the record date for any dividend, distribution, allotment or issue;

(b)	for the purpose of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such persons may cast, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting and changes to the register after the time specified by virtue of this Article 198 shall be disregarded in determining the rights of any person to attend or vote at the meeting; and

(c)	for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

ACCOUNTS

199.	No member (as such, other than a Director), other than any member that has a contractual right with respect thereto, shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

200.

Subject to the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the

Company’s debentures, and to every person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a person for whom the Company does not have a current address.

201.	Subject to the Companies Act, the requirements of Article 200 shall be deemed satisfied in relation to any person by sending to the person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

NOTICES AND OTHER COMMUNICATIONS

202.	Any notice to be given to or by any person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

203.	Any notice, document or information may (without prejudice to Articles 211 or 212) be given, sent or supplied by the Company to any member either:

(a)	personally;

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)	subject to Article 205, by sending it in electronic form to a person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(d)	subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (d) are that:

(i)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (notification of availability); and

(iii)	in the case of a notice of meeting, the notification of availability states that it concerns a notice of a company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting; and

(iv)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

204.	The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or persons entitled by transmission and by members or persons entitled by transmission to the Company.

205.	In the case of joint holders of a share:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)	the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

206.	The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

207.	For the avoidance of doubt, the provisions of Articles 202 to 206 are subject to Article 65.

208.	A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

209.	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the person from whom he derives his title, but this Article 209 does not apply to a notice given under section 793 of the Companies Act.

210.	Subject to the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 202 to 206 inclusive if at least 7 clear days before the meeting the posting of notices again becomes practicable.

211.	Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by hand, shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted. Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

(c)	by advertisement, shall be deemed to have been received at noon on the day on which the advertisement appears;

(d)	by electronic means, shall be deemed to have been received by the member on [the day following that on which it was sent or supplied][9]. Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received by the member at that time notwithstanding that the Company becomes aware that the member has

[9]	To be discussed.

failed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member;

(e)	by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have received notification of the fact that the notice, document or information was available on the website in accordance with this Article 211 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member; or

(f)	by means of a Depositary, shall be deemed to have been received 24 hours after the Company, or person acting on the Company’s behalf, gives the notice, document or information to the Depositary.

212.	Any notice, document or information may be given, sent or supplied by the Company to the person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

213.	If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 213, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 213 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

214.	Where a document is required under these Articles to be signed by a member or any other person, if the document is in electronic form, then in order to be validly signed the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other person, in such form as the Directors may approve, or

(b)	be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the use of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Articles 64 and 113(b).

DESTRUCTION OF DOCUMENTS

215.	The Company shall be entitled to destroy:

(a)	any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)	all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)	any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 215 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

216.	It shall be conclusively presumed in favour of the Company that:

(a)	every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 215 was duly and properly made;

(b)	that every instrument of transfer destroyed in accordance with Article 215 was a valid and effective instrument duly and properly registered;

(c)	that every share certificate destroyed in accordance with Article 215 was a valid and effective certificate duly and properly cancelled; and

(d)	that every other document destroyed in accordance with Article 215 was a valid and effective document in accordance with the particulars in the records of the Company,

provided that:

(i)	Article 215 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(ii)	nothing in Article 215 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 215 which would not attach to the Company in the absence of Article 215; and

(iii)	references in Article 215 to the destruction of any document include references to the disposal of it in any manner.

WINDING UP

217.	If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the provisions of the Companies Act:

(a)	divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine,

but no member shall be compelled to accept any assets upon which there is a liability.

218.	The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

INDEMNITY AND INSURANCE

219.	Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to:

(a)	indemnify to any extent any person who is or was a Director, or a director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)	indemnify to any extent any person who is or was a Director or a director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the relevant company’s activities as trustee of an occupational pension scheme; and/or

(c)	purchase and maintain insurance for or for the benefit of any person who is or was:

(i)	a Director, officer or employee of the Company, or any body corporate which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(ii)	a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (c)(i) of this Article 219 are or have been interested,

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

220.	No Director of former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

DISPUTE RESOLUTION

221.	The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

222.	The governing law of these Articles is the law of England and Wales and these Articles shall be interpreted in accordance with English law.

223.	For the purposes of Article 221, Director shall be read so as to include each and any Director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former Director of the Company.

ANNEX D

January 27, 2014

The Board of Directors

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Boulevard

Suite 300

Houston, Texas 77032

Dear Members of the Board:

We understand that Kraton Performance Polymers, Inc., a Delaware corporation (“Kraton”), KPP Shelfco Limited, a private limited company incorporated under English law and wholly-owned subsidiary of Kraton, which, prior to the Effective Time, will re-register as a public limited company under English law (“UK Holdco”), NY MergerCo, LLC, a Delaware limited liability company and wholly owned subsidiary of UK Holdco (“MergerCo” and, together with Kraton and UK Holdco, the “Kraton Parties”), LCY Chemical Corp., a limited company registered under the laws of the Republic of China (“LCY”), and LCY Synthetic Rubber Corp., a limited company organized under the laws of the British Virgin Islands which is 100% owned by LCY (the “LCY Stockholder”), propose to enter into a Combination Agreement (the “Combination Agreement”). Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Combination Agreement.

Representatives of Kraton have advised us that, pursuant to the Combination Agreement, among other things (a) MergerCo will merge with and into Kraton and Kraton will become a wholly owned subsidiary of UK Holdco (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Kraton (“Kraton Common Stock”), other than those shares of Kraton Common Stock held by Kraton (as treasury shares or otherwise) or by any Subsidiaries of Kraton, will be converted into the right to receive one (the “Exchange Ratio”) ordinary share, par value $0.01 per share, of UK Holdco (“UK Holdco Common Stock”); (b) LCY will convey or cause to be conveyed to the Kraton Parties the styrenic block copolymers business engaged in by LCY and certain of its subsidiaries (the “Business”), by conveyance of 100% of the issued and outstanding equity interests in one or more of its subsidiaries, including a subsidiary to which LCY will convey a portion of the Business by way of a spin-off under the Taiwan M&A Act (the “Subject Shares Transaction”), in exchange for the delivery by UK Holdco to LCY of (x) the number of shares of UK Holdco Common Stock that, if issued as of the date of execution of the Combination Agreement, would equal 43% (the “Base Percentage”) of the number of all outstanding shares of Kraton Common Stock on a Fully-Diluted Basis (including the number of UK Holdco Transaction Shares) (the “UK Holdco Transaction Shares”) and (y) an amount of cash in Dollars equal to (i) the product of the Base Percentage and Closing Date New York Net Debt divided by (ii) one minus the Base Percentage (expressed as a decimal) (the “True-Up Amount”); and (c) UK Holdco will issue to LCY such number of additional shares of UK Holdco Common Stock that, immediately following the issuance thereof at the Closing, when added to the number of UK Holdco Transaction Shares, equals (and does not exceed) 50.0% of the number of all then-outstanding shares of UK Holdco Common Stock (including the number of UK Holdco Transaction Shares and the number of UK Holdco Additional Shares) (the “UK Holdco Additional Shares”) in exchange for the payment by LCY to UK Holdco of an amount in cash equal to the product of $31 per share multiplied by the number of UK Holdco Additional Shares, clauses (b) and (c) subject to certain additional cash adjustments (the “LCY Consideration Adjustments”) as more fully described in the Combination Agreement (the steps described in clauses (b) and (c) being the “LCY Transactions”). Immediately after giving effect to the Transactions, the holders of Kraton Common Stock converted in the Merger will hold in the aggregate 50.0% of the number of all then-outstanding shares of UK Holdco Common Stock, and LCY will hold 50.0% of the number of all then-outstanding shares of UK Holdco Common Stock. The terms and conditions of the Transactions are more fully set forth in the Combination Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Kraton Common Stock of the Exchange Ratio provided for in the Transactions (after giving effect to the LCY Transactions).

The Board of Directors

Kraton Performance Polymers, Inc.

January 27, 2014

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the drafts dated January 27, 2014 of the Combination Agreement and the Shareholder Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Kraton and certain historical business and financial information relating to the Business;

(iii)	Reviewed various financial forecasts and other data provided to us by Kraton relating to the business of Kraton and financial forecasts and other data provided to us by Kraton relating to the Business;

(iv)	Held discussions with members of the senior management of Kraton with respect to the businesses and prospects of Kraton and the businesses and prospects of the Business, and with the senior manager of the Business with respect to the business and prospects of the Business, and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the management of Kraton to be realized from the Transactions;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Kraton and the Business, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Kraton and the Business, respectively;

(vii)	Reviewed historical stock prices and trading volumes of Kraton Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transactions on UK Holdco based on the financial forecasts referred to above relating to Kraton and the Business; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Kraton, the Business or UK Holdco or concerning the solvency or fair value of Kraton, the Business or UK Holdco, and we have not been furnished with any such valuation or appraisal. As you know, Kraton did not receive financial forecasts from LCY with respect to the Business. Accordingly, you have directed us to utilize financial forecasts prepared by management of Kraton with respect to the future financial performance of the Business. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Kraton to be realized from the Transactions, we have assumed, with the consent of Kraton, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Kraton and the Business, respectively, and such synergies and other benefits. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Kraton Common Stock or UK Holdco Common Stock may trade at any time subsequent to the announcement of the Transactions. In addition, our opinion does not address the relative merits of the Transactions as compared to any other transaction or business strategy in which Kraton might engage or the merits of the underlying decision by Kraton to engage in the Transactions.

The Board of Directors

Kraton Performance Polymers, Inc.

January 27, 2014

In rendering our opinion, we have assumed, with the consent of Kraton, that the Transactions will be consummated on the terms described in the Combination Agreement and the Shareholder Agreement, without any waiver or modification of any material terms or conditions. Representatives of Kraton have advised us, and we have assumed, that the Combination Agreement and the Shareholder Agreement, when executed, will conform to the drafts reviewed by us in all material respects. We further have assumed, with the consent of Kraton, that the LCY Consideration Adjustments will not be material in any respect to our analyses or opinion. We also have assumed, with the consent of Kraton, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transactions will not have an adverse effect that is material on Kraton, the Business, UK Holdco or the Transactions. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which matters we understand that Kraton obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transactions, including, without limitation, the form or structure of the Transactions or any agreements or arrangements entered into in connection with, or contemplated by, the Transactions. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Kraton in connection with the Transactions and will receive a fee for such services, substantially all of which is contingent upon the closing of the Transactions or receipt by Kraton of a termination fee from LCY. In addition, in the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of Kraton, LCY, UK Holdco and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Kraton, LCY, UK Holdco and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Kraton (in its capacity as such) and our opinion is rendered to the Board of Directors of Kraton in connection with its evaluation of the Transactions. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transactions (after giving effect to the LCY Transactions) is fair, from a financial point of view, to the holders of Kraton Common Stock.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Richard Whitney
Richard Whitney
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

UK Holdco is currently a private limited company incorporated under English law, but will be re-registered as a public limited company prior to the effective time of the redomestication merger.

The following is only a general summary of certain aspects of English law and the UK Holdco articles that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of the UK Holdco articles, a form of which is included as Annex C to this proxy statement/prospectus.

English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company. Sections 205, 206 and Chapter 7 of Part 10 of the U.K. Companies Act 2006 contain provisions protecting directors from liability.

All statutory references in this Item 20 are to the U.K. Companies Act 2006.

Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct). The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.

Section 232(1) makes void any provision that purports to exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.

Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a)	liability insurance within Section 233;

(b)	qualifying third-party indemnity provisions falling within Section 234; and

(c)	qualifying pension scheme indemnity provisions within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Section 661 (relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company’s activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236, copies of such indemnification provisions made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

Under the UK Holdco articles, subject to the provisions of the U.K. Companies Act 2006, UK Holdco may, broadly, (A) indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly against any loss or liability incurred by him or her, whether in connection with negligence, default, breach of duty or breach of trust or otherwise by him or her or otherwise, in relation to UK Holdco or any associated company, or in connection with that company’s activities as the trustee of an occupational pension scheme and (B) purchase and maintain insurance for any person who is or was a director, or a director of an associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to UK Holdco or any associated company.

The section entitled “Comparison of Rights of Stockholders” sets out the position under English law in relation to director and officer liability and indemnification. UK Holdco expects to enter into deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity will require that UK Holdco indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of UK Holdco or another corporation at the request of UK Holdco.

UK Holdco will arrange appropriate insurance cover in respect of legal action against directors of UK Holdco and its consolidated subsidiaries. UK Holdco will also provide protections for its and its consolidated subsidiaries’ directors against personal financial exposure that they may incur in their capacity as such. These protections may include qualifying third party indemnity provisions for the benefit of directors of UK Holdco and other such persons, including, where applicable, in their capacity as directors of the UK Holdco consolidated subsidiaries.

Item 21. Exhibits and Financial Statement Schedules

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 22. Undertakings

(1)	The undersigned registrant hereby undertakes as follows:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

e.	That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of April, 2014.

KRATON PERFORMANCE POLYMERS LIMITED

By:	/S/ KEVIN M. FOGARTY
Kevin M. Fogarty
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

/S/ KEVIN M. FOGARTY Kevin M. Fogarty	Director and Chief Executive Officer
(Principal Executive Officer)

/S/ STEPHEN E. TREMBLAY Stephen E. Tremblay	Director and Chief Financial Officer
(Principal Financial Officer)

/S/ JASON P. CLARK Jason P. Clark	Director and Chief Accounting Officer
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No	Description of Exhibits

2.1*	Combination Agreement, dated as of January 28, 2014, by and among Kraton Performance Polymers, Inc., Kraton Performance Polymers Limited (formerly KPP Shelfco Limited), NY MergerCo, LLC, LCY Chemical Corp. and LCY Synthetic Rubber Corp. (included in Annex A to the proxy statement/prospectus, which is part of this registration statement).

3.1*	Form of Articles of Association of Kraton Performance Polymers Limited following its re-registration as a public limited company under the U.K. Companies Act 2006 (included in Annex C to the proxy statement/prospectus, which is part of this registration statement).

5.1†	Opinion of Baker Botts L.L.P. (U.K.) regarding the legality of the securities being issued.

8.1†	Opinion of Baker Botts L.L.P. (U.S.) regarding certain U.S. federal income tax matters.

10.1	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 to Kraton Performance Polymers, Inc.’s Current Report on Form 8-K filed with the SEC on January 28, 2014).

12.1	Statement of Computation of Ratio or Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Kraton Performance Polymers, Inc.’s Annual Report on Form 10-K filed with the SEC on February 27, 2014).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Auditors.

23.3†	Consent of Baker Botts L.L.P. (U.K.) (to be included in Exhibit 5.1).

23.4†	Consent of Baker Botts L.L.P. (U.S.) (to be included in Exhibit 8.1).

99.1*	Form of Shareholder Agreement (included in Annex B to the proxy statement/prospectus, which is part of this registration statement).

99.2	Form of Proxy Card of Kraton Performance Polymers, Inc.

99.3*	Fairness Opinion of Lazard Frères & Co. LLC. (included in Annex D to the proxy statement/prospectus, which is part of this registration statement).

99.4	Consent of Lazard Frères & Co. LLC.

99.5	Consent of Mr. Bowei Lee.

99.6	Consent of Ms. Angela Lu.

99.7	Consent of Dr. T. Thomas Shih.

*	Filed as an annex to the joint proxy statement/prospectus constituting a part of this registration statement and incorporated by reference herein.
†	To be filed by subsequent amendment.